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INDEX TO FNF'S FINANCIAL STATEMENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Stewart Information Services Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PROPOSED MERGERS—YOUR VOTE IS VERY IMPORTANT

Stewart Information Services Corporation
1980 Post Oak Boulevard, Suite 800
Houston, Texas 77056

August 1, 2018

Dear Stewart Stockholder:

           On March 18, 2018, Stewart Information Services Corporation ("Stewart") entered into a definitive merger agreement (the "merger agreement") with Fidelity National Financial, Inc. ("FNF"), A Holdco Corp. ("Merger Sub I") and S Holdco LLC ("Merger Sub II" and, together with Merger Sub I, the "Merger Subs"). Pursuant to the terms of the merger agreement, Merger Sub I will merge with and into Stewart (the "merger"), with Stewart surviving the merger as a direct wholly-owned subsidiary of FNF. Immediately thereafter, Stewart will merge with and into Merger Sub II (the "second merger" and, together with merger, the "mergers"), with Merger Sub II surviving the second merger as a direct wholly-owned subsidiary of FNF.

           If the mergers are completed, each share of Stewart common stock outstanding immediately prior to the effective time of the merger (other than shares owned by Stewart, its subsidiaries, FNF or the Merger Subs and shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law) will be converted into, at the election of the holder of such share, subject to proration and adjustment (as described below), either (i) $50.00 in cash (the "cash election consideration"), (ii) 1.2850 shares of FNF common stock (the "stock election consideration") or (iii) $25.00 in cash and 0.6425 shares of FNF common stock (the "mixed election consideration"). Holders of Stewart common stock who do not make an election will receive the mixed election consideration. Your right to elect to receive the cash election consideration, the stock election consideration or the mixed election consideration is subject to proration as described in the section entitled "The Mergers—Procedures for Election—Proration Procedures".

           The final amount of merger consideration that you will receive will not be known at the time you vote on the adoption of the merger agreement or make an election because it is dependent on whether or not the combined company is required to divest assets or businesses in order to receive required regulatory approvals, as described in the section entitled "The Merger Agreement—Efforts to Complete the Mergers" beginning on page 122 of the accompanying proxy statement/prospectus. Under the terms of the merger agreement, if the combined company is required to divest assets or businesses with 2017 annual revenues in excess of $75 million in order to receive required regulatory approvals (up to a cap of $225 million of 2017 annual revenues), the merger consideration that you will receive will be adjusted downwards on a sliding scale between such amounts of divestitures up to a maximum reduction of $4.50 in value in the event that businesses or assets with 2017 annual revenues of $225 million are divested, with such adjustment to consist of (i) in the case shares of Stewart common stock with respect to which cash election consideration has been elected, a reduction of the amount of cash paid in respect of each share, (ii) in the case of shares of Stewart common stock with respect to which stock election consideration has been elected, a reduction in the number of shares of FNF common stock paid in respect of each share, and (iii) in the case of shares of Stewart common stock with respect to which mixed election consideration has been elected, a reduction in both the amount of cash and the number of shares of FNF common stock paid in respect of each share, with 50% of the aggregate value of such reduction to consist of a reduction of the cash consideration and 50% of the aggregate value of such reduction to consist of a reduction in the number of shares of FNF common stock. There can be no assurance that divestitures of assets or businesses with 2017 annual revenues in excess of $75 million will not occur, and accordingly there can be no assurance that the holders of Stewart common stock will receive the full amount of the cash election consideration, stock election consideration or mixed election consideration. See the sections entitled "The Merger Agreement—Merger Consideration," "The Mergers—Procedures for Election—Adjustment Procedures" and "The Merger Agreement—Efforts to Complete the Mergers."

           Based on certain representations, covenants and assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the mergers, it is the opinion of Davis Polk & Wardwell LLP that the mergers will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). However, the completion of the mergers is not conditioned on the mergers qualifying for such treatment or upon the receipt of an opinion of counsel to that effect. Please see the discussion in the section entitled "Summary—Material U.S. Federal Income Tax Consequences of the Mergers" beginning on page 17 of the accompanying proxy statement/prospectus.

           We will hold a special meeting of our stockholders in connection with the proposed mergers on September 5, 2018 at 1980 Post Oak Boulevard, First Floor Conference Room 110.16, Houston, Texas 77056 at 8:30 a.m., local time (unless the special meeting is adjourned or postponed). At the special meeting (or any adjournment or postponement thereof), stockholders will be asked to vote on the proposal to approve and adopt the merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of Stewart common stock entitled to vote thereon is required to approve and adopt the merger agreement.

           We cannot complete the mergers unless Stewart stockholders approve and adopt the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided or by telephone (1-800-652-VOTE (8683)) or via the internet (at www.investorvote.com/STC) as promptly as possible so that your shares may be represented and voted at the special meeting (or any adjournment or postponement thereof).

           After careful consideration, the Stewart board of directors (the "Stewart board") has unanimously determined that the mergers and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Stewart stockholders and has unanimously approved the merger agreement. The Stewart board unanimously recommends that the Stewart stockholders vote "FOR" the proposal to approve and adopt the merger agreement.

           In addition, the Securities and Exchange Commission has adopted rules that require us to seek a non-binding, advisory vote with respect to certain compensation that will or may be paid by Stewart to its named executive officers that is based on or otherwise relates to the acquisition. The Stewart board unanimously recommends that Stewart stockholders vote "FOR" the named executive officer acquisition-related compensation advisory proposal described in the accompanying proxy statement/prospectus.

           The obligations of Stewart and FNF to complete the acquisition are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement/prospectus contains detailed information about Stewart, the special meeting, the merger agreement, the mergers and the other transactions contemplated by the merger agreement.

           This proxy statement/prospectus is an important document containing answers to frequently asked questions and a summary description of the mergers and the merger agreement, followed by more detailed information about FNF, Stewart, the mergers, and the other matters to be voted upon by Stewart stockholders as part of the special meeting. We urge you to read this document carefully and in its entirety. In particular, you should consider the matters discussed under "Risk Factors" beginning on page 29.

           Thank you for your consideration of this matter and your continued confidence in Stewart.

Sincerely,

Thomas G. Apel Chairman of the Board of Directors

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGERS, PASSED UPON THE MERITS OF THE MERGER AGREEMENT, THE MERGERS OR THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT OR DETERMINED IF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated August 1, 2018 and, together with the enclosed form of proxy, is first being mailed to Stewart stockholders on or about August 1, 2018.

Stewart Information Services Corporation
1980 Post Oak Boulevard, Suite 800
Houston, Texas 77056

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE & TIME	September 5, 2018 at 8:30 a.m., local time.
PLACE	1980 Post Oak Boulevard First Floor Conference Room 110.16 Houston, Texas 77056
ITEMS OF BUSINESS	Consider and vote on:

•

A proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 18, 2018, by and among Stewart Information Services Corporation ("Stewart"), Fidelity National Financial, Inc. ("FNF"), A Holdco Corp. and S Holdco LLC (the "merger agreement"), a copy of which is included as Annex A to the proxy statement/prospectus of which this notice forms a part, and pursuant to which Stewart will be acquired by FNF (the "mergers");

•

A proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Stewart to its named executive officers that is based on or otherwise relates to the mergers; and

•

A proposal to approve an adjournment of the special meeting of stockholders of Stewart (the "special meeting"), including if necessary to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement, if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement.

RECORD DATE	Stockholders of record at the close of business on July 10, 2018 are entitled to notice of and may vote at the special meeting.

A list of these stockholders will be open for examination by any stockholders for any purpose germane to the special meeting for a period of ten days prior to the special meeting at the executive offices of Stewart.
VOTING BY PROXY
The Stewart board is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting. For information on submitting your proxy over the internet, by telephone or by mailing back the traditional proxy card (no extra postage is needed for the provided envelope if mailed in the United States), please see the attached proxy statement/prospectus and enclosed proxy card. If you later decide to vote in person at the special meeting, information on revoking your proxy prior to the special meeting is also provided.
RECOMMENDATIONS	The Stewart board unanimously recommends that you vote:
• "FOR" the proposal to approve and adopt the merger agreement;

•

"FOR" the proposal to approve, by a non-binding, advisory vote, certain compensation that may be paid or become payable to Stewart's named executive officers that is based on or otherwise relates to the mergers; and

•

"FOR" the proposal to authorize the adjournment of the special meeting by Stewart to permit further solicitation of proxies, if necessary or appropriate, if sufficient votes are not represented at the Stewart special meeting to approve and adopt the merger agreement.

APPRAISAL RIGHTS	Stockholders of Stewart who do not vote in favor of the approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the mergers are completed, but only if they submit a written demand for appraisal to Stewart before the vote is taken on the merger agreement and they comply with all requirements of Section 262 of the Delaware General Corporation Law as in effect on March 18, 2018, the date of the parties' entry into the merger agreement, the text of which section can be found in Annex C to the accompanying proxy statement/prospectus and the requirements of which section are summarized in the accompanying proxy statement/prospectus beginning on page C-1. Stockholders who do not vote in favor of the merger agreement proposal who submit a written demand for such an appraisal prior to the vote on the merger agreement proposal and who comply with the other procedures set forth in Section 262 of the Delaware General Corporation Law will not receive the merger consideration.

        YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS CONTAINED IN THESE MATERIALS, OR BY MAIL BY COMPLETING, DATING, SIGNING AND RETURNING A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

        Your proxy may be revoked at any time before the vote at the special meeting, or any adjournment or postponement thereof, by following the procedures outlined in the accompanying proxy statement/prospectus.

        Please note that we intend to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives). If your shares are held by a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of Stewart common stock as of the record date. All stockholders should also bring photo identification.

        The proxy statement/prospectus of which this notice forms a part provides a detailed description of the merger agreement, the mergers and the other transactions contemplated by the merger agreement. We urge you to read the proxy statement/prospectus, including any documents incorporated by reference, and its annexes carefully and in their entirety. If you have any questions concerning the mergers or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Stewart common stock, please contact Stewart's proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll-Free: (888)750-5834
Banks and Brokers Call Collect: (212) 750-5833

By Order of the Board of Directors of Stewart Information Services Corporation,

Thomas G. Apel Chairman of the Board of Directors

Houston, Texas
August 1, 2018

 ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Stewart from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by visiting FNF's website (www.fnf.com) or Stewart's website (www.stewart.com) or requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Fidelity National Financial, Inc. 601 Riverside Avenue Jacksonville, Florida 32204 (904) 854-8100 Attention: Corporate Secretary	Stewart Information Services Corporation 1980 Post Oak Blvd. Houston, Texas 77056 (713) 625-8100 Attention: Corporate Secretary

        In addition, if you have questions about the mergers or the Stewart special meeting, or if you need to obtain copies of the accompanying proxy statement/prospectus, proxy card or other documents incorporated by reference in the proxy statement/prospectus, you may contact Innisfree, Stewart's proxy solicitor, at the address, telephone number and email listed below. You will not be charged for any of the documents you request.

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll-Free:
(888)750-5834
Banks and Brokers Call Collect:
(212) 750-5833

        If you would like to request any documents, please do so by 11:59 p.m. Eastern time, on August 29, 2018 in order to receive them before the Stewart special meeting.

        For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see "Where You Can Find More Information".

ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (referred to as the "SEC") by FNF, constitutes a prospectus of FNF under the Securities Act of 1933, as amended (referred to as the "Securities Act"), with respect to the shares of FNF Group common stock (referred to as the "FNF common stock") to be issued to Stewart stockholders pursuant to the merger. This proxy statement/prospectus also constitutes a proxy statement for Stewart under Section 14(a) of the Securities Exchange Act of 1934, as amended (referred to as the "Exchange Act"). It also constitutes a notice of meeting with respect to the special meeting of Stewart stockholders.

        FNF has supplied all information contained in this proxy statement/prospectus relating to FNF, and Stewart has supplied all information contained herein or incorporated by reference into this proxy statement/prospectus relating to Stewart. FNF and Stewart have both contributed information relating to the transactions. You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated August 1, 2018, and you should assume that the information contained in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus is only accurate as of the date of such information. Neither the mailing of this proxy statement/prospectus to Stewart stockholders nor the issuance by FNF of shares of FNF common stock pursuant to the merger will create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Stewart has been provided by Stewart and information contained in this proxy statement/prospectus regarding FNF has been provided by FNF.

        Unless otherwise indicated or as the context otherwise requires, all references in this proxy statement/prospectus to:

  •
  "adjournment proposal" refers to the proposal to authorize the adjournment of the Stewart special meeting by Stewart to permit further solicitation of proxies, if necessary or appropriate, if sufficient votes are not represented at the Stewart special meeting to approve the merger agreement proposal;

  •
  "cash electing share" means each share of Stewart common stock with respect to which a cash election has been properly made and not revoked;

  •
  "cash election" means the election by a Stewart stockholder to receive cash as merger consideration in respect of a share of Stewart common stock;

  •
  "cash election consideration" refers to the merger consideration received in respect of a share of Stewart common stock as a result of the holder of such share of Stewart common stock electing to receive merger consideration in cash, subject to pro rata reductions to the extent such election is oversubscribed;

  •
  "closing" refers to the closing of the mergers;

  •
  "combined company" refers collectively to FNF and Stewart, following completion of the mergers;

  •
  "Davis Polk" refers to Davis Polk & Wardwell LLP;

  •
  "DGCL" refers to the General Corporation Law of the State of Delaware;

  •
  "DLLCA" refers to the Limited Liability Company Act of the State of Delaware;

  •
  "effective time" refers to the effective time of the merger;

  •
  "Exchange Act" means the Securities Exchange Act of 1934, as amended;

  •
  "exchange agent" means Continental Stock Transfer & Trust Company;

  •
  "exchange ratio" refers to the quotient (rounded to the nearest four decimal places) obtained by dividing (a) the per share price (as defined below) by (b) the FNF common stock share price, which, if the per share price equals $50.00, the parties agree shall be 1.2850, subject to further adjustment as set forth in the merger agreement;

  •
  "per share price" means an amount in cash, without interest, equal to an amount the greater of (i) (x) $50.00 minus the per share cash reduction amount (as defined below) and (ii) $45.50;

  •
  "per share cash reduction amount" means an amount in cash equal to the lesser of (i) $4.50, multiplied by a fraction (x) the numerator of which is the amount by which the 2017 annual revenues generated by businesses or assets that are required to be divested by the combined company in order to receive required regulatory approvals to complete the mergers exceed $75,000,000 and (y) the denominator of which is $150,000,000 and (ii) $4.50.

  •
  "FNF" refers to Fidelity National Financial, Inc., a Delaware corporation;

  •
  "FNF board" refers to the board of directors of FNF;

  •
  "FNF charter" means the Fifth Amended and Restated Certificate of Incorporation of FNF;

  •
  "FNF common stock" refers to the FNF Group common stock, par value $0.0001 per share;

  •
  "FNF stockholders" refers to holders of FNF common stock;

  •
  "HSR Act" refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

  •
  "merger" refers to the merger through which Merger Sub I merges with and into Stewart, with Stewart surviving the merger as a direct wholly-owned subsidiary of FNF;

  •
  "merger agreement" refers to the Agreement and Plan of Merger, dated as of March 18, 2018, as it may be amended from time to time, by and among FNF, Stewart, Merger Sub I and Merger Sub II;

  •
  "merger agreement proposal" refers to the proposal to approve and adopt the merger agreement;

  •
  "merger consideration" refers to the right of holders of Stewart common stock as of the record date for the Stewart special meeting to receive either the mixed election consideration, the cash election consideration or the stock election consideration, in each case, in accordance with the merger agreement;

  •
  "Merger Sub I" refers to A Holdco Corp., a Delaware corporation and a direct wholly-owned subsidiary of FNF;

  •
  "Merger Sub II" refers to S Holdco LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of FNF;

  •
  "Merger Subs" refers collectively to Merger Sub I and Merger Sub II;

  •
  "mergers" refers collectively to the merger and the second merger;

  •
  "mixed consideration electing share" means each share of Stewart common stock with respect to which a mixed election has been properly made and not revoked;

  •
  "mixed election" means the election by a Stewart stockholder to receive 50% cash and 50% FNF common stock as merger consideration in respect of a share of Stewart common stock;

  •
  "mixed election consideration" refers to the merger consideration received in respect of a share of Stewart common stock as a result of the holder of such share of Stewart common stock electing to receive merger consideration 50% cash and 50% FNF common stock;

  •
  "non-binding compensation advisory proposal" refers to the proposal to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to Stewart's named executive officers that is based on or otherwise relates to the mergers;

  •
  "NYSE" refers to the New York Stock Exchange;

  •
  "parent share price" means an amount equal to the average of the daily volume weighted average prices of a share of FNF common stock for each of the 20 trading days prior to the date of the merger agreement, on the NYSE, as reported by Bloomberg, or $38.91.

  •
  "Required Antitrust Regulatory Filings/Approvals" means the expiration or termination of the waiting period under the HSR Act and the filings, consents, approvals, authorizations, clearances or other actions under any other applicable competition law set forth in the merger agreement;

  •
  "Required Insurance Regulatory Filings/Approvals" means the insurance regulatory filings and approvals set forth in the merger agreement;

  •
  "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002;

  •
  "SEC" refers to the U.S. Securities and Exchange Commission;

  •
  "second merger" refers to the merger through which Stewart merges with and into Merger Sub II, with Merger Sub II surviving the merger as a direct wholly-owned subsidiary of FNF;

  •
  "Securities Act" means the Securities Act of 1933, as amended;

  •
  "Stewart" refers to Stewart Information Services Corporation, a Delaware corporation;

  •
  "Stewart board" refers to the board of directors of Stewart;

  •
  "Stewart common stock" refers to the common stock, par value $1.00 per share, of Stewart;

  •
  "Stewart financial advisor" refers to Citigroup Global Markets Inc., or "Citi";

  •
  "Stewart stockholder approval" refers to the adoption of the merger agreement at the Stewart special meeting by the affirmative vote of the holders of a majority of all outstanding shares of Stewart common stock as of the record date for the Stewart special meeting;

  •
  "Stewart stockholders" refers to the holders of Stewart common stock as of the record date for the Stewart special meeting;

  •
  "Stewart special meeting" refers to the special meeting of Stewart stockholders held in order to receive the Stewart stockholder approval;

  •
  "stock electing share" means each share of Stewart common stock with respect to which a stock election has been properly made and not revoked;

  •
  "stock election" means the election by a Stewart stockholder to receive FNF common stock as merger consideration in respect of a share of Stewart common stock;

  •
  "stock election consideration" refers to the merger consideration received in respect of a share of Stewart common stock as a result of the holder of such share of Stewart common stock electing to receive merger consideration in FNF common stock, subject to pro rata reductions to the extent such election is oversubscribed;

  •
  "subsequent effective time" refers to the effective time of the second merger;

  •
  "transaction" refers to the mergers and the other transactions contemplated by the merger agreement and described in this proxy statement/prospectus;

  •
  "we", "our" and "us" refer to Stewart and FNF, collectively; and

  •
  "Weil" refers to Weil, Gotshal & Manges LLP.

i

ii

QUESTIONS AND ANSWERS

        The following are some questions that you, as a stockholder of Stewart, may have regarding the mergers, the consideration to be received in the transaction and the matters being considered at the Stewart special meeting as well as the answers to those questions. Stewart urges you to carefully read the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the mergers and the other matters being considered at the Stewart special meeting. Additional important information is also contained in the Annexes to and the documents incorporated by reference into this proxy statement/prospectus, as well as the registration statement to which this proxy statement/prospectus relates, including the exhibits to the registration statement.

Q:
Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because FNF, Stewart, Merger Sub I and Merger Sub II have entered into a merger agreement pursuant to which, on the terms and subject to the conditions set forth in the merger agreement, FNF has agreed to acquire Stewart by means of a merger of Merger Sub I with and into Stewart, with Stewart surviving the merger as a wholly owned subsidiary of FNF, and your vote is required in connection with the merger. The merger agreement, which governs the terms of the merger, is attached to this proxy statement/prospectus as Annex A.

  The merger agreement must be adopted by the holders of shares of Stewart common stock in accordance with the DGCL in order for the mergers to be consummated. At the Stewart special meeting, the Stewart stockholders will consider and vote on a proposal to adopt the merger agreement, along with certain other matters described in this proxy statement/prospectus.

  If the mergers are completed, the surviving corporation will become a wholly owned subsidiary of FNF, and Stewart will no longer be a publicly traded company.

Q:
What will I receive in the mergers?

A:
At the effective time, each share of Stewart common stock issued and outstanding immediately prior to the effective time (other than shares owned by Stewart, its subsidiaries, FNF or the Merger Subs and dissenting shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law) will be converted into the right to receive, at your election but subject to the adjustment and proration procedures described in further detail in the sections entitled "The Merger Agreement—Merger Consideration," "The Mergers—Procedures for Election—Adjustment Procedures" and "The Mergers—Procedures for Election—Proration Procedures", either:

          (1)   $50.00 in cash, referred to as the cash election consideration;

          (2)   1.2850 shares of FNF common stock, referred to as the stock election consideration; or

          (3)   $25.00 in cash and 0.6425 shares of FNF common stock, referred to as the mixed election consideration.

  Under the terms of the merger agreement, if the combined company is required to divest assets or businesses with 2017 annual revenues in excess of $75 million in order to receive required regulatory approvals (up to a cap of $225 million of 2017 annual revenues), the merger consideration that you will receive will be adjusted downwards on a sliding scale between such amounts of divestitures up to a maximum reduction of $4.50 in value in the event that businesses or assets with 2017 annual revenues of $225 million are divested, with such adjustment to consist of (i) in the case shares of Stewart common stock with respect to which cash election consideration has been elected, a reduction of the amount of cash paid in respect of each share, (ii) in the case of shares of Stewart common stock with respect to which stock election consideration has been elected, a reduction in the number of shares of FNF common stock paid in respect of each share, and (iii) in the case of shares of Stewart common stock with respect to which mixed election consideration has been elected, a reduction in both the amount of cash and the number of shares of FNF common stock paid in respect of each share, with 50% of the aggregate value of such reduction to consist of a reduction of the cash consideration and 50% of the aggregate value of such reduction to consist of a reduction in the number of shares of FNF common stock.

  There can be no assurance that divestitures of assets or businesses with 2017 annual revenues in excess of $75 million will not occur, and accordingly there can be no assurance that the holders of Stewart common stock will receive the full amount of the cash election consideration, stock election consideration or mixed election consideration.

  You should be aware that your ability to elect to receive cash consideration or stock consideration in exchange for shares of Stewart common stock in the mergers is subject to proration procedures set forth in the merger agreement. These procedures are designed to ensure that the total amount of cash paid, and the total number of shares of FNF common stock issued, in the mergers to the holders of shares of Stewart common stock, in the aggregate, will equal the total amount of cash and number of shares of FNF common stock that would have been paid and issued if all shares of Stewart common stock were converted into the mixed election consideration.

  For more information on the adjustment and proration procedures, see the sections entitled "The Mergers—Procedures for Election—Adjustment Procedures," "The Mergers—Procedures for Election—Proration Procedures," "The Merger Agreement—Merger Consideration" and "The Merger Agreement—Efforts to Complete the Mergers" of this proxy statement/prospectus.

Q:
How will I receive the merger consideration to which I am entitled?

A:
You will receive under separate cover a form of election in a separate mailing no less than 20 business days prior to the anticipated effective date. You should carefully review and follow the instructions accompanying that form of election. You will make your cash election, stock election or mixed election by properly completing, signing and submitting the form of election along with stock certificates (or evidence of shares in book-entry form) representing Stewart common stock to Continental Stock Transfer & Trust Company, the entity expected to serve as exchange agent in connection with the mergers no later than 5:00 p.m. (Eastern Time) on the business day that is two (2) trading days prior to the closing date. Such date will be announced publicly by FNF no less than five business days prior to the anticipated closing. If you should fail to make a cash election, stock election or mixed election, then you will be deemed to have made a mixed election.

  You will be paid the merger consideration as promptly as practicable after the effective time and after receipt by the exchange agent of your stock certificates (or evidence of shares in book-entry form), a duly executed letter of transmittal and any additional documents required by the procedures set forth in the form of election or the letter of transmittal. In lieu of any fractional shares of FNF common stock or warrants to which a Stewart stockholder would otherwise be entitled in connection with the mergers, such stockholder will receive cash. No interest will be paid or accrued on any cash amounts received as merger consideration or in lieu of any fractional shares. See "The Mergers—Exchange of Shares."

  Please do not send your Stewart stock certificates with your proxy card.

  For more details on the election procedures, see "The Mergers—Procedures for Election."

Q:
Can I change my election after the form of election has been submitted?

A:
Yes. You may revoke your election prior to the election deadline by submitting a written notice of revocation to the exchange agent or by submitting new election materials. Revocations must specify the name in which your shares are registered on the stock transfer books of Stewart and such other information as the exchange agent may request. If you wish to submit a new election, you must do so in accordance with the election procedures described in this proxy statement/prospectus and in the form of election that you will receive in a separate mailing. If you instructed a broker, bank, trustee or other nominee to submit an election for your shares, you must follow the directions of your broker, bank, trustee or other nominee for changing those instructions. Whether you revoke your election by submitting a written notice of revocation or by submitting new election materials, the notice of materials must be received by the exchange agent by the election deadline in order for the revocation or new election to be valid. See "The Mergers—Procedures for Election—Election Revocation and Changes."

Q:
May I transfer Stewart shares after I make my election?

A:
Yes, however, for Stewart stockholders who have made elections, any further transfers of their shares made on the stock transfer books of Stewart will be deemed to be a revocation of their election. See "The Mergers—Procedures for Election—Impact of Selling Shares as to which an Election has Already Been Made."

Q:
What if I do not send a form of election or it is not received?

A:
If the exchange agent does not receive a properly completed form of election from you before the election deadline, together with any stock certificates (or evidence of shares in book-entry form) representing the shares you wish to exchange for the merger consideration, properly endorsed for transfer, book-entry transfer shares or a guarantee of delivery and any additional documents required by the procedures set forth in the form of election, then you will have no control over the type of merger consideration you receive. Stewart stockholders not making an election will be deemed to have made a mixed election. See "The Mergers—Procedures for Election—Non-Electing Holders." You bear the risk of delivery and should send any form of election by courier or by hand to the appropriate address shown in the form of election.

  If you do not make a valid election with respect to any shares of Stewart common stock that you own of record, you will receive written instructions from the exchange agent after completion of the proposed transactions on how to exchange your Stewart shares for the merger consideration.

Q:
May I submit a form of election even if I do not vote to adopt the merger agreement and to approve the transactions contemplated by the merger agreement?

A:
Yes. You may submit a form of election even if you vote against the adoption of the merger agreement and approval of the transactions contemplated by the merger agreement or if you abstain from voting.

Q:
When and where will the Stewart special meeting be held?

A:
The Stewart special meeting will be held on September 5, 2018 at 8:30 a.m. local time, at 1980 Post Oak Boulevard, First Floor Conference Room 110.16, Houston, Texas 77056.

Q:
What proposals will be considered at the Stewart special meeting?

A:
At the Stewart special meeting, Stewart stockholders are being asked to consider and vote upon:

•
a proposal to approve and adopt the merger agreement, referred to as the merger agreement proposal;

•
a proposal to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to Stewart's named executive officers that is based on or otherwise relates to the mergers, referred to as the non-binding compensation advisory proposal; and

•
a proposal to authorize the adjournment of the Stewart special meeting by Stewart to permit further solicitation of proxies, if necessary or appropriate, if sufficient votes are not represented at the Stewart special meeting to approve the merger agreement proposal, referred to as the adjournment proposal.

  The approval of the merger agreement proposal is a condition to the completion of the mergers. The approval of the adjournment proposal and the non-binding compensation advisory proposal are not conditions to the completion of the mergers.

Q:
How does the Stewart board recommend that Stewart stockholders vote?

A:
The Stewart board recommends that you vote "FOR" the merger agreement proposal, "FOR" the adjournment proposal if necessary to solicit additional proxies in favor of the approval of the merger agreement proposal and "FOR" the non-binding compensation advisory proposal, see "Where You Can Find More Information." Your vote is important. Adoption of the merger agreement by the Stewart stockholders is a condition to the completion of the mergers and requires the affirmative vote, in person or by proxy, of holders of a majority of the shares of Stewart common stock outstanding and entitled to vote on such proposal. Adoption of the other proposals to be considered at the special meeting requires the affirmative vote of holders of a majority of the votes cast affirmatively or negatively on such proposals.

  For more information regarding how the Stewart board recommends you vote, see "The Mergers—Recommendation of Stewart's Board and Reasons for the Mergers."

Q:
How can I attend the Stewart special meeting?

A:
All Stewart stockholders are invited to attend the Stewart special meeting. You may be asked to present valid photo identification, such as a driver's license or passport, before being admitted to the Stewart special meeting. If you hold your Stewart shares in "street name", you also may be asked to present proof of ownership to be admitted to the Stewart special meeting. A brokerage statement or letter from your broker, bank, trust company or other nominee proving ownership of the shares on the record date are examples of proof of ownership.

Q:
Who is entitled to vote at the Stewart special meeting?

A:
The record date for the Stewart special meeting is July 10, 2018 (the "Stewart record date"). Only stockholders of record at the close of business on that date are entitled to attend and vote at the Stewart special meeting or any adjournment or postponement thereof. The only class of stock that can be voted at the meeting is Stewart common stock. Each outstanding share of Stewart common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, there were 23,744,861 shares of Stewart common stock issued and outstanding, approximately 3.01% of which were held by Stewart's directors and executive officers. We currently expect that Stewart's directors and executive officers will vote their shares in favor of merger agreement proposal and the other proposals to be considered at the Stewart special meeting, although no director or executive officer is obligated to do so.

Q:
How many votes do I have?

A:
Each stockholder is entitled to one vote on each proposal for each share of Stewart common stock owned by such stockholder at the close of business on July 10, 2018.

Q:
What constitutes a quorum at the Stewart special meeting?

A:
The holders of a majority of the outstanding shares of Stewart common stock entitled to vote at the Stewart special meeting, present in person or represented by proxy, will constitute a quorum at the Stewart special meeting. For purposes of determining a quorum, your shares will be included as represented at the meeting even if your proxy indicates that you abstain from voting. If a broker who is a record holder of shares indicates on a form of proxy that the broker does not have discretionary authority to vote those shares, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those shares will not be treated as present for purposes of determining the presence of a quorum.

Q:
What vote is required to approve each proposal?

A:
The merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Stewart common stock entitled to vote on such proposal, voting together as a single class. Each of the adjournment proposal and the non-binding compensation advisory proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on such proposal (assuming a quorum is present).

Q:
How can I vote my shares in person at the Stewart special meeting?

A:
Shares of Stewart common stock held directly in your name as the stockholder of record as of the close of business on the Stewart record date may be voted in person at the Stewart special meeting. If you choose to attend the Stewart special meeting, you will need to bring valid, government-issued photo identification. If you are a beneficial owner of Stewart common stock but not the stockholder of record of such shares, you will also need proof of stock ownership to be admitted to the Stewart special meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Please note that if your shares are held in "street name" by a broker, bank or other nominee and you wish to vote at the Stewart special meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record owner and present it to the inspector of election with your ballot at the Stewart special meeting. To request a legal proxy, please contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the Stewart special meeting.

  Failure to bring the appropriate documentation may delay your entry into or prevent you from attending the Stewart special meeting. The doors to the meeting room will be closed promptly at the start of the meeting, and Stewart stockholders will not be permitted to enter after that time.

  Holders of Stewart common stock should submit their proxy even if they plan to attend the Stewart special meeting. Stewart stockholders can change their vote at the Stewart special meeting.

Q:
How can I vote my shares without attending the Stewart special meeting?

A:
If you are a stockholder of record of Stewart common stock as of the close of business on the Stewart record date, you can vote by proxy via the internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner, you may vote by submitting voting instructions to your bank, brokerage firm or other nominee, or otherwise by following instructions provided by your bank, brokerage firm or other nominee. Telephone and internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your bank, brokerage firm or other nominee.

Q:
What is the difference between a stockholder of record and a "street name" holder?

A:
If your shares of Stewart common stock are registered directly in your name with Stewart's transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in "street name." Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Q:
My shares are held in "street name" by my broker, bank, trust company or other nominee. Will my broker, bank, trust company or other nominee automatically vote my shares for me?

A:
If you hold your shares of Stewart common stock in a stock brokerage account or if your shares are held by a bank, brokerage firm or other nominee (that is, in "street name"), you must provide the record holder of your shares with instructions on how to vote your shares. Banks, brokerage firms or other nominees who hold shares of Stewart common stock on behalf of their customers may not give a proxy to Stewart to vote those shares without specific instructions from their customers. Please follow the voting instructions provided by your bank, brokerage firm or other nominee. Please note that you may not vote shares of Stewart common stock held in street name by returning a proxy card directly to Stewart or by voting in person at the Stewart special meeting unless you provide a "legal proxy," which you must obtain from your bank, brokerage firm or other nominee.

  If you fail to instruct your bank, brokerage firm or other nominee to vote your shares of Stewart common stock, your bank, brokerage firm or other nominee may not vote your shares on the merger agreement proposal, the adjournment proposal or the non-binding compensation advisory proposal. This will have the same effect as a vote against the merger agreement proposal, but it will have no effect on the adjournment proposal or the non-binding compensation advisory proposal, assuming a quorum is present.

Q:
What will happen if I fail to vote or I abstain from voting?

A:
If you are a Stewart stockholder and fail to vote or abstain from voting, it will have the same effect as a vote against the merger agreement proposal, but, assuming a quorum is present, it will have no effect on the adjournment proposal or the non-binding compensation advisory proposal.

Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign, date and return your proxy and do not indicate how you want your shares of Stewart common stock to be voted, then your shares of Stewart common stock will be voted "FOR" the merger agreement proposal, "FOR" the adjournment proposal if necessary to solicit additional proxies in favor of the approval of the merger agreement and "FOR" the non-binding compensation advisory proposal.

Q:
Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:
Yes. If you are a stockholder of record of Stewart common stock as of the close of business on the Stewart record date, whether you vote by telephone, internet or mail, you can change or revoke your proxy before it is voted at the Stewart special meeting by:

•
delivering to the Corporate Secretary of Stewart a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•
signing and delivering a new proxy, relating to the same shares and bearing a later date;

•
submitting another proxy by telephone or on the internet (the latest telephone or internet voting instructions are followed); or

•
attending the Stewart special meeting and voting in person, although attendance at the Stewart special meeting will not, by itself, revoke a proxy.

  If you are a beneficial owner of Stewart common stock as of the close of business on the Stewart record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:
What does it mean if I receive more than one set of proxy materials?

A:
You may receive more than one set of voting materials relating to the Stewart special meeting (i) if you hold shares of Stewart stock in "street name" and also directly in your name as a stockholder of record or otherwise, (ii) if you hold shares of Stewart common stock in more than one brokerage account or (iii) if you hold shares of Stewart stock under the Stewart 401(k) Salary Deferral Plan and additional shares of Stewart stock. If you do receive more than one set of voting materials, you should follow the appropriate procedures in each set of voting materials to ensure that you vote all of your shares.

  Direct holders (stockholders of record)

  For shares of Stewart common stock held directly, please complete, sign, date and return the proxy card (or cast your vote by telephone or internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Stewart common stock are voted.

  Holders of shares in "street name"

  For shares of Stewart common stock held in "street name" through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

  Stewart 401(k) Salary Deferral Plan

  For shares of Stewart common stock held under the Stewart 401(k) Salary Deferral Plan, please complete, sign, date and return the proxy card (or cast your vote by telephone or internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Stewart common stock are voted. Schwab as Trustee is entitled to exercise voting rights attributable to Stewart common stock in accordance with the plan, if the instructions are not promptly received by Schwab or validly given.

Q:
Who is the inspector of election?

A:
Stewart has selected Computershare to act as the inspector of election for the Stewart special meeting.

Q:
Where can I find the voting results of the Stewart special meeting?

A:
The preliminary voting results are expected to be announced at the Stewart special meeting. In addition, within four (4) business days following certification of the final voting results, Stewart intends to file the final voting results of its special meeting with the SEC on Form 8-K.

Q:
Do I need to do anything with my shares of Stewart common stock other than voting for the proposals at the Stewart special meeting?

A:
If the merger agreement proposal is approved, you will have the ability to elect to receive either the mixed election consideration, the stock election consideration or the cash election consideration. If the merger agreement proposal is approved, you will receive instructions following the Stewart special meeting regarding exchanging your shares of Stewart common stock for shares of FNF common stock. You do not need to take any action at this time. Please do not send your Stewart stock certificates with your proxy card.

Q:
Are Stewart stockholders entitled to appraisal rights?

A:
Yes. Stewart stockholders may exercise appraisal rights in connection with the mergers under the DGCL. For more information on appraisal rights, see the section entitled "Summary—Appraisal Rights in Connection with the Mergers".

Q:
What happens if I transfer my shares of Stewart common stock before the Stewart special meeting?

A:
The Stewart record date for Stewart stockholders entitled to vote at the Stewart special meeting is earlier than the date of the Stewart special meeting. If you transfer your shares of Stewart common stock after the Stewart record date but before the Stewart special meeting, you will, unless special arrangements are made, retain your right to vote at the Stewart special meeting but will have transferred the right to receive the merger consideration in connection with the mergers to the person to whom you transferred your shares of Stewart common stock.

Q:
What are the material U.S. federal income tax consequences of the mergers to U.S. holders of Stewart common stock?

A:
Based on certain representations, covenants and assumptions (described in the section entitled "Summary—Material U.S. Federal Income Tax Consequences of the Mergers"), all of which must continue to be true and accurate in all material respects as of the effective time of the mergers, it is the opinion of Davis Polk & Wardwell LLP that the mergers will qualify as a "reorganization" pursuant to section 368(a) of the Code. However, the completion of the mergers is not conditioned on the mergers qualifying for such treatment or upon the receipt of an opinion of counsel to that effect. Assuming the mergers qualify as a reorganization, a U.S. holder of Stewart common stock:

•
will not recognize gain or loss as a result of receiving solely FNF common stock as merger consideration, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of FNF common stock;

•
will recognize gain (but not loss) as a result of receiving part cash and part FNF common stock with respect to the holder's Stewart common stock in an amount equal to the lesser of (i) any gain realized with respect to that stock and (ii) the amount of any cash received with respect to that stock; and

  •
  will recognize gain or loss as a result of receiving solely cash with respect to all the holder's Stewart common stock in an amount equal to the difference between the holder's basis in the Stewart common stock and the total amount of cash received as a result of the mergers.

  Tax matters are very complicated, and the tax consequences of the mergers to a particular stockholder will depend in part on such stockholder's circumstances, on whether such stockholder elects to receive common stock, cash or a mix of common stock and cash, on whether such stockholder's election is effective or must be changed under the proration provisions of the merger agreement, and on many variables which are not within Stewart's and FNF's control. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the mergers to you, including the applicability and effect of federal, state, local and foreign income and other tax consequences. For more information on tax consequences, see the section entitled "Summary—Material U.S. Federal Income Tax Consequences of the Mergers".

Q:
What will happen if all of the proposals to be considered at the Stewart special meeting are not approved?

A:
As a condition to the completion of the mergers, Stewart stockholders must approve the merger agreement proposal. Completion of the mergers is not conditioned or dependent on approval of any of the other proposals to be considered at the Stewart special meeting.

Q:
Will I still be paid dividends prior to the mergers?

A:
Yes. FNF and Stewart will coordinate regarding the declaration and payment of dividends (including the record dates and dividend payment dates) to ensure that no holder of Stewart common stock or FNF common stock will receive two dividends, or fail to receive one dividend, for any calendar quarter.

Q:
When do you expect the mergers to be completed?

A:
FNF and Stewart hope to complete the transaction as soon as reasonably practicable and currently expect the closing of the mergers to occur in the first or second quarter of 2019. However, the mergers are subject to Stewart stockholder approval, regulatory approvals and the satisfaction or waiver of other conditions, as described in the merger agreement, and it is possible that factors outside the control of FNF or Stewart could result in the mergers being completed at an earlier time, a later time or not at all. There can be no assurance as to when or if the mergers will close. For a discussion of the regulatory approvals required in connection with the mergers, see the section entitled "The Mergers—Regulatory Approvals". For a discussion of the conditions to the mergers, see the section entitled "Summary—Conditions to Completion of the Mergers".

Q:
What are the conditions to completion of the mergers?

A:
In addition to the approval of the Stewart stockholders, the completion of the transaction is subject to satisfaction or waiver of a number of closing conditions, including:

•
The merger agreement proposal is approved by the Stewart stockholders;

•
There being no injunction preventing consummation of the mergers (with respect to antitrust laws and insurance laws, solely with respect to the required insurance regulatory filings/approvals);

  •
  The filings under the required antitrust regulatory filings/approvals will have been made and any applicable approvals, consents, authorizations, clearances or waiting periods thereunder will have been received and remain in effect (in the case of approvals, consents, authorizations or clearances) or expired or been terminated (in the case of waiting periods);

  •
  The filings under the required insurance regulatory filings/approvals will have been made and any applicable approvals, consents, authorizations, clearances or waiting periods thereunder will have been received and remain in effect (in the case of approvals, consents, authorizations or clearances) or expired or been terminated (in the case of waiting periods);

  •
  Effectiveness of a registration statement on Form S-4;

  •
  The shares of FNF common stock to be issued in the mergers will have been approved for listing on the NYSE;

  •
  Subject to specified materiality standards, the accuracy of representations and warranties made by each party under the merger agreement;

  •
  Compliance in all material respects with the covenants of both parties; and

  •
  There will have been no occurrence of a material adverse effect regarding either FNF or Stewart.

  •
  For more information on conditions to completion of the mergers, see "Summary—Conditions to Completion of the Mergers."

Q:
What will happen to outstanding Stewart equity awards in the mergers?

A:
Each restricted share or restricted stock unit, and each performance share and performance share unit, outstanding under any Stewart stock plan which is outstanding at the effective time will immediately vest in accordance with the merger agreement, be converted into the right to receive, by virtue of the merger and without any action on the part of the holder thereof, the mixed election consideration, or will be assumed and converted into a restricted stock unit relating to shares of FNF common stock. For more information on outstanding Stewart equity awards, see "The Merger Agreement—Treatment of Stewart Company Equity Awards."

Q:
Are there any risks in the mergers that I should consider?

A:
Yes. You should consider the risk factors set out in the section entitled "Risk Factors."

Q:
What effects will the mergers have on FNF and Stewart?

A:
Upon completion of the mergers, Stewart will be merged with and into Merger Sub II, with Merger Sub II continuing as the surviving corporation and a wholly-owned subsidiary of FNF. As a condition to the completion of the mergers, the shares of FNF common stock to be issued in connection with the mergers will have been approved for listing on the NYSE, subject to official notice of issuance.

Q:
Where can I find more information about the parties to the mergers?

A:
Stewart and FNF each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Stewart and FNF, who file electronically with the SEC. The address of that site is www.sec.gov.

  Investors may also consult FNF's or Stewart's website for more information about FNF or Stewart, respectively. FNF's website is www.fnf.com. Stewart's website is www.stewart.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

  You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or FNF or Stewart will provide you with copies of these documents, without charge, upon written or oral request to:

Fidelity National Financial, Inc. 601 Riverside Avenue Jacksonville, Florida 32204 (904) 854-8100 Attention: Corporate Secretary	Stewart Information Services Corporation 1980 Post Oak Blvd. Houston, Texas 77056 (713) 625-8100 Attention: Corporate Secretary
Q:
Who can help answer my questions?

A:
You may contact Stewart's proxy solicitor, Innisfree, with any questions about the proposals or how to vote or request additional copies of any materials at:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll-Free: (888)750-5834
Banks and Brokers Call Collect: (212) 750-5833

 SUMMARY

        This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all the information that is important to you with respect to the mergers and the other matters being considered at the Stewart special meeting. Stewart and FNF urge you to read the remainder of this proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled "Where You Can Find More Information". We have included page references in this summary to direct you to a more complete description of the topics presented below where appropriate.

The Parties

Stewart Information Services Corporation

        Stewart Information Services Corporation, a Delaware corporation, is a global real estate services company, offering products and services through its direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, Stewart offers the comprehensive service, deep expertise and solutions its customers need for any real estate transaction. Stewart's international division delivers products and services protecting and promoting private land ownership worldwide. Currently, Stewart's primary international operations are in Canada, the United Kingdom, Australia and Central Europe. Stewart currently reports its business in two segments: the title insurance and related services segment and the ancillary services and corporate segment.

        Stewart's common stock is listed on the NYSE under the symbol "STC."

        The principal executive offices of Stewart are located at 1980 Post Oak Blvd. Houston, Texas 77056, and its telephone number is (713) 625-8100.

Fidelity National Financial, Inc.

        Fidelity National Financial, Inc., a Delaware corporation, is a leading provider of (i) title insurance, escrow and other title-related services, including trust activities, trustee sales guarantees and home warranty products and (ii) technology and transaction services to the real estate and mortgage industries. FNF is the nation's largest title insurance company operating through its title insurance underwriters—Fidelity National Title Insurance Company ("FNTIC"), Chicago Title Insurance Company ("Chicago Title"), Commonwealth Land Title Insurance Company ("Commonwealth Title"), Alamo Title Insurance and National Title Insurance of New York Inc. Through FNF's subsidiary, ServiceLink Holdings, LLC ("ServiceLink"), FNF provides mortgage transaction services, including title-related services and facilitation of production and management of mortgage loans.

        FNF's common stock is traded on the NYSE under the symbol "FNF."

        The principal executive offices of FNF are located at 601 Riverside Avenue, Jacksonville, Florida 32204 and its telephone number is (904) 854-8100.

A Holdco Corp.

        A Holdco Corp., a direct wholly-owned subsidiary of FNF, is a Delaware corporation that was formed on March 13, 2018 for the sole purpose of effecting the merger. In the merger, Merger Sub I will be merged with and into Stewart, with Stewart surviving the merger as a direct wholly-owned subsidiary of FNF. Merger Sub I has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

S Holdco LLC

        S Holdco LLC, a direct wholly-owned subsidiary of FNF, is a Delaware limited liability company that was formed on March 13, 2018 for the purpose of effecting the second merger. In the second merger, Stewart will be merged with and into Merger Sub II, with Merger Sub II surviving the second merger as a direct wholly-owned subsidiary of FNF. Merger Sub II has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

The Mergers and the Merger Agreement

        A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. Stewart and FNF encourage you to read the entire merger agreement carefully because it is the principal document governing the mergers. For more information on the merger agreement, see the section entitled "The Merger Agreement".

Structure of the Mergers

        Subject to the terms and conditions of the merger agreement and in accordance with the DGCL and the DLLCA, at the effective time, Merger Sub I, a newly formed subsidiary of FNF, will be merged with and into Stewart, with Stewart surviving the mergers as a subsidiary of FNF, then at the subsequent effective time, Stewart will be merged with and into Merger Sub II, another newly formed subsidiary of FNF, with Merger Sub II surviving the second merger as a subsidiary of FNF.

Merger Consideration

        If the mergers are completed, each share of Stewart common stock issued and outstanding immediately prior to the effective time (other than shares owned by Stewart, its subsidiaries, FNF or the Merger Subs and shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law) will be converted into the right to receive, at the election of the holder of such share, but subject to proration and adjustment (as described below), one of the following:

  •
  $50.00 in cash (the "cash election consideration");

  •
  1.2850 shares of FNF common stock (the "stock election consideration"); or

  •
  $25.00 in cash and 0.6425 shares of FNF common stock (the "mixed election consideration").

        Holders of Stewart common stock (other than shares owned by Stewart, its subsidiaries, FNF or the Merger Subs and shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law) who do not make an election will receive the mixed election consideration.

        The final amount of merger consideration that you will receive will not be known at the time you vote on the adoption of the merger agreement or make an election because it is dependent on whether or not the combined company is required to divest assets or businesses in order to receive required regulatory approvals. See the sections entitled "The Mergers—Procedures for Election—Adjustment Procedures" and "The Mergers—Procedures for Election—Proration Procedures."

        Under the terms of the merger agreement, if the combined company is required to divest assets or businesses with 2017 annual revenues in excess of $75 million in order to receive required regulatory approvals (up to a cap of $225 million of 2017 annual revenues), the per share purchase price will be adjusted downwards on a sliding scale between such amounts of divestitures up to a maximum reduction of $4.50 in value in the event that businesses or assets with 2017 annual revenues of $225 million are divested, with such adjustment to consist of (i) in the case shares of Stewart common stock with respect to which cash election consideration has been elected, a reduction of the amount of cash paid in respect of each share, (ii) in the case shares of Stewart common stock with respect to which stock election consideration has been elected, a reduction in the exchange ratio based on the parent share price, and (iii) in the case of shares of Stewart common stock with respect to which mixed election consideration has been elected, a reduction in both the amount of cash and the exchange ratio to be paid to the holders of such shares, with 50% of the aggregate value of such reduction to consist of a reduction of the cash consideration and 50% of the aggregate value of such reduction to consist of a reduction in the exchange ratio based on the parent share price.

        There can be no assurance that a divestiture or divestitures of businesses and assets in excess of $75 million in 2017 annual revenues will not occur, and accordingly there can be no assurance that holders of Stewart common stock will receive (i) for those who make a cash election, $50.00 per share in cash instead of an amount less than $50.00 per share in cash (but in any case, no less than $45.50 per share in cash), (ii) for those who make a stock election, an amount of FNF common stock equal to 1.2850 shares of FNF common stock per share of Stewart common stock instead of an amount of FNF common stock less than 1.2850 shares of FNF common stock per share of Stewart common stock calculated based on a reduced exchange ratio for the number of shares of FNF common stock per share of Stewart common stock or (iii) for those who make a mixed election, $25.00 per share in cash and an amount of FNF common stock equal to 0.6425 shares of FNF common stock per share of Stewart common stock instead of an amount less than $25.00 per share in cash and an amount of FNF common stock less than 0.6425 shares of FNF common stock per share of Stewart common stock calculated based on a reduced exchange ratio for the number of shares of FNF common stock per share of Stewart common stock, as applicable. See the sections entitled "The Mergers—Regulatory Approvals" and "The Merger Agreement—Efforts to Complete the Mergers."

Treatment of Stewart Company Equity Awards

        Time-Based Restricted Stock Unit Awards.    At the effective time, (i) each outstanding time-based restricted stock unit award (each, a "Stewart RSU"), other than Rollover RSUs (as defined below), will immediately vest and be converted into the right to receive the mixed election consideration (subject to the potential delay of payment with respect to certain Stewart RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended) and (ii) if issued pursuant to a grant approved by the Stewart board after the date of the merger agreement (each such Stewart RSU, a "Rollover RSU"), such Rollover RSU will be assumed and converted into a restricted stock unit relating to shares of FNF common stock entitling the holder to receive on substantially the same terms and conditions (including with respect to vesting) as were applicable under such Rollover RSU immediately prior to the effective time, a number of shares of FNF common stock equal to the product of (i) the total number of shares of Stewart common stock subject to such Rollover RSU immediately prior to the effective time multiplied by (ii) the exchange ratio, with any fractional shares being rounded down to the nearest whole share.

        Performance-Based Restricted Stock Unit Awards.    At the effective time, (i) each outstanding performance-based restricted stock unit award (each, a "Stewart PSU"), other than Rollover PSUs (as defined below), will immediately vest and be converted into the right to receive, with respect to each share of Stewart common stock underlying each Stewart PSU (determined assuming the achievement of target level of performance), the mixed election consideration (subject to the potential delay of payment with respect to certain Stewart PSUs that constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended) and (ii) if issued pursuant to a grant approved by the Stewart board after the date of the merger agreement (each such Stewart PSU, a "Rollover PSU"), such Rollover RSU will be assumed and converted into a restricted stock unit relating to shares of FNF common stock entitling the holder to receive a number of shares of FNF common stock (determined assuming the achievement of target level of performance and subject to continued vesting based on the passage of time through the end of the performance period) equal to the product of (i) the total number of shares of Stewart common stock subject to such Rollover PSU immediately prior to the effective time multiplied by (ii) the exchange ratio, with any fractional shares being rounded down to the nearest whole share.

        Time-Based Restricted Share Awards.    At the effective time, each outstanding time-based restricted share of Stewart common stock will immediately vest and will be converted into the right to receive the mixed election consideration.

        Performance-Based Restricted Share Awards.    At the effective time, each outstanding performance-based restricted share of Stewart common stock will immediately vest and will be converted into the right to receive, with respect to each share of Stewart common stock underlying such Stewart performance-based restricted share (determined assuming the achievement of target level of performance), the mixed election consideration.

Stewart Special Meeting

        The Stewart special meeting will be held at 1980 Post Oak Boulevard, First Floor Conference Room 110.16, Houston, Texas 77056, on September 5, 2018, at 8:30 a.m., local time. At the Stewart special meeting, Stewart stockholders will be asked:

  •
  to consider and vote on the merger agreement proposal;

  •
  to consider and vote on the non-binding compensation advisory proposal; and

  •
  to consider and vote on the adjournment proposal.

        You may vote at the Stewart special meeting if you owned shares of Stewart common stock at the close of business on July 10, 2018, which we refer to as the Stewart record date. As of the close of business on the Stewart record date, there were 23,744,861 shares of Stewart common stock of outstanding and entitled to vote. You may cast one vote for each share of Stewart common stock that you owned as of the close of business on the Stewart record date.

        As of the close of business on the Stewart record date, approximately 3.01% of the outstanding shares of Stewart common stock were held by Stewart's directors and executive officers and their affiliates. We currently expect that Stewart's directors and executive officers will vote their shares of Stewart common stock in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

        Completion of the mergers is conditioned on approval of the merger agreement proposal. Approval of the merger agreement proposal requires the affirmative vote of the holders of a majority of all outstanding shares of the Stewart common stock entitled to vote on the merger agreement proposal. Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of Stewart common stock present at the Stewart special meeting and entitled to vote. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes present at the Stewart special meeting and entitled to vote, regardless of whether a quorum is present.

Recommendation of Stewart's Board of Directors and Reasons for the Mergers

        After careful consideration, on March 16, 2018, the Stewart board unanimously approved the merger agreement and the consummation of the transaction contemplated by the merger agreement, upon the terms and subject to the conditions set forth in the merger agreement. The Stewart board unanimously recommends that Stewart stockholders vote "FOR" the merger agreement proposal, "FOR" the non-binding compensation advisory proposal and "FOR" the adjournment proposal at the Stewart special meeting.

        For a summary of the factors considered by the Stewart board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers, as well as the Stewart board's reasons for, and certain risks related to, the mergers, see "The Mergers—Recommendation of Stewart's Board of Directors and Reasons for the Mergers".

Opinion of Citi

        On March 16, 2018, Citigroup Global Markets Inc., referred to as Citi, financial advisor to Stewart, rendered its oral opinion to the Stewart board, which was confirmed by delivery of a written opinion dated March 18, 2018, to the effect that, as of such date and based on and subject to the factors, assumptions, procedures, limitations and qualifications set forth in the opinion, the merger consideration was fair, from a financial point of view, to Stewart stockholders (other than holders of shares of Stewart common stock owned by Stewart, its subsidiaries, FNF or the Merger Subs and shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law).

        The full text of Citi's opinion, dated March 18, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken by Citi in rendering its opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated into this proxy statement/prospectus by reference in its entirety. We encourage you to read the full text of Citi's opinion carefully and in its entirety. Citi's opinion, the issuance of which was authorized by Citi's fairness opinion committee, was provided to the Stewart board in connection with its evaluation of the mergers and was limited to the fairness, from a financial point of view, as of the date of Citi's opinion, to the Stewart stockholders (other than holders of shares of Stewart common stock owned by Stewart, its subsidiaries, FNF or the Merger Subs and shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law) of the merger consideration to be received by such holders under the merger agreement. Citi's opinion does not address any other aspect or implication of the mergers or the underlying business decision of Stewart to effect the mergers, the relative merits of the mergers as compared to any alternative business strategies that might exist for Stewart or the effect of any other transaction in which Stewart might engage. Citi's opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the mergers, including whether such stockholder should elect to receive the cash election consideration, the stock election consideration and/or the mixed election consideration.

Interests of Certain Stewart Persons in the Mergers

        Stewart stockholders should be aware that aside from their interests as stockholders, Stewart's non-employee directors and executive officers have employment and other compensation arrangements or plans that give them financial interests in the transaction that are different from, or in addition to, Stewart stockholders' interests when they consider the recommendation of the Stewart board that they vote for the merger agreement proposal, the non-binding compensation advisory proposal and the adjournment proposal. Those interests include, for executive officers, among other things, accelerated vesting of equity awards and in the event of a termination of employment in connection with the transaction, prorated payments of annual bonuses and severance benefits.

        The aggregate value of the accelerated vesting of executive officers' equity awards is approximately $13,226,911 and the aggregate value of any potential prorated payments of annual bonuses and severance benefits is approximately $13,735,267.

        The Stewart board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the Stewart stockholders adopt the merger agreement. These interests are described in "Interests of Certain Stewart Persons in the Mergers".

Accounting Treatment of the Mergers

        The mergers will be accounted for using the acquisition method of accounting. FNF will allocate the purchase price to the fair value of Stewart's tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually, or more frequently if circumstances indicate potential impairment.

Material U.S. Federal Income Tax Consequences of the Mergers

        Based on certain representations, covenants and assumptions (described in the section entitled "Summary—Material U.S. Federal Income Tax Consequences of the Mergers"), all of which must continue to be true and accurate in all material respects as of the effective time of the mergers, it is the opinion of Davis Polk & Wardwell LLP, counsel to Stewart ("tax counsel"), that, for U.S. federal income tax purposes, the mergers will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Tax Treatment"). However, the completion of the mergers is not conditioned on the mergers qualifying for such treatment or upon the receipt of an opinion of counsel to that effect. In addition, an opinion of tax counsel neither binds the Internal Revenue Service (the "IRS") nor precludes the IRS or the courts from adopting a contrary position. Neither Stewart nor FNF intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the mergers. Accordingly, even if Stewart and FNF conclude that the mergers qualify for the Tax Treatment, no assurance can be given that the IRS will not challenge that conclusion or that a court would not sustain such a challenge.

        Assuming the mergers qualify for the Tax Treatment, (i) a U.S. Holder (as defined in the section entitled "Summary—Material U.S. Federal Income Tax Consequences of the Mergers") who receives solely shares of FNF common stock in the mergers will not recognize gain or loss for U.S. federal income tax purposes, except with respect to the receipt of cash in lieu of a fractional share of FNF common stock, and (ii) a U.S. Holder who receives a combination of FNF common stock and cash in the mergers will recognize gain but not loss, and such U.S. Holder's taxable gain in that case will not exceed the cash received in the mergers. A U.S. Holder who receives solely cash in the mergers will recognize gain or loss.

        If, at the closing date of the mergers, any requirement for the mergers to qualify for the Tax Treatment is not satisfied, a U.S. Holder would recognize gain or loss in an amount equal to the difference between (i) the sum of the fair market value of the shares of FNF common stock received in the mergers and the amount of any cash received in the mergers and (ii) the U.S. Holder's basis in the shares of FNF common stock surrendered.

        You should read the section entitled "Summary—Material U.S. Federal Income Tax Consequences of the Mergers" for a more complete discussion of the U.S. federal income tax consequences of the mergers. Tax matters can be complicated, and the tax consequences of the mergers to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the mergers to you.

Conditions to Completion of the Mergers

        The obligations of each of Stewart, FNF, Merger Sub I and Merger Sub II to consummate the mergers are subject to the satisfaction of the following conditions:

  •
  the receipt of the Stewart stockholder approval;

  •
  the absence of any injunction or court or other governmental order (with respect to applicable antitrust or insurance laws, solely with respect to the Required Antitrust Regulatory Filings/

    Approvals and the Required Insurance Regulatory Filings/Approvals) enjoining, prohibiting or rendering illegal the consummation of the mergers;

  •
  certain Required Antitrust Regulatory Filings/Approvals having been obtained;

  •
  certain Required Insurance Regulatory Filings/Approvals having been obtained;

  •
  the effectiveness of the registration statement of which this proxy statement/prospectus forms a part and the absence of a stop order or proceedings pending by the SEC for that purpose; and

  •
  the shares of FNF common stock to be issued pursuant to the merger having been approved for listing on the NYSE.

        In addition, the obligations of FNF, Merger Sub I and Merger Sub II to consummate the mergers are subject to the satisfaction, or waiver, to the extent permitted by applicable law, of the following conditions:

  •
  subject to specified materiality standards, the accuracy of the representations and warranties of Stewart in the manner described in the merger agreement;

  •
  Stewart having performed all of its obligations under the merger agreement required to be performed by it at or prior to the closing (or any non-performance having been cured) in all material respects;

  •
  receipt of a certificate signed by a senior executive officer of Stewart confirming the satisfaction of the conditions described in the preceding two bullets; and

  •
  after the date of the merger agreement, there having not occurred and been continuing to occur any event, change, effect, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Stewart.

        In addition, the obligations of Stewart to consummate the mergers are subject to the satisfaction of the following conditions:

  •
  subject to specified materiality standards, the accuracy of the representations and warranties of FNF in the manner described in the merger agreement;

  •
  each of FNF, Merger Sub I and Merger Sub II having performed all of its obligations under the merger agreement required to be performed by it at or prior to the closing (or any non-performance having been cured) in all material respects;

  •
  receipt of a certificate signed by a senior executive officer of FNF confirming the satisfaction of the conditions described in the preceding two bullets; and

  •
  after the date of the merger agreement, there having not occurred and been continuing to occur any event, change, effect, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on FNF.

        For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled "The Merger Agreement—Conditions to Completion of the Mergers."

Regulatory Approvals Required to Complete the Mergers

        Stewart, FNF, Merger Sub I and Merger Sub II have each agreed to use their reasonable best efforts to obtain all regulatory clearances required to complete the transactions contemplated by the merger agreement. These approvals include approvals or non-disapprovals from or notices to state insurance regulators, state financial institution regulators, state real estate regulators and various other federal and state regulatory authorities, as well as insurance authorities in Canada, Mexico and the

United Kingdom. The completion of the mergers is subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the "HSR Act"), with respect to antitrust clearance in the United States, and the Canadian Competition Act, with respect to antitrust clearance in Canada. The notifications required under the HSR Act to the U.S. Federal Trade Commission (referred to as the "FTC") and the Antitrust Division of the U.S. Department of Justice (referred to as the "DOJ"), were filed by each of Stewart and FNF on March 30, 2018 and were re-filed on May 1, 2018. On May 31, 2018, the waiting period was extended by the FTC's issuance of a request for additional information and documentary material, often referred to as a "second request." The effect of the second request was to extend the waiting period imposed by the HSR Act until 30 days after Stewart and FNF have substantially complied with the second request, unless that period is extended voluntarily by the parties or terminated sooner by the FTC. Under a timing agreement between the parties and the FTC, the waiting period has been extended. Stewart and FNF are responding to the second request and are committed to working cooperatively with the FTC staff as it conducts its review of the proposed transaction. Under the HSR Act, the mergers may not be completed until the required waiting period has expired or been terminated. FNF and Stewart each filed their respective pre-merger notification forms, pursuant to section 114(1) of the Canadian Competition Act, together with a joint request for an Advance Ruling Certificate ("ARC"), pursuant to Section 102 of the Canadian Competition Act, with the Canadian Commissioner of Competition on April 11, 2018. Under the Canadian Competition Act and the applicable provisions of the merger agreement, the mergers may not be completed until FNF and Stewart have received an ARC, or the applicable period under the Canadian Competition Act has expired, been terminated or waived and FNF and Stewart have received a letter from the Canadian Commissioner of Competition indicating that the Commissioner does not, at that time, intend to challenge the transaction. On May 11, 2018, the waiting period was extended by the Canadian Commissioner of Competition's issuance of a request for additional information and documentary material, referred to as a supplementary information request ("SIR"), to each of Stewart and FNF. The effect of the SIRs is to extend the waiting period under the Canadian Competition Act until 30 days after both Stewart and FNF have certified compliance with their respective SIRs, unless that period is extended voluntarily by the parties or terminated sooner by the Canadian Commissioner of Competition. FNF certified compliance with its SIR on June 28, 2018. Stewart certified compliance with its SIR on July 19, 2018. Stewart and FNF are committed to working cooperatively with the Canadian Commissioner of Competition and the Canadian Competition Bureau as they continue their review of the proposed mergers. Although neither FNF nor Stewart believes that the mergers will violate the antitrust laws, there can be no assurance that a challenge to the mergers on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. For a more complete discussion of the required regulatory approvals needed to complete the mergers, see the section entitled "The Mergers—Regulatory Approvals."

        If necessary to obtain the requisite regulatory approvals, FNF has agreed, among other things, to propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, disposition or hold separate of businesses, product lines or assets of FNF, Stewart or any of their respective subsidiaries. However, FNF's obligations with respect to such actions will be limited by the sale, divestiture, disposal of, licensing or hold separate of rights to title plants and businesses, product lines or assets of FNF, Stewart and their respective subsidiaries, as required by any governmental authority. In addition, FNF will not be required to sell, divest, dispose of, license or hold separate title plants and rights to title plants, businesses, product lines or assets to the extent the foregoing generated annual revenues in fiscal year 2017 in excess of $225 million in the aggregate, or any of its own brands in full. See the section entitled "The Merger Agreement—Efforts to Complete the Mergers."

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time (notwithstanding any approval of the merger agreement by the Stewart stockholders) by delivery of written notice to the other party under the following circumstances:

  •
  by mutual written consent of FNF and Stewart;

  •
  by either FNF or Stewart:

  •
  if the mergers are not completed by March 18, 2019, subject to up to two extensions of up to three months each upon the election of either Stewart or FNF if, as of such date, all closing conditions (other than the receipt of the Required Antitrust Regulatory Filings/Approvals, the receipt of the Required Insurance Regulatory Filings/Approvals and the absence of any court or other governmental order relating thereto) have been met or are capable of being satisfied as of such time; provided, that this right to terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement results in the failure of the mergers to be consummated by such time;

  •
  if there is in effect any final and nonappealable injunction or order of any court or governmental authority of competent jurisdiction (with respect to antitrust laws or insurance laws, solely with respect to the Required Antitrust Regulatory Filings/Approvals and the Required Insurance Regulatory Filings/Approvals) enjoining, prohibiting or rendering illegal the consummation of the mergers; provided, that this right to terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement results in the existence of such injunction or order; or

  •
  if the Stewart stockholder approval is not obtained at the Stewart special meeting.

  •
  by Stewart:

  •
  if FNF, Merger Sub I or Merger Sub II has breached any representation, warranty, covenant or agreement under the merger agreement such that the conditions to Stewart's obligation to complete the mergers are not satisfied, and such breach or failure to perform is incapable of being satisfied by March 18, 2019, or, if capable of being cured before March 18, 2019, is not cured within thirty business days following Stewart's delivery of written notice to FNF stating Stewart's intention to terminate the merger agreement; provided, that, at the time of delivery of such notice, Stewart is not in breach of its obligations under the merger agreement; or

  •
  if, prior to the Stewart stockholder approval being obtained, Stewart's board of directors authorizes Stewart to enter into, and Stewart enters into, an alternative acquisition agreement in connection with a superior proposal; provided, that concurrently with such termination, Stewart pays to FNF a termination fee of $33 million.

  •
  by FNF:

  •
  if Stewart's board of directors changes its recommendation that Stewart's stockholders adopt and approve the merger agreement;

  •
  if Stewart fails to include in this proxy statement/prospectus the recommendation of the board of directors that Stewart's stockholders approve and adopt the merger agreement;

  •
  if a tender or exchange offer relating to shares of Stewart common stock will have been commenced and the board of directors of Stewart fails to recommend rejection of such tender or exchange offer and reaffirm its board recommendation within ten business days after the commencement thereof;

    •
    if an acquisition proposal is publicly announced and Stewart's board of directors fails to publicly reaffirm its recommendation that Stewart's stockholders approve and adopt the merger agreement within ten business days after the announcement thereof;

    •
    if Stewart willfully breaches certain non-solicitation obligations prohibiting it from soliciting alternative acquisition proposals; or

    •
    if Stewart has breached any representation, warranty, covenant or agreement under the merger agreement such that the conditions of FNF's obligation to complete the mergers are not satisfied, and such breach or failure to perform is incapable of being satisfied by March 18, 2019, or, if capable of being cured before March 18, 2019, is not cured within thirty business days following FNF's delivery of written notice to Stewart stating FNF's intention to terminate the merger agreement; provided, that, at the time of delivery of such notice, FNF is not in breach of its obligations under the merger agreement.

Expenses and Termination Fees Relating to the Mergers

        Generally, all fees and expenses incurred in connection with the negotiation and completion of the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. Upon termination of the merger agreement, under qualifying circumstances, Stewart may be required to pay FNF a termination fee of $33 million or FNF may be required to pay Stewart a reverse termination fee of $50 million. See the section entitled "The Merger Agreement—Expenses and Termination Fees; Liability for Breach" for a more complete discussion of the circumstances under which Stewart or FNF may be required to pay the termination fee or reverse termination fee, respectively.

Comparison of Rights of Holders of FNF Group Common Stock and Stewart Common Stock

        The rights of the holders of FNF's stock will be governed by FNF's Fifth Amended and Restated Certificate of Incorporation, which we refer to as the "FNF charter", and bylaws, which we refer to as the "FNF bylaws", as well as the DGCL. The rights of the Stewart stockholders are governed by Stewart's current articles of incorporation and bylaws, as well as the DGCL. Upon completion of the merger, the rights of the Stewart stockholders will be governed by the FNF charter and the FNF bylaws, as well as the DGCL, and will differ in some respects from their rights under Stewart's articles of incorporation and bylaws. For more information regarding a comparison of such rights, see "Comparison of the Rights of Common Stockholders of FNF and Stewart".

Appraisal Rights in Connection with the Merger

        Under the DGCL, Stewart stockholders have the right to seek appraisal in connection with the merger. Failure to strictly comply with the procedures and requirements of Section 262 of the DGCL may result in termination or waiver of such stockholder's appraisal rights. Due to the complexity of Delaware law relating to appraisal rights, if any Stewart stockholder is considering exercise of his or her appraisal rights, such stockholder is encouraged to seek the advice of his or her own legal counsel. A summary of the procedures and requirements under Delaware law to exercise appraisal rights is included in the section entitled "The Mergers—Appraisal Rights in Connection with the Mergers" and the text of Section 262 of the DGCL is included as Annex C.

Listing, Delisting and Deregistration

        It is a condition to the completion of the mergers that the shares of FNF common stock to be issued to Stewart stockholders pursuant to the merger agreement be approved for listing on the NYSE, subject to official notice of issuance, at the effective time. Upon completion of the merger, shares of Stewart common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

Selected Historical Consolidated Financial Data of FNF

        The information set forth below should be read in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus. Certain reclassifications have been made to the prior year amounts to conform with the 2017 presentation.

        On November 17, 2017 FNF completed its previously announced split-off (the "FNFV Split-Off") of its former wholly-owned subsidiary Cannae Holdings, Inc. ("Cannae"), which consisted of the businesses, assets and liabilities formerly attributed to its FNF Ventures ("FNFV") Group including Ceridian Holding, LLC, American Blue Ribbon Holdings, LLC and T-System Holding LLC. The results of FNFV are presented as discontinued operations in the following tables.

        On September 29, 2017 FNF completed its tax-free distribution to FNF Group shareholders, of all 83.3 million shares of New BKH Corp. ("New BKH") common stock that FNF previously owned (the "BK Distribution"). Immediately following the BK Distribution, New BKH and Black Knight Financial Services, Inc. ("Black Knight") engaged in a series of transactions resulting in the formation of a new publicly-traded holding company, Black Knight, Inc. ("New Black Knight"). The results of Black Knight are presented as discontinued operations in the following tables.

        On June 30, 2014, FNF completed a recapitalization of FNF common stock into two tracking stocks, FNF Group common stock and FNFV Group common stock. Each share of the previously outstanding FNF Class A common stock ("Old FNF common stock") was converted into one share of FNF Group common stock and 0.3333 of a share of FNFV Group common stock.

	Year Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in millions, except share data)
Operating Data:
Revenue	$7,663	$7,257	$6,664	$5,647	$5,950

Expenses:
Personnel costs	2,460	2,275	2,137	1,921	1,881
Agent commissions	2,089	1,998	1,731	1,471	1,789
Other operating expenses	1,781	1,648	1,557	1,367	1,189
Depreciation and amortization	183	160	150	148	68
Provision for title claim losses	238	157	246	228	291
Interest expense	48	64	73	91	68

	6,799	6,302	5,894	5,226	5,286

Earnings before income taxes, equity in earnings (loss) of unconsolidated affiliates, and noncontrolling interest	864	955	770	421	664
Income tax expense	235	347	274	175	238

Earnings before equity in earnings of unconsolidated affiliates	629	608	496	246	426
Equity in earnings of unconsolidated affiliates	10	14	5	3	4

Earnings from continuing operations, net of tax	639	622	501	249	430
Earnings (loss) from discontinued operations, net of tax	155	70	60	270	(19)

Net earnings	794	692	561	519	411
Less: net earnings (loss) attributable to noncontrolling interests	23	42	34	(64)	17

Net earnings attributable to FNF common shareholders	$771	$650	$527	$583	$394

	Year Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in millions, except share data)
Per Share Data:
Basic net earnings per share attributable to Old FNF common shareholders				$0.33	$1.71
Basic net earnings per share attributable to FNF Group common shareholders	$2.44	$2.40	$1.95	0.77
Basic net earnings (loss) per share attributable to FNFV Group common shareholders	$1.68	$(0.06)	$(0.16)	3.04
Weighted average shares outstanding Old FNF, basic basis(1)				138	230
Weighted average shares outstanding FNF Group, basic basis(1)	271	272	277	138
Weighted average shares outstanding FNFV Group, basic basis(1)	65	67	79	46
Diluted net earnings per share attributable to Old FNF common shareholders				$0.32	$1.68
Diluted net earnings per share attributable to FNF Group common shareholders	$2.38	$2.34	$1.89	0.75
Diluted net earnings (loss) per share attributable to FNFV Group common shareholders	$1.63	$(0.06)	$(0.16)	3.01
Weighted average shares outstanding Old FNF, diluted basis(1)				142	235
Weighted average shares outstanding FNF Group, diluted basis(1)	278	280	286	142
Weighted average shares outstanding FNFV Group, diluted basis(1)	67	70	82	47
Dividends declared per share of Old FNF common stock				$0.36	$0.66
Dividends declared per share of FNF Group common stock	$1.02	$0.88	$0.80	$0.37
Balance Sheet Data:
Investments(2)	$3,371	$3,782	$4,015	$3,694	$3,387
Cash and cash equivalents(3)	1,110	1,049	696	604	1,815
Total assets	9,151	14,521	14,043	13,868	10,573
Notes payable	759	987	981	2,086	983
Reserve for title claim losses	1,490	1,487	1,583	1,621	1,636
Redeemable NCI	344	344	344	715	—
Equity	4,467	6,898	6,588	6,073	5,535
Book value per share Old FNF					$22.14
Book value per share FNF Group(4)	$17.53	$22.81	$21.21	$18.87
Book value per share FNFV Group(4)		$15.54	$15.05	$16.31
Other Data:
Orders opened by direct title operations (in 000's)	1,942	2,184	2,092	1,914	2,181
Orders closed by direct title operations (in 000's)	1,428	1,575	1,472	1,319	1,708
Provision for title insurance claim losses as a percent of title insurance premiums(5)	4.9%	3.3%	5.7%	6.2%	7.0%
Title-related revenue(6):
Percentage direct operations	63.8%	63.2%	65.1%	64.8%	59.5%
Percentage agency operations	36.2%	36.8%	34.9%	35.2%	40.5%

(1)
Weighted average shares outstanding as of December 31, 2014 includes 25,920,078 FNF shares that were issued as part of the acquisition of LPS on January 2, 2014 and 91,711,237 FNFV shares that were issued as part of the recapitalization completed on June 30, 2014. Weighted average shares outstanding as of December 31, 2013 includes 19,837,500 shares that were issued as part of an equity offering by FNF on October 31, 2013.

(2)
Investments as of December 31, 2017, 2016, 2015, 2014, and 2013, include securities pledged to secured trust deposits of $367 million, $544 million, $608 million, $499 million, and $261 million, respectively.

(3)
Cash and cash equivalents as of December 31, 2017, 2016, 2015, 2014, and 2013 include cash pledged to secured trust deposits of $475 million, $331 million, $108 million, $136 million, and $339 million, respectively.

(4)
Book value per share is calculated as equity at December 31 of each year presented divided by actual shares outstanding at December 31 of each year presented.

(5)
Includes the effects of the release of $97 million of excess reserves in the quarter ended December 31, 2016.

(6)
Includes title insurance premiums and escrow, title-related and other fees.

Selected Quarterly Financial Data (Unaudited)

        Selected quarterly financial data is as follows:

	Three Months Ended March 31,
	2018	2017
	(Dollars in millions, except per share data)
Revenue	$1,693	$1,643
Earnings from continuing operations before income taxes, equity in earnings of unconsolidated affiliates, and noncontrolling interest	127	128
Net earnings attributable to FNF Group common shareholders	97	71
Net earnings from discontinued operations attributable to FNFV Group common shareholders		1
Basic earnings per share attributable to FNF Group common shareholders	0.36	0.26
Basic earnings (loss) per share attributable to FNFV Group common shareholders		0.02
Diluted earnings per share attributable to FNF Group common shareholders	0.35	0.25
Diluted earnings (loss) per share attributable to FNFV Group common shareholders.		0.01
Dividends paid per share FNF Group common stock	0.30	0.25

Selected Historical Consolidated Financial Data of Stewart

        The following table sets forth the selected historical consolidated financial data of Stewart as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013. The selected historical consolidated financial data for each of the years ended December 31, 2017, 2016 and 2015 and as of December 31, 2017 and 2016 have been derived from Stewart's audited financial statements and related notes included in Stewart's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference in this proxy statement/prospectus. The selected historical consolidated financial data of Stewart for each of the years ended December 31, 2014 and 2013 and as of December 31, 2015, 2014 and 2013 have been derived from Stewart's audited consolidated financial statements and related notes, which have not been incorporated by reference in this proxy statement/prospectus.

        The selected historical consolidated financial data of Stewart as of March 31, 2018 and 2017, and for the three months ended March 31, 2018 and 2017 have been derived from Stewart's unaudited consolidated financial statements and related notes included in Stewart's Quarterly Reports on Form 10-Q for the three months ended March 31, 2018 and 2017, which are incorporated by reference in this proxy statement/prospectus. The unaudited financial data presented have been prepared on a basis consistent with Stewart's audited consolidated financial statements. In the opinion of Stewart management, all adjustments necessary for a fair presentation of this information for the interim periods presented, consisting only of normal recurring accruals, have been made. Stewart's results of operations for such interim periods are not necessarily indicative of results for a full year and actual results could differ.

        The information set forth below is not necessarily indicative of future results and should be read together with the consolidated financial statements and other information contained in Stewart's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Quarterly Report on Form 10-Q for the three months ended March 31, 2018, including the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." See the section entitled "Where You Can Find More Information."

	As of and for three months ended March 31,		As of and for years ended December 31,
(Dollars in millions—except per share amounts)	2018	2017	2017	2016	2015	2014	2013
Statement of Income Data:
Total revenues	437.2	443.0	1,955.7	2,006.6	2,033.9	1,870.8	1,928.0
Pretax income(1)	3.3	5.9	75.1	88.0	9.7	51.8	101.1
Net income (loss) attributable to Stewart	(3.8)	4.1	48.7	55.5	(6.2)	29.8	63.0
Cash (used) provided by operations	(28.9)	(19.2)	108.1	123.0	80.5	64.0	87.2
Basic earnings (loss) attributable to Stewart per Stewart share	(.16)	..17	2.08	1.86	(0.26)	1.31	2.85
Diluted earnings (loss) attributable to Stewart per Stewart share	(.16)	.17	2.06	1.85	(0.26)	1.24	2.60
Cash dividends per Stewart share	.30	.30	1.20	1.20	0.80	0.10	0.10
Balance Sheet Data:
Total assets	1,351.5	1,308.0	1,405.9	1,341.7	1,321.6	1,392.5	1,326.1
Notes payable and convertible senior notes	108.6	100.8	109.3	106.8	102.4	71.2	32.9
Stockholders' equity	656.2	649.1	678.8	648.8	637.1	700.5	663.1

(1)
Pretax income figures are before noncontrolling interests.

Unaudited Equivalent and Comparative Per Share Information of Stewart and FNF

        The following table sets forth (i) selected per share information for FNF common stock on a historical basis for the year ended December 31, 2017 and (ii) selected per share information for Stewart common stock on a historical basis for the year ended December 31, 2017. Except for the historical information of each of FNF and Stewart as of and for the year ended December 31, 2017, the information in the table is unaudited. You should read the data with the historical consolidated financial statements and related notes of FNF and Stewart contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2017, as well as the historical financial statements and related notes of Stewart that are incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information".

As of or for the Year Ended December 31, 2017
FNF—Historical:
Book value per share FNF Group	$17.53
Cash dividends per share FNF Group	$1.02
Diluted earnings per share attributable to FNF stockholders from continuing operations	$2.38
Diluted earnings per share attributable to FNFV Group stockholders from continuing operations	$1.63
Basic earnings per share attributable to FNF stockholders from continuing operations	$2.44
Basic earnings per share attributable to FNFV Group stockholders from continuing operations	$1.68
Weighted average shares outstanding FNF common stock, basic basis	271
Weighted average shares outstanding FNFV Group, basic basis	65
Weighted average shares outstanding FNF common stock, diluted basis(1)	278
Weighted average shares outstanding FNFV Group, diluted basis(1)	67
Stewart—Historical:
Book value per share	$28.62
Cash dividends per share	$1.20
Diluted earnings per share attributable to Stewart stockholders from continuing operations	$2.06
Basic earnings per share attributable to Stewart stockholders from continuing operations	$2.08

Comparative Stock Prices and Dividends

Stock Prices

        FNF common stock is listed on the NYSE under the symbol "FNF." Stewart common stock is listed on the NYSE under the symbol "STC." The following table sets forth, for the periods indicated, dividends declared and the high and low sales prices per share of FNF common stock and of Stewart common stock as reported by the NYSE Composite Transaction Tape. For current price information, FNF and Stewart stockholders are urged to consult publicly available sources.

	FNF Group Common Stock			Stewart Common Stock
Calendar Period	High	Low	Dividends Declared	High	Low	Dividends Declared
2014
Second Quarter	$28.49	$26.92	$0.18	$35.79	$29.91	$
Third Quarter	28.90	26.30	0.18	32.89	29.15
Fourth Quarter	36.96	25.65	0.19	37.87	27.02	0.10 (annual)
2015
First Quarter	38.55	34.19	0.19	41.83	35.12
Second Quarter	39.13	35.60	0.19	41.15	35.57	0.25
Third Quarter	40.25	34.58	0.21	41.74	37.25	0.25
Fourth Quarter	37.03	32.41	0.21	44.01	36.27	0.30
2016
First Quarter	34.44	28.24	0.21	36.99	30.34	0.30
Second Quarter	37.51	30.62	0.21	41.78	33.33	0.30
Third Quarter	38.50	36.06	0.21	48.60	41.06	0.30
Fourth Quarter	37.25	31.64	0.25	48.17	41.62	0.30
2017
First Quarter	39.49	33.49	0.25	46.50	42.09	0.30
Second Quarter	45.18	38.13	0.25	48.03	42.12	0.30
Third Quarter	49.37	44.14	0.25	46.49	34.48	0.30
Fourth Quarter	40.75	33.91	0.27	43.75	36.80	0.30
2018
First Quarter	42.52	36.57	0.30	47.37	38.72	0.30
Second Quarter	40.04	36.32	0.30	44.73	41.27	0.30

        The following table sets forth the high, low and closing prices per share of FNF common stock and of Stewart common stock as reported by the NYSE Composite Transaction Tape, and the price per share of Stewart common stock on an equivalent basis, as determined by reference to the value of the merger consideration to be received in respect of each share of Stewart common stock in the mergers, in each case, on November 3, 2017, the last trading day before the date on which Stewart announced that the Stewart board formed a committee to investigate potential strategic alternatives involving Stewart, on March 16, 2018, the last trading day prior to the public announcement of the mergers, and on July 31, 2018, the latest practicable date before the date of this proxy statement/prospectus.

	FNF Group Common Stock			Stewart Common Stock			Equivalent Price per Share of Stewart Common Stock(1)
	High	Low	Close	High	Low	Close
November 3, 2017	$38.16	$37.67	$37.98	$38.62	$37.79	$38.14	$49.40
March 16, 2018	39.33	38.54	39.22	40.81	40.20	40.72	50.20
July 31, 2018	40.54	39.97	40.50	45.46	44.90	45.44	51.02

(1)
The equivalent per share data for Stewart common stock has been calculated as the sum of $25.00 plus the product of (i) the market price of one share of FNF common stock on each of the specified dates and (ii) the exchange ratio of 0.6425.

        The market value of the FNF common stock to be issued in exchange for shares of Stewart common stock upon the completion of the mergers will not be known at the time of the Stewart special meeting. The above tables show only historical comparisons. Because the market prices of FNF common stock and Stewart common stock will likely fluctuate prior to the mergers, these comparisons may not provide meaningful information to Stewart stockholders in determining whether to adopt the merger agreement. Stewart stockholders are encouraged to obtain current market quotations for FNF common stock and Stewart common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information".

RISK FACTORS

        In evaluating FNF, Stewart, their respective businesses, the combined company and the merger agreement proposal, you should carefully consider the following risk factors, as well as the other information included in or incorporated by reference into this proxy statement/prospectus, before deciding how to vote. Realization of any of the risks described below, any of the events described under "Cautionary Statement Regarding Forward-Looking Statements" or any of the risks or events described in the information incorporated by reference could have a material adverse effect on FNF's, Stewart's or the combined company's respective businesses, financial condition, cash flows and results of operations and could result in a decline in the trading price of their respective shares of common stock. You should consider these risks and the other information in this document and the other documents incorporated by reference into this document. See the section entitled "Where You Can Find More Information".

Risk Factors Relating to the Mergers

The mergers and related transactions are subject to approval by the stockholders of Stewart.

        In order for the mergers to be completed, Stewart stockholders must approve the merger agreement proposal, which requires the affirmative vote of holders of a majority of the outstanding shares of Stewart common stock entitled to vote thereon. There can be no assurance that this approval will be obtained.

FNF's stock price may be negatively impacted by risks and conditions that apply to FNF, which are different from the risks and conditions applicable to Stewart.

        Upon completion of the mergers, Stewart stockholders who elect to receive the stock election consideration or mixed election consideration will become holders of FNF common stock. The businesses and markets of FNF and the other companies it has acquired and may acquire in the future are different from those of Stewart. There is a risk that various factors, conditions and developments that would not affect the price of Stewart common stock could negatively affect the price of FNF common stock.

The mergers are subject to the receipt of consents and clearances from regulatory authorities that may impose conditions that could have an adverse effect on FNF or Stewart or that could delay or, if not obtained, could prevent completion of the mergers.

        The mergers are subject to approvals or non-disapprovals from or notices to state insurance regulators, state financial institution regulators, state real estate regulators and various other federal and state regulatory authorities, as well as insurance authorities in Canada, Mexico and the United Kingdom. Additionally, the mergers are subject to review by the FTC and the Antitrust Division of the DOJ under the HSR Act, and the Canada Competition Bureau under the Canadian Competition Act. Before the mergers may be completed, applicable waiting periods must expire or terminate under antitrust laws and various approvals, consents or clearances may be required to be obtained from regulatory entities. In deciding whether to grant antitrust or other regulatory clearances, the relevant governmental entities will consider the effect of the mergers on competition within their relevant jurisdictions. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of FNF's business following the mergers. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the mergers or imposing additional material costs on or materially limiting the revenues of FNF following the mergers. In addition, neither FNF nor Stewart can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the mergers. If certain insurance regulatory or antitrust regulatory approvals are not received, including those mentioned above, FNF may be required to pay Stewart a reverse termination fee of $50 million. For more information on the regulatory review process, see the section entitled "The Mergers—Regulatory Approvals".

Stewart stockholders may not receive all consideration in the form they elect, and the form of consideration that they receive may have a lower value or less favorable tax consequences than the form of consideration that they elect to receive.

        Stewart stockholders that make either the cash election or the stock election will be subject to proration if holders of Stewart common stock, in the aggregate, elect to receive more or less than the aggregate amount of cash consideration to be paid in the mergers. Accordingly, some of the consideration Stewart stockholders receive in the mergers may differ from the type of consideration they select and such difference may be significant. This may result in, among other things, tax consequences that differ from those that would have resulted if Stewart stockholders had received solely the form of consideration that they elected. The relative proportion of stock and cash that a Stewart stockholder receives may also have a value that is higher or lower than the relative proportion of stock and cash that the Stewart stockholder elected to receive. A discussion of the proration mechanism can be found under the heading "The Mergers—Procedures for Election—Proration Adjustments" and a discussion of the material federal income tax consequences of the mergers can be found under the heading "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers."

FNF and Stewart may have difficulty attracting, motivating and retaining executives and other employees in light of the mergers.

        Uncertainty about the effect of the mergers on FNF and Stewart employees may have an adverse effect on FNF and Stewart and consequently the combined company. This uncertainty may impair FNF's and Stewart's ability to attract, retain and motivate personnel until the mergers are completed. FNF and Stewart are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company's success after the mergers will depend in part upon its ability to retain key management personnel and other key employees of FNF and Stewart. Employee retention may be particularly challenging during the pendency of the mergers, as employees may feel uncertain about their future roles with the combined company. In addition, FNF and Stewart may have to provide additional compensation in order to retain employees. If employees of FNF or Stewart depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of the combined company, the combined company's ability to realize the anticipated benefits of the mergers could be reduced.

FNF and Stewart will incur substantial transaction-related costs in connection with the mergers.

        FNF and Stewart expect to incur a number of non-recurring transaction-related costs associated with completing the mergers, combining the operations of the two companies and achieving desired synergies. These fees and costs will be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred in the integration of the businesses of FNF and Stewart. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction-related costs over time. Thus, any net benefit may not be achieved in the near term, the long term or at all.

The completion of the mergers is not conditioned on the receipt of an opinion of counsel to the effect that the mergers will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of the Code, and neither Stewart nor FNF intends to request a ruling from the IRS regarding the United States federal income tax consequences of the mergers.

        Based on certain representations, covenants and assumptions (described in the section entitled "Summary—Material U.S. Federal Income Tax Consequences of the Mergers"), all of which must continue to be true and accurate in all material respects as of the effective time of the mergers, it is the opinion of Davis Polk & Wardwell LLP that, for U.S. federal income tax purposes, the mergers will qualify for the Tax Treatment. However, the completion of the mergers is not conditioned on the mergers qualifying for such treatment or upon the receipt of an opinion of counsel to that effect. In addition, an opinion of tax counsel neither binds the IRS nor precludes the IRS or the courts from adopting a contrary position. Neither Stewart nor FNF intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the mergers. Accordingly, even if Stewart and FNF conclude that the mergers qualify for the Tax Treatment, no assurance can be given that the IRS will not challenge that conclusion or that a court would not sustain such a challenge.

        You should read the section entitled "Summary—Material U.S. Federal Income Tax Consequences of the Mergers" for a more complete discussion of the U.S. federal income tax consequences of the mergers. Tax matters can be complicated, and the tax consequences of the mergers to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the mergers to you.

Failure to successfully combine the businesses of FNF and Stewart in the expected time frame may adversely affect the future results of the combined company, and, consequently, the value of any FNF common stock that Stewart stockholders receive as part of the merger consideration.

        The success of the proposed mergers will depend, in part, on the ability of FNF to realize the anticipated benefits and synergies from combining the businesses of FNF and Stewart. To realize these anticipated benefits, the businesses must be successfully combined. If the combined company is not able to achieve these objectives, or is not able to achieve these objectives on a timely basis, the anticipated benefits of the transactions may not be realized fully or at all. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the transactions. These integration difficulties could result in declines in the market value of FNF common stock and, consequently, result in declines in the market value of the FNF common stock that Stewart stockholders receive as part of the merger consideration and continue to hold following consummation of the proposed mergers.

The mergers are subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all. Failure to complete the mergers could have material and adverse effects on Stewart and FNF.

        The completion of the mergers is subject to a number of conditions, including the approval of the merger agreement proposal by the Stewart stockholders, which make the completion and timing of the completion of the mergers uncertain. For more information relating to conditions to completion of the mergers, see the section entitled "The Merger Agreement—Conditions to Completion of the Mergers". Also, either Stewart or FNF may terminate the merger agreement if the mergers have not been completed by March 18, 2019 (or the extended end date, if applicable), unless the failure of the mergers to be completed by such date has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

        If the mergers are not completed on a timely basis, or at all, FNF's and Stewart's respective ongoing businesses may be adversely affected and, without realizing any of the benefits of having completed the merger, Stewart and FNF will be subject to a number of risks, including the following:

  •
  Stewart may be required, under certain circumstances, to pay FNF a termination fee of $33 million if the merger agreement is terminated under qualifying circumstances, as described in the merger agreement;

  •
  FNF may be required, if certain antitrust regulatory or regulatory approvals are not received, to pay Stewart a reverse termination fee of $50 million;

  •
  Stewart and FNF will be required to pay certain costs relating to the merger, whether or not the mergers are completed, such as legal, accounting, financial advisor and printing fees;

  •
  under the merger agreement, each of FNF and Stewart is subject to certain restrictions on the conduct of its business prior to completing the mergers which may adversely affect its ability to execute certain of its business strategies;

  •
  time and resources committed by FNF's and Stewart's respective management to matters relating to the mergers could otherwise have been devoted to pursuing other beneficial opportunities;

  •
  the market price of FNF common stock or Stewart common stock could decline below current market prices to the extent that such current market prices reflect a market assumption that the mergers will be completed; and

  •
  if the merger agreement is terminated and the Stewart board seeks another business combination, stockholders of Stewart cannot be certain that Stewart will be able to find a party willing to enter into a business combination or other strategic transaction on terms equivalent to or more attractive than the terms that FNF has agreed to in the merger agreement.

        In addition, if the mergers are not completed, FNF and/or Stewart may experience negative reactions from the financial markets and from their respective customers and employees. FNF and/or Stewart could also be subject to litigation related to any failure to complete the mergers or to enforcement proceedings commenced against FNF or Stewart to perform their respective obligations under the merger agreement. If the mergers are not completed, FNF and Stewart cannot assure their respective stockholders that the risks described above will not materialize and will not adversely affect the business, financial results and stock prices of FNF and/or Stewart.

The merger agreement contains provisions that limit Stewart's ability to pursue alternatives to the mergers, could discourage a potential competing acquirer of Stewart from making a favorable alternative transaction proposal and, in specified circumstances, could require Stewart to pay a termination fee of $33 million to FNF.

        Under the merger agreement, Stewart is restricted from entering into an alternative transaction. Unless and until the merger agreement is terminated, subject to specified exceptions (which are discussed in more detail in "The Merger Agreement—Termination"), Stewart is restricted from soliciting, initiating, knowingly facilitating or knowingly encouraging a competing acquisition proposal with any person. Additionally, under the merger agreement, in the event of a potential change by the Stewart board of its recommendation with respect to the mergers in light of a superior proposal, Stewart must provide FNF with four business days' notice to allow FNF to propose an adjustment to the terms and conditions of the merger agreement. Stewart may terminate the merger agreement and enter into an agreement with respect to a superior proposal only if specified conditions have been satisfied, including compliance with the no solicitation and termination provisions of the merger agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Stewart or FNF from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the mergers, or might result in a potential competing acquirer of Stewart proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances.

        Under the merger agreement, Stewart may be required to pay to FNF a termination fee of $33 million if the merger agreement is terminated under specified circumstances. If such a termination fee is payable, the payment of this fee could have material and adverse consequences to the financial condition and operations of Stewart. For a discussion of the restrictions on Stewart soliciting or entering into an acquisition proposal or alternative transaction and the Stewart board's ability to change its recommendation, see "The Merger Agreement—No Solicitation by Stewart of Acquisition Proposals," and "—Stewart Board Recommendation."

Stewart's executive officers and directors have interests in the mergers that may be different from, or in addition to, the interests of Stewart stockholders generally.

        Executive officers of Stewart negotiated the terms of the merger agreement with their counterparts at FNF, and the Stewart board determined that entering into the merger agreement was in the best interests of Stewart and its stockholders, declared the merger agreement advisable and recommended that Stewart stockholders approve the merger agreement proposal. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that aside from their interests as stockholders, Stewart's executive officers and directors may have employment and other compensation arrangements or plans that give them financial interests in the mergers that may be different from, or in addition to, the interests of Stewart stockholders. For a further description of these interests, including the aggregate cash payments that each director and executive officer is entitled to receive in connection with the completion of the merger, see the section entitled "The Mergers—Interests of Certain Stewart Persons in the Mergers".

The fairness opinion rendered to the Stewart board by its financial advisor, Citi, was based on the financial analyses Citi performed, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to them, as of the date of their opinion. As a result, this opinion does not reflect changes in events or circumstances after the date of this opinion. Stewart has not obtained, and does not expect to obtain, an updated fairness opinion from its financial advisor reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

        The fairness opinion rendered to the Stewart board by Citi was provided in connection with, and at the time of, the Stewart board's evaluation of the mergers. This opinion was based on the financial analyses performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to Citi, as of the date of their opinion, which may have changed, or may change, after the date of the opinion. Stewart has not obtained an updated opinion as of the date of proxy statement/prospectus from their financial advisor. Stewart does not expect to obtain updated opinions prior to completion of the mergers. Changes in the operations and prospects of FNF or Stewart, general market and economic conditions and other factors which may be beyond the control of FNF and Stewart, and on which the fairness opinions were based, may have altered the value of FNF or Stewart or the prices of shares of FNF common stock or shares of Stewart common stock since the dates of such opinion, or may alter such values and prices by the time the mergers are completed. The opinion does not speak as of any date other than the date of such opinion. For a description of the opinion that Stewart received from its financial advisor, see to "The Mergers—Opinion of Citi."

Closing of the merger and/or second merger may trigger change in control provisions in certain agreements to which Stewart is a party.

        Closing of the merger and/or second merger may trigger change in control provisions in certain agreements to which Stewart is a party. If Stewart and FNF are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Stewart and FNF are able to negotiate waivers, the counterparties may require a fee for such waiver or seek to renegotiate the agreements on terms less favorable to Stewart or the combined company.

Stewart is subject to business uncertainties and contractual restrictions while the proposed mergers are pending, which could adversely affect Stewart's business and operations.

        Under the terms of the merger agreement, Stewart is subject to certain restrictions on the conduct of its business prior to completing the proposed mergers, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into contracts or incur capital expenditures to grow its business. Such limitations could negatively affect Stewart's businesses and operations prior to the completion of the proposed mergers. Furthermore, the process of planning to integrate two businesses and organizations for the post-merger period can divert management attention and company resources and could ultimately have an adverse effect on each of FNF and Stewart.

        In connection with the pending mergers, it is possible that some customers, suppliers and other persons with whom Stewart has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Stewart as a result of the proposed mergers, which could negatively affect Stewart's revenues, earnings and cash flows, as well as the market price of shares of its common stock, regardless of whether the mergers are completed.

Because the exchange ratio is fixed and because the market price of FNF common stock and Stewart common stock will fluctuate, Stewart stockholders receiving FNF common stock as part of the merger consideration cannot be sure of the market value of such merger consideration relative to the value of their shares of Stewart common stock that they are exchanging.

        If the mergers are completed, each share of Stewart common stock will be converted into the right to receive either $50.00 in cash, 1.2850 shares of FNF common stock or $25.00 in cash and 0.6425 shares of FNF common stock (subject to the adjustment and proration procedures described in further detail in the sections entitled "The Merger Agreement—Merger Consideration" and "The Mergers—Procedures for Election"). During the pendency of the mergers, the market value of FNF common stock will fluctuate, and decreases in the market value of FNF common stock will negatively affect the value of the merger consideration that Stewart stockholders receive. The market value of Stewart common stock will also fluctuate during the pendency of the mergers, and increases in the market value of Stewart common stock may mean that the merger consideration issued to Stewart common stockholders will be worth less than the market value of the shares of Stewart common stock such stockholders are exchanging. The exchange ratio was fixed at the time the merger agreement was executed, and the value of FNF and Stewart stock may vary significantly from their values on the date of the merger agreement, the date of this proxy statement/prospectus, the date on which Stewart stockholders vote on the merger agreement, the date on which Stewart stockholders make their election and the date on which Stewart stockholders receive the merger consideration. Neither Stewart nor FNF is permitted to terminate the merger agreement solely due to changes in the market price of either party's common stock.

        There will be a time lapse between the date on which Stewart stockholders make an election with respect to the form of merger consideration to be received by them in exchange for their Stewart common stock and the date on which Stewart stockholders actually receive FNF common stock, depending on their election and subject to proration. Fluctuations in the market value of FNF stock during this time period will also affect the value of the merger consideration, once it is actually received.

        If a Stewart stockholder makes a stock election or mixed election and the market value of FNF common stock falls between the time of the election and the time the merger consideration is actually received, the value of the merger consideration received may be less than the value of the merger consideration such stockholder would have received under a cash election. Conversely, if a Stewart stockholder makes a cash election and the market value of FNF common stock rises between the time of the election and the time the merger consideration is actually received, the value of the merger consideration received may be less than the value of the merger consideration such stockholder would have received under a stock or mixed election. Stewart stockholders are urged to obtain current market quotations for FNF common stock when they make their elections.

If the mergers are approved, the date that Stewart stockholders will receive the merger consideration is uncertain and, due to potential divestitures required by regulatory authorities, the per share purchase price may be adjusted downwards.

        If the proposed mergers are approved, the date that Stewart stockholders will receive the merger consideration depends on the completion date of the mergers, which is uncertain. Additionally, under the terms of the merger agreement, if the combined company is required to divest assets or businesses with 2017 annual revenues in excess of $75 million in order to receive required regulatory approvals (up to a cap of $225 million of 2017 annual revenues), the per share purchase price will be adjusted downwards on a sliding scale between such amounts of divestitures up to a maximum reduction of $4.50 in value in the event that businesses or assets with 2017 annual revenues of $225 million are divested.

        There can be no assurance that a divestiture or divestitures of businesses and assets in excess of $75 million in 2017 annual revenues will not occur, and accordingly there can be no assurance that holders of Stewart common stock will receive (i) for those who make a cash election, $50.00 per share in cash instead of an amount less than $50.00 per share in cash (but in any case, no less than $45.50 per share in cash), (ii) for those who make a stock election, an amount of FNF common stock equal to 1.2850 shares of FNF common stock per share of Stewart common stock instead of an amount of FNF common stock less than 1.2850 shares of FNF common stock per share of Stewart common stock calculated based on a reduced exchange ratio for the number of shares of FNF common stock per share of Stewart common stock or (iii) for those who make a mixed election, $25.00 per share in cash and an amount of FNF common stock equal to 0.6425 shares of FNF common stock per share of Stewart common stock instead of an amount less than $25.00 per share in cash and an amount of FNF common stock less than 0.6425 shares of FNF common stock per share of Stewart common stock calculated based on a reduced exchange ratio for the number of shares of FNF common stock per share of Stewart common stock, as applicable. See the sections entitled "The Mergers—Regulatory Approvals" and "The Merger Agreement—Efforts to Complete the Mergers."

Stewart's financial estimates are based on various assumptions that may not prove to be correct.

        The financial estimates set forth in the forecast included under "The Mergers—Stewart Financial Projections" are based on assumptions of, and information available to, Stewart, at the time they were prepared and provided to the Stewart board and the Stewart financial advisor. Stewart does not know whether the assumptions they made will prove correct. Any or all of such estimates may turn out to be wrong. They can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond Stewart's control. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this "Risk Factors" section and the events and/or circumstances described under "Cautionary Statement Regarding Forward-Looking Statements" will be important in determining Stewart's future results. As a result of these contingencies, actual future results may vary materially from Stewart's estimates. In view of these uncertainties, the inclusion of Stewart's financial estimates in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will be achieved. These financial estimates are Stewart's internal financial forecasts and were not prepared with a view toward public disclosure or toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and Stewart undertakes no obligation, other than as required by applicable law, to update its financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. The financial estimates included in this proxy statement/prospectus have been prepared by, and are the responsibility of, Stewart. Moreover, Stewart's independent accountants, KPMG LLP, has not compiled, examined or performed any procedures with respect to Stewart's prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, KPMG LLP assumes no responsibility for, and disclaims any association with, Stewart's prospective financial information. The reports of KPMG LLP incorporated by reference relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this proxy statement/prospectus and should not be read to do so. See "The Mergers—Stewart Financial Projections" for more information.

Risk Factors Relating to FNF

FNF has recorded goodwill as a result of prior acquisitions, and an economic downturn could cause these balances to become impaired, requiring write-downs that would reduce FNF's operating income.

        Goodwill aggregated approximately $2,746 million, or 30.0% of FNF's total assets, as of December 31, 2017. Current accounting rules require that goodwill be assessed for impairment at least annually or whenever changes in circumstances indicate that the carrying amount may not be recoverable from estimated future cash flows. Factors that may be considered a change in circumstance indicating the carrying value of FNF's intangible assets, including goodwill, may not be recoverable include, but are not limited to, significant underperformance relative to historical or projected future operating results, a significant decline in FNF's stock price and market capitalization, and negative industry or economic trends. No goodwill impairment charge was recorded in the years ended December 31, 2017, 2016, or 2015. However, if there is an economic downturn in the future, the carrying amount of FNF's goodwill may no longer be recoverable, and FNF may be required to record an impairment charge, which would have a negative impact on FNF's results of operations and financial condition. FNF will continue to monitor FNF's market capitalization and the impact of the economy to determine if there is an impairment of goodwill in future periods.

FNF's management has articulated a willingness to seek growth through acquisitions, both in FNF's current lines of business as well as in lines of business outside of FNF's traditional areas of focus or geographic areas. This expansion of FNF's business subjects FNF to associated risks, such as risks and uncertainties associated with new companies, the diversion of management's attention and lack of experience in operating unrelated businesses, and may affect FNF's credit and ability to repay its debt.

        FNF's management has stated that FNF may make acquisitions, both in its current lines of business, as well as lines of business that are not directly tied to or synergistic with its core operations. Accordingly, FNF has in the past acquired, and may in the future acquire, businesses in industries or geographic areas with which management is less familiar than FNF is with its core businesses. These activities involve risks that could adversely affect FNF's operating results, due to uncertainties involved with new companies, diversion of management's attention and lack of substantial experience in operating such businesses. There can be no guarantee that FNF will not enter into transactions or make acquisitions that will cause FNF to incur additional debt, increase FNF's exposure to market and other risks and cause FNF's credit or financial strength ratings to decline.

FNF is a holding company and depends on distributions from its subsidiaries for cash.

        FNF is a holding company whose primary assets are the securities of its operating subsidiaries. FNF's ability to pay interest on its outstanding debt and its other obligations and to pay dividends is dependent on the ability of its subsidiaries to pay dividends or make other distributions or payments to FNF. If FNF's operating subsidiaries are not able to pay dividends to FNF, FNF may not be able to meet its obligations or pay dividends on its common stock.

        FNF's title insurance subsidiaries must comply with state laws which require them to maintain minimum amounts of working capital, surplus and reserves, and place restrictions on the amount of dividends that they can distribute to us. Compliance with these laws will limit the amounts FNF's regulated subsidiaries can dividend to FNF. During 2018, FNF's title insurers may pay dividends or make distributions to FNF of approximately $363 million; however, insurance regulators have the authority to prohibit the payment of ordinary dividends or other payments by FNF's title insurers to FNF if they determine that such payment could be adverse to FNF's policyholders.

        The maximum dividend permitted by law is not necessarily indicative of an insurer's actual ability to pay dividends, which may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer's ratings or competitive position, the amount of premiums that can be written and the ability to pay future dividends. Further, depending on business and regulatory conditions, FNF may in the future need to retain cash in FNF's underwriters or even contribute cash to one or more of them in order to maintain their ratings or their statutory capital position. Such a requirement could be the result of investment losses, reserve charges, adverse operating conditions in the current economic environment or changes in interpretation of statutory accounting requirements by regulators.

The loss of key personnel could negatively affect FNF's financial results and impair its operating abilities.

        FNF's success substantially depends on its ability to attract and retain key members of its senior management team and officers. If FNF loses one or more of these key employees, FNF's operating results and in turn the value of its common stock could be materially adversely affected. Although FNF has employment agreements with many of its officers, there can be no assurance that the entire term of the employment agreement will be served or that the employment agreement will be renewed upon expiration.

Failure of FNF's information security systems or processes could result in a loss or disclosure of confidential information, damage to FNF's reputation, monetary losses, additional costs and impairment of FNF's ability to conduct business effectively.

        FNF's operations are highly dependent upon the effective operation of its computer systems. FNF uses its computer systems to receive, process, store and transmit sensitive personal consumer data (such as names and addresses, social security numbers, driver's license numbers, credit cards and bank account information) and important business information of FNF's customers. FNF also electronically manages substantial cash, investment assets and escrow account balances on behalf of itself and its customers, as well as financial information about FNF's businesses generally. The integrity of FNF's computer systems and the protection of the information that resides on such systems are important to FNF's successful operation. If FNF fails to maintain an adequate security infrastructure, adapt to emerging security threats or follow FNF's internal business processes with respect to security, the information or assets FNF holds could be compromised. Further, even if we, or third parties to which FNF outsources certain information technology services, maintain a reasonable, industry-standard information security infrastructure to mitigate these risks, the inherent risk of unauthorized access to information or assets remains. This risk is increased by transmittal of information over the internet and the increased threat and sophistication of cyber criminals. While, to date, FNF believes that it has not experienced a material breach of FNF's computer systems, the occurrence or scope of such events is not always apparent. If additional information regarding an event previously considered immaterial is discovered, or a new event were to occur, it could potentially have a material adverse effect on FNF's operations or financial condition. In addition, some laws and certain of FNF's contracts require notification of various parties, including regulators, consumers or customers, in the event that confidential or personal information has or may have been taken or accessed by unauthorized parties. Such notifications can potentially result, among other things, in adverse publicity, diversion of management and other resources, the attention of regulatory authorities, the imposition of fines, and disruptions in business operations, the effects of which may be material. Any inability to prevent security or privacy breaches, or the perception that such breaches may occur, could inhibit FNF's ability to retain or attract new clients and/or result in financial losses, litigation, increased costs, negative publicity, or other adverse consequences to FNF's business.

        Further, FNF's financial institution clients have obligations to safeguard their information technology systems and the confidentiality of customer information. In certain of FNF's businesses, FNF is bound contractually and/or by regulation to comply with the same requirements. If FNF fails to comply with these regulations and requirements, FNF could be exposed to suits for breach of contract, governmental proceedings or the imposition of fines. In addition, future adoption of more restrictive privacy laws, rules or industry security requirements by federal or state regulatory bodies or by a specific industry in which FNF does business could have an adverse impact on FNF through increased costs or restrictions on business processes.

If economic and credit market conditions deteriorate, it could have a material adverse impact on FNF's investment portfolio.

        FNF's investment portfolio is exposed to economic and financial market risks, including changes in interest rates, credit markets and prices of marketable equity and fixed-income securities. FNF's investment policy is designed to maximize total return through investment income and capital appreciation consistent with moderate risk of principal, while providing adequate liquidity and complying with internal and regulatory guidelines. To achieve this objective, FNF's marketable debt investments are primarily investment grade, liquid, fixed-income securities and money market instruments denominated in U.S. dollars. FNF makes investments in certain equity securities and preferred stock in order to take advantage of perceived value and for strategic purposes. In the past, economic and credit market conditions have adversely affected the ability of some issuers of investment securities to repay their obligations and have affected the values of investment securities. If the carrying value of FNF's investments exceeds the fair value, and the decline in fair value is deemed to be other-than-temporary, FNF will be required to write down the value of FNF's investments, which could have a material negative impact on FNF's results of operations and financial condition.

Failure of FNF's enterprise-wide risk management processes could result in unexpected monetary losses, damage to FNF's reputation, additional costs or impairment of FNF's ability to conduct business effectively.

        As a large insurance entity and a publicly traded company, FNF has always had risk management functions, policies and procedures throughout its operations and management. These functions include but are not limited to departments dedicated to enterprise risk management and information technology risk management, information security, business continuity, lender strategy and development, and vendor risk management. These policies and procedures have evolved over the years as FNF continually reassesses its processes both internally and to comply with changes in the regulatory environment. Due to limitations inherent in any internal process, if FNF's risk management processes prove unsuccessful at identifying and responding to risks, FNF could incur unexpected monetary losses, damage to its reputation, additional costs or impairment of its ability to conduct business effectively.

FNF is the subject of various legal proceedings that could have a material adverse effect on FNF's results of operations.

        FNF is involved from time to time in various legal proceedings, including in some cases class-action lawsuits and regulatory inquiries, investigations or other proceedings. If FNF is unsuccessful in its defense of litigation matters or regulatory proceedings, FNF may be forced to pay damages, fines or penalties and/or change its business practices, any of which could have a material adverse effect on its business and results of operations.

If adverse changes in the levels of real estate activity occur, FNF's revenues may decline.

        Title insurance revenue is closely related to the level of real estate activity which includes sales, mortgage financing and mortgage refinancing. The levels of real estate activity are primarily affected by the average price of real estate sales, the availability of funds to finance purchases and mortgage interest rates.

        FNF has found that residential real estate activity generally decreases in the following situations:

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  when mortgage interest rates are high or increasing;

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  when the mortgage funding supply is limited; and

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  when the United States economy is weak, including high unemployment levels.

        Declines in the level of real estate activity or the average price of real estate sales are likely to adversely affect FNF's title insurance revenues. The Mortgage Bankers Association's ("MBA") Mortgage Finance Forecast as of April 24, 2018 estimates an approximately $1.6 trillion mortgage origination market for 2018, which would be a decrease of 5.9% from 2017. The MBA forecasts that the 5.9% decrease will result from a decrease in refinance activity, offset by a slight increase in forecast purchase transactions. FNF's revenues in future periods will continue to be subject to these and other factors which are beyond its control and, as a result, are likely to fluctuate.

If financial institutions at which FNF holds escrow funds fail, it could have a material adverse impact on FNF.

        FNF holds customers' assets in escrow at various financial institutions, pending completion of real estate transactions. These assets are maintained in segregated bank accounts and have not been included in the accompanying Consolidated Balance Sheets.

        FNF has a contingent liability relating to proper disposition of these balances for its customers, which amounted to $15.4 billion at December 31, 2017. Failure of one or more of these financial institutions may lead FNF to become liable for the funds owed to third parties and there is no guarantee that FNF would recover the funds deposited, whether through Federal Deposit Insurance Corporation coverage or otherwise.

If FNF experiences changes in the rate or severity of title insurance claims, it may be necessary for FNF to record additional charges to its claim loss reserve. This may result in lower net earnings and the potential for earnings volatility.

        By their nature, claims are often complex, vary greatly in dollar amounts and are affected by economic and market conditions and the legal environment existing at the time of settlement of the claims. Estimating future title loss payments is difficult because of the complex nature of title claims, the long periods of time over which claims are paid, significantly varying dollar amounts of individual claims and other factors. From time to time, FNF experiences large losses or an overall worsening of its loss payment experience in regard to the frequency or severity of claims that require it to record additional charges to its claims loss reserve. There are currently pending several large claims which FNF believes can be defended successfully without material loss payments. However, if unanticipated material payments are required to settle these claims, it could result in or contribute to additional charges to FNF's claim loss reserves. These loss events are unpredictable and adversely affect FNF's earnings.

        At each quarter end, FNF's recorded reserve for claim losses is initially the result of taking the prior recorded reserve for claim losses, adding the current provision to that balance and subtracting actual paid claims from that balance, resulting in an amount that management then compares to FNF's actuary's central estimate provided in the actuarial calculation. Due to the uncertainty and judgment used by both management and its actuary, its ultimate liability may be greater or less than its current reserves and/or its actuary's calculation. If the recorded amount is within a reasonable range of the actuary's central estimate, but not at the central estimate, management assesses other factors in order to determine FNF's best estimate. These factors, which are both qualitative and quantitative, can change from period to period and include items such as current trends in the real estate industry (which management can assess, but for which there is a time lag in the development of the data used by FNF's actuary), any adjustments from the actuarial estimates needed for the effects of unusually large or small claims, improvements in FNF's claims management processes, and other cost saving measures. Depending upon FNF's assessment of these factors, FNF may or may not adjust the recorded reserve. If the recorded amount is not within a reasonable range of the actuary's central estimate, FNF would record a charge or credit and reassess the provision rate on a go forward basis.

FNF's subsidiaries must comply with extensive regulations. These regulations may increase FNF's costs or impede or impose burdensome conditions on actions that FNF might seek to take to increase the revenues of those subsidiaries.

        FNF's insurance businesses are subject to extensive regulation by state insurance authorities in each state in which they operate. These agencies have broad administrative and supervisory power relating to the following, among other matters:

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  licensing requirements;

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  trade and marketing practices;

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  accounting and financing practices;

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  disclosure requirements on key terms of mortgage loans;

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  capital and surplus requirements;

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  the amount of dividends and other payments made by insurance subsidiaries;

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  investment practices;

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  rate schedules;

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  deposits of securities for the benefit of policyholders;

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  establishing reserves; and

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  regulation of reinsurance.

        Most states also regulate insurance holding companies like FNF with respect to acquisitions, changes of control and the terms of transactions with FNF's affiliates. State regulations may impede or impose burdensome conditions on FNF's ability to increase or maintain rate levels or on other actions that FNF may want to take to enhance its operating results. In addition, FNF may incur significant costs in the course of complying with regulatory requirements. Further, various state legislatures have in the past considered offering a public alternative to the title industry in their states, as a means to increase state government revenues. If one or more such takeovers were to occur they could adversely affect FNF's business. FNF cannot be assured that future legislative or regulatory changes will not adversely affect its business operations.

        FNF's ServiceLink subsidiary provides mortgage transaction services including title-related services and facilitation of production and management of mortgage loans. Certain of these businesses are subject to federal and state regulatory oversight. For example, ServiceLink's LoanCare business services and subservices mortgage loans secured primarily by residential real estate throughout the United States. LoanCare is subject to extensive federal, state and local regulatory oversight, including federal and state regulatory examinations, information gathering requests, inquiries, and investigations by governmental and regulatory agencies, including the CFPB. In connection with formal and informal inquiries by those agencies, LoanCare receives numerous requests, subpoenas, and orders for documents, testimony and information in connection with various aspects of its or its clients' regulated activities. The ongoing implementation of the Dodd Frank Act, including the implementation of the originations and servicing rules by the CFPB, could increase FNF's regulatory compliance burden and associated costs and place restrictions on FNF's ability to operate the LoanCare business.

        LoanCare is also required to maintain a variety of licenses, both federal and state. License requirements are in a frequent state of renewal and reexamination as regulations change or are reinterpreted. In addition, federal and state statutes establish specific guidelines and procedures that debt collectors must follow when collecting consumer accounts. LoanCare's failure to comply with any of these laws, should the states take an opposing interpretation, could have an adverse effect on LoanCare in the event and to the extent that they apply to some or all of its servicing activities.

State regulation of the rates FNF charges for title insurance could adversely affect FNF's results of operations.

        FNF's title insurance subsidiaries are subject to extensive rate regulation by the applicable state agencies in the jurisdictions in which they operate. Title insurance rates are regulated differently in various states, with some states requiring the subsidiaries to file and receive approval of rates before such rates become effective and some states promulgating the rates that can be charged. In general, premium rates are determined on the basis of historical data for claim frequency and severity as well as related production costs and other expenses. In all states in which FNF's title subsidiaries operate, FNF's rates must not be excessive, inadequate or unfairly discriminatory. Premium rates are likely to prove insufficient when ultimate claims and expenses exceed historically projected levels. Premium rate inadequacy may not become evident quickly and may take time to correct, and could adversely affect FNF's business operating results and financial conditions.

Regulatory investigations of the insurance industry may lead to fines, settlements, new regulation or legal uncertainty, which could negatively affect FNF's results of operations.

        From time to time FNF receives inquiries and requests for information from state insurance departments, attorneys general and other regulatory agencies about various matters relating to FNF's business. Sometimes these take the form of civil investigative demands or subpoenas. FNF cooperates with all such inquiries and FNF has responded to or is currently responding to inquiries from multiple governmental agencies. Also, regulators and courts have been dealing with issues arising from foreclosures and related processes and documentation. Various governmental entities are studying the title insurance product, market, pricing, and business practices, and potential regulatory and legislative changes, which may materially affect FNF's business and operations. From time to time, FNF may be assessed fines for violations of regulations or other matters or may enter into settlements with such authorities which may require FNF to pay fines or claims or take other actions.

Because FNF is dependent upon California and Texas for approximately 14.5% and 14.2% and of FNF's title insurance premiums, respectively, FNF's business may be adversely affected by regulatory conditions in California and/or Texas.

        California and Texas are the two largest sources of revenue for FNF's title segment and, in 2017, California-based premiums accounted for 29.5% of premiums earned by FNF's direct operations and 0.7% of FNF's agency premium revenues. Texas-based premiums accounted for 18.2% of premiums earned by FNF's direct operations and 10.3% of FNF's agency premium revenues. In the aggregate, California and Texas accounted for approximately 14.5% and 14.2%, respectively, of FNF's total title insurance premiums for 2017. A significant part of FNF's revenues and profitability are therefore subject to FNF's operations in California and Texas and to the prevailing regulatory conditions in these states. Adverse regulatory developments in California and Texas, which could include reductions in the maximum rates permitted to be charged, inadequate rate increases or more fundamental changes in the design or implementation of the California and Texas title insurance regulatory framework, could have a material adverse effect on FNF's results of operations and financial condition.

If the rating agencies downgrade FNF's insurance companies, FNF's results of operations and competitive position in the title insurance industry may suffer.

        Ratings have always been an important factor in establishing the competitive position of insurance companies. FNF's title insurance subsidiaries are rated by S&P, Moody's, and Demotech. Ratings reflect the opinion of a rating agency with regard to an insurance company's or insurance holding company's financial strength, operating performance and ability to meet its obligations to policyholders and are not evaluations directed to investors. FNF's ratings are subject to continued periodic review by rating agencies and the continued retention of those ratings cannot be assured. If FNF's ratings are reduced from their current levels by those entities, FNF's results of operations could be adversely affected.

If FNF's claim loss prevention procedures fail, FNF could incur significant claim losses.

        In the ordinary course of FNF's title insurance business, FNF assumes risks related to insuring clear title to residential and commercial properties. FNF has established procedures to mitigate the risk of loss from title claims, including extensive underwriting and risk assessment procedures. FNF also mitigates the risk of large claim losses by reinsuring risks with other insurers under excess of loss and case-by-case ("facultative") reinsurance agreements. Reinsurance agreements generally provide that the reinsurer is liable for loss and loss adjustment expense payments exceeding the amount retained by the ceding company. However, the ceding company remains primarily liable to the insured whether or not the reinsurer is able to meet its contractual obligations. If inherent limitations cause FNF's claim loss risk mitigation procedures to fail, FNF could incur substantial losses having an adverse effect on FNF's results of operations or financial condition.

FNF's use of independent agents for a significant amount of FNF's title insurance policies could adversely impact the frequency and severity of title claims.

        In FNF's agency operations, an independent agent performs the search and examination function or the agent may purchase a search product from FNF. In either case, the agent is responsible for ensuring that the search and examination is completed. The agent thus retains the majority of the title premium collected, with the balance remitted to the title underwriter for bearing the risk of loss in the event that a claim is made under the title insurance policy. FNF's relationship with each agent is governed by an agency agreement defining how the agent issues a title insurance policy on FNF's behalf. The agency agreement also sets forth the agent's liability to FNF for policy losses attributable to the agent's errors. For each agent with whom FNF enters into an agency agreement, financial and loss experience records are maintained. Periodic audits of FNF's agents are also conducted and the number of agents with which FNF transacts business is strategically managed in an effort to reduce future expenses and manage risks. Despite efforts to monitor the independent agents with which FNF transacts business, there is no guarantee that an agent will comply with their contractual obligations to FNF. Furthermore, FNF cannot be certain that, due to changes in the regulatory environment and litigation trends, FNF will not be held liable for errors and omissions by agents. Accordingly, FNF's use of independent agents could adversely impact the frequency and severity of title claims.

Failure to respond to rapid changes in technology could adversely affect FNF.

        Rapidly evolving technologies and innovations in software and financial technology could drive changes in how real estate transactions are recorded and processed throughout the mortgage life cycle. There is no guarantee that FNF will be able to effectively adapt to and utilize changing technology. FNF's competitors may be able to utilize technology more effectively than FNF.

Risk Factors Relating to FNF After Completion of the Mergers

Although FNF expects that FNF's acquisition of Stewart will result in cost savings, synergies and other benefits to FNF, FNF may not realize those benefits because of integration difficulties and other challenges.

        The success of FNF's acquisition of Stewart will depend in large part on the success of the management of the combined company in integrating the operations, strategies, technologies and personnel of the two companies following the completion of the mergers. FNF may fail to realize some or all of the anticipated benefits of the mergers if the integration process takes longer than expected or is more costly than expected. The failure of FNF to meet the challenges involved in successfully integrating the operations of Stewart or to otherwise realize any of the anticipated benefits of the merger, including additional cost savings and synergies, could impair the operations of FNF. In addition, FNF anticipates that the overall integration of Stewart will be a time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt FNF's business.

        Potential difficulties the combined company may encounter in the integration process include the following:

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  the integration of management teams, strategies, technologies and operations, products and services;

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  the disruption of ongoing businesses and distraction of their respective management teams from ongoing business concerns;

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  the retention of and possible decrease in business from the existing clients of both companies;

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  the creation of uniform standards, controls, procedures, policies and information systems;

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  the reduction of the costs associated with each company's operations;

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  the optimization of information technology platforms and administrative infrastructures;

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  the integration of corporate cultures and maintenance of employee morale;

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  the retention of key employees; and

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  potential unknown liabilities associated with the mergers.

        The anticipated cost savings, synergies and other benefits include the combination of offices in various locations and the elimination of numerous technology systems, duplicative personnel and duplicative market and other data sources. However, these anticipated cost savings, synergies and other benefits assume a successful integration and are based on projections, which are inherently uncertain, and other assumptions. Even if integration is successful, anticipated cost savings, synergies and other benefits may not be achieved.

The market price of FNF common stock may decline in the future as a result of the mergers.

        The market price of FNF common stock may decline in the future as a result of the mergers for a number of reasons, including:

  •
  the unsuccessful integration of Stewart and FNF (including for the reasons set forth in the preceding risk factor);

  •
  the failure of FNF to achieve the perceived benefits of the merger, including financial results, as rapidly as or to the extent anticipated by financial or industry analysts.

        These factors are, to some extent, beyond the control of FNF. As a consequence, Stewart stockholders who elect to receive the stock election consideration or mixed election consideration and become holders of FNF common stock after completion of the mergers could lose the value of their investment in FNF common stock.

The mergers may not be accretive and may cause dilution to FNF's earnings per share, which may negatively affect the market price of FNF common stock.

        FNF currently anticipates that the mergers will be accretive to earnings per share (on an adjusted earnings basis) during the first full calendar year after the mergers. This expectation is based on preliminary estimates which may materially change. FNF could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the mergers. All of these factors could cause dilution to FNF's earnings per share or decrease or delay the expected accretive effect of the mergers and cause a decrease in the market price of FNF common stock.

FNF's future results will suffer if the combined company does not effectively manage its expanded operations following the mergers.

        Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either FNF's or Stewart's current businesses. FNF's future success depends, in part, upon its ability to manage this expanded business, which may pose substantial challenges for management, including challenges related to the management and monitoring of new operations, including new international operations, and associated increased costs and complexity. There can be no assurances that FNF will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the mergers.

Other Risk Factors of Stewart and FNF

        FNF's and Stewart's businesses are and will be subject to the risks described above. In addition, Stewart and FNF are, and will continue to be, subject to the risks described in, as applicable, Stewart's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and FNF's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. For the location of information incorporated by reference, see "Where You Can Find More Information".

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, including changes in the financial markets; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U. S. economy; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; the risk that Stewart stockholders may not adopt the merger agreement; the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated; risks that any of the closing conditions to the proposed mergers may not be satisfied in a timely manner; the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized; and other risks detailed in the "Statement Regarding Forward-Looking Information," "Risk Factors" and other sections of Stewart's Form 10-K and other filings with the SEC. These risks and uncertainties also include those set forth under "Risk Factors".

        Actual results may differ materially and reported results should not be considered an indication of future performance. Please reference the SEC filings of Stewart, which are available on their respective web sites, for detailed descriptions of factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Information included on these websites is not incorporated by reference in this proxy statement/prospectus.

 INFORMATION ABOUT FNF

Fidelity National Financial, Inc.

        Fidelity National Financial, Inc., a Delaware corporation, is a leading provider of (i) title insurance, escrow and other title-related services, including trust activities, trustee sales guarantees and home warranty products and (ii) technology and transaction services to the real estate and mortgage industries. FNF is the nation's largest title insurance company operating through its title insurance underwriters—Fidelity National Title Insurance Company ("FNTIC"), Chicago Title Insurance Company ("Chicago Title"), Commonwealth Land Title Insurance Company ("Commonwealth Title"), Alamo Title Insurance and National Title Insurance of New York Inc. Through FNF's subsidiary, ServiceLink Holdings, LLC ("ServiceLink"), FNF provides mortgage transaction services, including title-related services and facilitation of production and management of mortgage loans.

FNF's common stock is traded on the NYSE under the symbol "FNF."

        The principal executive offices of FNF are located at 601 Riverside Avenue Jacksonville, Florida 32204 and its telephone number is (904) 854-8100. For additional information about FNF and its subsidiaries, see "Where You Can Find More Information".

A Holdco Corp.

        A Holdco Corp., a direct wholly-owned subsidiary of FNF, is a Delaware corporation that was formed on March 13, 2018 for the sole purpose of effecting the merger. In the merger, Merger Sub I will be merged with and into Stewart, with Stewart surviving the merger as a direct wholly-owned subsidiary of FNF. Merger Sub I has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

S Holdco LLC

        S Holdco LLC, a direct wholly-owned subsidiary of FNF, is a Delaware limited liability company that was formed on March 13, 2018 for the purpose of effecting the second merger. In the second merger, Stewart will be merged with and into Merger Sub II, with Merger Sub II surviving the second merger as a direct wholly-owned subsidiary of FNF. Merger Sub II has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

INFORMATION ABOUT STEWART

Stewart Information Services Corporation

        Stewart Information Services Corporation, a Delaware corporation, is a global real estate services company, offering products and services through its direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, Stewart offers the comprehensive service, deep expertise and solutions its customers need for any real estate transaction. Stewart's international division delivers products and services protecting and promoting private land ownership worldwide. Currently, Stewart's primary international operations are in Canada, the United Kingdom, Australia and Central Europe. Stewart currently reports its business in two segments: the title insurance and related services segment and the ancillary services and corporate segment.

Stewart's common stock is listed on the NYSE under the symbol "STC."

        The principal executive offices of Stewart are located at 1980 Post Oak Blvd. Houston, Texas 77056, and its telephone number is (713) 625-8100.

 STEWART SPECIAL MEETING

General

        This proxy statement/prospectus is being provided to the stockholders of Stewart as part of a solicitation of proxies by the Stewart board for use at the Stewart special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement/prospectus provides Stewart stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Stewart special meeting.

Date, Time and Place

        The Stewart special meeting will be held at 1980 Post Oak Boulevard, First Floor Conference Room 110.16, Houston, Texas 77056, on September 5, 2018, at 8:30 a.m., local time.

Purpose of the Stewart Special Meeting

        At the Stewart special meeting, Stewart stockholders will be asked to consider and vote upon:

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  the merger agreement proposal;

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  the non-binding compensation advisory proposal; and

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  the adjournment proposal.

Recommendation of the Stewart Board

        After careful consideration, the Stewart board has unanimously approved the merger agreement, declared it advisable and in the best interests of Stewart and its stockholders that Stewart enter into the merger agreement and consummate the mergers and all of the other transactions contemplated by the merger agreement and determined that the terms of the mergers and the other transactions contemplated by the merger agreement, are fair to, and in the best interests of Stewart and its stockholders. The Stewart board accordingly unanimously recommends that Stewart stockholders vote "FOR" each of the merger agreement proposal, the non-binding compensation advisory proposal and the adjournment proposal.

        For a summary of the factors considered by the Stewart board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers, as well as the Stewart board's reasons for approving, and certain risks related to, the mergers, see "The Mergers—Recommendation of the Stewart Board and Its Reasons for the Mergers."

Stewart Record Date; Stockholders Entitled to Vote

        Only holders of record of Stewart common stock at the close of business on the Stewart record date, July 10, 2018, are entitled to notice of and to vote at the Stewart special meeting. As of the Stewart record date, there were 23,744,861 shares of Stewart common stock outstanding (including 189,282 unvested restricted shares of Stewart common stock) and entitled to vote at the Stewart special meeting, held by approximately 5,440 holders of record. Each holder of Stewart common stock is entitled to one vote on each proposal for each share of Stewart common stock owned as of the Stewart record date.

        A complete list of Stewart stockholders will be available for review at the Stewart special meeting and at the executive offices of Stewart during regular business hours for a period of ten days before the Stewart special meeting.

Quorum and Required Vote

        The presence at the Stewart special meeting, in person or by proxy duly authorized, of the holders of a majority of the voting power of all of the then-outstanding shares of the stock entitled to vote at the Stewart special meeting as of the Stewart record date constitutes a quorum for the Stewart special meeting. A quorum must be present before a vote can be taken on the merger agreement proposal or any other matter except adjournment of the meeting due to the absence of a quorum.

        In accordance with the DGCL, approval of the merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Stewart common stock entitled to vote on this proposal at the Stewart special meeting. All outstanding shares of Stewart common stock count as shares entitled to vote. Approval of the non-binding compensation advisory proposal or the adjournment proposal require, in each case, the affirmative vote of a majority of the votes properly cast on the proposal at the Stewart special meeting (assuming a quorum is present).

Voting by Stewart's Directors and Executive Officers

        As the close of business on July 10, 2018, directors and executive officers of Stewart and their affiliates were entitled to vote approximately 715,481 shares of Stewart common stock, or approximately 3.01% of the shares of Stewart common stock issued and outstanding on such date. We currently expect that Stewart's directors and executive officers will vote their shares in favor of the merger agreement proposal and the other proposals to be considered at the special meeting, although none of them are obligated to do so.

Voting; Proxies; Revocation

        Holders of Stewart common stock as of the Stewart record date may vote by proxy or in person at the Stewart special meeting. Votes cast by proxy or in person at the Stewart special meeting will be tabulated and certified by Computershare, the registrar and transfer agent for Stewart common stock.

  Voting in Person

        Holders of Stewart common stock who plan to attend the Stewart special meeting and wish to vote in person will be given a ballot at the Stewart special meeting. Please note, however, that Stewart stockholders who hold their shares of Stewart common stock in "street name," which means such shares are held of record by a bank, broker, trust or other nominee, and who wish to vote in person at the Stewart special meeting, must bring to the Stewart special meeting a legal proxy, executed in their favor, from the record holder of the shares authorizing such Stewart stockholder to vote at the Stewart special meeting.

        To attend the Stewart special meeting in person, all Stewart stockholders must bring an acceptable form of identification, such as a driver's license. Holders of Stewart common stock in street name need to bring an account statement or other acceptable evidence of ownership of shares as of the close of business on July 10, 2018, the record date for the Stewart special meeting.

        Any representative of a stockholder who wishes to attend the Stewart special meeting must present acceptable documentation evidencing his or her authority, acceptable evidence of ownership by the stockholder of Stewart common stock and an acceptable form of identification. Stewart reserves the right to limit the number of representatives of any stockholder who may attend Stewart special meeting.

        Stewart stockholders who plan to attend the Stewart special meeting should allow adequate time to pass through the security process necessary to gain access to the meeting room.

  Voting of Proxies

        The vote of each holder of Stewart common stock is very important. Accordingly, Stewart stockholders who are record holders of their shares of Stewart common stock should vote by proxy by:

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  completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided;

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  calling the toll-free number specified on the enclosed proxy card; or

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  accessing the internet website specified on the enclosed proxy card.

        Holders of Stewart common stock should submit their proxy even if they plan to attend the Stewart special meeting. Stewart stockholders can change their vote at the Stewart special meeting. Voting instructions are included on the enclosed proxy card. If a Stewart stockholder properly submits a proxy to Stewart in time to vote, one of the individuals named as such Stewart stockholder's proxy will vote the shares as such Stewart stockholder has directed. A proxy card is enclosed for use by Stewart stockholders.

        The method of voting by proxy differs for shares held as a record holder and shares held in "street name." If a Stewart stockholder holds shares of Stewart common stock in street name, which means such shares are held of record by a bank, broker, trust or other nominee, the Stewart stockholder will receive instructions from such stockholder's bank, broker, trust or other nominee that the Stewart stockholder must follow in order to vote such stockholder's shares. Such bank, broker, trust or other nominee may allow such Stewart stockholder to deliver voting instructions over the internet, telephone or by mail. Stewart stockholders who hold their shares in street name should refer to the voting instructions from their bank, broker, trust or other nominee that accompany this proxy statement. Unless Stewart stockholders give their banks, brokers, trusts or other nominees instructions on how to vote their shares of Stewart common stock, their banks, brokers, trusts and other nominees will not be able to vote their shares on any of the proposals at the Stewart special meeting.

  Revocability of Proxies and Changes to a Stewart Stockholder's Vote

        A holder of record of Stewart common stock may revoke such stockholder's proxy at any time before it is voted at the Stewart special meeting by taking any of the following actions:

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  delivering to the Corporate Secretary of Stewart a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

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  signing and delivering a new proxy, relating to the same shares and bearing a later date;

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  submitting another proxy by telephone or on the Internet (the latest telephone or internet voting instructions are followed); or

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  attending the Stewart special meeting and voting in person, although attendance at the Stewart special meeting will not, by itself, revoke a proxy.

        If a Stewart stockholder's shares of Stewart common stock are held in "street name" such stockholder may change such stockholder's vote by submitting new voting instructions to such stockholder's bank, broker, trust or other nominee. Stewart stockholders must contact their bank, broker, trust or other nominee to find out how to do so.

        Written notices of revocation and other communications with respect to the revocation of Stewart proxies with respect to shares held of record should be addressed to:

Stewart Information Services Corporation
1980 Post Oak Blvd. Houston, Suite 800, Texas 77056
Attention: Corporate Secretary

Abstentions and Broker Non-Votes

        For purposes of the Stewart stockholder vote on the merger agreement proposal, an abstention, which occurs when a holder of Stewart common stock attends a meeting, either in person or by proxy, but abstains from voting, or the failure of holders of Stewart common stock to vote or to instruct such stockholder's bank, broker, trust or other nominee to vote if such stockholder's shares are held in "street name," will have the same effect as a vote "AGAINST" the merger agreement proposal.

        An abstention will not affect the results of the non-binding compensation advisory proposal or the adjournment proposal. However, if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority in voting power of the shares present in person or represented by proxy at the Stewart special meeting and entitled to vote on such matter may adjourn the meeting to another place, date or time. In this case, an abstention from voting will have the same effect as a vote "AGAINST" the adjournment proposal.

        The failure of a Stewart stockholder to vote or to instruct such stockholder's bank, broker, trust or other nominee to vote if such stockholder's shares are held in "street name" will also not affect the results of the non-binding compensation advisory proposal or the adjournment proposal. However, such shares would not be counted as present for the purpose of establishing a quorum at the special meeting.

        Under applicable stock exchange rules, the merger agreement proposal, the non-binding compensation advisory proposal and the adjournment proposal are non-routine matters, so there can be no broker non-votes at the special meeting. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if your shares of Stewart common stock are held in "street name," your bank, broker, trust or other nominee will NOT be able to vote your shares of Stewart common stock on any of the proposals, and your shares will not be counted in determining the presence of a quorum at the special meeting unless you have properly instructed your bank, broker, trust or other nominee on how to vote.

Solicitation of Proxies

        Stewart is soliciting proxies for the Stewart special meeting from holders of shares of Stewart common stock. Stewart will bear the entire cost of soliciting proxies from such Stewart stockholders. In addition to the solicitation of proxies by mail, Stewart will request that banks, brokers, trusts and other nominees send proxies and proxy materials to the beneficial owners of Stewart common stock held by them and secure their voting instructions, if necessary. Stewart may reimburse those record holders for their reasonable expenses. Stewart has also made arrangements with Innisfree to assist it in soliciting proxies, and has agreed to pay Innisfree's reasonable and customary charges for such services, currently estimated not to exceed $25,000, plus expenses. Stewart and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

Other Business; Adjournments

        Stewart does not expect that any matter other than the proposals presented in this proxy statement will be brought before the Stewart special meeting. However, if other matters are properly presented at the Stewart special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. In the absence of a quorum, an adjournment may be made from time to time by the chairman of the special meeting or with the approval of holders of a majority of the outstanding shares of Stewart common stock represented at the Stewart special meeting without further notice other than by an announcement made at the Stewart special meeting unless the adjournment is for more than 30 days.

Assistance

        If a Stewart stockholder needs assistance in completing such stockholder's proxy card or has questions regarding the Stewart special meeting, such stockholder should contact Innisfree, which is assisting Stewart with the solicitation of proxies, toll-free at (888) 750-5834.

THE MERGERS

        This section of the proxy statement/prospectus describes the material aspects of the proposed mergers. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated herein by reference, including the full text of the merger agreement (which is attached as Annex A), for a more complete understanding of the mergers. In addition, important business and financial information about each of FNF and Stewart is included in or incorporated into this proxy statement/prospectus by reference and is included in the Annexes hereto. See "Where You Can Find More Information."

Effect of the Mergers

        Pursuant to the terms of the merger agreement, Merger Sub I will merge with and into Stewart, with Stewart surviving the merger as a direct wholly-owned subsidiary of FNF. Immediately thereafter, Stewart will merge with and into Merger Sub II, with Merger Sub II surviving the second merger as a direct wholly-owned subsidiary of FNF.

        If the mergers are completed, each share of Stewart common stock issued and outstanding immediately prior to the effective time (other than shares owned by Stewart, its subsidiaries, FNF or the Merger Subs and shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law) will be converted into the right to receive, at the election of the holder of such share, but subject to proration and adjustment (as described below), one of the following:

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  $50.00 in cash (the "cash election consideration");

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  1.2850 shares of FNF common stock (the "stock election consideration"); or

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  $25.00 in cash and 0.6425 shares of FNF common stock (the "mixed election consideration").

        Holders of Stewart common stock who do not make an election will receive the mixed election consideration.

        The final amount of merger consideration that you will receive will not be known at the time you vote on the adoption of the merger agreement or make an election because it is dependent on whether or not the combined company is required to divest assets or businesses in order to receive required regulatory approvals, as described in the section entitled "The Merger Agreement—Efforts to Complete the Mergers".

        Under the terms of the merger agreement, if the combined company is required to divest businesses or assets with 2017 annual revenues in excess of $75 million in order to receive required regulatory approvals (up to a cap of $225 million of 2017 annual revenues), the per share purchase price will be adjusted downwards on a sliding scale between such amounts of divestitures up to a maximum reduction of $4.50 in value in the event that businesses or assets with 2017 annual revenues of $225 million are divested, with such adjustment to consist of (i) in the case shares of Stewart common stock with respect to which cash election consideration has been elected, a reduction of the amount of cash paid in respect of each share, (ii) in the case shares of Stewart common stock with respect to which stock election consideration has been elected, a reduction in the exchange ratio based on the parent share price, and (iii) in the case of shares of Stewart common stock with respect to which mixed election consideration has been elected, a reduction in both the amount of cash and the exchange ratio to be paid to the holders of such shares, with 50% of the aggregate value of such reduction to consist of a reduction of the cash consideration and 50% of the aggregate value of such reduction to consist of a reduction in the exchange ratio based on the parent share price. For further information regarding the calculation of the amount of 2017 annual revenues generated by any business or asset that is divested in order to receive regulatory approvals, see the section entitled "The Merger Agreement—Efforts to Complete the Mergers—Divestitures and Triggering Divestiture." For further information regarding the adjustments that may be made to the merger consideration as a result of such divestitures, see "The Mergers—Procedures for Election—Adjustment Procedures."

        Prior to closing and promptly following the final determination of the businesses or assets, if any, that are required to be divested in order to receive the required regulatory approvals, FNF will reasonably determine the amount of 2017 annual revenues generated by such businesses or assets to be divested, and will provide Stewart with a notice setting forth in reasonable detail the basis for calculation of the amount representing such divested 2017 annual revenues, together with a breakdown that specifies (i) the amount of such divested revenues generated by each such business or asset that is to be divested and (ii) the amount of revenues generated by each competitive business or asset during the 2017 fiscal year (i.e., as between Stewart and FNF) that is to be retained. If Stewart wishes to dispute any amount proposed by FNF in the notice, the parties will resolve any such dispute in accordance with the dispute mechanisms set forth in the merger agreement. The amounts set forth in the notice and agreed by the parties will be used to determine if the 2017 annual revenues generated by businesses or assets divested is greater the $75 million, and accordingly, whether the per share purchase price will be adjusted to account for such divestitures in excess of $75 million (subject to a cap of $225 million) as described above. For further information regarding an adjustment that may be made to the merger consideration as a result of such divestitures, see "The Mergers—Procedures for Election—Adjustment Procedures."

        There can be no assurance that a divestiture or divestitures of businesses and assets in excess of $75 million in 2017 annual revenues will not occur, and accordingly there can be no assurance that holders of Stewart common stock will receive (i) for those who make a cash election, $50.00 per share in cash instead of an amount less than $50.00 per share in cash (but in any case, no less than $45.50 per share in cash), (ii) for those who make a stock election, an amount of FNF common stock equal to 1.2850 shares of FNF common stock per share of Stewart common stock instead of an amount of FNF common stock less than 1.2850 shares of FNF common stock per share of Stewart common stock calculated based on a reduced exchange ratio for the number of shares of FNF common stock per share of Stewart common stock or (iii) for those who make a mixed election, $25.00 per share in cash and an amount of FNF common stock equal to 0.6425 shares of FNF common stock per share of Stewart common stock instead of an amount less than $25.00 per share in cash and an amount of FNF common stock less than 0.6425 shares of FNF common stock per share of Stewart common stock calculated based on a reduced exchange ratio for the number of shares of FNF common stock per share of Stewart common stock, as applicable. See the sections entitled "The Mergers—Regulatory Approvals" and "The Merger Agreement—Efforts to Complete the Mergers."

        As described above, the merger consideration that each holder of Stewart common stock will receive will ultimately depend on several factors, including whether either the cash election consideration or the stock election consideration is oversubscribed (i.e., the choices other holders of Stewart common stock have made with respect to what type of consideration they would like to receive pursuant to the merger agreement) and the amount of assets and businesses and the corresponding amount of 2017 annual revenues generated by such assets or businesses that are to be divested in order to receive the required regulatory approvals. These factors may not be known until after the Stewart stockholders meeting. In addition, to the extent that Stewart stockholders receive FNF common stock as consideration pursuant to the transactions contemplated by the merger agreement (whether by virtue of electing to receive stock consideration or mixed consideration, or receiving stock consideration after making a cash election and the cash election consideration is oversubscribed), because the exchange ratio was fixed at the time the merger agreement was executed and because the market value of FNF common stock will fluctuate during the pendency of the transactions, Stewart stockholders cannot be sure of the value of the merger consideration they elect to receive relative to the value of the shares of Stewart common stock that they are exchanging. For example, for Stewart stockholders receiving FNF common stock as part of the merger consideration, decreases in the market value of FNF common stock will negatively affect the value of the merger consideration that they receive, and increases in the market value of Stewart common stock may mean that the merger consideration that they receive will be worth less than the market value of the shares of Stewart common stock such stockholders are exchanging. See "Risk Factors—Risk Factors Relating to the Mergers—Because the exchange ratio is fixed and because the market price of FNF common stock and Stewart common stock will fluctuate, Stewart stockholders receiving FNF common stock as part of the merger consideration cannot be sure of the market value of such merger consideration relative to the value of their shares of Stewart common stock that they are exchanging." Stewart stockholders are urged to obtain current market quotations for FNF common stock when they make their elections. FNF common stock is traded on the NYSE under the trading symbol "FNF".

        With respect to stock consideration to be issued pursuant to the merger agreement, FNF will not issue fractional shares of FNF common stock. Instead, each Stewart stockholder will be entitled to receive a cash payment in lieu of any fractional shares of FNF common stock it otherwise would have received pursuant to the mergers equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the closing FNF stock price on the NYSE on the trading day immediately preceding the effective time.

        In the event that Stewart changes the number of shares of Stewart common stock or securities convertible or exchangeable into or exercisable for any such shares of Stewart common stock, or FNF changes the number of shares of FNF common stock or securities convertible or exchangeable into or exercisable for any such shares of FNF common stock, in each case issued and outstanding prior to the effective time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the merger consideration will be equitably adjusted to eliminate the effects of such event on the merger consideration.

        Neither FNF nor Stewart is making any recommendation as to whether Stewart stockholders should make a cash election, stock election, mixed election or no election in the transactions contemplated by the merger agreement. You must make your own decision with respect to such election. No guarantee can be made that you will receive the amount of cash consideration or stock consideration you elect. As a result of the adjustment and proration procedures and other limitations described in this proxy statement/prospectus and in the merger agreement, you may receive stock consideration or cash consideration in amounts that are different from the amounts you elect to receive. Because the value of the stock consideration and cash consideration may differ, you may receive consideration having an aggregate value less than that you elected to receive. The tax consequences of the mergers to a particular stockholder will depend on whether such stockholder elects to receive common stock, cash or a mix of common stock and cash, on whether such stockholder's election is effective or must be changed under the proration provisions of the merger agreement, and on many variables which are not within Stewart's and FNF's control. Tax matters are very complicated, and the tax consequences of the mergers to a particular stockholder will depend in part on such stockholder's circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the mergers to you, including the applicability and effect of federal, state, local and foreign income and other tax consequences. For more information related to tax consequences, see the section entitled "Summary—Material U.S. Federal Income Tax Consequences of the Mergers."

Procedures for Election

        No less than twenty business days prior to the anticipated effective time, Stewart will mail to its stockholders a form of election for making a cash election, stock election or mixed election. Stewart stockholders will have a minimum of twenty business days from the mailing of the form of election to make their election. Any Stewart stockholder who became a Stewart stockholder after the record date established for the mailing of form of elections, or who did not otherwise receive a form of election, should contact Continental Stock Transfer & Trust Company at 1 State Street, 30th Floor, New York, NY 10004, telephone number (212) 509-4000, or their broker, bank or other nominee to obtain a form of election. Stewart stockholders who vote against approving the merger agreement are still entitled to make elections with respect to their shares. The form of election allows holders of Stewart common stock to make a cash election, stock election or mixed election for their shares of Stewart common stock. Shares of Stewart common stock as to which the holder has not made a valid election prior to the election deadline will be treated as though a mixed election had been made. To validly make a cash election, stock election or mixed election, Stewart stockholders holders must properly complete, sign and submit the form of election to the exchange agent prior to the election deadline (as discussed below).

Exchange Agent

        Continental Stock Transfer & Trust Company is expected to serve as the exchange agent for purposes of effecting the election and proration procedures.

Election Deadline

        The election deadline will be 5:00 p.m., Eastern time, on the business day that is two trading days prior to the date of the closing (the date of which anticipated election deadline will be publicly announced by FNF at least five business days prior to the anticipated date of the closing), or such other date and time as FNF will publicly announce with the consent of Stewart.

        Stewart stockholders who hold their shares in "street name" may be subject to an earlier deadline. Therefore, Stewart stockholders should carefully read any materials received from their broker, bank, trustee or other nominee.

Form of Election

        The applicable form of election must be properly completed, signed and submitted to the exchange agent and accompanied by:

  •
  duly endorsed certificates representing all of the Stewart shares to which such form of election relates, duly endorsed in blank or otherwise in a form acceptable for transfer on Stewart's books (or appropriate evidence as to loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as described in the form of election), together with a properly completed letter of transmittal;

  •
  a properly completed and signed notice of guaranteed delivery, as described in the instructions accompanying the form of election, from a firm which is a member of a registered national securities exchange or commercial bank or trust company having an office or correspondent in the United States, provided that the actual stock certificates are in fact delivered to the exchange agent by the time set forth in the notice of guaranteed delivery; or

  •
  if the Stewart shares are held in book-entry form, the documents specified in the instructions accompanying the form of election.

        In order to make a cash election, stock election or mixed election, the properly completed and signed form of election, together with one of the items described above, must be actually received by the exchange agent at or prior to the election deadline in accordance with the instructions accompanying the form of election.

Impact of Selling Shares as to which an Election has Already Been Made

        For Stewart stockholders who have made elections, any further transfers of their shares made on the stock transfer books of Stewart will be deemed to be a revocation of their election.

Election Revocation and Changes

        An election may be revoked or changed with respect to all or a portion of the Stewart common stock covered by the election by the holder who submitted the applicable form of election, but only by written notice received by the exchange agent prior to the election deadline. If an election is revoked, or the merger agreement is terminated, and any stock certificates have been transmitted to the exchange agent, if requested in writing by a stockholder who submitted those certificates, the exchange agent will return those certificates to that stockholder.

        Stewart stockholders not making a valid election in respect of their shares prior to the election deadline, including as a result of revocation, will be deemed non-electing holders. If FNF or the exchange agent, as the case may be, determine that any purported cash election, stock election or mixed election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Non-Electing Holders

        Stewart stockholders who make no election to receive cash consideration, stock consideration or mixed consideration in the merger, whose election forms are not received by the exchange agent by the election deadline, whose election forms are improperly completed or not signed, or who revoke their election without making a new election will be deemed not to have made an election (and such shares referred to as "non-electing shares"). Stewart stockholders not making an election in respect of their shares of Stewart common stock will be deemed to have made a mixed election, subject to adjustment in accordance with the terms of the merger agreement, with respect to the shares of Stewart common stock for which no election has been made. See "—Adjustment Procedures" below.

Adjustment Procedures

        Stewart stockholders should be aware that the cash elections, stock elections or mixed elections they make in connection with the mergers may be subject to the adjustment procedures provided in the merger agreement to the extent a certain amount of divestitures occur in order to obtained required regulatory approvals to complete the mergers. Stewart and FNF have agreed that, if necessary to obtain requisite antitrust or insurance regulatory clearances, Stewart and FNF will sell, divest, dispose or hold separate (a "triggering divestiture") the businesses, product lines, assets, title plants or rights to title plants of FNF, Stewart or their respective subsidiaries. Notwithstanding such obligation, in connection with obtaining any required regulatory approval, (i) FNF is not required to sell, divest, dispose of, license or hold separate (a) title plants and rights to title plants, businesses, product lines or assets to the extent that such title plants, rights to title plants, businesses, product lines or assets generated divested revenues (as defined below) in excess of $225 million in the aggregate, or (b) any of its own brands in full and (ii) FNF and its affiliates are not required to defend through litigation any claim in order to avoid or have terminated any legal restraint that would prevent the mergers from being consummated prior to the end date.

        For purposes of the merger agreement, "divested revenues" means the revenues generated during the fiscal year ended December 31, 2017, by any title plants, rights to title plants, businesses or assets that are sold, divested, disposed or held separate, or that are agreed to be sold, divested, disposed or held separate, in a triggering divestiture, subject to the following:

  •
  divested revenues will not include title insurance premiums arising from title plants or title plants that are required to be (i) licensed to a third party for which FNF will continue to own the underlying title plants or rights to title plants after such licensure (provided, that in the event FNF or Stewart is required to license an interest in any such title plant or right to title plant that is a jointly owned title plant whose governing documents would, after such licensure or conveyance or transfer of such title plant interest (or copy thereof), prohibit FNF from using title plant data from such title plant to serve any of Stewart's existing brands, the lost title insurance premium revenues arising therefrom will be deemed excluded from divested revenues by virtue of this clause (i)) (but subject to clause (ii)) or (ii) divested or licensed to a third party if FNF is able, or would be able with commercially reasonable efforts, to procure an alternative, competitively comparable, title plant or source of title plant data in such county (including, but not limited to, the licensure of title plant or title plant data from a third party at FNF's reasonable expense) in order to prevent the loss of title insurance premium revenues from such title plant license or divestiture;

  •
  if FNF is required to, or reasonably expected to be required to, sell, divest, dispose of, license or hold separate any business, asset or title plant in a county in which both Stewart and FNF own a competing business, asset or title plant, whether in whole or in part, then the divested revenues that will be deemed to be generated from the business, asset or title plant to be sold, divested, disposed of, licensed or held separate in such county will be the revenues generated in respect of the applicable business, asset or title plant (as applicable) with the lower amount of consolidated revenue as between Stewart and FNF, irrespective of which business, asset or title plant that FNF actually elects to sell, divest, dispose of, license or hold separate in such county (unless the FTC or any other governmental authority requires that FNF sell, divest, dispose of, license or hold separate the business, asset or title plant in such county with the higher amount of consolidated revenues (as between Stewart and FNF), then such higher amount of consolidated revenues shall constitute the divested revenues for such business, asset or title plant sold, divested, disposed or held separate; and

  •
  if the FTC or any other governmental authority requires that FNF or Stewart sell, divest, dispose of, license or hold separate a title plant within a given county in which one of Stewart or FNF utilizes a wholly owned title plant and the other utilizes a jointly owned title plant, FNF will have the right to determine whether to sell, divest, dispose of, license or hold separate the jointly owned title plant or the wholly owned title plant; provided, however, that the divested revenues that will be deemed to be generated from such title plant sold, divested, disposed or held separate will be the revenues generated in respect of the applicable title plant with the lower amount of consolidated revenue as between the wholly owned and jointly owned title plant, irrespective of which title plant FNF actually elects to divest sell, divest, dispose of, license or hold separate (unless the FTC or any other governmental authority requires that FNF sell, divest, dispose of, license or hold separate the title plant with the higher amount of consolidated revenues (as between the wholly owned and jointly owned title plant), in which the higher amount of consolidated revenues will constitute the divested revenues for such title plant sold, divested, disposed or held separate).

        Under the terms of the merger agreement, if the combined company is required to divest assets or businesses with divested revenues in excess of $75 million in order to receive required regulatory approvals (up to a cap of $225 million of divested revenues), the merger consideration that each Stewart stockholder will receive will be adjusted downwards on a sliding scale between such amounts of divestitures up to a maximum reduction of $4.50 in value in the event that businesses or assets with divested revenues of $225 million are divested, with such adjustment to consist of:

  •
  in the case shares of Stewart common stock with respect to which cash election consideration has been elected, a reduction of the amount of cash paid in respect of each share, calculated as follows (and which amount is further subject to proration, as described below in the section "—Proration Procedures"):

  •
  an amount in cash, without interest, equal to an amount the greater of (i) (x) $50.00 minus the per share cash reduction amount (as defined below) and (ii) $45.50 (such amount in cash, the "per share price");

  •
  the "per share cash reduction amount" means an amount in cash equal to the lesser of (i) $4.50, multiplied by a fraction (x) the numerator of which is the amount by which the divested revenues exceeds $75,000,000 and (y) the denominator of which is $150,000,000 and (ii) $4.50.

  •
  in the case of shares of Stewart common stock with respect to which stock election consideration has been elected, a reduction in the number of shares of FNF common stock paid in respect of each share, calculated as follows (and which amount is further subject to proration, as described below in the section "—Proration Procedures"):

  •
  a number of validly issued, fully paid and nonassessable shares of FNF common stock equal to the exchange ratio, which means the quotient (rounded to the nearest four decimal places) obtained by dividing (i) the per share price by (ii) an amount equal to the average of the daily volume weighted average prices of a share of FNF common stock for each of the 20 trading days prior to the date of the merger agreement, on the NYSE, as reported by Bloomberg, or $38.91 (such amount, the "parent share price").

  •
  in the case of shares of Stewart common stock with respect to which mixed election consideration has been elected, a reduction in both the amount of cash and the number of shares of FNF common stock paid in respect of each share, with 50% of the aggregate value of such reduction to consist of a reduction of the cash consideration and 50% of the aggregate value of such reduction to consist of a reduction in the number of shares of FNF common stock, calculated as follows:

  •
  an amount in cash, without interest, equal to the product (rounded to the nearest two decimal places) of (i) the per share price and (ii) 0.50 (such amount, the "mixed election cash consideration");

  •
  a number of validly issued, fully paid and nonassessable shares of FNF common stock equal to the product (rounded to the nearest four decimal places) of (i) the exchange ratio and (ii) 0.50.

        Prior to closing and promptly following the final determination of the businesses or assets, if any, that are required to be divested in order to receive the required regulatory approvals, FNF will reasonably determine the amount of divested revenues generated by such businesses or assets to be divested, and will provide Stewart with a notice setting forth in reasonable detail the basis for calculation of the amount representing such divested revenues, together with a breakdown that specifies (i) the amount of such divested revenues generated by each such business or asset that is to be divested and (ii) the amount of divested revenues generated by each competitive business or asset during the 2017 fiscal year (i.e., as between Stewart and FNF) that is to be retained. If Stewart wishes to dispute any amount proposed by FNF in the notice, the parties will resolve any such dispute in accordance with the dispute mechanisms set forth in the merger agreement. The amounts set forth in the notice and agreed by the parties will be used to determine if the divested revenues generated by businesses or assets divested are greater the $75 million, and accordingly, whether the per share purchase price will be adjusted downward due to the fact that divested revenues are in excess of $75 million (subject to a cap of $225 million) as described above.

        The following chart illustrates the cash consideration, stock consideration and mixed election consideration that will be received per share of Stewart common stock in the event that that a divestiture or divestitures of varying amounts of divested revenues occur (which amounts with respect to the cash consideration and stock consideration are further subject to proration, as described below in the section "—Proration Procedures"):

Mixed Election Consideration
Amount of Divested Revenues	Cash Consideration	Stock Consideration	Cash Consideration	Stock Consideration
Less than or equal to $75,000,000	$50.00 per share of Stewart common stock	1.2850 shares of FNF common stock per share of Stewart common stock	$25.00 per share of Stewart common stock	0.6425 shares of FNF common stock per share of Stewart common stock
$125,000,000	$48.50 per share of Stewart common stock	1.2465 shares of FNF common stock per share of Stewart common stock	$24.25 per share of Stewart common stock	0.6232 shares of FNF common stock per share of Stewart common stock
$175,000,000	$47.00 per share of Stewart common stock	1.2079 shares of FNF common stock per share of Stewart common stock	$23.50 per share of Stewart common stock	0.6040 shares of FNF common stock per share of Stewart common stock
$225,000,000	$45.50 per share of Stewart common stock	1.1694 shares of FNF common stock per share of Stewart common stock	$22.75 per share of Stewart common stock	0.5847 shares of FNF common stock per share of Stewart common stock

Proration Procedures

        Stewart stockholders should be aware that their ability to elect to receive cash consideration or stock consideration in exchange for shares of Stewart common stock in the mergers is subject to proration procedures set forth in the merger agreement. These procedures are designed to ensure that the total amount of cash paid, and the total number of shares of FNF common stock issued, in the mergers to the holders of shares of Stewart common stock, in the aggregate, will equal the total amount of cash and number of shares of FNF common stock that would have been paid and issued if all shares of Stewart common stock were converted into the mixed election consideration.

        Whether a Stewart stockholder receives the amount of cash and/or stock that he, she or it requests in such stockholder's election form will depend in part on the elections of other Stewart stockholders. If a Stewart stockholder makes a mixed election with respect to any shares of Stewart common stock, such stockholder will receive the mixed consideration in respect of such shares. If a Stewart stockholder makes a stock election or a cash election with respect to any shares of Stewart common stock, such stockholder may not receive the exact form of consideration that it elects in respect of such shares. If a Stewart stockholder makes no election with respect to any shares of Stewart common stock and does not properly demand appraisal in accordance with the DGCL, such stockholder will receive the mixed consideration in respect of such shares.

        The greater the oversubscription of the stock election, the fewer shares and more cash a Stewart stockholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more FNF common stock a Stewart stockholder making the cash election will receive.

        Set forth below are illustrative examples of how the proration procedures will work in the event there is an oversubscription of either the cash election or the stock election.

        Example A—Proration if Too Many Stewart Stockholders Elect to Receive All Cash.    For purposes of this example, assume the following:

  •
  divested revenues associated with any divestitures required to obtain regulatory approvals are less than or equal to $75,000,000 (i.e., there is no adjustment procedure as described above, and therefore the per share price is $50.00);

  •
  There are 23,764,016 shares of Stewart common stock outstanding (the number of shares of Stewart common stock outstanding used in this example is for illustrative purposes only and might be different from the actual number of shares of Stewart common stock outstanding on the date of filing this registration statement);

  •
  Stewart stockholders make a cash election with respect to 10,000,000 shares of Stewart common stock;

  •
  Stewart stockholders make a stock election with respect to 2,500,000 shares of Stewart common stock;

  •
  Stewart stockholders make a mixed election with respect to the remaining 11,264,016 shares of Stewart common stock;

  •
  There are no shares of Stewart common stock in respect of which appraisal rights have been properly exercised and perfected under Delaware law;

  •
  You hold 1,000 shares of Stewart common stock and have made an effective cash election with respect to those shares. In this example, proration would be required with respect to the Stewart stockholders who made a cash election.

Step
1.     Determine if the cash election or the stock election is oversubscribed by determining whether the aggregate cash election amount (as defined below) exceeds the available cash amount (as defined below) (i.e., the cash election is oversubscribed) or if the available cash amount exceeds the aggregate cash election amount (i.e., the stock election is oversubscribed).

  Step
  1(a)     Determine the aggregate cash election amount.

  •
  the term "aggregate cash election" means the product of the cash electing shares and the per share price;

  In this example, the aggregate cash election amount is calculated as follows:

  10,000,000 cash electing shares * $50.00 = $500,000,000.

  Step
  1(b).    Determine the available cash election amount.

  •
  the term "available cash election amount" means the difference between (i) the product of the mixed election cash consideration and the total number of shares of Stewart common stock issued and outstanding immediately prior to the effective time (other than shares owned by Stewart, its subsidiaries, FNF, Merger Sub I or Merger Sub II) minus (ii) the product of the number of mixed consideration electing shares (including any non-electing shares and shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law) and the mixed election cash consideration.

  Step
  1(b)(i).     Determine the mixed election cash consideration (as described above).

  •
  the term "mixed election cash consideration" means an amount in cash, without interest, equal to the product (rounded to the nearest two decimal places) of (i) the per share price and (ii) 0.50.

        In this example, the mixed election cash consideration is calculated as follows:

        $50.00 * 0.50 = $25.00

      Step
      1(b)(ii).     Determine the available cash election amount using the mixed election cash consideration amount calculated above.

      In this example, the available cash election amount is calculated as follows:

      ($25.00 * 23,764,016 outstanding shares) – (11,264,016 mixed consideration electing shares * $25.00) = $312,500,000.

    Step
    1(c).         Compare the aggregate cash election amount to the available cash election amount.

    In this example, the aggregate cash election amount is $500,000,000 and the available cash election amount is $312,500,000. As a result, the aggregate cash election amount exceeds the available cash election amount, and therefore, the cash election is oversubscribed and the cash consideration is subject to proration pursuant to the terms of the merger agreement.

Step
2.     Determine the pro rata cash consideration to be received by each share of Stewart common stock with respect to which the cash election is made.

    The amount of pro rata cash consideration is calculated as follows:

    •
    an amount in cash, without interest, equal to the product (rounded to the nearest two decimal places) of (i) the per share price and (ii) a fraction, the numerator of which will be the available cash election amount and the denominator of which will be the aggregate cash election amount (such amount in cash calculated pursuant to the formula set forth in this bullet, the "cash portion").

    In this example, the cash portion and therefore the pro rata cash consideration is calculated as follows:

    $50.00 * $312,500,000 / $500,000,000 = $31.25.

Step
3.     Determine the pro rata stock consideration to be received by each share of Stewart common stock with respect to which the cash election is made.

    The amount of pro rata stock consideration is calculated as follows:

    •
    a number of shares of FNF common stock equal to a fraction (rounded to the nearest four decimal places), (i) the numerator of which will be an amount equal to the per share price minus the cash portion and (ii) the denominator of which will be the parent share price, or $38.91.

    In this example, the pro rata stock consideration is calculated as follows:

    ($50.00 – $31.25) / $38.91 = 0.4819.

        Thus, in this example, if you own 1,000 shares of Stewart common stock and make a cash election with respect to those shares, you would receive, for each share of Stewart common stock:

  •
  $31.25 in cash without interest; and

  •
  0.4819 shares of FNF common stock (with cash to be paid in lieu of any fractional shares pursuant to the merger agreement, as further described in the section entitled "The Merger Agreement—Merger Consideration").

        Example B—Proration if Too Many Stewart Stockholders Elect to Receive All Stock.    For purposes of this example, assume the following:

  •
  divested revenues associated with any divestitures required to obtain regulatory approvals are less than or equal to $75,000,000 (i.e., there is no adjustment procedure as described above, and therefore the per share price is $50.00);

  •
  There are 23,764,016 shares of Stewart common stock outstanding (the number of shares of Stewart common stock outstanding used in this example is for illustrative purposes only and might be different from the actual number of shares of Stewart common stock outstanding on the date of filing this registration statement);

  •
  Stewart stockholders make a stock election with respect to 12,000,000 shares of Stewart common stock;

  •
  Stewart stockholders make a cash election with respect to 1,500,000 shares of Stewart common stock;

  •
  Stewart stockholders make a mixed election with respect to the remaining 10,264,016 shares of Stewart common stock;

  •
  There are no shares of Stewart common stock in respect of which appraisal rights have been properly exercised and perfected under Delaware law;

  •
  You hold 1,000 shares of Stewart common stock and have made an effective stock election with respect to those shares. In this example, proration would be required with respect to the Stewart stockholders who made a stock election.

Step
1.     Determine if the cash election or the stock election is oversubscribed by determining whether the aggregate cash election amount exceeds the available cash amount (i.e., the cash election is oversubscribed) or if the available cash amount exceeds the aggregate cash election amount (i.e., the stock election is oversubscribed).

  Step
  1(a).    Determine the aggregate cash election amount.

  •
  the term "aggregate cash election" means the product of the cash electing shares and the per share price;

  In this example, the aggregate cash election amount is calculated as follows:

  1,500,000 cash electing shares * $50.00 = $75,000,000.

  Step
  1(b).    Determine the available cash election amount.

  •
  the term "available cash election amount" means the difference between (i) the product of the mixed election cash consideration and the total number of shares of Stewart common stock issued and outstanding immediately prior to the effective time (other than other than shares owned by Stewart, its subsidiaries, FNF, Merger Sub I or Merger Sub II) minus (ii) the product of the number of mixed consideration electing shares (including any non-electing shares and shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law) and the mixed election cash consideration.

  Step
  1(b)(i).     Determine the mixed election cash consideration (as described above).

  •
  the term "mixed election cash consideration" means an amount in cash, without interest, equal to the product (rounded to the nearest two decimal places) of (i) the per share price and (ii) 0.50.

        In this example, the mixed election cash consideration is calculated as follows:

        $50.00 * 0.50 = $25.00

      Step
      1(b)(ii).     Determine the available cash election amount using the mixed election cash consideration amount calculated above.

      In this example, the available cash election amount is calculated as follows:

      ($25.00 * 23,764,016 outstanding shares) – (10,264,016 mixed consideration electing shares * $25.00) = $337,500,000.

      Step
      1(c).     Compare the aggregate cash election amount to the available cash election amount.

      In this example, the aggregate cash election amount is $75,000,000 and the available cash election amount is $337,500,000. As a result, the available cash election amount exceeds the aggregate cash election amount, and therefore, the stock election is oversubscribed and the stock consideration is subject to proration pursuant to the terms of the merger agreement.

Step
2.     Determine the pro rata cash consideration to be received by each share of Stewart common stock with respect to which the stock election is made.

    The amount of pro rata cash consideration is calculated as follows:

    •
    an amount in cash (rounded to the nearest two decimal places), without interest, equal to (i) the amount by which the available cash election amount exceeds the aggregate cash election amount divided by (ii) the number of stock electing shares (such amount of cash, the "cash substitution amount");

    In this example, the cash substitution amount and therefore the pro rata cash consideration is calculated as follows:

    ($337,500,000 – $75,000,000) / 12,000,000 stock electing shares = $21.88

Step
3.     Determine the pro rata stock consideration to be received by each share of Stewart common stock with respect to which the stock election is made.

    The amount of pro rata stock consideration is calculated as follows:

    •
    a number of shares of FNF common stock equal to the quotient (rounded to the nearest four decimal places) obtained by dividing (i) the per share price minus the cash substitution amount by (ii) the parent share price, or $38.91.

    In this example, the pro rata stock consideration is calculated as follows:

    ($50.00 – $21.88) / $38.91 = 0.7227

        Thus, in this example, if you own 1,000 shares of Stewart common stock and make a stock election with respect to those shares, you would receive, for each share of Stewart common stock:

  •
  $21.88 in cash without interest; and

  •
  0.7227 shares of FNF common stock (with cash to be paid in lieu of any fractional shares pursuant to the merger agreement, as further described in the section entitled "The Merger Agreement—Merger Consideration").

Exchange of Shares

        Prior to the effective time, FNF will make available to the exchange agent the merger consideration to be paid and/or issued in respect of the certificates representing shares of Stewart common stock and the shares of Stewart common stock held in book-entry form. In addition, FNF will deposit, or cause to be deposited with the exchange agent, as necessary from time to time after the effective time, any distributions or dividends payable with respect to shares of FNF common stock with a record and payment date after the effective time and prior to the surrender of such shares of Stewart common stock and cash in lieu of any fractional shares payable pursuant to the merger agreement. All shares of FNF common stock and cash, together with the amount of any dividends and distributions deposited with the exchange agent as described above, are referred to as the "exchange fund". FNF will cause the exchange agent to deliver the merger consideration and other payments contemplated by the merger agreement out of the exchange fund.

        The exchange agent will:

  •
  receive election forms;

  •
  if delegated in whole or in part such authority by FNF, determine in accordance with the merger agreement (and the election form) the merger consideration to be received by each holder of shares of Stewart common stock; and

  •
  exchange the applicable merger consideration for certificates formerly representing shares of Stewart common stock or for Stewart common stock represented by book-entry.

        In order to make a cash election, stock election or mixed election, the properly completed and signed form of election, together with one of the items described above, must be actually received by the exchange agent at or prior to the election deadline in accordance with the instructions accompanying the form of election.

        As promptly as practicable after the effective time (but no later than two (2) business days thereafter), FNF will send, or will cause the exchange agent to send, to each holder of shares of Stewart common stock at the effective time (other than shares owned by Stewart, its subsidiaries, FNF, Merger Sub I or Merger Sub II, shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law or shares held by a holder of a certificate representing shares of Stewart common stock who properly made and did not revoke a mixed election, cash election or a stock election) a letter of transmittal and instructions for use in such exchange for certificates representing shares of Stewart common stock or shares of Stewart common stock held in book-entry form.

Background of the Mergers

        As part of the ongoing evaluation of Stewart's business, members of Stewart's senior management and the Stewart board periodically review and assess the company's operations, financial performance, industry conditions and related regulatory developments as they may each impact Stewart's long-term strategic goals and plans. In addition, members of Stewart's senior management and the Stewart board periodically review and evaluate the possibility of pursuing business combinations, acquisitions and other strategic alternatives as part of Stewart's ongoing efforts to strengthen its overall business and enhance value for its stockholders, taking into account economic, regulatory, competitive and other conditions.

        In May 2017, in connection with the Stewart board's periodic review of business opportunities and its ongoing review of Stewart's financial performance, certain members of the Stewart board articulated their growing concerns about the overall performance of Stewart, including, in particular, concerns regarding its inability to consistently achieve its quarterly management projections and consensus analyst estimates and its recent history of failing to achieve comparable profit margins with those of its key competitors within the title insurance industry. In particular, members of the board noted that from the fourth quarter of 2015 through the first quarter of 2017, Stewart had failed to achieve consensus analyst estimates in four out of six quarters. Additionally, as previously disclosed in Stewart's Form 10-Q for the quarterly period ended June 30, 2017, as a result of revenue attached employee departures during the first quarter and second quarter of 2017, principally in Arizona, Texas and the Pacific Northwest regions, Stewart management expected a significant negative impact on its cash flow and financial results in the near term which would likely result in Stewart's failure to achieve analyst consensus estimates again in the second quarter of 2017 and would necessitate significant additional financial investment by Stewart in subsequent quarters in order to rebuild its business in the affected regions. Members of the Stewart board expressed the view that in light of Stewart's inability to consistently achieve its management projections and consensus analyst forecasts, the particular challenges facing the Stewart business during the second quarter of 2017 and the competitive market landscape of the title insurance industry, Stewart's mid- to long-term financial outlook was expected to remain challenging, and that its future achievement of financial results in line with management forecasts would be dependent on Stewart executing a number of key strategic initiatives, including potential acquisitions, that would entail significant execution risk. For these reasons, the Stewart board concluded in May 2017 that it would be in Stewart's interest to consider strategic alternatives alongside standalone alternatives for Stewart's growth, and determined that it would be desirable for Stewart to retain a financial advisor to assist the Stewart board in identifying potential acquisition or sale opportunities in the market and in investigating and evaluating any such opportunities. After interviewing several financial advisors, Stewart retained Citigroup Global Markets Inc., which we refer to in this document as Citi, as its financial advisor for purposes of assisting Stewart in the evaluation of its strategic and financial alternatives and executed an engagement letter with Citi on May 22, 2017.

        On July 20, 2017, Stewart held a conference call to publicly announce its financial results for the second quarter of 2017, which fell short of consensus analyst estimates. In connection with the announcement, the trading price of Stewart's common stock declined by 10.2% from a closing price of $46.35 on July 19, 2017 to a closing price of $41.61 on July 20, 2017.

        During three separate sessions held on July 26, 2017, July 27, 2017 and August 2, 2017, the independent directors on the Stewart board met to discuss various issues, particularly potential management succession, Stewart's strategy and business plan and second quarter results. The independent directors, through Mr. Thomas Apel, Chairman of the Stewart board, and director Mr. Fred Eppinger, relayed concerns regarding Stewart's performance and the potential need to consider strategic alternatives to Mr. Matthew Morris, Chief Executive Officer of Stewart, on August 3, 2017.

        At a meeting of the Stewart board that was held on August 7, 2017 and reconvened on August 10, 2017, the members of the Stewart board met to discuss the formation of a committee to explore strategic opportunities for Stewart's growth and expansion through one or more potential transactions. Members of Stewart management were also present, as was Gavin Molinelli, a designated non-voting board observer designated by Starboard Value LP, which we refer to in this document as Starboard, who was permitted to attend meetings of the Stewart board and, subject to certain exceptions, any committees thereof, in each case, in the capacity of a board observer of Starboard, pursuant to the terms of a settlement agreement entered into between Stewart and Starboard on October 17, 2016 and a confidentiality agreement entered into between Stewart and Starboard on October 27, 2017, which we refer to collectively in this document as the Starboard agreements. The Stewart board resolved to form such a committee, which we refer to in this document as the Stewart strategic alternatives committee, for the purpose of identifying and evaluating potential strategic alternatives for Stewart for the full Stewart board to consider, including a potential transaction with a company that Stewart had previously engaged in discussions with regarding a potential transaction on an earlier occasion in July 2016, which we refer to in this document as Party A, such other viable transaction opportunities as may be considered and various standalone alternatives. The Stewart board resolved to appoint Mr. James Chadwick as Chairman and Mr. Arnaud Ajdler and Mr. Eppinger as the other members of the Stewart strategic alternatives committee.

        On August 14, 2017, the Stewart strategic alternatives committee held a meeting at which representatives of Citi and members of Stewart management were also present at the request of the Stewart strategic alternatives committee and at which Mr. Molinelli was present in his capacity as a non-voting observer. At the Stewart strategic alternatives committee's invitation, representatives of Citi provided an update of certain potential strategic alternatives, including potential transactions with various counterparties in the industry in which Stewart operates. The members of the Stewart strategic alternatives committee determined to re-engage in discussions with Party A, and to continue exploring other strategic alternatives with other potential transaction counterparties.

        On August 17, 2017, at a meeting of the Stewart board at which members of Stewart management were also present at the request of the Stewart board and at which Mr. Molinelli was present in his capacity as a non-voting observer, Mr. Chadwick updated the Stewart board on the actions of the Stewart strategic alternatives committee.

        On August 21, 2017 and September 12, 2017, the Stewart strategic alternatives committee held meetings at which members of Stewart management were present at the request of the Stewart strategic alternatives committee, to consider strategic alternatives, including a potential acquisition of Party A that would, among other things, entail the replacement of certain members of Stewart's executive team with members of the executive team of Party A. Mr. Molinelli was present at the August 21, 2017 meeting in his capacity as a non-voting observer and representatives of Citi were present at the September 12, 2017 meeting. Aside from discussions with Party A, Stewart did not engage in discussions with potential counterparties during the strategic alternatives process regarding employment arrangements with Stewart's executives following a potential transaction.

        On September 15, 2017, Stewart retained Davis Polk to serve as Stewart's legal counsel in connection with a potential strategic transaction involving Stewart.

        On September 25, 2017, the Stewart board held a meeting, with members of Stewart management and representatives of Citi also present at the request of the Stewart board and Mr. Molinelli present in his capacity as a non-voting observer. The purpose of this meeting was to consider certain strategic alternatives that were under consideration by the Stewart strategic alternatives committee. At the request of the Stewart board, representatives of Citi reviewed its preliminary financial analysis of certain potential strategic alternatives, including an acquisition of Party A and the prospect of Stewart entering into a sale transaction with a third party to be determined. The Stewart board authorized representatives of Citi to contact certain potential strategic parties, including FNF, to determine the level of interest that each such party might have in pursuing a transaction involving Stewart.

        On September 25, 2017, representatives of Citi contacted Mr. Brent Bickett, Executive Vice President of Corporate Strategy of FNF, by telephone to inquire as to whether FNF would have any interest in pursuing a potential transaction involving Stewart.

        On September 26, 2017, representatives of Citi, acting at the direction of the Stewart strategic alternatives committee, sent a term sheet to Party A containing proposed terms for a potential transaction between Stewart and Party A. On September 27, 2017, Party A sent a revised draft of the proposed term sheet back to representatives of Citi, which was circulated to the Stewart board.

        On October 2, 2017, the Stewart strategic alternatives committee held a meeting, with certain other Stewart directors, members of Stewart management and representatives of Citi and Davis Polk also present at the request of the Stewart strategic alternatives committee and Mr. Molinelli present in his capacity as a non-voting observer. The purpose of this meeting was to receive an update from representatives of Citi regarding its discussions with potential strategic parties and to discuss the ongoing communications between Stewart and Party A regarding a potential acquisition of Party A. Representatives of Citi informed the Stewart strategic alternatives committee that, following the September 25 Stewart strategic alternatives committee meeting, representatives of Citi had contacted various parties regarding a potential transaction, and that FNF and another strategic buyer, which we refer to in this document as Party B, had both expressed interest in a potential acquisition of Stewart.

        On October 2, at the direction of the Stewart strategic alternatives committee, a representative of Citi sent a revised draft of the term sheet back to Party A. Also on October 2, 2017, Stewart entered into an exclusivity agreement with Party A pursuant to which Party A agreed that it would not take any action to solicit or encourage an acquisition proposal with any other party through October 20, 2017, which Stewart and Party A subsequently agreed to extend to November 6, 2017. Following the entrance into the exclusivity agreement, Stewart and Party A did not exchange further drafts of the term sheet, and representatives of Stewart and Party A proceeded to engage in ongoing discussions regarding the terms of a potential acquisition of Party A by Stewart that continued through December 2017. Such discussions concerned, among other issues, the potential purchase price, the mix of consideration between cash and Stewart common stock, whether the stock component of the purchase price would be subject to a "collar" or other adjustment mechanism to account for changes in the price of Stewart common stock between signing and closing, the extent of any board nomination rights that Party A's majority owner would receive in connection with a potential transaction, indemnification obligations and certain post-closing covenants. Beginning on October 2, 2017, Stewart and Party A began to exchange due diligence materials relevant to their respective businesses and operations.

        On October 3, 2017, the Stewart board held a meeting, with members of Stewart management and representatives of Citi and Davis Polk also present at the request of the Stewart board and Mr. Molinelli present in his capacity as a non-voting observer. At the meeting, the Stewart board authorized the entry into mutual confidentiality agreements with FNF and Party B, and, subject to the execution of such an agreement, to provide confidential information to such parties through an electronic data room.

        On October 4, 2017, Stewart and FNF entered into a mutual confidentiality agreement and began to exchange certain non-public information.

        On October 16, 2017, the Stewart board held a meeting, with members of Stewart management and representatives of Citi and Davis Polk also present at the request of the Stewart board and Mr. Molinelli present in his capacity as a non-voting observer. The Stewart board reviewed Stewart's financials for the third quarter of 2017 and received a presentation from Mr. David Hisey, Chief Financial Officer of Stewart, indicating that Stewart's earnings were anticipated to fall materially short of consensus analyst estimates. In light of the large expected earnings miss, the Stewart directors discussed the potential timeline for executing a strategic transaction and the prospect of publicly disclosing the formation of the Stewart strategic alternatives committee. The members of the Stewart board discussed the status of Stewart's evaluation of strategic alternatives, including ongoing discussions regarding a potential acquisition of Party A and a potential sale transaction to FNF or Party B. The Stewart board directed representatives of Citi to contact FNF and Party B to further assess their respective level of interest in a potential acquisition of Stewart, and agreed to send a draft merger agreement to both FNF and Party B to progress discussions regarding a potential sale transaction. In addition, a representative of Davis Polk reviewed with the Stewart board its fiduciary duties in connection with its consideration of strategic alternatives. The Stewart board also discussed the timing of Stewart's upcoming third quarter earnings announcement, the date of which had not yet been publicly announced by Stewart, and determined to delay such earnings announcement until November 6, 2017 in order to facilitate further discussions regarding a potential strategic transaction.

        On October 17, 2017, at the direction of Stewart management, a draft merger agreement prepared by Davis Polk in connection with the potential acquisition of Party A by Stewart was delivered to Party A by a representative of Citi.

        On October 20, 2017, a draft merger agreement prepared by Davis Polk was delivered to each of FNF and Party B. Representatives of Citi and other representatives of Stewart continued to make available certain non-public information to representatives of FNF during this time, and during the period of October 4, 2017 to October 26, 2017, representatives of FNF continued to undertake due diligence on Stewart.

        On October 26, 2017, FNF submitted a non-binding letter of intent to acquire 100% of the common stock of Stewart for $50.00 per share in cash, subject to due diligence, together with a proposed revised draft merger agreement. The terms of FNF's offer, among other things, did not require FNF to divest or otherwise dispose of any assets (other than duplicative title plant interests) in order to secure regulatory approval of the potential transaction.

        On October 30, 2017 and November 1, 2017, the Stewart board held meetings, with members of Stewart management and representatives of Davis Polk and Citi also present at the request of the Stewart board and Mr. Molinelli present in his capacity as a non-voting observer. At these meetings, the Stewart board discussed the current status of Stewart's consideration of strategic alternatives, including the offer submitted by FNF. A representative of Davis Polk again reviewed with the Stewart board its fiduciary duties in connection with its consideration of strategic alternatives at both meetings. At the October 30 meeting, the Stewart board directed representatives of Davis Polk and Citi to further evaluate a potential transaction with FNF and directed representatives of Davis Polk to analyze in more detail the regulatory and other risks of proceeding with a potential transaction with FNF. At the November 1 meeting, the Stewart board agreed to explore in greater detail the viability of FNF's offer over the next 30 days, including review of the offer price, potential regulatory issues and approvals that would be required, the necessary contractual undertakings from FNF that may be desirable in order to ensure the likely consummation of a potential transaction (including a potential reverse termination fee) and other aspects of a potential transaction. The Stewart board also discussed the desirability of publicly disclosing the formation of the Stewart strategic alternatives committee and Stewart's consideration of strategic alternatives in light of Stewart's upcoming third quarter earnings release on November 6 in which Stewart expected to announce earnings that fell materially short of consensus analyst estimates. For these reasons, the Stewart board voted to include in a press release a statement regarding the formation of the Stewart strategic alternatives committee, with all board members voting in favor of such disclosure for the reasons noted above, except for Mr. Morris. Mr. Morris' opposition to such disclosure was based on his concern about the effect that a public announcement of the formation of the Stewart strategic alternatives committee would have on Stewart's ability to retain its top performing employees, including, in particular, his concern that such an announcement could result in certain of Stewart's competitors making competing offers of employment to such employees.

        On October 31, 2017, Mr. John Killea, President and Chief Legal Officer of Stewart, and representatives of Davis Polk and Citi had a telephone call with Mr. Bickett and other members of FNF management to discuss certain considerations relating to a potential combination of Stewart and FNF.

        On November 6, 2017, Stewart issued a press release, concurrently with its third quarter earnings release, announcing that the Stewart board had previously formed the Stewart strategic alternatives committee to consider strategic alternatives including potential business combinations, the potential sale of Stewart and the continued execution of Stewart's standalone business plan. The press release also noted that Stewart had retained Citi as financial advisor and Davis Polk as legal advisor in connection with its review of strategic alternatives.

        On November 6, 2017, a representative of Party B delivered a letter to a representative of Citi indicating that it was no longer interested in pursuing a potential transaction with Stewart. The representative of Party B separately had a telephone call with a representative of Citi and indicated on such call that its basis for declining to pursue a transaction with Stewart was that it was unable to pay a purchase price equal to or greater than the then-current trading price of Stewart's common stock, which had a closing price of $39.24 on November 6, 2017.

        Following the public announcement of the formation of the Stewart strategic alternatives committee, between November 7, 2017 and November 13, 2017, Stewart or representatives of Citi received communications from five other parties regarding a potential strategic transaction with Stewart. Stewart entered into confidentiality agreements with three of these parties, which we refer to in this document as Parties C, D and E, between November 14, 2017 and November 19, 2017. The two parties who Stewart did not enter into confidentiality agreements with consisted of an individual financial investor who initially expressed interest in a transaction with Stewart to representatives of Citi but shortly thereafter informed representatives of Citi that he was not interested in pursuing a transaction, and a representative of a strategic investor that informed representatives of Citi that it was interested in purchasing only Stewart's Canadian business, which was an alternative that members of the Stewart strategic alternatives committee determined did not warrant further consideration given the other potential strategic alternatives available to Stewart at the time. Party E, a potential strategic acquiror, was provided access to due diligence and, after reviewing certain due diligence materials, subsequently informed representatives of Citi that it was not interested in pursuing a potential transaction with Stewart.

        On November 10, Party A delivered a revised draft of certain provisions of the merger agreement prepared in connection with the potential acquisition of Party A by Stewart to representatives of Davis Polk, which reserved comment on certain material provisions, including consideration, merger mechanics, representations and warranties and tax matters pending further discussions between representatives of Stewart and representatives of Party A.

        On November 13, 2017, the Stewart board held a meeting, with members of Stewart management and representatives of Citi and Davis Polk present at the request of the Stewart board and Mr. Molinelli present in his capacity as a non-voting observer. The purpose of the meeting was to discuss the current status of Stewart's consideration of strategic alternatives, including the offer submitted by FNF and potential opportunities to enter into a transaction with one of the other parties that had reached out to Stewart since Stewart's November 6 third quarter earnings announcement. The Stewart board discussed regulatory risks relating to a potential transaction with FNF and discussed the importance of FNF agreeing to pay a reverse termination fee to Stewart in the event that the proposed strategic transaction was not approved by all applicable regulatory authorities. The Stewart board directed Stewart's management team and representatives of Davis Polk to develop and propose to FNF a construct to address regulatory risks that would ensure with substantial certainty that the transaction would be completed, including the scope of potential divestiture undertakings that would be desirable in order to best ensure regulatory approval of a transaction and a request that FNF agree to pay a reverse termination fee in a meaningful amount to be agreed in the event that a transaction with FNF were to fail to close for any regulatory reason. The Stewart board also directed the representatives of Citi to perform financial analyses regarding the effect that any required divestitures may have on the purchase price. The Stewart board also agreed to continue to explore all potential strategic opportunities, including with other potential parties.

        On November 13, 2017, Messrs. Morris, Killea and Hisey and a representative of Citi had a telephone call with the chief executive officer and other executives of Party D, a potential strategic acquiror, to discuss a potential transaction with Party D.

        On November 13, 2017, Messrs. Morris, Killea and Hisey had a telephone call with a private equity firm, which we refer to in this document as Party F, that had indicated interest in a potential transaction with Stewart (whether in the form of a primary investment in Stewart, an outright acquisition of Stewart or otherwise).

        On November 14, 2017, a representative of Party D informed a representative of Stewart that it was not interested in pursuing a potential transaction with Stewart. The representative of Party D did not indicate a specific reason for declining to pursue a transaction.

        On November 14 and 15, 2017, Mr. Raymond Quirk, Chief Executive Officer of FNF, Mr. Bickett and other senior members of FNF's management team met with Messrs. Apel, Morris and Killea and other senior members of Stewart's management team and representatives of Citi in Houston, Texas. The parties discussed financial, legal and other due diligence as well as certain potential synergies that might result from a proposed strategic transaction involving Stewart and FNF.

        On November 15, 2017, representatives of Davis Polk submitted a proposed revised draft merger agreement and a draft summary term sheet of the regulatory undertaking contained in such draft merger agreement (the "regulatory undertaking term sheet") to representatives of Weil, legal counsel to FNF, setting forth terms developed by management together with representatives of Citi and Davis Polk in accordance with the direction provided by the Stewart board at its November 13, 2017 meeting. The revised draft merger agreement and regulatory undertaking term sheet proposed that FNF would be required to divest up to $225 million in annual revenues, with the purchase price to be adjusted downwards on a sliding scale in the event that FNF was required to divest in excess of $75 million in annual revenue from $50.00 per share to $47.00 per share, and that FNF would be required to pay a reverse termination fee in the amount of 6% of the aggregate purchase price in the event that the merger agreement was terminated as a result of the applicable regulatory authorities failing to approve the transaction.

        On November 16, 2017, Messrs. Morris, Killea and Hisey and representatives of Citi met with members of the management team of Party C, a potential strategic acquiror, to present certain financial and operating information regarding Stewart in connection with a potential transaction with Party C.

        On November 17, 2017, representatives of Weil submitted a revised draft regulatory undertaking term sheet to representatives of Davis Polk. The revised draft proposed that FNF would be required to divest up to $150 million in annual revenues, with the purchase price to be adjusted downwards on a sliding scale in the event that FNF was required to divest in excess of $75 million in annual revenue, from $50.00 per share to $47.00 per share, and that FNF would not be required to pay any reverse termination fee whatsoever.

        On November 17, 2017, a representative of the principal shareholder of Party A submitted a letter to the Stewart board relaying the view of Party A's shareholders that discussions between Stewart and Party A regarding a potential transaction should be accelerated, and that Stewart and Party A should seek to complete remaining due diligence and enter into a transaction agreement on an urgent basis. The letter also stated that if a definitive agreement for such a transaction was not entered into on or prior to December 8, 2017, Party A would discontinue its discussions with Stewart regarding a potential transaction. Following receipt of such letter, representatives of Stewart and representatives of Party A had multiple discussions regarding due diligence and potential terms and conditions of such a transaction.

        On November 19, 2017, representatives of Weil submitted a revised draft of the merger agreement to Davis Polk that had been revised to reflect, among other things, the proposed terms included in the regulatory undertaking term sheet submitted by Weil on November 17, 2017, and that FNF would be permitted to terminate the merger agreement in the event that FNF was required to divest in excess of $150 million in annual revenue.

        On November 20, 2017, the Stewart strategic alternatives committee held a meeting, with certain other Stewart directors, members of Stewart management and representatives of Citi and Davis Polk also present at the request of the Stewart strategic alternatives committee and Mr. Molinelli present in his capacity as a non-voting observer. At this meeting, the participants discussed the terms of FNF's revised offer and other potential strategic alternatives. The Stewart strategic alternatives committee directed Davis Polk to prepare a markup of the draft merger agreement to reflect a counterproposal to be submitted to FNF on terms approved by the Stewart strategic alternatives committee.

        On November 21, 2017, representatives of Davis Polk submitted a revised draft merger agreement and regulatory undertaking term sheet to representatives of Weil. The revised drafts proposed, among other things, that FNF would be required to divest up to $200 million in annual revenues, with the purchase price to be adjusted downwards on a sliding scale in the event that FNF was required to divest in excess of $75 million in annual revenue, from $50.00 per share to $47.00 per share, and that FNF would be required to pay a reverse termination fee in the amount of $60 million, or approximately 5.0% of the aggregate purchase price, in the event that the merger agreement was terminated as a result of the applicable regulatory authorities failing to approve the transaction.

        On November 21, 2017, Messrs. Apel and Chadwick submitted a letter to a representative of the principal shareholder of Party A indicating that while Stewart believed that the December 8, 2017 deadline for completing a transaction with Party A that had been proposed by such representative in his November 17, 2017 letter was attainable, Stewart had also received another offer that the Stewart board determined merited consideration. The letter indicated that the Stewart board would be required to assess the proposed terms of any transaction with Party A in light of such other offer. Following such letter and until December 12, 2017, at the direction of the Stewart strategic alternatives committee, representatives of Stewart and representatives of Davis Polk exchanged multiple drafts of transaction agreements with Party A and representatives of the principal shareholder of Party A in connection with a potential transaction between Stewart and Party A and engaged in further due diligence relating to such potential transaction.

        On November 22, 2017, Messrs. Morris, Killea and Hisey and certain other members of Stewart management met with members of the management team of Party C to discuss the scope of potential revenue and cost synergies that could be expected to be achieved in connection with a potential transaction between Stewart and Party C.

        On November 22, 2017, Stewart entered into a confidentiality agreement with Party F.

        Also on November 22, 2017, Messrs. Apel and Chadwick delivered a letter to Party A responding to the letter summarizing Stewart's position regarding certain issues raised by Party A's revised draft of the merger agreement prepared in connection with the potential acquisition of Party A by Stewart that was delivered on November 10, 2017.

        On November 24, 2017, representatives of Citi provided a draft merger agreement to Party C.

        On November 25, 2017, representatives of Weil submitted a revised draft merger agreement and regulatory undertaking term sheet to representatives of Davis Polk. The revised drafts proposed, among other things, that FNF would be required to divest up to $200 million in annual revenues, with the purchase price to be adjusted downwards on a sliding scale in the event that FNF was required to divest in excess of $75 million in annual revenue, from $50.00 per share to $46.00 per share, but that FNF would not be required to pay any reverse termination fee whatsoever, and that FNF would be permitted to terminate the merger agreement in the event that FNF was required to divest in excess of $200 million in annual revenue.

        On November 28, 2017, Mr. Morris had a call with representatives of Party F to discuss a potential transaction between Stewart and Party F.

        On November 30, 2017, representatives of Party C submitted a non-binding proposal to acquire 100% of the common stock of Stewart for consideration valued at between $39.00 and $40.00 per share, with at least 75% of such consideration to be paid in shares of the common stock of Party C and up to 25% of such consideration to be paid in cash.

        On November 30, 2017, at the direction of management, representatives of Davis Polk submitted a revised draft merger agreement to representatives of Weil. The revised draft noted as open points, among other things, that FNF would be required to divest up to $200 million in annual revenues, with the purchase price to be adjusted downwards on a sliding scale in the event that FNF was required to divest in excess of $75 million in annual revenue, from $50.00 per share to $46.00 per share, and that FNF would be required to pay a reverse termination fee in an unspecified amount, in the event that the merger agreement was terminated as a result of the applicable regulatory authorities failing to approve the transaction.

        On November 30, 2017, a representative of Party A delivered two emails to representatives of Davis Polk, each containing additional comments on the merger agreement prepared in connection with the potential acquisition of Party A by Stewart, which did not address merger consideration, representations and warranties to be made by Party A or tax matters.

        On December 1, 2017, the Stewart strategic alternatives committee held meetings, with certain other members of the Stewart board, members of Stewart management and representatives of Citi and Davis Polk also present at the request of the Stewart strategic alternatives committee and Mr. Molinelli present in his capacity as a non-voting observer. At this meeting, the participants discussed the offer received from Party C, the status of discussions between Stewart and Party A regarding a potential acquisition of Party A and the proposed transaction with FNF. Members of the Stewart strategic alternatives committee received an update from representatives of Citi on the status of due diligence being conducted by Party C, Party A, FNF and Stewart as communicated to representatives of Citi by such parties, the status of negotiations between Party C, Party A and FNF, respectively, and Stewart and Stewart management's estimates of the potential synergies in connection with a potential acquisition of Party A. Representatives of Davis Polk discussed the scope of potential divestiture undertakings that would be desirable in order best to ensure regulatory approval of a transaction with FNF and how such divestiture undertakings might be structured. Representatives of Citi reviewed its financial analysis of the effect that any such divestitures may have on the purchase price.

        On December 1, 2017, at the direction of the Stewart strategic alternatives committee, representatives of Citi spoke with Mr. Bickett by telephone to discuss certain aspects of a potential transaction between Stewart and FNF, including Stewart's request that FNF agree to pay a reverse termination fee in the event that a transaction between Stewart and FNF does not secure all required regulatory approvals.

        On December 1, 2017, a representative of Party A delivered a further revised draft of the merger agreement prepared in connection with the acquisition of Party A by Stewart to representatives of Davis Polk addressing, among other things, representations and warranties to be made by Party A.

        On December 4, 2017, the Stewart strategic alternatives committee held meetings, with certain other members of the Stewart board, members of Stewart management and representatives of Citi and Davis Polk present at the request of the Stewart strategic alternatives committee and Mr. Molinelli present in his capacity as a non-voting observer. The Stewart strategic alternatives committee received an update from representatives of Citi regarding negotiations with Party A, and discussed certain key open issues that would need to be resolved in connection with the completion of an acquisition of Party A. The Stewart strategic alternatives committee received an update from representatives of Davis Polk regarding discussions with FNF, including the scope of potential divestiture undertakings that would be desirable in order best to ensure regulatory approval of a transaction with FNF and the reverse termination fee proposed by FNF, including any conditions under which such a fee would not be payable that would limit its effectiveness from Stewart's standpoint. The Stewart strategic alternatives committee also discussed the offer received from Party C and directed representatives of Citi to contact representatives of Party C to communicate the Stewart board's concern that Party C's offer price undervalued Stewart stock and that Party C would need to increase its price materially in order for Stewart to further consider a potential transaction with Party C.

        On December 5, 2017, representatives of Davis Polk provided representatives of Weil a draft disclosure schedule in connection with the draft merger agreement with FNF, and on December 6, 2017, representatives of Davis Polk provided supplemental information in connection with the draft disclosure schedule. On December 5 and 6, 2017, Messrs. Morris, Killea, Hisey and certain other members of Stewart management and representatives of Citi met with members of the management team of Party F to present certain financial and operating information regarding Stewart in connection with a potential transaction with Party F.

        On December 5, 2017, a representative of Party A delivered a further revised draft of the merger agreement prepared in connection with the acquisition of Party A by Stewart to representatives of Davis Polk, addressing certain tax matters.

        On December 6, 2017, the Stewart strategic alternatives committee held a meeting, with certain other members of the Stewart board, members of Stewart management and representatives of Citi and Davis Polk present at the request of the Stewart strategic alternatives committee and Mr. Molinelli present in his capacity as a non-voting observer. At this meeting, the participants discussed the status of discussions between Stewart and Party A regarding a potential acquisition of Party A, the discussions between Stewart and Party F, the offer received from Party C and the proposed transaction with FNF.

        On December 6, 2017, at the direction of management, representatives of Davis Polk delivered to Party A a revised draft of the merger agreement prepared in connection with the potential acquisition of Party A by Stewart, which contained a revised proposal regarding consideration and merger mechanics based on discussions between representatives of Party A and representatives of Stewart.

        On December 8, 2017, the Stewart strategic alternatives committee held a meeting with certain other members of the Stewart board, members of Stewart management and representatives of Citi and Davis Polk present at the request of the Stewart strategic alternatives committee. At this meeting, the participants discussed the proposed transaction with FNF, the status of discussions between Stewart and Party A regarding a potential acquisition of Party A, the discussions between Stewart and Party F and the offer received from Party C. Members of the committee discussed the desirability of advancing discussions with each of the other parties so that the committee and the Stewart board would be able to determine whether to pursue any of the alternatives under consideration.

        On December 8, 2017, at the direction of the Stewart strategic alternatives committee, representatives of Davis Polk submitted a revised draft regulatory undertaking term sheet to representatives of Weil setting forth certain revised proposed terms of the draft merger agreement to be entered into between Stewart and FNF in connection with a potential transaction, including, among other things, that FNF would be required to pay a reverse termination fee of $55 million, or approximately 4.6% of the aggregate purchase price, in the event that the merger agreement was terminated as a result of the applicable regulatory authorities failing to approve the transaction. This term sheet also proposed that Stewart would accept FNF's previous proposal that FNF would be required to divest up to $200 million in annual revenues (subject, however, to FNF's agreement to the payment of the reverse termination fee in the amount and under the circumstances described above), with the purchase price to be adjusted downwards on a sliding scale in the event that FNF was required to divest in excess of $75 million in annual revenue from $50.00 per share to $46.00 per share. This term sheet also set forth Stewart's proposed methodology for measuring the revenues of any of the businesses that are required to be divested in order to secure required regulatory approvals for the purposes of adjusting the merger consideration.

        On December 8, 2017, Mr. Morris had a call with representatives of Party C to discuss a potential transaction between Stewart and Party C, and on each of December 8, 2017 and December 14, 2017, Mr. Morris had a call with representatives of Party F to discuss a potential transaction between Stewart and Party F.

        On December 9, 2017, representatives of Weil submitted a revised draft of the disclosure schedules to representatives of Davis Polk.

        On December 9, 2017, representatives of Davis Polk had a telephone call with representatives of Party A and representatives of Kirkland & Ellis LLP, counsel to Party A's majority owner, regarding the proposed terms of the draft merger agreement prepared in connection with the potential acquisition of Party A by Stewart. Following such discussion, representatives of Davis Polk and representatives of Party A exchanged drafts of a term sheet summarizing the material terms that had not been agreed upon and Party A's and Stewart's respective proposals regarding such terms.

        On December 10, 2017, Mr. Molinelli and a representative of Olshan Frome Wolosky LLP, legal advisor to Starboard, had a telephone conversation with Davis Polk in which Mr. Molinelli requested that Mr. Molinelli be indemnified by Stewart for his participation in the strategic alternatives process as a non-voting board observer designated by Starboard pursuant to the Starboard agreements.

        On December 11, 2017, members of the Stewart board, members of Stewart management and representatives of Citi had a call with the chairman and chief executive officer of Party C regarding the terms of a potential transaction between Stewart and Party C.

        On December 12, 2017, representatives of Weil submitted a revised draft regulatory undertaking term sheet to representatives of Davis Polk setting forth certain revised proposed terms of the draft merger agreement to be entered into between Stewart and FNF in connection with a potential transaction. The term sheet included a revised proposed methodology for measuring the revenues of any of the businesses that are required to be divested in order to secure required regulatory approvals for the purposes of adjusting the merger consideration. The term sheet also proposed that FNF would be required to pay a reverse termination fee in an amount equal to 3.0% of the equity value of the transaction in the event that the merger agreement was terminated as a result of the failure to receive Hart-Scott-Rodino antitrust approval or any state regulatory approval, other than where such failure was related to any actual or alleged anticompetitive effect or lessening of or other effect on competition of the proposed transaction. This term sheet also proposed that FNF would be required to divest up to $200 million in annual revenues, with the purchase price to be adjusted downwards on a sliding scale in the event that FNF was required to divest in excess of $75 million in annual revenue from $50.00 per share to $46.00 per share, and that FNF would be permitted to terminate the merger agreement in the event that FNF was required to divest in excess of $200 million in annual revenue without payment of a reverse termination fee.

        Also on December 12, 2017, Party A delivered a revised draft of the merger agreement prepared in connection with the acquisition of Party A by Stewart to representatives of Davis Polk.

        On December 14, 2017, the Stewart board held a meeting, members of Stewart management and representatives of Citi and Davis Polk also in attendance at the request of the Stewart board and Mr. Molinelli present in his capacity as a non-voting observer. The Stewart board received an update from Mr. Chadwick regarding the current status of negotiations with Party A, Party C and FNF. The directors discussed FNF's most recent proposal, and considered potential alternatives for addressing the risk that one or more regulatory approvals required in connection with a potential transaction between Stewart and FNF may not be received. The directors agreed that a substantial reverse termination fee would be required to be paid to Stewart in the event that the transaction does not close for any regulatory reason in order for Stewart to be willing to enter into a potential transaction with FNF.

        On December 14, 2017, Messrs. Morris, Killea and Hisey, certain other members of Stewart management and representatives of Citi met with representatives of Party C in Houston, Texas to discuss a potential transaction between Stewart and Party C, including the due diligence process to be conducted by Party C with respect to Stewart.

        On December 15, 2017, representatives of Party F submitted a non-binding proposal to invest between $300-$400 million in a new class of convertible preferred stock of Stewart at a $43.00 per share conversion price. Party F indicated in its proposal that it expected that up to $200 million of the proceeds from such investment would be used by Stewart to repurchase common shares at a price to be agreed with the remainder to be used to fund unspecified acquisition opportunities.

        On December 15, 2017, a representative of Party C's financial advisor submitted to representatives of Citi an issues list setting forth Party C's position with respect to certain open issues in the draft merger agreement submitted by Stewart to Party C.

        On December 18, 2017, representatives of Davis Polk submitted a revised draft merger agreement to representatives of Party C reflecting Stewart's responses to the issues identified in the issues list submitted by a representative of Party C's financial advisor on December 15.

        On December 18, 2017, the Stewart board held a meeting, with members of Stewart management and representatives of Citi and Davis Polk also present at the request of the Stewart board and Mr. Molinelli present in his capacity as a non-voting observer. At this meeting, the participants discussed the proposed various strategic alternatives under consideration by the Stewart board. Representatives of Citi presented an update on negotiations with Party C and its preliminary financial analysis of a transaction between Stewart and Party C. The Stewart board then discussed the proposal submitted by Party F and the benefits and risks of such proposal to Stewart's stockholders, including the fact that the proposal entailed only an equity investment in the Company rather than a sale transaction outright. The Stewart board also discussed the status of negotiations with FNF and Party A. Mr. Apel notified the other members of the Board that FNF had not agreed to revise its position with respect to the payment of a reverse termination fee.

        On December 19, 2017, the Stewart strategic alternatives committee held a meeting with members of Stewart management and representatives of Citi and Davis Polk also present at the request of the Stewart strategic alternatives committee and Mr. Molinelli present in his capacity as a non-voting observer. At this meeting, the participants discussed the status of discussions between Stewart and Party A regarding a potential acquisition of Party A and the offer received from Party C. In addition, the members of the committee discussed the work completed to date by management, KPMG LLP, Stewart's independent accountants, which we refer to in this document as KPMG, and Citi relating to the potential acquisition by Stewart of Party A. The preliminary financial analysis of a potential transaction with Party A prepared by Citi was based on projections for Party A, projections for Stewart and synergies projections for an acquisition of Party A by Stewart, approved by Stewart management. In developing such projections, Stewart's management used financial projections for Party A provided to Stewart by Party A (which projections assumed, among other things, the realization of certain operational synergies as a result of the potential acquisition of Party A by Stewart). Stewart's management then adjusted such projections provided by Party A downward based on, among other things, (i) quality of earning adjustments delivered to Stewart's management by KPMG that showed, among other things, that the EBITDA figures in the financial information delivered to Stewart by Party A significantly exceeded EBITDA calculated subject to normalizing adjustments and (ii) Stewart management's own business judgment regarding the achievability of such projections and, in particular, the synergies proposed to result from the transaction by Party A (including whether some of the proposed synergies could be achieved by Stewart on a standalone basis and therefore not properly included in the value proposition of an acquisition of Party A). Certain members of the strategic alternatives committee expressed their disagreement with the appropriateness of such downward adjustments.

        In connection with these matters, after the December 19 meeting of the Stewart strategic alternatives committee, members of the Stewart strategic alternatives committee proposed, on behalf of the committee, certain changes to the methodologies used by Citi in its preliminary financial analyses of the potential acquisition of Party A, including to utilize a discounted cash flow analysis rather than a dividend discount analysis and to also utilize an EBITDA multiple-based methodology. On December 20, 2017, representatives of Citi responded to these suggestions by indicating that they believed the requested changes to the methodologies to be inappropriate for the purposes of evaluating a potential transaction in the insurance industry and expressing their professional judgment regarding the appropriate methodologies and information to be included in the presentation to be made by representatives of Citi to the Stewart board in connection with the Stewart board's evaluation of a potential acquisition of Party A.

        On December 19, 2017, at the direction of the Stewart board, Mr. Apel had a telephone conversation with Mr. Bickett regarding the terms of FNF's current offer and possible timelines for reaching agreement on a potential transaction between Stewart and FNF.

        On December 20, 2017, Mr. Apel and Mr. Molinelli had a telephone conversation regarding the fact that under the terms of the Starboard agreements, Starboard's right to designate a board observer to the Stewart board had expired effective as of December 19, 2017. Mr. Molinelli requested that Starboard's right to designate a board observer be reinstated for a limited period until the Stewart board concluded its review of strategic alternatives, but he indicated that he would only be willing to continue to serve in this capacity if Stewart acceded to his previous request for indemnification from Stewart in connection with his participation in the strategic alternatives process. Mr. Apel informed Mr. Molinelli that such requests would need to be considered by the Stewart board.

        On December 21, 2017, Mr. Killea, representatives of Citi and Mr. Bickett had a telephone conversation regarding certain of Stewart's proposed terms for a potential transaction between Stewart and FNF. In that conversation, the parties discussed the proposed methodology for measuring the revenues of any of the businesses that are required to be divested in order to secure required regulatory approvals for all purposes under the merger agreement. Mr. Killea expressed Stewart's position that the maximum amount of revenues that FNF would be required to divest be increased from $200 million to $225 million. Mr. Bickett relayed that he believed that such an increase would require FNF to further reduce its minimum offer price to as low as $45.00 per share in the event that FNF was required to divest $225 million in revenues.

        On December 21, 2017, at the direction of the Stewart strategic alternatives committee, representatives of Davis Polk submitted a revised regulatory undertaking term sheet to representatives of Weil setting forth certain revised proposed terms of the draft merger agreement to be entered into between Stewart and FNF in connection with a potential transaction, which was intended to summarize Stewart's understanding of FNF's most recent proposal as it had been communicated to representatives of Citi. The revised terms that were being proposed by FNF contemplated an increase in the maximum amount of revenues that FNF would be required to divest from $200 million to $225 million and a corresponding adjustment to the minimum purchase price from $46.00 to $45.50 per Stewart share and a reverse termination fee of 3.0% of the equity value of the transaction, with such reverse termination fee to be payable in certain limited circumstances and not cover any failure of the transaction to close for regulatory reasons. The purpose of this summary was to ensure clarity for Stewart's board as to the terms being proposed by FNF on these matters.

        On December 21, 2017, Mr. Morris had a telephone call with representatives of Party C regarding a potential transaction between Stewart and Party C.

        On December 22, 2017, representatives of Weil submitted a revised regulatory undertaking term sheet to representatives of Davis Polk setting forth certain revised proposed terms of the draft merger agreement to be entered into between Stewart and FNF in connection with a potential transaction, clarifying FNF's most recent proposal as to the circumstances in which FNF would be required to pay a reverse termination fee as reflected in such draft term sheet prepared by Davis Polk on December 21, 2017. Also on December 22, 2017, representatives of Weil submitted to representatives of Davis Polk a revised draft of the merger agreement.

        On December 22, 2017, Mr. Killea, representatives of Davis Polk and Citi had a telephone call with members of Party C's management and representatives of Party C's financial and legal advisors regarding the proposed terms of the proposed draft merger agreement between Stewart and Party C.

        On December 23, 2017, representatives of Davis Polk had a telephone call with representatives of Weil regarding the proposed terms of the draft regulatory undertaking term sheet.

        On December 23, 2017, the Stewart board held a meeting, with members of Stewart management and representatives of Davis Polk present at the request of the Stewart board, to receive an update from members of Stewart management regarding the ongoing review of strategic alternatives and to discuss certain requests from Starboard and the advisability of retaining a second financial advisor. Mr. Molinelli was not present at the meeting as Starboard's right to designate an observer to the Stewart board had expired on December 19, 2017. At the request of Mr. Apel, Mr. Killea informed the directors that the standstill under the Starboard agreements between Stewart and Starboard had expired effective as of December 19, 2017 and that Starboard was accordingly no longer entitled to designate a board observer to the Stewart board. Mr. Killea also relayed to the directors Starboard's requests that its right to designate a board observer to the Stewart board be reinstated until the conclusion of the strategic alternatives process, which reinstatement would be conditioned on its designee being indemnified by Stewart in connection with his participation in the strategic alternatives process as a designee of Starboard. In addition, Mr. Killea reported that, as an alternative to this proposal, Starboard asked that it be entitled to designate an additional member to the Stewart board in lieu of the reinstatement of its non-voting observer with indemnification rights. The Stewart board considered Starboard's requests and determined not to make an immediate decision with respect to them. Instead, the Stewart board instructed the existing Starboard designee on the Stewart board, Mr. Clifford Press, to communicate to Starboard the Stewart board's concerns with respect to Starboard's indemnification request (in essence, that Starboard was not entitled to indemnification rights under the existing Starboard agreements, among other things) and the Stewart board's unwillingness to grant Starboard an additional board designee and thereby affect the balance of the Stewart board midstream during its consideration of strategic alternatives. In addition, at this meeting, two of the directors expressed their disagreement regarding the projections for Party A and synergies projections for a potential acquisition of Party A by Stewart, including the appropriateness of certain downward adjustments to the EBITDA and projections for Party A provided by Party A (including the appropriate level of synergies achievable in a transaction with Party A). The Stewart board also considered both the benefits of engaging a second financial advisor in connection with the proposed transaction with Party A and potentially the process more generally, as well as the drawbacks (including the incremental cost relative to any benefit of a second financial advisor and the possibility that retaining a second financial advisor may delay the process and put at risk the ongoing participation of all of the current potential counterparties to a transaction), the potential scope of a second financial advisor's engagement (and whether to limit the scope to only the potential transaction with Party A), the costs of retaining a second financial advisor and the timing for any possible engagement of a second financial advisors. After deliberation, the Stewart board determined to defer its decision of whether to engage a second financial advisor pending further developments in the strategic alternatives review process.

        On December 26, 2017, the Stewart board held a meeting, with members of Stewart management and representatives of Citi and Davis Polk present at the request of the Stewart board, to consider the proposed transactions with each of Parties A, C, F and FNF. At this meeting, a representative of Davis Polk reviewed with the Stewart board its fiduciary duties in connection with the consideration of strategic alternatives. The Stewart board discussed the fact that Party C would need additional time to complete due diligence on Stewart in order for it to further consider a transaction with Stewart, and directed representatives of Citi to reach out to representatives of Party C to discuss bridging the gap between the offer price offered by Party C with the offer price offered by FNF, including the potential for Stewart and Party C to enter into a transaction involving a warrant structure in order to provide Stewart stockholders with the potential to receive additional value above Party C's proposed offer price if Party C's share price were to increase after such a transaction. The Stewart board determined that Party F's proposal did not offer sufficient value to Stewart's shareholders to warrant continued pursuit of discussions with Party F in light of the strategic alternatives proposed by the other parties. The Stewart board also discussed certain regulatory risks of the proposed transaction with FNF, as well as the incremental value to FNF of a transaction with Stewart that was now possible in light of recent tax reform legislation in the United States. On these bases and after further discussion, the Stewart board determined to respond to FNF with a revised proposed maximum purchase price of $52.50 per Stewart share, with the purchase price to be adjusted from $52.50 per Stewart share downwards on a sliding scale to $48.00 per Stewart share in the event that FNF was required to divest in excess of $75 million in annual revenue up to a cap of divestitures of $225 million in annual revenue, and that FNF be required to pay a reverse termination fee of $65 million in the event that the transaction failed to be consummated for any regulatory reason. After the meeting concluded, representatives of Davis Polk sent a term sheet containing such revised terms to representatives of Weil.

        In addition, at the December 26, 2017 meeting, the Stewart board again discussed Starboard's prior requests for reinstatement of its non-voting observer designee to the Stewart board conditioned on Stewart indemnifying such non-voting observer designee in connection with his participation in the strategic alternatives process (or, in lieu of that, Starboard being granted an additional voting designee to the Stewart board). After further discussion, it was concluded that there was no consensus among the Stewart directors in support of either of Starboard's requests, which were once again tabled for any further necessary discussion.

        On December 26, 2017, at the direction of the Stewart board, a representative of Citi contacted a representative of Party C's financial advisor to communicate the Stewart board's request that Party C increase its offer price. Such discussion also addressed the possibility of a transaction with Party C including a warrant structure.

        On December 26, 2017, at the direction of the Stewart board, a representative of Citi contacted Mr. Bickett by telephone to discuss the terms of Stewart's revised proposal. Mr. Bickett indicated that FNF was not willing to consider a transaction on the revised terms proposed by Stewart following the December 26 meeting of the Stewart board.

        On December 27, 2017, Mr. Apel received an email from the chief executive officer of Party C indicating that Party C was no longer interested in pursuing discussions with Stewart, and on December 28, 2017, Mr. Apel had a follow-up telephone call with the chief executive officer of Party C during which Party C indicated that it was not willing to increase its offer price but would be willing to consider alternative proposals with respect to a potential transaction between Stewart and Party C. Between January 4, 2018 and January 24, 2018, Mr. Apel had multiple additional telephone conversations with the chief executive officer of Party C or a representative of its financial advisor regarding a potential transaction between Stewart and Party C.

        On January 5, 2018, the Stewart board held a meeting, with members of Stewart management and representatives of Citi and Davis Polk present at the request of the Stewart board, to discuss the proposed transactions with each of Parties A, C and F and FNF, as well as the possibility of another acquisition opportunity of a potential strategic acquiror that we refer to as Party G in this document. At this meeting, the Stewart board discussed all of these alternatives in further detail. In particular, the Stewart board discussed concerns raised by a majority of the board members regarding a potential transaction with Party A, including concerns about Party A's recent financial performance, the perception of such board members that the proposed purchase price for an acquisition of Party A by Stewart substantially overvalued the potential synergies that could be achieved in a transaction with Party A and potential concerns relating to the integration of the management team of Party A into Stewart. Members of the Stewart board concluded at such meeting that, in light of the other transaction alternatives then under consideration, pursuing a transaction with Party A on the proposed terms was unlikely to achieve consensus among the Stewart board, and, in light of such determination, members of the Stewart board and management did not engage in further negotiations with representatives of Party A. In addition, the Stewart board instructed representatives of Citi to further evaluate a warrant structure for a potential transaction involving Party C and instructed Davis Polk to prepare a term sheet for such proposal. The Stewart board agreed that it would not engage in further discussions with Party F unless Party F made a different proposal. The Stewart board also agreed to make a further revised offer to FNF that Stewart be acquired for $50.00 per share in cash, with all other terms of the transaction to be the same as those proposed by Stewart on December 26, including the proposed $65 million reverse termination fee. In addition, the Stewart board discussed with its advisors the merits and disadvantages of an acquisition of Party A, and ultimately concluded that there was no consensus on the board in favor of a transaction with Party A on the proposed terms.

        At the end of the January 5, 2018 meeting, the Stewart board members again discussed the possibility of retaining a second financial advisor and its potential benefits and drawbacks. The two directors who had expressed their disagreement regarding the projections for Party A at the December 23 meeting of the Stewart board relayed their dissatisfaction with the most recent financial analysis of a potential acquisition of Party A by Stewart prepared by Citi, in particular, projections for Party A and projections for Stewart and synergies projections for an acquisition of Party A by Stewart, approved by Stewart management for use by Citi in performing its financial analysis. Such directors were also of the opinion that (i) the projections approved by Stewart's management overly discounted the pro forma combined company projections (including with respect to the potential operational synergies of an acquisition by Stewart of Party A) and (ii) these perspectives did not properly account for the potential improved financial performance of the combined company that could be achieved by Stewart through the hiring of certain members of Party A's existing management team in connection with the potential acquisition of Party A. In response, a majority of the Stewart board expressed their satisfaction with the performance, including financial analyses and advice, to date of Citi as the company's financial advisor, including with respect to Citi's preliminary financial analysis of the potential acquisition of Party A, and also expressed their approval of the projections that had been approved by Stewart's management and provided to Citi to be used in connection with Citi's financial analysis of a potential acquisition of Party A. Against this backdrop, the Stewart board again considered the benefits of engaging a second financial advisor, as well as the drawbacks (including the incremental cost relative to any benefit of a second financial advisor and the possibility that retaining a second financial advisor may delay the process and put at risk the ongoing participation of all of the current counterparties to a potential transaction), the potential scope of a second financial advisor's engagement, the costs of retaining a second financial advisor and the timing for any potential engagement of a second financial advisor. After deliberation, the Stewart board determined to delay its decision of whether to engage a second financial advisor pending relevant further developments in the strategic alternatives review process, such as the emergence of a viable transaction alternative with Party A on proposed terms that could achieve consensus support among the members of the Stewart board. Since a viable transaction alternative with Party A did not subsequently present itself, the

Stewart board did not subsequently discuss the potential retention of a second financial advisor at a future board meeting.

        On January 5, 2018, at the direction of the Stewart board, a representative of Citi contacted Mr. Bickett by telephone to relay Stewart's revised proposal that had been discussed by the directors at the January 5, 2018 meeting of the Stewart board. Mr. Bickett indicated that FNF was not willing to accept Stewart's proposal because it was unwilling to agree to Stewart's request that FNF pay the reverse termination fee that Stewart had insisted upon as a condition to pursuing a transaction with FNF.

        On January 8, 2018, the Stewart board held a meeting, with members of Stewart management and representatives of Citi and Davis Polk also present at the request of the Stewart board, to discuss the potential transactions with each of Party C and FNF. Representatives of Citi reviewed the terms of a potential warrant structure for a potential transaction with Party C, and the directors discussed several aspects of such potential structure and transaction, including the potential value of the warrants, the appropriate strike price and possible range for an exchange ratio collar. The Stewart board then instructed representatives of Citi to present the terms of the warrant structure to Party C, which terms were designed to provide Stewart shareholders with the ability to share in additional upside in the event Party C's stock price were to increase in value after consummation of the proposed transaction. The Stewart board considered whether it would be willing to proceed to enter into a transaction with FNF without the reverse termination fee previously proposed by Stewart, and concluded that it would not be willing to do so and therefore determined not to take any further action with respect to a transaction with FNF at such time.

        On January 8, 2018, at the direction of the Stewart board, a representative of Citi provided a term sheet to Party C's financial advisor setting forth the proposed terms of a potential transaction between Stewart and Party C involving a warrant structure, pursuant to which Stewart shareholders would receive $8.40 in cash, a number of shares of the common stock of Party C equal to $33.60, subject to upward or downward adjustment of up to 7.5% based on the trading price of Party C's common stock at closing, and a warrant exercisable for a specified number of shares of Party C's common stock with a value of $3.00 (based on Black-Scholes valuation methodology) as of signing.

        On January 9, 2018, at the direction of the Stewart board, a representative of Citi contacted a representative of Party C's financial advisor to discuss the terms of the term sheet.

        On January 19, 2018, the Stewart board held its regular meeting, with members of Stewart management also present at the request of the Stewart board. The directors discussed the strategic alternatives process, including a potential transaction with Party G and the potential warrant structure to be entered into in connection with a potential transaction between Stewart and Party C. At the request of the directors as part of the Stewart Board's ongoing evaluation of Stewart's business, Mr. Hisey presented Stewart's 2018 forecast and budget, including an alternative growth plan setting forth management's ideas for delivering potential improved financial performance as compared with Stewart's base case management forecasts.

        On January 23, 2018, Mr. Morris and Mr. Apel met with representatives of Party F in New York City to discuss a potential transaction between Stewart and Party F, and on January 26, 2018, Mr. Morris had a telephone conversation with representatives of Party F to discuss such transaction. Although members of the Stewart board had previously determined on January 5 not to engage in discussions with Party F unless it made a different proposal, members of the Stewart board determined that certain developments in the strategic alternatives process, including the fact that Stewart and FNF had not engaged in discussions since January 5 and the fact that no transaction alternative had emerged yet that was likely to secure a consensus among the Stewart board, warranted reapproaching Party F to see if it was interested in pursuing a transaction on different terms than the transaction that the Stewart board considered at its January 5 meeting. Representatives of Party F did not subsequently make a further proposal with respect to a transaction with Stewart.

        On January 26, 2018, Mr. Apel had a telephone conversation with the chief executive officer of Party C, who indicating that while Party C was not interested in Stewart's earlier proposal for a transaction involving warrants, Party C was willing to raise its offer, with the consideration of its revised offer to be valued in a range of $42.00 to $44.00 per share, with the final value to be determined following additional diligence by Party C and its final analysis of potential synergies.

        On January 29, 2018, the Stewart board held a meeting, with members of Stewart management and representatives of Citi and Davis Polk also present at the request of the Stewart board, to discuss potential transactions with each of Party C and FNF. The Stewart board discussed a request received from Party C to enter into an exclusivity period during which Party C would conduct additional diligence and Stewart would not be permitted to engage in discussions with other potential transaction parties, and the board concluded that it believed that Party C had sufficient access to confidential information to enable it to continue pursuing a potential transaction with Stewart without an exclusivity period. In addition, representatives of Citi advised the Stewart board that Party C expressed that it was not willing to consider the potential warrant structure in light of its complexity and that FNF expressed that it remained interested in a potential acquisition of Stewart, but FNF also expressed that it remained unwilling to consider a regulatory reverse termination fee along the lines proposed by Stewart. After further discussions, the Stewart board directed management and its financial and legal advisors to proceed with diligence with Party C in an effort to secure a higher offer price and also directed Messrs. Apel and Press to pursue the possibility of an in-person meeting with FNF to discuss further Stewart's position on the importance of a substantial reverse termination fee with no regulatory exclusions. The Stewart board also discussed the Schedule 13D filed with the SEC by Starboard on January 26, 2018 pursuant to which Starboard nominated three director candidates for election to the Stewart board at Stewart's 2018 annual meeting of shareholders and that Party C had expressed concern regarding this development and that it would require certainty as to Starboard's support for a transaction with Party C before Party C would be willing to proceed with a business combination transaction with Stewart. In light of this development and the Stewart board's view that a concurrent proxy contest was likely to substantially complicate any negotiations with other third parties, the Stewart board affirmed its desire to proceed expeditiously with the strategic alternatives process in order to conclude the process in advance of the timeline of any potential proxy solicitation pursued by Starboard in connection with electing such nominees at the annual meeting. In addition, a representative of Citi updated the Stewart board regarding discussions with Party G, which consisted of a telephone conversation between Mr. Press and Mr. Bradley with representatives of Party G during which the parties discussed the possibility of an acquisition of Party G by Stewart.

        On January 29, 2018, Mr. Clifford Press and representatives of Citi contacted Mr. Bickett regarding FNF's continued interest in a potential transaction with Stewart.

        Between January 30, 2018 and February 12, 2018, one or more of Messrs. Apel and Press had several discussions with the chief executive officer of Party C and certain other members of Party C's management to discuss the impact of the Schedule 13D filed by Starboard on January 26 and the likelihood of Starboard voting in favor of a transaction between Stewart and Party C on the terms proposed by Party C.

        On February 12, 2018, Mr. Press and a representative of Citi met with William Foley, Chairman of the FNF board, and Mr. Bickett in Las Vegas, Nevada to discuss FNF's interest in reengaging in discussions relating to a potential transaction between Stewart and FNF. Mr. Press relayed that a condition of Stewart's reengagement with FNF would be that FNF accept Stewart's proposal that FNF agree to pay a substantial reverse termination fee payable in the event that the proposed transaction between Stewart and FNF does not receive all necessary regulatory approvals, including those of state and federal regulators. Mr. Foley communicated that FNF would be interested in pursuing a transaction with Stewart at the same $50 per share maximum value that had previously been proposed and would now be willing to consider a reverse termination fee along the lines required by Stewart, but that, related in part to the impact of the proposal on FNF's pro forma capitalization, FNF would now require that 40% of the purchase price be paid in shares of FNF common stock and 60% of the purchase price be paid in cash.

        On February 16 and 17, 2018, Mr. Press and Mr. Bickett exchanged several telephone calls to further discuss FNF's proposed terms of a potential transaction between Stewart and FNF. Mr. Press requested that FNF submit a written summary of FNF's proposed terms of a potential transaction for consideration by the Stewart board.

        On February 16, 2018, Mr. Apel had a call with the chief executive officer of Party C to discuss the proposed transaction between Stewart and Party C. The chief executive officer of Party C communicated that Party C would be lowering its previous offer price range of $42.00 to $44.00 per share of Stewart common stock in light of market conditions and the Schedule 13D filed by Starboard, and that it would be sending a written proposal containing the terms of its revised offer.

        On February 19, 2018, representatives of Citi received a letter from Party C proposing that Party C acquire Stewart for consideration valued between $40.00 and $42.00 per Stewart share, with the cash portion of the consideration to be $8.00 per Stewart share and the remaining portion of the consideration to be paid in shares of Party C common stock. Party C's proposal did not include the potential for Stewart stockholders to receive any additional value in the form of a warrant. The letter proposed a timeline of four to six weeks for completing due diligence and finalizing a transaction agreement and also proposed that Stewart enter into a 40-day exclusivity period with an automatic extension for an additional 90-day period in the event that Party C was still pursuing a transaction with Stewart as of the expiration date of such initial 40-day exclusivity period.

        On February 20, 2018, representatives of Stewart engaged in negotiations with a private equity firm that had expressed interest in a potential transaction with Stewart, referred to herein as Party H. Stewart and Party H negotiated with respect to the terms of a mutual confidentiality agreement but did not execute an agreement.

        On February 21, 2018, the Stewart board held a meeting, with members of Stewart management and representatives of Citi and Davis Polk also present at the request of the Stewart board, to discuss the proposed transactions with each of Party C and FNF. The Stewart board discussed the letter received from Party C on February 19 and determined that the terms proposed in such letter, including, in particular, Party C's offer price and the timeline proposed by Party C for finalizing transaction terms and due diligence with respect to a potential transaction, were unsatisfactory. The Stewart board also discussed the desirability of setting a firm cut-off date for receipt of Party C's best and final offer in order to have a basis for comparing the offers presented by each of Party C and FNF. The Stewart board directed representatives of Citi to contact the financial advisors of Party C to request that Party C submit its best and final offer. The Stewart board discussed potential regulatory risks of entering into a potential transaction with FNF as well as the risk of attrition of key employees, and the directors agreed that Stewart would require the creation of a substantial retention program in order to limit the risk to Stewart of such attrition in the event that Stewart were to announce a transaction with FNF and/or any transaction with FNF were to fail to close for any reason. The directors requested that each of Messrs. Morris and Killea conduct a subjective review of key employees and attempt to quantify the possible attrition and revenue risk that a transaction with FNF might precipitate in the event that such transaction is entered into, particularly if the transaction thereafter does not close.

        On February 25, 2018, Mr. Bickett submitted to a representative of Citi a summary of proposed key terms upon which FNF was prepared to enter into a transaction with Stewart. FNF proposed, among other things, that (i) the proposed merger consideration would be paid 50% in cash and 50% in shares of FNF common stock, (ii) Stewart stockholders would have the ability to elect to receive merger consideration in all cash, all stock or a mix of cash and stock, subject to customary pro-ration to the extent that the cash option or the stock option is oversubscribed, (iii) FNF would be required to pay a reverse termination fee of $50 million in the event that the proposed transaction between Stewart and FNF is not consummated due to the failure to receive all applicable antitrust or insurance regulatory approvals, (iv) Stewart would be permitted to develop a retention plan of $5 million designed to retain Stewart's top business producers and other key personnel and (v) Stewart agree on an operating committee of Stewart to be formed upon entering into a transaction agreement that would be responsible for overseeing and managing Stewart during the interim period between signing and closing. In addition, the summary of proposed key terms submitted by FNF indicated that, with respect to the stock portion of the merger consideration, FNF would be willing either to pay a fixed exchange ratio based on the trading price of FNF common stock calculated using FNF's 20-day VWAP prior to the date that the merger agreement was signed, or a fixed price based on the trading price of FNF common stock calculated using FNF's 20-day VWAP prior closing, subject to a 7% collar.

        On February 28, 2018, at the direction of Stewart management, Davis Polk submitted a revised draft of the merger agreement to Weil.

        On March 1, 2018, the Stewart board held a meeting, with members of Stewart management and representatives of Citi, Davis Polk and Locke Lord LLP, which we refer to in this document as Locke Lord, special insurance regulatory counsel to Stewart, also present at the request of the Stewart board, to discuss next steps to be taken with respect to the strategic alternatives process. The directors discussed several issues regarding concluding the strategic alternatives process, including the timeline for responding to potential shareholder reactions as well as the regulatory review process required to complete a transaction. A representative of Locke Lord reviewed the process and timeline for obtaining the approvals of state insurance regulatory agencies that would be required in connection with a transaction between Stewart and FNF and reviewed potential risks relating to securing applicable state approvals. At the invitation of the Stewart board, the president and chief executive officer and the chief financial officer of Party C entered the meeting and relayed their view that a business combination of Stewart and Party C would be beneficial to both parties. The Stewart board discussed the due diligence process and potential synergies with the executives of Party C. The Stewart directors asked whether Party C would be making a firm offer and whether Party C expected to be able to increase its offer price after completing due diligence and determining the synergies anticipated in connection with a combination of Stewart and Party C. Members of the Stewart board relayed to Party C the need for Party C to submit an improved offer and requested that Party C expeditiously complete its remaining due diligence, after which the Party C executives exited the meeting. A representative of Davis Polk then reviewed the process and timeline for obtaining the approval of the Federal Trade Commission in connection with a transaction between Stewart and FNF and potential issues relating thereto. The Stewart board discussed other aspects of the proposed transaction between Stewart and FNF, including the reverse termination fee proposed by FNF and the circumstances in which it would be payable, the potential for revenue losses in the event the transaction is not approved and the potential synergies anticipated in connection with the transaction. A representative of Citi discussed the likely timeline for the relevant parties to complete due diligence in connection with a proposed transaction between Stewart and FNF, as communicated to representatives of Citi by such parties. Representatives of Citi also reviewed a summary of the key terms of FNF's proposal. The directors discussed the various strategic alternatives considered by Stewart during the strategic alternatives process and discussed that, in light of Party C's unwillingness to increase its offer price and the fact that it was unlikely that any other alternative transaction opportunities with other counterparties considered by Stewart during the strategic alternatives process were likely to provide superior value to Stewart stockholders, the two options available to Stewart were to proceed as a standalone company in accordance with management's existing standalone business plan or to pursue a transaction with FNF. The directors discussed that more information regarding management's alternative growth plan was desired before making a final decision, and considered how to respond to FNF regarding whether Stewart was willing to move forward with a transaction between Stewart and FNF. A representative of Davis Polk reviewed with the Stewart board its fiduciary duties in connection with its consideration of strategic alternatives. After the discussion, a motion was made and seconded that the Stewart board proceed to reach an agreement with FNF with respect to a proposed merger, subject to the acceptable resolution of certain open issues, including the size and terms of the previously discussed employee retention plan, the formation of an operating committee to oversee the transaction process through closing (which had been proposed by FNF in its February 25, 2018 proposal) and the scope of damages that Stewart would be entitled to recover from FNF in the event that FNF willfully breaches its obligation to use reasonable best efforts to secure the regulatory approvals required in connection with the transaction. The resolution to proceed to reach an agreement with FNF with respect to a proposed merger was adopted with six directors voting in favor, two directors against and one director abstaining from the vote. The two directors who voted against the resolution, Mr. Morris and Mr. Robert Clarke, did so because they were concerned about the potential impact on Stewart and its business from announcing a transaction with FNF if there was any possibility that the transaction did not thereafter close in light of the critical importance of Stewart's highest revenue-producing employees to the company and its future prospects and the potential for any adverse reaction that those producers may have to a proposed transaction. The director who abstained on the proposed resolution, Mr. Ajdler, did so because he felt that the resolution was premature and that more information was needed before he felt that he was in a position to approve the proposed resolution. The directors then discussed that they would reconsider the proposed merger agreement for final approval by the Stewart board once such open issues had been resolved, including, in particular, agreement upon the size and other proposed terms of a retention plan to be implemented for the purposes of ensuring the continued employment of Stewart's top revenue-producing employees.

        On March 2, 2018, Mr. Bickett sent Mr. Press an email confirming that FNF had scheduled a meeting of the FNF board for March 6, 2018 for the purpose of, among other things, approving the terms of the proposed transaction between Stewart and FNF that were detailed in the summary of terms submitted by Mr. Bickett on February 25, 2018.

        On March 2, 2018, Mr. Morris and Mr. Apel called the chief executive officer of Party C to relay that Stewart was considering entering into a transaction with another party that had submitted a higher offer price than the price offered by Party C, and to discuss whether Party C would be willing to increase its price in light of such offer. In particular, Mr. Apel expressed that the Stewart board would likely be willing to further consider a transaction with Party C that provided at least $44.00 per share of Stewart common stock. Later on March 2, 2018, the chief executive officer of Party C called Mr. Apel to indicate that Party C's management had determined that Party C would not be willing to further increase its offer price and representatives of Party C's financial advisor separately communicated to representatives of Citi that Party C would be withdrawing from the transaction process.

        On March 5, 2018, the FNF board of directors held a telephonic meeting to approve the terms of the proposed transaction between Stewart and FNF as were outlined in the summary of terms submitted by Mr. Bickett to representatives of Citi on February 25, 2018 and authorized management to negotiate and execute definitive documents related to the proposed transaction.

        On March 8, 2018, the Stewart board held its regular board meeting, with members of Stewart management present at the request of the Stewart board. Mr. Killea notified the directors that members of Stewart management planned to meet with FNF management the following week to discuss open issues in connection with a transaction between Stewart and FNF. The directors then discussed the proposed terms of an employee retention program and the formation of an operating committee for the purposes of overseeing the transaction process through closing. At the directors' request as part of the Stewart board's ongoing evaluation of Stewart's business, Messrs. Morris and Hisey then presented management's alternative growth plan for Stewart that had previously been presented at the January 19, 2018 board meeting, which set forth management's ideas for delivering potential improved financial performance as compared with Stewart's base case management forecasts, including certain potential accretive acquisitions, cost reduction initiatives and other potential new revenue opportunities. The Stewart board discussed the likelihood that the various ideas set forth in management's alternative growth plan could be successfully executed, particularly in light of the title insurance industry's competitive landscape, and Stewart's recent financial performance, and concluded that the improved financial performance contemplated in the alternative growth plan should such ideas be successfully executed was unlikely to be realized in light of Stewart's historical performance and the fact that achieving such future performance would depend on Stewart executing on certain business opportunities, including certain potential acquisitions, that would inherently depend on favorable future market conditions. Taking into consideration Stewart's historical performance, the directors discussed the execution risk of the potential ideas set forth in management's alternative growth plan for Stewart in relation to the risk that a transaction entered into with FNF may not be consummated, and the directors also concluded that they should significantly discount the projected financial performance that could result from the successful execution of the various ideas contemplated by management's growth plan.

        On March 8, 2018, Weil submitted a revised draft of the merger agreement to Davis Polk.

        On March 12 and 13, 2018, Messrs. Apel, Press, Killea, Hisey and certain other members of Stewart management, Mr. Press, Mr. Glenn Christenson and representatives of Citi met with Messrs. Quirk and Bickett and certain other members of FNF management in Las Vegas, Nevada, with Mr. Morris and representatives of Davis Polk participating in a portion of such meeting by telephone on March 12. On this call, members of Stewart and FNF managements reviewed the respective recent financial performances of Stewart and FNF and discussed the status of due diligence to be completed by Stewart and FNF in connection with the proposed strategic transaction. The participants also discussed remaining open issues with respect to the merger agreement.

        Between March 13 and 16, 2018 Davis Polk and Weil exchanged drafts of the merger agreement and discussed various open points, and each of Davis Polk and Weil discussed these various open points with Stewart and FNF, respectively.

        On March 16, 2018, the Stewart board held a meeting, with members of Stewart management and representatives of Citi and Davis Polk present at the request of the Stewart board. Mr. Apel summarized the history of the Board's review of strategic alternatives beginning in 2017 and the various opportunities that had been considered and expressed his view that entering into the merger agreement with FNF constituted the strategic opportunity that offered the maximum value for Stewart stockholders among all available alternatives, including remaining as a standalone entity. The directors discussed the strategic alternatives available to Stewart, including a potential transaction between Stewart and FNF and the possibility of Stewart continuing to pursue its current operating plan as a standalone entity and announcing the conclusion of the strategic alternatives process without entering into a strategic transaction. In considering a potential transaction with FNF, the Stewart board considered the opportunity for Stewart's stockholders to receive both cash and FNF stock, including the potential for Stewart's stockholders to receive upside value created in connection with a transaction between Stewart and FNF in the event that the value of FNF's stock was to appreciate following the completion of a transaction. In considering the potential for Stewart to remain as a standalone entity, the directors considered developments in the title insurance industry, including the industry's current and expected competitive landscape, Stewart's business, financial condition and results of operations and prospects and the likelihood that Stewart would be able to achieve the performance contemplated by Stewart's business plan, particularly given its recent historical financial performance and trend of failing to achieve consensus analyst estimates and management forecasts, which would depend on Stewart's ability to execute on a number of strategic initiatives that would entail significant execution risk. In this respect, the directors also discussed the potential that one or more of Stewart's stockholders may undertake a proxy contest upon a determination by Stewart not to pursue a strategic transaction, which bears on the assessment of the value of the standalone alternative. After such discussion, members of the Stewart board expressed the view that, taking into account the various merits and risks of both alternatives, pursuing a transaction with FNF was likely to present a more compelling value-creation opportunity for Stewart stockholders than Stewart's pursuit of its current operating plan as a standalone entity. A representative of Davis Polk reviewed with the Stewart board its fiduciary duties in connection with its consideration and approval of the proposed transaction. Representatives of Citi reviewed with the Stewart board Citi's financial analyses of the proposed transaction, after which the Stewart board discussed the analyses. The representatives of Citi then provided the Stewart board with Citi's oral opinion (which was subsequently confirmed in writing) to the effect that, as of March 16, 2018, and based on and subject to the factors, procedures, limitations and qualifications set forth in its opinion, the merger consideration in the proposed transaction was fair, from a financial point of view, to the stockholders of Stewart (other than Stewart, its subsidiaries, FNF or the Merger Subs (in their capacity as stockholders) and the holders of shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law), and a representative of Davis Polk confirmed to the Stewart board that representatives of Citi had provided Stewart with a letter containing certain disclosures in support of the statement set forth in Citi's opinion that in the two years preceding the date of its opinion, Citi and its affiliates have not provided investment banking, financing or other related services to FNF for which Citi received compensation. Representatives of Davis Polk then reviewed with the Stewart board the material terms of the merger agreement. The directors discussed the formation of a committee consisting of members of the Stewart board to oversee certain actions to be taken by Stewart in connection with completing the merger and agreed upon the composition of such committee. Following a discussion regarding the merger agreement, and after taking into consideration the factors described in the sections entitled "The Mergers—Recommendation of Stewart's Board and Reasons for the Mergers" and "The Mergers—Stewart Financial Projections," a motion was made to adopt resolutions determining (i) the mergers to be fair and in the best interests of the stockholders and (ii) to enter into the merger agreement and to consummate the mergers and the other transactions contemplated by the merger agreement. The Stewart board proceeded with a vote on the resolutions, with eight of the nine directors voting in favor of the resolutions. Mr. Apel then called a break in the meeting followed by an executive session during which the director who had not yet voted on the resolutions, Mr. Morris, sought advice from other directors and a member of management in relation to the fact that he was considering abstaining from voting on the resolutions to approve the transaction because of concerns regarding the impact that a vote by him in favor of the transaction would have on the retention and morale of Stewart's employees. At the conclusion of the executive session, the meeting reconvened and Mr. Morris voted in favor of the resolutions.

        Following the meetings of the Stewart board, representatives of Stewart, FNF, Davis Polk and Weil participated in calls relating to the merger agreement and other related documents and exchanged further revised drafts of the merger agreement. The merger agreement was executed and delivered, as of March 18, 2018, by Stewart, FNF, Merger Sub I and Merger Sub II. Early in the morning of March 19, 2018, prior to the commencement of trading on the New York Stock Exchange, Stewart and FNF each issued a press release announcing the transaction.

Recommendation of Stewart's Board and Reasons for the Mergers

        The Stewart board unanimously recommends that the Stewart stockholders vote "FOR" the merger agreement proposal.

        The Stewart board, with the advice and assistance of its financial and legal advisors, negotiated, evaluated, and, at a meeting held on March 16, 2018, unanimously approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement.

        In reaching its decision to approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement and to recommend that the Stewart stockholders vote to adopt the merger agreement proposal, the Stewart board consulted extensively with its financial and legal advisors and Stewart's management, and considered other potential strategic alternatives. After such discussions and considering such alternatives, the Stewart board unanimously determined the proposed mergers to be fair to, and in the best interests of, Stewart and its stockholders.

        The Stewart board's decision to approve the merger agreement, the mergers and the other transactions contemplated thereby took into consideration a number of factors, including the following:

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  The Stewart board's review of Stewart's business, current and projected financial conditions, current earnings and earnings prospects;

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  The complementary nature of Stewart's and FNF's respective business and operations;

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  The Stewart board's belief that the merger consideration exceeds Stewart's likely value as a standalone company, including its potential for future growth, which belief was based on and informed by consideration of a number of factors, risks and uncertainties, including:

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  The inherent uncertainty of attaining management's internal financial projections, including those set forth below under "—Stewart Financial Projections", including that Stewart's actual financial results in future periods could be materially less than the projected results; and

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  The Stewart board's extensive consideration of other strategic alternatives available to Stewart for the last several years, including remaining independent and certain acquisition and merger transactions, based upon, among other things, the Stewart board's knowledge of (i) developments in the title insurance industry, including the industry's current and expected competitive, pricing and regulatory environment, (ii) Stewart's business, financial condition and results of operations, from both a historical and a prospective perspective, and (iii) the risk adjusted probabilities associated with achieving Stewart's long-term strategic plans as a standalone company as compared to the certainty of value and opportunity afforded to Stewart stockholders by the way of a combination with FNF;

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  The aggregate value and composition of the consideration to be received by Stewart stockholders in the mergers, including the right for Stewart stockholders to elect to receive, for each share of Stewart common stock held, either $50.00 in cash, 1.2850 shares of FNF common stock or $25.00 in cash and 0.6425 shares of FNF common stock (subject to the adjustment and proration procedures described in further detail in the sections entitled "The Merger Agreement—Merger Consideration", "The Mergers—Procedures for Election—Adjustment Procedures" and "The Mergers—Procedures for Election—Proration Procedures"), which, based on the closing price of Stewart common stock and FNF common stock on March 15, 2018, represented a premium of approximately:

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  30.4% over the closing price per share of Stewart common stock on November 3, 2017 (the last trading day before the date on which Stewart announced that the Stewart board formed a committee to investigate potential strategic alternatives involving Stewart);

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  23.6% over the closing price per share of Stewart common stock on March 15, 2018;

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  22.1% over the 20-Day VWAP of Stewart common stock for the period ended on March 15, 2018;

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  15.9% over the 3-Month VWAP of Stewart common stock for the period ended March 15, 2018; and

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  3.6% over the intraday high price per share of Stewart common stock for the one year period ended April 26, 2017;

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  The fact that Stewart stockholders would have the right to elect to receive the merger consideration in cash, FNF stock or a combination of both, subject to proration;

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  The Stewart board's belief that the FNF common stock represented an attractive form of consideration for Stewart stockholders, both because of its expectation that Stewart stockholders would benefit from holding such consideration and benefiting from the strategic value of the combination over the longer term;

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  The fact that, since May 2017, Stewart and Citi and/or Stewart's management communicated with approximately 15 potential counterparties regarding a strategic transaction with Stewart as part of a robust and public effort to explore potential strategic alternatives;

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  The fact that on November 6, 2017, the Stewart board had publicly indicated in a press release that Stewart had formed a Strategic Alternatives Committee to investigate strategic alternatives involving Stewart including potential business combinations, the potential sale of Stewart and the continued execution of Stewart's standalone plan and the Stewart board did not identify any other actionable proposals that would have provided a premium value to Stewart stockholders in excess of the premium offered by FNF pursuant to the mergers, as described under "—Background of the Mergers";

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  The fact that Stewart did not negotiate exclusively with FNF at any time;

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  The fact that the Stewart board reviewed and considered, with the assistance of Stewart's management and Stewart's financial and legal advisors, possible alternatives to the mergers (including continuing to pursue Stewart's current stand-alone business plan and pursuing other potential strategic alternatives) and the perceived risks and benefits of any such alternatives, including the timing and likelihood of consummating any such alternatives, and that based on such review, the Stewart board determined that such alternatives were likely to be less favorable than the proposed transaction with FNF and that a merger with FNF would yield greater benefits for Stewart and its stockholders;

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  The opinion of Citi that, as of March 18, 2018 and based on the matters considered, Citi's experience as investment bankers, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to the holders of Stewart common stock, described under "—Opinion of Citi";

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  The Stewart board's belief that the termination fee and other limitations applicable to alternative acquisition proposals agreed to in the merger agreement were reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting a proposal to acquire Stewart following the announcement of the mergers;

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  The fact that Stewart's legal and financial advisors were involved throughout the process and negotiations and updated the Stewart board directly and regularly, which provided the Stewart board with additional perspectives on the negotiations in addition to those of Stewart's management;

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  The fact that FNF, Merger Sub I and Merger Sub II committed to use their reasonable best efforts (subject to the limitations on such efforts described under "The Merger Agreement—Efforts to Complete the Mergers") to obtain applicable regulatory approvals, which the Stewart board believed increased the likelihood that the mergers would be completed;

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  The fact that, consistent with the expected qualifications of the mergers as a "reorganization" within the meaning of Section 368(a) of the Code, Stewart's stockholders generally will not recognize any gain or loss upon the receipt of any FNF common stock that they will receive as part of the merger consideration;

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  The Stewart board's review of the structure of the mergers and the financial and other terms of the merger agreement, including, among others, the following specific terms of the merger agreement:

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  The limited and otherwise customary conditions to the parties' obligations to complete the mergers;

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  The ability of the Stewart board, subject to certain conditions, to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal if the Stewart board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal;

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  The fact that if the merger agreement is terminated due to certain antitrust regulatory or regulatory approvals not being received, FNF will be obligated to pay a reverse termination fee of $50 million to Stewart, as described under "The Merger Agreement—Expenses and Termination Fees; Liability for Breach";

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  The ability of the Stewart board, subject to certain conditions, to change its recommendation that Stewart stockholders approve and adopt the merger agreement and, in addition, to terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal if the Stewart board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to violate the directors' fiduciary duties;

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  The ability of Stewart to specifically enforce FNF's, Merger Sub I's and Merger Sub II's obligations under the merger agreement, including their obligations to consummate the mergers;

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  The customary nature of the representations, warranties and covenants of Stewart in the merger agreement; and

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  The fact that the financial and other terms and conditions of the merger agreement minimize, to the extent reasonably practical, the risk that a condition to closing would not be satisfied and also provide reasonable flexibility to operate Stewart's business during the pendency of the mergers.

        In the course of its deliberations, the Stewart board, in consultation with Stewart's management and Stewart's outside legal and financial advisors, also considered a variety of risks and other potentially negative factors relating to the merger, including the following:

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  The covenant in the merger agreement prohibiting Stewart from soliciting other potential acquisition proposals, and restricting its ability to entertain other potential acquisition proposals unless certain conditions are satisfied, although the Stewart board believes this would not preclude a potential acquirer from submitting a proposal to acquire Stewart;

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  The fact that Stewart would be obligated to pay a termination fee of $33 million under certain circumstances, including the potential impact of such termination fee on the willingness of other potential acquirers to propose alternative transactions, although the Stewart board believed that the termination fee was reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting a proposal to acquire Stewart following the announcement of the merger;

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  The fact that if the mergers are not consummated, Stewart will be required to pay its own expenses associated with the merger agreement;

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  The fact that FNF's, Merger Sub I's and Merger Sub II's respective obligations to consummate the mergers is subject to conditions, and the possibility that such conditions may not be satisfied, including as a result of events outside of Stewart's control, and the fact that, if the mergers are not consummated:

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  Stewart's directors, officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, and Stewart will have incurred significant transaction costs attempting to consummate the transaction;

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  The market's perception of Stewart's continuing business could potentially result in a loss of customers, vendors, business partners, collaboration partners and employees;

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  The trading price of the Stewart common stock could be adversely affected;

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  The potential negative effect of the pendency of the mergers on Stewart's business and relationships with customers, vendors, business partners, collaboration partners and employees, including the risk that certain key members of Stewart's management might choose not to remain employed with Stewart prior to the completion of the merger, regardless of whether or not the mergers are completed;

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  The fact that Stewart is restricted from soliciting and/or negotiating with third parties regarding an alternative acquisition proposal, although, subject to certain conditions, Stewart may engage or participate in discussions or negotiations with a third party following the receipt of an unsolicited acquisition proposal if the Stewart board determines that the third party's alternative acquisition proposal constitutes or would reasonable be expected to result in a superior proposal;

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  The fact that under the terms of the merger agreement, Stewart has agreed that it will carry on its business in the ordinary course and, subject to specified exceptions, that Stewart will not take a number of actions related to the conduct of its business without FNF's prior written consent, and the possibility these terms may limit the ability of Stewart to pursue business opportunities that it would otherwise pursue;

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  The fact that, even if the mergers qualify as a "reorganization" within the meaning of Section 368(a) of the Code, Stewart's stockholders will, for U.S. federal income tax purposes, recognize taxable gain, if any, on the amount of any cash consideration they will receive as part of the merger consideration;

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  The fact that Stewart's directors and executive officers may receive certain benefits that are different from, and in addition to, those of Stewart's other stockholders, as described in the section entitled "—Interests of Certain Stewart Persons in the Mergers"; and

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  The fact that Stewart has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the mergers are consummated.

        The Stewart board considered all of these factors as a whole and unanimously concluded that they supported a determination that the proposed mergers were advisable and in the best interests of Stewart and its stockholders, and that the potentially positive factors relating to the merger agreement and the mergers substantially outweighed the potentially negative factors. The foregoing discussion of the information and factors considered by the Stewart board is not exhaustive. In view of the wide variety of factors considered by the Stewart board in connection with its evaluation of the mergers and the complexity of these matters, the Stewart board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above and any other factors, individual members of the Stewart board may have viewed factors differently or given different weight or merit to different factors.

        The foregoing discussion of the information and factors considered by the Stewart board is forward-looking in nature. This information should be read in light of the factors described in the section entitled "Cautionary Statement Regarding Forward-Looking Statements".

Opinion of Citi

        On March 16, 2018, Citi rendered its oral opinion to the Stewart board, which was confirmed by delivery of a written opinion dated March 18, 2018, to the effect that, as of such date and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth in the opinion, the merger consideration was fair, from a financial point of view, to Stewart stockholders (other than holders of shares of Stewart common stock owned by Stewart, its subsidiaries, FNF or the Merger Subs and shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law).

        The full text of Citi's opinion, dated March 18, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken by Citi in rendering its opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated into this proxy statement/prospectus by reference in its entirety. The summary of Citi's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. We encourage you to read the opinion carefully and in its entirety. Citi's opinion, the issuance of which was authorized by Citi's fairness opinion committee, was provided to the Stewart board in connection with its evaluation of the mergers and was limited to the fairness, from a financial point of view, as of the date of Citi's opinion, to the Stewart stockholders (other than holders of shares of Stewart common stock owned by Stewart, its subsidiaries, FNF or the Merger Subs and shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law) of the merger consideration to be received by such holders under the merger agreement. Citi's opinion does not address any other aspect or implication of the mergers or any agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, the fairness of any consideration that may be received in the mergers by holders of shares of Stewart common stock owned by Stewart, its subsidiaries, FNF or the Merger Subs and shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law, from a financial point of view, to such holders. Citi's opinion does not address the underlying business decision of Stewart to effect the mergers, the relative merits of the mergers as compared to any alternative business strategies that might exist for Stewart or the effect of any other transaction in which Stewart might engage. Citi's opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the mergers, including whether such stockholder should elect to receive the cash election consideration, the stock election consideration and/or the mixed election consideration. The following is a summary of Citi's opinion.

        In arriving at its opinion, Citi, among other things:

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  reviewed the merger agreement;

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  held discussions with certain senior officers, directors and other representatives and advisors of Stewart concerning the businesses, operations and prospects of Stewart and FNF;

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  held discussions with certain senior officers and other representatives and advisors of FNF concerning the businesses, operations and prospects of FNF;

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  examined certain publicly available business and financial information relating to Stewart and FNF as well as certain financial forecasts and other information and data relating to Stewart and

    FNF which were provided to Citi by the management of Stewart, including financial forecasts relating to Stewart prepared and provided to Citi by the management of Stewart (which are referred to as the "Stewart Forecasts") and financial forecasts relating to FNF prepared and provided to Citi by the management of FNF;

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  reviewed the financial terms of the mergers as set forth in the merger agreement in relation to, among other things:

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  current and historical market prices and trading volumes of Stewart common stock and FNF common stock; and

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  the historical and projected earnings and other operating data of Stewart and FNF;

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  considered, to the extent publicly available, certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Stewart; and

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  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

        In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of Stewart that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. In addition, Citi was advised by the management of Stewart, and Citi has assumed, that the Stewart Forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Stewart as to the future financial performance of Stewart. At the direction of Stewart, Citi also assumed that the Stewart Forecasts provided a reasonable basis on which to evaluate Stewart and the proposed mergers and Citi used and relied upon the Stewart Forecasts for the purposes of its analysis and opinion.

        Citi also assumed, with the consent of the Stewart board, that the mergers will be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the mergers, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on Stewart, FNF or the contemplated benefits of the mergers, other than that the per share cash reduction amount may be an amount up to or equal to $4.50. Citi also assumed, with the consent of the Stewart board, that the mergers will be treated as a tax-free reorganization for federal income tax purposes.

        Citi did not express any opinion as to what the value of FNF common stock actually will be when issued pursuant to the mergers or the price at which shares of FNF common stock will trade at any time. Citi did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Stewart or FNF and Citi did not make any physical inspection of the properties or assets of Stewart or FNF. Citi did not express any opinion or view in respect of Stewart or FNF as to the adequacy or sufficiency of reserves for losses and loss adjustment expenses or other matters and it assumed that each of Stewart and FNF had, and that FNF will have, pro forma for the mergers, appropriate reserves to cover such losses. In connection with its engagement and at the direction of Stewart, Citi was requested to approach, and it held discussions with, selected third parties to solicit indications of interest in the possible acquisition of Stewart. Citi also expressed no view as to, and Citi's opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the mergers, or any class of such persons, relative to the merger consideration or otherwise. Except as otherwise noted, Citi's opinion was necessarily based upon information available to it and financial, stock market and other conditions and circumstances existing, as of March 18, 2018. Citi has not undertaken and is under no obligation to update, revise or reaffirm its opinion. The issuance of Citi's opinion was authorized by Citi's fairness opinion committee.

Summary of Financial Analyses

        The following is a summary of the material financial analyses delivered by Citi to the Stewart board in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Citi, nor does the order of analyses described represent relative importance or weight given to those analyses by Citi. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 15, 2018, and is not necessarily indicative of current market conditions.

        The preparation of financial opinions is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, financial opinions are not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create an incomplete view of the processes underlying Citi's opinion. In arriving at its fairness determination, Citi considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis it considered. Rather, Citi made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the below analyses as a comparison is directly comparable to Stewart.

        Citi prepared these analyses for purposes of providing its opinion to the Stewart board as to the fairness, from a financial point of view, to the Stewart stockholders (other than holders of shares of Stewart common stock owned by Stewart, its subsidiaries, FNF or the Merger Subs and shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law), as of the date of the opinion, of the merger consideration to be received by such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Stewart, FNF, Citi or any other person assumes responsibility if future results are materially different from those forecast.

        Citi was not requested to, and it did not, recommended any specific amount or type of consideration to Stewart or the Stewart board or that any specific amount or type of consideration constituted the only appropriate consideration for the mergers. The merger consideration was determined through arm's-length negotiations between Stewart and FNF and the decision to enter into the merger agreement was solely that of the Stewart board. Citi's opinion was one of many factors considered by the Stewart board in its evaluation of the proposed mergers and should not be viewed as determinative of the views of the Stewart board or the management of Stewart with respect to the mergers or the merger consideration.

        This summary does not purport to be a complete description of the analyses performed by Citi in connection with its fairness opinion and is qualified in its entirety by reference to Citi's written opinion attached as Annex B.

  Selected Public Companies Analysis

        Citi reviewed and compared certain financial information, valuation multiples and market trading data relating to Stewart and the following selected publicly traded companies in the title insurance industry (which are referred to as the "selected companies") that Citi believed, based on its professional judgment and experience, for purposes of its analysis, to be similar or reasonably comparable to those of Stewart:

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  Fidelity National Financial, Inc.

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  First American Financial Corporation

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  Old Republic International Corporation

        Citi reviewed the closing stock prices for each of the selected companies as of March 15, 2018, as a multiple of estimated earnings per share (which is referred to as "P/EPS") for calendar years 2018 and 2019. The calendar year 2018 estimated P/EPS multiples and calendar year 2019 estimated P/EPS multiples observed for the selected companies based on market data for the selected companies as of March 15, 2018 ranged from 11.4x to 13.8x and 10.8x to 12.5x respectively.

        Citi then applied such selected P/EPS multiple ranges derived from the selected companies to corresponding data of Stewart for calendar years 2018 and 2019. Estimated earnings per share (which is referred to as "EPS") data for the selected companies was based on publicly available research analysts' estimates, public filings and other publicly available information. Estimated EPS data for Stewart was based on the Stewart Forecasts. These analyses indicated implied per share equity value reference ranges for Stewart of $37.50 to $45.50 per share of Stewart common stock and $37.00 to $42.75 per share of Stewart common stock based on the 2018 P/EPS multiple ranges and the 2019 P/EPS multiple ranges, respectively. The ranges of implied equity value per share of Stewart common stock were then compared to (a) the implied value of the merger consideration (which is referred to as the "implied merger consideration"), of $49.74 per share of Stewart common stock, which was determined by adding $25.00 in cash plus $24.74 in FNF common stock per share of Stewart common stock (calculated using the closing price of $38.52 of FNF common stock as of March 15, 2018 multiplied by an exchange ratio of 0.6422 shares of FNF common stock based on the 20-Day VWAP of $38.93 of FNF common stock, as of March 15, 2018), and (b) the implied value of the merger consideration, as adjusted for the maximum per share cash reduction amount of $4.50 per share of Stewart common stock (which is referred to as the "implied adjusted merger consideration"), of $45.26 per share of Stewart common stock, which was determined by adding $22.75 in cash plus $22.51 in FNF common stock per share of Stewart common stock (calculated using the closing price of $38.52 of FNF common stock as of March 15, 2018 multiplied by an exchange ratio of 0.5844 shares of FNF common stock based on the 20-Day VWAP of $38.93 of FNF common stock, as of March 15, 2018).

  Dividend Discount Analysis

        Citi performed a dividend discount analysis of Stewart to calculate the estimated present value of the Estimated Stewart Distributable Cash that Stewart was forecasted to generate during fiscal years ending December 31, 2018 through December 31, 2021 based on the Stewart Forecasts. Citi calculated a range of illustrative terminal values for Stewart by applying a range of P/EPS multiples of 11.0x to 14.0x, which Citi selected in its professional judgment based on Stewart's historical trading range, to Stewart's estimated net income for the fiscal year ending December 31, 2022. The present values as of December 31, 2017 of such Estimated Stewart Distributable Cash and terminal values for Stewart were then calculated using discount rates ranging from 8.6% to 10.1%, which were selected based upon an analysis of Stewart's cost of equity, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi's professional judgment.

        This analysis implied an equity value per share of $39.25 to $50.25 per share of Stewart common stock, as compared to (a) the implied merger consideration of $49.74 per share of Stewart common stock, and (b) the implied adjusted merger consideration of $45.26 per share of Stewart common stock.

        Certain Additional Information. Citi observed certain additional information that was not considered part of its financial analyses with respect to its opinion, but that was referenced for informational purposes only, including the following:

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  historical trading prices of shares of Stewart common stock for the 52-week period ended on March 15, 2018, which indicated low to high intraday prices for Stewart common stock of $34.48 to $48.03 per share of Stewart common stock, respectively, during such period; and

  •
  one-year forward stock price targets for Stewart common stock as reflected in selected Wall Street research analysts' reports that were publicly available as of March 15, 2018, which indicated a low to high target price range of $44.50 to $53.00 per share of Stewart common stock, on an undiscounted basis, and an implied low to high target price range of approximately $40.75 to $48.50 per share of Stewart common stock, on a discounted basis (discounted to present value as of December 31, 2017 using a 9.3% discount rate, which was the midpoint of the range of discount rates from 8.6% to 10.1% selected by Citi as described above).

Miscellaneous

        In connection with Citi's services as Stewart's financial advisor, Stewart has agreed to pay Citi an aggregate fee of 1.25% of the aggregate consideration paid in the mergers (on an enterprise value basis) as of the closing, currently estimated to be approximately $15 million, $125,000 of which was payable upon execution of the letter agreement between Citi and Stewart, $2 million of which was payable upon delivery of Citi's opinion and the remainder of which is payable contingent upon consummation of the mergers. In addition, Stewart has agreed to reimburse Citi for certain expenses, including fees and expenses of counsel, and to indemnify Citi and certain related parties against certain liabilities, including liabilities under federal securities laws, arising from Citi's engagement.

        In the two years preceding the date of Citi's opinion, Citi and its affiliates have not provided investment banking, financing or other related services to Stewart unrelated to the proposed mergers for which services Citi and its affiliates have received or expect to receive compensation. In the two years preceding the date of Citi's opinion, Citi and its affiliates have not provided investment banking, financing or other related services to FNF for which services Citi and its affiliates have received or expect to receive compensation. In the ordinary course of its business, Citi and its affiliates may actively trade or hold the securities of Stewart and FNF for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Stewart, FNF and their respective affiliates.

        Stewart selected Citi to act as its financial advisor in connection with the proposed mergers based on Citi's reputation and experience. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Unaudited Prospective Financial Information

The Stewart Forecasts

        Stewart does not, as a matter of course, publicly disclose long-term projections as to Stewart's future financial performance due to, among other reasons, the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of the proposed mergers, Stewart made available to Citi, its financial advisor, and Stewart management approved for Citi's use, and FNF, in whole or in part, certain non-public, prospective financial information prepared by Stewart's management in connection with their review of the mergers, which are referred to herein as the Stewart Forecasts. As noted below, the Stewart Forecasts were also made available to Citi and approved for its use in connection with Citi's financial analyses and opinion summarized above under "—Opinion of Citi" of this proxy statement/prospectus. The Stewart Forecasts consist of Stewart's regular internal forecasts of its financial performance on a standalone, pre-transaction basis through the end of Stewart's fiscal year ending on December 31, 2018, together with estimates of Stewart's financial performance for the future fiscal years ending on December 31 of 2019, 2020 and 2021, respectively, that were calculated by applying externally prepared forecasts of the anticipated future performance of certain macroeconomic indicators relevant to the industry in which Stewart operates for such future fiscal years as well as certain historical expense rates of Stewart to Stewart's internal forecasts for the fiscal year ended December 31, 2018 in order to derive estimates of Stewart's financial performance for such future fiscal years.

        The table below presents a summary of the Stewart Forecasts. Stewart provided the Stewart Forecasts to Citi with respect to each of the fiscal years ending on December 31 of 2018, 2019, 2020 and 2021 and provided the Stewart Forecasts to FNF with respect to the fiscal year ending on December 31, 2018 only.

	As of and for years ended December 31,
(Dollars in millions, except for per share data)	2018	2019	2020	2021
Total Gross Revenues	2,025.0	2,097.3	2,185.2	2,239.5
Total Expenses	1,910.3	1,977.5	2,050.8	2,101.4
Income before taxes(1)	114.7	119.8	134.4	138.1
Net Income	90.1	94.1	105.3	108.2
Net Income attributable to Stewart	78.1	81.5	92.2	94.8
Diluted Earnings per Share	3.29	3.42	3.85	3.94

(1)
Figures are before noncontrolling interests.

Estimated Stewart Distributable Cash

        In connection with the financial analysis performed by Citi described above under "Opinion of Citi—Summary of Financial Analyses", Stewart management, with the assistance of Citi, prepared, and Stewart approved for Citi's use an estimate of distributable cash to Stewart shareholders based on the Stewart Forecasts and the estimated statutory dividend capacity of Stewart Title Guaranty Company and Stewart Title Insurance Company, Stewart's regulated insurance entities, and additional earnings of Stewart not subject to regulatory constraints. Estimated Stewart Distributable Cash is calculated as the minimum of three tests (plus such additional earnings of Stewart not subject to regulatory constraints): (i) statutory capital and surplus is assumed to be constrained by Fitch 3.5x operating leverage; (ii) statutory dividend capacity for a given year is limited to 20% of prior year end statutory capital surplus or prior year net income, whichever is greater, based on Texas regulatory limitations; and (iii) the amount of statutory liquid assets, including cash and investments, less statutory liabilities. The table below presents a summary of estimated distributable cash flow to Stewart shareholders, which we refer to as Estimated Stewart Distributable Cash:

	As of and for years ended December 31,
(Dollars in millions)	2018	2019	2020	2021
Estimated distributable cash flow to Stewart Shareholders	62	62	68	80

        The Stewart Forecasts and Estimated Stewart Distributable Cash were not prepared with a view to public disclosure and are included in this proxy statement/prospectus only because such information was made available as described above. The Stewart Forecasts and Estimated Stewart Distributable Cash

were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Stewart's nor FNF's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to any prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The Stewart Forecasts and Estimated Stewart Distributable Cash included in this proxy statement/prospectus have been prepared by Stewart's management solely for internal use and are subjective in many respects.

        Although a summary of the Stewart Forecasts and Estimated Stewart Distributable Cash are presented with numerical specificity, they reflect numerous assumptions and estimates as to Stewart's industry, markets, products, services and prospective future events made by Stewart's management, which it believes were reasonable at the time the Stewart Forecasts and Estimated Stewart Distributable Cash were prepared, taking into account the relevant information available to Stewart's management at such time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Stewart Forecasts and Estimated Stewart Distributable Cash not to be achieved include general economic conditions, interest rates, accuracy of certain accounting assumptions, changes in actual or projected cash flows, changes in the demand for or price of title insurance, competitive and industry pressures, availability of credit, changes in tax or other laws, governmental policies or regulations, particularly those related to title insurance, structural changes in the title insurance industry, costs and other matters described in the section "Risk Factors" of this proxy statement/prospectus. In addition, the Stewart Forecasts and Estimated Stewart Distributable Cash do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the mergers or any changes to Stewart's strategy that may be implemented after completion of the mergers. As a result, there can be no assurance that the Stewart Forecasts or the Estimated Stewart Distributable Cash will be realized, and actual results may be materially better or worse than those contained in the Stewart Forecasts and Estimated Stewart Distributable Cash. The inclusion of this information should not be regarded as an indication that the Stewart board, Stewart's management, FNF, Citi, their respective representatives or any other recipient of this information considered, or now considers, the Stewart Forecasts or the Estimated Stewart Distributable Cash to be material information of Stewart, or necessarily predictive of actual future results nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the Stewart Forecasts and Estimated Stewart Distributable Cash is not included in this proxy statement/prospectus in order to induce any stockholder to vote in favor of the merger agreement proposal or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the mergers or Stewart, including whether or not to seek appraisal rights with respect to the shares of Stewart common stock.

        The Stewart Forecasts and Estimated Stewart Distributable Cash should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Stewart contained in Stewart's public filings with the SEC. The Stewart Forecasts and Estimated Stewart Distributable Cash are forward-looking statements. For information on factors that may cause Stewart's future results to materially vary, see the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

        Except to the extent required by applicable federal securities laws, Stewart does not intend, and expressly disclaims any responsibility to update or otherwise revise the Stewart Forecasts or the Estimated Stewart Distributable Cash to reflect circumstances existing after the date when Stewart prepared the Stewart Forecasts and Estimated Stewart Distributable Cash or to reflect the occurrence of future events or changes in circumstances after the date that the Stewart Forecasts or Estimated Stewart Distributable Cash were prepared, even in the event that any of the assumptions underlying the Stewart Forecasts or Estimated Stewart Distributable Cash are shown to be in error.

        In light of the foregoing factors and the uncertainties inherent in the Stewart Forecasts or the Estimated Stewart Distributable Cash, stockholders are cautioned not to unduly rely on the Stewart Forecasts or the Estimated Stewart Distributable Cash included in this proxy statement/prospectus.

        Certain of the measures included in the Stewart Forecasts that are not included in the summary table of the Stewart Forecasts presented above, and the Estimated Stewart Distributable Cash, may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Stewart may not be comparable to similarly titled amounts used by other companies.

The FNF Forecasts

        FNF does not, as a matter of course, publicly disclose long-term projections as to FNF's future financial performance due to, among other reasons, the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of the proposed mergers, FNF prepared certain non-public, prospective financial information prepared by FNF's management in connection with their review of the mergers, which are referred to herein as the FNF Forecasts. The FNF Forecasts consist of FNF's regular internal forecasts of its financial performance on a standalone, pre-transaction basis through the end of FNF's fiscal year ending on December 31, 2018 that were calculated by applying externally prepared forecasts of the anticipated future performance of certain macroeconomic indicators relevant to the industry in which FNF operates for such future fiscal years as well as certain historical expense rates of FNF to FNF's internal forecasts for the fiscal year ended December 31, 2018. FNF made available to Stewart and Citi, Stewart's financial advisor, the FNF Forecasts for FNF's fiscal year ending on December 31, 2018.

        The table below presents a summary of the FNF Forecasts, which was prepared as of January 31, 2018. FNF provided the FNF Forecasts to Stewart and Citi with respect to the fiscal year ending on December 31, 2018.

(Dollars in millions)	As of and for year ended December 31, 2018
Total Revenues	7,796.0
Total Expenses	6,896.8
Income before taxes(1)	899.1
Income Tax Expense	215.8
Net Income	680.9

(1)
Figures are before noncontrolling interests.

        The FNF Forecasts were not prepared with a view to public disclosure and are included in this proxy statement/prospectus only because such information was made available as described above. The FNF Forecasts were not prepared with a view to compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither FNF's nor Stewart's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to any prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The FNF Forecasts included in this proxy statement/prospectus have been prepared by FNF's management solely for internal use and are subjective in many respects.

        Although a summary of the FNF Forecasts are presented with numerical specificity, they reflect numerous assumptions and estimates as to FNF's industry, markets, products, services and prospective future events made by FNF's management, which it believes were reasonable at the time the FNF Forecasts were prepared, taking into account the relevant information available to FNF's management at such time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the FNF Forecasts not to be achieved include general economic conditions, interest rates, accuracy of certain accounting assumptions, changes in actual or projected cash flows, changes in the demand for or price of title insurance, competitive and industry pressures, availability of credit, changes in tax or other laws, governmental policies or regulations, particularly those related to title insurance, structural changes in the title insurance industry, costs and other matters described in the section "Risk Factors" of this proxy statement/prospectus. In addition, the FNF Forecasts do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the mergers or any changes to FNF's strategy that may be implemented after completion of the mergers. As a result, there can be no assurance that the FNF Forecasts will be realized, and actual results may be materially better or worse than those contained in the FNF Forecasts. The inclusion of this information should not be regarded as an indication that the FNF board, FNF's management, Stewart, Citi, their respective representatives or any other recipient of this information considered, or now considers, the FNF Forecasts to be material information of FNF, or necessarily predictive of actual future results nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the FNF Forecasts is not included in this proxy statement/prospectus in order to induce any stockholder to vote in favor of the merger agreement proposal or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the mergers or FNF, including whether or not to seek appraisal rights with respect to the shares of Stewart common stock.

        The FNF Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding FNF contained in FNF's public filings with the SEC. The FNF Forecasts are forward-looking statements. For information on factors that may cause FNF's future results to materially vary, see the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

        Except to the extent required by applicable federal securities laws, FNF does not intend, and expressly disclaims any responsibility to update or otherwise revise the FNF Forecasts to reflect circumstances existing after the date when FNF prepared the FNF Forecasts or to reflect the occurrence of future events or changes in circumstances after the date that the FNF Forecasts were prepared, even in the event that any of the assumptions underlying the FNF Forecasts are shown to be in error.

        In light of the foregoing factors and the uncertainties inherent in the FNF Forecasts, stockholders are cautioned not to unduly rely on the FNF Forecasts included in this proxy statement/prospectus.

        Certain of the measures included in the FNF Forecasts that are not included in the summary table of the FNF Forecasts presented above may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Stewart may not be comparable to similarly titled amounts used by other companies.

Interests of Certain Stewart Persons in the Mergers

        In considering the recommendation of the Stewart board to approve the merger agreement proposal, Stewart stockholders should be aware that aside from their interests as stockholders, Stewart's non-employee directors and executive officers have employment or other compensation arrangements or plants that give them financial interests in the transaction that are different from, or in addition to, Stewart stockholders' interests. These interests include the following:

Equity Awards

        Non-employee directors of Stewart receive fully-vested shares of Stewart common stock, in addition to cash retainers, as compensation for their service on Stewart's board. The non-employee directors will not be entitled to any amounts on account of the mergers other than payment for their held fully-vested shares.

        As described in more detail below under "—The Merger Agreement—Treatment of Stewart Company Equity Awards" at the effective time, all Stewart equity awards then held by executive officers (and other employees) will fully accelerate, except for those equity awards approved after the date of the merger agreement that are outstanding as of the effective time. Equity awards approved after the date of the merger agreement that are outstanding as of the effective time will convert into equity awards relating to FNF common stock, and will continue to vest following the effective time in accordance with the terms, exercisability, vesting schedules and other provisions applicable to such awards. The performance for any performance-based units or awards outstanding as of the effective time, whether accelerated at closing or converted to equity awards based on FNF common stock, will be determined assuming the achievement of target level of performance.

        All executive officers hold time-vested and performance-vested awards (in the form of restricted shares and units and performance shares and units) which will fully accelerate and vest at the effective time, with performance-vested awards being deemed to be earned at target performance. The table below sets forth the estimated values of the accelerating vesting of the executive officers' equity awards, other than the named executive officers, assuming that the effective date had occurred on March 18, 2018. The values for the named executive officers are included below under "—Golden Parachute Comparison." The values below do not include any additional equity awards that executive officers may be granted following the date of the merger agreement, to the extent permitted by the merger agreement.

        The values were calculated, in accordance with the applicable rules under Regulation S-K under the Exchange Act, by assuming a price per share of Stewart common stock of $51.08, which is calculated based upon the mixed election consideration described above in "The Merger Agreement—Merger Consideration" and for the share-based component of such consideration, based upon a price per share of FNF common stock of $40.59, which is the average closing price of a share of FNF common stock over the five business day period following the first public announcement of the mergers.

Executive Officer	Value of Accelerated Equity $
John Magness	631,809
Chief Corporate Development Officer
Brad Rable	939,157
Chief Information Officer
Ann Manal	408,027
Chief Human Resources Officer

        For the estimated values of the potential accelerated vesting of the equity awards held by Stewart's named executive officers, see the "Equity" column of the table below under "—Golden Parachute Compensation."

  Annual Bonus

        Under the terms of the merger agreement, for the calendar year in which the effective time occurs, in the event an executive officer's employment is terminated without "cause" (defined in the same manner as in the Severance Plan described below) following the effective time, he or she will be entitled to the payment of an annual bonus award, prorated for the number of days between the beginning of the fiscal year and the termination date and based on annualized company performance.

        Assuming (i) that each executive officer's employment was terminated without cause by the company at the effective time, (ii) the effective time occurred on March 18, 2018 and (iii) the company achieves a target level of performance, the executive officers, other than the named executive officers, would be entitled to a prorated annual bonus in the following amounts: John Magness ($93,699), Brad Rable, ($31,233) and Ann Manal ($28,110).

        For the estimated values of the potential payment of prorated annual bonus awards for Stewart's named executive officers, see the "Cash" column of the table below under "—Golden Parachute Compensation."

  Retention Awards

        Under the merger agreement, Stewart may grant cash retention awards to employees, but excluding executive officers. The aggregate amount of the cash retention awards that may be granted to all employees is capped at $15 million. None of the executive officers have been granted or will be granted any such cash retention awards.

  Severance Arrangements

        Stewart's executive officers are entitled to severance benefits under the Stewart Information Services Corporation Executive Separation Pay and Change in Control Plan (the "Severance Plan"), as well as individual employment agreements, as described in more detail below.

  Severance Plan

        The Severance Plan was adopted on January 1, 2018 to formalize and standardize Stewart's severance practices for its most senior executive officers. Severance benefits for all named executive officers other than Messrs. Morris and Hisey are determined under the Severance Plan.

        Under the Severance Plan, each executive officer whose employment is terminated by Stewart without "cause" or by the executive officer for "good reason," in either case within the two-year period following the effective time, would be entitled to the payments and benefits, subject to the conditions and limitations, described below:

  •
  Severance.  Severance in the amount of: (i) twenty-four (24) months of the executive officer's then current base salary payable in installments over 24 months; plus (ii) two times the executive officer's target annual bonus in effect for the fiscal year in which the executive officer's termination of employment occurs, to be paid in a lump sum; plus (iii) an amount equal to the cost of the executive officer's coverage under Stewart's group health plan for a period of twelve (12) months.

  •
  Outplacement Benefits.  Payment or reimbursement of executive outplacement services in an amount not to exceed $10,000 for a period of twelve (12) months.

  •
  Conditions and Limitations on Payment.  The executive officer's right to these payments and benefits is subject to the following conditions and limitations:

  •
  The executive officer must execute, and not revoke, a general release agreement waiving all claims against Stewart relating to his or her employment or separation from employment.

  •
  The executive officer must comply with all non-disparagement and confidential information or similar restrictive covenants contained in any agreement to which the executive officer is a party.

  •
  The executive officer must execute documentation that formalizes the executive officer's resignation from the board and any other positions with Stewart and its affiliates.

        "Cause" and "good reason" are defined as follows:

  •
  The term "cause" generally means an executive officer's: (i) willful failure in performing or gross neglect of his or her duties; (ii) plea of guilty or nolo contendere to, or conviction for, the commission of a felony or any crime involving moral turpitude or personal enrichment at the expense of Stewart; (iii) material breach of fiduciary duty or willful engagement in conduct materially injurious to Stewart; (iv) willful violation of any material provision of Stewart's code of conduct or any of the material covenants contained in his or her employment agreement; (v) act of dishonesty resulting in or intending to result in personal gain at the expense of Stewart; or (vi) engagement in any material act that is intended or may be reasonably expected to harm the reputation, business prospects or operations of Stewart.

  •
  The term "good reason" generally means, without an executives prior written consent: (i) a material breach of the executive officer's employment agreement by Stewart; (ii) a material failure to vest any grants under the LTI Plan after a change in control; (iii) a failure to obtain the assumption in writing of all material obligations under the executive officer's employment agreement and outstanding grants or awards within 15 days after the change in control; (iv) the assignment of any duties materially inconsistent with the executive officer's position, including any action which results in a material diminution in such status, title, authority, duties or responsibility; or (v) relocation of the executive officer's office to a location more than 35 miles farther from the executive officer's residence.

  Mr. Morris' Employment Agreement

        Mr. Morris is party to an employment agreement with Stewart that provides for certain benefits if his employment is involuntarily terminated by Stewart other than for "cause" (as defined below) or due to his death or disability, or terminated by Mr. Morris for "good reason" (as defined below), including: (i) 36 months of his then-current base salary, payable in semi-monthly installments; (ii) a lump sum of three times the amount of his annual bonus paid at target for the fiscal year in which the termination occurs; and (iii) the continuation of medical and dental benefits for 12 months.

        Under Mr. Morris' employment agreement, "cause" means the occurrence of any one or more of the following: (i) Mr. Morris' willful failure to substantially perform his duties, after a written demand for substantial performance is delivered to Mr. Morris, and Mr. Morris fails to remedy the situation within 30 days of such written notice from Stewart; (ii) Mr. Morris' gross negligence in the performance of his duties; (iii) Mr. Morris' plea of guilty or nolo contendere to, or conviction for, the commission of a felony or any crime involving moral turpitude or personal enrichment at the expense of Stewart; (iv) Mr. Morris' willful material breach of fiduciary duty or willful engagement in conduct materially injurious to Stewart, after a written demand is delivered to Mr. Morris that specifically identifies the manner in which Stewart believes that Mr. Morris has engaged in such conduct, and Mr. Morris fails to remedy the situation within 30 days of such written notice; (v) Mr. Morris' willful violation of any material provision of Stewart's code of conduct, after a written demand is delivered to Mr. Morris that specifically identifies the manner in which Stewart believes that Mr. Morris has engaged in such conduct, and Mr. Morris fails to remedy the situation within 30 days of such written notice; (vi) Mr. Morris' material breach of any non-disclosure, non-solicitation or non-competition obligation, or any confidentiality or proprietary right or similar restrictive covenant; (v) Mr. Morris' willful act of dishonesty resulting in or intending to result in personal gain at the expense of Stewart, after a written demand is delivered to Mr. Morris that specifically identifies the manner in which Stewart believes that Mr. Morris has engaged in such conduct, and Mr. Morris fails to remedy the situation within 30 days of such written notice; or (vi) Mr. Morris' engagement in any material act that is intended or may be reasonably expected to harm the reputation, business prospects or operations of Stewart, after a written demand is delivered to Mr. Morris that specifically identifies the manner in which Stewart believes that Mr. Morris has engaged in such conduct, and Mr. Morris fails to remedy the situation within 30 days of such written notice.

        Under Mr. Morris' employment agreement, "good reason" means, without Mr. Morris' express written consent, the occurrence of any one or more of the following: (i) the occurrence of any material breach of Mr. Morris' employment agreement by Stewart; (ii) any material failure by Stewart to immediately vest the applicable target payout levels of Mr. Morris' equity awards upon the occurrence of a change in control; (iii) a failure to obtain the assumption in writing of all material obligations under Mr. Morris' employment agreement and outstanding grants or awards within 15 days after the change in control; (iv) the assignment of any duties materially inconsistent with Mr. Morris' position, including any action which results in a material diminution in such status, title, authority, duties or responsibility; (v) the relocation of Mr. Morris' office to a location more than 35 miles outside Houston, Texas; or (vi) if the Board requests Mr. Morris to perform an illegal act.

  Mr. Hisey's Employment Agreement

        Mr. Hisey is party to an employment agreement with Stewart that provides for certain benefits if his employment is involuntarily terminated by Stewart other than for cause (as defined below) or due to his death or disability, or terminated by Mr. Hisey for good reason (as defined below), including: (i) 24 months of his then current base salary, payable in semi-monthly installments; (ii) a lump sum of two times the amount of his annual bonus paid at target for the fiscal year in which the termination occurs; (iii) the continuation of medical and dental benefits for 12 months; and (iv) outplacement services for a period of 12 months in an amount not to exceed $10,000.

        Under Mr. Hisey's employment agreement, "cause" and "good reason" are defined in a substantially similar manner to the definitions of "cause" and "good reason" in Mr. Morris' employment agreement, as described above.

  Other Severance Agreements with Executive Officers

        Messrs. Killea, Magness, Rable, Beall, Fauth and Ms. Manal are party to employment agreements with Stewart that provide for the severance benefits pursuant to the Severance Plan, which are described above in "—Severance Plan."

  Restrictive Covenants

        Pursuant to their employment agreements, all executive officers are required to sign a document obligating confidentiality, as well as a non-competition and non-solicitation covenant that applies during employment and for 12 months thereafter. If the executive officer violates the provisions, the executive officer forfeits any unvested awards and incentive plan benefits.

  Section 280G of the Code

        The Severance Plan and each employment agreement provide for a "contingent cutback" relating to the "golden parachute" excise tax under Section 4999 of the Code. Pursuant to this provision, the amount of severance and any other merger-related payments and benefits that the executive officer otherwise would be entitled to receive will be reduced to the extent necessary to avoid the excise tax, but only if such reduction would result in the executive officer retaining a greater amount of such payments and benefits on an after-tax basis than had no reduction been made. Under the terms of the merger agreement, Stewart and FNF may mutually agree to take additional actions to mitigate the impact of Section 280G and Section 4999 of the Code, including delaying or accelerating the vesting of outstanding equity awards. The amounts set forth below and in the table below under "—Golden Parachute Compensation" do not take into account any such reduction or additional mitigation actions.

  Value of Severance Arrangements

        Assuming a termination of employment by Stewart without cause in connection with the effective date of the merger had it occurred on March 18, 2018, the executive officers, other than the named executive officers, would be entitled to severance in the following amounts: John Magness ($1,916,192), Brad Rable, ($957,494) and Ann Manal ($855,018).

        For the estimated values of the potential payment of severance benefits for Stewart's named executive officers, see the "Cash" column of the table below under "—Golden Parachute Compensation."

  Golden Parachute Comparison

        The table below sets forth for each of Stewart's named executive officers estimates of the amounts of compensation that are based on or otherwise relate to the mergers and that will or may become payable to the named executive officer immediately at the effective time or on a qualifying termination of employment following the merger. J. Allen Berryman, who retired as Stewart's Chief Financial Officer effective as of October 31, 2017, would not be entitled to any payments or benefits that are based on or otherwise relate to the mergers, other than the acceleration of his remaining outstanding unvested equity at the effective time.

        The Stewart stockholders are being asked to approve, on a non-binding advisory basis, such compensation for these named executive officers. See "Stewart Stockholders Proposals—". Because the vote to approve such compensation is advisory only, it will not be binding on either Stewart or FNF. Accordingly, if the merger agreement proposal is approved and the mergers are completed, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the table below and above in this section.

        The estimates in the table assume that the merger had become effective on March 18, 2018 and that the employment of each of the executive officers (other than Mr. Berryman, who previously retired) had been terminated immediately thereafter by Stewart without "cause" or by the executive officer for "good reason" (see definitions above under "—Definitions of 'Cause' and 'Good Reason'").

Name Named Executive Officers	Cash(1) ($)	Accelerated Equity(2) ($)	Perquisites/ Benefits(3) ($)	Total ($)
Matthew W. Morris	3,724,932	4,593,165	18,157	8,336,254	(4)
Chief Executive Officer
David C. Hisey	1,893,669	2,334,918	10,000	4,238,617
Chief Financial Officer,
Secretary and Treasurer
J. Allen Berryman	0	555,801	0	555,801
Former Chief Financial Officer,
Secretary and Treasurer
John L. Killea	1,893,669	2,216,923	22,493	4,133,115
President, Chief Legal Officer and
Chief Compliance Officer
Patrick Beall	1,047,353	714,507	26,261	1,788,121
Group President
David A. Fauth	1,341,812	832,604	28,157	2,202,574
Group President

(1)
The amounts in this column reflect the sum of the following cash payments that each executive officer (other than Mr. Berryman) would be entitled to receive on a termination of employment by Stewart without "cause" or by the executive officer for "good reason" on the assumed termination date of March 18, 2018: (a) a pro-rated annual bonus based on a target level of company performance and (b) a severance payment of 24 months' salary paid in semi-monthly installments, in the case of all executives except for Mr. Morris, who receives a severance payment of 36 months' salary plus two times the target bonus for the fiscal year of the termination in the case of all executives except for Mr. Morris, who receives a payment of three times the target bonus for the fiscal year of the termination (see above under "—Severance Plan"). The amounts in this column are all "double-trigger" payments.

(2)
Each of the executive officers hold unvested equity awards that would fully accelerate on the assumed effective date of March 18, 2018 (see above under "—Equity Awards"). See below for a table detailing the equity held by each executive that would accelerate on the assumed effective date of March 18, 2018. The values included above and in the table below do not include any additional equity awards that executive officers may be granted following the date of the merger agreement, to the extent permitted by the merger agreement. All of the accelerated equity award payments are "single-trigger" payments. The values were calculated, in accordance with the applicable rules under Regulation S-K under the Exchange Act, by assuming a price per share of Stewart common stock of $51.08, which is calculated based upon the mixed election consideration described above in "The Merger Agreement—Merger Consideration" and for the share-based component of such consideration, based upon a price per share of FNF common stock of $40.59, which is the average closing price of a share of FNF common stock over the five business day period following the first public announcement of the mergers.

Name Named Executive Officers	Performance Awards and Units $	Restricted Awards and Units $	Total ($)
Matthew W. Morris	3,643,945	949,220	4,593,165
David C. Hisey	990,339	1,344,579	2,334,918
J. Allen Berryman	387,391	168,411	555,801
John L. Killea	901,460	1,315,463	2,216,923
Patrick Beall	533,173	181,334	714,507
David A. Fauth	621,337	211,267	832,604
(3)
The amounts in this column reflect the following additional benefits that each executive officer (other than Mr. Berryman) would be entitled to receive on a termination of employment by Stewart without "cause" or by the executive officer for "good reason" on the assumed termination date of March 18, 2018: (a) an amount equal to the cost of the executive officer's coverage under Stewart's group health plan for a period of twelve (12) months for all executives and (b) the cost of company-provided outplacement services (see above under "—Severance Plan") for each executive officer, other than Mr. Morris. The amounts in this column are all "double-trigger" payments.

(4)
This number includes a special grant of 15,000 shares that will vest 100% if EPS equals or exceeds $4.00 at the end of calendar years 2016, 2017 or 2018; however, if the EPS target is not met by December 31, 2018, and the effective time has not yet occurred, these shares will be forfeited by their terms.

Material U.S. Federal Income Tax Consequences of the Mergers

        The following are the material U.S. federal income tax consequences of the mergers to U.S. Holders (as defined below) of Stewart common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this proxy statement/prospectus, all of which may change, possibly with retroactive effect. For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Stewart common stock that is for U.S. federal income tax purposes:

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  a citizen or resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

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  a trust that (i) is subject to (a) the primary supervision of a court within the United States and (b) the authority of one or more U.S. persons to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person, or

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source.

        This discussion addresses only the consequences of the exchange of shares of Stewart common stock held as capital assets. It does not address U.S. Holders who exercise and perfect their appraisal rights. In addition, it does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. Holder in light of that shareholder's particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or to a U.S. Holder subject to special rules, such as:

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  a financial institution or insurance company;

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  a tax-exempt organization;

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  a dealer or broker in securities;

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  a shareholder who holds Stewart common stock as part of a hedge, appreciated financial position, straddle, or conversion or integrated transaction;

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  a shareholder who beneficially owns five percent or more of Stewart common stock;

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  a shareholder whose functional currency is not the U.S. dollar; or

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  a shareholder who acquired Stewart common stock pursuant to the exercise of compensatory options or otherwise as compensation.

        If a partnership holds shares of Stewart common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Stewart common stock should consult its tax advisor regarding the tax consequences of the mergers.

        This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the mergers. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any non-U.S., state or local tax consequences of the mergers. Accordingly, we strongly urge each Stewart stockholder to consult its own tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the mergers.

  Tax Opinion

        Based on certain representations, covenants and assumptions described below, all of which must continue to be true and accurate in all material respects as of the effective time of the mergers, it is the opinion of Davis Polk & Wardwell LLP, counsel to Stewart ("tax counsel"), that the mergers will qualify as a "reorganization" within the meaning of Section 368(a) of the Code (the "Tax Treatment"). However, the completion of the mergers is not conditioned on the mergers qualifying for such treatment or upon the receipt of an opinion of counsel to that effect. In addition, an opinion of tax counsel neither binds the Internal Revenue Service (the "IRS") nor precludes the IRS or the courts from adopting a contrary position. Neither Stewart nor FNF intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the mergers. Accordingly, even if Stewart and FNF conclude that the mergers qualify for the Tax Treatment, no assurance can be given that the IRS will not challenge that conclusion or that a court would not sustain such a challenge.

        The opinion of tax counsel regarding the mergers has relied on (1) representations and covenants made by Stewart and FNF as of the date of this proxy statement/prospectus, including those contained in certificates of officers of Stewart and FNF, and (2) specified assumptions, including an assumption regarding the completion of the mergers in the manner contemplated by the merger agreement. In addition, the opinion of tax counsel has assumed the absence of changes in existing facts or in law between the date of this proxy statement/prospectus and the closing date of the mergers. If any of those representations, covenants or assumptions is inaccurate, the tax consequences of the mergers could differ from those described in the opinion that tax counsel has delivered, as discussed below under "U.S. Federal Income Tax Consequences If the Mergers Fail to Qualify for the Tax Treatment."

  U.S. Federal Income Tax Consequences of the Mergers

        Based on the Tax Treatment and subject to the qualifications set forth above, in the opinion of tax counsel the material U.S. federal income tax consequences of the mergers are set forth below.

  Receipt Solely of FNF Common Stock

        A U.S. Holder who receives only shares of FNF common stock in the mergers will not recognize any gain or loss as a result of the mergers, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of FNF common stock. The U.S. Holder will recognize gain or loss on any cash received in lieu of a fractional share of FNF common stock equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. Holder's adjusted tax basis of the shares of Stewart common stock surrendered that is allocable to the fractional share. Such gain or loss will be long-term capital gain or loss if such U.S. Holder's holding period in the Stewart common stock is more than one year as of the closing date of the mergers. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced rates. The deductibility of capital losses is subject to limitations.

        The U.S. Holder will have an adjusted tax basis in the FNF common stock received in the mergers, including any fractional share for which cash is received, equal to the adjusted tax basis of the Stewart common stock surrendered by that U.S. Holder in the mergers. The holding period for FNF common stock received in the mergers will include the holding period for the Stewart common stock surrendered therefor.

  Receipt of FNF Common Stock and Cash

        A U.S. Holder who receives both FNF common stock and cash in the mergers will not recognize any loss on the exchange, and will recognize gain (if any) equal to the lesser of: (1) the amount of cash so received and (2) the excess of the sum of the amount of cash so received and the fair market value on the closing date of the mergers of the shares of FNF common stock received over the U.S. Holder's adjusted tax basis for the shares of Stewart common stock surrendered in the exchange.

        Subject to the discussion below relating to possible treatment as dividend income, any gain recognized with respect to shares of Stewart common stock as a consequence of participating in the mergers will be capital gain, and will be long-term capital gain if the shares have been held for more than one year on the closing date of the mergers. It is possible, however, that a U.S. Holder would instead be required to treat all or part of such gain as dividend income, if the U.S. Holder's percentage ownership in FNF (including shares that the U.S. Holder is deemed to own under certain attribution rules) after the mergers is not meaningfully reduced from what the U.S. Holder's percentage ownership would have been if the U.S. Holder had received solely shares of FNF common stock rather than a combination of cash and FNF common stock in the mergers. If a U.S. Holder who has a relatively minimal stock interest in FNF and Stewart suffers a reduction in its proportionate interest in FNF, the U.S. Holder should be regarded as having suffered a meaningful reduction in interest. For example, the IRS has ruled that any reduction in a stockholder's proportionate interest will constitute a "meaningful reduction" in a transaction in which a stockholder held less than 1% of the shares of a corporation and did not have management control over the corporation. A U.S. Holder should consult its own tax advisor as to whether its receipt of cash in the mergers will be treated as capital gain or dividend income under the Code.

        A U.S. Holder who receives FNF common stock will have an adjusted tax basis in the FNF common stock received in the mergers equal to the adjusted tax basis of the shares of Stewart common stock surrendered, increased by the amount of gain, if any, recognized, including any portion of the gain that is treated as a dividend, and decreased by the amount, if any, of cash received. The holding period for shares of FNF common stock received in exchange for shares of Stewart common stock in the mergers will include the holding period for the shares of Stewart common stock surrendered in the mergers. In the case of a U.S. Holder who holds shares of Stewart common stock with differing tax bases and/or holding periods, the preceding rules must be applied separately to each identifiable block of shares of Stewart common stock.

  Receipt Solely of Cash

        A U.S. Holder who receives only cash in the mergers will recognize gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the shares of Stewart common stock surrendered in the exchange. It is anticipated that most U.S. Holders will be required to treat any recognized gain as capital gain, as described above. However, it is possible that a U.S. Holder would instead be required to treat all or part of the cash received in the mergers as dividend income. A U.S. Holder should consult its own tax advisor as to whether its receipt of cash in the mergers will be treated as capital gain or dividend income under the Code.

  Backup Withholding and Information Reporting

        Information returns are required to be filed with the IRS in connection with cash payments to U.S. Holders pursuant to the mergers. Backup withholding at a rate of 24% may apply to cash paid in the transaction to a U.S. Holder, unless the U.S. Holder furnishes a correct taxpayer identification number and otherwise complies with the backup withholding rules or provides proof of an applicable exemption. Any amount withheld under the backup withholding rules will be allowed as a refund or credit against U.S. federal income tax liability, provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

        A U.S. Holder who receives FNF common stock as a result of the mergers will be required to retain records pertaining to the mergers.

  U.S. Federal Income Tax Consequences If the Mergers Fail to Qualify for the Tax Treatment

        If, at the closing date of the mergers, any requirement for the mergers to qualify for the Tax Treatment is not satisfied, a U.S. Holder would recognize gain or loss in an amount equal to the difference between (i) the fair market value of the shares of FNF common stock and the amount of any cash received in the mergers and (ii) the U.S. Holder's basis in the Stewart common stock surrendered. Gain or loss must be calculated separately for each block of Stewart common stock exchanged by such U.S. Holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized would be long-term capital gain or loss if such U.S. Holder's holding period in the particular block of Stewart common stock exceeds one year as of the closing date of the mergers. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced rates. The deductibility of capital losses is subject to limitations.

Accounting Treatment of the Mergers

        The mergers will be accounted for using the acquisition method of accounting. FNF will allocate the purchase price to the fair value of Stewart's tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually, or more frequently if circumstances indicate potential impairment.

Regulatory Approvals

        Stewart, FNF, Merger Sub I and Merger Sub II have each agreed to use their reasonable best efforts to obtain all regulatory clearances required to complete the transactions contemplated by the merger agreement The following is a summary of the material regulatory requirements for completion of the transactions.

        U.S. Antitrust Clearance.    Under the HSR Act and the rules promulgated thereunder by the FTC, the mergers may not be consummated until HSR notification forms have been submitted to the FTC and the DOJ and specified waiting period requirements have been satisfied. Stewart and FNF filed the requisite HSR Act notification forms on March 30, 2018 and re-filed on May 1, 2018. On May 31, 2018, the waiting period was extended by the FTC's issuance of a request for additional information and documentary material, often referred to as a "second request." The effect of the second request was to extend the waiting period imposed by the HSR Act until 30 days after Stewart and FNF have substantially complied with the second request, unless that period is extended voluntarily by the parties or terminated sooner by the FTC. Under a timing agreement between the parties and the FTC, the waiting period has been extended. Stewart and FNF are responding to the second request and are committed to working cooperatively with the FTC staff as it conducts its review of the proposed transaction. Both before and after the expiration of the waiting period, the FTC and the DOJ retain the authority to challenge the mergers on antitrust grounds.

        In addition, the mergers may be reviewed by the state attorneys general in the various states in which Stewart and FNF operate. While Stewart and FNF believe there are substantial arguments to the contrary, these authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove the mergers under the circumstances and based on the review set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the mergers. As of the date of this proxy statement/prospectus, the Office of the Attorney General of the State of Washington, the Office of the Attorney General of the State of Illinois, the Texas Office of the Attorney General and the Arizona Office of the Attorney General have indicated an interest in reviewing the mergers. Neither FNF nor Stewart has been notified by any other state attorney general indicating that they plan to review the mergers.

        In addition, because both FNF and Stewart have at least one licensed title insurance company, the mergers are subject to notification filings ("Form E") with the insurance regulators in certain states with respect to whether it may cause anti-competitive effects in the title insurance markets of such states. While FNF and Stewart believe that there are substantial arguments that there is no such anti-competitive effect, one or more of these insurance commissioners may find that such an effect exists and may exercise his or her authority under the state's Form E statute to issue a cease and desist order preventing one or more involved title insurance companies from doing business in such state.

        Canadian Antitrust Clearance.    Under the Canadian Competition Act and the applicable provisions of the merger agreement, the mergers may not be consummated until clearance has been received from the Canada Competition Bureau. FNF and Stewart each filed their respective pre-merger notification forms, pursuant to Section 114(1) of the Canadian Competition Act, together with a joint request for an ARC, pursuant to Section 102 of the Canadian Competition Act, with the Canadian Commissioner of Competition on April 11, 2018. In order to complete the mergers, FNF and Stewart must have received an ARC, or the applicable period under the Canadian Competition Act must have expired, been terminated or waived and FNF and Stewart must have received a letter from the Canadian Commissioner of Competition indicating that the Commissioner does not, at that time, intend to challenge the transaction. On May 11, 2018, the waiting period was extended by the Canadian Commissioner of Competition's issuance of a request for additional information and documentary material, referred to as a supplementary information request ("SIR"), to each of Stewart and FNF. The effect of the SIRs is to extend the waiting period under the Canadian Competition Act until 30 days after both Stewart and FNF have certified compliance with their respective SIRs, unless that period is extended voluntarily by the parties or terminated sooner by the Canadian Commissioner of Competition. FNF certified compliance with its SIR on June 28, 2018. Stewart certified compliance with its SIR on July 19, 2018. Stewart and FNF are committed to working cooperatively with the Canadian Commissioner of Competition and the Canadian Competition Bureau as they continue their review of the proposed mergers.

        Other Requisite U.S. State Approvals, Notices and Consents.    Notifications and/or applications requesting approval must be submitted to various regulators in connection with the merger, including (i) the Texas Department of Insurance in respect of the Stewart Title Guaranty Company in Texas, (ii) the New York State Department of Financial Services in respect of the Stewart Title Insurance Company in New York, and (iii) certain other state regulatory authorities. FNF and Stewart have filed the applications and notifications required to obtain these necessary approvals.

        Other Requisite Non-U.S. Insurance Approvals, Notices and Consents.    Completion of the mergers is further subject to notification or receipt of certain insurance regulatory approvals, including notification, clearance and/or approval in Canada, Mexico and the United Kingdom.

        Timing.    There can be no assurances that all of the regulatory approvals described above will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, FNF's and Stewart's ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

        If necessary to obtain the requisite regulatory approvals, FNF has agreed, among other things, to propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, disposition or hold separate of businesses, product lines or assets of FNF, Stewart or any of their respective subsidiaries). However, FNF's obligations with respect to such actions will be limited by the sale, divestiture, disposal of, licensing or hold separate of rights to title plants and businesses, product lines or assets of FNF, Stewart and their respective subsidiaries, as required by any governmental authority. In addition, FNF will not be required to sell, divest, dispose of, license or hold separate title plants and rights to title plants, businesses, product lines or assets to the extent the foregoing generated annual revenues in fiscal year 2017 in excess of $225 million in the aggregate, or any of its own brands in full. See the section entitled "The Merger Agreement—Efforts to Complete the Mergers—Divestitures and Triggering Divestiture."

        If any governmental entity requires the parties to take action in order to obtain necessary approvals under the antitrust laws that involve a divestiture or divestitures of businesses or assets that generated 2017 annual revenues in excess of $75 million, as described in the sections entitled "The Merger Agreement—Efforts to Complete the Mergers—Divestitures and Triggering Divestiture" and "The Mergers—Procedures for Election—Adjustment Procedures", holders of Stewart common stock will receive (i) an amount in cash as low as $45.50 per share, and not $50.00 per share, (ii) an amount of FNF common stock based on an exchange ratio that is less than 1.2850 for the number of shares of FNF common stock per share of Stewart common stock or (iii) an amount in cash less than $25.00 per share, and not $25.00 per share, and an amount of FNF common stock based on an exchange ratio that is less than 0.6425 for the number of shares of FNF common stock per share of Stewart common stock, as applicable. Regulatory authorities may impose conditions that will lead to such divestitures, or impose conditions on the completion of the mergers or require changes to the terms of the transaction.

Listing of FNF Common Stock Issued in the Mergers; De-Listing and Deregistration of Stewart Common Stock after the Mergers

        It is a condition to the completion of the mergers that the shares of FNF common stock to be issued to Stewart stockholders pursuant to the mergers be approved for listing on the NYSE, subject to official notice of issuance, at the effective time. Upon completion of the merger, shares of Stewart common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

Appraisal Rights in Connection with the Merger

        Holders of Stewart common stock (other than holders of shares of Stewart common stock owned by Stewart, its subsidiaries, FNF or the Merger Subs and shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law) will become holders of FNF common stock as a result of the merger. The holders of Stewart common stock will be entitled to appraisal rights under Section 262 of the DGCL in connection with the merger. Under Section 262, when a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the Stewart special meeting, the corporation, not less than twenty days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to such shares for which appraisal rights are available that appraisal rights are so available, and must include in each such notice a copy of Section 262. This proxy statement/prospectus constitutes such notice to the holders of Stewart common stock and Section 262 is reprinted in its entirety and attached to this proxy statement/prospectus as Annex C and incorporated herein by reference.

        The information in this section describing certain material aspects of Section 262 of the DGCL is summary in nature, and is qualified in its entirety by reference to Annex C. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

        Under the DGCL, record holders of Stewart common stock (whether they become such holders before or after the second merger) who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of those shares, exclusive of any element of value arising from the accomplishment or expectation of the second merger, together with interest from the date of the second merger to the date of the determination of appraised value. The value determined in any such proceeding could more than, less than, or the same as the consideration payable in the second merger.

        If you wish to exercise appraisal rights, you must not transfer your shares of Stewart common stock with respect to which you wish to exercise appraisal rights and you must continuously hold such shares through the effective date of the second merger. You must deliver to Stewart a written demand for appraisal of your shares of Stewart common stock before the taking of the vote on the merger proposal at the Stewart special meeting. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares owned, and that the stockholder is demanding appraisal of his, her or its shares. A vote against the adoption of the merger agreement will not, in and of itself, constitute a demand for appraisal.

        All written demands for appraisal of shares of Stewart common stock must be mailed or delivered to Stewart's Corporate Secretary at Stewart's principal executive offices at 1980 Post Oak Boulevard, Suite 800 Houston, Texas 77056, Attention: Corporate Secretary, prior to the vote on the adoption of the merger agreement.

        If you wish to exercise your appraisal rights, you must be the record holder of such shares of Stewart common stock continuously through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of Stewart common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares. If you hold shares of Stewart in "street name" and wish to exercise your appraisal rights, you are not the record holder and must direct your broker, bank, trustee or other nominee to comply with the rules outlined in this section.

        Within 120 days after the effective time of the merger, but not thereafter, any stockholder who has complied with the required conditions of Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on FNF (in the case of a petition filed by a stockholder), demanding a determination of the fair value of the shares held by all dissenting stockholders. If no such petition is filed, appraisal rights will cease, and all dissenting stockholders will become entitled to receive payment of the applicable per share merger consideration, as provided in the merger agreement, without interest. Neither FNF nor Stewart is under any obligation, and they have no intention, to file a petition with respect to appraisal of the fair value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

        Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from Merger Sub II, as the surviving corporation in the second merger, a statement setting forth the aggregate number of shares of common stock of Stewart with respect to which demands for appraisal were received by Stewart, and the aggregate number of holders of such shares. Such written statement must be mailed to the stockholder within ten days after the written request therefor has been received by Merger Sub II or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file an appraisal petition or request from Merger Sub II the statement described in this paragraph.

        If a petition for an appraisal is timely filed and a copy thereof served upon Merger Sub II, as the surviving corporation in the second merger, Merger Sub II will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal rights of the shares of common stock of Stewart to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

        After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the per share merger consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the per share merger consideration payable in a merger are not necessarily opinions as to fair value under Section 262 of the DGCL. In determining "fair value" of shares, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation." In Weinberger, the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. In addition, the Delaware Court of Chancery has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

        The Delaware Court of Chancery will direct the payment of the fair value of the shares of common stock of Stewart to dissenting stockholders entitled thereto. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between effective time of the merger and the date of payment of the judgment. The costs of the action (which do not include attorneys' or expert fees or expenses) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application by a stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

        Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, from and after the effective time of the merger, be entitled to vote his, her or its shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of common stock of the merger as of a date prior to the effective time of the merger.

        At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the applicable per share merger consideration, as set forth in the merger agreement, for his, her or its shares pursuant to the merger agreement by delivering a written withdrawal of such demand to Merger Sub II, as the surviving corporation in the second merger. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive the applicable per share merger consideration, as set forth in the merger agreement, for his, her or its shares pursuant to the merger agreement only with the written consent of Merger Sub II. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders' rights to appraisal will cease, and all stockholders will be entitled to receive the applicable per share merger consideration, as set forth in the merger agreement, for his, her or its shares pursuant to the merger agreement, as if such stockholders had not demanded appraisal of his, her or its shares. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned on such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the per share merger consideration, as set forth in the merger agreement, within 60 days after the effective time of the merger.

        If you properly demand appraisal of your shares of Stewart common stock of under Section 262 of the DGCL and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares will be converted into the right to receive the applicable per share merger consideration, as set forth in the merger agreement, with respect to such shares. If you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, following the date upon which the form of elections of merger consideration must be delivered, your shares shall be treated as if they had been converted into and become exchangeable for the right to receive the mixed election consideration.

        You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if you deliver to Stewart a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the merger will require the written approval of Merger Sub II, as the surviving corporation in the second merger.

        If a holder of Stewart common stock desires to exercise appraisal rights in accordance with Section 262, such stockholder must not vote in favor of the merger proposal and must strictly comply with the procedures set forth in Section 262. Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder's statutory appraisal rights. In view of the complexity of Section 262, stockholders who wish to dissent from the merger proposal and pursue appraisal rights should consult their legal advisors.

        The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex C.

Litigation Related to the Mergers

        On June 27, 2018, a putative stockholder class action complaint, captioned Franchi v. Stewart Information Services Corporation, et al., No. 18-cv-00951, was filed in the United States District Court for the District of Delaware. On June 28, 2018, a second putative stockholder class action, captioned Lowinger v. Stewart Information Services Corporation, et al., No. 18-cv-02203 (S.D. Tex.), was filed in the United States District Court for the Southern District of Texas. Both actions name as defendants Stewart, the members of the Stewart board, FNF and the merger subs and allege, among other things, that the registration statement filed with the SEC on May 30, 2018 omitted information and that defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934. The actions seek, among other things, injunctive relief and an award of attorneys' fees and expenses.

THE MERGER AGREEMENT

        The following describes the material provisions of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. FNF and Stewart encourage you to carefully read the merger agreement in its entirety before making any decisions regarding the mergers, including approval of the merger agreement proposal, as it is the legal document governing the mergers.

        The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about FNF, Stewart or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about FNF, Stewart or their respective subsidiaries or affiliates contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by FNF and Stewart were qualified and subject to important limitations agreed to by FNF and Stewart in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.

The Mergers

        The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, at the effective time, Merger Sub I, a Delaware corporation and newly formed subsidiary of FNF, will merge with and into Stewart. Then, at the subsequent effective time, Stewart will merge with and into Merger Sub II, a Delaware limited liability company and newly formed subsidiary of FNF. Following the subsequent effective time, the separate corporate existence of Stewart will cease, and Merger Sub II will continue as the surviving entity as a direct wholly-owned subsidiary of FNF.

Merger Consideration

        If the mergers are completed, each share of Stewart common stock issued and outstanding immediately prior to the effective time (other than shares owned by Stewart, its subsidiaries, FNF or the Merger Subs and shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law) will be converted into the right to receive, at the election of the holder of such share, but subject to proration and adjustment (as described below), one of the following:

  (1)
  $50.00 in cash for the cash election consideration;

  (2)
  1.2850 shares of FNF common stock for the stock election consideration; or

  (3)
  $25.00 in cash and 0.6425 shares of FNF common stock for the mixed election consideration.

        Holders of Stewart common stock who do not make an election will receive the mixed election consideration.

        The final amount of merger consideration that you will receive will not be known at the time you vote on the adoption of the merger agreement or make an election because it is dependent on whether or not the combined company is required to divest assets or businesses in order to receive required regulatory approvals. For further information on the procedures for adjustment and proration, see the sections entitled "The Merger Agreement—Efforts to Complete the Mergers—Divestitures and Triggering Divestiture," "The Mergers—Procedures for Election—Adjustment Procedures" and "The Mergers—Procedures for Election—Proration Procedures". At the effective time, all shares of Stewart common stock (other than shares owned by Stewart, its subsidiaries, FNF or the Merger Subs) will no longer be outstanding and will automatically be cancelled and retired and cease to exist.

        Under the terms of the merger agreement, if the combined company is required to divest assets or businesses with 2017 annual revenues in excess of $75 million in order to receive required regulatory approvals (up to a cap of $225 million of 2017 annual revenues), the per share purchase price will be adjusted downwards on a sliding scale between such amounts of divestitures up to a maximum reduction of $4.50 in value in the event that businesses or assets with 2017 annual revenues of $225 million are divested, with such adjustment to consist of (i) in the case shares of Stewart common stock with respect to which cash election consideration has been elected, a reduction of the amount of cash paid in respect of each share, (ii) in the case shares of Stewart common stock with respect to which stock election consideration has been elected, a reduction in the exchange ratio based on the parent share price, and (iii) in the case of shares of Stewart common stock with respect to which mixed election consideration has been elected, a reduction in both the amount of cash and the exchange ratio to be paid to the holders of such shares, with 50% of the aggregate value of such reduction to consist of a reduction of the cash consideration and 50% of the aggregate value of such reduction to consist of a reduction in the exchange ratio based on the Parent share price. For further information regarding the calculation of the amount of 2017 annual revenues generated by any asset or business that is divested in order to receive regulatory approvals, see the section entitled "The Merger Agreement—Efforts to Complete the Mergers—Divestitures and Triggering Divestiture." For further information regarding the adjustments that may be made to the merger consideration as a result of such divestitures, see "The Mergers—Procedures for Election—Adjustment Procedures" and "The Mergers—Procedures for Election—Proration Procedures."

        Prior to closing and promptly following the final determination of the businesses or assets, if any, that are required to be divested in order to receive the required regulatory approvals, FNF will reasonably determine the amount of 2017 annual revenues generated by such businesses or assets to be divested, and will provide Stewart with a notice setting forth in reasonable detail the basis for calculation of the amount representing such divested 2017 annual revenues, together with a breakdown that specifies (i) the amount of such divested revenues generated by each such business or asset that is to be divested and (ii) the amount of revenues generated by each competitive business or asset during the 2017 fiscal year (i.e., as between Stewart and FNF) that is to be retained. If Stewart wishes to dispute any amount proposed by FNF in the notice, the parties will resolve any such dispute in accordance with the dispute mechanisms set forth in the merger agreement. The amounts set forth in the notice and agreed by the parties will be used to determine if the 2017 annual revenues generated by businesses or assets divested is greater the $75 million, and accordingly, whether the per share purchase price will be adjusted to account for such divestitures in excess of $75 million (subject to a cap of $225 million) as described above. For further information regarding an adjustment that may be made to the merger consideration as a result of such divestitures, see "The Mergers—Procedures for Election—Adjustment Procedures."

        There can be no assurance that a divestiture or divestitures of businesses and assets in excess of $75 million in 2017 annual revenues will not occur, and accordingly there can be no assurance that holders of Stewart common stock will receive (i) for those who make a cash election, $50.00 per share in cash instead of an amount less than $50.00 per share in cash (but in any case, no less than $45.50 per share in cash), (ii) for those who make a stock election, an amount of FNF common stock equal to 1.2850 shares of FNF common stock per share of Stewart common stock instead of an amount of FNF common stock less than 1.2850 shares of FNF common stock per share of Stewart common stock calculated based on a reduced exchange ratio for the number of shares of FNF common stock per share of Stewart common stock or (iii) for those who make a mixed election, $25.00 per share in cash and an amount of FNF common stock equal to 0.6425 shares of FNF common stock per share of Stewart common stock instead of an amount less than $25.00 per share in cash and an amount of FNF common stock less than 0.6425 shares of FNF common stock per share of Stewart common stock calculated based on a reduced exchange ratio for the number of shares of FNF common stock per share of Stewart common stock, as applicable. See the sections entitled "The Mergers—Regulatory Approvals" and "The Merger Agreement—Efforts to Complete the Mergers."

        As described above, the merger consideration that each holder of Stewart common stock will receive will ultimately depend on several factors, including whether either the cash election consideration or the stock election consideration is oversubscribed (i.e., the choices other holders of Stewart common stock have made with respect to what type of consideration they would like to receive pursuant to the merger agreement) and the amount of assets and businesses and the corresponding amount of 2017 annual revenues generated by such assets or businesses that are to be divested in order to receive the required regulatory approvals. In addition, to the extent that Stewart stockholders receive FNF common stock as consideration pursuant to the transactions contemplated by the merger agreement (whether by virtue of electing to receive stock consideration or mixed consideration, or receiving stock consideration after making a cash election and the cash election consideration is oversubscribed), because the exchange ratio was fixed at the time the merger agreement was executed and because the market value of FNF common stock will fluctuate during the pendency of the transactions, Stewart stockholders cannot be sure of the value of the merger consideration they elect to receive relative to the value of the shares of Stewart common stock that they are exchanging. For example, for Stewart stockholders receiving FNF common stock as part of the merger consideration, decreases in the market value of FNF common stock will negatively affect the value of the merger consideration that they receive, and increases in the market value of Stewart common stock may mean that the merger consideration that they receive will be worth less than the market value of the shares of Stewart common stock such stockholders are exchanging. See "Risk Factors—Risk Factors Relating to the Mergers—Because the exchange ratio is fixed and because the market price of FNF common stock and Stewart common stock will fluctuate, Stewart stockholders receiving FNF common stock as part of the merger consideration cannot be sure of the market value of such merger consideration relative to the value of their shares of Stewart common stock that they are exchanging." Stewart stockholders are urged to obtain current market quotations for FNF common stock when they make their elections. FNF common stock is traded on the NYSE under the trading symbol "FNF".

        With respect to stock consideration to be issued pursuant to the merger agreement, FNF will not issue fractional shares of FNF common stock. Instead, each Stewart stockholder will be entitled to receive a cash payment in lieu of any fractional shares of FNF common stock it otherwise would have received pursuant to the mergers equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the closing FNF stock price on the NYSE on the trading day immediately preceding the effective time.

        Neither FNF nor Stewart is making any recommendation as to whether Stewart stockholders should make a cash election, stock election, mixed election or no election in the transactions contemplated by the merger agreement. You must make your own decision with respect to such election. No guarantee can be made that you will receive the amount of cash consideration or stock consideration you elect. As a result of the adjustment and proration procedures and other limitations described in this proxy statement/prospectus and in the merger agreement, you may receive stock consideration or cash consideration in amounts that are different from the amounts you elect to receive. Because the value of the stock consideration and cash consideration may differ, you may receive consideration having an aggregate value less than that you elected to receive. The tax consequences of the mergers to a particular stockholder will depend on whether such stockholder elects to receive common stock, cash or a mix of common stock and cash, on whether such stockholder's election is effective or must be changed under the proration provisions of the merger agreement, and on many variables which are not within Stewart's and FNF's control. Tax matters are very complicated, and the tax consequences of the mergers to a particular stockholder will depend in part on such stockholder's circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the mergers to you, including the applicability and effect of federal, state, local and foreign income and other tax consequences. For more information, see the section entitled "Summary—Material U.S. Federal Income Tax Consequences of the Mergers."

Adjustments to Prevent Dilution

        In the event that Stewart or FNF changes the number of shares of Stewart common stock or securities convertible or exchangeable into or exercisable for any such shares of Stewart common stock, or FNF changes the number of shares of FNF common stock or securities convertible or exchangeable into or exercisable for any such shares of FNF common stock, respectively, in each case issued and outstanding prior to the effective time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the merger consideration will be equitably adjusted to eliminate the effects of such event on the merger consideration.

Effective Time; Closing

        Unless the parties otherwise agree, the closing of the mergers will take place as soon as possible, but in any event no later than two business days after the date the closing conditions to the mergers (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions.

        The merger of Merger Sub I with and into Stewart, with Stewart surviving such merger as a wholly-owned subsidiary of FNF, will become effective at such time as the certificate of merger with respect to such merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in such certificate of merger). The merger of Merger Sub II with and into Stewart, with Merger Sub II surviving such merger as a wholly-owned subsidiary of FNF, will become effective immediately following the effective time at such time as the certificate of merger with respect to such merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed to by the parties and specified in such certificate of merger).

Representations and Warranties

        The merger agreement contains representations and warranties by FNF and Stewart. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

  •
  may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  •
  have been qualified by disclosures that were made to the other parties in connection with the negotiation of the merger agreement, which disclosures may not be reflected in the merger agreement;

  •
  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

  •
  were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments.

        The representations and warranties made by both FNF and Stewart relate to, among other things:

  •
  due organization, valid existence, good standing and corporate power;

  •
  corporate authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, the merger agreement and the enforceability of the merger agreement;

  •
  required consents and approvals of governmental entities (including insurance and antitrust filings/approvals) in connection with the transactions contemplated by the merger agreement;

  •
  absence of conflicts with, or violations of, organizational documents, applicable law and certain contracts as a result of Stewart entering into the merger agreement and consummating the mergers and the other transactions contemplated by the merger agreement;

  •
  capitalization and indebtedness, including the number of shares of Stewart common stock, stock options and other equity-based awards outstanding;

  •
  due organization, valid existence, organizational power and ownership of subsidiaries;

  •
  proper filing of documents with the SEC since January 1, 2016 and the accuracy of the information contained in those documents;

  •
  conformity with generally accepted accounting principles of Stewart financial statements filed with the SEC since January 1, 2016;

  •
  accuracy of the information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part;

  •
  absence of certain changes or events since December 31, 2017 through the date of the merger agreement;

  •
  absence of undisclosed material liabilities;

  •
  compliance with applicable laws and court orders;

  •
  absence of certain litigation;

  •
  tax matters;

  •
  employee benefit matters, including matters related to employee benefit plans;

  •
  insurance regulatory matters; and

  •
  brokers and finders.

        Additional representations and warranties made only by Stewart relate to, among other things:

  •
  the required vote of Stewart stockholders to adopt the merger agreement;

  •
  the declaration of advisability of the merger agreement by the Stewart board, and the approval of the merger agreement and the mergers by the Stewart board;

  •
  title to owned and leased real property;

  •
  intellectual property;

  •
  environmental matters;

  •
  material contracts;

  •
  opinion of Citi as Stewart's financial advisor;

  •
  inapplicability of state takeover statutes to the merger agreement and the mergers; and

  •
  absence of additional representations and warranties.

        Additional representations and warranties made only by FNF relate to, among other things:

  •
  timely financing of the transactions contemplated by the merger agreement;

  •
  ownership of shares of Stewart;

  •
  absence of certain agreements entitling any Stewart stockholder to different merger consideration from that described in the merger agreement, or agreements wherein a third party agrees to provide equity capital to finance the mergers;

  •
  absence of management agreements; and

  •
  acknowledgement by FNF and the Merger Subs of non-reliance on representations and warranties or other information outside of the merger agreement.

Conduct of Business Pending the Closing

        Each of Stewart and FNF has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time.

Stewart

        Stewart has agreed that, subject to certain exceptions or unless FNF consents in writing (such consent not to be unreasonably withheld or delayed), between the date of the merger agreement and the completion of the mergers, Stewart will, and will cause each of its subsidiaries to, conduct its business in the ordinary course and use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties.

        Stewart has also agreed that, subject to certain exceptions or unless FNF consents in writing (such consent not being unreasonably withheld or delayed), between the date of the merger agreement and the completion of the mergers, it will not, nor permit any of its subsidiaries to, except as required by law or as expressly provided for in the merger agreement:

  •
  amend its certificate of incorporation, bylaws or other similar organizational documents;

  •
  split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for (i) dividends by any of its wholly-owned subsidiaries and (ii) regular quarterly cash dividends by Stewart with customary record and payment dates on the shares of Stewart common stock not in excess of $0.30 per share per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events); or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any of its subsidiaries' securities;

  •
  issue, deliver, pledge, dispose of, grant, encumber or sell, or authorize the issuance, delivery, pledge, disposal, grant, encumbrance or sale of, any shares of any of its securities or its subsidiaries' securities, other than (i) the issuance of any shares of Stewart common stock upon the vesting or settlement of Stewart equity awards that are outstanding on the date of the merger agreement in accordance with the terms of such Stewart equity awards or are granted after the date of the merger agreement to the extent permitted by the merger agreement, (ii) the grant of Stewart RSUs and Stewart PSUs to employees of Stewart or any of its subsidiaries in connection with Stewart's annual equity award grant procedures or in connection with promotions or new hires, in each case, conducted in the ordinary course of business and consistent with past practice and in accordance with Stewart's disclosure letter to the merger agreement (the "Stewart disclosure letter"), (iii) the grant of Stewart common stock to non-employee directors in the ordinary course of business, consistent with past practice and in an amount not to exceed that set forth in the Stewart disclosure letter, (iv) the issuance of any Stewart subsidiary securities to Stewart or any other subsidiary of Stewart and (v) sales or dispositions of Stewart subsidiary securities permitted pursuant to the merger agreement; or amend any term of any of its security or any of its subsidiaries' securities;

  •
  acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments as set forth in the Stewart disclosure letter or (ii) in the ordinary course of business consistent with past practice; provided, however that the value of such acquisitions made in reliance on the exception set forth in clause (ii) will not exceed $5 million per acquisition or $15 million in the aggregate; and further provided, however, that any such acquisitions made in reliance on the exceptions set forth in clause (i) or (ii) will not be permitted to include any non-competition restrictions applicable to Stewart, FNF or any of their respective affiliates;

  •
  sell, lease or otherwise transfer any of its material assets, securities, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments as set forth in the Stewart disclosure letter or (ii) in the ordinary course of business consistent with past practice; provided, however that the value of such sales, leases or other transfers made in reliance on the exception set forth in clause (ii) will not exceed $5 million per sale, lease or transfer or $15 million in the aggregate; and further provided, however, that any such sales, leases or other transfers made in reliance on the exceptions set forth in clause (i) or (ii) will not be permitted to include any non-competition restrictions applicable to Stewart, FNF or any of their respective affiliates;

  •
  merge or consolidate Stewart or any of its subsidiaries with any other individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (a "person"), except for any such transactions solely among wholly-owned subsidiaries of Stewart not in violation of any instrument binding on Stewart or any of its subsidiaries and that would not reasonably be expected to result in a material increase in the net tax liability of Stewart and its subsidiaries taken as a whole; and provided, however, that any such transactions will not be permitted to include any non-competition restrictions applicable to Stewart, FNF or any of their respective affiliates;

  •
  with certain exceptions, make any material loans, advances or capital contributions to, or investments in, any other person (other than loans or advances among Stewart and any of its wholly-owned subsidiaries and capital contributions to or investments in its wholly-owned subsidiaries), other than any such loans, advances or capital contributions to, or investments in, any other person for amounts of $1 million or less each or $2.5 million in the aggregate;

  •
  incur any indebtedness for borrowed money or financial guarantees thereof, other than (i) pursuant to any agreements in effect as of the date hereof, (ii) any indebtedness or guarantee incurred in the ordinary course of business or (iii) indebtedness incurred between Stewart and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries or guarantees by Stewart of indebtedness of any wholly-owned subsidiary of Stewart;

  •
  except as required by applicable law or Stewart employee plans, (i) grant or increase any severance or termination pay to, or enter into or amend any existing severance, or termination pay arrangement with any current or former employees; (ii) increase the compensation provided to any of its employees, directors or independent contractors or any of its subsidiaries (other than increases in the ordinary course of business consistent with past practice to employees with annual target cash compensation less than $400,000); (iii) establish, adopt, enter into or materially amend any employee plan or collective bargaining agreement; (iv) accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any employee plan; or (v) hire or promote, or terminate or demote (other than for cause) any of its employees with annual target cash compensation greater than $400,000;

  •
  change its methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

  •
  make or change any material tax election; change any annual tax accounting period or adopt or change any method of tax accounting, in each case, relating to a material amount of tax; or settle or compromise any material amount of tax liability;

  •
  settle, or offer or propose to settle: any material litigation, investigation, arbitration, proceeding or other claim involving or against it or any of its subsidiaries; any stockholder litigation or dispute against Stewart or any of its officers or directors; or any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated in the merger agreement, other than (A) any claims for amounts not exceeding, in the aggregate, the amount reserved on Stewart's balance sheet as shown in the Stewart disclosure letter, or, for matters not reserved on Stewart's balance sheet as of the date of the merger agreement, any settlement that does not exceed $1.75 million individually, (B) any claim under an insurance contract or reinsurance contract or (C) any litigation, investigation, arbitration, proceeding or other claim that would not reasonably be expected to prohibit or materially restrict Stewart and its subsidiaries from operating their business in substantially the same manner as operated on the date of the merger agreement or require the waiver or release of any material rights or claims;

  •
  voluntarily terminate, modify or amend in any respect materially adverse to it or any of its subsidiaries any material contract other than the expiration or renewal of any material contract in accordance with its terms, or enter into any contract, agreement, or arrangement that would have been a material contract if entered into prior to the date hereof; waive any material term of, or waive any material default under, any material contract; enter into any contract which contains a change of control or similar provision that would require a material payment to the other party or parties thereto solely as a result of the consummation of the mergers or the other transactions contemplated in the merger agreement; or enter into any non-compete contract;

  •
  knowingly take any action that would reasonably be expected to adversely affect in any material respect the likelihood that the waiting period (or any extension thereof) under the HSR Act expires or is terminated or materially delayed or that any other antitrust or insurance approval would not be obtained or materially delayed; or

  •
  agree, resolve or commit to do any of the foregoing.

FNF

        FNF has agreed that, subject to certain exceptions or unless Stewart consents in writing (such consent not being unreasonably withheld or delayed), between the date of the merger agreement and the completion of the mergers, it will not, nor permit any of its subsidiaries to, except as required by law or as expressly provided for in the merger agreement:

  •
  amend its certificate of incorporation, bylaws or other similar organizational documents in a manner that would disproportionally affect the Stewart stockholders in their capacity as FNF stockholders as compared to its other stockholders;

  •
  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of FNF (other than the mergers);

  •
  split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for (i) dividends by any of its wholly owned subsidiaries and (ii) regular quarterly cash dividends by FNF with customary record and payment dates on the shares of FNF common stock not in excess of $0.40 per share per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events); or other than in the ordinary course of business, consistent with past practice, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any of its subsidiaries' securities;

  •
  issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any its securities, other than the issuance of (i) stock options or other equity compensation arrangements in the ordinary course of business consistent with past practices, (ii) any shares of FNF common stock upon the exercise of FNF options or other equity compensation arrangements that are outstanding on the date of the merger agreement or issued in compliance with the preceding clause (i), in each case in accordance with the terms of those options, and (iii) shares of FNF common stock in connection with the settlement of convertible notes in accordance with their terms as of the date hereof, or amend in any material respect any term of any FNF security; or

  •
  agree, resolve or commit to do any of the foregoing.

No Solicitation by Stewart of Acquisition Proposals

        The merger agreement contains detailed provisions prohibiting Stewart from seeking an alternative proposal to the merger. Under these "no solicitation" provisions, Stewart has agreed that it and its subsidiaries will not permit, and will use reasonable best efforts not to permit its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (its "representatives") to, directly or indirectly:

  •
  solicit, initiate or knowingly take any action to knowingly facilitate or knowingly encourage the submission of any acquisition proposal;

  •
  enter into or participate in any discussions or negotiations with, furnish any information relating to Stewart or any of its subsidiaries or afford access to the business, properties, assets, books or records of Stewart or any of its subsidiaries to, or otherwise knowingly cooperate in any way with any third party that is seeking to make, or has made, an acquisition proposal;

  •
  withhold, withdraw, amend, qualify or modify in a manner adverse to FNF, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to FNF, the Stewart board recommendation (or publicly approve, publicly endorse or recommend an acquisition proposal) (any of the foregoing, an "adverse recommendation change"); or

  •
  enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal.

        The merger agreement requires Stewart and its subsidiaries to cease and terminate any activities, discussions or negotiations with any persons conducted prior to the execution of the merger agreement regarding an acquisition proposal.

        Prior to Stewart's stockholders voting in favor of adopting the merger agreement and the mergers (but in no event after such Stewart stockholder approval has been obtained), the merger agreement permits Stewart to furnish information with respect to it and its subsidiaries to any third party making an acquisition proposal, and participate in discussions or negotiations regarding such acquisition proposal, with regard to any written acquisition proposal received by Stewart that its board believes is bona fide and after consultation with its financial advisors and outside legal counsel, the Stewart board determines in good faith that such acquisition proposal could reasonably be expected to result in a superior proposal and such acquisition proposal does not result from a material breach of the no solicitation provisions of the merger agreement. If the Stewart board determines that such acquisition proposal constitutes a superior proposal, Stewart must pay a $33 million termination fee and terminate the merger agreement in order to enter into such superior proposal.

        Stewart has also agreed in the merger agreement that it will promptly, and in any event within 24 hours after receipt, notify FNF of any written acquisition proposal and provide FNF with a summary of the material terms and conditions of the acquisition proposal, but not the identity of the person making any such acquisition proposal. In addition, Stewart has agreed to promptly keep FNF informed of all material developments affecting the material terms of any such superior proposal (and Stewart will provide FNF with copies of any additional relevant proposed transaction documents related to the superior proposal).

        The merger agreement permits the Stewart board to comply with Rule 14d-9(f) of the Exchange Act and Rule 14e-2(a) of the Exchange Act, so long as Stewart reaffirms the Stewart board recommendation in its statement or disclosure in connection with the action (otherwise the statement or disclosure will be considered an adverse recommendation change).

        For purposes of the merger agreement, an "acquisition proposal" means, other than the transactions contemplated by the merger agreement, any transaction or series of related transactions, including any offer or proposal, relating to (i) any acquisition or purchase, direct or indirect, of assets representing twenty-five percent or more of the consolidated earning power of Stewart and its subsidiaries or twenty-five percent or more of any class of equity or voting securities of Stewart or any of its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent or more of the consolidated earning power of Stewart and its subsidiaries (taken together), (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party's beneficially owning twenty-five percent or more of any class of equity or voting securities of Stewart or any of its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent or more of the consolidated earning power of Stewart and its subsidiaries (taken together) or (iii) a merger, consolidation, amalgamation, share exchange, business combination, joint venture, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Stewart or any of its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent or more of the consolidated earning power of Stewart and its subsidiaries (taken together).

        For purposes of the merger agreement, a "superior proposal" means a bona fide, unsolicited acquisition proposal for more than fifty percent (50%) of the outstanding shares of Stewart common stock or all or substantially all of the consolidated assets of Stewart and its subsidiaries on terms that the Stewart board determines in good faith by a majority vote, after consultation with Stewart's financial advisors and outside legal counsel, are more favorable to Stewart's stockholders from a financial point of view than as provided hereunder, taking into account the relevant legal, financial and regulatory aspects of such acquisition proposal and all other relevant factors, and any changes to the terms of the merger agreement that as of that time had been agreed to be made in writing by FNF in response to such acquisition proposal.

Stewart Board Recommendation

        As discussed under "The Mergers—Recommendation of Stewart's Board of Directors and Reasons for the Mergers", after careful consideration, the Stewart board of directors (the "Stewart board") has unanimously determined that the mergers and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Stewart stockholders and has unanimously approved the merger agreement. The Stewart board unanimously recommends that the Stewart stockholders vote "FOR" the proposal to approve and adopt the merger agreement. The Stewart board, however, can withhold, withdraw, amend or qualify in a manner adverse to FNF its recommendation that Stewart stockholders adopt the merger agreement or recommend a competing acquisition proposal in response to Stewart receiving a bona fide written acquisition proposal that constitutes a superior proposal that did not arise from a material breach by Stewart of the no solicitation provisions under the merger agreement or in response to an intervening event.

Efforts to Obtain Stewart Stockholder Approval

        Stewart must cause the Stewart special meeting to be duly called and held as soon as reasonably practicable (but in no event later than forty-five days after this registration statement is declared effective under the Securities Act) for the purpose of voting on the approval and adoption of the merger agreement and the mergers. The Stewart board must (i) recommend approval and adoption of the merger agreement, the mergers and the other transactions contemplated hereby by the Stewart stockholders, (ii) use its reasonable best efforts to obtain the Stewart stockholder approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Stewart may, without the prior written consent of FNF, adjourn or postpone the Stewart special meeting, after consultation with FNF, if Stewart believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (x) solicit additional proxies necessary to obtain the Stewart stockholder approval, or (y) distribute any supplement or amendment to the proxy statement that the Stewart board has determined in good faith after consultation with outside legal counsel is necessary under applicable laws and for such supplement or amendment to be reviewed by the Stewart stockholders prior to the Stewart special meeting.

Efforts to Complete the Mergers

        See "The Mergers—Regulatory Approvals" for a description of the material regulatory requirements for completion of the mergers.

        Under the merger agreement, each of Stewart and FNF has agreed to use its reasonable best efforts to:

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  take all actions and to do all things necessary or advisable under applicable law to consummate the mergers, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement (including the Required Insurance Regulatory Filings/Approvals and obtaining early termination of the waiting period under the HSR Act or any other antitrust law);

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  execute and deliver such other documents, certificates and other writings as may be necessary or advisable in order to consummate or implement expeditiously the transactions contemplated by the merger agreement.

        In connection with the obligations described above, the parties have agreed to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the FTC, the Antitrust Division of the DOJ or any other governmental authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated the merger agreement, (iii) provide a copy of and permit the other party to review in advance any filing or notice to be submitted in connection with a Required Insurance Regulatory Filing/Approval or written communication to be given by it to, and consult with each other in advance of any in-person meeting or conference with the FTC, the DOJ or any other governmental authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable governmental authority or other person, give the other party the opportunity to attend and participate in such in-person meetings or conferences.

        Each of the parties has also agreed to (i) promptly advise the other upon receiving any communication from any governmental authority the consent or approval of which is required for consummation of the transactions contemplated by the agreement that causes such party to believe that there is a reasonable likelihood that any requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, (ii) inform the other parties to the merger agreement of any substantive communication from or to any governmental authority regarding the mergers, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such governmental authority (provided, that FNF will have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust consents or approvals and shall lead and direct all submissions to, meetings and communications with any governmental authority or other party in connection with antitrust matters, including litigation matters with respect to any antitrust law and (iii) no party will participate in any meeting or substantive communication with any governmental authority in connection with the merger agreement and the mergers unless it consults with the other party in advance and, to the extent not prohibited by such governmental authority, gives the other party the opportunity to attend and participate in such meeting or communication.

        In addition, Stewart has agreed to obtain certain third party consents in connection with the transactions contemplated by the merger agreement, provided, that Stewart will not be required to make payments or incur any costs or expenses, grant any concession or incur any liability in order to obtain any such consents, and the failure to obtain any such consent will not constitute a breach of the merger agreement by Stewart or relieve FNF, Merger Sub I or Merger Sub II from any of their respective obligations under the merger agreement.

Divestitures and Triggering Divestiture

        If necessary to obtain requisite antitrust or insurance regulatory clearances, Stewart and FNF have agreed to sell, divest, dispose or hold separate (a "triggering divestiture") the businesses, product lines, assets, title plants or rights to title plants of FNF, Stewart or their respective subsidiaries. Notwithstanding such obligation, in connection with obtaining any required regulatory approval, (i) FNF is not required to sell, divest, dispose of, license or hold separate (a) title plants and rights to title plants, businesses, product lines or assets to the extent that such title plants, rights to title plants, businesses, product lines or assets generated Divested Revenues (as defined below) in excess of $225 million in the aggregate, or (b) any of its own brands in full and (ii) FNF and its affiliates are not required to litigate in order to avoid or have terminated any legal restraint that would prevent the mergers from being consummated.

        For purposes of the merger agreement, "divested revenues" means the revenues generated during the fiscal year ended December 31, 2017, as by any title plants, rights to title plants, businesses or assets that are sold, divested, disposed or held separate, or that are agreed to be sold, divested, disposed or held separate, in a triggering divestiture, subject to the following:

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  divested revenues will not include title insurance premiums arising from title plants or title plants that are required to be (i) licensed to a third party for which FNF will continue to own the underlying title plants or rights to title plants after such licensure (provided, that in the event FNF or Stewart is required to license an interest in any such title plant or right to title plant that is a jointly owned title plant whose governing documents would, after such licensure or conveyance or transfer of such title plant interest (or copy thereof), prohibit FNF from using title plant data from such title plant to serve any of Stewart's existing brands, the lost title insurance premium revenues arising therefrom will be deemed excluded from divested revenues by virtue of this clause (i)) (but subject to clause (ii)) or (ii) divested or licensed to a third party if FNF is able, or would be able with commercially reasonable efforts, to procure an alternative, competitively comparable, title plant or source of title plant data in such county (including, but not limited to, the licensure of title plant or title plant data from a third party at FNF's reasonable expense) in order to prevent the loss of title insurance premium revenues from such title plant license or divestiture;

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  if FNF is required to, or reasonably expected to be required to, sell, divest, dispose of, license or hold separate any business, asset or title plant in a county in which both Stewart and FNF own a competing business, asset or title plant, whether in whole or in part, then the divested revenues that will be deemed to be generated from the business, asset or title plant to be sold, divested, disposed of, licensed or held separate in such county will be the revenues generated in respect of the applicable business, asset or title plant (as applicable) with the lower amount of consolidated revenue as between Stewart and FNF, irrespective of which business, asset or title plant that FNF actually elects to sell, divest, dispose of, license or hold separate in such county (unless the FTC or any other governmental authority requires that FNF sell, divest, dispose of, license or hold separate the business, asset or title plant in such county with the higher amount of consolidated revenues (as between Stewart and FNF), then such higher amount of consolidated revenues shall constitute the divested revenues for such business, asset or title plant sold, divested, disposed or held separate; and

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  if the FTC or any other governmental authority requires that FNF or Stewart sell, divest, dispose of, license or hold separate a title plant within a given county in which one of Stewart or FNF utilizes a wholly owned title plant and the other utilizes a jointly owned title plant, FNF will have the right to determine whether to sell, divest, dispose of, license or hold separate the jointly owned title plant or the wholly owned title plant; provided, however, that the divested revenues that will be deemed to be generated from such title plant sold, divested, disposed or held separate will be the revenues generated in respect of the applicable title plant with the lower amount of consolidated revenue as between the wholly owned and jointly owned title plant, irrespective of which title plant FNF actually elects to divest sell, divest, dispose of, license or hold separate (unless the FTC or any other governmental authority requires that FNF sell, divest, dispose of, license or hold separate the title plant with the higher amount of consolidated revenues (as between the wholly owned and jointly owned title plant), in which the higher amount of consolidated revenues will constitute the divested revenues for such title plant sold, divested, disposed or held separate).

        If a triggering divestiture or triggering divestitures that generated an excess of $75 million of divested revenues (up to a cap of $225 million in divested revenues) occur, the merger consideration will be adjusted (i) to an amount less than $50.00 per share in cash (but in any case, no less than $45.50 per share in cash) instead of $50.00 per share in cash, (ii) to an amount of FNF common stock calculated based on an exchange ratio that is reduced from 1.2850 shares of FNF common stock per share of Stewart common stock, instead of an amount of FNF stock equal to 1.2850 shares of FNF common stock per share of Stewart common stock or (iii) to an amount less than $25.00 per share in cash and an amount of FNF common stock calculated based on an exchange ratio that is reduced from 0.6425 shares of FNF common stock per share of Stewart common stock, instead of $25.00 per share in cash and an amount of FNF common stock equal to 0.6425 shares of FNF common stock per share of Stewart common stock, as applicable. There can be no assurance that a triggering divestiture or triggering divestitures that generated an excess of $75 million of divested revenues will not occur, and accordingly there can be no assurance that holders of Stewart common stock will receive (i) for those who make a cash election, $50.00 per share in cash, (ii) for those who make a stock election, an amount of FNF common stock equal to 1.2850 shares of FNF common stock per share of Stewart common stock or (iii) for those who make a mixed election, $25.00 per share in cash and an amount of FNF common stock equal to 0.6425 shares of FNF common stock per share of Stewart common stock, as applicable. See the sections entitled "The Mergers—Regulatory Approvals" and "The Mergers—Procedures for Election—Proration and Adjustment Procedures."

Treatment of Stewart Company Equity Awards

        Time-Based Restricted Stock Unit Awards.    At the effective time, each restricted stock unit award with respect to shares of Stewart common stock outstanding under any Stewart stock plan that vests solely based on the passage of time (each, a "Stewart RSU"), other than Rollover RSUs (as defined below), that is outstanding as of the effective time will immediately vest and will be converted into the right to receive the mixed election consideration (subject to the potential delay of payment with respect to certain Stewart RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended).

        At the effective time, each Stewart RSU issued pursuant to a grant approved by the board of directors of Stewart after the date of the merger agreement that is outstanding as of the effective time will be assumed and converted into a restricted stock unit relating to shares of FNF common stock entitling the holder to receive on substantially the same terms and conditions (including with respect to vesting) as were applicable under such Rollover RSU immediately prior to the effective time, a number of shares of FNF common stock equal to the product of (i) the total number of shares of Stewart common stock subject to such Rollover RSU immediately prior to the effective time multiplied by (ii) the exchange ratio, with any fractional shares being rounded down to the nearest whole share.

        Performance-Based Restricted Stock Unit Awards.    At the effective time, each restricted stock unit award with respect to shares of Stewart common stock outstanding under any Stewart stock plan that vests based on the achievement of performance goals (each, a "Stewart PSU"), other than Rollover PSUs (as defined below), that is outstanding as of the effective time will immediately vest and will be converted into the right to receive, with respect to each share of Stewart common stock underlying each Stewart PSU (determined assuming the achievement of target level of performance), the mixed election consideration (subject to the potential delay of payment with respect to certain Stewart PSUs that constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended).

        At the effective time, each Stewart PSU issued pursuant to a grant approved by the board of directors of Stewart after the date of the merger agreement (each, a "Rollover PSU") that is outstanding as of the effective time will be assumed and converted into a restricted stock unit relating to shares of FNF common stock entitling the holder to receive a number of shares of FNF common stock (determined assuming the achievement of target level of performance and subject to continued vesting based on the passage of time through the end of the performance period) equal to the product of (i) the total number of shares of Stewart common stock subject to such Rollover PSU immediately prior to the effective time multiplied by (ii) the exchange ratio, with any fractional shares being rounded down to the nearest whole share.

        Time-Based Restricted Stock Awards.    At the effective time, each restricted share of Stewart common stock outstanding under any Stewart stock plan that vests solely based on the passage of time that is outstanding as of the effective time will immediately vest and will be converted into the right to receive the mixed election consideration.

        Performance-Based Restricted Stock Unit Awards.    At the effective time, each restricted share of Stewart common stock outstanding under any Stewart stock plan that vests based on the achievement of performance goals (each, a "Stewart PSA") that is outstanding as of the effective time will immediately vest and will be converted into the right to receive, with respect to each share of Stewart common stock underlying each Stewart PSU (determined assuming the achievement of target level of performance), the mixed election consideration.

Employee Matters

        The merger agreement requires that, from the effective time and until the first anniversary thereof, FNF must provide, or cause the surviving entity in the merger to provide, each employee who continues to be employed by Stewart or any of its subsidiaries immediately after the closing (each a "continuing employee") (i) a base salary, wage or commission rate and cash bonus opportunity, in each case, at least equal to the base salary, wage or commission rate and cash bonus opportunity, provided to such continuing employee by Stewart and its subsidiaries immediately prior to the closing, (ii) employee benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of FNF or its affiliates (excluding equity or equity-based awards) and (iii) severance benefits to continuing employees who do not have an employment agreement that provide for post-termination severance benefits no less favorable than those for which the continuing employees would have been eligible pursuant to certain of Stewart's severance plans and policies as in effect immediately prior to the closing (excluding change in control, transaction or retention or similar bonuses or payments).

        With respect to any employee benefit plan or arrangement maintained by FNF or its affiliates (excluding equity or equity-based awards) in which any continuing employee is eligible to participate on or after the closing, for all purposes, including for purposes of determining eligibility to participate, level of benefits, vesting and benefit plan accruals (but not for the purposes of benefit accrual under any defined benefit pension plan), service with Stewart prior to the closing will be treated as service with FNF or its affiliates as of the closing, to the extent such service was recognized immediately prior to closing under a comparable Stewart employee plan, except to the extent that it would result in any duplication of benefits for the same period of service.

        Unless otherwise requested by FNF not later than ten (10) business days prior to the effective time, Stewart will take all actions that may be necessary or appropriate to cause Stewart's 401(k) plan to terminate effective on the business day immediately preceding the effective time, with such termination being contingent on the closing. As a condition to the Stewart's obligation to terminate Stewart's 401(k) plan, each continuing employee will become a participant in FNF's 401(k) Plan immediately following the effective time (giving effect to the service crediting provisions described in the preceding paragraph). Under the merger agreement, FNF has agreed to cause FNF's 401(k) Plan to accept, in accordance with applicable law and the terms of FNF's 401(k) Plan, a "direct rollover" (within the meaning of Section 401(a)(31) of the Code) of his or her account balances (including earnings thereon through the date of transfer and promissory notes evidencing all outstanding loans) under Stewart's 401(k) plan, provided that Stewart provides (or causes to be provided) such information as reasonably requested by the administrator of FNF's 401(k) Plan to administer any such rolled over loans.

        With respect to any health and welfare plan maintained by FNF or its affiliates in which any continuing employee is eligible to participate at or after the closing, FNF shall, or shall cause its affiliates (including the surviving entity in the merger) to, use commercially reasonable efforts to (i) waive, or cause to be waived, pre-existing conditions, limitations, exclusions, actively-at-work requirements and waiting periods with respect to participation by and coverage of each continuing employees (and their eligible dependents) and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each continuing employee (and his or her eligible dependents) during the calendar year in which the closing occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which each continuing employee (and his or her eligible dependents) will be eligible to participate from and after the closing.

        Nothing in the merger agreement will require FNF to continue any specific plans or to continue the employment of any specific person following the completion of the mergers.

        Indemnification and Exculpation of Directors and Officers.    For six years after completion of the merger, FNF will (only to the extent the surviving entity in the merger would be obligated under applicable law), or will cause the surviving entity in the merger to, indemnify and hold harmless each present and former director, officer, employee, fiduciary and agent of Stewart and its subsidiaries and any individuals serving in such capacity at or with respect to other persons at Stewart's or its subsidiaries request against any losses, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in respect of such persons' having served in such capacity prior to the effective time, in each case, to the fullest extent permitted by the DGCL, the DLLCA or any other applicable law or provided under Stewart's certificate of incorporation and bylaws in effect on the date of the merger agreement.

        Prior to the effective time, Stewart will, and if Stewart is unable to, FNF will or will cause the surviving entity in the merger as of the subsequent effective time to, obtain and fully pay for "tail" insurance policies with a claims period of at least six (6) years from and after the subsequent effective time with respect to directors' and officers' liability insurance and fiduciary liability insurance with benefits and levels of coverage no less favorable than the coverage as Stewart's existing policies with respect to matters existing or occurring at or prior to the subsequent effective time, subject to certain limitation and premium thresholds.

Conditions to Completion of the Mergers

        The obligations of each of Stewart, FNF, Merger Sub I and Merger Sub II to consummate the mergers are subject to the satisfaction of the following conditions:

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  the receipt of the Stewart stockholder approval;

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  the absence of any injunction or court or other governmental order (with respect to applicable antitrust or insurance laws, solely with respect to the Required Antitrust Regulatory Filings/Approvals and the Required Insurance Regulatory Filings/Approvals) enjoining, prohibiting or rendering illegal the consummation of the mergers;

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  certain Required Antitrust Regulatory Filings/Approvals having been obtained;

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  certain Required Insurance Regulatory Filings/Approvals having been obtained;

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  the effectiveness of the registration statement of which this proxy statement/prospectus forms a part and the absence of a stop order or proceedings pending by the SEC for that purpose; and

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  the shares of FNF common stock to be issued pursuant to the mergers having been approved for listing on the NYSE.

        In addition, the obligations of FNF, Merger Sub I and Merger Sub II to consummate the mergers are subject to the satisfaction, or waiver, to the extent permitted by applicable law, of the following conditions:

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  the representations and warranties of Stewart relating to corporate existence and power, corporate authorization, capitalization with respect to certain debt instruments of Stewart and finders' fees shall be true in all material respects at and as of the date of the closing as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time);

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  the representations and warranties of Stewart relating to capitalization with respect to Stewart common stock and capitalization with respect to certain securities of Stewart shall be true in all respects at and as of the date of the closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except for any failures to be so true that are de minimis;

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  the representation and warranty of Stewart relating to the absence of a material adverse effect on Stewart having occurred or reasonably expected to occur since December 31, 2017 shall be true in all respects at and as of the date of the closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time);

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  all other representations and warranties of Stewart (other than those representations and warranties described in the first and third bullets above), without giving effect to any materiality and material adverse effect qualifications contained therein, shall be true at and as of the date of the closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Stewart;

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  Stewart having performed all of its obligations under the merger agreement required to be performed by it at or prior to the closing (or any non-performance having been cured) in all material respects;

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  receipt of a certificate signed by a senior executive officer of Stewart confirming the satisfaction of the conditions described in the preceding five bullets; and

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  after the date of the merger agreement, there having not occurred and been continuing to occur any event, change, effect, occurrence or state of facts that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Stewart.

        In addition, the obligations of Stewart to consummate the mergers are subject to the satisfaction of the following conditions:

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  the representations and warranties of FNF relating to corporate existence and power, corporate authorization, capitalization relating to certain debt instruments of FNF and compliance with laws and court orders shall be true in all material respects at and as of the date of the closing as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time);

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  the representations and warranties of FNF relating to capitalization with respect to capital stock of FNF and capitalization with respect to certain securities of FNF shall be true in all respects at and as of the date of the closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except for any failures to be so true that are de minimis;

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  all other representations and warranties of FNF (other than those described in the first bullet above), without giving effect to any all materiality and material adverse effect qualifications contained therein, shall be true at and as of the date of the closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on FNF;

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  each of FNF, Merger Sub I and Merger Sub II having performed all of its obligations under the merger agreement required to be performed by it at or prior to the closing (or any non-performance having been cured) in all material respects;

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  receipt of a certificate signed by a senior executive officer of FNF confirming the satisfaction of the conditions described in the preceding four bullets; and

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  after the date of the merger agreement, there having not occurred and been continuing to occur any event, change, effect, occurrence or state of facts that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on FNF.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time (notwithstanding any approval of the merger agreement by the stockholders of Stewart) by delivery of written notice to the other party under the following circumstances:

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  by mutual written consent of FNF and Stewart;

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  by either FNF or Stewart:

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  if the mergers are not completed by March 18, 2019, subject to up to two extensions of up to three months each upon the election of either Stewart or FNF if, as of such date, all closing conditions (other than the receipt of the Required Antitrust Regulatory Filings/Approvals, the receipt of the Required Insurance Regulatory Filings/Approvals and the absence of any law or court or other governmental order relating thereto) have been met or are capable of being satisfied as of such time; provided, that this right to terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement results in the failure of the mergers to be consummated by such time;

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  if there is in effect any final and nonappealable injunction or order of any court of competent jurisdiction or governmental authority of competent jurisdiction (with respect to antitrust laws or insurance laws, solely with respect to the Required Antitrust Regulatory Filings/Approvals and the Required Insurance Regulatory Filings/Approvals) enjoining, prohibiting or rendering illegal the consummation of the mergers; provided, that this right to terminate the merger agreement will not be available to any party whose breach of any provision of this agreement results in the existence of such injunction or order; or

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  if the Stewart stockholder approval is not obtained at the Stewart special meeting.

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  by Stewart:

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  if FNF, Merger Sub I or Merger Sub II has breached any representation, warranty, covenant or agreement under the merger agreement such that the conditions to Stewart's obligations to complete the mergers are not satisfied, and such breach or failure to perform is incapable of being satisfied by March 18, 2019, or, if capable of being cured before

      March 18, 2019, is not cured within thirty business days following Stewart's delivery of written notice to FNF stating Stewart's intention to terminate the merger agreement; provided, that, at the time of delivery of such notice, Stewart is not in breach of its obligations under the merger agreement; or

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    if, prior to the Stewart stockholder approval being obtained, Stewart's board of directors authorizes Stewart to enter into, and Stewart enters into, an alternative acquisition agreement in connection with a superior proposal, after Stewart's board of directors determines in good faith, after consulting with and receiving advice from outside counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties and Stewart has provided FNF with required notices with respect to the superior proposal; provided, that, concurrently with such termination, Stewart pays to FNF a termination fee of $33 million. See "—Expenses and Termination Fees; Liability for Breach" for more information regarding the circumstances under which Stewart must pay the termination fee to FNF.

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  by FNF:

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  if Stewart's board of directors changes its recommendation that Stewart's stockholders adopt and approve the merger agreement;

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  if Stewart fails to include in this proxy statement/prospectus the recommendation of the board of directors that Stewart's stockholders approve and adopt the merger agreement;

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  if a tender or exchange offer relating to shares of Stewart common stock shall have been commenced and the board of directors of Stewart fails to recommend rejection of such tender or exchange offer and reaffirm its board recommendation within ten business days after the commencement thereof;

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  if an acquisition proposal is publicly announced and Stewart's board of directors fails to publicly reaffirm its recommendation that Stewart's stockholders approve and adopt the merger agreement within ten business days after the announcement thereof; or

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  if Stewart willfully breaches certain non-solicitation obligations prohibiting it from soliciting alternative acquisition proposals; or

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  if Stewart has breached any representation, warranty, covenant or agreement under the merger agreement such that the conditions of FNF's obligations to complete the mergers are not satisfied, and such breach or failure to perform is incapable of being satisfied by March 18, 2019, or, if capable of being cured before March 18, 2019, is not cured within thirty business days following FNF's delivery of written notice to Stewart stating FNF's intention to terminate the merger agreement; provided, that, at the time of delivery of such notice, FNF is not in breach of its obligations under the merger agreement.

Expenses and Termination Fees; Liability for Breach

        Stewart will be required to pay a termination fee of $33,000,000 to FNF if:

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  Stewart terminates the merger agreement in the event that, prior to the Stewart stockholder approval being obtained, the board of directors of Stewart determines that an alternative acquisition proposal constitutes a superior proposal (subject to certain matching rights) and authorizes Stewart to enter into, and Stewart enters into, an alternative acquisition agreement with respect to such superior proposal;

  •
  FNF terminates the merger agreement in the event that (i) Stewart's board of directors changes its recommendation that Stewart's stockholders adopt and approve the merger agreement,

    (ii) Stewart fails to include in this proxy statement/prospectus the recommendation of its board of directors that the Stewart stockholders approve and adopt the merger agreement, (iii) a tender or exchange offer relating to shares of Stewart common stock shall have been commenced and the board of directors of Stewart fails to recommend rejection of such tender or exchange offer and reaffirm its board recommendation within ten business days after the commencement thereof, (iv) an acquisition proposal is publicly announced and Stewart's board of directors fails to publicly reaffirm its recommendation that Stewart's stockholders approve and adopt the merger agreement within ten business days after the announcement thereof or (v) Stewart willfully breaches certain non-solicitation obligations prohibiting it from soliciting alternative acquisition proposals; or

  •
  (i) (A) Stewart or FNF terminates the merger agreement in the event the mergers have not been consummated on or before March 18, 2019, subject to certain exceptions and subject to up to two extensions of up to three months each upon the election of either Stewart or FNF if, as of such date, all closing conditions (other than the receipt of the Required Antitrust Regulatory Filings/Approvals, the receipt of the Required Insurance Regulatory Filings/Approvals and the absence of any court or other governmental order relating thereto) having been met or being capable of being satisfied as of such time or Stewart or FNF terminates the merger agreement in the event that the Stewart stockholder approval is not obtained at the Stewart special meeting, or (B) FNF terminates the merger agreement in the event Stewart willfully breaches any representation, warranty, covenant or agreement made by Stewart under the merger agreement such that the conditions to FNF's obligations to complete the mergers are not satisfied (subject to certain cure periods), (ii) after the date of the merger agreement and prior to the date of any such termination, an acquisition proposal has been publicly announced or otherwise communicated to the board of directors of Stewart or the Stewart stockholders and not withdrawn and (iii) within twelve months following the date of such termination, an acquisition proposal has been consummated or a definitive agreement with respect to an acquisition proposal has been entered into and subsequently consummated.

        If the merger agreement is terminated as described in the first two bullets above, in the case of a termination by FNF, the termination fee will be payable within one business day after such termination, and, in the case of a termination by Stewart, the termination fee will be payable immediately before and as a condition to such termination. If the termination fee is terminated as described in the third bullet above, the termination fee will be payable on the date of consummation of the acquisition proposal that was entered into after such termination.

        FNF will be required to pay a reverse termination fee of $50,000,000 to Stewart if:

  •
  FNF or Stewart terminates the merger agreement due to (i) the failure to complete the mergers by March 18, 2019, as such date may be extended, and at the time of such termination, one or more of the regulatory conditions has not been satisfied or waived but all other closing conditions have been or are capable of being satisfied, or (ii) an injunction or governmental or other court order enjoining, prohibiting or rendering illegal the consummation of the mergers that is based on the failure to obtain the Required Antitrust Regulatory Filings/Approvals or Required Insurance Regulatory Filings/Approvals.

        If the merger agreement is terminated as described in the bullet above, the reverse termination fee will be payable within five business days after the date of termination of the merger agreement.

        Except as discussed above, each party shall pay all costs and expenses incurred by it in connection with the mergers and the transactions contemplated by the merger agreement, whether or not such transactions are consummated.

        If either party fails to promptly pay the other party any of the foregoing fees, and in order to obtain such payment, such party commences a legal action for the payment of such fees that results in a judgment against the party that has failed to pay, the party that has failed to pay will also pay the other party's costs and expenses incurred in connection with such legal action, together with interest on amount of any unpaid fee, cost or expense at a rate of five percent compounded quarterly. Such interest will be payable at the same time as the payment to which it relates and will be calculated daily on the basis of a year of three hundred and sixty five days and the actual number of days elapsed.

        The parties have agreed that upon any termination of the merger agreement under circumstances where the termination fee is payable by Stewart and the termination fee is paid in full, or the reverse termination fee is payable by FNF and the reverse termination fee is paid in full, the party in receipt of such fee will be precluded against any other remedy against the other party, and will not seek to obtain any recovery, judgment or damages of any kind from the other party or any of its respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with the merger agreement and the transactions contemplated thereby (except in the case that such termination resulted from a willful breach by either Stewart or FNF, Merger Sub I or Merger Sub II, as applicable).

Amendments, Extensions and Waivers

        Any provision of the merger agreement may be amended or waived by the parties at any time prior to the effective time (whether before or after the receipt of the approval of the Stewart stockholders required to consummate the merger), but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, after the Stewart stockholder approval has been obtained, there may not be, without further approval of Stewart stockholders, any amendment or waiver of the merger agreement for which the DGCL requires such further stockholder approval.

Remedies; Specific Performance

        The parties have agreed in the merger agreement that irreparable damage would occur if any provision of the merger agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties have agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement in the Delaware Chancery Court, any federal court located in the State of Delaware or other Delaware state court, without the necessity of proving the inadequacy of money damages as a remedy (and each party has waived any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. If prior to March 18, 2019 any party brings any suit, action or proceeding to enforce specifically the performance of the terms and provisions of the merger agreement by any other party, the end date of the merger agreement will automatically be extended by the amount of time during which such suit, action or proceeding is pending, plus twenty business days, or such longer time period established by the court presiding over such suit, action or proceeding, if any.

DESCRIPTION OF FNF CAPITAL STOCK

        The following description of the material terms of the capital stock of FNF includes a summary of specified provisions of FNF's Fifth Amended and Restated Certificate of Incorporation (the "FNF charter") and FNF's Fourth Amended and Restated Bylaws (the "FNF bylaws"). This description is subject to the relevant provisions of the DGCL and is qualified by reference to the FNF charter and the FNF bylaws.

Authorized Capital Stock

FNF Charter:

        FNF is authorized under the FNF charter to issue 650,000,000 shares of stock, which consists of 600,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Voting Rights

FNF Charter:

        Each holder of FNF common stock is entitled to one vote for each share held of record on the applicable record date for all matters submitted to a vote of FNF stockholders. Holders of FNF common stock have no cumulative voting rights.

Dividend Rights

FNF Charter:

        According to the FNF bylaws, holders of FNF common stock are entitled to receive dividends as may be declared by the FNF board out of funds legally available to pay dividends. The FNF charter does not discuss dividends and securities distributions.

Liquidation Rights

FNF Charter:

        There are no express liquidation rights under the FNF charter.

Preemptive Rights, Conversion and Redemption

FNF Charter:

        Holders of FNF common stock have no preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to FNF common stock.

Exchange Listing

        FNF's common stock is currently listed on the NYSE under the symbol "FNF."

Transfer Agent and Registrar

        Continental Stock Transfer & Trust Company is the transfer agent and registrar for FNF common stock.

Preferred Stock

FNF Charter:

        FNF is authorized by the FNF charter to issue up to 50,000,000 shares of preferred stock, of which no shares are issued and outstanding. Subject to the approval by holders of shares of any class or series of preferred stock, to the extent such approval is required, the FNF board has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting and other rights of holders of the common stock and may have the effect of delaying or preventing a change in control of FNF.

COMPARISON OF THE RIGHTS OF COMMON STOCKHOLDERS OF FNF AND STEWART

        If the mergers are consummated, Stewart stockholders electing the stock election consideration or mixed election consideration will become stockholders of FNF. FNF and Stewart are each organized under Delaware law. Accordingly, differences in the rights of holders of FNF capital stock, holders of Stewart capital stock arise from differences between their respective charters and bylaws. As holders of FNF common stock, after giving effect to the mergers, your rights with respect thereto will be governed by Delaware law, including the DGCL, as well as FNF's constituent documents. This section summarizes material differences between the rights of FNF stockholders, under the FNF charter, and Stewart stockholders.

        On November 17, 2017, FNF completed the split-off (the "FNFV split-off") of its former wholly-owned subsidiary Cannae Holdings, Inc. ("Cannae") which consisted of the businesses, assets and liabilities formerly attributed to FNF Ventures ("FNFV") Group. Through the FNFV split-off, FNF removed its tracking stock structure.(1)

        The following summary is neither a complete statement of the rights of the stockholders of either of the companies nor a complete description of the specific provisions referred to below. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL and FNF's and Stewart's constituent documents, which you are urged to read carefully.

        FNF and Stewart have filed with the SEC their respective constituent documents and will send copies of these documents to you, without charge, upon your request. For additional information, see the section entitled "Where You Can Find More Information".

FNF	Stewart

Organizational Documents

The rights of FNF stockholders are governed by the Fifth Amended and Restated Certificate of Incorporation of Fidelity National Financial, Inc. (the "FNF charter"), the Fourth Amended and Restated Bylaws of Fidelity National Financial, Inc. (the "FNF bylaws") and the DGCL.
The rights of Stewart stockholders are governed by the Restated Certificate of Incorporation of Stewart Information Services Corporation (the "Stewart certificate of incorporation"), the Third Amended and Restated By-Laws of Stewart Information Services Corporation (the "Stewart by-laws") and the DGCL.
Authorized Capital Stock

FNF is authorized under the FNF charter to issue 600,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

As of the date of this proxy statement/prospectus, FNF does not have any outstanding shares of preferred stock.

Stewart is authorized under the Stewart certificate of incorporation to issue 51,500,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.

As of the date of this proxy statement/prospectus, Stewart does not have any outstanding shares of preferred stock.

(1)
On June 13, 2018, FNF stockholders voted to adopt the Fifth Amended and Restated Certificate of Incorporation of FNF, which does not contain the historical tracking stock provisions that had been in FNF's Fourth Amended and Restated Certificate of Incorporation.

FNF	Stewart

Common Stock

Each holder of a common stock share is entitled to one vote for each share upon all questions presented to the stockholders. The holders of any FNF common stock will vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, the FNF charter or the FNF bylaws, or upon which a vote of stockholders is otherwise duly called for by FNF.
Each holder of a common stock share is entitled to one vote for each share. Except as provided in the resolution or resolutions of the Stewart board creating any series of preferred stock, the shares of common stock will have the exclusive right to vote for the election and removal of directors and for all other purposes.
Preferred Stock

Shares of preferred stock of FNF may be issued from time to time in one or more classes or series, each of which class or series will have such distinctive designation and title as will be fixed by the FNF board prior to the issuance of any shares thereof. The FNF board is authorized to fix the designation and title for each such class or series of preferred stock, to fix the voting powers, whether full or limited, or no voting powers and such powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, and to fix the number of shares constituting such class or series (but not below the number of shares thereof then outstanding), in each case as will be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the FNF board prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it.
The Stewart board is authorized to establish, from the authorized shares of preferred stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each class and series. Each such class or series of preferred stock will have such voting powers (full or limited or not voting powers), such preferences and relative, participation, optional or other special rights, and such qualifications, limitations, or restrictions as will be stated and expressed in the resolution or resolutions providing for the issue of such series of preferred stock as may be adopted from time to time by the Stewart board prior to the issuance of any shares thereof.
Number and Qualification of Directors
The number of directors which will constitute the whole FNF board is set by the FNF board.	The number of directors which will constitute the whole Stewart board is set by the Stewart board.
The FNF board currently consists of thirteen members, but is authorized to have fourteen members.	The Stewart board currently consists of nine members.

FNF	Stewart

Structure of Board of Directors; Term of Directors; Election of Directors

The FNF board may, by resolution passed by a majority of the entire FNF board, designate one or more committees, each committee to consist of one or more of the directors of FNF. The FNF board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the FNF board of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the FNF board to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, will have and may exercise all the powers and authority of the FNF board in the management of the business and affairs of FNF. Each committee will keep regular minutes and report to the FNF board when required.

The directors, other than those who may be elected by the holders of any class or series of preferred stock as set forth in the FNF charter, is divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire FNF board. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

The Stewart board may, by resolution passed by a majority of the whole Stewart board, designate one or more committees, each such committee to consist of two or more of the directors of Stewart. Any such committee will be required to report its recommendation to the Stewart board for the Stewart board's approval and authorization and the committee will not exercise the powers of the Stewart board in the affairs of Stewart, except as required by applicable law, stock exchange rules, as expressly authorized by the Stewart board or as provided in such committee's charter. The committee may authorize the seal of Stewart to be affixed to all papers which may require it. The Stewart board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Stewart board to act at the meeting in the place of any such absent or disqualified member. Such committee or committees will have such name or names and such other limitations of authority as may be determined from time to time by resolution adopted by the Stewart board.

The directors will be elected at the annual meeting of stockholders and each director elected will hold office until his successor will be elected and will qualify. Directors need not be residents of Delaware or stockholders of Stewart.

Removal of Directors

Subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any or all of the directors of FNF may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding capital stock of FNF then entitled to vote generally in the election of directors.	The Stewart by-laws provide that a director may be removed either for or without cause at any special meeting of stockholders duly called and held for such purpose.

FNF	Stewart

Vacancies on the Board of Directors

A director will hold office until the annual meeting for the year in which his term expires and until his successor will be elected and will qualify for office, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the FNF board, however resulting, may be filled only by an affirmative vote of the majority of the directors then in office, even if less than a quorum, or by an affirmative vote of the sole remaining director. Any director elected to fill a vacancy will hold office for a term that will coincide with the term of the class to which such director will have been elected.
The Stewart by-laws provide that if any vacancy occurs among the members of the Stewart board elected by the holders of Stewart common stock caused by death, resignation, retirement, disqualification or removal from office of any such director, or otherwise, or if any new directorship to be elected by the holders of Stewart common stock is created by an increase in the authorized number of directors, a majority of the directors then in office elected by the holders of Stewart common stock, though less than a quorum, or a sole remaining such director, may choose a successor or fill the newly created directorship, and that a director so chosen will hold office until the next annual election and until his successor is duly elected and qualified, unless sooner displaced.
Stockholder Action by Written Consent

The FNF charter provides that any action required or permitted to be taken by the stockholders of FNF at an annual or special meeting of the stockholders may be effected without a meeting by the written consent of the holders of common stock of FNF, but only if such action is taken in accordance with the provisions of the FNF charter or by the holders of any class or series of preferred stock issued, if the terms of such class or series of preferred stock expressly provide for such action by consent.
The Stewart certificate of incorporation provides that no action which requires the vote or consent of stockholders of the corporation may be taken without a meeting and vote of stockholders and the power of stockholders to consent in writing without a meeting to the taking of any action is specifically denied.
Quorum

The FNF bylaws provide that, except as required by law, the FNF bylaws or the FNF charter, holders of a majority of the capital stock issued and entitled to vote thereat present in person or represented by proxy will constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a
The Stewart by-laws provide that the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at any meeting of stockholders for the transaction of business except as otherwise provided by the DGCL or by the Stewart certificate of incorporation. Notwithstanding the other provisions of the Stewart certificate of incorporation or the Stewart by-laws, the holders of a majority of the shares of capital stock entitled to vote thereat, present in person or represented by proxy, whether or not a quorum is present, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned

FNF	Stewart

notice of the adjourned meeting will be given to each stockholder entitled to vote at the meeting.
meeting will be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.
Special Meetings of Stockholders

Unless otherwise prescribed by law or by the FNF charter, special meetings of the FNF stockholders, for any purpose or purposes, may be called by the majority vote of the FNF board or by the Chief Executive Officer of FNF. Special meetings may not be called by any other person or persons.
Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by the DGCL, may be called by the chairman of the Stewart board, the Chief Executive Officer or by the Stewart board. The Chief Executive Officer or the Secretary will call a meeting at the request in writing of Stewart stockholders owning twenty five percent (25%) or more of the entire capital stock of Stewart issued and outstanding and entitled to vote. Such request will state the purpose of the proposed meeting. The Chairman of the Stewart board, the Chief Executive Officer, Secretary or the Stewart board so calling any such meeting will fix the time, date and place, either within or without the State of Delaware, for holding such special meeting.
Notice of Stockholder Meetings

Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called will be given not less than ten days nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.
Written notice of the annual meeting, and each special meeting of stockholders, stating the time, place and purpose or purposes thereof, will be given to each stockholder entitled to vote thereat, not less than ten nor more than sixty days before the meeting.

FNF	Stewart

Advance Notice Requirements for Stockholder Nominations and Other Provisions

No business may be transacted at an annual meeting of FNF stockholders, other than business that is either: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the FNF board (or any duly authorized committee thereof), (ii) otherwise properly brought before the annual meeting by or at the direction of the FNF board (or any duly authorized committee thereof) or (iii) otherwise properly brought before the annual meeting by any FNF stockholder (A) who is a stockholder of record on the date of the giving of the notice provided for in this notice procedures set forth in the applicable section of the FNF bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting and (B) who complies with the notice procedures set forth in this section.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by an FNF stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of FNF.

To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of FNF not less than one-hundred and twenty days prior to the anniversary date of the date of the proxy statement for the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty days before or after the anniversary date of the immediately preceding annual meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which public disclosure of the date of the annual meeting was first made. To be in proper written form, a stockholder's notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of FNF which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by

Only such business, except for nominations for election to the Stewart board, may be transacted at an annual meeting of stockholders as is either: (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Stewart board (or any duly authorized committee thereof); (b) otherwise properly brought before a meeting by or at the direction of the Stewart board (or any duly authorized committee thereof); or (c) otherwise properly brought before the meeting by any stockholder of Stewart who (i) is a stockholder of record on the date of the giving of the notice provided for in this section and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and (ii) complies with the notice procedures set forth in this section.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of Stewart.

To be timely, a stockholder's notice to the Secretary must be delivered to or be mailed and received at the principal office of Stewart not fewer than ninety days nor more than one-hundred and twenty days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. In no event will the adjournment or postponement of an annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

For advance notice of nomination of directors to be timely, a stockholder's notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of Stewart (a) in the case of an annual meeting, not less than ninety days nor more than one-hundred and

FNF	Stewart

such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
twenty days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. In no event will the adjournment or postponement of an annual or special meeting called for the purpose of electing directors, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.
Charter Amendments

FNF reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in the FNF charter, and any other provisions authorized by the laws of the State of Delaware at any time may be added or inserted, in the manner now or hereafter prescribed by law.
Stewart reserves the right to amend, alter, change or repeal any provision contained in the Stewart certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

FNF	Stewart

Amendment of Bylaws

The FNF bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the stockholders or by the FNF board, provided, however, that notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such meeting of stockholders or FNF board as the case may be. All such amendments must be approved by either the holders of outstanding capital stock or by a majority of the FNF board then in office, in each case, in accordance with the FNF charter and applicable law.
The Stewart by-laws may be altered, amended or repealed at any regular or special meeting of the Stewart board if (i) notice of such alteration, amendment or repeal is contained in the notice of such meeting and (ii) such alteration, amendment or repeal is approved by a majority vote of the directors then in office.
Limitation on Director Liability

No director of FNF will be personally liable to FNF or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing, a director will be liable to the extent provided by applicable law (a) for any breach of the director's duty of loyalty to FNF or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL or (d) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of the provisions regarding limitation on director liability of the FNF charter will apply to or have any effect on the liability or alleged liability of any director of FNF for or with respect to any acts or omissions of such director occurring prior to such amendment.
A director of Stewart will not be personally liable to Stewart or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Stewart or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Stewart, in addition to the limitation on personal liability provided herein, will be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of Stewart will be prospective only, and will not adversely will any limitation on the personal liability of a director of Stewart existing at the time of such repeal or modification.
Indemnification

FNF will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of FNF) by reason of the fact that he is or was a director, officer, employee or agent of FNF, or is or was serving at the request of FNF as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good
Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, advisory member of the Stewart board or officer of Stewart or is or was serving at the request of Stewart as a director, Advisory Member of the Stewart board, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity

FNF	Stewart

faith and in a manner he reasonably believed to be in or not opposed to the best interests of FNF, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of FNF, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

FNF will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of FNF to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of FNF, or is or was serving at the request of FNF as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of FNF; except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to FNF unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court will deem proper.

as a director, advisory member of the Stewart board, officer or trustee, or in any other capacity while serving as a director, advisory member of the Stewart board, officer or trustee, will be indemnified and held harmless by Stewart to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Stewart to provide broader indemnification rights than such law permitted Stewart to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except with respect to proceedings to enforce rights to indemnification, Stewart will indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Stewart board.

FNF	Stewart

Preemptive Rights
No stockholder will have any preemptive right to subscribe to an additional issue of capital stock of FNF.	No stockholder will have any preemptive right to subscribe to an additional issue of capital stock of Stewart or to any security convertible into such stock.
Dividends and Share Repurchases

The DGCL provides that, subject to any restrictions in a corporation's certificate of incorporation, dividends may be declared from FNF's surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if FNF's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.
The DGCL provides that, subject to any restrictions in a corporation's certificate of incorporation, dividends may be declared from Stewart's surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if Stewart's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.

Dividends upon the capital stock of FNF, subject to the provisions of the FNF charter, if any, may be declared by the FNF board at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of FNF available for dividends such sum or sums as the FNF board from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of FNF, or for any proper purpose, and the FNF board may modify or abolish any such reserve.
Dividends upon the capital stock of Stewart, subject to the provisions of the Stewart certificate of incorporation, if any, may be declared by the Stewart board at any regular or special meeting, pursuant to the DGCL. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the Stewart certificate of incorporation.
Stockholder Rights Plan

The DGCL does not include a statutory provision expressly validating shareholder rights plans; however, such plans have generally been upheld by decision of courts applying Delaware law. FNF does not currently have a stockholders' rights plan in effect.
The DGCL does not include a statutory provision expressly validating shareholder rights plans; however, such plans have generally been upheld by decision of courts applying Delaware law. Stewart does not currently have a stockholders' rights plan in effect.

FNF	Stewart

Business Combination or Antitakeover Statutes

Section 203 of the DGCL generally prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation's voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) at or after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.
Section 203 of the DGCL generally prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation's voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) at or after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.
FNF has not opted out of the protections of Section 203 of the DGCL (and has expressly elected to be governed by Section 203 of the DGCL). As a result, the statute applies to FNF.	Stewart has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to Stewart.
Other Restrictions on Interested Stockholder Transactions
The FNF charter and the FNF bylaws do not contain any provisions providing other restrictions on interested stockholder transactions.	The Stewart certificate of incorporation and the Stewart by-laws do not contain any provisions providing other restrictions on interested stockholder transactions.
Appraisal Rights

Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the mergers or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more
Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the mergers or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more

FNF	Stewart

than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the mergers did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i)-(iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

Neither the FNF charter nor the FNF bylaws provide for appraisal rights in any additional circumstance other than as required by applicable law. For additional information on appraisal rights, see the section entitled "Summary—Appraisal Rights in Connection with the Mergers".

than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the mergers did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i)-(iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

Neither the Stewart certificate of incorporation nor the Stewart by-laws provides for appraisal rights in any additional circumstance other than as required by applicable law.. For additional information on appraisal rights, see the section entitled "Summary—Appraisal Rights in Connection with the Mergers".

Forum for Adjudication of Disputes
The FNF charter and FNF bylaws do not contain any provisions providing a forum for adjudicating disputes.	The Stewart certificate of incorporation and the Stewart by-laws do not contain any provisions providing a forum for adjudicating disputes.

ADDITIONAL INFORMATION ABOUT FNF

FNF's Business

        For purposes of this description of FNF's business, references in this section to "our company," "our business," "us," "we" and words of similar effect refer to FNF.

  Overview

        We are a leading provider of (i) title insurance, escrow and other title-related services, including trust activities, trustee sales guarantees and home warranty products and (ii) technology and transaction services to the real estate and mortgage industries. FNF is the nation's largest title insurance company operating through its title insurance underwriters—Fidelity National Title Insurance Company ("FNTIC"), Chicago Title Insurance Company ("Chicago Title"), Commonwealth Land Title Insurance Company ("Commonwealth Title"), Alamo Title Insurance and National Title Insurance of New York Inc. Through our subsidiary, ServiceLink Holdings, LLC ("ServiceLink"), we provide mortgage transaction services, including title-related services and facilitation of production and management of mortgage loans.

        As of December 31, 2017, we had the following reporting segments:

  •
  Title.  This segment consists of the operations of our title insurance underwriters and related businesses. This segment provides core title insurance and escrow and other title-related services including trust activities, trustee sales guarantees and home warranty products. This segment also includes our transaction services business, which includes other title-related services used in the production and management of mortgage loans, including mortgage loans that experience default.

  •
  Corporate and Other.  This segment consists of the operations of the parent holding company, our various real estate brokerage businesses and our real estate technology subsidiaries. This segment also includes certain other unallocated corporate overhead expenses and eliminations of revenues and expenses between it and our Title segment, as well as the assets of discontinued operations of Black Knight and FNFV as of March 31, 2017.

Competitive Strengths

        We believe that our competitive strengths include the following:

        Corporate principles.    A cornerstone of our management philosophy and operating success is the six fundamental precepts upon which we were founded, which are:

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  Autonomy and entrepreneurship;

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  Bias for action;

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  Customer-oriented and motivated;

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  Minimize bureaucracy;

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  Employee ownership; and

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  Highest standard of conduct.

        These six precepts are emphasized to our employees from the first day of employment and are integral to many of our strategies described below.

        Competitive cost structure.    We have been able to maintain competitive operating margins in part by monitoring our businesses in a disciplined manner through continual evaluation of title order activity and management of our cost structure. When compared to our industry competitors, we also believe that our structure is more efficiently designed, which allows us to operate with lower overhead costs. We believe that our competitive strengths position us well to take advantage of future changes to the real estate market.

        A leading title insurance company.    We are one of the largest title insurance companies in the United States and a leading provider of title insurance and escrow and other title-related services for real estate transactions.

        Established relationships with our customers.    We have strong relationships with the customers who use our title services. Our distribution network, which includes approximately 1,400 direct residential title offices and more than 5,200 agents, is among the largest in the United States. We also benefit from strong brand recognition in our multiple title brands that allows us to access a broader client base than if we operated under a single consolidated brand and provides our customers with a choice among brands.

        Strong value proposition for our customers.    We provide our customers with title insurance and escrow and other title-related services that support their ability to effectively close real estate transactions. We help make the real estate closing more efficient for our customers by offering a single point of access to a broad platform of title-related products and resources necessary to close real estate transactions.

        Proven management team.    The managers of our operating businesses have successfully built our title business over an extended period of time, resulting in our business attaining the size, scope and presence in the industry that it has today. Our managers have demonstrated their leadership ability during acquisitions through which we have grown and throughout a number of business cycles and significant periods of industry change.

        Commercial title insurance.    While residential title insurance comprises the majority of our business, we are also a significant provider of commercial real estate title insurance in the United States. Our network of agents, attorneys, underwriters and closers that service the commercial real estate markets is one of the largest in the industry.

Strategy

        Our strategy in the title business is to maximize operating profits by growing and managing operating expenses throughout the real estate business cycle. To accomplish our goals, we intend to do the following:

  •
  Continue to operate multiple title brands independently.  We believe that in order to maintain and strengthen our title insurance customer base, we must operate our strongest brands in a given marketplace independently of each other. Our national and regional brands include Fidelity National Title, Chicago Title, Commonwealth Land Title, Lawyers Title, Ticor Title, Alamo Title, and National Title of New York. In our largest markets, we operate multiple brands. This approach allows us to continue to attract customers who identify with a particular brand and allows us to utilize a broader base of local agents and local operations than we would have with a single consolidated brand.

  •
  Consistently deliver superior customer service.  We believe customer service and consistent product delivery are the most important factors in attracting and retaining customers. Our ability to provide superior customer service and consistent product delivery requires continued focus on providing high quality service and products at competitive prices. Our goal is to continue to improve the experience of our customers, in all aspects of our business.

  •
  Manage our operations successfully through business cycles.  We operate in a cyclical industry and our ability to diversify our revenue base within our core title insurance business and manage the duration of our investments may allow us to better operate in this cyclical business. Maintaining a broad geographic revenue base, utilizing both direct and independent agency operations and pursuing both residential and commercial title insurance business help diversify our title insurance revenues. We continue to monitor, evaluate and execute upon the consolidation of administrative functions, legal entity structure, and office consolidation, as necessary, to respond to the continually changing marketplace. We maintain shorter durations on our investment portfolio to mitigate our interest rate risk.

  •
  Continue to improve our products and technology.  As a national provider of real estate transaction products and services, we participate in an industry that is subject to significant change, frequent new product and service introductions and evolving industry standards. We believe that our future success will depend in part on our ability to anticipate industry changes and offer products and services that meet evolving industry standards. In connection with our service offerings, we are continuing to deploy new information system technologies to our direct and agency operations. We expect to improve the process of ordering title and escrow services and improve the delivery of our products to our customers.

  •
  Maintain values supporting our strategy.  We believe that our continued focus on and support of our long-established corporate culture will reinforce and support our business strategy. Our goal is to foster and support a corporate culture where our employees and agents seek to operate independently and maintain profitability at the local level while forming close customer relationships by meeting customer needs and improving customer service. Utilizing a relatively flat managerial structure and providing our employees with a sense of individual ownership support this goal.

  •
  Effectively manage costs based on economic factors.  We believe that our focus on our operating margins is essential to our continued success in the title insurance business. Regardless of the business cycle in which we may be operating, we seek to continue to evaluate and manage our cost structure and make appropriate adjustments where economic conditions dictate. This continual focus on our cost structure helps us to better maintain our operating margins.

  Intellectual Property

        We rely on a combination of contractual restrictions, internal security practices, and copyright and trade secret law to establish and protect our software, technology, and expertise across our businesses. Further, we have developed a number of brands that have accumulated substantial goodwill in the marketplace, and we rely on trademark law to protect our rights in that area. We intend to continue our policy of taking all measures we deem necessary to protect our copyright, trade secret, and trademark rights. These legal protections and arrangements afford only limited protection of our proprietary rights, and there is no assurance that our competitors will not independently develop or license products, services, or capabilities that are substantially equivalent or superior to ours.

  Seasonality

        Historically, real estate transactions have produced seasonal revenue levels for the real estate industry including title insurers. The first calendar quarter is typically the weakest quarter in terms of revenue due to the generally low volume of home sales during January and February. The third calendar quarter has been typically the strongest in terms of revenue primarily due to a higher volume of home sales in the summer months and the fourth quarter is usually also strong due to commercial entities desiring to complete transactions by year-end. We have noted short term fluctuations through recent years in resale and refinance transactions as a result of changes in interest rates.

  Competition

        Competition in the title insurance industry is based primarily on expertise and service. In addition, the financial strength of the insurer has become an increasingly important factor in decisions relating to the purchase of title insurance, particularly in multi-state transactions and in situations involving real estate-related investment vehicles such as real estate investment trusts and real estate mortgage investment conduits. The number and size of competing companies varies in the different geographic areas in which we conduct our business. In our principal markets, competitors include other major title underwriters such as First American Financial Corporation, Old Republic International Corporation and Stewart Information Services Corporation, as well as numerous smaller title insurance companies, underwritten title companies and independent agency operations at the regional and local level. The addition or removal of regulatory barriers might result in changes to competition in the title insurance business. New competitors may include diversified financial services companies that have greater financial resources than we do and possess other competitive advantages. Competition among the major title insurance companies, expansion by smaller regional companies and any new entrants with alternative products could affect our business operations and financial condition.

  Employees

        As of February 2, 2018, we had 24,367 full-time equivalent employees, which includes 23,617 in our Title segment and 750 in our Corporate and other segment. We monitor our staffing levels based on current economic activity. None of our employees are subject to collective bargaining agreements.

  Legal Proceedings

        In the ordinary course of business, we are involved in various pending and threatened litigation matters related to our operations, some of which include claims for punitive or exemplary damages. With respect to our title insurance operations, this customary litigation includes but is not limited to a wide variety of cases arising out of or related to title and escrow claims, for which we make provisions through our loss reserves. Additionally, like other companies, our ordinary course litigation includes a number of class action and purported class action lawsuits, which make allegations related to aspects of our operations. We believe that no actions, other than the matters discussed below, if any, depart from customary litigation incidental to our business.

        We review lawsuits and other legal and regulatory matters (collectively "legal proceedings") on an ongoing basis when making accrual and disclosure decisions. When assessing reasonably possible and probable outcomes, management bases its decision on its assessment of the ultimate outcome assuming all appeals have been exhausted. For legal proceedings in which it has been determined that a loss is both probable and reasonably estimable, a liability based on known facts and which represents our best estimate has been recorded. Our accrual for legal and regulatory matters was $2 million and $68 million as of December 31, 2017 and 2016, respectively. During the quarter ended March 31, 2017, ServiceLink paid $65 million to settle all remaining obligations to complete the document execution review under the 2011 Lender Processing Services, Inc. ("LPS") consent order with certain banking agencies. Details of the consent order and the terms of the settlement are set forth in Note M Commitments and Contingencies to our Consolidated Financial Statements in our Annual Report for the year ended December 31, 2016. On January 12, 2018, the banking agencies entered an Order terminating the 2011 LPS consent order, having found ServiceLink attained full compliance. None of the amounts we have currently recorded are considered to be material to our financial condition individually or in the aggregate. Actual losses may materially differ from the amounts recorded and the ultimate outcome of our pending legal proceedings is generally not yet determinable. While some of these matters could be material to our operating results or cash flows for any particular period if an unfavorable outcome results, at present we do not believe that the ultimate resolution of currently pending legal proceedings, either individually or in the aggregate, will have a material adverse effect on our financial condition.

        From time to time we receive inquiries and requests for information from state insurance departments, attorneys general and other regulatory agencies about various matters relating to our business. Sometimes these take the form of civil investigative demands or subpoenas. We cooperate with all such inquiries and we have responded to or are currently responding to inquiries from multiple governmental agencies. Also, regulators and courts have been dealing with issues arising from foreclosures and related processes and documentation. Various governmental entities are studying the title insurance product, market, pricing, and business practices, and potential regulatory and legislative changes, which may materially affect our business and operations. From time to time, we are assessed fines for violations of regulations or other matters or enter into settlements with such authorities which may require us to pay fines or claims or take other actions.

  Properties

        Our corporate headquarters are on our campus in Jacksonville, Florida in owned facilities. The majority of our branch offices are leased from third parties. Our subsidiaries conduct their business operations primarily in leased office space in 44 states, Washington, DC, Canada and India.

FNF's Management's Discussion and Analysis of Financial Condition and Results of Operations

  Overview

        For a description of our business, including descriptions of segments, see "Additional Information about FNF—FNF's Business".

  Recent Developments

        On November 30, 2017, FGL Holdings (formerly known as CF Corporation), a Cayman Islands exempted company, consummated its previously announced acquisition of Fidelity & Guaranty Life, a Delaware corporation ("FGL"), pursuant to the Agreement and Plan of Merger, dated as of May 24, 2017, as amended (the "Merger Agreement"), by and among CF Corporation, FGL, and certain subsidiaries of CF Corporation and FGL (collectively, the "FGL Merger"). In connection with the FGL Merger, FNF received 13,732,000 common shares and 100,000 Series B Cumulative Preferred ('FG Preferred") shares in exchange for an aggregate investment of $213 million. As of December 31, 2017 FNF owns 16,732,000 common shares, inclusive of 3,000,000 common shares of CF Corporation held prior to the FGL Merger, and 100,000 FG Preferred shares with an aggregate market value of $246 million and we own approximately 8.5% of the outstanding common equity of FGL. The Company's non-executive Chairman, William P. Foley, II, is also the Co-Executive Chairman of FGL.

        On November 17, 2017, we completed our previously announced split-off (the "FNFV Split-Off") of our former wholly-owned subsidiary Cannae Holdings, Inc. ("Cannae") which consisted of the businesses, assets and liabilities formerly attributed to our FNF Ventures ("FNFV") Group including Ceridian Holding, LLC, American Blue Ribbon Holdings, LLC and T-System Holding LLC. The FNFV Split-Off was accomplished by the Company's redemption (the "Redemption") of all of the outstanding shares of FNFV Group common stock, par value $0.0001 per share ("FNFV common stock") for outstanding shares of common stock of Cannae, par value $0.0001 per share ("Cannae common stock"), amounting to a redemption on a per share basis of each outstanding share of FNFV common stock for one share of Cannae common stock, as of November 17, 2017. As a result of the FNFV Split-Off, Cannae is a separate, publicly traded company (NYSE: CNNE). All of the Company's core title insurance, real estate, technology and mortgage related businesses, assets and liabilities previously attributed to the Company's FNF Group common stock that were not held by Cannae remain with the Company. As a result of the FNFV Split-Off, we have reclassified the assets and liabilities divested as assets and liabilities of discontinued operations in our Consolidated Balance Sheet as of December 31, 2016. Further, the financial results of FNFV Group have been reclassified to discontinued operations for all periods presented in our Consolidated Statements of Earnings. For further discussion of our recent developments, see Note G, "Discontinued Operations" to our annual consolidated financial statements included elsewhere in this proxy statement/prospectus.

        On September 29, 2017, we completed our tax-free distribution to FNF Group shareholders, of all 83.3 million shares of New BKH Corp. ("New BKH") common stock that we previously owned (the "BK Distribution"). Immediately following the BK Distribution, New BKH and Black Knight Financial Services, Inc. ("Black Knight") engaged in a series of transactions resulting in the formation of a new publicly-traded holding company, Black Knight, Inc. ("New Black Knight"). Holders of FNF Group common stock received approximately 0.30663 shares of New Black Knight common stock for every one share of FNF Group common stock held at the close of business on September 20, 2017, the record date for the BK Distribution. New Black Knight's common stock is now listed under the symbol "BKI" on the New York Stock Exchange. The BK Distribution is expected to generally be tax-free to FNF Group shareholders for U.S. federal income tax purposes, except to the extent of any cash received in lieu of New Black Knight's fractional shares. As a result of the BK Distribution, we have reclassified the assets and liabilities divested as assets and liabilities of discontinued operations in our Consolidated Balance Sheet as of December 31, 2016. Further, the financial results of Black Knight have been reclassified to discontinued operations for all periods presented in our Consolidated Statements of Earnings.

        On August 31, 2017, FNF Group completed its acquisition of 90% of the membership interests of Title Guaranty of Hawaii ("Title Guaranty") for $98 million. Title Guaranty was previously an unaffiliated agent of Chicago Title and will continue to be closely aligned with Chicago Title as it formally becomes part of the FNF title company family. Founded in 1896, Title Guaranty is the oldest title company in the State of Hawaii and is a leading provider of title and escrow services, with more than 300 employees in branches across the State of Hawaii providing title insurance and real estate closing services. For further discussion of our acquisitions, see Note J, "Notes Payable" to our annual consolidated financial statements included elsewhere in this proxy statement/prospectus.

        On May 3, 2017, our Board of Directors adopted a resolution to increase the size of our Board of Directors to thirteen and elected Heather H. Murren to serve on our Board of Directors. At the annual meeting of our shareholders in 2018, Ms. Murren was re-elected to serve in Class I of our Board of Directors, and her term will expire at the annual meeting of our shareholders to be held in 2021. In January 2018, Ms. Murren was appointed to the Audit Committee of our Board.

        Effective March 1, 2017, three of the Company's title insurance underwriters, Fidelity National Title Insurance Company, Chicago Title Insurance Company and Commonwealth Land Title Insurance Company, redomesticated from their respective former states of domicile to Florida (the "Redomestication"). In conjunction with the Redomestication, the Company received a special dividend of $280 million from these title insurance underwriters on March 15, 2017.

  Business Trends and Conditions

  Title

        Our Title segment revenue is closely related to the level of real estate activity which includes sales, mortgage financing and mortgage refinancing. Declines in the level of real estate activity or the average price of real estate sales will adversely affect our title insurance revenues.

        We have found that residential real estate activity is generally dependent on the following factors:

  •
  mortgage interest rates;

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  mortgage funding supply; and

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  strength of the United States economy, including employment levels.

        As of April 24, 2018, the Mortgage Banker's Association ("MBA") estimated the size of the U.S. mortgage originations market as shown in the following table for 2017 - 2020 in its "Mortgage Finance Forecast" (in trillions):

	2020	2019	2018	2017
Purchase transactions	$1.3	$1.2	$1.2	$1.1
Refinance transactions	0.4	0.4	0.4	0.6

Total U.S. mortgage originations	$1.7	$1.6	$1.6	$1.7

        In 2017, total originations were reflective of a generally improving residential real estate market driven by increasing home prices and historically low mortgage interest rates. Mortgage interest rates increased slightly in 2017 from 2016, but remained low compared to historical rates. Refinance transactions decreased in 2017 from the historically high levels experienced in recent years through 2016. Existing home sales increased and there was a decline in total housing inventory. In 2018 and beyond, increasing mortgage interest rates driven by gradual increases in the target federal funds rate are expected to adversely impact mortgage originations. In a rising interest rate environment, refinance transactions are expected to continue to decline. The MBA predicts overall mortgage originations in 2018 through 2019 will decrease compared to the 2017 period due to a decrease in refinance transactions, offset by a slight increase in purchase transactions. Purchase transactions involve the issuance of both a lender's policy and an owner's policy, resulting in higher title premiums, whereas refinance transactions only require a lender's policy, resulting in lower title premiums.

        While projected increases in mortgage interest rates present a potential headwind for mortgage originations, other economic indicators used to measure the health of the United States economy, including the unemployment rate and consumer confidence, have improved in recent years. According to the United States Department of Labor's Bureau of Labor, the unemployment rate has dropped from 7.4% in 2013 to 4.1% in March 2018. Additionally, the Conference Board's monthly Consumer Confidence Index has remained at historically high levels through 2018. We believe that improvements in both of these economic indicators, among other indicators which support a generally strong United States economy, present potential tailwinds for mortgage originations and support recent home price trends.

        We cannot be certain how, if at all, the positive effects of a change in mix of purchase to refinance transactions and of a generally strong United States economy and the negative effects of projected decreases in overall originations and increases in interest rates will impact our future results of operations. We continually monitor origination trends and believe that, based on our ability to produce industry leading operating margins through all economic cycles, we are well positioned to adjust our operations for adverse changes in real estate activity.

        Because commercial real estate transactions tend to be generally driven by supply and demand for commercial space and occupancy rates in a particular area rather than by interest rate fluctuations, we believe that our commercial real estate title insurance business is less dependent on the industry cycles discussed above than our residential real estate title business. Commercial real estate transaction volume is also often linked to the availability of financing. Over the last couple of years, we have continued to experience strong demand in commercial real estate markets. In 2016 and 2017, the volume and fee-per-file of our commercial transactions were at historical highs. Through the first quarter of 2018, we have continued to see strong demand for commercial transactions.

        Historically, real estate transactions have produced seasonal revenue fluctuations in the real estate industry. The first calendar quarter is typically the weakest quarter in terms of revenue due to the generally low volume of home sales during January and February. The third calendar quarter is typically the strongest quarter in terms of revenue, primarily due to a higher volume of home sales in the summer months. The fourth quarter is typically also strong due to the desire of commercial entities to complete transactions by year-end. We have noted short-term fluctuations through recent years in resale and refinance transactions as a result of changes in interest rates.

  Critical Accounting Estimates

        The accounting estimates described below are those we consider critical in preparing our Consolidated Financial Statements. Management is required to make estimates and assumptions that can affect the reported amounts of assets and liabilities and disclosures with respect to contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates. For further discussion of our significant accounting policies that have been followed in preparing our Consolidated Financial Statements, see Note A, "Business and Summary of Significant Accounting Policies to our Consolidated Financial Statements" to our annual consolidated financial statements included elsewhere in this proxy statement/prospectus.

        Reserve for Title Claim Losses.    Title companies issue two types of policies, owner's and lender's policies, since both the new owner and the lender in real estate transactions want to know that their interest in the property is insured against certain title defects outlined in the policy. An owner's policy insures the buyer against such defects for as long as he or she owns the property (as well as against warranty claims arising out of the sale of the property by such owner). A lender's policy insures the priority of the lender's security interest over the claims that other parties may have in the property. The maximum amount of liability under a title insurance policy is generally the face amount of the policy plus the cost of defending the insured's title against an adverse claim; however, occasionally we do incur losses in excess of policy limits. While most non-title forms of insurance, including property and casualty, provide for the assumption of risk of loss arising out of unforeseen future events, title insurance serves to protect the policyholder from risk of loss for events that predate the issuance of the policy.

        Unlike many other forms of insurance, title insurance requires only a one-time premium for continuous coverage until another policy is warranted due to changes in property circumstances arising from refinance, resale, additional liens, or other events. Unless we issue the subsequent policy, we receive no notice that our exposure under our policy has ended and, as a result, we are unable to track the actual terminations of our exposures. Our reserve for title claim losses includes reserves for known claims as well as for losses that have been incurred but not yet reported to us ("IBNR"), net of recoupments. We reserve for each known claim based on our review of the estimated amount of the claim and the costs required to settle the claim. Reserves for IBNR claims are estimates that are established at the time the premium revenue is recognized and are based upon historical experience and other factors, including industry trends, claim loss history, legal environment, geographic considerations, and the types of policies written. We also reserve for losses arising from closing and disbursement functions due to fraud or operational error.

        The table below summarizes our reserves for known claims and incurred but not reported claims related to title insurance:

	December 31, 2017%		December 31, 2016%
	(in millions)
Known claims	$159	10.7%	$166	11.2%
IBNR	1,331	89.3	1,321	88.8

Total Reserve for Title Claim Losses	$1,490	100.0%	$1,487	100.0%

        Although claims against title insurance policies can be reported relatively soon after the policy has been issued, claims may be reported many years later. Historically, approximately 60% of claims are paid within approximately five years of the policy being written. By their nature, claims are often complex, vary greatly in dollar amounts and are affected by economic and market conditions, as well as the legal environment existing at the time of settlement of the claims. Estimating future title loss payments is difficult because of the complex nature of title claims, the long periods of time over which claims are paid, significantly varying dollar amounts of individual claims and other factors.

        Our process for recording our reserves for title claim losses begins with analysis of our loss provision rate. We forecast ultimate losses for each policy year based upon historical policy year loss emergence and development patterns and adjust these to reflect policy year and policy type differences which affect the timing, frequency and severity of claims. We also use a technique that relies on historical loss emergence and on a premium-based exposure measurement. The latter technique is particularly applicable to the most recent policy years, which have few reported claims relative to an expected ultimate claim volume. After considering historical claim losses, reporting patterns and current market information, and analyzing quantitative and qualitative data provided by our legal, claims and underwriting departments, we determine a loss provision rate, which is recorded as a percentage of current title premiums. This loss provision rate is set to provide for losses on current year policies, but due to development of prior years and our long claim duration, it periodically includes amounts of estimated adverse or positive development on prior years' policies. Any significant adjustments to strengthen or release loss reserves resulting from the comparison with our actuarial analysis are made in addition to this loss provision rate. At each quarter end, our recorded reserve for claim losses is initially the result of taking the prior recorded reserve for claim losses, adding the current provision and subtracting actual paid claims, resulting in an amount that management then compares to the range of reasonable estimates provided by the actuarial calculation. We recorded our loss provision rate at 5.0% for the nine months ended September 30, 2017 and at 4.5% for the three months ended December 31, 2017. Our average loss provision rate was 4.9% for the year-ended December 31, 2017. Our average loss provision rate was 3.3% and 5.7% for the years ended December 31, 2016 and 2015, respectively. Our loss provision rate for the year ended December 31, 2016 also included a $97 million adjustment to reduce our prior claim loss reserves. Of such annual loss provision rates, 4.5%, 5.0% and 5.2% related to losses on policies written in the current year, and the remainder related to developments on prior year policies. The decrease in the loss provision rate during 2015 through 2017, excluding a one-time adjustment included in the 2016 period, was primarily driven by continued positive development in the more recent policy years. In 2017 and 2015, adverse development of prior year losses of $19 million or 0.4% of 2017 premium and $22 million or 0.5% of 2015 premium was accounted for in the provision rate. In 2016, favorable development of prior year losses of $79 million or 1.7% of 2016 premium was accounted for in the provision rate.

        Due to the uncertainty inherent in the process and due to the judgment used by both management and our actuary, our ultimate liability may be greater or less than our carried reserves. If the recorded amount is within the actuarial range but not at the central estimate, we assess the position within the actuarial range by analysis of other factors in order to determine that the recorded amount is our best estimate. These factors, which are both qualitative and quantitative, can change from period to period, and include items such as current trends in the real estate industry (which we can assess, but for which there is a time lag in the development of the data), any adjustments from the actuarial estimates needed for the effects of unusually large or small claims, improvements in our claims management processes, and other cost saving measures. If the recorded amount is not within a reasonable range of our actuary's central estimate, we may have to record a charge or credit and reassess the loss provision rate on a go forward basis. We will continue to reassess the provision to be recorded in future periods consistent with this methodology.

        During the quarter ended December 31, 2016, we released excess title reserves of $97 million. The release of excess reserves was due to analysis of historical ultimate loss ratios, the reduced volatility of development of those historical ultimate loss ratios and lower policy year loss ratios in recent years. Due to the reduction in volatility of prior year ultimate loss ratios experienced at the time, we felt that actual results were more in line with our actuarial analysis and released excess reserves to bring our recorded position in line with actuarial projections.

        The table below presents our title insurance loss development experience for the past three years:

	2017	2016	2015
	(In millions)
Beginning balance	$1,487	$1,583	$1,621
Change in reinsurance recoverable	(4)	(8)	1
Claims loss provision related to:
Current year	219	236	224
Prior years(1)	19	(79)	22

Total title claims loss provision	238	157	246

Claims paid, net of recoupments related to:
Current year	(8)	(10)	(7)
Prior years	(223)	(235)	(278)

Total title claims paid, net of recoupments	(231)	(245)	(285)

Ending balance	$1,490	$1,487	$1,583

Title premiums	$4,893	$4,723	$4,286

(1)
Reserve of $97 million released in 2016 related to improving development on prior year claim trends.

	2017	2016	2015
Provision for claim losses as a percentage of title insurance premiums:
Current year	4.5%	5.0%	5.2%
Prior years	0.4	(1.7)	0.5

Total provision	4.9%	3.3%	5.7%

        Actual claims payments consist of loss payments and claims management expenses offset by recoupments and were as follows (in millions):

	Loss Payments	Claims Management Expenses	Recoupments	Net Loss Payments
Year ended December 31, 2017	$145	$121	$(35)	$231
Year ended December 31, 2016	179	121	(55)	245
Year ended December 31, 2015	211	137	(63)	285

        As of December 31, 2017 and 2016, our recorded reserves were $1,490 million and $1,487 million, respectively, which we determined were reasonable and represented our best estimate and these recorded amounts were within a reasonable range of the central estimates provided by our actuaries. Our recorded reserves were $30 million above the mid-point of the provided range of our actuarial estimates of $1.3 billion to $1.7 billion as of December 31, 2017. Our recorded reserves were equal to the mid-point of the range of our actuarial estimates as of December 31, 2016.

        During 2017 and 2016, payment patterns were consistent with our actuaries' and management's expectations. Also, compared to prior years we have seen a leveling off of the ultimate loss ratios in more mature policy years, particularly 2005-2008. While we still see claims opened on these policy years, the proportion of our claims inventory represented by these policy years has continued to decrease. Additionally, we continued to see positive development relating to the 2009 through 2016 policy years, which we believe is indicative of more stringent underwriting standards by us and the lending industry. Further, we have seen significant positive development in residential owner's policies due to increased payments on residential lender's policies which inherently limit the potential loss on the related owner's policy to the differential in coverage amount between the amount insured under the owner's policy and the amount paid under the residential lender's policy. Also, any residential lender's policy claim paid relating to a property that is in foreclosure negates any potential loss under an owner's policy previously issued on the property as the owner has no equity in the property. Our ending open claim inventory decreased from approximately 15,000 claims at December 31, 2016 to approximately 14,000 claims at December 31, 2017. If actual claims loss development varies from what is currently expected and is not offset by other factors, it is possible that our recorded reserves may fall outside a reasonable range of our actuaries' central estimate, which may require additional reserve adjustments in future periods.

        An approximate $49 million increase (decrease) in our annualized provision for title claim losses would occur if our loss provision rate were 1% higher (lower), based on 2017 title premiums of $4,893 million. A 10% increase (decrease) in our reserve for title claim losses, as of December 31, 2017, would result in an increase (decrease) in our provision for title claim losses of approximately $149 million.

        Valuation of Investments.    We regularly review our investment portfolio for factors that may indicate that a decline in fair value of an investment is other than-temporary. Some factors considered in evaluating whether or not a decline in fair value is other-than-temporary include: (i) our intent and need to sell the investment prior to a period of time sufficient to allow for a recovery in value; (ii) the duration and extent to which the fair value has been less than cost; and (iii) the financial condition and prospects of the issuer. Such reviews are inherently uncertain and the value of the investment may not fully recover or may decline in future periods resulting in a realized loss. Investments are selected for analysis whenever an unrealized loss is greater than a certain threshold that we determine based on the size of our portfolio or by using other qualitative factors. Fixed maturity investments that have unrealized losses caused by interest rate movements are not at risk as we do not anticipate having the need or intent to sell prior to maturity. Unrealized losses on investments in equity securities, preferred stock and fixed maturity instruments that are susceptible to credit related declines are evaluated based on the aforementioned factors. Currently available market data is considered and estimates are made as to the duration and prospects for recovery, and the intent or ability to retain the investment until such recovery takes place. These estimates are revisited quarterly and any material degradation in the prospect for recovery will be considered in the other-than-temporary impairment analysis. We believe that our monitoring and analysis has provided for the proper recognition of other-than-temporary impairments over the past three-year period. Any change in estimate in this area will have an impact on the results of operations of the period in which a charge is taken.

        The fair value hierarchy established by the standard on fair value includes three levels, which are based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

        In accordance with the standard on fair value, our financial assets and liabilities that are recorded in the Consolidated Balance Sheets are categorized based on the inputs to the valuation techniques as follows:

        Level 1.    Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that we have the ability to access.

        Level 2.    Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability.

        Level 3.    Financial assets and liabilities whose values are based on model inputs that are unobservable.

	March 31, 2018
	Level 1	Level 2	Level 3	Total
	(In Millions)
Assets:
Fixed-maturity securities available for sale:
U.S. government and agencies	$—	$245	$—	$245
State and political subdivisions	—	230	—	230
Corporate debt securities	—	1,183	13	1,196
Foreign government bonds	—	58	—	58
Mortgage-backed/asset-backed securities	—	53	—	53
Preferred stock	23	293	—	316
Equity securities	677	—	—	677
Other long-term investments	—	—	101	101

Total assets	$700	$2,062	$114	$2,876

	December 31, 2017
	Level 1	Level 2	Level 3	Total
	(In Millions)
Assets:
Fixed-maturity securities available for sale:
U.S. government and agencies	$—	$195	$—	$195
State and political subdivisions	—	391	—	391
Corporate debt securities	—	1,117	—	1,117
Foreign government bonds	—	57	—	57
Mortgage-backed/asset-backed securities	—	56	—	56
Preferred stock	23	296	—	319
Equity securities	681	—	—	681

Total assets	$704	$2,112	$—	$2,816

	December 31, 2016
	Level 1	Level 2	Level 3	Total
	(In Millions)
Assets:
Fixed-maturity securities available for sale:
U.S. government and agencies	$—	$117	$—	$117
State and political subdivisions	—	615	—	615
Corporate debt securities	—	1,508	—	1,508
Foreign government bonds	—	109	—	109
Mortgage-backed/asset-backed securities	—	58	—	58
Preferred stock	32	283	—	315
Equity securities	386	—	—	386

Total assets	$418	$2,690	$—	$3,108

        Our Level 2 fair value measures for preferred stock and fixed-maturity securities available for sale are provided by a third-party pricing service. We utilize one firm for our preferred stock and our bond portfolios. The pricing service is a leading global provider of financial market data, analytics and related services to financial institutions. We rely on one price for each instrument to determine the carrying amount of the assets on our balance sheet. The inputs utilized in these pricing methodologies include observable measures such as benchmark yields, reported trades, broker dealer quotes, issuer spreads, two sided markets, benchmark securities, bids, offers and reference data including market research publications. We review the pricing methodologies for all of our Level 2 securities by obtaining an understanding of the valuation models and assumptions used by the third-party as well as independently comparing the resulting prices to other publicly available measures of fair value and internally developed models. The pricing methodologies used by the relevant third party pricing services are as follows:

  •
  U.S. government and agencies: These securities are valued based on data obtained for similar securities in active markets and from inter-dealer brokers.

  •
  State and political subdivisions: These securities are valued based on data obtained for similar securities in active markets and from inter-dealer brokers Factors considered include relevant trade information, dealer quotes and other relevant market data.

  •
  Corporate debt securities: These securities are valued based on dealer quotes and related market trading activity. Factors considered include the bond's yield, its terms and conditions, or any other feature which may influence its risk and thus marketability, as well as relative credit information and relevant sector news.

  •
  Foreign government bonds: These securities are valued based on a discounted cash flow model incorporating observable market inputs such as available broker quotes and yields of comparable securities.

  •
  Mortgage-backed/asset-backed securities: These securities are comprised of commercial mortgage-backed securities, agency mortgage-backed securities, collateralized mortgage obligations, and asset-backed securities. They are valued based on available trade information, dealer quotes, cash flows, relevant indices and market data for similar assets in active markets.

  •
  Preferred stock: Preferred stocks are valued by calculating the appropriate spread over a comparable US Treasury security. Inputs include benchmark quotes and other relevant market data.

        In conjunction with our adoption of ASU No. 2016-01, beginning January 1, 2018, we began recording certain equity investments included in other long term investments at fair value which were previously accounted for as cost method investments. See discussion of Recent Accounting Pronouncements in Note A, "Basis of Financial Statements" to our quarterly consolidated financial statements included elsewhere in this proxy statement/prospectus for further information on the impact of the adoption of ASU No. 2016-01.

        Our Level 3 fair value measures for other long term investments are provided by a third-party pricing service. We utilize one firm to value our Level 3 other long term investment. The pricing service is a leading global provider of financial market data, analytics and related services to financial institutions. We utilize the income approach and a discounted cash flow analysis in determining the fair value of our Level 3 other long term investment. The primary unobservable input utilized in this pricing methodology is the discount rate used which is determined based on underwriting yield, credit spreads, yields on benchmark indices, and comparable public company debt. The discount rate used in our determination of the fair value of our Level 3 other long term investment as of March 31, 2018 was 8.0%. Based on the total fair value of our Level 3 other long term investment as of March 31, 2018, changes in the discount rate utilized will not result in a fair value significantly different than the amount recorded.

        The following table presents a summary of the changes in the fair values of Level 3 assets, measured on a recurring basis, for the three months ended March 31, 2018.

	March 31, 2018
	Other long-term investments	Corporate debt securities	Total
	(In millions)
Fair value, December 31, 2017	$—	$—	$—
Fair value of assets associate with the adoption of ASU 2016-01	100	—	100
Transfers from Level 2	—	13	13
Paid-in-kind dividends	1	—	1

Total	$101	$13	$114

        Transfers into or out of the Level 3 fair value category occur when unobservable inputs become more or less significant to the fair value measurement or upon a change in valuation technique. For the three months ended March 31, 2018, transfers between Level 2 and Level 3 were based on changes in significance of unobservable inputs used associated with a change in the valuation technique used for certain of the Company's corporate debt securities and are not considered material to the Company's financial position or results of operations. The Company's policy is to recognize transfers between levels in the fair value hierarchy at the end of the reporting period.

        We recorded no realized or unrealized gains or losses in net earnings or other comprehensive (loss) earnings related to the change in fair value or sales of assets measured using Level 3 inputs in the three months ended March 31, 2018 or 2017.

        As of December 31, 2017 and March 31, 2017, we held no material assets or liabilities measured at fair value using Level 3 inputs.

        The carrying amounts of short-term investments, accounts receivable and notes receivable approximate fair value due to their short-term nature. Additional information regarding the fair value of our investment portfolio is included in Note D. Investments to our annual consolidated financial statements included elsewhere in this proxy statement/prospectus.

        During the years ended December 31, 2017, 2016 and 2015, we incurred impairment charges relating to investments that were determined to be other-than temporarily impaired of $1 million, $19 million, and $14 million, respectively. For further discussion of FNF's investments, see Note D, "Investments" to our annual consolidated financial statements included elsewhere in this proxy statement/prospectus.

        Included in our Investments as of December 31, 2017 are various holdings in foreign securities as follows (in millions):

	Carrying Value	Cost Basis	Unrealized Gains	Unrealized Losses	Market Value
	(In millions)
Available for sale securities:
Australia	$22	$22	$—	$—	$22
Belgium	14	14	—	—	14
Cayman Islands	171	167	4	—	171
Canada	61	62	1	(2)	61
China	6	6	—	—	6
France	9	9	—	—	9
Germany	50	50	—	—	50
Ireland	28	28	—	—	28
Japan	49	49	—	—	49
Norway	1	1	—	—	1
New Zealand	17	17	—	—	17
Switzerland	6	6	—	—	6
United Kingdom	24	24	—	—	24

Total	$458	$455	$5	$(2)	$458

        We have reviewed all of these securities as of December 31, 2017, and do not believe that there is a risk of significant credit loss as these securities are in a gross unrealized gain position of $5 million and a gross unrealized loss position of $2 million. We held no European sovereign debt at December 31, 2017.

        Goodwill.    We have made acquisitions that have resulted in a significant amount of goodwill. As of December 31, 2017 and 2016, goodwill aggregated was $2,746 million and $2,555 million, respectively. The majority of our goodwill as of December 31, 2017 relates to goodwill recorded in connection with the Chicago Title merger in 2000 and our acquisition of ServiceLink in 2014. For further discussion of our goodwill, see Note F, "Goodwill" to our annual consolidated financial statements included elsewhere in this proxy statement/prospectus.

        In evaluating the recoverability of goodwill, we perform a qualitative analysis to determine whether it is more likely than not that the fair value of our recorded goodwill exceeds its carrying value. Based on the results of this analysis, an annual goodwill impairment test may be completed based on an analysis of the discounted future cash flows generated by the underlying assets. The process of determining whether or not goodwill is impaired or recoverable relies on projections of future cash flows, operating results and market conditions. Future cash flow estimates are based partly on projections of market conditions such as the volume and mix of refinance and purchase transactions and interest rates, which are beyond our control and are likely to fluctuate. While we believe that our estimates of future cash flows are reasonable, these estimates are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ from what is assumed in our impairment tests. Such analyses are particularly sensitive to changes in estimates of future cash flows and discount rates. Changes to these estimates might result in material changes in fair value and determination of the recoverability of goodwill, which may result in charges against earnings and a reduction in the carrying value of our goodwill in the future. We have completed our annual goodwill impairment analysis in each of the past three years and as a result, no impairment charges were recorded to goodwill in 2017, 2016, or 2015. As of December 31, 2017, we have determined that our goodwill has a fair value which substantially exceeds its carrying value.

        Other Intangible Assets.    We have other intangible assets, not including goodwill, which consist primarily of customer relationships and contracts, trademarks and tradenames, and computer software, which are generally recorded in connection with acquisitions at their fair value. Intangible assets with estimable lives are amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In general, customer relationships are amortized over their estimated useful lives using an accelerated method which takes into consideration expected customer attrition rates. Contractual relationships are generally amortized over their contractual life. Trademarks and tradenames are generally amortized over 10 years. Capitalized software includes the fair value of software acquired in business combinations, purchased software and capitalized software development costs. Purchased software is recorded at cost and amortized using the straight-line method over its estimated useful life. Software acquired in business combinations is recorded at its fair value and amortized using straight-line or accelerated methods over its estimated useful life, ranging from 5 to 10 years. For internal-use computer software products, internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Internal and external costs incurred during the application development stage are capitalized and amortized on a product by product basis commencing on the date the software is ready for its intended use. We do not capitalize any costs once the software is ready for its intended use.

        We recorded $1 million in impairment expense to other intangible assets during the years ended December 31, 2017 and 2016. The impairment in 2017 was for computer software at ServiceLink. The impairment in 2016 was for customer relationships and tradenames at our real estate subsidiaries in our Corporate and Other segment. We recorded no impairment expense related to other intangible assets in the year ended December 31, 2015.

        Title Revenue Recognition.    Our direct title insurance premiums and escrow, title-related and other fees are recognized as revenue at the time of closing of the related transaction as the earnings process is then considered complete. Premium revenues from agency operations and agency commissions include an accrual based on estimates using historical information of the volume of transactions that have closed in a particular period for which premiums have not yet been reported to us. The accrual for agency premiums is necessary because of the lag between the closing of these transactions and the reporting of these policies to us by the agent. Historically, the time lag between the closing of these transactions by our agents and the reporting of these policies, or premiums, to us has been up to 15 months, with 84 - 88% reported within three months following closing, an additional 9 - 12% reported within the next three months and the remainder within seven to fifteen months. In addition to accruing these earned but unreported agency premiums, we also accrue agent commission expense, which was 76.7% of agent premiums earned in 2017, 76.1% of agent premiums earned in 2016, and 76.0% of agent premiums earned in 2015. We also record a provision for claim losses at the provision rate at the time we record the accrual for the premiums, which averaged 4.9% for 2017, 5.4%, excluding the release of excess reserves relating to prior years of $97 million, for 2016, and 5.7% for 2015 and accruals for premium taxes and other expenses relating to our premium accrual. The resulting impact to pretax earnings in any period is approximately 11% or less of the accrued premium amount. The impact of the change in the accrual for agency premiums and related expenses on our pretax earnings was an increase of $1 million for the year ended December 31, 2017, an increase of $4 million for the year ended 2016 and a decrease of $5 million for the year ended 2015. The amount due from our agents relating to this accrual, i.e., the agent premium less their contractual retained commission, was approximately $55 million and $53 million at December 31, 2017 and 2016, respectively, which represents agency premiums of approximately $280 million and $267 million at December 31, 2017 and 2016, respectively, and agent commissions of $225 million and $214 million at December 31, 2017 and 2016, respectively. We may have changes in our accrual for agency revenue in the future if additional relevant information becomes available.

        Accounting for Income Taxes.    As part of the process of preparing the consolidated financial statements, we are required to determine income taxes in each of the jurisdictions in which we operate. This process involves estimating actual current tax expense together with assessing temporary differences resulting from differing recognition of items for income tax and accounting purposes. These differences result in deferred income tax assets and liabilities, which are included within the Consolidated Balance Sheets. We must then assess the likelihood that deferred income tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must reflect this increase as expense within Income tax expense in the Consolidated Statement of Earnings. Determination of income tax expense requires estimates and can involve complex issues that may require an extended period to resolve. Further, the estimated level of annual pre-tax income can cause the overall effective income tax rate to vary from period to period. We believe that our tax positions comply with applicable tax law and that we adequately provide for any known tax contingencies. We believe the estimates and assumptions used to support our evaluation of tax benefit realization are reasonable. Final determination of prior-year tax liabilities, either by settlement with tax authorities or expiration of statutes of limitations, could be materially different than estimates reflected in assets and liabilities and historical income tax provisions. The outcome of these final determinations could have a material effect on our income tax provision, net income or cash flows in the period that determination is made.

        For discussion of the enactment of the Tax Cuts and Jobs Act ("Tax Reform") in December 2017 and the related impact on our accounting for income taxes, see Note K, "Income Taxes" to our annual consolidated financial statements included elsewhere in this proxy statement/prospectus.

Certain Factors Affecting Comparability

        Year ended December 31, 2017. As a result of the BK Distribution and the FNFV Split-Off, we have reclassified the results of operations of Black Knight and FNFV to discontinued operations for all periods presented. See discussion under "Recent Developments" above and Note G "Discontinued Operations" to our annual consolidated financial statements included elsewhere in this proxy statement/prospectus.

  Results of Operations

  Consolidated Results of Operations

  Interim Period

        Net earnings.    The following table presents certain financial data for the periods indicated:

	Three Months Ended March 31
	2018	2017
	(Dollars in millions)
Revenue:
Direct title insurance premiums	$472	$465
Agency title insurance premiums	564	583
Escrow, title-related and other fees	618	571
Interest and investment income	38	28
Realized gains and losses, net	1	(4)

Total revenue	1,693	1,643
Expenses:
Personnel costs	607	569
Agent commissions	431	446
Other operating expenses	423	389
Depreciation and amortization	47	43
Provision for title claim losses	47	52
Interest expense	11	16

Total expenses	1,566	1,515

Earnings from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	127	128
Income tax expense	31	69
Equity in earnings of unconsolidated affiliates	2	1

Net earnings from continuing operations	$98	$60

  Revenues.

        Total revenues increased by $50 million in the three months ended March 31, 2018, compared to the corresponding period in 2017.

        Net earnings from continuing operations increased by $38 million in the three months ended March 31, 2018, compared to the corresponding period in 2017.

        The change in revenue and net earnings from our reportable segments is discussed in further detail at the segment level below.

  Expenses.

        Our operating expenses consist primarily of Personnel costs; Other operating expenses, which in our title business are incurred as orders are received and processed; and Agent commissions, which are incurred as title agency revenue is recognized. Title insurance premiums, escrow and title-related fees are generally recognized as income at the time the underlying transaction closes or other service is provided. Direct title operations revenue often lags approximately 45-60 days behind expenses and therefore gross margins may fluctuate. The changes in the market environment, mix of business between direct and agency operations and the contributions from our various business units have historically impacted margins and net earnings. We have implemented programs and have taken necessary actions to maintain expense levels consistent with revenue streams. However, a short-term lag exists in reducing controllable fixed costs and certain fixed costs are incurred regardless of revenue levels.

        Personnel costs include base salaries, commissions, benefits, stock-based compensation and bonuses paid to employees, and are one of our most significant operating expenses.

        Agent commissions represent the portion of premiums retained by our third-party agents pursuant to the terms of their respective agency contracts.

        Other operating expenses consist primarily of facilities expenses, title plant maintenance, premium taxes (which insurance underwriters are required to pay on title premiums in lieu of franchise and other state taxes), appraisal fees and other cost of sales on ServiceLink product offerings and other title-related products, postage and courier services, computer services, professional services, travel expenses, general insurance, and bad debt expense on our trade and notes receivable.

        The Provision for title claim losses includes an estimate of anticipated title and title-related claims, and escrow losses.

        The change in expenses attributable to our reportable segments is discussed in further detail at the segment level below.

        Income tax expense was $31 million and $69 million in the three-month periods ended March 31, 2018 and 2017, respectively. Income tax expense as a percentage of earnings before income taxes was 24% and 54% for the three-month periods ended March 31, 2018 and 2017, respectively. Income tax expense as a percentage of earnings before income taxes fluctuates depending on our estimate of ultimate income tax liability and changes in the characteristics of net earnings, such as the weighting of operating income versus investment income. On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the "Tax Reform Act"). Among other provisions, the Tax Reform Act reduced the Federal statutory corporate income tax rate from 35% to 21% and limited or eliminated certain deductions. The decrease in income tax as a percentage of earnings before income taxes from the three-month period ended March 31, 2017 to the comparable 2018 period was primarily driven by the Tax Reform Act and increased tax expense in the 2017 period of $21 million resulting from a change in judgment of the tax deductibility of legal settlements finalized in the period.

        Equity in earnings of unconsolidated affiliates was $2 million and $1 million for the three-month periods ended March 31, 2018 and 2017. The equity in earnings in 2018 and 2017 are attributable to various individually immaterial unconsolidated affiliates.

Annual Period

        Net earnings.    The following table presents certain financial data for the years indicated:

	Year Ended December 31
	2017	2016	2015
	(Dollars in millions)
Revenue:
Direct title insurance premiums	$2,170	$2,097	$2,009
Agency title insurance premiums	2,723	2,626	2,277
Escrow, title-related and other fees	2,637	2,416	2,246
Interest and investment income	131	126	121
Realized gains and losses, net	2	(8)	11

Total revenue	7,663	7,257	6,664
Expenses:
Personnel costs	2,460	2,275	2,137
Agent commissions	2,089	1,998	1,731
Other operating expenses	1,781	1,648	1,557
Depreciation and amortization	183	160	150
Provision for title claim losses	238	157	246
Interest expense	48	64	73

Total expenses	6,799	6,302	5,894

Earnings from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	864	955	770
Income tax expense	235	347	274
Equity in earnings of unconsolidated affiliates	10	14	5

Net earnings from continuing operations	$639	$622	$501

Revenues.

        Total revenue in 2017 increased $406 million compared to 2016, primarily due to an increase in fee per file offset by a decrease in closed order volumes in our direct title business and an increase in agent remittances. Total revenue in 2016 increased $593 million compared to 2015, primarily due to an increase in closed order volumes in our direct title business and increases in agent remittances.

        Total net earnings from continuing operations increased $17 million in the year ended December 31, 2017, compared to the 2016 period and increased $121 million in the year ended December 31, 2016, compared to the 2015 period.

        The change in revenue and net earnings is discussed in further detail at the segment level below.

        Interest and investment income levels are primarily a function of securities markets, interest rates and the amount of cash available for investment. Interest and investment income was $131 million, $126 million, and $121 million for the years ended December 31, 2017, 2016, and 2015, respectively. The increase in 2017 as compared to 2016 is primarily attributable to increased yield on our cash and cash equivalents and short term investments and an increase in other investment income, offset by a decrease in income from our fixed maturity holdings resulting from a decrease in average invested assets. The increase in 2016 as compared to 2015 is primarily attributable to increased yield on our fixed maturity holdings and increased dividend income on our equity and preferred securities, offset by a decrease in average invested assets. The effective return on average invested assets, excluding realized gains and losses, was 4.2%, 3.6%, and 3.4% for the years ended December 31, 2017, 2016, and 2015, respectively.

        Net realized gains (losses) totaled $2 million, $(8) million, and $11 million for the years ended December 31, 2017, 2016, and 2015, respectively. Net realized gains for the year ended December 31, 2017 includes a gain of $9 million on the sale of an other long term investment and a gain of $2 million related to the sale of fixed assets, offset by losses of $6 million on redemptions of convertible debt, net losses on sales and impairment of available for sale investments of $1 million, and $2 million of other miscellaneous losses. The net realized losses for the year ended December 31, 2016 includes $12 million for net gains on sales of available for sale investments, a gain of $2 million related to the favorable outcome of litigation, and $1 million for other individually insignificant gains. The gains were more than offset by losses of $13 million on impairments of available for sale investments, $3 million for impairment of an equity method investment, $4 million for losses on disposal of fixed assets, a $1 million loss related to the impairments of other intangible assets, and $2 million in realized losses related to other individually insignificant items.

        The net realized gain for the year ended December 31, 2015 includes a net realized gain of $1 million on our investment portfolio, net realized gains of $16 million due to favorable settlement of litigation, and $6 million of miscellaneous other net realized losses.

Expenses.

        Our operating expenses consist primarily of personnel costs; other operating expenses, which in our title business are incurred as orders are received and processed; and agent commissions, which are incurred as revenue is recognized. Title insurance premiums, escrow and title-related fees are generally recognized as income at the time the underlying transaction closes or other service is provided. Direct title operations revenue often lags approximately 45-60 days behind expenses and therefore gross margins may fluctuate. The changes in the market environment, mix of business between direct and agency operations and the contributions from our various business units have historically impacted margins and net earnings. We have implemented programs and have taken necessary actions to maintain expense levels consistent with revenue streams. However, a short time lag exists in reducing variable costs and certain fixed costs are incurred regardless of revenue levels.

        Personnel costs include base salaries, commissions, benefits, stock-based compensation and bonuses paid to employees, and are one of our most significant operating expenses.

        Agent commissions represent the portion of premiums retained by our third-party agents pursuant to the terms of their respective agency contracts. Other operating expenses consist primarily of facilities expenses, title plant maintenance, premium taxes (which insurance underwriters are required to pay on title premiums in lieu of franchise and other state taxes), appraisal fees and other cost of sales on ServiceLink product offerings and other title-related products, postage and courier services, computer services, professional services, travel expenses, general insurance, and bad debt expense on our trade and notes receivable.

        The provision for title claim losses includes an estimate of anticipated title and title-related claims, and escrow losses.

        The change in expenses is discussed in further detail at the segment level below.

        Income tax expense was $235 million, $347 million, and $274 million for the years ended December 31, 2017, 2016, and 2015, respectively. Income tax expense as a percentage of earnings from continuing operations before income taxes for the years ended December 31, 2017, 2016, and 2015 was 27.2%, 36.3%, and 35.6%, respectively. For discussion of the decrease in the effective tax rate in 2017 from 2016 is primarily attributable to Tax Reform, see Note K, "Income Taxes" to our annual consolidated financial statements included elsewhere in this proxy statement/prospectus. The increase in the effective tax rate in 2016 from 2015 is primarily related to lower tax exempt interest income, tax credits and an increase in non-deductible expenses. The fluctuation in income tax expense as a percentage of earnings from continuing operations before income taxes is attributable to our estimate of ultimate income tax liability and changes in the characteristics of net earnings year to year, such as the weighting of operating income versus investment income.

Segment Results of Operations

Title

  Interim Period

        The following table presents the results from operations of our Title segment for the periods indicated:

	Three months ended March 31,
	2018	2017
	(In millions)
Revenues:
Direct title insurance premiums	$472	$465
Agency title insurance premiums	564	583
Escrow, title-related and other fees	516	496
Interest and investment income	37	28
Realized gains and losses, net	1	(2)

Total revenues	1,590	1,570
Expenses:
Personnel costs	579	548
Agent commissions	431	446
Other operating expenses	330	335
Depreciation and amortization	40	38
Provision for title claim losses	47	52

Total expenses	1,427	1,419

Earnings from continuing operations, before income taxes and equity in earnings of unconsolidated affiliates	$163	$151

Orders opened by direct title operations (in thousands)	478	472
Orders closed by direct title operations (in thousands)	313	334
Fee per file	$2,344	$2,148

        Total revenues for the Title segment increased by $20 million, or 1%, in the three months ended March 31, 2018 from the corresponding period in 2017.

        The following table presents the percentages of title insurance premiums generated by our direct and agency operations:

	Three months ended March 31,
	2018	% of Total	2017	% of Total
	(Dollars in millions)
Title premiums from direct operations	$472	46%	$465	44%
Title premiums from agency operations	564	54	583	56
Total title premiums	$1,036	100%	$1,048	100%

        Title premiums decreased by 1% in the three months ended March 31, 2018 as compared to the corresponding period in 2017. The decrease is comprised of an increase in Title premiums from direct operations of $7 million, or 2%, and a decrease in Title premiums from agency operations of $19 million, or 3%, in the three months ended March 31, 2018.

        The following table presents the percentages of open and closed title insurance orders generated by purchase and refinance transactions by our direct operations:

	Three months ended March 31,
	2018	2017
Opened title insurance orders from purchase transactions(1)	66.0%	63.7%
Opened title insurance orders from refinance transactions(1)	34.0	36.3

	100.0%	100.0%

Closed title insurance orders from purchase transactions(1)	62.1%	58.0%
Closed title insurance orders from refinance transactions(1)	37.9	42.0

	100.0%	100.0%

(1)
Percentages exclude consideration of an immaterial number of non-purchase and non-refinance orders.

        Title premiums from direct operations increased in the three months ended March 31, 2018 as compared to the corresponding period in 2017. The increase is primarily attributable to an increase in the fee per file driven by a favorable change in the mix of closed orders from purchase and refinance transactions, partially offset by a decrease in closed order volume. We experienced an increase in closed title insurance order volumes from purchase transactions which was more than offset by a decrease in closed title insurance order volumes from refinance transactions in the three ended March 31, 2018 as compared to the corresponding period in 2017. Total closed order volumes were 313,000 in the three months ended March 31, 2018 compared with 334,000 in the three months ended March 31, 2017. This represented an overall decrease of 6%. Open title orders remained relatively flat over the three months ended March 31, 2018 as compared to the corresponding period in 2017.

        The average fee per file in our direct operations was $2,344 in the three months ended March 31, 2018, compared to $2,148 in the three months ended March 31, 2017. The increase in average fee per file reflects the favorable change in mix of closed orders from purchase and refinance transactions. The fee per file tends to change as the mix of refinance and purchase transactions changes, because purchase transactions involve the issuance of both a lender's policy and an owner's policy, resulting in higher fees, whereas refinance transactions only require a lender's policy, resulting in lower fees.

        The decrease in title premiums from agency operations is a result of a decrease in remitted agency premiums. The decrease is consistent with the aforementioned decrease in closed order volumes from direct operations.

        Escrow, title-related and other fees increased by $20 million, or 4%, in the three months ended March 31, 2018 from the corresponding period in 2017. Escrow fees, which are more closely related to our direct operations, increased by $10 million, or 6%, in the three months ended March 31, 2018 compared to the corresponding period in 2017. The increase is representative of the favorable increase in closed title insurance orders from purchase transactions previously discussed. Other fees in the Title segment, excluding escrow fees, increased $10 million, or 3%, in the three months ended March 31, 2018, from the corresponding period in 2017. This increase is primarily attributable to revenue growth associated with our home warranty businesses and increased subservicing revenue at ServiceLink, partially offset by decreases at certain other ServiceLink subsidiaries.

        Interest and investment income levels are primarily a function of securities markets, interest rates and the amount of cash available for investment. Interest and investment income increased by $9 million in the three months ended March 31, 2018 compared to the corresponding period in 2017. The increase was primarily driven by increased interest rates earned in our tax-deferred property exchange business and dividends from other long term investments, partially offset by a decrease in our fixed maturity holdings period over period.

        Personnel costs include base salaries, commissions, benefits, stock-based compensation and bonuses paid to employees, and are one of our most significant operating expenses. Personnel costs increased $31 million, or 6% in the three-month period ended March 31, 2018 compared to the corresponding period in 2017. The increase in the 2018 period is primarily due to higher commissions and bonuses associated with increased headcount to process increased closed order counts from purchase transactions and increased expense associated with acquisitions. Personnel costs as a percentage of total revenues from direct title premiums and escrow, title-related and other fees were 59% for the three-month period ended March 31, 2018 and 57% for the three-month period ended March 31, 2017. The increase in personnel cost as a percentage of total revenues from direct title premiums and escrow, title-related and other fees was primarily driven by the change in mix of title premiums from purchase and refinance transactions and to increased cost of employee group insurance premiums. Average employee count in the Title segment was 23,011 and 22,569 in the three-month periods ended March 31, 2018 and 2017, respectively.

        Other operating expenses decreased by $5 million, or 1% in the three months ended March 31, 2018 from the corresponding period in 2017. Other operating expenses as a percentage of total revenue excluding agency premiums, interest and investment income, and realized gains and losses decreased approximately 2% in the three months ended March 31, 2018 from the comparable period in 2017. The decrease is primarily driven by lower title plant costs associated with lower order counts and other miscellaneous cost reductions.

        Agent commissions represent the portion of premiums retained by agents pursuant to the terms of their respective agency contracts. Agent commissions and the resulting percentage of agent premiums that we retain vary according to regional differences in real estate closing practices and state regulations.

        The following table illustrates the relationship of agent premiums and agent commissions, which have remained relatively consistent since 2017:

	Three months ended March 31,
	2018	%	2017	%
	(Dollars in millions)
Agent premiums	564	100%	583	100%
Agent commissions	431	76%	446	77%

Net retained agent premiums	$133	24%	$137	23%

        Depreciation and amortization increased by $2 million in the three months ended March 31, 2018 compared to the corresponding period in 2017.

        The claim loss provision for title insurance was $47 million and $52 million for the three-month periods ended March 31, 2018 and 2017, respectively, and reflects an average provision rate of 4.5% and 5.0% of title premiums, respectively. We continually monitor and evaluate our loss provision level, actual claims paid, and the loss reserve position each quarter. This loss provision rate is set to provide for losses on current year policies, but due to development of prior years and our long claim duration, it periodically includes amounts of estimated adverse or positive development on prior years' policies.

  Annual Period

        The following table presents the results of our Title segment for the years indicated:

	Year Ended December 31
	2017	2016	2015
	(In millions)
Revenue:
Direct title insurance premiums	$2,170	$2,097	$2,009
Agency title insurance premiums	2,723	2,626	2,277
Escrow, title-related and other fees	2,181	2,128	2,005
Interest and investment income	131	127	123
Realized gains and losses, net	6	—	14

Total revenue	7,211	6,978	6,428

Expenses:
Personnel costs	2,366	2,214	2,090
Other operating expenses	1,404	1,436	1,381
Agent commissions	2,089	1,998	1,731
Depreciation and amortization	159	148	144
Provision for title claim losses	238	157	246

Total expenses	6,256	5,953	5,592

Earnings before income taxes	$955	$1,025	$836

Orders opened by direct title operations (in 000's)	1,942	2,184	2,092
Orders closed by direct title operations (in 000's)	1,428	1,575	1,472

        Total revenues in 2017 increased $233 million or 3% compared to 2016. Total revenues in 2016 increased $550 million or 9% compared to 2015. The increase in the year ended December 31, 2017 is primarily attributable to increases in both our direct and agency title insurance premiums and growth and acquisitions in our Corporate and Other segment. The increase in the year ended December 31, 2016 is primarily attributable to improvements in the overall real estate markets driving increases in closed order volumes, increased remittances from agents, and revenue associated with acquisitions.

        The following table presents the percentages of title insurance premiums generated by our direct and agency operations:

	2017 Amount %		2016 Amount %		2015 Amount %
	(Dollars in millions)
Title premiums from direct operations	$2,170	44.3%	$2,097	44.4%	$2,009	46.9%
Title premiums from agency operations	2,723	55.7	2,626	55.6	2,277	53.1

Total Title Premiums	$4,893	100.0%	$4,723	100.0%	$4,286	100.0%

        Title premiums increased 4% in the year ended December 31, 2017 as compared to the 2016 period. The increase was a result of an increase in premiums from direct operations of $73 million, or 3% and an increase in premiums from agency operations of $97 million, or 4%. Title premiums increased 10% in the year ended December 31, 2016 as compared to the 2015 period. The increase was the result of an increase in premiums from direct operations of $88 million, or 4%, and an increase in premiums from agency operations of $349 million, or 15%.

        The following table presents the percentages of opened and closed title insurance orders generated by purchase and refinance transactions by our direct operations:

	Year Ended December 31
	2017	2016	2015
Opened title insurance orders from purchase transactions(1)	63.1%	53.5%	54.0%
Opened title insurance orders from refinance transactions(1)	36.9	46.5	46.0

	100.0%	100.0%	100.0%

Closed title insurance orders from purchase transactions(1)	62.8%	54.1%	54.5%
Closed title insurance orders from refinance transactions(1)	37.2	45.9	45.5

	100.0%	100.0%	100.0%

(1)
Percentages exclude consideration of an immaterial number of non-purchase and non-refinance orders.

        Title premiums from direct operations increased in 2017, primarily due to an increase in the average fee per file, offset by a decrease in closed order volumes as compared to the prior year. Closed order volumes were 1,428,000 in the year ended December 31, 2017 compared with 1,575,000 in the year ended December 31, 2016. This represented a decrease of 9%. The decrease in closed order volumes was primarily related to a decrease in refinance transactions, offset by an increase in purchase transactions in the year ended December 31, 2017 compared to the 2016 period.

        The average fee per file in our direct operations was $2,346 and $2,065 in the years ended December 31, 2017 and 2016, respectively. The increase in average fee per file year over year reflects an increase in the average fee per file in both commercial and residential transactions. The increase in average fee per file from residential transactions is driven by an increase in purchase transactions and decrease in refinance transactions. The residential fee per file tends to change as the mix of refinance and purchase transactions changes, because purchase transactions involve the issuance of both a lender's policy and an owner's policy, resulting in higher fees, whereas refinance transactions only require a lender's policy, resulting in lower fees.

        The increase in title premiums from agency operations is primarily the result of an increase in remitted agency premiums that reflects an improving residential purchase environment in many markets throughout the country. The increase also reflects a concerted effort by management to increase remittances with existing agents as well as cultivate new relationships with potential new agents while reducing unprofitable agency relationships.

        Escrow, title-related and other fees increased by $53 million, or 2%, in the year ended December 31, 2017 from the 2016 period. Escrow fees, which are more directly related to our direct operations, increased $21 million, or 3%, in the year ended December 31, 2017 compared to the 2016 period. The increase is primarily driven by the related increase in direct title premiums. Other fees in the Title segment, excluding escrow fees, increased $30 million, or 2%, in the year ended December 31, 2017 compared to the 2016 period. The increase in other fees was primarily attributable to revenue growth associated with our home warranty businesses and increased servicing revenue at ServiceLink, offset by decreases at certain other ServiceLink subsidiaries. Escrow, title related and other fees increased by $123 million, or 6%, in the year ended December 31, 2016 from the 2015 period. Escrow fees, which are more directly related to our direct operations, increased $102 million, or 15%, in the year ended December 31, 2016 compared to the 2015 period. The increase is consistent with the increase in direct title premiums. Other fees in the Title segment, excluding escrow fees, increased $21 million, or 1%, in the year ended December 31, 2016 compared to the 2015 period. The increase in other fees was primarily attributable to revenue growth associated with our home warranty businesses as well as acquisitions.

        Interest and investment income levels are primarily a function of securities markets, interest rates and the amount of cash available for investment. Interest and investment income increased $4 million in the year ended December 31, 2017 compared to the 2016 period and increased $4 million in the year ended December 31, 2016 compared to the 2015 period.

        Personnel costs include base salaries, commissions, benefits, stock-based compensation and bonuses paid to employees, and are one of our most significant operating expenses. The $152 million, or 7% increase in the year ended December 31, 2017 compared to the 2016 period is directionally consistent with and primarily attributable to the increase in revenue. The $124 million, or 6% increase in the year ended December 31, 2016 compared to the 2015 period is primarily related to additional expense associated with the increased order volumes and acquisitions in 2016. Personnel costs as a percentage of total revenues from direct title premiums and escrow, title-related and other fees was 54% and 52% for years ended December 31, 2017 and 2016, respectively. The increase in the 2017 period is primarily attributable to the increase in order volumes from purchase transactions, acquisitions, and the realignment of Property Insight in January 2017 which resulted in increased personnel costs offset by reduced other operating expenses. Average employee count in the Title segment was 23,245 and 21,999 in the years ended December 31, 2017 and 2016, respectively.

        Other operating expenses decreased $32 million, or 2%, in the year ended December 31, 2017 from the corresponding 2016 period. The decrease in the 2017 period is primarily attributable to the realignment of Property Insight in January 2017 and a reduction in operating expenses at certain ServiceLink subsidiaries. Other operating expenses increased $55 million, or 4% in the year ended December 31, 2016 from the corresponding 2015 period. Other operating expenses increased consistently with the increase in direct title premiums and escrow, title-related and other fee income offset by other miscellaneous cost reductions.

        Agent commissions represent the portion of premiums retained by agents pursuant to the terms of their respective agency contracts. Agent commissions and the resulting percentage of agent premiums we retain vary according to regional differences in real estate closing practices and state regulations.

        The following table illustrates the relationship of agent title premiums and agent commissions:

	2017		2016		2015
	Amount	%	Amount	%	Amount	%
	(In millions)
Agent title premiums	$2,723	100.0%	$2,626	100.0%	$2,277	100.0%
Agent commissions	2,089	76.7	1,998	76.1	1,731	76.0
Net retained agent premiums	$634	23.3%	$628	23.9%	$546	24.0%

        Net margin from agency title insurance premiums retained as a percentage of total agency premiums in the year ended December 31, 2017 remained relatively consistent with the 2016 and 2015 periods, with the slight decrease attributable to new agents signed in the current year.

        The provision for title claim losses includes an estimate of anticipated title and title-related claims and escrow losses. The estimate of anticipated title and title-related claims is accrued as a percentage of title premium revenue based on our historical loss experience and other relevant factors. Any significant adjustments to strengthen or release loss reserves resulting from the comparison with our actuarial analysis are made in addition to this loss provision rate. After considering historical claim losses, reporting patterns and current market information, and analyzing quantitative and qualitative data provided by our legal, claims and underwriting departments, we determine a loss provision rate, which is recorded as a percentage of current title premiums. This loss provision rate is set to provide for losses on current year policies, but due to development of prior years and our long claim duration, it periodically includes amounts of estimated adverse or positive development on prior years' policies. Effective October 1, 2017, we revised our loss provision rate to 4.5% from 5%. Effective October 1, 2016, we revised our loss provision rate to 5.0% from 5.5%. Effective July 1, 2015, we revised our loss provision rate to 5.5% from 6%. All revisions were attributable to favorable development on more recent policy year claims.

        The claim loss provision for title insurance was $238 million, $157 million, and $246 million for the years ended December 31, 2017, 2016, and 2015, respectively. These amounts reflected average claim loss provision rates of 4.9% for 2017, 3.3% for 2016, and 5.7% of title premiums for 2015. The decrease in the provision in 2016 reflects the release of excess title reserves of $97 million as well as the reduction in the loss provision rate from 5.5% to 5.0% in the fourth quarter of 2016. The release of excess reserves and change in provision rate was due to analysis of historical ultimate loss ratios, the reduced volatility of development of those historical ultimate loss ratios and lower policy year loss ratios in recent years. We will continue to monitor and evaluate our loss provision level, actual claims paid, and the loss reserve position each quarter.

Corporate and Other

        The following table presents the results of our Corporate and Other segment for the years indicated:

	Year Ended December 31
	2017	2016	2015
	(In millions)
Revenues:
Escrow, title-related and other fees	$456	$288	$241
Interest and investment income	—	(1)	(2)
Realized gains and losses, net	(4)	(8)	(3)

Total revenue	452	279	236

Expenses:
Personnel costs	94	61	47
Other operating expenses	377	212	176
Depreciation and amortization	24	12	6
Interest expense	48	64	73

Total expenses	543	349	302

Earnings before income taxes	$(91)	$(70)	$(66)

        The FNF Group Corporate and Other segment consists of the operations of the parent holding company, certain other unallocated corporate overhead expenses, and other smaller real estate operations.

  Interim Period

        The FNF Group Corporate and Other segment generated revenues of $103 million and $73 million for the three months ended March 31, 2018 and 2017, respectively. The revenue in all periods represents revenue generated by our real estate brokerage and technology subsidiaries offset by the elimination of certain revenues between segments. The increase of $30 million, or 41%, in the three-month period is primarily attributable to growth in our real estate brokerage businesses of $20 million, and acquisitions and growth in our real estate technology businesses resulting in increased revenue of $9 million.

        Personnel costs in our Corporate and Other segment were $28 million and $21 million for the three months ended March 31, 2018 and 2017, respectively. Both periods reflect expenses at our real estate brokerage subsidiaries and other real estate related companies. The increase of $7 million, or 33%, in the three-month period ended March 31, 2018 from the corresponding 2017 period is primarily attributable to increased costs associated with the increase in revenue.

        Other operating expenses in our Corporate and Other segment were $93 million and $54 million for the three months ended March 31, 2018 and 2017, respectively. Both periods reflect expenses at our real estate brokerage subsidiaries and other real estate related companies. The increase of $39 million, or 72%, in the three-month period ended March 31, 2018 from the corresponding 2017 period is primarily attributable to increased costs associated with the increase in revenue.

        Interest expense was $11 million and $16 million for the three months ended March 31, 2018 and 2017, respectively. The decrease is primarily attributable to decreased interest on our convertible Notes resulting from redemptions subsequent to the 2017 period.

        This segment generated pretax losses of $36 million and $23 million for the three months ended March 31, 2018 and 2017, respectively. The increased losses are attributable to the factors discussed above.

  Annual Period

        Total revenue in our Corporate and Other segment increased $173 million, or 62%, in the year ended December 31, 2017 from the corresponding period in 2016 and increased $43 million, or 18%, in the year ended December 31, 2016 from the corresponding period in 2015. The increase in 2017 is primarily driven by revenue growth of $111 million at our real estate brokerage companies and $53 million at our real estate technology companies, which included $9 million total from the acquisitions of Real Geeks and SkySlope acquired in September and October 2017, respectively. Revenue in 2017 also includes $15 million related to recording one additional month of results of operations for our real estate brokerages in order to catch up their results which were previously recorded on a one month lag. The increase in the year ended December 31, 2016 was primarily driven by growth at our real estate brokerage companies and the acquisition of CINC. Revenue in the 2016 period included $19 million in revenue from CINC which represented 4 months of activity.

        Personnel costs increased $33 million, or 54%, in the year ended December 31, 2017 from the corresponding period in 2016 and increased $14 million or 30% in the year ended December 31, 2016 compared to the corresponding 2015 period. The increase in both periods is primarily driven by acquisitions.

        Other operating expenses increased $165 million, or 78% in the year ended December 31, 2017 from the 2016 period and increased $36 million, or 20% in the year ended December 31, 2016 from the 2015 period. The increase in the 2017 period from 2016 is primarily attributable to current period acquisitions and increased operating expense associated with higher revenue. Other operating expenses in 2017 also includes $14 million related to recording one additional month results of operations for our real estate brokerages in order to catch up their results which were previously recorded on a one month lag and $17 million related to expenses incurred related to services received from Black Knight that no longer eliminate after the BK Distribution. The increase in the 2016 period from 2015 is primarily attributable to growth of our real estate subsidiaries and current period acquisitions.

        Interest expense decreased $16 million, or 25%, in the year ended December 31, 2017 from the corresponding period in 2016 and decreased $9 million or 12% in the year ended December 31, 2016 compared to the corresponding 2015 period. The decrease in the 2017 period is primarily attributable to decreased interest on our convertible Notes resulting from redemptions in the current year. The decrease in the 2016 period is primarily attributable to the payoff of the FNF term loan in May 2015 upon the initial public offering of Black Knight.

Discontinued Operations

  Interim Period

        As a result of the FNFV Split-Off and BK Distribution, the results of operations of FNFV and Black Knight are included in discontinued operations. Earnings from discontinued operations, net of tax, were $21 million in the three months ended March 31, 2017.

  Annual Period

        As a result of the FNFV Split-off and BK Distribution, the results of operations of FNFV and Black Knight are included in discontinued operations. Earnings from discontinued operations, net of tax, were $155 million, $70 million, and $60 million in the years ended December 31, 2017, 2016, and 2015, respectively. The increase in the 2017 period from the corresponding period in 2016 is primarily attributable to FNFV's realized gain on the sale of a subsidiary in the 2017 period. For further information, including a breakout of the results of operations of both FNFV and Black Knight, see Note G "Discontinued Operations" to our annual consolidated financial statements included elsewhere in this proxy statement/prospectus.

Liquidity and Capital Resources

        We continually assess our capital allocation strategy, including decisions relating to the amount of our dividend, reducing debt, repurchasing our stock, making acquisitions and/or conserving cash. We believe that all anticipated cash requirements for current operations will be met from internally generated funds, through cash dividends from subsidiaries, cash generated by investment securities, potential sales of non-strategic assets and borrowings on existing credit facilities. Our short-term and long-term liquidity requirements are monitored regularly to ensure that we can meet our cash requirements. We forecast the needs of all of our subsidiaries and periodically review their short-term and long-term projected sources and uses of funds, as well as the asset, liability, investment and cash flow assumptions underlying such forecasts.

        Our insurance subsidiaries generate cash from premiums earned and their respective investment portfolios, and these funds are adequate to satisfy the payments of claims and other liabilities. Due to the magnitude of our investment portfolio in relation to our title claim loss reserves, we do not specifically match durations of our investments to the cash outflows required to pay claims, but do manage outflows on a shorter time frame.

        Our two significant sources of internally generated funds are dividends and other payments from our subsidiaries. As a holding company, we receive cash from our subsidiaries in the form of dividends and as reimbursement for operating and other administrative expenses we incur. The reimbursements are paid within the guidelines of management agreements among us and our subsidiaries. Our insurance subsidiaries are restricted by state regulation in their ability to pay dividends and make distributions. Each applicable state of domicile regulates the extent to which our title underwriters can pay dividends or make other distributions. As of December 31, 2017, $1,700 million of our net assets were restricted from dividend payments without prior approval from the relevant departments of insurance. We anticipate that our title insurance subsidiaries will pay or make dividends in the remainder of 2018 of approximately $273 million. Our underwritten title companies and non-insurance subsidiaries are not regulated to the same extent as our insurance subsidiaries.

        The maximum dividend permitted by law is not necessarily indicative of an insurer's actual ability to pay dividends, which may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer's ratings or competitive position, the amount of premiums that can be written and the ability to pay future dividends. Further, depending on business and regulatory conditions, we may in the future need to retain cash in our underwriters or even contribute cash to one or more of them in order to maintain their ratings or their statutory capital position. Such a requirement could be the result of investment losses, reserve charges, adverse operating conditions in the current economic environment or changes in statutory accounting requirements by regulators.

        Seasonality.    Historically, real estate transactions have produced seasonal revenue levels for the real estate industry including title insurers. The first calendar quarter is typically the weakest quarter in terms of revenue due to the generally low volume of home sales during January and February. The third calendar quarter has been typically the strongest in terms of revenue primarily due to a higher volume of home sales in the summer months and the fourth quarter is usually also strong due to commercial entities desiring to complete transactions by year-end. We have noted short term fluctuations through recent years in purchase and refinance transactions as a result of changes in interest rates.

        Equity and Preferred Security Investments.    Our equity and preferred security investments may be subject to significant volatility. Should the fair value of these investments fall below our cost basis and/or the financial condition or prospects of these companies deteriorate, we may determine in a future period that this decline in fair value is other-than-temporary, requiring that an impairment loss be recognized in the period such a determination is made.

  Interim Period

        Cash Requirements.    Our current cash requirements include personnel costs, operating expenses, claim payments, taxes, payments of interest and principal on our debt, capital expenditures, business acquisitions, stock repurchases and dividends on our common stock. We paid dividends of $0.30 per share in the first quarter of 2018, or approximately $82 million to our FNF Group common shareholders. On May 2, 2018, our Board of Directors declared cash dividends of $0.30 per share, payable on June 29, 2018, to FNF Group common shareholders of record as of June 15, 2018. There are no restrictions on our retained earnings regarding our ability to pay dividends to our shareholders, although there are limits on the ability of certain subsidiaries to pay dividends to us, as described below. The declaration of any future dividends is at the discretion of our Board of Directors. Additional uses of cash flow are expected to include acquisitions, stock repurchases and debt repayments.

        Cash flow from our operations will be used for general corporate purposes including to reinvest in core operations, repay debt, pay dividends, repurchase stock, pursue other strategic initiatives and/or conserve cash.

        Operating Cash Flow.    Our cash flows provided by operations for the three months ended March 31, 2018 and 2017 totaled $18 million and $4 million, respectively. The increase of $14 million is primarily attributable to increased net earnings of $25 million, decreased payments for income taxes in the current period of $10 million, and the payment of legal settlements of $65 million in the 2017 period, offset by $64 million of cash flow from operating activities attributable to discontinued operations in the 2017 period. The remaining variance is attributable to timing of receipt and payment of receivables and payables.

        Investing Cash Flows.    Our cash (used in) provided by investing activities for the three months ended March 31, 2018 and 2017 were $(32) million and $224 million, respectively. The decrease in cash provided by (increase in cash used in) investing activities of $256 million in the 2018 period from the 2017 period is primarily attributable to a $330 million decrease in net inflows from the sales of, and distributions from, equity and fixed income investments, net of purchases and additional investments in unconsolidated investees, partially offset by the proceeds from the sale of property and equipment of $21 million, lower cash paid for acquisitions of $27 million and decreased capital expenditures of $26 million in the 2018 period compared to the corresponding period in 2017.

        Capital Expenditures.    Total capital expenditures for property and equipment and capitalized software were $20 million and $46 million for the three-month periods ended March 31, 2018 and 2017, respectively. The decrease is primarily attributable to capital expenditures at Black Knight and FNFV in the 2017 period.

        Financing Cash Flows.    Our cash flows used in financing activities for the three months ended March 31, 2018 and 2017 were $136 million and $249 million, respectively. The decrease in cash used in financing activities of $113 million from the 2018 period to the 2017 period is primarily attributable to a decrease in the change in secured trust deposits of $107 million and decreased net debt service payments, net of borrowings, of $17 million, partially offset by an increase in dividends paid of $14 million.

        Financing Arrangements.    During the three months ended March 31, 2018, we repurchased $16 million of principal of our 4.25% convertible senior notes due August 2018 ("Notes") for $47 million. As of March 31, 2018, we had outstanding Notes of $53 million, net of unamortized debt issuance costs. Upon maturity of the Notes in August 2018, we expect to settle in cash, pay approximately $163 million, and record a gain of approximately $6 million based on stock prices and conversion rates as of March 31, 2018.

        Contractual Obligations.    There have been no significant changes to our long-term contractual obligations since our Annual Report for the year ended December 31, 2017.

        Capital Stock Transactions.    On July 20, 2015, our Board of Directors approved a three-year stock repurchase program under which we can purchase up to 25 million shares of our FNF common stock through July 30, 2018. We may make repurchases from time to time in the open market, in block purchases or in privately negotiated transactions, depending on market conditions and other factors. Since the original commencement of the plan through market close on May 3, 2018, we have repurchased a total of 10,589,000 FNF common shares for $372 million, or an average of $35.10 per share, and there are 14,411,000 shares available to be repurchased under this program. We have not made any repurchases under this program in the three months ended March 31, 2018 or in the subsequent period ended May 3, 2018.

        Off-Balance Sheet Arrangements.    There have been no significant changes to our off-balance sheet arrangements since our Annual Report for the year ended December 31, 2017.

  Annual Period

        Cash Requirements.    Our current cash requirements include personnel costs; operating expenses; claim payments; taxes; payments of interest and principal on our debt, including any premiums thereon, if any; capital expenditures; business acquisitions; stock repurchases and dividends on our common stock. We paid dividends of $1.02 per share during 2017, or approximately $278 million. On January 26, 2018, our Board of Directors formally declared a $0.30 per share cash dividend that is payable on March 30, 2018 to FNF Group shareholders of record as of March 16, 2018. There are no restrictions on our retained earnings regarding our ability to pay dividends to shareholders, although there are limits on the ability of certain subsidiaries to pay dividends to us, as described below. The declaration of any future dividends is at the discretion of our Board of Directors. Additional uses of cash flow are expected to include stock repurchases, acquisitions, and debt repayments.

        Cash flow from FNF's operations is expected to be used for general corporate purposes including to reinvest in operations, repay debt, pay dividends, repurchase stock, other strategic initiatives or conserving cash.

        Operating Cash Flow.    Our cash flows provided by operations for the years ended December 31, 2017, 2016, and 2015 were $737 million, $1,162 million and $953 million, respectively, inclusive of discontinued operations. Operating cash flows from discontinued operations for the years ended December 31, 2017, 2016, and 2015 were $106 million, $407 million, and $277 million, respectively. The decrease in cash provided by operations of $425 million in the 2017 period from the 2016 period is primarily attributable to increased cash payments for taxes of $161 million and increased realized gains on sales of investments and assets which are included in earnings of $256 million, but which related to investing activities, in the 2017 period. The increase in cash provided by operations of $209 million in the 2016 period from the 2015 period is primarily attributable to increased earnings from operations before equity in earnings of unconsolidated affiliates of $123 million (inclusive of discontinued operations), lower claims payments of $40 million, and lower payments in the 2016 period under our executive investment success bonus program of $27 million, offset by increased payments for income taxes in 2016 compared to 2015 of $118 million. The remaining change in the 2016 period from the 2015 period is attributable to timing of receivables and payables.

        Investing Cash Flows.    Our cash provided by (used in) investing activities for the years ended December 31, 2017, 2016, and 2015 were $79 million, $(191) million and $(681) million, respectively, inclusive of discontinued operations. Cash (used in) provided by investing activities from discontinued operations for the years ended December 31, 2017, 2016, and 2015 were $(57) million, $(163) million, and $63 million, respectively. The decrease in cash used in (increase in cash provided by) investing activities of $270 million in the 2017 period from the 2016 period is primarily attributable to the $325 million in proceeds from the sale of a subsidiary by FNFV prior to the FNFV Split-Off, lower cash paid for acquisitions of $75 million and decreased capital expenditures of $141 million, offset by a $269 million decrease in net inflows from the sales and distributions of and from equity and fixed income investments, net of purchases and additional investments in unconsolidated investees. The decrease in cash used in investing activities of $490 million in the 2016 period from the 2015 period is primarily attributable to a $1,033 million increase in net cash inflows from the sales and distributions of and from equity and fixed income investments, net of purchases and additional investments in unconsolidated investees, offset by a $502 million increase in net cash used for acquisitions and dispositions and increased capital expenditures.

        Capital Expenditures.    Total capital expenditures for property and equipment and capitalized software were $149 million, $290 million and $241 million for the years ended December 31, 2017, 2016, and 2015, respectively. The 2017 period consists of capital expenditures of $74 million related to our continuing operations, primarily our Title segment, and $75 million related to discontinued operations. The decrease in the 2017 period from the 2016 period is primarily attributable to the purchase of our corporate headquarters for $71 million in the second quarter of 2016.

        Financing Cash Flows.    Our cash used in financing activities for the years ended December 31, 2017, 2016, and 2015 were $1,029 million, $428 million and $193 million, respectively, inclusive of discontinued operations. The increase in cash used in financing activities of $601 million in the 2017 period from the 2016 period is primarily attributable to increased net debt service activity of $143 million, cash transferred in the FNFV Split-off and BK Distribution of $109 million, an increase in dividends paid of $39 million, payment of premiums to repurchase convertible Notes of $317 million, repurchases of Black Knight Financial Services, LLC ("BKFS") stock by Black Knight of $47 million in the 2017 period prior to the BK Distribution, and a decrease in the net change in secured trust deposits of $190 million, offset by a reduction in spending on treasury stock repurchases of $253 million. The increase in cash used in financing activities of $235 million in the 2016 period from the 2015 period was primarily attributable to proceeds received from the IPO of Black Knight of $475 million in the 2015 period and increased net debt service activity of $69 million in the 2016 period, offset by a reduction in treasury stock repurchases in 2016 of $222 million and an increase in the net change in secured trust deposits of $81 million.

        Financing.    For a description of our financing arrangements, see Note J, "Notes Payable" to our annual consolidated financial statements included elsewhere in this proxy statement/prospectus.

        Contractual Obligations.    Our long term contractual obligations generally include our loss reserves, our credit agreements and other debt facilities and operating lease payments on certain of our premises and equipment.

        As of December 31, 2017, our required annual payments relating to these contractual obligations were as follows

	2018	2019	2020	2021	2022	Thereafter	Total
Notes payable	$66	$—	$1	$—	$700	$—	$767
Operating lease payments	150	127	98	71	46	44	536
Pension and other benefit payments	18	16	16	15	14	99	178
Title claim losses	230	218	174	149	96	623	1,490
Interest on fixed rate notes payable	25	22	22	22	15	—	106

Total	$489	$383	$311	$257	$871	$766	$3,077

        As of December 31, 2017, we had title insurance reserves of $1,490 million. The amounts and timing of these obligations are estimated and are not set contractually. While we believe that historical loss payments are a reasonable source for projecting future claim payments, there is significant inherent uncertainty in this payment pattern estimate because of the potential impact of changes in:

  •
  future mortgage interest rates, which will affect the number of real estate and refinancing transactions and, therefore, the rate at which title insurance claims will emerge;

  •
  the legal environment whereby court decisions and reinterpretations of title insurance policy language to broaden coverage could increase total obligations and influence claim payout patterns;

  •
  events such as fraud, escrow theft, multiple property title defects, foreclosure rates and individual large loss events that can substantially and unexpectedly cause increases in both the amount and timing of estimated title insurance loss payments; and

  •
  loss cost trends whereby increases or decreases in inflationary factors (including the value of real estate) will influence the ultimate amount of title insurance loss payments.

        Based on historical title insurance claim experience, we anticipate the above payment patterns. The uncertainty and variation in the timing and amount of claim payments could have a material impact on our cash flows from operations in a particular period.

        We sponsor multiple pension plans and other post-retirement benefit plans. For description of our pension plans and other post-retirement benefit plans, see Note O, "Employee Benefit Plans" to our annual consolidated financial statements included elsewhere in this proxy statement/prospectus.

        Capital Stock Transactions.    On July 20, 2015, our Board of Directors approved a new three -year stock repurchase program under which we can purchase up to 25 million shares of our FNF Group common stock through July 30, 2018. We may make repurchases from time to time in the open market, in block purchases or in privately negotiated transactions, depending on market conditions and other factors. Since the original commencement of the plan, we have repurchased a total of 10,589,000 FNF common shares for $372 million, or an average of $35.10 per share, and there are 14,411,000 shares available to be repurchased under this program. We have not made any repurchases under this program in the year ended December 31, 2017 or in the subsequent period ended January 31, 2018.

        Off-Balance Sheet Arrangements.    We do not engage in off-balance sheet activities other than our escrow operations. In conducting our operations, we routinely hold customers' assets in escrow, pending completion of real estate transactions, and are responsible for the proper disposition of these balances for our customers. Certain of these amounts are maintained in segregated bank accounts and have not been included in the accompanying Consolidated Balance Sheets, consistent with GAAP and industry practice. These balances amounted to $ 15.4 billion and $14.0 billion at December 31, 2017 and 2016, respectively. As a result of holding these customers' assets in escrow, we have ongoing programs for realizing economic benefits during the year through favorable borrowing and vendor arrangements with various banks.

  Recent Accounting Pronouncements

  Revenue Recognition

        In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU provides a new comprehensive revenue recognition model that requires companies to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. This update also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. This update permits the use of either the retrospective or cumulative effect transition method. ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations was issued by FASB in March 2016 to clarify the principal versus agent considerations within ASU 2014-09. ASU 2016-10 Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing was issued by the FASB in April 2016 to clarify how to determine whether goods and services are separately identifiable and thus accounted for as separate performance obligations. ASU 2016-12 Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients was issued by the FASB in May 2016 to clarify certain terms from the aforementioned updates and to add practical expedients for contracts at various stages of completion. ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, was issued by the FASB in December 2016 which includes thirteen technical corrections and improvements affecting narrow aspects of the guidance issued in ASU 2014-09.

        We adopted these revenue standards on January 1, 2018 using the modified retrospective approach. As there was no impact to our historical revenue recognition, we did not record a cumulative-effect adjustment to the opening balance of retained earnings in the current year. For further discussion of our revenue, see Note J. Revenue Recognition to our quarterly consolidated financial statements included elsewhere in this proxy statement/prospectus.

  Other Adopted Pronouncements

        In January 2016, the FASB issued ASU No. 2016-01 Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The primary amendments required by the ASU include: requiring equity investments with readily determinable fair values to be measured at fair value through net income rather than through other comprehensive income; allowing entities with equity investments without readily determinable fair values to report the investments at cost, adjusted for changes in observable prices, less impairment; requiring entities that elect the fair value option for financial liabilities to report the change in fair value attributable to instrument-specific credit risk in other comprehensive income; and clarifying that entities should assess the need for a valuation allowance on a deferred tax asset related to available-for-sale debt securities in combination with other deferred tax assets. The amendments in this ASU are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The ASU requires a cumulative-effect adjustment of the balance sheet as of the beginning of the year of adoption. Early adoption of the ASU is not permitted, except for the provision related to financial liabilities for which the fair value option has been elected.

        We adopted this new guidance on January 1, 2018, which resulted in the reclassification of our unrealized gains and losses on our equity and preferred securities available for sale previously included in accumulated other comprehensive income to beginning retained earnings. Changes in the fair value of our investments in equity and preferred securities subsequent to January 1, 2018 are now included in our earnings from continuing operations. We reclassified a total of $109 million from Accumulated other comprehensive income to beginning Retained earnings as of January 1, 2018. The total cumulative effect on opening equity, including an increase in Retained earnings of $19 million attributable to an increase in value of certain Other long term investments resulting from recording at fair value, was an increase in Retained earnings of $128 million and decrease in Accumulated other comprehensive income of $109 million.

        In November 2016, the FASB issued ASU No. 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash. The amendments in this ASU require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. GAAP previously did not include specific guidance on the cash flow classification and presentation of changes in restricted cash. The Company previously excluded cash pledged related to secured trust deposits, which generally meets the definition of restricted cash, from the reconciliation of beginning-of-period to end-of-period total amounts shown on the statement of cash flows. This update is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. The ASU requires retrospective application to all prior periods presented upon adoption.

        We adopted this ASU on January 1, 2018. The adoption of this ASU resulted in the following retrospective changes to our Statement of Cash Flows for the three months ended March 31, 2017: an increase in the net change in cash and cash equivalents of $67 million due to the inclusion of the change in our cash pledged against secured trust deposits, an increase in investing cash inflow of $179 million related to the movement of cash paid for investments pledged against secured trust deposits from operating to investing activities, and an increase in financing cash outflow of $112 million related to the movement of the change in secured trust deposits from operating to financing activities.

  Other Pronouncements Not Yet Adopted

        In February 2016, the FASB issued ASU No. 2016-02 Leases (Topic 842). The amendments in this ASU introduce broad changes to the accounting and reporting for leases by lessees. The main provisions of the new standard include: clarifications to the definitions of a lease, components of leases, and criteria for determining lease classification; requiring virtually all leased assets, including operating leases and related liabilities resulting from applying the fair value measurement, to be reflected on the lessee's balance sheet; and expanding and adding to the required disclosures for lessees. This update is effective for annual and interim periods beginning after December 15, 2018, including interim periods within those fiscal years. Early application of the standard is permitted. The ASU requires a modified retrospective approach to transitioning which allows for the use of practical expedients to effectively account for leases commenced prior to the effective date in accordance with previous GAAP, except that lessees are required to recognize a right-of-use asset and a lease liability for all operating leases at each reporting date based on the present value of the remaining minimum rental payments that were tracked and disclosed under previous GAAP. We are still evaluating the totality of the effects this new guidance will have on our business process and systems, consolidated financial statements, and related disclosures. We have identified a vendor with software suited to track and account for leases under the new standard. We have not concluded on the anticipated financial statement effects of adoption. We plan to adopt this standard on January 1, 2019.

        In June 2016, the FASB issued ASU No. 2016-13 Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments. The amendments in this ASU introduce broad changes to accounting for credit impairment of financial instruments. The primary updates include the introduction of a new current expected credit loss ("CECL") model that is based on expected rather than incurred losses and amendments to the accounting for impairment of fixed maturity securities available for sale. This update is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. We are currently evaluating the effect this new guidance will have on our consolidated financial statements and related disclosures and have not yet concluded on its effects. We do not plan to early adopt the standard.

        In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The guidance simplifies the measurement of goodwill impairment by removing step 2 of the goodwill impairment test, which requires the determination of the fair value of individual assets and liabilities of a reporting unit. The new guidance requires goodwill impairment to be measured as the amount by which a reporting unit's carrying value exceeds its fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The amendments should be applied on a prospective basis. The new standard is effective for fiscal years beginning after December 15, 2019 with early adoption permitted for interim or annual goodwill impairment tests performed after January 1, 2017. We are currently evaluating the effect this new guidance will have on our consolidated financial statements and related disclosures and have not yet concluded on its effects.

        For additional information on accounting pronouncements, see Note S, "Recent Accounting Pronouncements" to our annual consolidated financial statements included elsewhere in this proxy statement/prospectus.

  Quantitative and Qualitative Disclosure about Market Risk

        In the normal course of business, we are routinely subject to a variety of risks, the "Risk Factors" of this proxy statement/prospectus and in our other filings with the Securities and Exchange Commission. For example, we are exposed to the risk that decreased real estate activity, which depends in part on the level of interest rates, may reduce our revenues.

        The risks related to our business also include certain market risks that may affect our debt and other financial instruments. At present, we face the market risks associated with our marketable equity securities subject to equity price volatility and with interest rate movements on our outstanding debt and fixed income investments.

        We regularly assess these market risks and have established policies and business practices designed to protect against the adverse effects of these exposures.

        At December 31, 2017, we had $759 million in long-term debt, of which $ 295 million, net of unamortized debt issuance costs of $5 million, bears interest at a floating rate. Accordingly, fluctuations in market interest rates will not have a material impact on our resulting interest expense.

        Our fixed maturity investments, certain preferred stocks and our floating rate debt are subject to an element of market risk from changes in interest rates. Increases and decreases in prevailing interest rates generally translate into decreases and increases in fair values of those instruments. Additionally, fair values of interest rate sensitive instruments may be affected by the creditworthiness of the issuer, prepayment options, relative values of alternative investments, the liquidity of the instrument and other general market conditions. We manage interest rate risk through a variety of measures. We monitor our interest rate risk and make investment decisions to manage the perceived risk.

        Equity price risk is the risk that we will incur economic losses due to adverse changes in equity prices. In the past, our exposure to changes in equity prices primarily resulted from our holdings of equity securities. At December 31, 2017, we held $681 million in marketable equity securities (not including our investments in preferred stock of $319 million at December 31, 2017 and our Investments in unconsolidated affiliates, which amounted to $150 million at December 31, 2017). The carrying values of investments subject to equity price risks are based on quoted market prices as of the balance sheet date. Market prices are subject to fluctuation and, consequently, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuation in the market price of a security may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments and general market conditions. Furthermore, amounts realized in the sale of a particular security may be affected by the relative quantity of the security being sold.

        Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of cash equivalents, short-term investments, and trade receivables. We require placement of cash in financial institutions evaluated as highly creditworthy.

        For purposes of our Annual Report on Form 10-K, we perform a sensitivity analysis to determine the effects that market risk exposures may have on the fair values of our debt and other financial instruments.

        The financial instruments that are included in the sensitivity analysis with respect to interest rate risk include fixed maturity investments, preferred stock and notes payable. The financial instruments that are included in the sensitivity analysis with respect to equity price risk include marketable equity securities. With the exception of our equity method investments, it is not anticipated that there would be a significant change in the fair value of other long-term investments or short- term investments if there were a change in market conditions, based on the nature and duration of the financial instruments involved.

        To perform the sensitivity analysis, we assess the risk of loss in fair values from the effect of hypothetical changes in interest rates and equity prices on market-sensitive instruments. The changes in fair values for interest rate risks are determined by estimating the present value of future cash flows using various models, primarily duration modeling. The changes in fair values for equity price risk are determined by comparing the market price of investments against their reported values as of the balance sheet date.

        Information provided by the sensitivity analysis does not necessarily represent the actual changes in fair value that we would incur under normal market conditions because, due to practical limitations, all variables other than the specific market risk factor are held constant. For example, our reserve for title claim losses (representing 34.3% of total liabilities at December 31, 2017) is not included in the hypothetical effects.

        We have no market risk sensitive instruments entered into for trading purposes; therefore, all of our market risk sensitive instruments were entered into for purposes other than trading. The results of the sensitivity analysis at December 31, 2017 and December 31, 2016, are as follows:

  Interest Rate Risk

        At December 31, 2017, an increase (decrease) in the levels of interest rates of 100 basis points, with all other variables held constant, would result in a (decrease) increase in the fair value of our fixed maturity securities and certain of our investments in preferred stock which are tied to interest rates of $ 45 million as compared with a (decrease) increase of $ 59 million at December 31, 2016.

  Equity Price Risk

        At December 31, 2017, a 20% increase (decrease) in market prices, with all other variables held constant, would result in an increase (decrease) in the fair value of our equity securities portfolio of $ 136 million, as compared with an increase (decrease) of $ 77 million at December 31, 2016.

Security Ownership of FNF

        The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following tables is based on 274,709,481 shares of FNF common stock outstanding as of June 30, 2018. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of FNF common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the Securities and Exchange Commission.

Security Ownership of Certain Beneficial Owners

        The following table sets forth information regarding beneficial ownership of our FNF common stock by each shareholder who is known by the Company to beneficially own 5% or more of such class:

Name	Shares Beneficially Owned(1)	Percent of Series(2)
BlackRock, Inc.	14,224,194	5.2%
55 East 52nd Street, New York, NY 10022
FMR LLC	15,095,099	5.5%
245 Summer Street, Boston, MA 02210
T. Rowe Price Associates, Inc.	25,368,244	9.2%
100 E. Pratt Street, Baltimore, MD 21202
The Vanguard Group	20,739,461	7.5%
100 Vanguard Boulevard, Malvern, PA 19355

(1)
Based on information as of December 31, 2017 that has been publicly filed with the SEC.

(2)
Applicable percentages based on shares of our FNF common stock outstanding as of June 30, 2018.

Security Ownership of Management and Directors

        The following table sets forth information regarding beneficial ownership as of June 30, 2018 of our FNF common stock by:

  •
  each of our directors;

  •
  each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission; and

  •
  all of our executive officers and directors as a group.

Name(1)	Number of Shares	Number of Options(2)	Total	Percent of Total
Douglas K. Ammerman	106,051	30,851	136,902	*
Brent B. Bickett	564,301	191,761	756,062	*
William P. Foley, II(3)	6,326,890	2,312,759	8,639,649	3.1%
Thomas M. Hagerty	208,164	92,001	300,165	*
Roger Jewkes(4)	483,044	414,299	897,343	*
Daniel D. (Ron) Lane	261,696	—	261,696	*
Richard N. Massey	160,591	86,830	247,421	*
Heather H. Murren	10,748	—	10,748	*
Michael J. Nolan(5)	189,668	228,834	418,502	*
Anthony J. Park(6)	344,031	74,575	418,606	*
Raymond R. Quirk(7)	1,662,245	1,209,579	2,871,824	1.0%
John D. Rood	42,481	77,602	120,083	*
Peter O. Shea, Jr.	135,108	85,639	220,747	*
Cary H. Thompson	59,724	85,639	145,363	*
All directors and officers (16 persons)	11,023,107	5,430,291	16,453,398	6.0%

*
Represents less than 1% of our common stock.

(1)
The business address of such beneficial owner is c/o Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

(2)
Includes vested options and options vesting within 60 days of June 30, 2018.

(3)
Includes 2,245,122 shares of FNF common stock held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole shareholders; and 708,106 shares of FNF common stock owned by the Foley Family Charitable Foundation. Includes 2,300,000 directly owned shares and 1,700,000 shares owned by Folco Development Corporation that are pledged as security in accordance with a previously granted waiver to our hedging and pledging policy.

(4)
Includes 488,640 shares of FNF common stock held by the Jewkes Family Trust.

(5)
Includes 26,221 shares of FNF common stock held by the Michael J. Nolan Trust.

(6)
Includes 154,653 shares of FNF common stock owned by the Anthony J. Park and Deborah L. Park Living Trusts.

(7)
Includes 1,035,630 shares of FNF common stock held by the Quirk 2002 Trust, and 47,193 shares of FNF common stock held by the Raymond Quirk 2004 Trust.

Securities Authorized for Issuance under Equity Compensation Plans

        The following table provides information as of December 31, 2017 about our common stock which may be issued under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights)
Equity compensation plans approved by security holders	8,529,427	$20.38	12,589,266	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	8,529,427	$20.38	12,589,266	(1)

(1)
In addition to being available for future issuance upon exercise of options and SARs, under the FNF omnibus plan 12,589,266 FNF Group shares may be issued in connection with awards of restricted stock, restricted stock units, performance shares, performance units or other stock-based awards.

FNF's Executive Compensation Discussion and Analysis

        The following discussion and analysis of compensation programs should be read with the compensation tables and related disclosures that follow. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. Compensation programs that we adopt in the future may differ materially from the programs summarized in this discussion. The following discussion may also contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

        In this compensation discussion and analysis, we provide an overview of our approach to compensating our named executive officers in 2017, including the objectives of our compensation programs and the principles upon which our compensation programs and decisions are based. Our named executive officers, and their titles, in 2017 were:

  •
  Raymond R. Quirk, our Chief Executive Officer;

  •
  Michael J. Nolan, our President;

  •
  Brent B. Bickett, our Executive Vice President, Corporate Strategy;

  •
  Roger S. Jewkes, our Chief Operating Officer; and

  •
  Anthony J. Park, our Executive Vice President and Chief Financial Officer.

EXECUTIVE SUMMARY

The Split-Off of FNFV Group and Spin-Off Black Knight

        On November 17, 2017, we completed the Split-Off of our FNFV Group by redeeming 100% of our FNFV Group shares for shares of Cannae Holdings, Inc. (Cannae) (the Split-Off). Our FNFV Group shareholders were strongly in favor of the Split-Off, with more than 99% of the votes cast at the special meeting to approve the Split-Off voted in favor.

        On September 29, 2017, we returned significant value to our FNF Group shareholders when we completed the Spin-Off of Black Knight. As a result of the Spin-Off, our FNF Group shareholders received approximately 0.30663 shares of Black Knight, the new publicly traded parent of our former majority-owned subsidiary BKFS.

        Both Cannae and Black Knight are independent publicly-traded companies, and FNFV Group shares are no longer outstanding. For additional information concerning the Split-Off and the Spin-Off, see the section in this proxy statement titled "General Information about the Company" above. These transactions positively impacted our executive compensation programs by allowing us to continue simplifying these programs and renew focus on our core title operations.

Financial Highlights

        FNF has performed well for our shareholders over the past several years. In 2017, we generated approximately $7.7 billion in total revenue (a 5.6% increase from 2016), and approximately $771 million in net earnings (an 18.6% increase from 2016). As reflected in the charts below, from 2015 through 2017, we have delivered strong growth in total revenue and net earnings.

        During this three-year period, from January 1, 2015 through December 31, 2017, we delivered a total return to our shareholders of 60.1%, compared to S&P 500 total return of 36.6% during the same period. This includes a return of approximately $278 million to our shareholders in the form of cash dividends. Total shareholder return is based on stock price changes as adjusted to account for the Black Knight Spin-Off in 2017 (assuming that the underlying shares were sold on the spin-off closing date) and cash dividends paid.

Pay for Performance

        The primary goal of our executive compensation programs in 2017 was to drive continued growth and successful execution of our strategic business objectives. We believe our programs achieve this goal by:

  •
  tying material portions of our named executive officers' compensation to the performance of our core title operations;

  •
  structuring our performance-based programs to focus our named executive officers on attaining pre-established, objectively-determinable key performance goals that are aligned with and support our key strategic business objectives in our various operations, which, in turn, are aimed at growing long-term shareholder value for our shareholders;

  •
  recognizing our executives' leadership abilities, scope of responsibilities, experience, effectiveness, and individual performance achievements; and

  •
  attracting, motivating, and retaining a highly qualified and effective management team that can deliver superior performance and build shareholder value over the long term.

        As in past years, there was a direct correlation between our named executive officers' pay and our performance in 2017. Here are a few highlights:

  •
  We far exceeded both our adjusted title revenue and adjusted title pre-tax profit margin goals as set by our compensation committee under our annual incentive plan. Consistent with this strong performance, our named executive officers earned an annual incentive equal to 200% of their respective target annual incentive opportunities. See the "FNF Annual Incentive Performance Measures and Results" section below.

  •
  We far exceeded the quarterly adjusted title pre-tax profit margin goals set by our compensation committee as performance criteria for our 2016 restricted stock awards. As a result, we expect these awards to fully vest, subject to each executive's continued employment with us to satisfy the time-based vesting requirements for those awards.

  •
  Prior to the Split-Off, our FNFV Group created substantial value for our FNFV Group shareholders with our investment in One Digital, which we sold on June 6, 2017 for $560 million, representing a 4.6x cash on cash return multiple and a 41% IRR. After repayment of debt, payout to option holders and a minority equity investor and other transaction related payments, FNFV Group received $331 million from the sale, which includes $326 million of cash and $5 million of purchase price holdback receivable.

        Note that the financial measures used as performance targets for our named executive officers described in this discussion are non-GAAP measures and differ from the comparable GAAP measures reported in our financial statements. The measures are adjusted to exclude the impact of certain non-recurring and other items. We explain how we calculate these measures in the "Analysis of Compensation Components" section below.

SHAREHOLDER VOTE ON 2016 EXECUTIVE COMPENSATION

        At our 2017 annual meeting of shareholders, we held a non-binding advisory vote, also called a "say on pay" vote, on the compensation of our named executive officers as disclosed in the 2017 proxy statement. A majority of our shareholders approved our "say on pay" proposal, with approximately 70% of the votes cast in favor of the proposal and approximately 30% of the votes cast against the proposal. This reflects significantly more support than at our 2016 annual meeting of shareholder where only 54% of our shareholders approved our "say on pay" proposal. The compensation committee considered these results when evaluating our executive compensation program.

SHAREHOLDER OUTREACH AND CHANGES TO OUR COMPENSATION PROGRAMS IN 2017

        Our compensation committee is committed to listening and responding to the views of our shareholders in creating and tailoring our executive compensation programs. Following the 2017 annual meeting of shareholders and the 2016 "say on pay" shareholder vote, our President, Chief Financial Officer, and Treasurer met with our investors in break-out sessions at investor conferences, as well as in independent one-on-one investor meetings, to discuss our business and stock price performance, as well as discuss and receive feedback on our compensation programs. In this regard, we met with investors at more than 13 investor conferences and numerous one-on-one meetings. The investors with whom we met in 2017 represented 13 of our top 20 shareholders, who collectively owned more than 40% of our shares as of December 31, 2017.

        We believe that we have been highly responsive to our shareholders' concerns, and have created and continued compensation programs that achieved our strategic corporate objectives, focused our executives on achieving superior operating results and shareholder returns, balanced short-term and long-term incentives, and maintained a strong correlation between pay and performance.

IMPROVEMENTS TO OUR COMPENSATION PROGRAMS

        In response to feedback received during our investor outreach efforts, and the analysis of our compensation programs by proxy advisory firms, we have made a number of improvements to our compensation programs over the last four years to address concerns raised by our shareholders and proxy advisory firms. Following are highlights of the key changes, demonstrating the responsiveness of our compensation committee:

Areas of Improvement	Improvements
Pay Programs Have Been Simplified	We continued to simplify our compensation programs. In 2017, our named executive officers earned base salary, an annual performance-based cash incentive, restricted stock awards and standard employee benefits. Messrs. Bickett and Park also received a payment under our legacy Investment Success Incentive Plan. Further simplifying our incentive program, the Investment Success Incentive Plan was assumed by Cannae in connection with the Split-Off and will no longer be a component of our incentive program. Finally, in 2017, our named executive officers' long-term equity awards continued to consist only of restricted stock awards, all of which had performance- and time- based vesting conditions. No named executive officer received only time-based equity awards in 2017 and no named executive officer received an equity award granted outside our formulaic long-term incentive program (a "one-off" award) in 2017.
The Split-Off and Black Knight Spin-Off

In anticipation of the Split-Off we did not issue any FNFV equity incentive awards in 2017. Further, as discussed below, our Investment Success Incentive Plan was assumed by Cannae in connection with the Split-Off. The assumption of the Investment Success Incentive Plan will simplify our compensation programs. For purposes of the CD&A, we will no longer need to distinguish between our core and non-core businesses and we will no longer need to discuss tracking stocks, awards earned under the Investment Success Incentive Plan following the Split-Off, and Black Knight compensation earned following the Black Knight Spin-Off.

Areas of Improvement	Improvements
Annual Incentive Plan Performance Goals are Rigorously Set, Despite Volatile and Unpredictable Economic Environment

The adjusted title revenue and adjusted pre-tax title margin performance targets under our 2017 annual incentive plan were approximately 3% higher and 0.5% lower than the targets under our 2016 plan, respectively. Our annual incentive plan targets correlate with our annual strategic financial plans, which are based on our forecasted originations for the year and the relative mix of purchase versus refinance originations. Further, these annual incentive plan targets have a significant impact on long-term stock price. These expectations are based on forecasts provided by the Mortgage Bankers Association (MBA), Fannie Mae, anticipated changes in interest rates and recent and expected industry and company trends. We prepare a base plan as well as upside and downside scenarios, which, taken together, form the strategic financial plan and the basis of the performance targets. When we set our 2017 performance targets in March 2017, our assumptions included a decline in refinance volumes of 49%, a 2% increase in the residential purchase market, and a 6% decline in the national commercial market. In light of these assumptions, the adjusted title revenue and adjusted pre-tax title margin performance targets were rigorous. Our 2017 results exceeded these performance targets due to numerous factors, including a 4% increase in agency title insurance premiums driven by our active management of our agent portfolio, a 3% increase in direct title insurance premiums, and enhancements to our underwriting processes which have resulted in lower policy year loss ratios. Our executives' performance directly affected each of these factors.

Long-Term Performance Goals are Rigorously Set, Despite Volatile and Unpredictable Economic Environment

The pre-tax title margin performance target applicable to our restricted stock awards granted in 2017 was approximately 0.5% higher than the target under our 2016 awards. This target is based on the forecasts discussed above. Our executives' strong performance in 2017 led to our far exceeding these goals.

GOVERNANCE AND COMPENSATION BEST PRACTICES

        We periodically review our compensation programs and make adjustments that are believed to be in the best interests of our company and our shareholders. As part of this process, we review compensation trends and consider current best practices, and make changes in our compensation programs when we deem it appropriate, all with the goal of continually improving our approach to executive compensation.

        Some of the best practices adopted by our compensation committee or full board of directors include the following:

Things We Do:		Things We Don't Do:
☑	Permit shareholder action by written consent	☒	Have supermajority voting provisions in our Certificate of Incorporation
☑	Separate the positions of Chief Executive Officer and Chairman of the Board	☒	Provide tax gross-ups or reimbursement of taxes on perquisites
☑	An independent lead director to help manage the affairs of our Board	☒	Have liberal change in control definitions
☑	Deliver total compensation predominantly through variable pay	☒	Include modified single-trigger severance provisions—which provide severance upon a voluntary termination of employment following a change in control—in our executive agreements
☑	Allow "proxy access"	☒	Allow hedging and pledging transactions involving our securities
☑	Have majority voting in uncontested director elections	☒	Have multi-year guarantees for salary increases, non-performance based bonuses or guaranteed equity compensation in our executive employment agreements
☑	Maintain robust stock ownership requirements
☑	Maintain a clawback policy for incentive based compensation
☑	Have a high ratio of performance-based compensation to total compensation, and a low ratio for fixed benefits/perquisites (non-performance-based compensation)
☑	Undertake an annual review of compensation risk
☑	Limit perquisites
☑	Have performance-based vesting provision in restricted stock grants to our officers, including our named executive officers
☑	Require that any dividends or dividend equivalents on restricted stock and other awards that are subject to performance based vesting conditions are subject to the same underlying vesting requirements applicable to the awards—that is, no payment of dividends or dividend equivalents are made unless and until the award vests;

Things We Do:		Things We Don't Do:
☑	Have transparent executive compensation disclosures in our annual proxy statements
☑	Use a thorough methodology for comparing our executive compensation to market practices
☑	A policy that annual grants of restricted stock will utilize a vesting schedule of not less than three years
☑	Retain an independent compensation consultant that reports solely to our compensation committee, and that does not provide our compensation committee services other than executive compensation consulting
☑	Cap payouts on incentive awards
☑	Use non-discretionary, pre-established, objectively determinable performance goals for our incentive awards

COMPONENTS OF TOTAL COMPENSATION AND PAY MIX

        We compensate our executive officers primarily through a mix of base salary, annual cash incentives and long-term equity-based incentives. We also provide our executive officers with the same retirement and employee benefit plans that are offered to our other employees, as well as limited other benefits, although these items are not significant components of our compensation programs. The following table provides information regarding the elements of compensation provided to our named executive officers in 2017:

Category of Compensation	Type of Compensation	Purpose of the Compensation
Fixed Cash Compensation:	Salary	Salary provides a level of assured, regularly-paid, cash compensation that is competitive and helps attract and retain key employees.
Short-term Performance-based Cash Incentives:	Annual Cash Incentive Relating to Our Core Operations	Cash incentives under our annual incentive plan are designed to motivate our employees to work towards achieving our key annual adjusted title revenue and adjusted pre-tax title margin goals.
Long-term Equity Incentives:	Performance-Based Restricted Stock Tied to Financial Metrics

Performance-based restricted stock helps to tie our named executive officers' long-term financial interests to our adjusted pre- tax title margin and to the long-term financial interests of our shareholders, as well as to retain key executives through a three- year vesting period and maintain a market competitive position for total compensation.

Investment/Business Specific Incentives:	Investment Success Incentive Program

Our Investment Success Incentive Program was designed to help us maximize our return on investment in the FNFV companies and investments by aligning a significant portion of the executive's long-term incentive compensation with our return related to the investments. The purpose of the program was to retain and incentivize executives to identify and execute on monetization and liquidity opportunities that will maximize returns. Following the Split-Off, the Investment Success Incentive Program was assumed by Cannae and we no longer have any obligations under this program.

Benefits & Other:	ESPP, 401(k) Plan, health insurance and other benefits

Our named executive officers' benefits generally mirror our company-wide employee benefit programs. For security reasons and to make travel more efficient and productive for our named executive officers, they are eligible to travel on our corporate aircraft.

Allocation of Total Compensation for 2017

        The following chart and table show the average allocation of 2017 Total Compensation reported in the Summary Compensation Table among the components of our compensation programs:

Named Executive Officers'
2017 Compensation Mix

2017 Compensation Mix

	Salary	Annual Cash Incentives	Performance- Based Restricted Stock	FNFV Companies and Investments Incentive Programs (FNFV)	Benefits and Other	Total Compensation	Performance Based Compensation
Raymond R. Quirk	11.2%	33.5%	52.2%	0.0%	3.1%	100%	85.7%
Anthony J. Park	15.3%	30.7%	34.1%	15.8%	4.1%	100%	80.6%
Michael J. Nolan	15.4%	38.4%	44.0%	0.0%	2.2%	100%	82.4%
Brent B. Bickett	7.5%	22.6%	22.0%	44.1%	3.8%	100%	88.7%
Roger S. Jewkes	15.5%	38.6%	39.0%	0.0%	6.9%	100%	77.6%

        As illustrated above, a significant portion of each named executive officer's total compensation is based on performance-based cash and equity incentives that are tied to our financial performance, stock and equity price. Combined, performance-based forms of compensation comprised between 77.6% and 88.7% of our named executive officers' total compensation in 2017.

        Our compensation committee believes this emphasis on performance-based incentive compensation is an effective way to use compensation to help us achieve our business objectives while directly aligning our executive officers' interests with the interests of our shareholders.

Analysis of Compensation Components

Base Salary

        Our compensation committee typically reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers' positions or responsibilities. When establishing base salary levels, our compensation committee considers the peer compensation data provided by its external independent compensation consultant, Mercer, as well as a number of qualitative factors, including each named executive officer's experience, knowledge, skills, level of responsibility and performance. Messrs. Bickett's and Jewkes' 2017 base salaries were unchanged from 2016. Mr. Quirk, Mr. Nolan, and Mr. Park received increases in their base salaries in 2017 to reflect their excellent performance and to move their total compensation close to the 50th percentile of market.

Annual Performance-Based Cash Incentives

        We award annual cash incentives based upon the achievement of pre-defined business and financial objectives relating to our core operations, which are specified in the first quarter of the year. Annual incentives play an important role in our approach to total compensation, as they motivate participants to achieve key fiscal year objectives by conditioning the payment of incentives on the achievement of defined, objectively determinable financial performance goals.

        In the first quarter of 2017, our compensation committee approved our fiscal year business performance objectives and a target incentive opportunity for each participant, as well as the potential incentive opportunity range for maximum and threshold performance. No annual incentive payments are payable to a named executive officer if the pre- established, minimum performance levels are not met, and payments are capped at a maximum performance payout level. The financial performance results are derived from our annual financial statements (as reported in our Annual Report on Form 10-K filed with the SEC), which are subject to an audit by our independent registered public accounting firm, Ernst & Young LLP. However, as discussed below, we use financial measures as performance targets for our named executive officers that differ from the comparable GAAP measures reported in our financial statements. The incentive award target opportunities are expressed as a percentage of the individual's base salary. Our named executive officers' 2017 target incentive opportunities were the same as their 2016 target incentive opportunities.

        The amount of the annual incentives actually paid depends on the level of achievement of the pre-established goals as follows:

  •
  If threshold performance is not achieved, no incentive will be paid.

  •
  If threshold performance is achieved, the incentive payout will equal 50% of the executive's target incentive opportunity.

  •
  If target performance is achieved, the incentive payout will equal 100% of the executive's target incentive opportunity.

  •
  If maximum performance is achieved, the incentive payout will equal 200% of the executive's target incentive opportunity.

  •
  Between these levels, the payout is interpolated.

        An important tenet of our pay for performance philosophy is to utilize our compensation programs to motivate our executives to achieve performance levels that reach beyond what is expected of us as a company. The performance targets for the FNF incentive plan are approved by our compensation committee and are based on discussions between management and our compensation committee. Target performance levels are intended to be difficult to achieve, but not unrealistic. Maximum performance levels are established to limit short-term incentive awards so as to avoid excessive compensation while encouraging executives to reach for performance beyond the target levels.

        In setting 2017 performance targets under our annual incentive plans, our compensation committee considered the following factors, which are discussed in more detail below:

  •
  the Mortgage Bankers Association's projection that mortgage originations would decline;

  •
  our 2017 business plan, including our underlying assumptions that refinance volumes would decline by 49%, the residential purchase market would increase by 2%, and the national commercial market would decline by 6%;

  •
  2017 performance targets as compared to 2016 performance targets and 2016 actual performance;

  •
  alignment of the 2017 performance targets with the investment community's published projections for us and our publicly-traded title company competitors; and

  •
  the effect that reaching performance targets would have on our growth and margins.

        FNF Annual Incentive Performance Measures and Results.    The 2017 performance goals under the FNF incentive plan were based on adjusted title revenue and adjusted pre- tax title margin relating to our title segment. We believe that these performance measures are among the most important measures of the financial performance of our core business, and they can have a significant impact on long-term stock price and the investing community's expectations. When combined with the strong focus on long-term shareholder return created by our equity-based incentives and our named executive officers' significant stock ownership, these two annual performance measures provide a degree of checks and balances, requiring our named executive officers to consider both short-term and long-term performance of our businesses and investments. The annual incentive performance targets are synchronized with shareholder expectations, desired increase in our stock price, our annual budget, our long-term financial plan, and our board of directors' expectations. Further, both measures are measures that executives can directly affect.

        In the following table, we explain how we calculate the performance measures and why we use them.

Performance Measure	How Calculated	Reason for Use
Adjusted Title Revenue	Adjusted title revenue is based on GAAP revenue from our title segment as reported in our annual financial statements, excluding realized gains and losses.	Adjusted title revenue is an important measure of our growth, our ability to satisfy and retain our clients, gain new clients and the effectiveness of our services and solutions. Adjusted title revenue is widely followed by investors.
Adjusted Pre-Tax Title Margin
Adjusted pre-tax title margin is determined by dividing the earnings before income taxes and non- controlling interests from our title segment, excluding realized gains and losses, purchase accounting amortization and other unusual items, by total revenues of the title segment excluding realized gains and losses.
We selected adjusted pre-tax title margin as a measure for the short-term incentives because it is a financial measure that is significantly influenced by the performance of our executives, promotes a focus on operational efficiency and cost management, aligns the executives' short-term incentive opportunity with one of our key corporate growth objectives and is commonly used within the title industry.

        The title insurance business is directly impacted by managements' effectiveness in executing on our business strategy, and macro-economic factors such as mortgage interest rates, credit availability, job markets, economic growth, and changing demographics. Due to the year-to-year changes in these key economic factors, we do not think comparisons of financial and business goals and performance from one year to another are meaningful indicators of the rigor of our performance goals or managements' performance in a given year. Instead, we think our performance goals and managements' performance relative to those goals should be assessed in light of the economic environment within which the goals were established and management operated. In setting the threshold, target and maximum goals relating to the performance measures under the FNF incentive plan, the committee considered management's expectations for 2017 with respect to forecasted originations, interest rates and the relative mix of purchase versus refinance originations. These expectations are based on forecasts available in March 2017 provided by the Mortgage Bankers Association (MBA) and Fannie Mae, anticipated rising interest rates making housing less affordable and significantly depressing the residential and refinance markets, and recent and expected industry and company trends as reflected in our 2017 strategic financial plan. We prepare a base plan as well as upside and downside scenarios, which, taken together, form the strategic financial plan and the basis of the performance measure targets. To establish threshold and maximum goals, percentage adjustments were applied to the target goals. The pre-tax title margin threshold and maximum goals were set at 2.5% below and 2.5% above the target, respectively, and title revenue threshold and maximum goals were set at 7.5% below and 7.5% above the target, respectively. Target performance levels are intended to be difficult to achieve, but not unrealistic. Maximum performance levels are established to limit short-term incentive awards so as to avoid excessive compensation while encouraging executives to reach for performance beyond the target levels. All of the goals are subject to review and approval by our compensation committee.

        Our 2017 results exceeded target thresholds due to strong performance by our executive officers and numerous factors, including a 4% increase in agency title insurance premiums driven by our active management of our agent portfolio to maximize profitability and minimize claims risk, a 3% increase in direct title insurance premiums driven by increased purchase transactions and escrow fees, and enhancements to our underwriting processes which have resulted in lower policy year loss ratios compared to older years that, in turn, allowed us to reduce our provision for claim losses in the fourth quarter of 2017.

        Set forth below are the 2017 weightings of the threshold, target and maximum performance levels, and 2017 performance results under our annual incentive plan. Dollar amounts are in millions.

Performance Metric	Weight	Threshold	Target	Maximum	Results
Adjusted Title Revenue (Title Segment)	25%	$6,012.5	$6,500.0	$6,987.5	$7,205.0
Adjusted Pre-Tax Title Margin (Title Segment)	75%	9.5%	12.0%	14.5%	14.5%

        The table below shows each named executive officer's target percentage under our annual incentive plan, the calculation of their 2017 incentive awards based on the 2017 performance multiplier from the results shown in the tables above, and the amounts earned under the annual incentive plans.

Name	2017 Base Salary	2017 Annual Incentive Target (%)	2017 Annual Incentive Target ($)	2017 Performance Multiplier	2017 Total Incentive Earned
Raymond R. Quirk	$1,000,000	150%	$1,500,000	200%	$3,000,000
Anthony J. Park	$525,000	100%	$525,000	200%	$1,050,000
Michael J. Nolan	$630,000	125%	$787,500	200%	$1,575,000
Roger S. Jewkes	$630,000	125%	$787,500	200%	$1,575,000
Brent B. Bickett	$550,500	150%	$825,750	200%	$1,651,500

Long-Term Equity Incentives

        In October 2017, we granted performance-based restricted stock to each of our named executive officers.

        We do not attempt to time the granting of awards to any internal or external events. Our general practice has been for our compensation committee to grant equity awards during the fourth quarter of each year following the release of our financial results for the third quarter. We also may grant awards in connection with significant new hires, promotions or changes in duties.

        Our compensation committee's determinations are not formulaic; rather, in the context of competitive market compensation data and our stated pay philosophy, our compensation committee determines the share amounts on a subjective basis in its discretion and may differ among individual executive officers in any given year. Following is a brief discussion regarding the awards made in 2017.

        Performance-Based Restricted Stock.    In 2017, the proportion of the FNF equity awards consisting of performance-based restricted stock remained at 100% and we did not grant stock options to our executive officers.

        The restricted stock awards vest over three years, provided we achieve pre-tax title margin in our title segment of 8.5% in at least two of the five quarters beginning October 1, 2017. We considered various alternative measures but we again selected adjusted pre-tax title margin because it is one of the most important and impactful measures in evaluating the performance of our core operations, as well as the performance of our executives as it is a measure that executives can directly affect. Adjusted pre-tax title margin measures our achievements in operating efficiency, profitability and capital management. It is also a key measure used by investors and has a significant impact on long-term stock price. We increased the adjusted pre-tax margin performance metric from 8% to 8.5% for these awards because of recent and expected industry and company trends, including a rising interest rate environment, MBA's forecasts with respect to the mortgage originations for 2018 and the Urban Land Institute's forecast for the commercial real estate market in 2018, with the goal of setting a target that reflects superior performance compared to our title competitors. Although we considered using a longer performance period for these awards, we determined that achievement of the criteria in at least two of the five quarters beginning October 1, 2017, which is the performance period we have historically used with respect to our performance-based equity awards, was the appropriate performance period because of the difficulty in predicting future performance of the mortgage market, particularly for a period of more than one year, because it is largely driven by interest rates and other economic forces outside of our control, and because of the seasonality inherent in the title business, with the first quarter typically much weaker than the remaining quarters due to weather conditions and holidays impacting opened order activity in November and December resulting in fewer closings in the first quarter.

        Adjusted pre-tax title margin is determined by dividing the earnings before income taxes and non-controlling interests from our title segment, excluding realized gains and losses, purchase accounting amortization and other unusual items, by total revenues of the title segment excluding realized gains and losses.

        With respect to all restricted stock awards, credit is provided for dividends paid on unvested shares, but payment of those dividends is subject to the same vesting requirements as the underlying shares—in other words, if the underlying shares do not vest, the dividends are forfeited.

Business/Investment Specific Incentives

        The Investment Success Incentive Program.    In connection with the Split-Off, Cannae assumed the Investment Success Incentive Program and we no longer have any obligations under the program.

        The Investment Success Incentive Program was a performance-based cash incentive program that our compensation committee established in 2014 to help us maximize the returns on our investments in One Digital (formerly Digital Insurance) and other investments. Under the program, amounts were earned upon liquidity events that result in a positive return on our investment. For this purpose, return was determined relative to the value of our investment in One Digital as of July 1, 2014, which was $70,800,000. Upon a liquidity event, 10% of any incremental value is contributed to an incentive pool and payments are made to participants based on their allocated percentages of the pool, which are as follows: Mr. Park 2%; and Mr. Bickett 12%. Since Messrs. Quirk, Jewkes and Nolan focus on our core title business and did not focus our FNFV businesses, they did not participate in this program.

        On June 6, 2017, prior to the completion of the Split-Off, FNFV completed the sale of One Digital to Achilles Acquisition LLC. As a result of the sale, FNFV indirectly received $331,301,000, of which $5,365,000 was held in escrow to cover any indemnity claims. This represents $260,501,000 in excess of the $70,800,000 base value of the investment used to measure gain for purposes of the awards. Because of the escrow holdback, our compensation committee, exercising negative discretion, determined to pay only $25,514,000 of the incentive attributable to the sale in 2017, and held back the remaining $536,000 allocated to the incentive pool pending the distribution of the escrowed funds.

        Because the Investment Success Incentive Program was assumed by Cannae in connection with the Split-Off, the $536,000 remaining in the incentive pool may be paid at the discretion of Cannae's compensation committee, and subject to the other conditions to payment contained in the incentive award agreements, such as the requirement that participants must remain employed through the payment date to be entitled to a payment.

        The following table shows the return on investment relating to the sale of One Digital and the resulting payouts to the named executive officers under the Investment Success Incentive Program.

Name	Percentage of Incentive Pool	Total Incentive Paid
Brent B. Bickett	12%	$3,061,638
Anthony J. Park	2%	$510,273

        In the sale by Ceridian of Comdata to FleetCor in 2014, the sale consideration was paid in shares of FleetCor common stock, with approximately 25% held in escrow to cover any potential indemnity claims, and any remaining escrowed funds payable to Ceridian in annual 1/3 installments over three years. As a result of the sale, we indirectly acquired (through our approximately 32% ownership interest in Ceridian) approximately 2.39 million shares of FleetCor common stock, with 25% of those shares held back in the indemnity escrow. The sale resulted in payments being made under the Investment Success Incentive Program in 2014; however, our compensation committee exercised discretion reserved under the Investment Success Incentive Program and reduced the incentives payable in 2014 by 25%, which we refer to as the Holdback Amount. In accordance with the Investment Success Incentive Program terms, our compensation committee reserved the right to decide whether the Holdback Amount (or a portion of it) would be forfeited or whether it would be paid to the participants at a future date. In November 2016, approximately 50% of the remaining escrow holdback was released from escrow and Cannae distributed approximately 50% of the Holdback Amount remaining after the November 2016 release.

        The following table shows the payments made to our named executive officers in connection with the 2017 release of the Holdback Amount.

Name	Percentage of Incentive Pool	Total Incentive Paid
Brent B. Bickett	10%	$156,000
Anthony J. Park	2%	$31,000

Benefit Plans

        We provide retirement and other benefits to our U.S. employees under a number of compensation programs. Our named executive officers generally participate in the same compensation programs as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our employee stock purchase plan, or ESPP. In addition, our named executive officers are eligible to participate in broad-based health and welfare plans. We do not offer pensions or supplemental executive retirement plans for our named executive officers.

        401(k) Plan.    We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits, which were generally $18,000 in 2017. Vesting in matching contributions, if any, occurs proportionally each year over three years based on continued employment with us.

        Deferred Compensation Plan.    We provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a nonqualified deferred compensation plan. None of our named executive officers elected to defer 2017 compensation into the plan. A description of the plan and information regarding our named executive officers' interests under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

        Employee Stock Purchase Plan.    We maintain an ESPP through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For officers, including our named executive officers, matching contributions are equal to 1/2 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution was made. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market. For information regarding the matching contributions made to our named executive officers in 2017 see "—Summary Compensation Table."

        Health and Welfare Benefits.    We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including our named executive officers, are provided with additional life insurance. The taxable portion of the premiums on this additional life insurance is reflected in the "Summary Compensation Table" under the column "All Other Compensation" and related footnote.

        Other Benefits.    We continue to provide a few additional benefits to our executives. In general, the additional benefits provided are intended to help our named executive officers be more productive and efficient and to protect us and our executives from certain business risks and potential threats. For example, in 2017, certain of our named executive officers received personal use of the corporate aircraft. Our compensation committee regularly reviews the additional benefits provided to our executive officers and believes they are minimal. Further detail regarding other benefits in 2017 can be found in the "Summary Compensation Table" under the column "All Other Compensation" and related footnote.

Employment Agreements and Post-Termination Compensation and Benefits

        We have entered into employment agreements with each of our named executive officers. These agreements provide us and the executives with certain rights and obligations following a termination of employment, and in some instances, following a change in control. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. For a discussion of the material terms of the agreements, see the narrative following "—Grants of Plan-Based Awards" and "—Potential Payments Upon Termination or Change in Control," below.

ROLE OF COMPENSATION COMMITTEE, COMPENSATION CONSULTANT
AND EXECUTIVE OFFICERS

        Our compensation committee is responsible for reviewing, approving and monitoring all compensation programs for our named executive officers. Our compensation committee is also responsible for administering the Fidelity National Financial, Inc. Annual Incentive Plan, or our annual incentive plan, the Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan, or our omnibus incentive plan, administering programs that are implemented under the omnibus incentive plan and approving individual grants and awards under those plans for our executive officers. During 2017, our compensation committee engaged Mercer (the compensation consultant), an independent compensation consultant, to conduct an annual review of our compensation programs for our named executive officers and other key executives and our board of directors. Mercer was selected, and its fees and terms of engagement were approved, by our compensation committee. Mercer reported directly to the compensation committee, received compensation only for services related to executive compensation issues, and neither it nor any affiliated company provided any other services to us. In April 2018, the compensation committee reviewed the independence of Mercer in accordance with the rules of the New York Stock Exchange regarding the independence of consultants to the compensation committee, and affirmed the consultant's independence and that no conflicts of interest existed.

        The compensation consultant provided our compensation committee with relevant market data on compensation, including annual salary, annual incentives, long-term incentives, other benefits, total compensation and pay mix, and alternatives to consider when making compensation decisions. Mercer also assists our compensation committee in its annual review of a compensation risk assessment.

        Our Chairman, Mr. Foley, participated in the 2017 executive compensation process by making recommendations with respect to the compensation of our Chief Executive Officer, Mr. Quirk, and his direct reports. Mr. Quirk, our Chief Executive Officer, made recommendations with respect to the compensation of his direct reports, as discussed further below. In addition, Michael L. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, coordinated with our compensation committee members and the compensation consultant in preparing the committee's meeting agendas and, at the direction of the compensation committee, assisted the compensation consultant in gathering financial information about FNF and stock ownership information for our executives for inclusion in the consultant's reports to our compensation committee. Our executive officers do not make recommendations to our compensation committee with respect to their own compensation.

        While our compensation committee carefully considers the information provided by, and the recommendations of, Mercer and the individuals who participate in the compensation process, our compensation committee retains complete discretion to accept, reject or modify any recommended compensation decisions.

Establishing Executive Compensation Levels

        Our compensation committee considers a number of important qualitative and quantitative factors when determining the overall compensation of our named executive officers in 2017, including:

  •
  the executive officer's experience, knowledge, skills, level of responsibility and potential to influence our company's performance;

  •
  the executive officer's prior salary levels, annual incentive awards, annual incentive award targets and long-term equity incentive awards;

  •
  the business environment and our business objectives and strategy;

  •
  our financial performance in the prior year;

  •
  the need to retain and motivate executives (even in the current business cycle, it is critical that we not lose key people and long term incentives help to retain key people);

  •
  corporate governance and regulatory factors related to executive compensation; and

  •
  marketplace compensation levels and practices.

        In evaluating the compensation of our named executive officers, our compensation committee also considers the recommendations of our Chairman. Our compensation committee also considers our Chief Executive Officer's recommendations with respect to the compensation of his direct reports. In making their recommendations, our Chairman and Chief Executive Officer review the performance of the other named executive officers, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Neither our Chairman nor our Chief Executive Officer makes a recommendation to our compensation committee regarding his own compensation. The compensation decisions are not formulaic, and the members of our compensation committee did not assign precise weights to the factors listed above. Our compensation committee utilized their individual and collective business judgment to review, assess, and approve compensation for our named executive officers.

        To assist our compensation committee, the compensation consultant conducted marketplace reviews of the compensation we pay to our executive officers. They gathered marketplace compensation data on total compensation, which consists of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, overhang and dilution from our omnibus incentive plan, compensation levels as a percent of revenue, pay mix and other key statistics. This data is collected and analyzed twice during the year, once in the first quarter and again in the fourth quarter. The marketplace compensation data provides a point of reference for our compensation committee, but our compensation committee ultimately makes subjective compensation decisions based on all of the factors described above.

        For 2017, Mercer used two marketplace data approaches: (1) an aggregation of three general executive compensation survey with a specific focus on companies with revenues of between $4.5 billion and $18 billion, and (2) compensation information for a group of 19 companies, or the FNF peer group. The FNF peer group was based on a revenue range of 1/2 to 2 times the projected 2017 revenue for FNF (which at the time was estimated to be $9 billion), industry focus (generally the insurance industry based on Global Industry Classification Standard (GICS) Code), nature and complexity of operations, and because they compete with us for business and/or executive talent. The 2017 peer group was consistent with the peer group used by the compensation committee in 2016. When defining the peer group, our compensation committee, working with the compensation consultant, considered the standards used by ISS for identifying peer groups for public companies. The 2017 peer group consisted of:

Alleghany Corporation	Genworth Financial, Inc.
American Financial Group	Lincoln National Corp.
Aon plc	Loews Corporation
Assurant Inc.	Marsh & McLennan Companies, Inc.
Automatic Data Processing, Inc.	Principal Financial Group
CNA Financial Corporation	Reinsurance Group of American Inc.
Computer Sciences Corporation	Unum Group
Discover Financial Services	W.R. Berkley Corporation
Everest Re Group Ltd.	XL Group Ltd
First American Financial Corporation

        The revenue range of these companies at that time was between $5.3 billion and $13.4 billion, with median revenue of approximately $9 billion. This compares to our 2017 revenue estimate at that time of approximately $9 billion. The compensation committee primarily focused on a reasonable range around the 50th percentile of the data when considering our named executive officers' 2017 base salaries, annual performance-based cash incentives and long-term equity incentives.

        While the compensation decisions of our compensation committee ultimately were subjective judgments, our compensation committee also considered the following factors in making compensation decisions for our named executive officers. In determining the total compensation for Mr. Quirk, our compensation committee considered his more than 33 years of experience with FNF working in the title business and his importance to the continued successful operation of FNF's title business. In determining the total compensation for Mr. Park, our compensation committee considered his role and responsibility for accounting and financial reporting matters, as well as his 27 years of experience with FNF. In determining the total compensation for Mr. Bickett, our compensation committee considered his contribution to corporate finance matters, corporate development and mergers and acquisitions, as well as his 19 years of experience with FNF. In determining the total compensation for Mr. Jewkes, our compensation committee considered his role and responsibility for oversight of our day-to-day title operations, as well as his 31 years of experience with FNF and its predecessor companies. In determining the total compensation for Mr. Nolan, our compensation committee considered his role and responsibility for oversight of our title operations, his involvement in our investor relations, as well as his 35 years of experience with FNF.

        The marketplace compensation information in this discussion is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

OUR NAMED EXECUTIVE OFFICERS HAVE SIGNIFICANT OWNERSHIP STAKES

        Our named executive officers and our board of directors maintain significant long-term investments in our company. Collectively, as reported in the table "Security Ownership of Management and Directors," they beneficially own an aggregate of 10,554,743 shares of our common stock and options to acquire an additional 4,890,369 shares of our common stock, which in total is equal to 5.6% of our shares entitled to vote. The fact that our executives and directors hold such a large investment in our shares is part of our company culture and our compensation philosophy. Management's sizable investment in our shares aligns their economic interests directly with the interests of our shareholders, and their wealth will rise and fall as our share price rises and falls. This promotes teamwork among our management team and strengthens the team's focus on achieving long term results and increasing shareholder return.

        We have formal stock ownership guidelines for all corporate officers, including our named executive officers, and members of our board of directors. The guidelines were established to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock and, thereby, align a significant portion of their own economic interests with those of our shareholders. Further, the award agreements for our 2017 restricted stock awards provide that our executives who do not hold shares of our stock with a value sufficient to satisfy the applicable stock ownership guidelines must retain 50% of the shares acquired as a result of the lapse of vesting restrictions until the executive satisfies the applicable stock ownership guideline. The ownership levels are shown in the "Security Ownership of Management and Directors" table above.

        The guidelines call for the executive to reach the ownership multiple within four years. Shares of restricted stock and gain on stock options count toward meeting the guidelines. The guidelines, including those applicable to members of our board of directors, are as follows:

Position	Minimum Aggregate Value
Chairman of the Board	10 × annual cash retainer
Chief Executive Officer	5 × base salary
Other Officers	2 × base salary
Members of the Board	5 × annual cash retainer

        Each of our named executive officers and non-employee directors met these stock ownership guidelines as of December 31, 2017.

HEDGING AND PLEDGING POLICY

        In order to more closely align the interests of our directors and executive officers with those of our shareholders and to protect against inappropriate risk taking, we maintain a hedging and pledging policy, which prohibits our executive officers and directors from engaging in hedging or monetization transactions with respect to our securities, engaging in short-term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct or holding FNF securities in margin accounts or pledging them as collateral for loans without our approval.

CLAWBACK POLICY

        In December 2010, our compensation committee adopted a policy to recover any incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the incentive-based compensation paid during the preceding three-year period would have been lower had the compensation been based on the restated financial results.

TAX AND ACCOUNTING CONSIDERATIONS

        Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

        Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. Before being repealed by the Tax Cuts and Jobs Act in 2017, there was an exception for certain performance-based compensation. Our compensation committee took the deduction limitation under Section 162(m) into account when structuring and approving awards under our annual incentive plan and our omnibus plan in 2017, and designed our named executive officers' annual incentives and restricted stock awards with the intention that they would qualify for the performance-based compensation exception under Section 162(m). However, there are uncertainties as to the application of Section 162(m), making it possible that a deduction relating to amounts intended to qualify as performance-based compensation may be challenged or disallowed. The Tax Cuts and Jobs Act eliminated the performance-based compensation exception under Section 162(m) for awards that are not grandfathered and it increased the coverage of Section 162(m) to, among other things, include Chief Financial Officers. These changes will cause more of our named executive officer's compensation to be non-deductible under Section 162(m) in the future, and eliminate our ability to structure performance-based awards to be exempt from Section 162(m). We will continue to monitor developments under Section 162(m).

        Our compensation committee also considers the accounting impact when structuring and approving awards. We account for share-based payments, including stock option grants, in accordance with ASC Topic 718, which governs the appropriate accounting treatment of share-based payments under GAAP.

COMPENSATION COMMITTEE REPORT

        The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
Richard N. Massey
Daniel D. (Ron) Lane
Cary H. Thompson

Executive Compensation

        The following table contains information concerning the cash and non-cash compensation awarded to or earned by our named executive officers for the years indicated.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Raymond R. Quirk	2017	1,000,000	—	4,674,993	—	3,000,000	286,223	8,961,216
Chief Executive Officer	2016	831,692	—	4,249,986	—	2,382,977	233,402	7,698,057
	2015	780,000	—	2,613,000	1,150,600	2,298,016	258,161	7,099,777
Anthony J. Park	2017	525,000	—	1,165,990	—	1,591,273	138,538	3,420,801
Executive Vice President and	2016	483,000	—	1,099,990	—	984,952	122,161	2,690,103
Chief Financial Officer	2015	435,000	—	731,640	261,500	913,666	146,139	2,487,945
Michael J. Nolan	2017	630,000	—	1,801,998	—	1,575,500	90,848	4,098,346
President	2016	557,308	—	1,805,263	—	1,369,806	64,726	3,797,103
Roger Jewkes	2017	630,000	—	1,589,983	—	1,575,500	281,774	4,077,257
Chief Operating Officer	2016	630,000	—	1,604,167	—	1,515,074	278,616	4,027,857
Brent B. Bickett	2017	550,500	—	1,606,477	—	4,869,138	277,662	7,303,777
Executive Vice President,	2016	550,500	—	1,515,538	—	1,719,663	220,727	4,006,428
Corporate Strategy	2015	550,500	—	1,045,200	470,700	1,918,046	349,363	4,333,809

(1)
Amounts shown are not reduced to reflect the named executive officers' elections, if any, to defer receipt of salary into our 401(k) plan, ESPP, or deferred compensation plans.

(2)
Represents the grant date fair value of the restricted stock awards granted in 2017 computed in accordance with ASC Topic 718, excluding forfeiture assumptions. See the Grants of Plan-Based Awards table for details regarding each award. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2018. The restricted stock awards are performance-based.

(3)
Represents performance-based compensation earned in 2017 under our annual incentive plan by each executive, and under the Investment Success Incentive Program by Messrs. Park and Bickett.

(4)
Amounts shown for 2017 include matching contributions to our ESPP; dividends paid on restricted stock that vested in 2017; life insurance premiums paid by us; health insurance fees paid by us under the executive medical plan; personal use of a company airplane; automobile allowance; and matching contributions to our 401(k) plan.

	Quirk ($)	Park ($)	Nolan ($)	Bickett ($)	Jewkes ($)
ESPP Matching Contributions—FNF	40,777	35,100	13,500	41,287	47,250
Restricted Stock Dividends	185,704	36,490	71,223	58,222	71,849
Life Insurance Premiums	321	207	387	207	387
Personal Airplane Use—FNF	14,853	5,529	—	116,734	95,076
Executive Medical	38,830	55,474	—	55,474	55,474
Company Match—401(k)	5,738	5,738	5,738	5,738	5,738
Automobile Allowance	—	—	—	—	6,000

        The following tables set forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2017.

Grants of Plan-Based Awards

									(j) All Other Stock Awards: Number of Shares of Stock or Units (#)(3) (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
										(k) Grant Date Fair Value of Stock and Option Awards ($)(4)
(a) Name	(b) Grant Date	(c) Award Type	(d) Threshold ($)	(e) Target ($)	(f) Maximum ($)	(g) Threshold (#)	(h) Target (#)	(i) Maximum
Raymond R. Quirk	10/30/2017	FNF Group Performance-Based Restricted Stock	—	—	—	—	125,841	—	—	4,674,993
		FNF Annual Incentive Plan	750,000	1,500,000	3,000,000	—	—	—	—	—
Anthony J. Park	10/30/2017	FNF Group Performance-Based Restricted Stock	—	—	—	—	31,386	—	—	1,165,990
		FNF Annual Incentive Plan	262,500	525,000	1,050,000	—	—	—	—	—
Brent B. Bickett	10/30/2017	FNF Group Performance-Based Restricted Stock	—	—	—	—	43,243	—	—	1,606,477
		FNF Annual Incentive Plan	304,125	608,250	1,216,500	—	—	—	—	—
Roger S. Jewkes	10/30/2017	FNF Group Performance-Based Restricted Stock	—	—	—	—	42,799	—	—	1,589,983
		FNF Annual Incentive Plan	393,750	787,500	1,575,000	—	—	—	—	—
Michael J. Nolan	10/30/2017	FNF Group Performance-Based Restricted Stock	—	—	—	—	48,506	—	—	1,801,998
		FNF Annual Incentive Plan	393,750	787,500	1,575,000	—	—	—	—	—

(1)
With respect to the annual incentive plan, the amount shown in column (d) is 50% of the target amount shown in column (e), and the amount shown in column (f) is 200% of the target amount shown in column (e).

(2)
The amounts shown in column (h) reflect the number of shares of performance-based restricted stock granted to each named executive officer under our omnibus plan.

(3)
The amounts shown in column (k) represent the grant date fair value of each restricted stock award based upon a $37.15 per share grant date fair value.

 Outstanding Equity Awards at Fiscal Year End

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Raymond R. Quirk	11/8/2012	120,578	—	14.38	11/8/2019	—	—	—	—
	11/21/2013	656,181	—	17.76	11/21/2020	—	—	—	—
	11/3/2014	232,640	—	21.84	11/3/2021	—	—	—	—
	10/29/2015	200,180	100,093	25.53	10/29/2022	34,348	1,337,168	—	—
	12/21/2016	—	—	—	—	112,575	4,382,545	—	—
	10/30/2017	—	—	—	—	—	—	125,841	4,938,001
Anthony J. Park	11/3/2014	29,080	—	21.84	11/3/2021	—	—	—	—
	10/29/2015	45,495	22,748	25.53	10/29/2022	9,618	374,429	—	—
	12/21/2016	—	—	—	—	29,137	1,134,303	—	—
	10/30/2017	—	—	—	—	—	—	31,386	1,231,587
Michael J. Nolan	11/21/2013	75,884	—	17.76	11/21/2020	—	—	—	—
	11/3/2014	75,608	—	21.84	11/3/2021	—	—	—	—
	10/29/2015	77,342	38,672	25.53	10/29/2022	16,030	624,048	—	—
	3/3/2016	—	—	—	—	2,840	110,561	—	—
	12/21/2016	—	—	—	—	45,029	1,752,979	—	—
	10/30/2017	—	—	—	—	—	—	48,506	1,903,375
Brent B. Bickett	11/21/2013	51,709	—	17.76	11/21/2020	—	—	—	—
	11/3/2014	58,160	—	21.84	11/3/2021	—	—	—	—
	10/29/2015	81,892	40,947	25.53	10/29/2022	13,739	534,859	—	—
	12/21/2016	—	—	—	—	40,144	1,562,806	—	—
	10/30/2017	—	—	—	—	—	—	43,243	1,696,855
Roger Jewkes	11/21/2013	255,909	—	17.76	11/21/2020	—	—	—	—
	11/3/2014	90,148	—	21.84	11/3/2021	—	—	—	—
	10/29/2015	68,242	34,123	25.53	10/29/2022	13,739	534,859	—	—
	3/4/2016	—	—	—	—	2,809	109,354	—	—
	12/21/2016	—	—	—	—	39,733	1,546,806	—	—
	10/30/2017	—	—	—	—	—	—	42,799	1,679,433

(1)
Option grants made in 2015, 2014, 2013, and 2012 were granted under the omnibus incentive plan as part of our 2015, 2014, 2013, and 2012 long-term incentive compensation and vest in equal installments over a period of three years on each anniversary of the date of grant. The number of options outstanding and the exercise prices were adjusted pursuant to the anti-dilution provisions of the omnibus incentive plan in connection with the Black Knight Spin-Off.

(2)
We made the October 2015, March 2016, December 2016 and October 2017 stock awards under the omnibus incentive plan. The October 2015 grants vest in equal installments over a period of three years on each anniversary of the date of grant given that we achieved pre-tax margin of 8.5% in our title segment in at least two of the five quarters beginning October 1, 2015. The March 2016 grants vest in equal installments over a period of three years on each anniversary of the grant date. The December 2016 grants vest in equal installments over a period of three years on each anniversary of the grant date given that we achieved title operating margin of 8% in our title segment in at least two of the six quarters beginning January 1, 2017. The October 2017 grants vest in equal installments over a period of three years on each anniversary of the grant date provided that we achieve title operating margin of 8.5% in our title segment in at least two of the five quarters beginning October 1, 2017. Market values are based on the December 29, 2017 closing price of $39.24 per share. The number of stock awards outstanding were adjusted pursuant to the anti-dilution provisions of the omnibus incentive plan in connection with the Black Knight Spin-Off.

Option Exercises and Stock Vested

        The following table sets forth information concerning each exercise of stock options, stock appreciation rights and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2017 for each of the named executive officers on an aggregated basis:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Raymond R. Quirk	—	—	203,001	7,718,584
Anthony J. Park	189,636	2,475,975	88,331	3,034,522
Brent B. Bickett	445,131	8,690,804	153,738	4,937,396
Roger Jewkes	—	—	54,066	2,038,470
Michael J. Nolan	110,210	1,606,566	55,945	2,109,111

(1)
For each named executive officer, except Mr. Jewkes and Mr. Nolan, includes restricted stock awards of Black Knight common stock issued in exchange for a profits interest award originally issued by Black Knight Financial Services, LLC in connection with the IPO, which vested on January 9, 2017, the third anniversary of the date of grant of the profits interest awards. For Mr. Park and Mr. Bickett, also includes restricted shares of common stock of FNFV which Messrs. Park and Bickett received prior to our spin-off of FNFV on November 17, 2017. For Mr. Bickett, also includes 55,556 options in OneDigital which were vested and cashed out for consideration of $1,055,309 in connection with FNFV's sale of OneDigital.

Employment Agreements

        We have entered into employment agreements with all of our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the "Potential Payments upon Termination or Change in Control" section.

Raymond R. Quirk

        We entered into a three-year amended and restated employment agreement with Mr. Quirk, effective October 10, 2008 with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Quirk's minimum annual base salary is $740,000, with an annual cash incentive target of 150% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Quirk is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Quirk and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Quirk is also entitled to, but does not receive, the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

        Effective as of February 4, 2010, FNF and Mr. Quirk entered into an amendment to Mr. Quirk's employment agreement. The amendment provides that, if any payments or benefits to be paid to Mr. Quirk pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Quirk may elect for such payments to be reduced to one dollar less than the amount that would constitute a "parachute payment" under

Section 280G of the Internal Revenue Code. If Mr. Quirk does not elect to have such payments so reduced, Mr. Quirk is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.

        Mr. Quirk's employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the "Potential Payments upon Termination or Change in Control" section.

Anthony J. Park

        We entered into a three-year amended and restated employment agreement with Mr. Park, effective October 10, 2008 with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Park's minimum annual base salary is $375,000, with an annual cash incentive target equal to at least 100% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Park is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Park and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Park is also entitled to, but does not receive, the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

        Effective as of February 4, 2010, FNF and Mr. Park entered into an amendment to Mr. Park's employment agreement. The amendment provides that, if any payments or benefits to be paid to Mr. Park pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Park may elect for such payments to be reduced to one dollar less than the amount that would constitute a "parachute payment" under Section 280G of the Internal Revenue Code. If Mr. Park does not elect to have such payments so reduced, Mr. Park is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.

        Mr. Park's employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the "Potential Payments upon Termination or Change in Control" section.

Michael J. Nolan

        We entered into a three-year amended and restated employment agreement with Mr. Nolan, effective March 2, 2016 with a provision for automatic annual extensions beginning on the second anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Mr. Nolan is entitled to a minimum annual base salary of $575,000 and an annual cash bonus target of 100% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Nolan and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Nolan is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

        If any payments or benefits to be paid to Mr. Nolan pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Nolan may elect for such payments to be reduced to one dollar less than the amount that would constitute a "parachute payment" under Section 280G of the Internal Revenue Code. If Mr. Nolan does not elect to have such payments so reduced, Mr. Nolan is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.

        Mr. Nolan's employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the "Potential Payments upon Termination or Change in Control" section.

Brent B. Bickett

        We entered into a three-year amended and restated employment agreement with Mr. Bickett, effective July 2, 2008 with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Effective as of January 1, 2012, we entered into an amendment to the employment agreement with Mr. Bickett pursuant to which Mr. Bickett was entitled to a minimum annual base salary of $276,500 and an annual cash bonus target of 150% of his annual base salary, with amounts payable depending on performance relative to targeted results. Effective as of July 1, 2012, we entered into an additional amendment to the employment agreement with Mr. Bickett in connection with his increased role and full-time status with us. Under the terms of the agreement, as amended, Mr. Bickett's minimum annual base salary is $550,500, with an annual cash bonus target of 150% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Bickett is entitled to purchase supplemental disability insurance sufficient to provide at least 60% of his pre- disability base salary, and Mr. Bickett and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Bickett is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

        Effective as of February 4, 2010, FNF and Mr. Bickett entered into an amendment to Mr. Bickett's employment agreement. The amendment provides that, if any payments or benefits to be paid to Mr. Bickett pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Bickett may elect for such payments to be reduced to one dollar less than the amount that would constitute a "parachute payment" under Section 280G of the Internal Revenue Code. If Mr. Bickett does not elect to have such payments so reduced, Mr. Bickett is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.

        Mr. Bickett's employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the "Potential Payments upon Termination or Change in Control" section.

Roger S. Jewkes

        We entered into a three-year amended and restated employment agreement with Mr. Jewkes, effective March 3, 2016 with a provision for automatic annual extensions beginning on the second anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Mr. Jewkes is entitled to a minimum annual base salary of $630,000 and an annual cash bonus target of 100% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Jewkes and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Jewkes is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

        If any payments or benefits to be paid to Mr. Jewkes pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Jewkes may elect for such payments to be reduced to one dollar less than the amount that would constitute a "parachute payment" under Section 280G of the Internal Revenue Code. If Mr. Jewkes does not elect to have such payments so reduced, Mr. Jewkes is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.

        Mr. Jewkes' employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the "Potential Payments upon Termination or Change in Control" section.

Annual Incentive Awards

        In 2017, our compensation committee approved performance-based cash incentive award opportunities for our named executive officers. The performance-based cash incentive award opportunities are calculated by multiplying base salary by the named executive officer's applicable percentage approved by our compensation committee based on the level of performance that we achieved. More information about the annual incentive awards, including the targets and criteria for determining the amounts payable to our named executive officers, can be found in the "Compensation Discussion and Analysis" section.

Long Term Equity Incentive Awards

        In October 2017, our compensation committee approved grants of performance-based restricted stock to all our named executive officers. The performance element applicable to the performance-based restricted stock is based upon achievement of pre-tax margin in our title segment of 8.5% in at least two of the five quarters beginning October 1, 2017. The restricted stock also vests proportionately each year over three years based on continued employment with us. More information about the long term equity incentive awards can be found in the "Compensation Discussion and Analysis" section.

Nonqualified Deferred Compensation

        Under our nonqualified deferred compensation plan, which was amended and restated effective January 1, 2009, participants, including our named executive officers, can defer up to 75% of their base salary and 100% of their monthly, quarterly and annual incentives, subject to a minimum deferral of $18,000. Deferral elections are made during specified enrollment periods. Deferrals and related earnings are not subject to vesting conditions.

        Participants' accounts are bookkeeping entries only and participants' benefits are unsecured. Participants' accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, and may be changed on any business day.

        Upon retirement, which generally means separation of employment after attaining age 60, an individual may elect either a lump-sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a 5-year period. Account balances less than the applicable Internal Revenue Code Section 402(g) limit will be distributed in a lump-sum. Participants can elect to receive in-service distributions in a plan year designated by the participant and these amounts will be paid within two and one-half months from the close of the plan year in which they were elected to be paid. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

        Plan participation continues until termination of employment. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.

        In 2004, Section 409A of the Internal Revenue Code was passed. Section 409A changed the tax laws applicable to nonqualified deferred compensation plans, generally placing more restrictions on the timing of deferrals and distributions. The deferred compensation plan contains amounts deferred before and after the passage of Section 409A.

        For amounts subject to Section 409A, which in general terms includes amounts deferred after December 31, 2004, a modification to a participant's payment elections may be made upon the following events:

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  Retirement: Participants may modify the distribution schedule for a retirement distribution from a lump-sum to annual installments or vice versa, however, a modification to the form of payment requires that the payment(s) commence at least five years after the participant's retirement, and this election must be filed with the administrator at least 12 months prior to retirement.

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  In-service Distributions: Participants may modify each in-service distribution date by extending it by at least five years; however, participants may not accelerate the in-service distribution date and this election must be filed with the administrator at least 12 months prior to the scheduled in-service distribution date.

        Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may change the payment elections for these grandfathered amounts if notice is timely provided.

        The table below describes the contributions and distributions made with respect to the named executive officers' accounts under our nonqualified deferred compensation plan. None of the named executive officers deferred 2017 compensation under the plan. Messrs. Quirk, Jewkes and Nolan do not have balances in the nonqualified deferred compensation plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Anthony J. Park	—	—	60,760	—	375,004
Brent B. Bickett	—	—	118,733	—	674,846

Potential Payments upon Termination or Change in Control

        In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section reflect amounts that would have been payable under (i) our plans, and (ii) where applicable, their employment agreements if their employment had terminated on December 31, 2017.

        The types of termination situations include a voluntary termination by the executive, with or without good reason, a termination by us either for cause or not for cause and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers' compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of share-based awards would be dependent on the value of the underlying stock.

        For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. In addition to these generally available plans and arrangements, the named executive officers would be entitled to benefits under our nonqualified deferred compensation plan, as described above in the "Nonqualified Deferred Compensation" table and accompanying narrative.

Potential Payments under Employment Agreements

        As discussed above, we have entered into employment or service agreements with our named executive officers. The agreements contain provisions for the payment of severance benefits following certain termination events. Below is a summary of the payments and benefits that the named executive officers would receive in connection with various employment or service termination scenarios.

        Under the terms of each agreement, if the executive's employment is terminated by us for any reason other than for cause and not due to death or disability, or by the executive for good reason then the executive is entitled to receive:

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  any accrued obligations,

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  a prorated annual incentive based on the actual incentive the named executive officer would have earned for the year of termination,

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  in the case of Messrs. Quirk, Park and Bickett, a lump-sum payment equal to 200% of the sum of the executive's (a) annual base salary and (b) the highest annual bonus paid to the executive within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs,

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  in the case of Messrs. Jewkes and Nolan, a lump-sum payment equal to 100% of the sum of the executive's (a) annual base salary and (b) the target bonus opportunity in the year in which the termination of employment occurs,

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  immediate vesting and/or payment of all equity awards (except performance-based awards, which vest pursuant to the terms of the awards),

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  the right to convert any life insurance provided by us into an individual policy, plus a lump sum cash payment equal to 36 months (18 months in the case of Messrs. Jewkes and Nolan) of premiums, and

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  other COBRA coverage (so long as the executive pays the premiums) for a period of three years (18 months in the case of Messrs. Jewkes and Nolan) or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of 36 (18 in the case of Messrs. Jewkes and Nolan) monthly COBRA premium payments.

        Under the terms of each agreement, if the executive's employment or service terminates due to death or disability then the executive (or his estate) is entitled to receive:

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  any accrued obligations,

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  a prorated annual bonus based on (a) the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) the fraction of the year the executive was employed, and

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  immediate vesting and/or payment of all equity awards.

        In addition, Messrs. Quirk's and Park's employment agreements provide for supplemental disability insurance sufficient to provide at least 2/3 of the executive's pre-disability base salary. Mr. Bickett is entitled to purchase supplemental disability insurance sufficient to provide 60% of his pre-disability base salary. For purposes of the agreements, an executive will be deemed to have a "disability" if he is entitled to receive long-term disability benefits under our long-term disability plan.

        If the executive's employment or service is terminated by us for cause or by the executive without good reason our only obligation is the payment of any accrued obligations. For purposes of each agreement, "cause" means the executive's:

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  persistent failure to perform duties consistent with a commercially reasonable standard of care,

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  willful neglect of duties,

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  conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty,

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  material breach of the employment or service agreement, or

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  impeding or failing to materially cooperate with an investigation authorized by our board.

        For purposes of Messrs. Quirk's, Park's and Bickett's agreements, "good reason" includes:

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  a material diminution in the executive's position or title or the assignment of duties to the executive that are materially inconsistent with the executive's position or title,

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  a material diminution of the executive's base salary or annual bonus opportunity,

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  within six months immediately preceding or within two years immediately following a change in control, (1) a material adverse change in the executive's status, authority or responsibility, (2) a material adverse change in the position to whom the executive reports or to the executive's service relationship as a result of such reporting structure change, or a material diminution in the authority, duties or responsibilities of the position to whom the executive reports, (3) a material diminution in the budget over which the executive has managing authority, or (4) a material change in the geographic location of the executive's place of employment, or

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  our material breach of any of our obligations under the employment agreement.

        For purposes of Messrs. Quirk's, Park's, and Bickett's agreements, a "change in control" means:

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  an acquisition by an individual, entity or group of more than 50% of our voting power,

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  a merger in which we are not the surviving entity, unless our shareholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger,

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  a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger,

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  during any period of two consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office,

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  a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (1) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (2) 50% of the voting stock of which is owned by us after the sale, transfer or disposition, or

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  our shareholders approve a plan or proposal for the liquidation or dissolution of our company.

        For purposes of Messrs. Jewkes' and Nolan's agreements, "good reason" includes:

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  a material diminution of the executive's title, annual base salary or annual bonus opportunity, or

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  our material breach of any of our obligations under the employment agreement.

Potential Payments under FNF Omnibus Incentive Plan

        In addition to the post-termination rights and obligations set forth in the employment agreements of our named executive officers, our omnibus incentive plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under our omnibus incentive plan, except as otherwise provided in a participant's award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

        For purposes of our omnibus plan, the term "change in control" means the occurrence of any of the following events:

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  an acquisition by an individual, entity or group of 25% or more of our voting power (except for acquisitions by us or any of our employee benefit plans),

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  during any period of two consecutive years, a change in the majority of our board, unless the change is approved by 2/3 of the directors then in office,

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  a reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of our assets; excluding, however, a transaction pursuant to which we retain specified levels of stock ownership and board seats, or

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  our shareholders approve a plan or proposal for our liquidation or dissolution.

Estimated Cash Payments upon Termination of Employment

        Our estimate of the cash severance amounts that would be provided to the named executive officers assumes that their employment terminated on December 31, 2017. The severance amounts do not include a prorated 2017 annual incentive since the named executive officers would have been paid based on their service through the end of the year and therefore would have received the amount whether or not the termination occurred. For a termination of employment by us for any reason other than cause or a termination by the executive for good reason, the following payments would have been made under the agreements: Mr. Quirk $8,144,364; Mr. Park $3,339,157; Mr. Nolan $2,355,800; Mr. Bickett $4,594,359; and Mr. Jewkes $2,415,704.

        For a termination of employment due to death or disability, none of the named executive officers would be entitled to severance or enhanced payments or benefits.

Estimated Equity Payments upon Termination of Employment or Change in Control

        As disclosed in the Outstanding Equity Awards at Fiscal Year-End tables, each named executive officer had outstanding unvested stock options and restricted stock awards on December 31, 2017. Under the terms of our omnibus plan and award agreements, these stock options and restricted stock awards would vest upon a change in control and would vest as to a pro-rated portion upon termination for death or disability. In addition, under the named executive officers' employment agreements, these stock options and restricted stock awards would vest upon a termination due to death or disability, and the portion of these stock options and restricted stock awards that vest based solely on the passage of time would vest upon any termination of employment by us not for cause or a termination by the executive for good reason. In any other termination event, all unvested stock options and restricted stock awards would expire at the employment termination date.

        The following estimates are based on a common stock price of $39.24 per share which was the closing price of our common stock on December 29, 2017. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by the applicable closing price. Our estimate of the value of equity that would vest assumes that a change in control and, as applicable, a termination of employment occurred on December 31, 2017.

        The estimated value of the stock options held by the named executive officers that would vest upon a change in control or upon a termination of the named executive officers' employment by us not for cause, including a termination due to death or disability, or a termination by the executives for good reason would be as follows: Mr. Quirk $1,372,275; Mr. Park $311,875; Mr. Nolan $530,193; Mr. Bickett $561,383; and Mr. Jewkes $467,826.

        The estimated value of restricted stock awards (including accumulated dividends) held by the named executive officers that would vest upon a change in control would be as follows: Mr. Quirk $10,884,357; Mr. Park $2,800,055; Mr. Nolan $4,490,537; Mr. Bickett $3,877,762; and Mr. Jewkes $3,958,072. The estimated value of restricted stock awards (including accumulated dividends) held by the named executive officers that would vest upon a termination of the named executive officers' employment by us not for cause or a termination by the named executive officers for good reason would be as follows: Mr. Quirk $5,912,379; Mr. Park $1,559,995; Mr. Nolan $2,574,065; Mr. Bickett $2,169,231; and Mr. Jewkes $2,267,084. The estimated value of the restricted stock awards (including accumulated dividends) held by the named executive officers that would vest upon a termination of the named executive officers' employment due to death or disability would be as follows: Mr. Quirk $10,884,357; Mr. Park $2,800,055; Mr. Nolan $4,490,537; Mr. Bickett $3,877,762; and Mr. Jewkes $3,958,072.

        In connection with certain change in control transactions, our named executive officers may require ServiceLink to purchase their ServiceLink profits interest awards for an amount equal to the fair market value of the interests. For this purpose, a change in control would include an acquisition of more than 50% of the combined voting power of the stock of Black Knight or a sale of all or substantially all of Black Knight's or our assets.

Compensation Committee Interlocks and Insider Participation

        The compensation committee is currently composed of Richard N. Massey (Chair), Cary H. Thompson, and Daniel D. (Ron) Lane. During fiscal year 2017, no member of the compensation committee was a former or current officer or employee of FNF or any of its subsidiaries. In addition, during fiscal year 2017, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Discussion of Our Compensation Policies and Practices as They Relate to Risk Management

        We reviewed our compensation policies and programs for all employees, including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company. In conducting the analysis, we reviewed the structure of our executive, non-officer and sales commission incentive programs and the internal controls and risk abatement processes that are in place for each program. We also reviewed data compiled across our direct title operations, agency title operations, ServiceLink, and corporate operations relative to total revenue, total profits, total compensation expenses and incentive program expenses (including as a percentage of both revenue and total compensation expenses).

        We believe that several design features of our executive compensation programs mitigate risk. We set base salaries at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk taking to achieve a reasonable level of secure compensation.

        With respect to our executives' incentive opportunities, we believe that our use of measurable corporate financial performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the compensation committee's discretion to reduce awards, serve to mitigate excessive risk-taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by the compensation committee's review and approval of the awards and payments under the awards, our ability to recover any incentive-based compensation pursuant to our clawback policy and the internal and external review of our financials. We also believe that our balance of stock options and restricted stock and use of multi-year vesting schedules in our long-term incentive awards encourages recipients to deliver incremental value to our shareholders and aligns their interests with our sustainable long-term performance, thereby mitigating risk. In addition, in 2009 we increased required stock ownership multiples for some executives and included stock retention requirements in our restricted stock awards, both of which help to align our executives' interests with our long-term performance and mitigate risk.

        With respect to our non-officer incentive program, we believe that our use of clearly communicated performance goals and close monitoring by our corporate accounting group, corporate underwriting group and senior management serve to mitigate excessive risk-taking. Our sales commission incentive program is based on revenue generation, which is critical to our performance. We have controls in place that mitigate the risk that transactions might be recommended or executed to earn short-term, commission-based incentive compensation, including operational management oversight and approval, management reporting, and detailed underwriting guidelines and approval escalation.

2017 CEO Pay Ratio

        As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees for 2017, which we refer to as the CEO pay ratio. Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

        The ratio of the annual total compensation of our CEO, calculated as described above, to the median of the annual total compensation of all employees for 2017 was 174 to 1. This ratio was based on the following:

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  the annual total compensation of our CEO, determined as described above, was $8,961,216; and

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  the median of the annual total compensation of all employees (other than our CEO), determined in accordance with SEC rules, was $51,464.

        Methodology for Determining Our Median Employee.    For purposes of the above CEO pay ratio disclosure, we are required to identify a median employee based on our worldwide workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time). The median employee is determined by identifying the employee whose compensation is at the median of the compensation of our employee population (other than our CEO). Accordingly, to identify the median of the compensation of our employee population, the methodology and the material assumptions and estimates that we used were as follows:

        Employee Population.    We determined that, as of November 30, 2017, the date we selected to identify the median employee, our total global employee population consisted of approximately 26,600 individuals working for FNF.

        Compensation Measure Used to Identify the Median Employee.    Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of our employees to identify the median employee, rather than using annual total compensation, we selected base salary/wages and overtime pay, plus paid incentive bonus through November 30, 2017 as the compensation measure.

  •
  We annualized the compensation of employees to cover the full calendar year, and also annualized any new hires in 2017 as if they were hired at the beginning of the fiscal year, as permitted by SEC rules, in identifying the median employee.

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  We did not make any cost-of-living adjustments in identifying the median employee.

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  Using this methodology, we estimated that the median employee was an employee with base salary/wages and overtime pay plus paid incentive bonus for the year ended December 31, 2017 of $51,323.

        Annual Total Compensation of Median Employee.    In order to determine the annual total compensation of the median employee, we identified and calculated the elements of that employee's compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $51,464.

        Annual Total Compensation of Chief Executive Officer.    With respect to the annual total compensation of our CEO, in accordance with SEC rules, we included the amount reported for Mr. Quirk in the "Total" column for 2017 in the Summary Compensation Table included in this proxy statement.

Director Compensation

  Compensation of our Chairman

        William P. Foley, II serves as non-executive Chairman of the Board, and we have entered into a non-executive director services agreement with him on January 8, 2016. In determining the total compensation for Mr. Foley we considered his ongoing role as non-executive Chairman for developing and implementing our long-term strategy and investments, particularly in light of his substantial knowledge of our operations as our founder and a long-time executive.

        In 2017, pursuant to his director services agreement, Mr. Foley received an annual board retainer of $390,000 for his services relating to FNF and $390,000 for his services relating to FNFV and a long-term incentive award of 18,843 restricted shares for his board duties.

        Prior to the Split-Off, Mr. Foley also received a payment of $18,114,690 in connection with the sale of One Digital and a payment of $1,014,000 from Cannae in connection with the release of escrow proceeds related to the sale by Ceridian of Comdata to FleetCor in 2014 under the Investment Success Incentive Program discussed above, which only pays out under a predetermined formula based on liquidity, monetization and similar events where the returns can be objectively determined. As a result of the sale of OneDigital, FNFV's shareholders indirectly received $260,501,000 in excess of the $70,800,000 base value of the investment used to measure gain for purposes of the awards. Mr. Foley's payment reflects his allocated 71% of the 10% incentive pool, less the held back amount relating to the pending distribution of escrowed funds. Mr. Foley's Comdata escrow payment reflects his allocated 65% of the remaining Holdback Amount. The Investment Success Incentive Program was assumed by Cannae in connection with the Split-Off, and we will make no further payments to Mr. Foley with respect to that plan.

        We entered into a non-executive director services agreement with Mr. Foley on January 8, 2016. The agreement provides that Mr. Foley will receive an annual retainer of $780,000. The agreement provides that Mr. Foley and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group and that Mr. Foley is entitled to continued use of our aircraft. Mr. Foley is also entitled to receive equity grants under our equity incentive plans, as determined by our compensation committee, with the grant date fair value of the annual grant being at least $600,000.

        Under the terms of Mr. Foley's agreement, if his service is terminated by us for any reason other than for cause, due to death or disability, by him for good reason or if he is not nominated to run for re-election as chairman of the board, is nominated, but does not receive enough votes to be re-elected to the board, or is removed as chairman of the board for reasons other than cause, then he is entitled to receive:

  •
  any accrued obligations, and

  •
  immediate vesting and/or payment of all our equity awards.

        If we terminate Mr. Foley's service for cause or he resigns without good reason our only obligation is the payment of any accrued obligations. For purposes of Mr. Foley's agreement, "Cause" means Mr. Foley's:

  •
  persistent failure to perform duties consistent with a commercially reasonable standard of care,

  •
  willful neglect of duties,

  •
  conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty,

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  material breach of the employment or service agreement, or

  •
  impeding or failing to materially cooperate with an investigation authorized by our board.

        For purposes of Mr. Foley's agreement, "good reason" includes:

  •
  a material diminution in his position or title or the assignment of duties to him that are materially inconsistent with his position or title,

  •
  a material diminution of his annual retainer,

  •
  within six months immediately preceding or within two years immediately following a change in control, (1) a material adverse change in this status, authority or responsibility, (2) a material adverse change in the position to whom he reports or to his service relationship as a result of such reporting structure change, or a material diminution in the authority, duties or responsibilities of the position to whom he reports,

  •
  our material breach of any of our obligations under the employment agreement, or

  •
  election of a new director to the board of directors who he did not consent to or vote for.

        For purposes of Mr. Foley's agreement, a "change in control" means:

  •
  an acquisition by an individual, entity or group of more than 50% of our voting power,

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  a merger in which we are not the surviving entity, unless our shareholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger,

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  a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger,

  •
  during any period of two consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office,

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  a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (1) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (2) 50% of the voting stock of which is owned by us after the sale, transfer or disposition, or our shareholders approve a plan or proposal for the liquidation or dissolution of our company.

        Mr. Foley remains the Executive Chairman of Black Knight's Board of Directors. The compensation paid by Black Knight to Mr. Foley for his service as Executive Chairman of Black Knight prior to the Spin-Off is included in these discussions and the tables that follow because FNF owned a majority of Black Knight's outstanding stock through September 29, 2017, when the Spin-Off was completed. Mr. Foley received salary of $461,538 paid by Black Knight for his service as executive chairman of the Black Knight board through the date of the Black Knight Spin-Off. Mr. Foley also received a long-term incentive award of 203,160 restricted shares of Black Knight, which vest proportionately each year over three years from the date of grant based upon continued service on New Black Knight's board, subject to the achievement of performance- based criteria.

        As shown in the table below, which reflect the compensation earned by Mr. Foley as (1) non-executive Chairman of FNF, (2) under the Investment Success Incentive Program with respect to services provided to FNFV, and (3) as Executive Chairman of Black Knight, only approximately 4% of Mr. Foley's compensation disclosed in the discussion above and tables that follow was earned in his role as non-executive Chairman of FNF with the remaining 96% earned under the Investment Success Incentive Program and with respect to services provided to FNFV and Cannae and as Executive Chairman of Black Knight. Compensation earned by Mr. Foley as non-executive chairman of FNF represents 15% of the total compensation earned by our Chief Executive Officer, Mr. Quirk, in 2017 as reported in the Summary Compensation Table. Details relating to the compensation Mr. Foley earned as Executive Chairman of Black Knight can be found in Black Knight's Annual Proxy Statement for its 2018 annual meeting of shareholders.

  Breakdown of Mr. Foley's Compensation Earned by Company

Company	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
FNF	402,500	700,017	—	209,428	1,311,945
FNFV	390,000	—	19,128,690	—	19,518,690
Black Knight	461,538	7,699,764	—	390,518	8,551,820

(1)
With respect to FNF, reflects Mr. Foley's cash fee for service as Chairman of the FNF Board. With respect to Black Knight, reflects Mr. Foley's cash salary for service as Executive Chairman of Black Knight's Board of Director's through the date of the Black Knight Spin-Off.

(2)
Reflects the grant date fair value of (1) the restricted stock award Mr. Foley received for service as a director and non-executive Chairman of FNF, which consisted of 18,843 restricted shares of FNF Group stock, and (2) the restricted stock award Mr. Foley received as Executive Chairman of Black Knight, which consisted of 203,160 shares of Black Knight stock. Assumptions used in the calculation of the amounts of the FNF awards are included in Note O to our audited financial statements for the fiscal year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on February 23, 2018. Assumptions used in the calculation of the amounts of the Black Knight awards are included in Note 13 to the audited financial statements for the fiscal year ended December 31, 2017 included in Black Knight's Annual Report on Form 10-K filed with the SEC on February 23, 2018.

(3)
With respect to FNFV, reflects the amount earned by Mr. Foley pursuant to the Investment Success Incentive Program, a cash incentive award relating to the FNFV companies and investments granted in 2014.

(4)
Amount includes ESPP matching contributions and dividends on restricted stock for FNF, and for Black Knight, amount includes ESPP matching contributions, personal airplane use, life insurance premiums, executive medical plan premiums and 401(k) matching contributions through the date of the Black Knight Spin-Off.

  Compensation of our Other Directors

        Mr. Quirk, who is a salaried employee, receives no additional compensation for services as a member of our board. In 2017, all non-employee directors other than Mr. Foley received an annual retainer of $80,000, payable quarterly. The chairman and each member of the audit committee received an additional annual fee (payable in quarterly installments) of $100,000 and $35,000, respectively, for their service on the audit committee. The chairman and each member of the compensation committee received an additional annual fee (payable in quarterly installments) of $25,000 and $15,000, respectively, for their service on such committees. The chairman and each member of the corporate governance and nominating committee received an additional annual fee (payable in quarterly installments) of $20,000 and $10,000, respectively, for their service on such committees. Mr. Massey, who serves as our Lead Independent Director, does not receive any additional compensation for that role. In addition, in 2017 each non- employee director received a long-term incentive award of 5,787 restricted shares. These restricted share awards were granted under our omnibus plan and vest proportionately each year over three years from the date of grant based upon continued service on our board, subject to the achievement of performance-based criteria. In addition, Ms. Murren received a new director award of 4,961 restricted shares in connection with joining our board. We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings and director education programs. Finally, each non-employee member of our board is eligible to participate in our deferred compensation plan to the extent he or she elects to defer any board or committee fees. Mr. Ammerman deferred the fees he earned in 2017 for his services as a director and the chairman of the audit committee.

        In addition, Messrs. Hagerty, Massey and Rood serve as non-employee directors of Black Knight and, in 2017 prior to the Black Knight Spin-Off, received an annual retainer of $60,000, payable quarterly, plus $2,000 for each board meeting attended in 2017. Mr. Rood received an additional annual fee (payable in quarterly installments) of $25,000 for his service on the Black Knight audit committee and $15,000 for his service on the risk committee, plus a fee of $1,500 for each audit committee and risk committee meeting attended in 2017 prior to the Black Knight Spin-Off. Messrs. Massey and Hagerty received an additional annual fee (payable in quarterly installments) of $15,000 and $10,000, respectively, for their service on the Black Knight compensation committee, plus a fee of $1,500 for each compensation committee meeting attended in 2017 prior to the Black Knight Spin-Off. Mr. Hagerty also received an annual fee of $10,000 for his service on the Black Knight nominating and corporate governance committee plus a fee of $1,500 for each nominating and corporate governance committee meeting attended in 2017 prior to the Black Knight Spin-Off.

        Mr. Rood received an additional retainer of $10,000 for his services on the ServiceLink audit and risk committees. Mr. Foley no longer receives cash compensation or benefits for his services as Chairman of ServiceLink.

        The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ending December 31, 2017:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)		Total ($)
William P. Foley, II	1,254,038	8,399,781	—	19,128,690	599,946	(5)	29,382,455
Douglas K. Ammerman	—	214,987	—	—	13,010		227,997
Willie D. Davis	125,000	214,987	—	—	13,010		352,997
Thomas M. Hagerty	224,000	214,987	—	—	13,594		452,581
Janet E. Kerr	87,500	214,987	—	—	4,336		306,823
Daniel D. (Ron) Lane	104,000	214,987	—	—	13,010		331,997
Richard N. Massey	239,500	214,987	—	—	13,335		467,822
Heather H. Murren	32,967	363,767	—	—	—		396,734
John D. Rood	176,750	214,987	—	—	13,010		404,747
Peter O. Shea, Jr.	104,000	214,987	—	—	13,010		331,997
Cary H. Thompson	104,000	214,987	—	—	13,010		331,997
Frank P. Willey	87,500	214,987	—	—	13,010		315,497

(1)
Represents the cash portion of annual board and committee retainers and meeting fees earned for services as a FNF director in 2017 for Messrs. Ammerman, Davis, Lane, Shea and Thompson, Ms. Kerr and Ms. Murren, as a FNF and Black Knight director for Messrs. Foley, Hagerty and Massey, and as a FNF, Black Knight and ServiceLink director for Mr. Rood.

(2)
Amounts shown for all directors represent the grant date fair value of restricted stock awards granted in 2017, computed in accordance with FASB ASC Topic 718. For all directors, except Mr. Foley, these amounts include a grant date fair value of $214,987 with respect to awards of performance- based restricted shares granted in October 2017, and for Ms. Murren, $148,780 with respect to time-based restricted shares granted in May 2017, each of which vest over a period of three years from the grant date. For Mr. Foley these amounts are described in Note 5, below. Assumptions used in the calculation of the amounts of the FNF awards are included in Note O to our audited financial statements for the fiscal year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on February 23, 2018. Restricted stock awards granted for the fiscal year ended December 31, 2017 for each director were as follows: Mr. Foley 18,843; Mr. Ammerman 5,787; Mr. Davis 5,787; Mr. Hagerty 5,787; Ms. Kerr 5,787; Mr. Lane 5,787; Mr. Massey 5,787; Ms. Murren 10,748; Mr. Rood 5,787; Mr. Shea, Jr. 5,787; Mr. Thompson 5,787; and Mr. Willey 5,787. The fair value of the awards as shown above is based on a per share fair value of $37.15 and, with respect to Ms. Murren's new director restricted stock award, a per share fair value of $29.99. As of December 31, 2017, FNF restricted stock awards outstanding for each director were as follows: Mr. Foley 103,434; Mr. Ammerman 15,577; Mr. Davis 15,577; Mr. Hagerty 15,577; Ms. Kerr 17,331; Mr. Lane 15,577; Mr. Massey 15,820; Ms. Murren 10,748; Mr. Rood 15,577; Mr. Shea, Jr. 15,577; Mr. Thompson 15,577; and Mr. Willey 15,577.

(3)
There were no option awards granted for the fiscal year ended December 31, 2017. As of December 31, 2017, FNF option awards outstanding for each director were as follows: Mr. Foley

  2,512,942; Mr. Ammerman 37,989; Mr. Davis 92,777; Mr. Hagerty 99,139; Ms. Kerr 0; Mr. Lane 7,138; Mr. Massey 94,565; Ms. Murren 0; Mr. Rood 84,740; Mr. Shea, Jr. 92,777; Mr. Thompson 92,777; and Mr. Willey 92,777.

(4)
Amounts shown for all directors reflect dividends paid on shares of our restricted stock in 2017.

(5)
With respect to Mr. Foley, amount includes (1) for FNF, dividends on restricted stock and ESPP matching contributions, and (2) for Black Knight, amount includes ESPP matching contributions, personal airplane use, life insurance premiums, executive medical plan premiums and 401(k) matching contributions through the date of the Black Knight Spin-Off.

Foley ($)
ESPP Matching Contributions—FNF	17,163
ESPP Matching Contributions—Black Knight	24,895
Restricted Stock Dividends	192,265
Life Insurance Premiums	247
Personal Airplane Use—Black Knight	329,769
Executive Medical	29,869
Company match—401(k)—Black Knight	5,738

Certain Relationships and Related Transactions Involving FNF

Agreements with Cannae

        As a result of the Split-Off, FNF and Cannae operate separately. In connection with the Split-Off, our title insurance underwriters Fidelity National Title Insurance Company, Chicago Title Insurance Company and Commonwealth Land Title Insurance Company contributed an aggregate of $100 million to Cannae in exchange for 5,706,134 shares of Cannae common stock. As of December 31, 2017, these shares represented approximately 8% of Cannae's outstanding shares. We will dispose of the Cannae shares as soon as a disposition is warranted consistent with the business reasons for the ownership of the shares, but in no event later than five years after the Split-Off. In addition, we are subject to certain restrictions regarding voting of our Cannae shares described under "Voting Agreement" below. In addition, we and Cannae have overlapping executive officers. William P. Foley, II, our non-executive Chairman, is Executive Chairman of Cannae and serves on the boards of directors of FNF and Cannae; Brent B. Bickett, our Executive Vice President of Corporate Strategy is President of Cannae; and Michael L. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, serves as Executive Vice President, General Counsel and Corporate Secretary of Cannae. In order to govern certain of the ongoing relationships between us and Cannae and to provide mechanisms for an orderly transition, we have entered into certain agreements with Cannae, the terms of which are summarized below.

Reorganization Agreement

        In connection with the Split-Off, we entered into a reorganization agreement with Cannae (the reorganization agreement) to provide for, among other things, the principal corporate transactions required to effect the Split-Off, certain conditions to the Split-Off and provisions governing the relationship between Cannae and FNF with respect to and resulting from the Split-Off.

        The reorganization agreement provided for that, prior to the redemption date, (i) FNF would contribute to Cannae all of the assets and liabilities of Fidelity National Financial Ventures Group and (ii) subject to the satisfaction or waiver of certain conditions, FNF would redeem each outstanding share of FNFV common stock for shares of Cannae common stock that FNF received pursuant to the contribution.

        The reorganization agreement also provides for mutual indemnification obligations, which are designed to make Cannae financially responsible for substantially all of the liabilities that may exist relating to the conduct of the businesses included in Cannae, whether such conduct occurred before or after the Split-Off, together with certain other specified liabilities, as well as for all liabilities incurred by Cannae after the Split-Off, and to make FNF financially responsible for all potential liabilities of Cannae which are not related to Cannae's businesses, including, for example, any liabilities arising as a result of Cannae having been a subsidiary of FNF, together with certain other specified liabilities. These indemnification obligations exclude any matters relating to taxes. The reorganization agreement also provides for each of Cannae and FNF to preserve the confidentiality of all confidential or proprietary information of the other party for five years following the closing of the Split-Off (or three years following disclosure of such information to the other party, whichever is longer), subject to customary exceptions, including disclosures required by law, court order or government regulation.

Voting Agreement

        In connection with the Split-Off and the issuance of the FNF Cannae shares, we entered into a voting agreement with Cannae (the voting agreement), pursuant to which we have agreed to cause our Cannae shares to be counted as present at any meeting of the stockholders of Cannae for the purpose of establishing a quorum. Additionally, under the voting agreement, we agreed to vote all of our Cannae shares in the same manner as, and in the same proportion to, all shares voted by holders of Cannae common stock (other than FNF and our subsidiaries) until the date on which FNF and our subsidiaries no longer beneficially own shares of Cannae common stock. In addition, we will not deposit any of our Cannae shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any of our Cannae shares, or take any action that would have the effect of preventing or materially delaying us from performing any of our obligations under the voting agreement.

Tax Matters Agreement

        We have also entered into a tax matters agreement with Cannae that governs our respective rights, responsibilities and obligations with respect to taxes, the filing of tax returns, the control of audits and other tax matters.

        Under the tax matters agreement, Cannae will pay, or as applicable, indemnify the FNF Group for any losses incurred by FNF with respect to (i) any taxes attributable to the operation and investments of the Cannae Group with respect to a pre Split-Off taxable period including any reduction to such taxes by reason of the use or offset of any tax item that is allocated to FNF, (ii) any taxes incurred as a result of the contribution and redemption, and (iii) any transfer taxes arising from the contribution and redemption, in each case other than taxes that arise from a disqualifying action. FNF will pay, or as applicable, indemnify the Cannae Group for any losses incurred by the Cannae Group with respect to (i) any taxes imposed by reason of a member of the Cannae Group having been a member of an FNF consolidated group on or prior to the Split-Off date, excluding any taxes which Cannae is responsible for as described above, (ii) any reduction in a tax payable by the FNF Group by reason of the use or offset of any tax item that is allocated to Cannae, and (iii) any taxes that are attributable to a disqualifying action.

        FNF will be responsible for preparing and filing all tax returns which include one or more members of the FNF Group and one or more members of the Cannae Group. After the Split-Off, Cannae will prepare and file all tax returns of passthrough entities that report taxes that will be reflected on a tax return of a member of the FNF Group, and FNF will have review and approval rights with respect to such tax returns.

        Generally, each of FNF and Cannae will be entitled to any refunds, credits, or offsets relating to taxes allocated to and paid by its respective group under the tax matters agreement. The members of the Cannae Group must waive their rights to carryback any tax attribute to a pre Split-Off taxable period of an FNF consolidated tax return to the extent permitted by applicable law. If such member is unable to elect to forego such carryback, the FNF Group will be entitled to any refunds resulting from such carryback.

        If a party to the tax matters agreement receives a notice of a tax audit from a tax authority, and believes it may have a suffered or could potentially suffer any tax liability for which it may request indemnification, it must inform the party liable to make such indemnification payment (the indemnifying party). The indemnifying party has the right to control such audit and compromise or settle such tax audit, provided that the indemnified party must consent to such compromise or settlement to the extent that the indemnified party may be materially affected by such compromise or settlement. However, in the case of an audit relating to the tax free status of the transactions, FNF and Cannae will have the right to jointly control the audit.

        To the extent permitted by applicable tax law, FNF and Cannae agree to treat any payments made under the tax matters agreement as a capital contribution or distribution (as applicable) immediately prior to the Split-Off. The amount of any indemnification payment made under the tax matters agreement will be reduced by the amount of any reduction in taxes actually realized by the party receiving such payment as a result of the event giving rise to the indemnification payment by the end of the taxable year in which the indemnity payment is made, and will be increased if and to the extent necessary to ensure that, after all required taxes on the indemnity payment are paid (including taxes applicable to any increases in the indemnity payment), the indemnified party receives the amount it would have received if the indemnity payment was not taxable.

        We also agreed with Cannae to terminate any agreements that, due to applicable regulatory requirements, cannot be terminated as of closing of the Split-Off (a Regulatory Agreement). If, following the Split-Off, any member of either the FNF Group or the Cannae Group is required, pursuant to any Regulatory Agreement, to make a payment to the other group, the party whose group received such a payment will be required to make a corresponding payment in equal amount to the other party, so that each group will be in the same economic position had such Regulatory Agreement been terminated as of closing.

        Finally, Cannae and its subsidiaries will be restricted by certain covenants related to the Split-Off. These restrictive covenants require that none of Cannae and its subsidiaries will:

  •
  take, or fail to take, any action if such action, or failure to act, would be inconsistent with any covenant or representation made by Cannae or any of its subsidiaries in any transaction document, or prohibit certain restructuring transactions related to the Split-Off from qualifying for tax-free treatment for U.S. federal income tax purposes;

  •
  during the restricted period, enter into any agreement, understanding, arrangement or substantial negotiations, pursuant to which any person or persons would (directly or indirectly) acquire, or have the right to acquire, Cannae equity interests; or

  •
  during the restricted period, discontinue, sell, transfer or cease to maintain its active trade or business.

        Notwithstanding the foregoing, Cannae and its affiliates may take an action prohibited by the foregoing if (i) FNF receives prior written notice describing the proposed action in reasonable detail, and (ii) Cannae delivers to FNF either (x) an opinion from a nationally recognized U.S. tax advisor providing that the completion of a proposed action by the Cannae Group (or any member thereof) should not affect the tax-free status of the transactions, or (y) a private letter ruling providing that the completion of a proposed action by the Cannae Group would not affect the tax-free status of the transactions, in each case in form and substance satisfactory to FNF. In addition, under certain circumstances Cannae will be permitted to issue reasonable Cannae equity-based compensation for services rendered to a member of the Cannae Group, provided that such person is permitted to receive Cannae stock under Safe Harbor VIII in Treasury regulations section 1.355-7(d).

Corporate Services Agreement

        We entered into a corporate services agreement with Cannae (the corporate services agreement) pursuant to which we will provide Cannae with certain specified services, including insurance administration and risk management; other services typically performed by FNF's legal, investor relations, tax, human resources, accounting and internal audit departments; and such other similar services that Cannae may from time to time request or require.

        We agreed to use commercially reasonable efforts to keep and maintain in effect its relationships with its licensors, vendors and service providers that are integral to the provision of the corporate services to Cannae. The corporate services agreement will continue in effect until the earlier of (i) the date on which the corporate services agreement is terminated by mutual agreement of Cannae and FNF and (ii) the third anniversary of the date on which the corporate services agreement was entered into.

        During the initial three years, we will provide these corporate services at no-cost, other than reimbursement for reasonable out-of-pocket costs and expenses incurred by us in connection with providing such services to Cannae. If the corporate services agreement remains in place for three years and is not mutually terminated by Cannae and FNF prior to that time, following the expiration of the initial three-year term, the corporate services agreement will automatically renew for successive one-year terms unless FNF and Cannae mutually agree to terminate the agreement. Prior to any such one-year renewal term, FNF and Cannae will negotiate mutually agreeable arm's length terms for the compensation Cannae will provide to us in exchange for the corporate services during such upcoming one-year term.

        Pursuant to the corporate services agreement, we received $150,759 in revenues from Cannae from the Split-Off until December 31, 2017.

Registration Rights Agreement

        Our title insurance underwriter subsidiaries that own Cannae shares (the Registration Rights Agreements parties) entered into registration rights agreements with Cannae. The registration rights agreements provide the Registration Rights Agreements parties, and their permitted transferees, with the right to require Cannae, at its expense, to register shares of Cannae common stock that the Registration Rights Agreements parties hold. The agreements also provide that Cannae will pay certain expenses of these electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. The following description summarizes such rights and circumstances.

  Demand Rights

        Subject to certain limitations, beginning one year following the effectiveness of the proxy statement/prospectus related to the Split-Off, the Registration Rights Agreements parties (and their permitted transferees) will have the right, by delivering written notice to Cannae, to require Cannae to register the number of shares of common stock requested to be so registered in accordance with the registration rights agreement. Within five days following receipt of notice of a demand registration, we will be required to give written notice to all other beneficial holders of our registrable shares of common stock that have joined the registration rights agreement. Subject to certain limitations as described below, Cannae will include in the registration all securities with respect to which its receives a written request for inclusion in the registration within ten days after Cannae gives notice. Following the demand request, Cannae is required to use reasonable best efforts to have the applicable registration statement filed with the SEC within a specified period following the demand and is required to use best efforts to cause the registration statement to be declared effective. Any demand registration must include registrable securities having an aggregate market value of at least $10 million, and holders of Cannae's registrable securities are limited to one demand registration within any nine month period.

  Shelf Registration Rights on Form S-3

        If Cannae is eligible to file a shelf registration statement on Form S-3, holders of registrable securities with registration rights under the registration rights agreement can request that Cannae register their shares for resale. Within five days following receipt of notice of a Form S-3 registration request, Cannae will be required to give written notice to all other beneficial holders of registrable shares of common stock that have joined the registration rights agreement. Subject to certain limitations as described below, Cannae will include in the Form S-3 registration all securities with respect to which it has received a written request for inclusion in the registration within seven days after it gives notice. Following such request, Cannae is required to use reasonable efforts to have the shelf registration statement declared effective. No Form S-3 registration request may be made within nine months following a prior demand or request.

        In addition, once a shelf registration statement has been declared effective by the SEC pursuant to the forgoing, thereafter, from time to time, any holder of registrable securities that has joined the registration rights agreement may, by notice to Cannae, require Cannae to register such holder's registrable securities pursuant to the shelf registration statement.

  Piggyback Rights

        Holders of registrable shares of common stock under the registration rights agreement will be entitled to request to participate in, or "piggyback" on, registrations of certain securities for sale by Cannae at any time after the Split-Off. This piggyback right will apply to any registration other than registration statements relating to any employee benefit plans, registration statements related to the issuance or resale of securities issued in connection with transactions or corporate reorganizations under Rule 145 of the Securities Act, or registration statements related to stock issued upon conversion of debt securities.

  Conditions and Limitations

        The registration rights are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and Cannae's right to delay, suspend or withdraw a registration statement under specified circumstances. Additionally, in certain circumstances Cannae may withdraw a registration upon request by the holder of registrable securities.

Revolver Note

        We entered into a revolver note with Cannae, which allows Cannae to borrow revolving loans from us from time to time in an aggregate amount not to exceed $100 million. The proceeds of the revolving loans may be used for investment purposes and working capital needs. The revolving loans accrue interest at LIBOR plus 450 basis points and mature on the five-year anniversary of the date of the revolver note. The maturity date is automatically extended for additional five-year terms unless notice of non-renewal is otherwise provided by either FNF or Cannae, in their sole discretion.

Agreements with Black Knight

        As a result of the Spin-Off, FNF and Black Knight are separate independent companies. Mr. Foley, our Chairman of the Board, also serves as Executive Chairman of Black Knight and is a director of both FNF and Black Knight, and Mr. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, serves as Executive Vice President, General Counsel and Corporate Secretary of Black Knight. In addition, Thomas M. Hagerty, Richard N. Massey and John D. Rood serve on the boards of directors of both FNF and Black Knight. In order to govern certain of the ongoing relationships between us and Black Knight following the Spin-Off, we have entered into certain agreements with Black Knight, the terms of which are summarized below.

Tax Matters Agreement

        In connection with the Spin-Off, we entered into a tax matters agreement with Black Knight that governs our respective rights, responsibilities and obligations with respect to taxes, the filing of tax returns, the control of audits and other tax matters.

        Under the tax matters agreement, we will be required to indemnify Black Knight for (i) any taxes of Black Knight or its subsidiaries New BKH Corp. (New BKH) or Black Knight Holdings, Inc. (BKHI) (except for taxes otherwise required to be indemnified by Black Knight, as described below) with respect to a pre-Spin-Off taxable period, (ii) any taxes (except for taxes otherwise required to be indemnified by us) pursuant to Treasury regulations Section 1.1502-6 (or comparable provision under any other applicable law) by reason of New BKH, BKHI, or Black Knight having been a member of an FNF Group on or prior to the Spin-Off date, (iii) any taxes resulting from the contributions or the Spin-Off failing to qualify as a reorganization within the meaning of Section 368(a) of the IRC and a distribution to which Section 355 of the IRC applies, (iv) any taxes arising as a result of the separation (other than taxes set forth in clause (iii), above), and (v) all transfer taxes, except, in each case, for taxes that arise from or are attributable to what we refer to as a Black Knight disqualifying action (as such term is described below).

        Black Knight will be required to indemnify the FNF Group for (i) any taxes of New BKH or Black Knight attributable to a post-Spin-Off taxable period, (ii) any taxes, including with respect to a pre-Spin-Off taxable period, attributable to the ownership of BKFS LLC units by BKHI and other FNF Group members (excluding any taxes arising from any transfer of the BKFS LLC units by BKHI or any FNF Group member) except to the extent BKFS LLC previously made a tax distribution to BKHI or an FNF Group member in respect of such taxes, (iii) any taxes that arise from or are attributable to (a) any action by Black Knight or any of its subsidiaries, or the failure to take any action within their control which, negates the tax-free status of the transactions; or (b) direct or indirect changes in ownership of Black Knight or New BKH equity interests that cause the Spin- Off to be a taxable event to FNF as a result of the application of Section 355(e) of the IRC or to be a taxable event as a result of a failure to satisfy the "continuity of interest" or "device" requirements for tax-free treatment under Section 355 of the IRC (clauses (a) and (b), together, which we refer to as Black Knight disqualifying actions.

        FNF will be responsible for preparing and filing all tax returns that include one or more members of the FNF Group and one or more members of the Black Knight Group for taxable periods beginning on or before the Spin-Off date. After the Spin-Off date, Black Knight will prepare and file all tax returns filed by BKFS LLC that report taxes that will be reflected on a tax return of a member of the FNF Group, and FNF will have review and approval rights with respect to such tax returns.

        Generally, each of FNF and Black Knight will be entitled to any refunds, credits, or offsets relating to taxes allocated to and paid by its respective group under the tax matters agreement. The members of the Black Knight Group will be required to waive their rights to carryback any tax attribute to a pre-Spin-Off taxable period of an FNF consolidated tax return to the extent permitted by applicable law. If such member is unable to elect to forego such carryback, FNF will be entitled to any refunds resulting from such carryback.

        If a party to the tax matters agreement receives a notice of a tax audit from a tax authority, and believes it may have suffered or could potentially suffer any tax liability for which it may request indemnification, it must inform the party liable to make such indemnification payment, which we refer to as the indemnifying party. The indemnifying party will have the right to control such audit and compromise or settle such tax audit, provided that the indemnified party must consent to such compromise or settlement to the extent that the indemnified party may be materially affected by such compromise or settlement. FNF and Black Knight will each have the right to jointly control any audit or proceeding relating to taxes incurred in connection with a failure of the separation to qualify for tax-free treatment, and neither FNF nor Black Knight will be permitted to compromise or settle any such audit or proceeding without the other party's consent.

        To the extent permitted by applicable tax law, FNF, Black Knight and New BKH agree to treat any payments made under the tax matters agreement as a capital contribution or distribution (as applicable) immediately prior to the Spin-Off. The amount of any indemnification payment made under the tax matters agreement will be reduced by the amount of any reduction in taxes actually realized by the party receiving such payment as a result of the event giving rise to the indemnification payment by the end of the taxable year in which the indemnity payment is made, and will be increased if and to the extent necessary to ensure that, after all required taxes on the indemnity payment are paid (including taxes applicable to any increases in the indemnity payment), the indemnified party receives the amount it would have received if the indemnity payment was not taxable.

        Finally, Black Knight and its subsidiaries are restricted by certain covenants related to the Spin-Off. These restrictive covenants require that none of Black Knight and its subsidiaries will:

  •
  take, or fail to take, any action following the Spin-Off if such action, or failure to act, would be inconsistent with any covenant or representation made by Black Knight or any of its subsidiaries in any transaction document, or prohibit certain separation transactions related to the Spin-Off or the Spin-Off from qualifying for tax-free treatment for U.S. federal income tax purposes;

  •
  during the restricted period, enter into any agreement, understanding, arrangement or substantial negotiations, pursuant to which any person or persons would (directly or indirectly) acquire, or have the right to acquire, Black Knight or New BKH equity interests (other than in connection with the mergers); or

  •
  during the restricted period, sell or transfer, or cease to actively engage in, its active trade or business for purposes of Section 355(b) of the IRC.

        Notwithstanding the foregoing, Black Knight and its affiliates may take an action prohibited by the foregoing if (i) FNF receives prior written notice describing the proposed action in reasonable detail, and (ii) Black Knight delivers to FNF either (x) an opinion from a nationally recognized U.S. tax advisor providing that the completion of a proposed action by the Black Knight Group (or any member thereof) would not affect the tax-free status of the transactions; or (y) a private letter ruling from the IRS providing that the completion of a proposed action by the Black Knight Group should not affect the tax-free status of the transactions, in each case in form and substance satisfactory to FNF; provided, however, that under certain circumstances, Black Knight shall be permitted to (A) redeem its shares on the open market pursuant to a certain share repurchase program and to issue reasonable Black Knight equity-based compensation for services rendered to a member of the Black Knight Group if such person is permitted to receive Black Knight stock under Safe Harbor VIII in Treasury regulations section 1.355-7(d), (B) repurchase equity interests of Black Knight from any person who acquired such equity interests pursuant to the BKFS merger or the Interest Exchange Agreement entered into between Black Knight and THL, or (C) issue equity in the manner described in U.S. Treasury Regulation Section 1.355-7(d)(9).

Services Agreements

        We have various agreements with Black Knight, including certain of its subsidiaries, pursuant to which Black Knight provides technology, data and analytics services, as well as corporate shared services and information technology. In addition, we provide certain corporate services to Black Knight, including certain legal services and corporate administrative services. Pursuant to these arrangements, during the year ended December 31, 2017, we received $12.3 million in revenues and recorded $56.8 million in operating expenses from Black Knight and its subsidiaries.

Sales Promotion Agreement

        In connection with the Spin-Off, we entered into a Sales Promotion Agreement with Black Knight, which we refer to as the sales promotion agreement. Pursuant to the agreement, each party agrees to co-operate with the other party in promoting such party's products and services to its customers. If the promotional activities are mutually advantageous, each party shall identify any customers who may be interested in the services of the other party, so that the parties can coordinate appropriate engagement of such promotional activities. The sales promotion agreement has an initial term of five years, and will renew automatically for additional five year terms unless terminated by either party with at least 90 days written notice prior to the start of the next term.

Non-Competition Agreement

        In connection with the Spin-Off, we entered into a Non-Competition Agreement with Black Knight, which we refer to as the non-competition agreement. Pursuant to the agreement, Black Knight will not, among other things, without our prior written consent, engage in or acquire any businesses engaged in title generation/escrow services, appraisal, or default and field services work (other than technology solutions for such services). Such restrictions are subject to an exception allowing Black Knight to acquire a business engaged in such restricted services if at least 90% of such business' revenue is contributed by activities other than such restricted activities. Black Knight also agreed not to engage in certain transactions such as a merger, sale of assets, or sale of greater than 5% of its equity interests to a buyer that derives 10% or more of its revenue from such restricted services. The non-competition agreement terminates on the tenth anniversary of the date of entry into such agreement.

Cross-Indemnity Agreement

        We have entered into a cross-indemnity agreement with ServiceLink. Pursuant to the cross-indemnity agreement, ServiceLink indemnifies us for liabilities relating to, arising out of or resulting from the conduct of ServiceLink's business or any action, suit or proceeding in which we or any of our subsidiaries are named by reason of being a successor to the business of LPS and the cause of such action, suit or proceeding relates to the business of ServiceLink. In return, we indemnify ServiceLink for liabilities relating to, arising out of, or resulting from the conduct of our business.

Other Related Party Transactions

        During 2017, certain entities owned or controlled by our non-executive Chairman, William P. Foley II, paid us an aggregate of $42,000 for information technology support services. Amounts paid to the Company by entities owned or controlled by Mr. Foley are believed to be at market rates for similar services or at the cost to provide the service incurred by the Company. Also, during 2017, we paid, in the ordinary course of business, amounts to certain companies owned, in whole or part by Mr. Foley, including: $647,734 to Rock Creek Cattle Company, Ltd. and affiliated companies related primarily to hosting Company events, $411,790 to Black Knight Sports and Entertainment, LLC and affiliated companies related primarily to the purchase season tickets and other tickets used for client entertainment and employee recognition, $108,350 to Foley Family Wines for wine purchases related to employee recognitions, and $121,213 to Mr. Foley's other affiliated companies primarily for travel to and hosting Company events. We believe the amounts charged to us in the foregoing transactions were fair and reasonable and represent market rates that would be charged to unaffiliated third party customers for the same types of services. We believe that FNF receives intangible business benefits as a result of these activities as they foster increased loyalty to the Company.

        On November 30, 2017, FNF made an investment of $213 million in FGL Holdings for which we received 13,732,000 common shares and 100,000 Series B Cumulative Preferred shares pursuant to an Investment Agreement among FGL Holdings, FNF and other parties thereto. As a result of the November 2017 investment, we hold an aggregate investment with a fair market value of approximately $246 million as of December 31, 2017 in FGL Holdings. The dividend rate of the preferred shares is 7.5% per annum, payable quarterly in cash or additional preferred shares, or PIK shares, at FGL's option, subject to increase beginning 10 years after issuance based on the then-current three- month LIBOR rate plus 5.5%. Commencing 10 years after issuance of the preferred shares, and only following a failed remarketing of the preferred shares, we will have the right to convert the preferred shares into a number of ordinary shares of FGL based upon a conversion ratio. We purchased the ordinary common shares and the preferred shares on the same terms and conditions as other parties to the Investment Agreement. Mr. Foley serves as FGL Holding's Co-Executive Chairman and owns approximately 10.5% of its outstanding ordinary shares. In addition, our director Richard N. Massey also serves as a director of FGL Holdings.

        Sara Bennett, the daughter-in-law of Mr. Quirk, is an attorney who is employed by a subsidiary of the Company as underwriting counsel. In 2017, Ms. Bennett's gross earnings were $386,087, which is consistent with other employees holding similar titles at the Company. She also received health and other benefits customarily provided to similarly situated employees.

        Our audit committee has reviewed and approved each of the transactions described above in accordance with the terms of our Code of Conduct related to the approval of related party transactions, which are described below. The audit committee also discussed and approved Mr. Foley's involvement with the Vegas Golden Knights and FGL Holdings.

Review, Approval or Ratification of Transactions with Related Persons

        Pursuant to our codes of ethics, a "conflict of interest" occurs when an individual's private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it is related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

  •
  any significant ownership interest in any supplier or customer;

  •
  any consulting or employment relationship with any customer, supplier or competitor; and

  •
  selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

        It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. Our Chief Compliance Officer, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding transactions to/from related persons. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our Chief Compliance Officer. The Chief Compliance Officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person's interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors such officer deems appropriate. After reviewing the facts and circumstances of each transaction, the Chief Compliance Officer, with assistance from the legal staff, determines whether the director or officer in question (or their immediate family member) has a direct or indirect material interest in the transaction and whether or not to approve the transaction in question.

        With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our codes of ethics require that each such officer must:

  •
  discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;

  •
  in the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

  •
  in the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

        In the case of any material transactions or relationships involving our Chief Financial Officer or our Chief Accounting Officer, the General Counsel must submit a list of any approved material transactions semi-annually to the audit committee for its review.

        Under Securities and Exchange Commission rules, certain transactions in which we are or will be a participant and in which our directors, executive officers, certain shareholders and certain other related persons had or will have a direct or indirect material interest are required to be disclosed in this related person transactions section of our proxy statement. In addition to the procedures above, our audit committee reviews and approves or ratifies any such transactions that are required to be disclosed. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16 of the Securities Exchange Act of 1934, requires the Company's executive officers and directors to file reports of their ownership, and changes in ownership, of the Company's common stock with the Securities and Exchange Commission. Executive officers and directors are required by the Securities and Exchange Commission's regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2017. Based solely upon a review of these reports, we believe all directors and executive officers of the Company complied with the requirements of Section 16(a) in 2017.

LEGAL MATTERS

        The validity of the shares of FNF common stock to be issued pursuant to the mergers will be passed upon by Weil, Gotshal & Manges LLP.

 EXPERTS

FNF

        The consolidated financial statements and schedules of Fidelity National Financial, Inc. at December 31, 2017, and for the year ended December 31, 2017, appearing in this Registration Statement and prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and their report on the effectiveness of Fidelity National Financial, Inc.'s internal control over financial reporting as of December 31, 2017, are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Fidelity National Financial, Inc., as of December 31, 2016, and for each of the years in the two-year period ended December 31, 2016, have been included herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

Stewart

        The consolidated financial statements of Stewart and its subsidiaries (including the related notes and financial statement schedules that appear therein) as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management's assessment of the effectiveness of Stewart's internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

STEWART STOCKHOLDER PROPOSALS

        If the merger agreement is approved by the requisite vote of Stewart's stockholders and the mergers are consummated prior to the date that Stewart is required by applicable law to hold its 2019 annual meeting, Stewart will become a wholly-owned subsidiary of FNF and, consequently, will not hold an annual meeting of its stockholders in 2019. If the mergers are consummated prior to the record date for the 2019 annual meeting of stockholders of FNF, Stewart stockholders electing to receive the stock election consideration or mixed election consideration will be entitled to participate, as stockholders of FNF following the mergers, in the 2019 annual meeting of stockholders of FNF.

        If the mergers are not consummated prior to the date that Stewart is required by applicable law to hold its 2019 annual meeting, in order to be included in the proxy statement and form of proxy relating to Stewart's 2019 annual meeting of stockholders, proposals of Stewart stockholders must comply with Rule 14a-8 of the Exchange Act and be received by Stewart at its principal executive offices, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056, by December 24, 2018. If you wish to bring any item of business, except to nominate an individual for election as a director, before the stockholders at Stewart's 2019 annual meeting of stockholders, you must provide notice of your intention to do so in accordance with the advance notice of business procedures set forth in the Stewart by-laws no later than February 21, 2019 and no earlier than January 22, 2019 annual meeting of stockholders, you must provide notice of your intention to do so in accordance with the advance notice of nomination procedures set forth in the Stewart by-laws no later than February 21, 2019 and no earlier than January 22, 2019.

        Additional information regarding Stewart's procedures and the 2019 annual meeting of stockholders is located in Stewart's Proxy Statement on Schedule 14A filed on April 23, 2018, which is incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information".

 HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders or shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders or shareholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to stockholders or shareholders residing at the same address, unless stockholders or shareholders have notified Stewart of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders or shareholders and cost savings for companies.

        If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement/prospectus, or if you are receiving multiple copies of this proxy statement/prospectus and wish to receive only one, please contact Stewart at the address identified below. Stewart will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any stockholder or shareholder, as applicable, residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Stewart Information Services Corporation, 1980 Post Oak Blvd., Houston, Texas 77056, (713) 625-8100.

WHERE YOU CAN FIND MORE INFORMATION

        Stewart and FNF each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Stewart and FNF, who file electronically with the SEC. The address of that site is www.sec.gov.

        Investors may also consult FNF's or Stewart's website for more information about Stewart or FNF, respectively. FNF's website is www.fnf.com. Stewart's website is www.stewart.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

        FNF has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of FNF common stock to be issued to Stewart stockholders pursuant to the mergers. The registration statement, including the attached exhibits, contains additional relevant information about FNF and FNF common stock. The rules and regulations of the SEC allow Stewart and FNF to omit certain information included in the registration statement from this proxy statement/prospectus.

INCORPORATION BY REFERENCE

        In addition, the SEC allows Stewart to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.

        This proxy statement/prospectus incorporates by reference the documents listed below that Stewart has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Stewart, its financial condition or other matters.

Stewart SEC Filings

  •
  Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 28, 2018;

  •
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the SEC on May 3, 2018;

  •
  Current Reports on Form 8-K filed with the SEC on January 3, 2018, January 4, 2018, February 28, 2018, March 19, 2018, May 23, 2018, June 4, 2018 and June 19, 2018; and

  •
  Definitive Proxy Statement for Stewart's 2018 annual meeting filed with the SEC on April 23, 2018.

        In addition, Stewart incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the Stewart special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed.

        You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or Stewart will provide you with copies of these documents, without charge, upon written or oral request to:

    Stewart Information Services Corporation
    1980 Post Oak Blvd.
    Houston, Texas 77056
    (713) 625-8100
    Attention: Corporate Secretary

        In the event of conflicting information in this proxy statement/prospectus in comparison to any document incorporated by reference into this proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

        You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated August 1, 2018. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this proxy statement/prospectus to Stewart stockholders nor the issuance by FNF of shares of common stock pursuant to the mergers will create any implication to the contrary.

        This document contains a description of the representations and warranties that each of Stewart and FNF made to the other in the merger agreement. Representations and warranties made by Stewart, FNF and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Stewart, FNF or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

INDEX TO FNF'S FINANCIAL STATEMENTS

        Financial Statements.    The following is a list of the Consolidated Financial Statements of Fidelity National Financial, Inc. and its subsidiaries:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-4
Consolidated Balance Sheets as of December 31, 2017 and 2016	F-6
Consolidated Statements of Earnings for the Years Ended December 31, 2017, 2016 and 2015	F-7
Consolidated Statements of Comprehensive Earnings for the Years Ended December 31, 2017, 2016 and 2015	F-8
Consolidated Statements of Equity for the Years Ended December 31, 2017, 2016 and 2015	F-9
Consolidated Statements of Cash Flows for the Years Ended December 31, 2017, 2016 and 2015	F-12
Notes to Consolidated Financial Statements	F-13
Financial Statement Schedules. The following is a list of financial statement schedules.
SCHEDULE II: Fidelity National Financial, Inc. (Parent Company Financial Statements)	F-64
SCHEDULE V: Valuation and Qualifying Accounts	F-68
Financial Statements. The following is a list of the interim Condensed Consolidated Financial Statements of Fidelity National Financial, Inc. and its subsidiaries:
Condensed Consolidated Balance Sheets as of March 31, 2018 and December 31, 2017	F-69
Condensed Consolidated Statement of Earnings for the three-month periods ended March 31, 2018 and 2017	F-70
Condensed Consolidated Statement of Equity for the three-month periods ended March 31, 2018 and 2017	F-72
Condensed Consolidated Statement of Cash Flows for the three-month periods ended March 31, 2018 and 2017	F-73
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-74

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Fidelity National Financial, Inc.

Opinion on Internal Control over Financial Reporting

        We have audited Fidelity National Financial, Inc. and subsidiaries' internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, Fidelity National Financial, Inc. and subsidiaries (the Company) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on the COSO criteria.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheet of Fidelity National Financial, Inc. and subsidiaries as of December 31, 2017, and the related consolidated statements of earnings, comprehensive earnings, equity and cash flows for the year then ended, and the related notes and financial statement schedules listed in the Index at Item 15(a)(2) and our report dated February 23, 2018 expressed an unqualified opinion thereon.

Basis for Opinion

        The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying "Management's Annual Report on Internal Control over Financial Reporting". Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

        Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP
Certified Public Accountants

Jacksonville, Florida
February 23, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Fidelity National Financial, Inc.

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheet of Fidelity National Financial, Inc. and subsidiaries as of December 31, 2017, and the related consolidated statements of earnings, comprehensive earnings, equity and cash flows for the year then ended, and the related notes and financial statement schedules listed in the accompanying Index (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2017, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 23, 2018 expressed an unqualified opinion thereon.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
Certified Public Accountants

We have served as the Company's auditor since 2017.

Jacksonville, Florida
February 23, 2018,
Except for Note S, as to which the date is
May 30, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Fidelity National Financial, Inc.:

        We have audited the accompanying Consolidated Balance Sheet of Fidelity National Financial, Inc. and subsidiaries as of December 31, 2016, and the related Consolidated Statements of Earnings, Comprehensive Earnings, Equity, and Cash Flows for each of the years in the two-year period ended December 31, 2016. In connection with our audits of the Consolidated Financial Statements, we also have audited the Financial Statement Schedules listed in the accompanying Index. These Consolidated Financial Statements and Financial Statement Schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these Consolidated Financial Statements and Financial Statement Schedules based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position of Fidelity National Financial, Inc. and subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related Financial Statement Schedules, when considered in relation to the basic Consolidated Financial Statements taken as a whole, present fairly, in all material respect, the information set forth therein.

/s/ KPMG LLP
Jacksonville, Florida

February 27, 2017, except for Notes A and G,
as to which are as of February 23, 2018 and Note S,
as to which is as of May 30, 2018
Certified Public Accountants

Consolidated Balance Sheets as of December 31, 2017 and 2016

	December 31,
	2017	2016
	(In millions, except share data)
ASSETS
Investments:
Fixed maturities available for sale, at fair value, at December 31, 2017 and 2016, includes pledged fixed maturities of $364 and $332, respectively, related to secured trust deposits	$1,816	$2,407
Preferred stock available for sale, at fair value	319	315
Equity securities available for sale, at fair value	681	386
Investments in unconsolidated affiliates	150	150
Other long-term investments	110	42
Short-term investments, includes pledged short term investments of $3 and $212 at December 31, 2017 and 2016, respectively, related to secured trust deposits	295	482

Total investments	3,371	3,782
Cash and cash equivalents, at December 31, 2017 and 2016, includes pledged cash of $475 and $331, respectively, related to secured trust deposits	1,110	1,049
Trade and notes receivables, net of allowance of $18 and $21 at December 31, 2017 and 2016, respectively	317	322
Goodwill	2,746	2,555
Prepaid expenses and other assets	398	422
Other intangible assets, net	618	585
Title plants	398	395
Property and equipment, net	193	192
Assets of discontinued operations	—	5,219

Total assets	$9,151	$14,521

LIABILITIES AND EQUITY
Liabilities:
Accounts payable and other accrued liabilities	$955	$933
Income taxes payable	137	4
Notes payable	759	987
Reserve for title claim losses	1,490	1,487
Secured trust deposits	830	860
Deferred tax liability	169	370
Liabilities of discontinued operations	—	2,638

Total liabilities	4,340	7,279
Commitments and Contingencies:
Redeemable non-controlling interest by 21% minority holder of ServiceLink Holdings, LLC	344	344
Equity:
FNF Group common stock, $0.0001 par value; authorized 487,000,000 shares as of December 31, 2017 and 2016; outstanding of 274,431,737 and 272,205,261 as of December 31, 2017 and 2016, respectively; and issued of 287,718,304 and 285,041,900 as of December 31, 2017 and 2016, respectively	—	—
FNFV Group common stock, $0.0001 par value; authorized 113,000,000 shares as of December 31, 2016, outstanding of 66,416,822 as of December 31, 2016, and issued of 80,581,675 as of December 31, 2016, see Note G	—	—
Preferred stock, $0.0001 par value; authorized, 50,000,000 shares; issued and outstanding, none	—	—
Additional paid-in capital	4,587	4,848
Retained earnings	217	1,784
Accumulated other comprehensive earnings (loss)	111	(13)
Less: Treasury stock, 13,286,567 shares and 27,001,492 shares as of December 31, 2017 and 2016, respectively, at cost	(468)	(623)

Total Fidelity National Financial, Inc. shareholders' equity	4,447	5,996
Noncontrolling interests	20	902

Total equity	4,467	6,898

Total liabilities, redeemable non-controlling interest and equity	$9,151	$14,521

Consolidated Statements of Earnings for the Years Ended December 31, 2017, 2016 and 2015

	Year Ended December 31,
	2017	2016	2015
	(In millions, except share data)
Revenues:
Direct title insurance premiums	$2,170	$2,097	$2,009
Agency title insurance premiums	2,723	2,626	2,277
Escrow, title-related and other fees	2,637	2,416	2,246
Interest and investment income	131	126	121
Realized gains and losses, net	2	(8)	11

Total revenues	7,663	7,257	6,664

Expenses:
Personnel costs	2,460	2,275	2,137
Agent commissions	2,089	1,998	1,731
Other operating expenses	1,781	1,648	1,557
Depreciation and amortization	183	160	150
Provision for title claim losses	238	157	246
Interest expense	48	64	73

Total expenses	6,799	6,302	5,894

Earnings from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	864	955	770
Income tax expense on continuing operations	235	347	274

Earnings from continuing operations before equity in earnings of unconsolidated affiliates	629	608	496
Equity in earnings of unconsolidated affiliates	10	14	5

Net earnings from continuing operations	639	622	501
Earnings from discontinued operations, net of tax	155	70	60

Net earnings	794	692	561
Less: Net earnings attributable to non-controlling interests	23	42	34

Net earnings attributable to Fidelity National Financial, Inc. common shareholders	$771	$650	$527

Amounts attributable to Fidelity National Financial, Inc., common shareholders:
Net earnings from continuing operations, attributable to FNF Group common shareholders	$639	$627	$511
Net earnings from discontinued operations, attributable to FNF Group common shareholders	23	27	29

Net earnings attributable to FNF Group common shareholders	$662	$654	$540

Net earnings (loss) from discontinued operations attributable to FNFV Group common shareholders	$109	$(4)	$(13)

Earnings per share
Basic
Net earnings from continuing operations attributable to FNF Group common shareholders	$2.36	$2.31	$1.85
Net earnings from discontinued operations attributable to FNF Group common shareholders	0.08	0.09	0.10

Net earnings per share attributable to FNF Group common shareholders	$2.44	$2.40	$1.95

Net earnings (loss) per share from discontinued operations attributable to FNFV Group common shareholders	$1.68	$(0.06)	$(0.16)

Diluted
Net earnings from continuing operations attributable to FNF Group common shareholders	$2.30	$2.24	$1.79
Net earnings from discontinued operations attributable to FNF Group common shareholders	0.08	0.10	0.10

Net earnings per share attributable to FNF Group common shareholders	$2.38	$2.34	$1.89

Net earnings (loss) per share from discontinued operations attributable to FNFV Group common shareholders	$1.63	$(0.06)	$(0.16)

Weighted average shares outstanding FNF Group common stock, basic basis	271	272	277

Weighted average shares outstanding FNF Group common stock, diluted basis	278	280	286

Cash dividends paid per share FNF Group common stock	$1.02	$0.88	$0.80

Weighted average shares outstanding FNFV Group common stock, basic basis	65	67	79

Weighted average shares outstanding FNFV Group common stock, diluted basis	67	70	82

See Notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Earnings for the Years Ended December 31, 2017, 2016 and 2015

	Year Ended December 31,
	2017	2016	2015
	(In millions)
Net earnings	$794	$692	$561
Other comprehensive earnings (loss), net of tax:
Unrealized gain (loss) on investments and other financial instruments, net (excluding investments in unconsolidated affiliates)(1)	25	38	(38)
Unrealized gain (loss) relating to investments in unconsolidated affiliates(2)	12	10	(27)
Unrealized gain (loss) on foreign currency translation and cash flow hedging(3)	6	2	(8)
Reclassification adjustments for change in unrealized gains and losses included in net earnings(4)	3	—	—
Minimum pension liability adjustment(5)	9	6	2

Other comprehensive earnings (loss)	55	56	(71)

Comprehensive earnings	849	748	490
Less: Comprehensive earnings attributable to noncontrolling interests	25	41	34

Comprehensive earnings attributable to Fidelity National Financial Inc. common shareholders	$824	$707	$456

Comprehensive earnings attributable to FNF Group common shareholders	$709	$703	$494

Comprehensive earnings (loss) attributable to FNFV Group common shareholders	$115	$4	$(38)

(1)
Net of income tax expense (benefit) of $16 million, $23 million, and $(23) million for the years ended December 31, 2017, 2016 and 2015, respectively.

(2)
Net of income tax expense (benefit) of $7 million, $6 million, and $(17) million for the years ended December 31, 2017, 2016 and 2015, respectively.

(3)
Net of income tax expense (benefit) of $4 million, $1 million, and $(7) million for the years ended December 31, 2017, 2016, and 2015, respectively.

(4)
Net of income tax expense of $2 million for the year ended December 31, 2017.

(5)
Net of income tax expense of $3 million for the years ended December 31, 2017, 2016, and 2015, respectively.

See Notes to Consolidated Financial Statements.

Consolidated Statements of Equity for the Years Ended December 31, 2017, 2016 and 2015

	Fidelity National Financial, Inc. Common Shareholders
			FNFV Group Common Stock
	FNF Group Common Stock						Accumulated Other Comprehensive Earnings (Loss)	Treasury Stock
												Redeemable Non- controlling Interests
					Additional Paid-In Capital	Retained Earnings				Non- controlling Interests	Total Equity
	Shares	$	Shares	$				Shares	$
	(In millions)
Balance, December 31, 2014	279	$—	93	$—	$4,855	$1,150	$2	—	$(13)	$79	$6,073	$715
Gain on Black Knight IPO	—	—	—	—	53	—	—	—	—	(96)	(43)	—
Proceeds Black Knight IPO	—	—	—	—	—	—	—	—	—	475	475	—
Exercise of stock options	2	—	—	—	26	—	—	—	—	—	26	—
Purchase of additional interest in consolidated subsidiaries	—	—	—	—	(6)	—	—	—	—	—	(6)	—
Tax benefit associated with the exercise of stock-based compensation	—	—	—	—	21	—	—	—	—	—	21	—
Issuance of restricted stock	1	—	—	—	—	—	—	—	—	—	—	—
Equity offering costs	—	—	—	—	(1)	—	—	—	—	—	(1)	—
Other comprehensive earnings—unrealized loss on investments and other financial instruments	—	—	—	—	—	—	(38)	—	—	—	(38)	—
Other comprehensive earnings—unrealized loss on investments in unconsolidated affiliates	—	—	—	—	—	—	(27)	—	—	—	(27)	—
Other comprehensive earnings—unrealized loss on foreign currency and cash flow hedging	—	—	—	—	—	—	(8)	—	—	—	(8)	—
Other comprehensive earnings—minimum pension liability adjustment	—	—	—	—	—	—	2	—	—	—	2	—
Stock-based compensation	—	—	—	—	38	—	—	—	—	(41)	(3)	59
Shares withheld for taxes and in treasury	—	—	—	—	—	—	—	—	(14)	—	(14)	—
Purchases of treasury stock	—	—	—	—	—	—	—	27	(505)	—	(505)	—
Contributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	(1)	(1)	—
Sale of noncontrolling interest	—	—	—	—	—	—	—	—	—	(27)	(27)	—
Reclassification of redeemable NCI resulting from IPO/share conversion	—	—	—	—	—	—	—	—	—	430	430	(430)
Retirement of treasury shares	—	—	(12)	—	(186)	—	—	(12)	186	—	—	—
Distribution of J. Alexander's to FNFV Shareholders	—	—	—	—	—	(81)	—	—	—	(13)	(94)	—
Dilution of ownership in affiliates	—	—	—	—	(5)	—	—	—	—	—	(5)	—
Dividends declared	—	—	—	—	—	(222)	—	—	—	—	(222)	—
Subsidiary dividends paid to noncontrolling interests	—	—	—	—	—	—	—	—	—	(6)	(6)	—
Net earnings	—	—	—	—	—	527	—	—	—	34	561	—

Balance, December 31, 2015	282	$—	81	$—	$4,795	$1,374	$(69)	15	$(346)	$834	$6,588	$344

Consolidated Statements of Equity for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

	Fidelity National Financial, Inc. Common Shareholders
			FNFV Group Common Stock
	FNF Group Common Stock						Accumulated Other Comprehensive Earnings (Loss)	Treasury Stock
												Redeemable Non- controlling Interests
					Additional Paid-In Capital	Retained Earnings				Non- controlling Interests	Total Equity
	Shares	$	Shares	$				Shares	$
	(In millions)
Balance, December 31, 2015	282	$—	81	$—	$4,795	$1,374	$(69)	15	$(346)	$834	$6,588	$344
Exercise of stock options	2	—	—	—	19	—	—	—	—	—	19	—
Issuance of restricted stock	1	—	—	—	—	—	—	—	—	—	—	—
Other comprehensive earnings—unrealized gain (loss) on investments and other financial instruments	—	—	—	—	—	—	38	—	—	(1)	37	—
Other comprehensive earnings—unrealized gain on investments in unconsolidated affiliates	—	—	—	—	—	—	10	—	—	—	10	—
Other comprehensive earnings—unrealized gain on foreign currency and cash flow hedging	—	—	—	—	—	—	2	—	—	—	2	—
Other comprehensive earnings—minimum pension liability adjustment	—	—	—	—	—	—	6	—	—	—	6	—
Stock-based compensation	—	—	—	—	36	—	—	—	—	22	58	—
Shares withheld for taxes and in treasury	—	—	—	—	—	—	—	—	(9)	—	(9)
Purchases of treasury stock	—	—	—	—	—	—	—	12	(268)	—	(268)	—
Debt conversion settled in cash	—	—	—	—	(2)	—	—	—	—	—	(2)	—
Acquisition of noncontrolling interest	—	—	—	—	—	—	—	—	—	14	14	—
Dividends declared	—	—	—	—	—	(240)	—	—	—	—	(240)	—
Subsidiary dividends paid to noncontrolling interests	—	—	—	—	—	—	—	—	—	(9)	(9)	—
Net earnings	—	—	—	—	—	650	—	—	—	42	692	—

Balance, December 31, 2016	285	$—	81	$—	$4,848	$1,784	$(13)	27	$(623)	$902	$6,898	$344

Consolidated Statements of Equity for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

	Fidelity National Financial, Inc. Common Shareholders
			FNFV Group Common Stock
	FNF Group Common Stock						Accumulated Other Comprehensive Earnings (Loss)	Treasury Stock
												Redeemable Non- controlling Interests
					Additional Paid-In Capital	Retained Earnings				Non- controlling Interests	Total Equity
	Shares	$	Shares	$				Shares	$
	(In millions)
Balance, December 31, 2016	285	$—	81	$—	$4,848	$1,784	$(13)	27	$(623)	$902	$6,898	$344
Exercise of stock options	2	—	—	—	31	—	—	—	—	—	31	—
Issuance of restricted stock	1	—	—	—	—	—	—	—	—	—	—	—
Other comprehensive earnings—unrealized gain on investments and other financial instruments	—	—	—	—	—	—	25	—	—	2	27	—
Other comprehensive earnings—unrealized gain on investments in unconsolidated affiliates	—	—	—	—	—	—	12	—	—	—	12	—
Other comprehensive earnings—unrealized gain on foreign currency and cash flow hedging	—	—	—	—	—	—	6	—	—	—	6	—
Other comprehensive earnings—minimum pension liability adjustment	—	—	—	—	—	—	9	—	—	—	9	—
Reclassification adjustments for change in unrealized gains and losses included in net earnings	—	—	—	—	—	—	3	—	—	—	3	—
Stock-based compensation	—	—	—	—	33	—	—	—	—	11	44	—
Purchase of additional interest in consolidated subsidiaries	—	—	—	—	(1)	—	—	—	—	(1)	(2)	—
Shares withheld for taxes and in treasury	—	—	—	—	—	—	—	1	(18)	—	(18)
Purchases of treasury stock	—	—	—	—	—	—	—	1	(23)	—	(23)	—
Sale of consolidated subsidiary	—	—	—	—	—	—	—	—	—	(6)	(6)	—
Debt conversions settled in cash	—	—	—	—	(324)	—	—	—	—	—	(324)	—
Acquisitions of noncontrolling interests	—	—	—	—	—	—	—	—	—	44	44	—
Black Knight repurchases of BKFS stock	—	—	—	—	—	—	—	—	—	(47)	(47)	—
Spin-off of Black Knight	—	—	—	—	—	(823)	—	—	—	(801)	(1,624)	—
Distribution of FNFV to Cannae Holdings	—	—	(81)	—	—	(1,236)	69	(16)	196	(98)	(1,069)	—
Dividends declared	—	—	—	—	—	(279)	—	—	—	—	(279)	—
Subsidiary dividends paid to noncontrolling interests	—	—	—	—	—	—	—	—	—	(9)	(9)	—
Net earnings	—	—	—	—	—	771	—	—	—	23	794	—

Balance, December 31, 2017	288	$—	—	$—	$4,587	$217	$111	13	$(468)	$20	$4,467	$344

Consolidated Statements of Cash Flows for the Years Ended December 31, 2017, 2016 and 2015

	Year Ended December 31,
	2017	2016	2015
	(In millions)
Cash Flows From Operating Activities:
Net earnings	$794	$692	$561
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	389	431	410
Equity in losses of unconsolidated affiliates	2	8	16
Net loss on sales of investments and other assets, net	16	2	13
Gain on sale of OneDigital	(276)	—	—
Gain on sale of Cascade Timberlands	—	—	(12)
Stock-based compensation cost	44	58	56
Changes in assets and liabilities, net of effects from acquisitions:
Net (increase) decrease in trade receivables	(11)	(14)	7
Net increase in prepaid expenses and other assets	(60)	(4)	(95)
Net (decrease) increase in accounts payable, accrued liabilities, deferred revenue and other	(31)	87	(2)
Net increase (decrease) in reserve for title claim losses	3	(96)	(38)
Net change in income taxes	(133)	(2)	37

Net cash provided by operating activities	737	1,162	953

Cash Flows From Investing Activities:
Proceeds from sales of investment securities available for sale	434	238	775
Proceeds from calls and maturities of investment securities available for sale	626	452	383
Proceeds from sales of other assets	4	6	2
Proceeds from the sale of cost method and other investments	21	36	14
Additions to property and equipment and capitalized software	(149)	(290)	(241)
Purchases of investment securities available for sale	(659)	(589)	(1,092)
Purchases of other long-term investments	(86)	—	(27)
Net (purchases of) proceeds from short-term investment activities	26	547	(685)
Contributions to investments in unconsolidated affiliates	(78)	(166)	(97)
Distributions from unconsolidated affiliates	104	139	353
Net other investing activities	(7)	(7)	(11)
Proceeds from the sale of OneDigital	325	—	—
Acquisition of T-System Holding LLC, net of cash acquired	(202)	—	—
Acquisition of Title Guaranty of Hawaii, net of cash acquired	(93)	—	—
Acquisition of BPG Holdings, LLC, net of cash acquired	—	—	(43)
Proceeds from sale of Cascade Timberlands	—	—	56
Acquisition of Commissions, Inc., net of cash acquired	—	(229)	—
Acquisition of eLynx Holdings, Inc., net of cash acquired	—	(115)	—
Acquisitions of Real Geeks, LLC and Sky Slope, Inc., net of cash acquired	(82)	—	—
Other acquisitions/disposals of businesses, net of cash acquired	(105)	(213)	(68)

Net cash provided by (used in) investing activities	79	(191)	(681)

Cash Flows From Financing Activities:
Net change in secured trust deposits	(30)	160	79
Borrowings	785	132	1,360
Debt service payments	(996)	(200)	(1,359)
Additional investment in noncontrolling interest	(2)	—	(6)
Equity portion of debt conversions paid in cash	(317)	(2)	—
Proceeds from Black Knight IPO	—	—	475
Distributions by Black Knight to member	—	—	(17)
Debt and equity issuance costs	—	—	(1)
Black Knight treasury stock repurchases of BKFS stock	(47)	—	—
Cash transferred in J. Alexander's spin-off	—	—	(13)
Cash transferred in the Black Knight spin-off	(87)	—	—
Cash transferred in the FNFV split-off	(22)	—	—
Dividends paid	(278)	(239)	(220)
Subsidiary dividends paid to noncontrolling interest shareholders	(9)	(9)	(6)
Exercise of stock options	31	19	26
Payment of contingent consideration for prior period acquisitions	(16)	(4)	—
Payment for shares withheld for taxes and in treasury	(18)	(9)	(13)
Purchases of treasury stock	(23)	(276)	(498)

Net cash used in financing activities	(1,029)	(428)	(193)

Net (decrease) increase in cash and cash equivalents	(213)	543	79
Cash and cash equivalents, at beginning of year	1,323	780	701

Cash and cash equivalents, at end of year	$1,110	$1,323	$780

Notes to Consolidated Financial Statements

Note A. Business and Summary of Significant Accounting Policies

        The following describes the business and significant accounting policies of Fidelity National Financial, Inc. and its subsidiaries (collectively, "we," "us," "our," "the Company" or "FNF") which have been followed in preparing the accompanying Consolidated Financial Statements.

Description of Business

        We are a leading provider of (i) title insurance, escrow and other title-related services, including trust activities, trustee sales guarantees, recordings and reconveyances and home warranty products and (ii) technology and transaction services to the real estate and mortgage industries. FNF is the nation's largest title insurance company operating through its title insurance underwriters—Fidelity National Title Insurance Company ("FNTIC"), Chicago Title Insurance Company ("Chicago Title"), Commonwealth Land Title Insurance Company ("Commonwealth Title"), Alamo Title Insurance and National Title Insurance of New York Inc.—which collectively issue more title insurance policies than any other title company in the United States. Through our subsidiary, ServiceLink Holdings, LLC ("ServiceLink"), we provide mortgage transaction services, including title-related services and facilitation of production and management of mortgage loans.

        For information about our reportable segments, see Note R "Segment Information".

Recent Developments

        On November 30, 2017, FGL Holdings (formerly known as CF Corporation), a Cayman Islands exempted company, consummated its previously announced acquisition of Fidelity & Guaranty Life, a Delaware corporation ("FGL"), pursuant to the Agreement and Plan of Merger, dated as of May 24, 2017, as amended (the "Merger Agreement"), by and among CF Corporation, FGL, and certain subsidiaries of CF Corporation and FGL (collectively, the "FGL Merger"). In connection with the FGL Merger, FNF received 13,732,000 common shares and 100,000 Series B Cumulative Preferred ("FG Preferred") shares in exchange for an aggregate investment of $213 million. As of December 31, 2017 FNF owns 16,732,000 common shares, inclusive of 3,000,000 common shares of CF Corporation held prior to the FGL Merger, and 100,000 FG Preferred shares with an aggregate market value of $246 million and we own approximately 8.5% of the outstanding common equity of FGL. The Company's non-executive Chairman, William P. Foley, II, is also the Co-Executive Chairman of FGL.

        On November 17, 2017 we completed our previously announced split-off (the "FNFV Split-Off") of our former wholly-owned subsidiary Cannae Holdings, Inc. ("Cannae") which consisted of the businesses, assets and liabilities formerly attributed to our FNF Ventures ("FNFV") Group including Ceridian Holding, LLC, American Blue Ribbon Holdings, LLC and T-System Holding LLC. The FNFV Split-Off was accomplished by the Company's redemption (the "Redemption") of all of the outstanding shares of FNFV Group common stock, par value $0.0001 per share ("FNFV common stock") for outstanding shares of common stock of Cannae, par value $0.0001 per share ("Cannae common stock"), amounting to a redemption on a per share basis of each outstanding share of FNFV common stock for one share of Cannae common stock, as of November 17, 2017. As a result of the FNFV Split-Off, Cannae is a separate, publicly traded company (NYSE: CNNE). All of the Company's core title insurance, real estate, technology and mortgage related businesses, assets and liabilities currently attributed to the Company's FNF Group common stock that are not held by Cannae remain with the Company. As a result of the FNFV Split-Off, we have reclassified the assets and liabilities divested as assets and liabilities of discontinued operations in our Consolidated Balance Sheet as of December 31, 2016. Further, the financial results of FNFV Group have been reclassified to discontinued operations

Notes to Consolidated Financial Statements (Continued)

Note A. Business and Summary of Significant Accounting Policies (Continued)

for all periods presented in our Consolidated Statements of Earnings. For further details of the results of FNFV Group, see Note G, "Discontinued Operations".

        On November 17, 2017, Frank P. Willey resigned from our Board of Directors.

        On September 29, 2017 we completed our tax-free distribution, to FNF Group shareholders of all 83.3 million shares of New BKH Corp. ("New BKH") common stock that we previously owned (the "BK Distribution"). Immediately following the BK Distribution, New BKH and Black Knight Financial Services, Inc. ("Black Knight") engaged in a series of transactions resulting in the formation of a new publicly-traded holding company, Black Knight, Inc. ("New Black Knight"). Holders of FNF Group common stock received approximately 0.30663 shares of New Black Knight common stock for every one share of FNF Group common stock held at the close of business on September 20, 2017, the record date for the BK Distribution. New Black Knight's common stock is now listed under the symbol "BKI" on the New York Stock Exchange. The BK Distribution is expected to generally be tax-free to FNF Group shareholders for U.S. federal income tax purposes, except to the extent of any cash received in lieu of New Black Knight's fractional shares. As a result of the BK Distribution, we have reclassified the assets and liabilities divested as assets and liabilities of discontinued operations in our Consolidated Balance Sheet as of December 31, 2016. Further, the financial results of Black Knight have been reclassified to discontinued operations for all periods presented in our Consolidated Statements of Earnings. For further details of the results of Black Knight, see Note G, "Discontinued Operations".

        On August 31, 2017, we completed our acquisition of 90% of the membership interests of Title Guaranty of Hawaii ("Title Guaranty") for $98 million. Title Guaranty was previously an unaffiliated agent of Chicago Title and will continue to be closely aligned with Chicago Title as it formally becomes part of the FNF title company family. Founded in 1896, Title Guaranty is the oldest title company in the State of Hawaii and is a leading provider of title and escrow services, with more than 300 employees in branches across the State of Hawaii providing title insurance and real estate closing services. For further discussion, see Note B, "Acquisitions".

        On May 3, 2017, our Board of Directors adopted a resolution to increase the size of our Board of Directors to thirteen and elected Heather H. Murren to serve on our Board of Directors. Ms. Murren will serve in Class I of our Board of Directors, and her term will expire at the annual meeting of our shareholders to be held in 2018. In January 2018, Ms. Murren was appointed to the Audit Committee of our Board.

        Effective March 1, 2017, three of the Company's title insurance underwriters, Fidelity National Title Insurance Company, Chicago Title Insurance Company and Commonwealth Land Title Insurance Company, redomesticated from their respective former states of domicile to Florida (the "Redomestication"). In conjunction with the Redomestication, the Company received a special dividend of $280 million from these title insurance underwriters on March 15, 2017.

Principles of Consolidation and Basis of Presentation

        The accompanying Consolidated Financial Statements are prepared in accordance with generally accepted accounting principles ("GAAP") and include our accounts as well as our wholly-owned and majority-owned subsidiaries. All intercompany profits, transactions and balances have been eliminated. Our investments in non-majority-owned partnerships and affiliates are accounted for using the equity method until such time that they become wholly or majority-owned. Earnings attributable to

Notes to Consolidated Financial Statements (Continued)

Note A. Business and Summary of Significant Accounting Policies (Continued)

noncontrolling interests are recorded on the Consolidated Statements of Earnings relating to majority-owned subsidiaries with the appropriate noncontrolling interest that represents the portion of equity not related to our ownership interest recorded on the Consolidated Balance Sheets in each period.

Investments

        Fixed maturity securities are purchased to support our investment strategies, which are developed based on factors including rate of return, maturity, credit risk, duration, tax considerations and regulatory requirements. Fixed maturity securities which may be sold prior to maturity to support our investment strategies are carried at fair value and are classified as available for sale as of the balance sheet dates. Fair values for fixed maturity securities are principally a function of current market conditions and are valued based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly. Discount or premium is recorded for the difference between the purchase price and the principal amount. The discount or premium is amortized or accrued using the interest method and is recorded as an adjustment to interest and investment income. The interest method results in the recognition of a constant rate of return on the investment equal to the prevailing rate at the time of purchase or at the time of subsequent adjustments of book value. Changes in prepayment assumptions are accounted for retrospectively.

        Equity securities and preferred stocks held are considered to be available for sale and carried at fair value as of the balance sheet dates. Our equity securities and certain preferred stocks are Level 1 financial assets and fair values are based on quoted prices in active markets. Other preferred stock holdings are Level 2 financial assets and are valued based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly.

        Investments in unconsolidated affiliates are recorded using the equity method of accounting.

        Other long-term investments consist of various cost-method investments and company-owned life insurance policies. The cost-method investments are carried at historical cost. The carrying value of our cost-method investments is $78 million and $6 million, at December 31, 2017 and 2016, respectively. Company-owned life insurance policies are carried at cash surrender value.

        Short-term investments, which consist primarily of commercial paper and money market instruments, which have an original maturity of one year or less, are carried at amortized cost, which approximates fair value.

        Realized gains and losses on the sale of investments are determined on the basis of the cost of the specific investments sold and are credited or charged to income on a trade date basis. Unrealized gains or losses on securities which are classified as available for sale, net of applicable deferred income tax expenses (benefits), are excluded from earnings and credited or charged directly to a separate component of equity. If any unrealized losses on available for sale securities are determined to be other-than-temporary, such unrealized losses are recognized as realized losses. Unrealized losses are considered other-than-temporary if factors exist that cause us to believe that the value will not increase to a level sufficient to recover our cost basis. Some factors considered in evaluating whether or not a decline in fair value is other-than-temporary include: (i) our need and intent to sell the investment prior to a period of time sufficient to allow for a recovery in value; (ii) the duration and extent to which the fair value has been less than cost; and (iii) the financial condition and prospects of the issuer. Such reviews are inherently uncertain and the value of the investment may not fully recover or may decline in future periods resulting in a realized loss.

Notes to Consolidated Financial Statements (Continued)

Note A. Business and Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

        Highly liquid instruments purchased as part of cash management with original maturities of three months or less are considered cash equivalents. The carrying amounts reported in the Consolidated Balance Sheets for these instruments approximate their fair value.

Fair Value of Financial Instruments

        The fair values of financial instruments presented in the Consolidated Financial Statements are estimates of the fair values at a specific point in time using available market information and appropriate valuation methodologies. These estimates are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. We do not necessarily intend to dispose of or liquidate such instruments prior to maturity.

Trade and Notes Receivables

        The carrying values reported in the Consolidated Balance Sheets for trade and notes receivables approximate their fair value.

Goodwill

        Goodwill represents the excess of cost over fair value of identifiable net assets acquired and assumed in a business combination. Goodwill and other intangible assets with indefinite useful lives are reviewed for impairment annually or more frequently if circumstances indicate potential impairment, through a comparison of fair value to the carrying amount. In evaluating the recoverability of goodwill, we perform an annual goodwill impairment analysis based on a review of qualitative factors to determine if events and circumstances exist which will lead to a determination that the fair value of a reporting unit is greater than its carrying amount, prior to performing a full fair-value assessment.

        We completed annual goodwill impairment analyses in the fourth quarter of each period presented using a September 30 measurement date and as a result no goodwill impairments have been recorded. For the years ended December 31, 2017 and 2016, we determined there were no events or circumstances which indicated that the carrying value exceeded the fair value.

Other Intangible Assets

        We have other intangible assets, not including goodwill, which consist primarily of customer relationships and contracts, trademarks and tradenames, and computer software, which are generally recorded in connection with acquisitions at their fair value. Intangible assets with estimable lives are amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In general, customer relationships are amortized over their estimated useful lives, generally 10 years, using an accelerated method which takes into consideration expected customer attrition rates. Contractual relationships are generally amortized over their contractual life. Trademarks and tradenames are generally amortized over 10 years. Capitalized software includes the fair value of software acquired in business combinations, purchased software and capitalized software development costs. Purchased software is recorded at cost and amortized using the straight-line method over its estimated useful life. Software acquired in business combinations is recorded at its fair value and amortized using straight-line or accelerated methods over its estimated useful life, ranging from 5 to

Notes to Consolidated Financial Statements (Continued)

Note A. Business and Summary of Significant Accounting Policies (Continued)

10 years. For internal-use computer software products, internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Internal and external costs incurred during the application development stage are capitalized and amortized on a product by product basis commencing on the date the software is ready for its intended use. We do not capitalize any costs once the software is ready for its intended use.

        We recorded $1 million in impairment expense to other intangible assets during the years ended December 31, 2017 and 2016. The impairment in 2017 was for computer software at ServiceLink. The impairment in 2016 was for customer relationships and tradenames at our real estate subsidiaries in our Corporate and Other segment. We recorded no impairment expense related to other intangible assets in the year ended December 31, 2015.

Title Plants

        Title plants are recorded at the cost incurred to construct or obtain and organize historical title information to the point it can be used to perform title searches. Costs incurred to maintain, update and operate title plants are expensed as incurred. Title plants are not amortized as they are considered to have an indefinite life if maintained. Sales of title plants are reported at the amount received net of the adjusted costs of the title plant sold. Sales of title plant copies are reported at the amount received. No cost is allocated to the sale of copies of title plants unless the carrying value of the title plant is diminished or impaired. Title plants are reviewed for impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. We reviewed title plants for impairment but recorded no impairment expense related to title plants in the years ended December 31, 2017 or 2016. We reviewed title plants for impairment in the year ended December 31, 2015 and identified and recorded impairment expense of $1 million.

Property and Equipment

        Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is computed primarily using the straight-line method based on the estimated useful lives of the related assets: twenty to thirty years for buildings and three to twenty-five years for furniture, fixtures and equipment. Leasehold improvements are amortized on a straight-line basis over the lesser of the term of the applicable lease or the estimated useful lives of such assets. Property and equipment are reviewed for impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable.

Reserve for Title Claim Losses

        Our reserve for title claim losses includes known claims as well as losses we expect to incur, net of recoupments. Each known claim is reserved based on our review as to the estimated amount of the claim and the costs required to settle the claim. Reserves for claims which are incurred but not reported are established at the time premium revenue is recognized based on historical loss experience and also take into consideration other factors, including industry trends, claim loss history, current legal environment, geographic considerations and the type of policy written.

        The reserve for title claim losses also includes reserves for losses arising from closing and disbursement functions due to fraud or operational error.

Notes to Consolidated Financial Statements (Continued)

Note A. Business and Summary of Significant Accounting Policies (Continued)

        If a loss is related to a policy issued by an independent agent, we may proceed against the independent agent pursuant to the terms of the agency agreement. In any event, we may proceed against third parties who are responsible for any loss under the title insurance policy under rights of subrogation.

Secured Trust Deposits

        In the state of Illinois, a trust company is permitted to commingle and invest customers' assets with its own assets, pending completion of real estate transactions. Accordingly, our Consolidated Balance Sheets reflect a secured trust deposit liability of $830 million and $860 million at December 31, 2017 and 2016, respectively, representing customers' assets held by us and corresponding assets including cash and investments pledged as security for those trust balances.

Income Taxes

        We recognize deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities and expected benefits of utilizing net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The impact on deferred taxes of changes in tax rates and laws, if any, is applied to the years during which temporary differences are expected to be settled and reflected in the financial statements in the period enacted.

Reinsurance

        In a limited number of situations, we limit our maximum loss exposure by reinsuring certain risks with other insurers. We also earn a small amount of additional income, which is reflected in our direct premiums, by assuming reinsurance for certain risks of other insurers. We cede a portion of certain policy and other liabilities under agent fidelity, excess of loss and case-by-case reinsurance agreements. Reinsurance agreements provide that in the event of a loss (including costs, attorneys' fees and expenses) exceeding the retained amounts, the reinsurer is liable for the excess amount assumed. However, the ceding company remains primarily liable in the event the reinsurer does not meet its contractual obligations.

Revenue Recognition

        Title.    Our direct title insurance premiums and escrow, title-related and other fees are recognized as revenue at the time of closing of the related transaction as the earnings process is then considered complete.

        Premium revenues from agency operations and agency commissions include an accrual based on estimates using historical information of the volume of transactions that have closed in a particular period for which premiums have not yet been reported to us. The accrual for agency premiums is necessary because of the lag between the closing of these transactions and the reporting of these policies to us by the agent. Historically, the time lag between the closing of these transactions by our agents and the reporting of these policies, or premiums, to us has been up to 15 months, with 84 - 88% reported within three months following closing, an additional 9 - 12% reported within the next three months and the remainder within seven to fifteen months. In addition to accruing these earned but unreported agency premiums, we also accrue agent commission expense, which was 76.7%, of agent

Notes to Consolidated Financial Statements (Continued)

Note A. Business and Summary of Significant Accounting Policies (Continued)

premiums earned in 2017, 76.1% of agent premiums earned in 2016, and 76.0% of agent premiums earned in 2015. We also record a provision for claim losses at the provision rate at the time we record the accrual for the premiums, which averaged 4.9% for 2017, 5.4%, excluding the release of excess reserves relating to prior years of $97 million, for 2016, and 5.7% for 2015 and accruals for premium taxes and other expenses relating to our premium accrual. The resulting impact to pretax earnings in any period is approximately 11% or less of the accrued premium amount. The impact of the change in the accrual for agency premiums and related expenses on our pretax earnings was an increase of $1 million for the year ended December 31, 2017, an increase of $4 million for the year ended 2016 and a decrease of $5 million for the year ended 2015. The amount due from our agents relating to this accrual, i.e., the agent premium less their contractual retained commission, was approximately $55 million and $53 million at December 31, 2017 and 2016, respectively, which represents agency premiums of approximately $280 million and $267 million at December 31, 2017 and 2016, respectively, and agent commissions of $225 million and $214 million at December 31, 2017 and 2016, respectively.

        Revenues from home warranty products are recognized over the life of the policy, which is one year. The unrecognized portion is recorded as deferred revenue in accounts payable and other accrued liabilities in the Consolidated Balance Sheets.

Comprehensive Earnings (Loss)

        We report Comprehensive earnings (loss) in accordance with GAAP on the Consolidated Statements of Comprehensive Earnings. Total comprehensive earnings are defined as all changes in shareholders' equity during a period, other than those resulting from investments by and distributions to shareholders. While total comprehensive earnings is the activity in a period and is largely driven by net earnings in that period, accumulated other comprehensive earnings or loss represents the cumulative balance of other comprehensive earnings, net of tax, as of the balance sheet date. Amounts reclassified to net earnings relate to the realized gains (losses) on our investments and other financial instruments, excluding investments in unconsolidated affiliates, and are included in Realized gains and losses, net on the Consolidated Statements of Earnings.

        Changes in the balance of Other comprehensive earnings (loss) by component are as follows:

	Unrealized gain on investments and other financial instruments, net (excluding investments in unconsolidated affiliates)	Unrealized (loss) gain relating to investments in unconsolidated affiliates	Unrealized (loss) gain on foreign currency translation and cash flow hedging	Minimum pension liability adjustment	Total Accumulated Other Comprehensive (Loss) Earnings
	(In millions)
Balance December 31, 2015	48	(78)	(15)	(24)	(69)
Other comprehensive earnings	38	10	2	6	56

Balance December 31, 2016	86	(68)	(13)	(18)	(13)
Other comprehensive earnings	25	12	6	9	52
Reclassification adjustments	3	—	—	—	3
Distribution of FNFV to Cannae Holdings	2	67	—	—	69

Balance December 31, 2017	$116	$11	$(7)	$(9)	$111

Notes to Consolidated Financial Statements (Continued)

Note A. Business and Summary of Significant Accounting Policies (Continued)

Redeemable Non-controlling Interest

        Subsequent to our acquisition of Lender Processing Services, Inc. ("LPS") in January 2014, we issued a 35% ownership interest in ServiceLink to funds affiliated with Thomas H. Lee Partners ("THL" or "the minority interest holder"). THL has an option to put its ownership interests of ServiceLink to us if no public offering of the corresponding business was consummated after four years from the date of FNF's purchase of LPS. The units owned by THL (the "redeemable noncontrolling interests") may be settled in cash or common stock of FNF or a combination of both at our election. As of January 2018, no public offering was made and the redeemable noncontrolling interests were no longer subject to a holding requirement. The redeemable noncontrolling interests will be settled at the current fair value at the time we receive notice of THL's put election as determined by the parties or by a third party appraisal under the terms of the Unit Purchase Agreement. As a result of a recapitalization of ServiceLink in 2015, the ownership interest by the minority interest holder was reduced from 35% to 21%. As of December 31, 2017, we do not believe the exercise of their remaining put right in ServiceLink to be probable.

        As these redeemable noncontrolling interests provide for redemption features not solely within our control, we classify the redeemable noncontrolling interests outside of permanent equity. Redeemable noncontrolling interests held by third parties in subsidiaries owned or controlled by FNF is reported on the Consolidated Balance Sheet outside permanent of equity; and the Consolidated Statement of Earnings reflects the respective redeemable noncontrolling interests in Net earnings (loss) attributable to non-controlling interests, the effect of which is removed from the net earnings attributable to Fidelity National Financial, Inc. common shareholders.

Earnings Per Share

        Basic earnings per share, as presented on the Consolidated Statement of Earnings, is computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the period. In periods when earnings are positive, diluted earnings per share is calculated by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding plus the impact of assumed conversions of potentially dilutive securities. For periods when we recognize a net loss, diluted earnings per share is equal to basic earnings per share as the impact of assumed conversions of potentially dilutive securities is considered to be antidilutive. We have granted certain stock options, shares of restricted stock, convertible debt instruments and certain other convertible share based payments which have been treated as common share equivalents for purposes of calculating diluted earnings per share for periods in which positive earnings have been reported.

        Options or other instruments which provide the ability to purchase shares of our common stock that are antidilutive are excluded from the computation of diluted earnings per share. For the year ended December 31, 2017, no antidilutive options were outstanding. For the year ended December 31, 2016 and 2015, options to purchase two million shares and one million shares, respectively, of our common stock were excluded from the computation of diluted earnings per share.

        Basic and diluted earnings per share attributable to our former FNFV group common stock for the 2017 period were calculated using weighted average shares outstanding through the date of the FNFV Split-off, November 17, 2017.

Notes to Consolidated Financial Statements (Continued)

Note A. Business and Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation Plans

        We account for stock-based compensation plans using the fair value method. Using the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date, using the Black-Scholes Model, and recognized over the service period.

Management Estimates

        The preparation of these Consolidated Financial Statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain Reclassifications

        Certain reclassifications have been made in the 2016 and 2015 Consolidated Financial Statements to conform to classifications used in 2017. These reclassifications have not changed net earnings or total equity, as previously reported.

        For further information on reclassifications related to disposed businesses, see Note G, "Discontinued Operations".

        As of December 31, 2017, we have reclassified our Computer software to Other intangible assets, net. The impact for the Consolidated Balance Sheet as of December 31, 2016 was a decrease to Computer software and corresponding increase to Other intangible assets, net of $114 million. For further details, see Note H, "Other Intangible Assets".

Note B. Acquisitions

        The results of operations and financial position of the entities acquired during any year are included in the Consolidated Financial Statements from and after the date of acquisition.

  Title

  Title Guaranty of Hawaii

        On August 31, 2017, FNF Group completed its acquisition of 90% of the membership interest of Title Guaranty of Hawaii ("Title Guaranty") for $98 million. Title Guaranty was previously an unaffiliated agent and will continue to be closely aligned with Chicago Title as it formally becomes part of the FNF title company family. Founded in 1896, Title Guaranty is the oldest title company in the State of Hawaii and is a leading provider of title and escrow services, with more than 300 employees in branches across the State of Hawaii providing title insurance and real estate closing services. The acquisition does not meet the definition of "significant" pursuant to Article 3 of Regulation S-X (§210.3-05). Further, the results of operations are not material to our historical financial statements.

Notes to Consolidated Financial Statements (Continued)

Note B. Acquisitions (Continued)

        We paid total consideration, net of cash received, of $93 million in exchange for 90% of the equity interests of Title Guaranty. The total cash consideration paid was as follows (in millions):

Total cash paid	$98
Less: Cash acquired	(5)

Total net consideration paid	$93

        The purchase price has been initially allocated to Title Guaranty's assets acquired and liabilities assumed based on our best estimates of their fair values as of the acquisition date. Goodwill has been recorded based on the amount that the purchase price exceeds the fair value of the net assets acquired. The goodwill recorded is expected to be deductible for tax purposes. These estimates are preliminary and subject to adjustments as we complete our valuation process with respect to Title plant, Goodwill, and Other intangible assets.

        The following table summarizes the total purchase price consideration and the preliminary fair value amounts recognized for the assets acquired and liabilities assumed as of the acquisition date (in millions):

Fair Value
Accounts receivable	$1
Property and equipment	4
Other intangible assets	60
Goodwill	40
Title plant	3
Prepaid expenses and other	1

Total assets acquired	109

Accounts payable and accrued liabilities	5

Total liabilities assumed	5
Non-controlling interests assumed	11

Total liabilities and equity assumed	16

Net assets acquired	$93

Notes to Consolidated Financial Statements (Continued)

Note B. Acquisitions (Continued)

        The gross carrying value and weighted average estimated useful lives of Property and equipment and Other intangible assets acquired in the Title Guaranty acquisition consist of the following (dollars in millions):

	Gross Carrying Value	Weighted Average Estimated Useful Life (in years)
Property and equipment	$4	5
Other intangible assets:
Customer relationships	52	10
Trade name	7	10
Non-compete agreements	1	5

Total Other intangible assets	60

Total	$64

  Other Title Acquisitions

        During the year ended December 31, 2016, we completed several acquisitions of businesses (the "Title Acquisitions") aligned with our Title segment. The Title Acquisitions do not meet the definition of "significant", individually or in the aggregate, pursuant to Article 3 of Regulation S-X (§210.3-05). Further, their historical results of operations are not material to our financial statements.

        We paid total consideration, net of cash received, of $89 million in exchange for the assets and/or equity interests of the Title Acquisitions. The total consideration paid was as follows (in millions):

Cash paid	$92
Less: Cash acquired	(3)

Total net consideration paid	$89

        The purchase price has been allocated to the Title Acquisitions' assets acquired and liabilities assumed based on our best estimates of their fair values as of the acquisition date. Goodwill has been recorded based on the amount that the purchase price exceeds the fair value of the net assets acquired.

Notes to Consolidated Financial Statements (Continued)

Note B. Acquisitions (Continued)

        The following table summarizes the total purchase price consideration and the preliminary fair value amounts recognized for the assets acquired and liabilities assumed for the Title Acquisitions as of the acquisition date (in millions):

Fair Value
Trade and notes receivable	$5
Other intangible assets	68
Goodwill	48
Prepaid expenses and other assets	1
Title plant	2
Property and equipment, net	3

Total assets acquired	127
Accounts payable and accrued liabilities	30
Deferred tax liability	8

Total liabilities assumed	38

Net assets acquired	$89

        The gross carrying value and weighted average estimated useful lives of Computer software and Other intangible assets acquired in the Title Acquisitions consist of the following (dollars in millions):

	Gross Carrying Value	Weighted Average (Estimated Useful Life in years)
Other intangible assets:
Customer relationships	$57	10
Trade name	6	10
Non-compete agreements	1	5
Computer software	2	3
Other	2	1

Total Other intangible assets	$68

Corporate and Other

  Real Geeks and SkySlope

        During the year ended December 31, 2017, CINC and FNF completed their acquisitions of Real Geeks, LLC ("RG") and SkySlope, Inc. ("SS"), respectively (together, the "Real Estate Technology Acquisitions"). The Real Estate Technology Acquisitions were made to supplement our Commissions, Inc. ("CINC") business. The Real Estate Technology Acquisitions do not meet the definition of "significant", individually or in the aggregate, pursuant to Article 3 of Regulation S-X (§210.3-05). Further, their historical results of operations are not material to our financial statements.

Notes to Consolidated Financial Statements (Continued)

Note B. Acquisitions (Continued)

        CINC and FNF paid total aggregate consideration, net of cash received, of $98 million in exchange for 100% and 67% of the equity interests of RG and SS, respectively. The total consideration paid was as follows (in millions):

Total purchase price	$101
Less: Cash acquired	(3)

Total net assets acquired	98
Less: Contingent consideration payable	(16)

Total net cash paid	$82

        The purchase price has been allocated to the Real Estate Technology Acquisitions' assets acquired and liabilities assumed based on our best estimates of their fair values as of the acquisition date. Goodwill has been recorded based on the amount that the purchase price exceeds the fair value of the net assets acquired. $37 million of the goodwill recorded is expected to be deductible for tax purposes. These estimates are preliminary and subject to adjustments as we complete our valuation process with respect to Goodwill and Other intangible assets.

        The following table summarizes the total purchase price consideration and the preliminary fair value amounts recognized for the assets acquired and liabilities assumed for the Real Estate Technology Acquisitions as of the acquisition date (in millions):

Fair Value
Other intangible assets	$38
Goodwill	92
Property and equipment, net	1

Total assets acquired	131
Accounts payable and accrued liabilities	1
Deferred tax liability	9

Total liabilities assumed	10

Non-controlling interests	23

Total liabilities and equity assumed	33

Net assets acquired	$98

Notes to Consolidated Financial Statements (Continued)

Note B. Acquisitions (Continued)

        The gross carrying value and weighted average estimated useful lives of the Other intangible assets acquired in the Real Estate Technology Acquisitions consist of the following (dollars in millions):

	Gross Carrying Value	Weighted Average Estimated Useful Life (in years)
Property and equipment, net	$1	1 - 5
Other intangible assets:
Customer relationships	14	10
Trade name	5	10
Non-compete agreements	2	5
Computer software	17	7

Total Other intangible assets	$38

  Commissions, Inc.

        On August 23, 2016, we completed our acquisition of CINC, a leading provider of web-based real estate marketing and customer relationship management software for elite Realtors® and agent teams across North America, for $229 million. CINC's product offerings include software, marketing and services designed to enhance the productivity and sales results of elite Realtors® and agent teams through lead generation and proactive lead management. CINC's financial position and results of operations from the acquisition date are included in our Corporate and Other segment. The acquisition does not meet the definition of "significant" pursuant to Article 3 of Regulation S-X (§210.3-05). Further, the results of operations are not material to our historical financial statements.

        We paid total consideration, net of cash received, of $229 million in exchange for 95% of the equity interests of CINC. The total consideration paid was as follows (in millions):

Cash paid	$240
Less: Cash Acquired	(11)

Total net consideration paid	$229

        The purchase price has been initially allocated to CINC's assets acquired and liabilities assumed based on our best estimates of their fair values as of the acquisition date. Goodwill has been recorded based on the amount that the purchase price exceeds the fair value of the net assets acquired.

Notes to Consolidated Financial Statements (Continued)

Note B. Acquisitions (Continued)

        The following table summarizes the total purchase price consideration and the preliminary fair value amounts recognized for the assets acquired and liabilities assumed as of the acquisition date (in millions):

Fair Value
Trade and notes receivable, net	$1
Prepaid and other assets	2
Other intangible assets	90
Goodwill	165
Income taxes receivable	2

Total assets acquired	260
Accounts payable and accrued liabilities	7
Deferred tax liability	12

Total liabilities assumed	19
Non-controlling interests	12

Total liabilities and equity assumed	31

Net assets acquired	$229

        The gross carrying value and weighted average estimated useful lives of Computer software and Other intangible assets acquired in the CINC acquisition consist of the following (dollars in millions):

	Gross Carrying Value	Weighted Average Estimated Useful Life (in years)
Other intangible assets:
Customer relationships	$46	10
Tradename	13	10
Computer software	28	7
Non-compete agreements	3	4

Total Other intangible assets	$90

        For comparative purposes, selected unaudited pro-forma consolidated results of operations of FNF for the years ended December 31, 2016 and 2015 are presented below. Pro-forma results presented assume the consolidation of CINC occurred as of the beginning of the 2015 period. Amounts reflect our 95% ownership interest in CINC and are adjusted to exclude costs directly attributable to the acquisition of CINC, including transaction costs.

	Year ended December 31,
	2016	2015
Total revenues	$7,285	$6,695
Net earnings attributable to Fidelity National Financial, Inc. common shareholders	653	529

Notes to Consolidated Financial Statements (Continued)

Note C. Fair Value Measurements

        The fair value hierarchy established by the accounting standards on fair value measurements includes three levels which are based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. Financial assets and liabilities that are recorded in the Consolidated Balance Sheets are categorized based on the inputs to the valuation techniques as follows:

        Level 1.    Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that we have the ability to access.

        Level 2.    Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability.

        Level 3.    Financial assets and liabilities whose values are based on model inputs that are unobservable.

        The following table presents our fair value hierarchy for those assets measured at fair value on a recurring basis as of December 31, 2017 and 2016, respectively:

	December 31, 2017
	Level 1	Level 2	Level 3	Total
	(In millions)
Assets:
Fixed-maturity securities available for sale:
U.S. government and agencies	$—	$195	$—	$195
State and political subdivisions	—	391	—	391
Corporate debt securities	—	1,117	—	1,117
Foreign government bonds	—	57	—	57
Mortgage-backed/asset-backed securities	—	56	—	56
Preferred stock available for sale	23	296	—	319
Equity securities available for sale	681	—	—	681

Total	$704	$2,112	$—	$2,816

Notes to Consolidated Financial Statements (Continued)

Note C. Fair Value Measurements (Continued)

	December 31, 2016
	Level 1	Level 2	Level 3	Total
	(In millions)
Fixed-maturity securities available for sale:
U.S. government and agencies	$—	$117	$—	$117
State and political subdivisions	—	615	—	615
Corporate debt securities	—	1,508	—	1,508
Foreign government bonds	—	109	—	109
Mortgage-backed/asset-backed securities	—	58	—	58
Preferred stock available for sale	32	283	—	315
Equity securities available for sale	386	—	—	386

Total	$418	$2,690	$—	$3,108

        Our Level 2 fair value measures for preferred stock and fixed-maturity securities available for sale are provided by a third-party pricing service. We utilize one firm for our preferred stock and our bond portfolios. The pricing service is a leading global provider of financial market data, analytics and related services to financial institutions. We rely on one price for each instrument to determine the carrying amount of the assets on our balance sheet. The inputs utilized in these pricing methodologies include observable measures such as benchmark yields, reported trades, broker dealer quotes, issuer spreads, two sided markets, benchmark securities, bids, offers and reference data including market research publications. We review the pricing methodologies for all of our Level 2 securities by obtaining an understanding of the valuation models and assumptions used by the third-party as well as independently comparing the resulting prices to other publicly available measures of fair value and internally developed models. The pricing methodologies used by the relevant third party pricing services are as follows:

  •
  U.S. government and agencies: These securities are valued based on data obtained for similar securities in active markets and from inter-dealer brokers.

  •
  State and political subdivisions: These securities are valued based on data obtained for similar securities in active markets and from inter-dealer brokers. Factors considered include relevant trade information, dealer quotes and other relevant market data.

  •
  Corporate debt securities: These securities are valued based on dealer quotes and related market trading activity. Factors considered include the bond's yield, its terms and conditions, or any other feature which may influence its risk and thus marketability, as well as relative credit information and relevant sector news.

  •
  Foreign government bonds: These securities are valued based on a discounted cash flow model incorporating observable market inputs such as available broker quotes and yields of comparable securities.

  •
  Mortgage-backed/asset-backed securities: These securities are comprised of commercial mortgage-backed securities, agency mortgage-backed securities, collateralized mortgage obligations, and asset-backed securities. They are valued based on available trade information, dealer quotes, cash flows, relevant indices and market data for similar assets in active markets.

Notes to Consolidated Financial Statements (Continued)

Note C. Fair Value Measurements (Continued)

  •
  Preferred stock: Preferred stocks are valued by calculating the appropriate spread over a comparable US Treasury security. Inputs include benchmark quotes and other relevant market data.

        As of December 31, 2017 and 2016 we held no material assets or liabilities measured at fair value using Level 3 inputs.

        There were no transfers of assets or liabilities measured at fair value using Level 1 inputs to Level 2 in the years ended December 31, 2017 or 2016.

        The carrying amounts of short-term investments, accounts receivable and notes receivable approximate fair value due to their short-term nature. The fair value of our notes payable is included in Note J Notes Payable.

        Additional information regarding the fair value of our investment portfolio is included in Note D Investments.

Note D. Investments

        The carrying amounts and fair values of our available for sale securities at December 31, 2017 and 2016 are as follows:

	December 31, 2017
	Carrying Value	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
	(In millions)
Fixed maturity investments available for sale:
U.S. government and agencies	$195	$196	$—	$(1)	$195
States and political subdivisions	391	387	4	—	391
Corporate debt securities	1,117	1,110	11	(4)	1,117
Foreign government bonds	57	58	1	(2)	57
Mortgage-backed/asset-backed securities	56	55	1	—	56
Preferred stock available for sale	319	307	12	—	319
Equity securities available for sale	681	517	172	(8)	681

Total	$2,816	$2,630	$201	$(15)	$2,816

Notes to Consolidated Financial Statements (Continued)

Note D. Investments (Continued)

	December 31, 2016
	Carrying Value	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
	(In millions)
Fixed maturity investments available for sale:
U.S. government and agencies	$117	$117	$—	$—	$117
States and political subdivisions	615	607	9	(1)	615
Corporate debt securities	1,508	1,499	15	(6)	1,508
Foreign government bonds	109	117	—	(8)	109
Mortgage-backed/asset-backed securities	58	56	2	—	58
Preferred stock available for sale	315	312	6	(3)	315
Equity securities available for sale	386	278	108	—	386

Total	$3,108	$2,986	$140	$(18)	$3,108

        The cost basis of fixed maturity securities available for sale includes an adjustment for amortized premium or discount since the date of purchase.

        The change in net unrealized gains and (losses) on fixed maturities for the years ended December 31, 2017, 2016, and 2015 was $(1) million, $13 million, and $(64) million, respectively.

        The following table presents certain information regarding contractual maturities of our fixed maturity securities at December 31, 2017:

	December 31, 2017
Maturity	Amortized Cost	% of Total	Fair Value	% of Total
	(Dollars in millions)
One year or less	$496	27.5%	$496	27.3%
After one year through five years	1,219	67.5	1,227	67.5
After five years through ten years	31	1.7	32	1.8
After ten years	5	0.3	5	0.3
Mortgage-backed/asset-backed securities	55	3.0	56	3.1

	$1,806	100.0%	$1,816	100.0%

        Expected maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Because of the potential for prepayment on mortgage-backed and asset-backed securities, they are not categorized by contractual maturity.

        Fixed maturity securities valued at approximately $128 million and $123 million were on deposit with various governmental authorities at December 31, 2017 and 2016, respectively, as required by law.

        Equity securities are carried at fair value. The change in net unrealized gains and losses on equity securities for the years ended December 31, 2017, 2016 and 2015 was a net increase (decrease) of $56 million, $39 million, and $(4) million, respectively.

Notes to Consolidated Financial Statements (Continued)

Note D. Investments (Continued)

        Net unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2017 and 2016 are as follows (in millions):

December 31, 2017

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate debt securities	$464	$(3)	$51	$(1)	$515	$(4)
U.S. government and agencies	149	(1)	—	—	149	(1)
Foreign government bonds	—	—	10	(2)	10	(2)
Equity securities available for sale	121	(7)	5	(1)	126	(8)

Total temporarily impaired securities	$734	$(11)	$66	$(4)	$800	$(15)

December 31, 2016

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
States and political subdivisions	$107	$(1)	$—	$—	$107	$(1)
Corporate debt securities	410	(4)	11	(2)	421	(6)
Foreign government bonds	85	(4)	20	(4)	105	(8)
Preferred stock available for sale	55	(2)	42	(1)	97	(3)

Total temporarily impaired securities	$657	$(11)	$73	$(7)	$730	$(18)

        The unrealized losses for the corporate debt securities and U.S. government bonds were primarily caused by fluctuations in interest rates. The unrealized losses for the foreign government bonds were primarily caused by foreign exchange fluctuations. We consider the unrealized losses related to these securities to be temporary rather than changes in credit quality. We expect to recover the entire amortized cost basis of our temporarily impaired fixed maturity securities as we do not intend to sell these securities and we do not believe that we will be required to sell the fixed maturity securities before recovery of the cost basis. For these reasons, we do not consider these securities other-than-temporarily impaired at December 31, 2017. It is reasonably possible that declines in fair value below cost not considered other-than-temporary in the current period could be considered to be other-than-temporary in a future period and earnings would be reduced to the extent of the impairment.

        The unrealized losses for the equity securities available for sale were primarily caused by market volatility in certain investees and market sectors. We expect to recover the entire cost basis of our temporarily impaired equity securities available for sale as we do not intend to sell these securities and we do not believe that we will be required to sell the securities before recovery of the cost basis. For these reasons, we do not consider these securities other-than-temporarily impaired at December 31, 2017. It is reasonably possible that declines in fair value below cost not considered

Notes to Consolidated Financial Statements (Continued)

Note D. Investments (Continued)

other-than-temporary in the current period could be considered to be other-than-temporary in a future period and earnings would be reduced to the extent of the impairment.

        During the years ended December 31, 2017, 2016 and 2015 we incurred impairment charges relating to investments that were determined to be other-than-temporarily impaired, which resulted in impairment charges of $1 million, $19 million and $14 million, respectively. The impairment charges in 2017 related to a fixed maturity security of an investee entering Chapter 11 bankruptcy which has exhibited a decreasing fair market value and from which we are uncertain of our ability to recover our initial investment. The impairment charges in 2016 related to fixed maturity securities of $13 million, an investment in an unconsolidated affiliate of $3 million, and another long term investment of $3 million. In each case, we determined the credit risk of the holdings was high and the ability to recover our investment was unlikely. Impairment charges in the 2015 period was for a fixed maturity security that we determined the credit risk was high and the ability of the issuer to pay the full amount of the principal outstanding was unlikely.

        As of December 31, 2017, we held no securities for which other-than-temporary impairments had been previously recognized. As of December 31, 2016, we held $7 million investments for which an other-than-temporary impairment had been previously recognized. It is possible that future events may lead us to recognize potential future impairment losses related to our investment portfolio and that unanticipated future events may lead us to dispose of certain investment holdings and recognize the effects of any market movements in our consolidated financial statements.

        The following table presents realized gains and losses on investments and other assets and proceeds from the sale or maturity of investments and other assets for the years ended December 31, 2017, 2016, and 2015, respectively:

	Year ended December 31, 2017
	Gross Realized Gains	Gross Realized Losses	Net Realized Gains (Losses)	Gross Proceeds from Sale/Matu
	(In millions)
Fixed maturity securities available for sale	$7	$(8)	$(1)	$968
Preferred stock available for sale	—	—	—	10
Other long-term investments			9	21
Loss on debt conversions			(6)	—
Property, plant and equipment			2	4
Other intangible assets			(1)	—
Other realized gains and losses, net			(1)	—

Total			$2	$1,003

Notes to Consolidated Financial Statements (Continued)

Note D. Investments (Continued)

	Year ended December 31, 2016
	Gross Realized Gains	Gross Realized Losses	Net Realized Gains (Losses)	Gross Proceeds from Sale/Matu
	(In millions)
Fixed maturity securities available for sale	$4	$(16)	$(12)	$624
Preferred stock available for sale	1	—	1	9
Equity securities available for sale	11	(1)	10	50
Investments in unconsolidated affiliates			(3)	—
Other intangible assets			(1)	—
Other assets			(3)	6

Total			$(8)	$689

	Year ended December 31, 2015
	Gross Realized Gains	Gross Realized Losses	Net Realized Gains (Losses)	Gross Proceeds from Sale/Matu
	(In millions)
Fixed maturity securities available for sale	$14	$(17)	$(3)	$1,076
Preferred stock available for sale	1	—	1	58
Equity securities available for sale	13	(11)	2	51
Other assets			11	—

Total			$11	$1,185

        Interest and investment income consist of the following:

	Year ended December 31,
	2017	2016	2015
	(In millions)
Cash and cash equivalents	$3	$—	$—
Fixed maturity securities available for sale	61	76	82
Equity securities and preferred stock available for sale	28	28	24
Short-term investments	4	2	—
Other	35	20	15

Total	$131	$126	$121

Notes to Consolidated Financial Statements (Continued)

Note E. Property and Equipment

        Property and equipment consists of the following:

	Year ended December 31,
	2017	2016
	(In millions)
Land	$22	$23
Buildings	111	108
Leasehold improvements	92	89
Data processing equipment	156	159
Furniture, fixtures and equipment	224	225

	605	604
Accumulated depreciation and amortization	(412)	(412)

	$193	$192

        Depreciation expense on property and equipment was $48 million, $45 million, and $42 million for the years ended December 31, 2017, 2016, and 2015, respectively.

Note F. Goodwill

        Goodwill consists of the following:

	Title	Corporate and Other	Total
	(In millions)
Balance, December 31, 2015	$2,303	$45	$2,348
Goodwill acquired during the year(1)	48	170	218
Adjustments to prior year acquisitions	(6)	(5)	(11)

Balance, December 31, 2016	$2,345	$210	$2,555
Goodwill acquired during the year(1)	84	104	188
Adjustments to prior year acquisitions	3	—	3

Balance, December 31, 2017	$2,432	$314	$2,746

(1)
For further discussion of significant goodwill acquired, see Note B, "Acquisitions".

Note G. Discontinued Operations

Black Knight

        As a result of the BK Distribution, we have reclassified the assets and liabilities divested as assets and liabilities of discontinued operations in our Consolidated Balance Sheet as of December 31, 2016. Further, the financial results of Black Knight have been reclassified to discontinued operations for all periods presented in our Consolidated Statements of Earnings. We retained no ownership in Black Knight.

        We have various agreements with Black Knight to provide technology, data and analytics services, as well as corporate shared services and information technology. We are also a party to certain other

Notes to Consolidated Financial Statements (Continued)

Note G. Discontinued Operations (Continued)

agreements under which we incur other expenses or receive revenues from Black Knight. We expect to continue utilizing Black Knight to provide technology and data and analytics services for the foreseeable future. Subsequent to the BK Distribution, Black Knight is considered a related party for FNF. The cash inflows and outflows from and to Black Knight as well as revenues and expenses included in continuing operations subsequent to September 29, 2017, the date of the BK Distribution, which were previously eliminated in our consolidated financial statements as intra-entity transactions, are not material to our results of operations for the year ended December 31, 2017.

        A summary of the operations of Black Knight included in discontinued operations is shown below:

	Year ended December 31,
	2017	2016	2015
	(In millions)
Revenues
Escrow, title-related and other fees	$745	$963	$874
Realized gains and losses, net	(13)	—	(5)

Total revenues	732	963	869
Expenses
Personnel costs	292	393	377
Other operating expenses	145	190	156
Depreciation and amortization	154	208	195
Interest expense	42	62	49

Total expenses	633	853	777

Earnings from discontinued operations before income taxes	99	110	92
Income tax expense	40	36	35

Net earnings from discontinued operations	59	74	57
Less: Net earnings attributable to non-controlling interests	36	47	28

Net earnings attributable to Fidelity National Financial, Inc. common shareholders	$23	$27	$29

Cash flow from discontinued operations data:
Net cash provided by operations	$240	$326	$248
Net cash used in investing activities	(46)	(230)	(103)

Notes to Consolidated Financial Statements (Continued)

Note G. Discontinued Operations (Continued)

        A summary of the financial position of Black Knight included as assets and liabilities of discontinued operations is shown below:

December 31, 2016
(In millions)
Cash and cash equivalents	$130
Short term investments	4
Trade and notes receivable	157
Goodwill	2,304
Prepaid expenses and other assets	184
Capitalized software, net	450
Other intangible assets, net	359
Property and equipment, net	173

Total assets of discontinued operations	$3,761

Accounts payable and accrued liabilities	$287
Notes payable	1,526
Income taxes payable	26
Deferred tax liabilities	334

Total liabilities of discontinued operations	$2,173

FNFV

        As a result of the FNFV Split-Off we have reclassified the assets and liabilities divested as assets and liabilities of discontinued operations in our Consolidated Balance Sheet as of December 31, 2016. Further, the financial results of FNFV Group have been reclassified to discontinued operations for all periods presented in our Consolidated Statements of Earnings. Subsequent to the FNFV Split-Off, Cannae is considered a related party for FNF. The cash inflows and outflows from and to Cannae as well as revenues and expenses included in continuing operations subsequent to November 17, 2017, the date of the FNFV Split-Off, which were previously eliminated in our consolidated financial statements as intra-entity transactions, are not material to our results of operations for the year ended December 31, 2017.

        In conjunction with the FNFV Split-Off, FNTIC, Chicago Title, and Commonwealth Title contributed an aggregate of $100 million to Cannae in exchange for 5,706,134 shares of Cannae common stock. As of December 31, 2017, we own approximately 8.1% of Cannae's outstanding common equity. In addition we issued to Cannae a revolver note (the "Cannae Revolver") in the aggregate principal amount of up to $100 million, which accrues interest at LIBOR plus 450 basis points and matures on the five-year anniversary of the date of the revolver note. The maturity date is automatically extended for additional five-year terms unless notice of non-renewal is otherwise provided by either FNF or Cannae, in their sole discretion. As of December 31, 2017, there is no outstanding balance under the Cannae Revolver.

Notes to Consolidated Financial Statements (Continued)

Note G. Discontinued Operations (Continued)

        In connection with the FNFV Split-Off, the following material agreements were entered into by and between the Company and Cannae (the "Split-Off Agreements"):

  (1)
  a Reorganization Agreement, dated as of November 17, 2017, by and between the Company and Cannae, which provides for, among other things, the principal corporate transactions required to effect the Split-Off, certain conditions to the Split-Off and provisions governing the relationship between the Company and Cannae with respect to and resulting from the Split-Off;

  (2)
  a Tax Matters Agreement, dated as of November 17, 2017, by and between the Company and Cannae, which governs the Company's and Cannae's respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters; and

  (3)
  a Voting Agreement, dated as of November 17, 2017, by and between the Company and Cannae, pursuant to which the Company agrees to appear or cause all shares of Cannae common stock that the Company or its subsidiaries, as applicable, own after the Split-Off to be counted as present at any meeting of the stockholders of Cannae, for the purpose of establishing a quorum, and agrees to vote all of such shares of Cannae common stock (or cause them to be voted) in the same manner as, and in the same proportion to, all shares voted by holders of Cannae common stock (other than the Company and its subsidiaries).

Notes to Consolidated Financial Statements (Continued)

Note G. Discontinued Operations (Continued)

        A summary of the operations of FNFV included in discontinued operations is shown below:

	Year ended December 31,
	2017	2016	2015
	(In millions)
Revenues:
Escrow, title-related and other fees	$111	$168	$204
Restaurant revenue	981	1,158	1,412
Interest and investment income	5	3	2
Realized gains and losses, net	277	6	(19)

Total revenues	1,374	1,335	1,599
Expenses:
Personnel costs	148	165	158
Other operating expenses	94	106	167
Cost of restaurant revenue	861	984	1,195
Depreciation and amortization	51	63	65
Interest expense	9	10	8

Total expenses	1,163	1,328	1,593

Earnings from discontinued operations before income taxes	211	7	6
Income tax expense (expense)	103	(11)	(19)

Earnings from continuing operations before equity in (losses) earnings of unconsolidated affiliates	108	18	25
Equity in losses of unconsolidated affiliates	(12)	(22)	(22)

Net earnings (loss) from discontinued operations	96	(4)	3
Less: Net (losses) earnings attributable to non-controlling interests	(13)	—	16

Net earnings (loss) attributable to Fidelity National Financial, Inc. common shareholders	$109	$(4)	$(13)

Cash flow from discontinued operations data:
Net cash (used in) provided by operations	$(134)	$81	$29
Net cash (used in) provided by investing activities	(11)	67	166

Notes to Consolidated Financial Statements (Continued)

Note G. Discontinued Operations (Continued)

        A summary of the financial position of FNFV included as assets and liabilities of discontinued operations is shown below:

December 31, 2016
(In millions)
Investments:
Fixed maturities available for sale, at fair value	$25
Equity securities available for sale, at fair value	52
Investments in unconsolidated affiliates	407
Other long term investments	12
Short term investments	2

Total investments	498
Cash and cash equivalents	144
Trade and notes receivable	52
Goodwill	206
Prepaid expenses and other assets	33
Capitalized software, net	16
Deferred tax assets	58
Other intangible assets, net	200
Property and equipment, net	251

Total assets of discontinued operations	$1,458

Accounts payable and accrued liabilities	$214
Notes payable	233
Income taxes payable	18

Total liabilities of discontinued operations	$465

        As a result of the reclassification of the assets and liabilities of FNFV to assets and liabilities of discontinued operations, the deferred tax assets of FNFV, which were formerly netted with our consolidated deferred tax liability in our Condensed Consolidated Balance Sheet as of December 31, 2016, were reclassified to assets of discontinued operations resulting in an increase to both our assets and liabilities of $58 million as of December 31, 2016.

Notes to Consolidated Financial Statements (Continued)

Note G. Discontinued Operations (Continued)

Reconciliation to Consolidated Financial Statements

        A reconciliation of the net earnings of Black Knight and FNFV to the Statement of Operations is shown below:

	Year ended December 31,
	2017	2016	2015
	(In millions)
Earnings from discontinued operations attributable to Black Knight	$59	$74	$57
Earnings (loss) from discontinued operations attributable to FNFV	96	(4)	3

Total earnings from discontinued operations, net of tax	$155	$70	$60

        A reconciliation of the financial position of Black Knight and FNFV to the Balance Sheet is shown below:

December 31, 2016
(In millions)
Assets:
Assets of discontinued operations attributable to Black Knight	$3,761
Assets of discontinued operations attributable to FNFV	1,458

Total assets of discontinued operations	$5,219

Liabilities:
Liabilities of discontinued operations attributable to Black Knight	$2,173
Liabilities of discontinued operations attributable to FNFV	465

Total liabilities of discontinued operations	$2,638

Note H. Other Intangible Assets

        Other intangible assets consist of the following:

	Year ended December 31,
	2017	2016
	(In millions)
Customer relationships and contracts	$860	$748
Trademarks and tradenames	81	74
Computer software	357	324

	1,298	1,146
Accumulated amortization	(680)	(561)

	$618	$585

Notes to Consolidated Financial Statements (Continued)

Note H. Other Intangible Assets (Continued)

        Amortization expense for amortizable intangible assets, which consist primarily of customer relationships and computer software, was $130 million, $110 million, and $103 million for the years ended December 31, 2017, 2016 and 2015, respectively. Estimated amortization expense for the next five years for assets owned at December 31, 2017, is $100 million in 2018, $93 million in 2019, $79 million in 2020, $64 million in 2021 and $50 million in 2022.

Note I. Accounts Payable and Other Accrued Liabilities

        Accounts payable and other accrued liabilities consist of the following:

	Year ended December 31,
	2017	2016
	(In millions)
Accrued benefits	$254	$245
Salaries and incentives	277	267
Accrued rent	22	19
Trade accounts payable	39	42
Accrued recording fees and transfer taxes	17	16
Accrued premium taxes	20	26
Deferred revenue	107	103
Other accrued liabilities	219	215

	$955	$933

Note J. Notes Payable

        Notes payable consists of the following:

	Year ended December 31,
	2017	2016
	(In millions)
Unsecured notes, net of discount, interest payable semi-annually at 5.50%, due September 2022	$397	$397
Unsecured convertible notes, net of discount, interest payable semi-annually at 4.25%, due August 2018	65	291
Unsecured notes, net of discount, interest payable semi-annually at 6.60%, due May 2017	—	300
Revolving Credit Facility, unsecured, unused portion of $500 at December 31, 2017, due April 2022 with interest payable monthly at LIBOR + 1.40% (2.76% at December 31, 2017)	295	(3)
Other	2	2

	$759	$987

        At December 31, 2017, the estimated fair value of our long-term debt was approximately $940 million, or $173 million higher than its carrying value, excluding $8 million of net unamortized debt issuance costs and premium/discount. The fair value of our unsecured notes payable was $638 million as of December 31, 2017. The fair values of our unsecured notes payable are based on

Notes to Consolidated Financial Statements (Continued)

Note J. Notes Payable (Continued)

established market prices for the securities on December 31, 2017 and are considered Level 2 financial liabilities. The carrying value of the Revolving Credit Facility approximates fair value at December 31, 2017, as it is a variable rate instrument with a short reset period (monthly) which reflects current market rates. The Revolving Credit Facility is considered a Level 2 financial liability.

        On June 25, 2013, we entered into an agreement to amend and restate our existing $800 million Second Amended and Restated Credit Agreement (the "Existing Credit Agreement"), dated as of April 16, 2012 with Bank of America, N.A., as administrative agent (in such capacity, the "Administrative Agent") and the other agents party thereto (the "Revolving Credit Facility"). On April 27, 2017, the Revolving Credit Facility was amended (the "Restated Credit Agreement") to extend the term for 5 years, from a maturity date of July 15, 2018 to April 27, 2022. Revolving loans under the credit facility generally bear interest at a variable rate based on either (i) the base rate (which is the highest of (a) 0.5% in excess of the federal funds rate, (b) the Administrative Agent's "prime rate", or (c) the sum of 1% plus one-month LIBOR) plus a margin of between 10 and 60 basis points depending on the senior unsecured long-term debt ratings of FNF or (ii) LIBOR plus a margin of between 110 and 160 basis points depending on the senior unsecured long-term debt ratings of the Company. Based on our current Moody's and Standard & Poor's senior unsecured long-term debt ratings of Baa3/BBB, respectively, the applicable margin for revolving loans subject to LIBOR is 140 basis points. In addition, we pay a commitment fee of between 15 and 40 basis points on the entire facility, also depending on our senior unsecured long-term debt ratings. Under the Revolving Credit Facility, we are subject to customary affirmative, negative and financial covenants, including, among other things, limits on the creation of liens, limits on the incurrence of indebtedness, restrictions on investments, dispositions and transactions with affiliates, limitations on dividends and other restricted payments, a minimum net worth and a maximum debt to capitalization ratio. The Revolving Credit Facility also includes customary events of default for facilities of this type (with customary grace periods, as applicable) and provides that, if an event of default occurs and is continuing, the interest rate on all outstanding obligations may be increased, payments of all outstanding loans may be accelerated and/or the lenders' commitments may be terminated. These events of default include a cross-default provision that, subject to limited exceptions, permits the lenders to declare the Revolving Credit Facility in default if: (i) (a) we fail to make any payment after the applicable grace period under any indebtedness with a principal amount (including undrawn committed amounts) in excess of 3.0% of our net worth, as defined in the Revolving Credit Facility, or (b) we fail to perform any other term under any such indebtedness, or any other event occurs, as a result of which the holders thereof may cause it to become due and payable prior to its maturity; or (ii) certain termination events occur under significant interest rate, equity or other swap contracts. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Revolving Credit Facility shall automatically become immediately due and payable, and the lenders' commitments will automatically terminate. As of December 31, 2017, there is $295 million outstanding, net of $5 million in unamortized debt issuance costs, and $500 million of remaining borrowing capacity under the Revolving Credit Facility.

        On August 28, 2012, we completed an offering of $400 million in aggregate principal amount of 5.50% notes due September 2022 (the "5.50% notes"), pursuant to an effective registration statement previously filed with the Securities and Exchange Commission. The notes were priced at 99.513% of par to yield 5.564% annual interest. The 5.50% notes will pay interest semi-annually on the 1st of March and September, beginning March 1, 2013. These notes contain customary covenants and events of default for investment grade public debt. These events of default include a cross default provision,

Notes to Consolidated Financial Statements (Continued)

Note J. Notes Payable (Continued)

with respect to any other debt of the Company in an aggregate amount exceeding $100 million for all such debt, arising from (i) failure to make a principal payment when due or (ii) the occurrence of an event which results in such debt being due and payable prior to its scheduled maturity.

        On August 2, 2011, we completed an offering of $300 million in aggregate principal amount of 4.25% convertible senior notes due August 2018 (the "Notes") in an offering conducted in accordance with Rule 144A under the Securities Act of 1933, as amended. The Notes contain customary event-of-default provisions which, subject to certain notice and cure-period conditions, can result in the acceleration of the principal amount of, and accrued interest on, all outstanding Notes if we breach the terms of the Notes or the indenture pursuant to which the Notes were issued. The Notes are unsecured and unsubordinated obligations and (i) rank senior in right of payment to any of our existing or future unsecured indebtedness that is expressly subordinated in right of payment to the Notes; (ii) rank equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; (iii) are effectively subordinated in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and (iv) are structurally subordinated to all existing and future indebtedness and liabilities of our subsidiaries. Interest is payable on the principal amount of the Notes, semi-annually in arrears in cash on February 15 and August 15 of each year, commencing February 15, 2012. The Notes mature on August 15, 2018, unless earlier purchased by us or converted. The Notes were issued for cash at 100% of their principal amount. However, for financial reporting purposes, the notes were deemed to have been issued at 92.818% of par value, and as such we recorded a discount of $22 million to be amortized to August 2018, when the Notes mature. The Notes will be convertible into cash, shares of common stock, or a combination of cash and shares of common stock, at our election, based on an initial conversion rate, subject to adjustment, of 46.387 shares per $1,000 principal amount of the Notes (which represents an initial conversion price of approximately $21.56 per share), only in the following circumstances and to the following extent: (i) during any calendar quarter commencing after December 31, 2011, if, for each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending on, and including, the last trading day of the immediately preceding calendar quarter, the last reported sale price per share of our common stock on such trading day is greater than or equal to 130% of the applicable conversion price on such trading day; (ii) during the five consecutive business day period immediately following any ten consecutive trading day period (the "measurement period") in which, for each trading day of the measurement period, the trading price per $1,000 principal amount of notes was less than 98% of the product of the last reported sale price per share of our common stock on such trading day and the applicable conversion rate on such trading day; (iii) upon the occurrence of specified corporate transactions; or (iv) at any time on and after May 15, 2018. However, in all cases, the Notes will cease to be convertible at the close of business on the second scheduled trading day immediately preceding the maturity date. It is our intent and policy to settle conversions through "net-share settlement". Generally, under "net-share settlement," the conversion value is settled in cash, up to the principal amount being converted, and the conversion value in excess of the principal amount is settled in shares of our common stock. As of October 1, 2013, these notes were convertible under the 130% Sale Price Condition described above. During the year ended December 31, 2017, we repurchased Notes with aggregate principal of $230 million for $549 million.

Notes to Consolidated Financial Statements (Continued)

Note J. Notes Payable (Continued)

        Gross principal maturities of notes payable at December 31, 2017 are as follows (in millions):

2018	$66
2019	—
2020	1
2021	—
2022	700
Thereafter	—

$767

Note K. Income Taxes

        Income tax expense on continuing operations consists of the following:

	Year ended December 31,
	2017	2016	2015
	(In millions)
Current	$476	$333	$275
Deferred	(241)	14	(1)

	$235	$347	$274

        Total income tax expense (benefit) was allocated as follows (in millions):

	Year ended December 31,
	2017	2016	2015
	(In millions)
Net earnings from continuing operations	$235	$347	$274
Tax expense attributable to net earnings from discontinued operations	144	25	16
Other comprehensive earnings (loss):
Unrealized gain (loss) on investments and other financial instruments	25	29	(40)
Unrealized gain (loss) on foreign currency translation and cash flow hedging	4	1	(7)
Minimum pension liability adjustment	3	3	3

Total income tax expense (benefit) allocated to other comprehensive earnings	32	33	(44)
Additional paid-in capital, stock-based compensation	—	—	(21)

Total income taxes	$411	$405	$225

Notes to Consolidated Financial Statements (Continued)

Note K. Income Taxes (Continued)

        A reconciliation of the federal statutory rate to our effective tax rate is as follows:

	Year ended December 31,
	2017	2016	2015
	(In millions)
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	1.8	2.8	3.0
Deductible dividends paid to FNF 401(k) plan	(0.2)	(0.1)	(0.2)
Tax exempt interest income	(0.4)	(0.5)	(0.8)
Stock compensation	(1.4)	(1.7)	—
Tax Credits	(0.1)	(0.1)	(0.1)
Consolidated Partnerships	—	0.2	0.4
Tax reform	(10.7)	—	—
Non-deductible expenses and other, net	3.2	0.8	(1.6)

Effective tax rate	27.2%	36.4%	35.7%

Notes to Consolidated Financial Statements (Continued)

Note K. Income Taxes (Continued)

        The significant components of deferred tax assets and liabilities at December 31, 2017 and 2016 consist of the following:

	Year ended December 31,
	2017	2016
	(In millions)
Deferred Tax Assets:
Employee benefit accruals	$68	$36
Net operating loss carryforwards	9	22
Insurance reserve discounting	26	—
Accrued liabilities	10	18
Allowance for uncollectible accounts receivable	4	—
Pension plan	2	5
Tax credits	40	41
State income taxes	4	13
Other	1	3

Total gross deferred tax asset	164	138
Less: valuation allowance	22	10

Total deferred tax asset	$142	$128

Deferred Tax Liabilities:
Title plant	$(55)	$(85)
Amortization of goodwill and intangible assets	(113)	(174)
Other investments	(5)	(4)
Other	(13)	(11)
Investment securities	(41)	(39)
Depreciation	(9)	(12)
Partnerships	(75)	(94)
Insurance reserve discounting	—	(79)

Total deferred tax liability	$(311)	$(498)

Net deferred tax liability	$(169)	$(370)

        Our net deferred tax liability was $169 million and $370 million at December 31, 2017, and 2016, respectively. Deferred tax liability incurred a one-time reduction of $93 million which was primarily a result of the decrease in the corporate tax rate from 35% to 21% associated with the enactment of the Tax Cuts and Jobs Act of 2017 ("Tax Reform"). The significant changes in the deferred taxes are as follows: The increase in the deferred tax asset for employee benefit accruals is a $71 million increase in deferred compensation related to a change in accounting method offset by a $38 million decrease driven by Tax Reform. The deferred tax liability for insurance reserve discounting decreased by $119 million largely due to the redomestication of certain of our insurance underwriters in 2017, offset by an increase of $15 million attributable to Tax Reform. The deferred tax liability for title plant decreased by $30 million primarily due to Tax Reform. The deferred tax liability relating to partnerships decreased by $19 million primarily due to an increase of $23 million related to ServiceLink activity offset by a $42 million decrease driven by Tax Reform. The deferred tax liability on amortization decreased by $61 million primarily due to Tax Reform. The decrease in the deferred tax

Notes to Consolidated Financial Statements (Continued)

Note K. Income Taxes (Continued)

asset on net operating losses of $13 million is primarily attributable to usage of assets in the current year and Tax Reform.

        We had a valuation allowance of $22 million and $10 million at December 31, 2017 and 2016, respectively. The increase in the valuation allowance is primarily attributable to Tax Reform which decreased the ability to use credit carryovers before they expire in future years.

        SEC Staff Accounting Bulletin No. 118 ("SAB 118"), has provided guidance for companies that have not completed their accounting for the income tax effects of the Tax Reform in the period of enactment, allowing for a measurement period of up to one year after the enactment date to finalize the recording of the related tax impacts. As of December 31, 2017, we have not completed our accounting for the tax effects of the enactment of the Tax Reform, however, we have made a reasonable estimate of the effects on our deferred tax balances. In other cases, we have not been able to make a reasonable estimate and will continue to analyze the Tax Reform in order to finalize any related impacts within the measurement period.

        At December 31, 2017, we have net operating losses on a pretax basis of $36 million available to carryforward and offset future federal taxable income. The net operating losses are US federal net operating losses arising from acquisitions made since 2008, including CINC and are subject to an annual Internal Revenue Code Section 382 limitation. These losses will begin to expire in year 2021 and we fully anticipate utilizing these losses prior to expiration with the exception of $3 million of gross net operating losses that are offset by a $1 million valuation allowance.

        At December 31, 2017 and 2016, we had $40 million and $41 million of tax credits, respectively. The credits primarily consist of general business credits from acquisitions in the Restaurant Group. We anticipate that these credits will be utilized prior to expiration after a valuation allowance of $21 million on the general business credits.

        A tax benefit of $21 million associated with the exercise of employee stock options and the vesting of restricted stock grants was allocated to equity for the year ended December 31, 2015. For the years ended December 31, 2017 and 2016 we have recorded $13 million and $17 million in income tax benefit related to the tax effects associated with the exercise of stock options and vesting of restricted stock. Our adoption of ASU 2016-09 in 2016 resulted in a change in accounting for the tax-effects of stock-based compensation. Beginning January 1, 2016, the tax-effect of the difference in grant date and vest date fair value of stock-based compensation is included in total income tax expense (benefit).

        As of December 31, 2017 and 2016, we had approximately $11 million (including interest of less than $1 million) and $18 million (including interest of less than $1 million), respectively, of total gross unrecognized tax benefits that, if recognized, would favorably affect our income tax rate. These amounts are reported on a gross basis and do not reflect a federal tax benefit on state income taxes. We record interest and penalties related to income taxes as a component of income tax expense.

        The Internal Revenue Service ("IRS") has selected us to participate in the Compliance Assurance Program that is a real-time audit. We are currently under audit by the Internal Revenue Service for the 2016 through 2018 tax years. We file income tax returns in various foreign and US state jurisdictions.

Notes to Consolidated Financial Statements (Continued)

Note L. Summary of Reserve for Claim Losses

        A summary of the reserve for claim losses follows:

	Year ended December 31,
	2017	2016	2015
	(In millions)
Beginning balance	$1,487	$1,583	$1,621
Change in reinsurance recoverable	(4)	(8)	1
Claim loss provision related to:
Current year	219	236	224
Prior years	19	(79)	22

Total title claim loss provision	238	157	246
Claims paid, net of recoupments related to:
Current year	(8)	(10)	(7)
Prior years	(223)	(235)	(278)

Total title claims paid, net of recoupments	(231)	(245)	(285)

Ending balance of claim loss reserve for title insurance	$1,490	$1,487	$1,583

Provision for title insurance claim losses as a percentage of title insurance premiums	4.9%	3.3%	5.7%

        We continually update loss reserve estimates as new information becomes known, new loss patterns emerge, or as other contributing factors are considered and incorporated into the analysis of reserve for claim losses. Estimating future title loss payments is difficult because of the complex nature of title claims, the long periods of time over which claims are paid, significantly varying dollar amounts of individual claims and other factors.

        In the quarter ended December 31, 2017, we reduced the current quarter provision for claims losses to 4.5%. During the quarter ended December 31, 2016, we released excess title reserves of $97 million in addition to reducing the provision for claims losses for the quarter to 5.0%. In response to favorable development on recent year claims, the average provision rate has decreased in each of the years ended 2015, 2016, and 2017.

        Due to the uncertainty inherent in the process and to the judgment used by management, the ultimate liability may be greater or less than our current reserves. If actual claims loss development varies from what is currently expected and is not offset by other factors, it is possible that our recorded reserves may fall outside a reasonable range of our actuary's central estimate, which may require additional reserve adjustments in future periods.

Note M. Commitments and Contingencies

Legal and Regulatory Contingencies

        In the ordinary course of business, we are involved in various pending and threatened litigation matters related to our operations, some of which include claims for punitive or exemplary damages. With respect to our title insurance operations, this customary litigation includes but is not limited to a wide variety of cases arising out of or related to title and escrow claims, for which we make provisions through our loss reserves. Additionally, like other companies, our ordinary course litigation includes a number of class action and purported class action lawsuits, which make allegations related to aspects of our operations. We believe that no actions, other than the matters discussed below, if any, depart from customary litigation incidental to our business.

Notes to Consolidated Financial Statements (Continued)

Note M. Commitments and Contingencies (Continued)

        We review lawsuits and other legal and regulatory matters (collectively "legal proceedings") on an ongoing basis when making accrual and disclosure decisions. When assessing reasonably possible and probable outcomes, management bases its decision on its assessment of the ultimate outcome assuming all appeals have been exhausted. For legal proceedings in which it has been determined that a loss is both probable and reasonably estimable, a liability based on known facts and which represents our best estimate has been recorded. Our accrual for legal and regulatory matters was $2 million and $68 million as of December 31, 2017 and 2016, respectively. During the quarter ended March 31, 2017, ServiceLink paid $65 million to settle all remaining obligations to complete the document execution review under the 2011 LPS consent order with certain banking agencies. Details of the consent order and the terms of the settlement are set forth in Note M Commitments and Contingencies to our Consolidated Financial Statements in our Annual Report for the year ended December 31, 2016. On January 12, 2018, the banking agencies entered an Order terminating the 2011 LPS consent order, having found ServiceLink attained full compliance. None of the amounts we have currently recorded are considered to be material to our financial condition individually or in the aggregate. Actual losses may materially differ from the amounts recorded and the ultimate outcome of our pending legal proceedings is generally not yet determinable. While some of these matters could be material to our operating results or cash flows for any particular period if an unfavorable outcome results, at present we do not believe that the ultimate resolution of currently pending legal proceedings, either individually or in the aggregate, will have a material adverse effect on our financial condition.

        From time to time we receive inquiries and requests for information from state insurance departments, attorneys general and other regulatory agencies about various matters relating to our business. Sometimes these take the form of civil investigative demands or subpoenas. We cooperate with all such inquiries and we have responded to or are currently responding to inquiries from multiple governmental agencies. Also, regulators and courts have been dealing with issues arising from foreclosures and related processes and documentation. Various governmental entities are studying the title insurance product, market, pricing, and business practices, and potential regulatory and legislative changes, which may materially affect our business and operations. From time to time, we are assessed fines for violations of regulations or other matters or enter into settlements with such authorities which may require us to pay fines or claims or take other actions.

Escrow Balances

        In conducting our operations, we routinely hold customers' assets in escrow, pending completion of real estate transactions, and are responsible for the proper disposition of these balances for our customers. Certain of these amounts are maintained in segregated bank accounts and have not been included in the accompanying Consolidated Balance Sheets, consistent with Generally Accepted Accounting Principles and industry practice. These balances amounted to $15.4 billion at December 31, 2017. As a result of holding these customers' assets in escrow, we have ongoing programs for realizing economic benefits during the year through favorable borrowing and vendor arrangements with various banks. There were no investments or loans outstanding as of December 31, 2017 and 2016 related to these arrangements.

Notes to Consolidated Financial Statements (Continued)

Note M. Commitments and Contingencies (Continued)

Operating Leases

        Future minimum operating lease payments are as follows (in millions):

2018	$150
2019	127
2020	98
2021	71
2022	46
Thereafter	44

Total future minimum operating lease payments	$536

        Rent expense incurred under operating leases during the years ended December 31, 2017, 2016 and 2015 was $144 million, $128 million, and $122 million, respectively. Rent expense in 2017, 2016, and 2015 includes abandoned lease charges related to office closures of $1 million.

Note N. Regulation and Equity

  Regulation

        Our insurance subsidiaries, including title insurers, underwritten title companies and insurance agencies, are subject to extensive regulation under applicable state laws. Each of the insurance underwriters is subject to a holding company act in its state of domicile which regulates, among other matters, the ability to pay dividends and enter into transactions with affiliates. The laws of most states in which we transact business establish supervisory agencies with broad administrative powers relating to issuing and revoking licenses to transact business, regulating trade practices, licensing agents, approving policy forms, accounting practices, financial practices, establishing reserve and capital and surplus as regards policyholders ("capital and surplus") requirements, defining suitable investments for reserves and capital and surplus and approving rate schedules. The process of state regulation of changes in rates ranges from states which set rates, to states where individual companies or associations of companies prepare rate filings which are submitted for approval, to a few states in which rate changes do not need to be filed for approval.

        Since we are regulated by both state and federal governments and the applicable insurance laws and regulations are constantly subject to change, it is not possible to predict the potential effects on our insurance operations, particularly the Title segment, of any laws or regulations that may become more restrictive in the future or if new restrictive laws will be enacted.

        Pursuant to statutory accounting requirements of the various states in which our insurers are domiciled, these insurers must defer a portion of premiums earned as an unearned premium reserve for the protection of policyholders and must maintain qualified assets in an amount equal to the statutory requirements. The level of unearned premium reserve required to be maintained at any time is determined by statutory formula based upon either the age, number of policies and dollar amount of policy liabilities underwritten, or the age and dollar amount of statutory premiums written. As of December 31, 2017, the combined statutory unearned premium reserve required and reported for our title insurers was $1,400 million. In addition to statutory unearned premium reserves, each of our insurers maintains reserves for known claims and surplus funds for policyholder protection and business operations.

Notes to Consolidated Financial Statements (Continued)

Note N. Regulation and Equity (Continued)

        Each of our insurance subsidiaries is regulated by the insurance regulatory authority in its respective state of domicile, as well as that of each state in which it is licensed. The insurance commissioners of their respective states of domicile are the primary regulators of our title insurance subsidiaries. Each of the insurers is subject to periodic regulatory financial examination by regulatory authorities.

        Our insurance subsidiaries are subject to regulations that restrict their ability to pay dividends or make other distributions of cash or property to their immediate parent company without prior approval from the Department of Insurance of their respective states of domicile. As of December 31, 2017, $1,700 million of our net assets are restricted from dividend payments without prior approval from the Departments of Insurance. During 2018, our title insurers can pay or make distributions to us of approximately $363 million, without prior approval.

        The combined statutory capital and surplus of our title insurers was approximately $1,389 million and $1,469 million as of December 31, 2017 and 2016, respectively. The combined statutory net earnings of our title insurance subsidiaries were $434 million, $541 million, and $381 million for the years ended December 31, 2017, 2016, and 2015, respectively.

        Statutory-basis financial statements are prepared in accordance with accounting practices prescribed or permitted by the various state insurance regulatory authorities. The National Association of Insurance Commissioners' ("NAIC") Accounting Practices and Procedures manual ("NAIC SAP") has been adopted as a component of prescribed or permitted practices by each of the states that regulate us. Each of our states of domicile for our title insurance underwriter subsidiaries have adopted a material prescribed accounting practice that differs from that found in NAIC SAP. Specifically, in both years the timing of amounts released from the statutory unearned premium reserve under NAIC SAP differs from the states' required practice. Statutory surplus at December 31, 2017 and 2016, respectively, was lower by approximately $28 million and $207 million than if we had reported such amounts in accordance with NAIC SAP. The decrease at December 31, 2017 from 2016 is primarily attributable to the Redomestication.

        As a condition to continued authority to underwrite policies in the states in which our insurers conduct their business, the insurers are required to pay certain fees and file information regarding their officers, directors and financial condition. In addition, our escrow and trust business is subject to regulation by various state banking authorities.

        Pursuant to statutory requirements of the various states in which our insurers are domiciled, such insurers must maintain certain levels of minimum capital and surplus. Required levels of minimum capital and surplus are not significant to the insurers individually or in the aggregate. Each of our insurers has complied with the minimum statutory requirements as of December 31, 2017.

        Our underwritten title companies are also subject to certain regulation by insurance regulatory or banking authorities, primarily relating to minimum net worth. Minimum net worth requirements for each underwritten title company is less than $1 million. These companies were in compliance with their respective minimum net worth requirements at December 31, 2017.

        There are no restrictions on our retained earnings regarding our ability to pay dividends to shareholders although there are limits on the ability of certain subsidiaries to pay dividends to us, as described above.

Notes to Consolidated Financial Statements (Continued)

Note N. Regulation and Equity (Continued)

  Equity

        On July 20, 2015, our Board of Directors approved a three-year stock repurchase program under which we can purchase up to 25 million shares of our FNF Group common stock through July 30, 2018. We may make repurchases from time to time in the open market, in block purchases or in privately negotiated transactions, depending on market conditions and other factors. Since the original commencement of the plan, we have repurchased a total of 10,589,000 FNF common shares for $372 million, or an average of $35.10 per share, and there are 14,411,000 shares available to be repurchased under this program.

Note O. Employee Benefit Plans

  Stock Purchase Plan

        During the three-year period ended December 31, 2017, our eligible employees could voluntarily participate in employee stock purchase plans ("ESPPs") sponsored by us and our subsidiaries. Pursuant to the ESPPs, employees may contribute an amount between 3% and 15% of their base salary and certain commissions. We contribute varying amounts as specified in the ESPPs.

        We contributed $23 million, $20 million, and $18 million to the ESPPs in the years ended December 31, 2017, 2016, and 2015, respectively, in accordance with the employer's matching contribution.

  401(k) Profit Sharing Plan

        During the three-year period ended December 31, 2017, we have offered our employees the opportunity to participate in our 401(k) profit sharing plans (the "401(k) Plan"), qualified voluntary contributory savings plans which are available to substantially all of our employees. Eligible employees may contribute up to 40% of their pretax annual compensation, up to the amount allowed pursuant to the Internal Revenue Code. We make an employer match on the 401(k) Plan of $0.375 on each $1.00 contributed up to the first 6% of eligible earnings contributed to the 401(k) Plan by employees. The employer match for the years ended December 31, 2017, 2016 and 2015 was $26 million, $26 million and $23 million, respectively, that was credited based on the participant's individual investment elections in the FNF 401(k) Plan.

  Omnibus Incentive Plan

        In 2005, we established the FNT 2005 Omnibus Incentive Plan (the "Omnibus Plan") authorizing the issuance of up to 8 million shares of common stock, subject to the terms of the Omnibus Plan. On October 23, 2006; May 29, 2008; May 25, 2011; May 22, 2013; and June 15, 2016 the shareholders of FNF approved amendments to increase the number of shares for issuance under the Omnibus Plan by 16 million, 11 million, 6 million, 6 million and 10 million shares, respectively. The primary purpose of the increases were to assure that we had adequate means to provide equity incentive compensation to our employees on a going-forward basis. The Omnibus Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares, performance units, other cash and stock-based awards and dividend equivalents. As of December 31, 2017, there were 1,839,061 shares of restricted stock and 8,529,427 stock options outstanding under this plan. Awards granted are approved by the Compensation Committee of the Board of Directors. Options vest over a 3 year period and have a contractual life of 7 years. The exercise price for options granted

Notes to Consolidated Financial Statements (Continued)

Note O. Employee Benefit Plans (Continued)

equals the market price of the underlying stock on the grant date. Stock option grants vest according to certain time based and operating performance criteria. Option exercises by participants are settled on the open market.

        FNF stock option transactions under the Omnibus Plan for 2015, 2016, and 2017 are as follows:

	Options	Weighted Average Exercise Price	Exercisable
Balance, December 31, 2014	$9,393,211	$19.43	5,173,802
Granted	1,886,320	34.84
Exercised	(1,966,937)	12.96
Canceled	(12,085)	26.62

Balance, December 31, 2015	9,300,509	$23.92	5,256,426
Granted	35,000	35.63
Exercised	(1,846,153)	10.12
Canceled	(7,673)	26.17

Balance, December 31, 2016	7,481,683	$27.38	5,821,592
Options issued as make-whole adjustment for BK Distribution	2,375,111	20.32
Exercised	(1,313,061)	18.38
Canceled	(14,306)	24.49

Balance, December 31, 2017	$8,529,427	$20.38	7,648,837

        FNF restricted stock transactions under the Omnibus Plan in 2015, 2016, and 2017 are as follows:

	Shares	Weighted Average Grant Date Fair Value
Balance, December 31, 2014	1,770,781	$25.08
Granted	613,960	34.84
Canceled	(10,105)	26.14
Vested	(982,762)	23.00

Balance, December 31, 2015	1,391,874	$30.85
Granted	803,292	34.54
Canceled	(3,266)	28.07
Vested	(720,227)	28.97

Balance, December 31, 2016	1,471,673	$33.79
Granted	828,818	37.12
Restricted stock issued as make-whole adjustment for BK Distribution	545,676	24.62
Canceled	(11,233)	24.52
Vested	(995,873)	23.98

Balance, December 31, 2017	1,839,061	$30.58

Notes to Consolidated Financial Statements (Continued)

Note O. Employee Benefit Plans (Continued)

        The following table summarizes information related to stock options outstanding and exercisable as of December 31, 2017:

	Options Outstanding				Options Exercisable
	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Intrinsic Value	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Intrinsic Value
$0.00 - $14.38	662,763	1.85	$14.38	$16	662,763	1.85	$14.38	$16
$14.39 - $17.76	4,070,183	2.89	17.76	87	4,070,183	2.89	17.76	87
$17.77 - $21.84	1,342,007	3.84	21.84	23	1,342,007	3.84	21.84	23
$21.85 - $25.34	13,648	5.98	25.34	—	4,549	5.98	25.34	—
$25.35 - $25.53	2,422,627	4.83	25.53	33	1,569,335	4.83	25.53	22
$25.54 - $26.99	18,199	5.55	26.99	—	—	0	—	—

	8,529,427			$159	7,648,837			$148

        We account for stock-based compensation plans in accordance with GAAP on share-based payments, which requires that compensation cost relating to share-based payments be recognized in the consolidated financial statements based on the fair value of each award. Using the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period. Fair value of restricted stock awards and units is based on the grant date value of the underlying stock derived from quoted market prices. The total fair value of restricted stock awards granted in the years ended December 31, 2017, 2016 and 2015 was $31 million, $29 million, and $21 million, respectively. The total fair value of restricted stock awards which vested in the years ended December 31, 2017, 2016 and 2015 was $38 million, $25 million, and $35 million, respectively. Option awards are measured at fair value on the grant date using the Black Scholes Option Pricing Model. The intrinsic value of options exercised in the years ended December 31, 2017, 2016 and 2015 was $25 million, $46 million, and $47 million, respectively. Net earnings attributable to FNF Shareholders reflects stock-based compensation expense amounts of $44 million for the year ended December 31, 2017, $58 million for the year ended December 31, 2016, and $56 million for the year ended December 31, 2015, which are included in personnel costs in the reported financial results of each period.

        At December 31, 2017, the total unrecognized compensation cost related to non-vested stock option grants and restricted stock grants is $56 million, which is expected to be recognized in pre-tax income over a weighted average period of 1.65 years.

  Pension Plans

        In 2000, FNF merged with Chicago Title Corporation ("Chicago Title"). In connection with the merger, we assumed Chicago Title's noncontributory defined contribution plan and noncontributory defined benefit pension plan (the "Pension Plan"). The Pension Plan covers certain Chicago Title employees. The benefits are based on years of service and the employee's average monthly compensation in the highest 60 consecutive calendar months during the 120 months ending at retirement or termination. Effective December 31, 2000, the Pension Plan was frozen and there will be no future credit given for years of service or changes in salary. The accumulated benefit obligation is the same as the projected benefit obligation due to the pension plan being frozen as of December 31,

Notes to Consolidated Financial Statements (Continued)

Note O. Employee Benefit Plans (Continued)

2000. Pursuant to GAAP on employers' accounting for defined benefit pension and other post retirement plans, the measurement date is December 31.

        The net pension liability included in Accounts payable and other accrued liabilities as of December 31, 2017, and 2016 was $4 million and $11 million, respectively. The discount rate used to determine the benefit obligation as of the years ended December 31, 2017 and 2016 was 3.34% and 3.54%, respectively. As of the years ended December 31, 2017 and 2016 the projected benefit obligation was $166 million and $168 million, respectively, and the fair value of plan assets was $162 million and $157 million, respectively. The net periodic expense included in the results of operations relating to these plans was $5 million, $6 million, and $8 million for the years ended December 31, 2017, 2016, and 2015, respectively.

  Postretirement and Other Nonqualified Employee Benefit Plans

        We assumed certain health care and life insurance benefits for retired Chicago Title employees in connection with the FNF merger with Chicago Title. Beginning on January 1, 2001, these benefits were offered to all employees who met specific eligibility requirements. Additionally, in connection with the acquisition of LandAmerica Financial Group's two principal title insurance underwriters, Commonwealth Land Title Insurance Company and Lawyers Title Insurance Corporation, as well as United Capital Title Insurance Company (collectively, the "LFG Underwriters"), we assumed certain of the LFG Underwriters' nonqualified benefit plans, which provide various postretirement benefits to certain executives and retirees. The costs of these benefit plans are accrued during the periods the employees render service. We are both self-insured and fully insured for postretirement health care and life insurance benefit plans, and the plans are not funded. The health care plans provide for insurance benefits after retirement and are generally contributory, with contributions adjusted annually. Postretirement life insurance benefits are primarily contributory, with coverage amounts declining with increases in a retiree's age. The aggregate benefit obligation for these plans was $13 million at December 31, 2017 and $14 million at December 31, 2016. The net costs relating to these plans were immaterial for the years ended December 31, 2017, 2016, and 2015.

Notes to Consolidated Financial Statements (Continued)

Note P. Supplementary Cash Flow Information

        The following supplemental cash flow information is provided with respect to interest and tax payments, as well as certain non-cash investing and financing activities.

	Year ended December 31,
	2017	2016	2015
	(In millions)
Cash paid during the year:
Interest	$102	$125	$124
Income taxes	528	367	250
Non-cash investing and financing activities:
Investing activities:
Change in proceeds of sales of investments available for sale receivable in period	$3	$7	$(25)
Change in purchases of investments available for sale payable in period	(9)	19	(2)
Financing activities:
Liabilities assumed in connection with acquisitions(1):
Fair value of net assets acquired	$595	$625	$155
Less: Total purchase price	481	557	111

Liabilities and noncontrolling interests assumed	$114	$68	$44
Change in treasury stock purchases payable in period	$—	$8	$(7)

(1)
For further discussion of assets and liabilities acquired in business combinations in the current year, see Note B, "Acquisitions".

Note Q. Financial Instruments with Off-Balance Sheet Risk and Concentration of Risk

  Title

        In the normal course of business we and certain of our subsidiaries enter into off-balance sheet credit arrangements associated with certain aspects of the title insurance business and other activities.

        We generate a significant amount of title insurance premiums in California, Texas, Florida and New York. Title insurance premiums as a percentage of the total title insurance premiums written from those four states are detailed as follows:

	2017	2016	2015
California	14.5%	14.6%	15.1%
Texas	14.2%	14.2%	14.4%
Florida	8.0%	7.7%	8.1%
New York	6.3%	7.1%	8.1%

        Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents, short-term investments, and trade receivables.

        We place cash equivalents and short-term investments with high credit quality financial institutions and, by policy, limit the amount of credit exposure with any one financial institution. Investments in

Notes to Consolidated Financial Statements (Continued)

Note Q. Financial Instruments with Off-Balance Sheet Risk and Concentration of Risk (Continued)

commercial paper of industrial firms and financial institutions are rated investment grade by nationally recognized rating agencies.

        Concentrations of credit risk with respect to trade receivables are limited because a large number of geographically diverse customers make up our customer base, thus spreading the trade receivables credit risk. We control credit risk through monitoring procedures.

Note R. Segment Information

        On September 29, 2017, we completed the BK Distribution. As a result, Black Knight is no longer a reportable segment and the historical results of Black Knight are presented as discontinued operations for all periods presented and are excluded from the following tables. Refer to Note G Discontinued Operations for further discussion of the results of Black Knight.

        On November 17, 2017, we completed the FNFV Split-off. As a result, FNFV is no longer a reportable segment and the historical results of FNFV are presented as discontinued operations for all periods presented and are excluded from the following tables. Refer to Note G Discontinued Operations for further discussion of the results of FNFV.

        Summarized financial information concerning our reportable segments is shown in the following tables. There are certain intercompany corporate related arrangements between our various businesses. The effects of these arrangements including intercompany notes and related interest and any other non-operational intercompany revenues and expenses have been eliminated in the segment presentations below.

        As of and for the year ended December 31, 2017:

	Title	Corporate and Other	Total FNF
	(In millions)
Title premiums	$4,893	$—	$4,893
Other revenues	2,181	456	2,637

Revenues from external customers	7,074	456	7,530
Interest and investment income (loss), including realized gains and losses	137	(4)	133

Total revenues	7,211	452	7,663

Depreciation and amortization	159	24	183
Interest expense	—	48	48
Earnings (loss) from continuing operations, before income taxes and equity in earnings of unconsolidated affiliates	955	(91)	864
Income tax expense (benefit)	274	(39)	235

Earnings (loss) from continuing operations, before equity in earnings of unconsolidated affiliates	681	(52)	629
Equity in earnings of unconsolidated affiliates	10	—	10

Earnings (loss) from continuing operations	$691	$(52)	$639

Assets	$8,405	$746	$9,151
Goodwill	2,432	314	2,746

Notes to Consolidated Financial Statements (Continued)

Note R. Segment Information (Continued)

        As of and for the year ended December 31, 2016:

	Title	Corporate and Other	Total FNF
	(In millions)
Title premiums	$4,723	$—	$4,723
Other revenues	2,128	288	2,416

Revenues from external customers	6,851	288	7,139
Interest and investment income (loss), including realized gains and losses	127	(9)	118

Total revenues	6,978	279	7,257
Depreciation and amortization	148	12	160
Interest expense	—	64	64
Earnings (loss) from continuing operations, before income taxes and equity in earnings of unconsolidated affiliates	1,025	(70)	955
Income tax expense (benefit)	386	(39)	347

Earnings (loss) from continuing operations, before equity in earnings of unconsolidated affiliates	639	(31)	608
Equity in earnings of unconsolidated affiliates	13	1	14

Earnings (loss) from continuing operations	$652	$(30)	$622

Assets	$8,756	$5,765	$14,521
Goodwill	2,345	210	2,555

        As of and for the year ended December 31, 2015:

	Title	Corporate and Other	Total FNF
	(In millions)
Title premiums	$4,286	$—	$4,286
Other revenues	2,005	241	2,246

Revenues from external customers	6,291	241	6,532
Interest and investment income (loss), including realized gains and losses	137	(5)	132

Total revenues	6,428	236	6,664
Depreciation and amortization	144	6	150
Interest expense	—	73	73
Earnings (loss) from continuing operations, before income taxes and equity in earnings (loss) of unconsolidated affiliates	836	(66)	770
Income tax expense (benefit)	305	(31)	274

Earnings (loss) from continuing operations, before equity in earnings (loss) of unconsolidated affiliates	531	(35)	496
Equity in earnings (loss) of unconsolidated affiliates	6	(1)	5

Earnings (loss) from continuing operations	$537	$(36)	$501

Assets	$8,533	$5,510	$14,043
Goodwill	2,303	45	2,348

Notes to Consolidated Financial Statements (Continued)

Note R. Segment Information (Continued)

        The activities in our segments include the following:

  •
  Title.  This segment consists of the operations of our title insurance underwriters and related businesses. This segment provides core title insurance and escrow and other title-related services including trust activities, trustee sales guarantees, recordings and reconveyances, and home warranty products. This segment also includes our transaction services business, which includes other title-related services used in the production and management of mortgage loans, including mortgage loans that experience default.

  •
  Corporate and Other.  This segment consists of the operations of the parent holding company, our various real estate brokerage businesses, and CINC and other real estate technology subsidiaries. This segment also includes certain other unallocated corporate overhead expenses and eliminations of revenues and expenses between it and our Title segment. This segment also includes the assets of discontinued operations, Black Knight and FNFV, as of December 31, 2016 and 2015. Refer to Note G. Discontinued Operations for further information.

Note S. Recent Accounting Pronouncements

  Revenue Recognition

        In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU provides a new comprehensive revenue recognition model that requires companies to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. This update also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. This update permits the use of either the retrospective or cumulative effect transition method. ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations was issued by FASB in March 2016 to clarify the principal versus agent considerations within ASU 2014-09. ASU 2016-10 Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing was issued by the FASB in April 2016 to clarify how to determine whether goods and services are separately identifiable and thus accounted for as separate performance obligations. ASU 2016-12 Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients was issued by the FASB in May 2016 to clarify certain terms from the aforementioned updates and to add practical expedients for contracts at various stages of completion. ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, was issued by the FASB in December 2016 which includes thirteen technical corrections and improvements affecting narrow aspects of the guidance issued in ASU 2014-09.

        We have completed our analysis of the impact of the standards and have concluded that these standards will not have a material impact on our accounting or reporting.

        Upon issuance of ASU 2015-14, the effective date of ASU 2014-09 was deferred to annual and interim periods beginning on or after December 15, 2017. We will adopt the guidance on January 1, 2018. Either of the following transition methods is permitted: (i) a full retrospective approach reflecting the application of the new standard in each prior reporting period, or (ii) a modified retrospective approach with a cumulative-effect adjustment to the opening balance of retained earnings in the year the new standard is first applied. We plan to transition to this new guidance using the modified retrospective approach.

Notes to Consolidated Financial Statements (Continued)

Note S. Recent Accounting Pronouncements (Continued)

  Other Pronouncements

        In January 2016, the FASB issued ASU No. 2016-01 Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The primary amendments required by the ASU include: requiring equity investments with readily determinable fair values to be measured at fair value through net income rather than through other comprehensive income; allowing entities with equity investments without readily determinable fair values to report the investments at cost, adjusted for changes in observable prices, less impairment; requiring entities that elect the fair value option for financial liabilities to report the change in fair value attributable to instrument-specific credit risk in other comprehensive income; and clarifying that entities should assess the need for a valuation allowance on a deferred tax asset related to available-for-sale debt securities in combination with other deferred tax assets. The amendments in this ASU are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The ASU requires a cumulative-effect adjustment of the balance sheet as of the beginning of the year of adoption. Early adoption of the ASU is not permitted, except for the provision related to financial liabilities for which the fair value option has been elected. We have completed our evaluation of the effects this new guidance will have on our consolidated financial statements and related disclosures and have determined that the ASU will result in: (1) reclassification of our unrealized gains and losses on our equity and preferred securities available for sale currently included in accumulated other comprehensive income to beginning retained earnings as of January 1, 2018 and (2) changes in fair value of our equity and preferred securities available for sale subsequent to January 1, 2018 to be included in our earnings from continuing operations. As of December 31, 2017, we held equity and preferred securities available for sale with combined net unrealized gains (net of losses) of $164 million and $12 million, respectively. Including the associated effects of deferred taxes, based on the net of tax balances as of December 31, 2017, we expect to reclassify a total of approximately $109 million from Accumulated other comprehensive income to beginning Retained earnings as of January 1, 2018.

        In February 2016, the FASB issued ASU No. 2016-02 Leases (Topic 842). The amendments in this ASU introduce broad changes to the accounting and reporting for leases by lessees. The main provisions of the new standard include: clarifications to the definitions of a lease, components of leases, and criteria for determining lease classification; requiring virtually all leased assets, including operating leases and related liabilities, to be reflected on the lessee's balance sheet; and expanding and adding to the required disclosures for lessees. This update is effective for annual and interim periods beginning after December 15, 2018, including interim periods within those fiscal years. Early application of the standard is permitted. The ASU requires a modified retrospective approach to transitioning which allows for the use of practical expedients to effectively account for leases commenced prior to the effective date in accordance with previous GAAP, except that lessees are required to recognize a right-of-use asset and a lease liability for all operating leases at each reporting date based on the present value of the remaining minimum rental payments that were tracked and disclosed under previous GAAP. We are still evaluating the totality of the effects this new guidance will have on our business process and systems, consolidated financial statements, related disclosures. We have identified a vendor with software suited to track and account for leases under the new standard. We have not concluded on the anticipated financial statement effects of adoption. We plan to adopt this standard on January 1, 2019. We are currently evaluating the impact of the adoption of this standard on our consolidated financial statements.

Notes to Consolidated Financial Statements (Continued)

Note S. Recent Accounting Pronouncements (Continued)

        In June 2016, the FASB issued ASU No. 2016-13 Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments. The amendments in this ASU introduce broad changes to accounting for credit impairment of financial instruments. The primary updates include the introduction of a new current expected credit loss ("CECL") model that is based on expected rather than incurred losses and amendments to the accounting for impairment of debt securities available for sale. This update is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. We are currently evaluating the effect this new guidance will have on our consolidated financial statements and related disclosures and have not yet concluded on its effects. We do not plan to early adopt the standard.

        In August 2016, the FASB issued ASU No. 2016-15 Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The amendments in this ASU introduce clarifications to the presentation of certain cash receipts and cash payments in the statement of cash flows. The primary updates include additions and clarifications of the classification of cash flows related to certain debt repayment activities, contingent consideration payments related to business combinations, proceeds from insurance policies, distributions from equity method investees, and cash flows related to securitized receivables. This update is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption of this ASU is permitted, including in interim periods. The ASU requires retrospective application to all prior periods presented upon adoption. We will adopt this ASU on January 1, 2018 and based on our preliminary analysis, we do not expect the adoption of this ASU to have a material impact on our resulting operating, investing, or financing cash flows.

        In November 2016, the FASB issued ASU No. 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash. The amendments in this ASU require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. GAAP previously did not include specific guidance on the cash flow classification and presentation of changes in restricted cash. The Company previously excluded cash pledged related to secured trust deposits, which generally meets the definition of restricted cash, from the reconciliation of beginning-of-period to end-of-period total amounts shown on the statement of cash flows. This update is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption of this ASU is permitted, including in interim periods. The ASU requires retrospective application to all prior periods presented upon adoption. This ASU resulted in the movement of the change in our cash pledged against secured trust deposits from operating activities to the net change in cash, the change in investments pledged against secured trust deposits from operating to investing activities, and the change in secured trust deposits from operating to financing activities.

        We adopted this ASU on January 1, 2018 and have retrospectively restated our Consolidated Statements of Cash Flows included herein. The adoption of this ASU resulted in the following retrospective changes to our Consolidated Statements of Cash Flows for the years ended December 31, 2017, 2016 and 2015, respectively: an increase (decrease) in the net change in cash and cash equivalents of $144 million, $223 million, and $(29) million, respectively, due to the inclusion of the change in our cash pledged against secured trust deposits; an increase (decrease) in cash provided by (used in) investing activities of $174 million, $63 million, and $(110) million, respectively, related to the movement of cash paid/received for investments pledged against secured trust deposits from operating to investing activities; and a (decrease) increase in cash used in financing activities of $(30) million,

Notes to Consolidated Financial Statements (Continued)

Note S. Recent Accounting Pronouncements (Continued)

$160 million, and $79 million, respectively, related to the movement of the change in secured trust deposits from operating to financing activities. The adoption of this ASU also resulted in a $2 million increase in cash provided by operating activities for the year ended December 31, 2015 due to the net effect of the aforementioned changes.

        In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business to assist companies with evaluating whether transactions should be accounted for as acquisitions of assets or businesses. The new guidance requires a company to evaluate if substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets; if so, the set of assets and activities is not a business. The guidance also requires a business to include at least one substantive process and narrows the definition of outputs by more closely aligning it with how outputs are described in the guidance for revenue from contracts with customers. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. The guidance should be applied prospectively to any transactions occurring within the period of adoption. We will adopt this ASU on January 1, 2018. Based on our historical acquisition activity, we do not expect this to have a material impact on our ongoing accounting or financial reporting.

        In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The guidance simplifies the measurement of goodwill impairment by removing step 2 of the goodwill impairment test, which requires the determination of the fair value of individual assets and liabilities of a reporting unit. The new guidance requires goodwill impairment to be measured as the amount by which a reporting unit's carrying value exceeds its fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The amendments should be applied on a prospective basis. The new standard is effective for fiscal years beginning after December 15, 2019 with early adoption permitted for interim or annual goodwill impairment tests performed after January 1, 2017. We are currently evaluating the effect this new guidance will have on our consolidated financial statements and related disclosures and have not yet concluded on its effects.

        In March 2017, the FASB issued ASU No. 2017-08, Receivables—Nonrefundable Fees and Other Costs (Topic 310-20): Premium Amortization on Purchased Callable Debt Securities. The amendments in this ASU shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date. The new guidance does not change the accounting for purchased callable debt securities held at a discount. This update is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption of this ASU is permitted, including in interim periods. We early adopted the standard as of January 1, 2017. The adoption of this standard did not have a material impact on our financial statements.

SCHEDULE II

FIDELITY NATIONAL FINANCIAL, INC.
(Parent Company)

BALANCE SHEETS

	December 31,
	2017	2016
	(In millions, except share data)
ASSETS
Cash	$230	$246
Short term investments	85	1
Equity securities available for sale, at fair value	1	—
Investment in unconsolidated affiliates	13	7
Notes receivable	576	622
Investments in and amounts due from subsidiaries	4,672	4,253
Property and equipment, net	4	4
Prepaid expenses and other assets	1	3
Investments in discontinued subsidiaries	—	2,581

Total assets	$5,582	$7,717

LIABILITIES AND EQUITY
Liabilities:
Accounts payable and other accrued liabilities	$72	$42
Income taxes payable	137	65
Deferred tax liability	169	629
Notes payable	757	985

Total liabilities	1,135	1,721
Equity:
FNF Group common stock, $0.0001 par value; authorized 487,000,000 shares as of December 31, 2017 and 2016; outstanding of 274,431,737 and 272,205,261 as of December 31, 2017 and 2016, respectively; and issued of 287,718,304 and 285,041,900 as of December 31, 2017 and 2016, respectively	—	—
FNFV Group common stock, $0.0001 par value; authorized 113,000,000 shares as of December 31, 2016, outstanding of 66,416,822 as of December 31, 2016, and issued of 80,581,675 as of December 31, 2016, see Note G	—	—
Additional paid-in capital	4,587	4,848
Retained earnings	217	1,784
Accumulated other comprehensive loss	111	(13)
Less: Treasury stock, 13,286,567 shares and 27,001,492 shares as of December 31, 2017 and 2016, respectively, at cost	(468)	(623)

Total equity of Fidelity National Financial, Inc. common shareholders	4,447	5,996

Total liabilities and equity	$5,582	$7,717

See Notes to Financial Statements

 SCHEDULE II

FIDELITY NATIONAL FINANCIAL, INC.
(Parent Company)

STATEMENTS OF EARNINGS AND RETAINED EARNINGS

	Year Ended December 31,
	2017	2016	2015
	(In millions, except per share data)
Revenues:
Other fees and revenue	$1	$4	$3
Interest and investment income and realized gains	24	24	86

Total revenues	25	28	89

Expenses:
Personnel expenses	32	26	28
Other operating expenses	8	6	1
Interest expense	48	64	74

Total expenses	88	96	103

Losses before income tax benefit and equity in earnings of subsidiaries	(63)	(68)	(14)
Income tax benefit	(17)	(24)	(5)

Losses before equity in earnings of subsidiaries	(46)	(44)	(9)
Equity in earnings of subsidiaries	685	671	520

Earnings from continuing operations	639	627	511
Equity in earnings of discontinued operations	132	23	16

Net earnings attributable to Fidelity National Financial, Inc. common shareholders	$771	$650	$527

Retained earnings, beginning of year	$1,784	$1,374	$1,150
Dividends declared	(279)	(240)	(222)
Distribution of Black Knight to FNF common shareholders	(823)	—	—
Redemption of FNFV tracking stock and distribution of Cannae Holdings, Inc. common stock to holders of FNFV tracking stock	(1,236)	—	—
Distribution of J. Alexander's to FNFV Group common shareholders	—	—	(81)
Net earnings attributable to Fidelity National Financial, Inc. common shareholders	771	650	527

Retained earnings, end of year	$217	$1,784	$1,374

See Notes to Financial Statements

 SCHEDULE II

FIDELITY NATIONAL FINANCIAL, INC.
(Parent Company)

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2017	2016	2015
	(In millions)
Cash Flows From Operating Activities:
Net earnings	$771	$650	$527
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	—	(2)	—
Impairment of assets	—	3	—
Equity in earnings of subsidiaries	(817)	(694)	(536)
Depreciation and amortization	—	1	2
Stock-based compensation	34	36	38
Net change in income taxes	(130)	29	17
Net decrease (increase) in prepaid expenses and other assets	18	26	(25)
Net increase (decrease) in accounts payable and other accrued liabilities	17	(13)	2

Net cash (used in) provided by operating activities	(107)	36	25

Cash Flows From Investing Activities:
Purchases of investments available for sale	(1)	—	—
Net (purchases of) proceeds from short-term investment activities	(84)	162	(163)
Additions to notes receivable	(13)	(24)	(28)
Collection of notes receivable	49	22	1,542
Distributions from unconsolidated affiliates	1	2	—
Additional investments in unconsolidated affiliates	(2)	(8)	—

Net cash (used in) provided by investing activities	(50)	154	1,351

Cash Flows From Financing Activities:
Borrowings	296	—	—
Debt service payments	(530)	(2)	(1,100)
Equity portion of debt conversions paid in cash	(317)	(2)	—
Dividends paid	(278)	(240)	(220)
Purchases of treasury stock	(23)	(268)	(506)
Exercise of stock options	31	19	26
Payment for shares withheld for taxes and in treasury	(18)	(9)	(13)
Cash transferred in the Black Knight spin-off	(87)	—	—
Cash transferred in the FNFV split-off	(22)	—	—
Other financing activity	(1)	—	(15)
Net dividends from subsidiaries	1,090	265	594

Net cash provided by (used in) financing activities	141	(237)	(1,234)

Net change in cash and cash equivalents	(16)	(47)	142
Cash at beginning of year	246	293	151

Cash at end of year	$230	$246	$293

See Notes to Financial Statements

 SCHEDULE II

FIDELITY NATIONAL FINANICAL, INC.
(Parent Company)

NOTES TO FINANCIAL STATEMENTS

A.    Summary of Significant Accounting Policies

        Fidelity National Financial, Inc. transacts substantially all of its business through its subsidiaries. The Parent Company Financial Statements should be read in connection with the aforementioned Consolidated Financial Statements and Notes thereto included elsewhere herein.

B.    Notes Payable

        Notes payable consist of the following:

	December 31,
	2017	2016
	(In millions)
Unsecured notes, net of discount, interest payable semi-annually at 5.50%, due September 2022	$397	$397
Unsecured convertible notes, net of discount, interest payable semi-annually at 4.25%, due August 2018	65	291
Unsecured notes, net of discount, interest payable semi-annually at 6.60%, due May 2017	—	300
Revolving Credit Facility, unsecured, unused portion of $500 at December 31, 2017, due April 2022 with interest payable monthly at LIBOR + 1.40% (2.76% at December 31, 2017)	295	(3)

	$757	$985

C.    Supplemental Cash Flow Information

	Year Ended December 31,
	2017	2016	2015
	(In millions)
Cash paid during the year:
Interest paid	$54	$63	$72
Income tax payments	528	367	250

D.    Cash Dividends Received

        We have received cash dividends from subsidiaries and affiliates of $0.8 billion, $0.4 billion, and $0.2 billion during the years ended December 31, 2017, 2016, and 2015, respectively.

SCHEDULE V

FIDELITY FINANCIAL, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 2017, 2016 and 2015

Column A	Column B	Column C			Column D		Column E
		Additions
Description	Balance at Beginning of Period	Charge to Costs and Expenses	Other (Described)		Deduction (Described)		Balance at End of Period
	(In millions)
Year ended December 31, 2017:
Reserve for claim losses	$1,487	$238	$(4)	(1)	$231	(2)	$1,490
Year ended December 31, 2016:
Reserve for claim losses	$1,583	$157	$(8)	(1)	$245	(2)	$1,487
Year ended December 31, 2015:
Reserve for claim losses	$1,621	$246	$1	(1)	$285	(2)	$1,583

(1)
Represents the change in reinsurance recoverable.

(2)
Represents payments of claim losses, net of recoupments.

See Accompanying Report of Independent Registered
Public Accounting Firm

Condensed Consolidated Balance Sheets as of March 31, 2018 and December 31, 2017
(Dollars in millions, except share data)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Investments:
Fixed maturity securities available for sale, at fair value, at March 31, 2018 and December 31, 2017 includes pledged fixed maturity securities of $414 and $364, respectively, related to secured trust deposits	$1,782	$1,816
Preferred securities, at fair value	316	319
Equity securities, at fair value	677	681
Investments in unconsolidated affiliates	155	150
Other long-term investments	135	110
Short-term investments, at March 31, 2018 and December 31, 2017 includes short-term investments of $2 and $3 related to secured trust deposits, respectively	346	295

Total investments	3,411	3,371
Cash and cash equivalents, at March 31, 2018 and December 31, 2017 includes $420 and $475, respectively, of pledged cash related to secured trust deposits	960	1,110
Trade and notes receivables, net of allowance of $18, at March 31, 2018 and December 31, 2017, respectively	313	317
Goodwill	2,747	2,746
Prepaid expenses and other assets	412	398
Other intangible assets, net	600	618
Title plants	398	398
Property and equipment, net	177	193

Total assets	$9,018	$9,151

LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued liabilities	$796	$955
Notes payable	748	759
Reserve for title claim losses	1,486	1,490
Secured trust deposits	825	830
Income taxes payable	164	137
Deferred tax liability	176	169

Total liabilities	4,195	4,340

Commitments and Contingencies:
Redeemable non-controlling interest by 21% minority holder of ServiceLink Holdings, LLC	344	344
Equity:
FNF Group common stock, $0.0001 par value; authorized 487,000,000 shares as of March 31, 2018 and December 31, 2017; outstanding of 274,576,896 and 274,431,737 as of March 31, 2018 and December 31, 2017, respectively, and issued of 287,866,398 and 287,718,304 as of March 31, 2018 and December 31, 2017, respectively	—	—
Preferred stock, $0.0001 par value; authorized 50,000,000 shares; issued and outstanding, none	—	—
Additional paid-in capital	4,573	4,587
Retained earnings	360	217
Accumulated other comprehensive (loss) earnings	(7)	111
Less: Treasury stock, 13,289,502 shares and 13,286,567 shares as of March 31, 2018 and December 31, 2017, respectively, at cost	(468)	(468)

Total Fidelity National Financial, Inc. shareholders' equity	4,458	4,447
Non-controlling interests	21	20

Total equity	4,479	4,467

Total liabilities, redeemable non-controlling interest and equity	$9,018	$9,151

Condensed Consolidated Statement of Earnings for the three-month periods ended March 31, 2018 and 2017
(Dollars in millions, except share data)

	Three months ended March 31,
	2018	2017
	(Unaudited)
Revenues:
Direct title insurance premiums	$472	$465
Agency title insurance premiums	564	583
Escrow, title-related and other fees	618	571
Interest and investment income	38	28
Realized gains and losses, net	1	(4)

Total revenues	1,693	1,643
Expenses:
Personnel costs	607	569
Agent commissions	431	446
Other operating expenses	423	389
Depreciation and amortization	47	43
Provision for title claim losses	47	52
Interest expense	11	16

Total expenses	1,566	1,515

Earnings from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	127	128
Income tax expense	31	69

Earnings from continuing operations before equity in earnings of unconsolidated affiliates	96	59
Equity in earnings of unconsolidated affiliates	2	1

Net earnings from continuing operations	98	60
Net earnings from discontinued operations, net of tax	—	21

Net earnings	98	81
Less: Net earnings attributable to non-controlling interests	1	9

Net earnings attributable to Fidelity National Financial, Inc. common shareholders	$97	$72

Amounts attributable to Fidelity National Financial, Inc. common shareholders
Net earnings from continuing operations attributable to FNF Group common shareholders	$97	$61
Net earnings from discontinued operations attributable to FNF Group common shareholders	—	10

Net earnings attributable to FNF Group common shareholders	$97	$71

Net earnings from discontinued operations attributable to FNFV Group common shareholders		$1

Earnings per share
Basic
Net earnings from continuing operations attributable to FNF Group common shareholders	$0.36	$0.22
Net earnings from discontinued operations attributable to FNF Group common shareholders	—	0.04

Net earnings per share attributable to FNF Group common shareholders	$0.36	$0.26

Net earnings per share from discontinued operations attributable to FNFV Group common shareholders		$0.02

Diluted
Net earnings from continuing operations attributable to FNF Group common shareholders	$0.35	$0.22
Net earnings from discontinued operations attributable to FNF Group common shareholders	—	0.03

Net earnings per share attributable to FNF Group common shareholders	$0.35	$0.25

Net earnings per share from discontinued operations attributable to FNFV Group common shareholders		$0.01

Weighted average shares outstanding FNF Group common stock, basic basis	273	271

Weighted average shares outstanding FNF Group common stock, diluted basis	280	279

Cash dividends paid per share FNF Group common stock	$0.30	$0.25

Weighted average shares outstanding FNFV Group common stock, basic basis		66

Weighted average shares outstanding FNFV Group common stock, diluted basis		68

Condensed Consolidated Statement of Comprehensive Earnings for the three-month periods ended March 31, 2018 and 2017
(In millions)

	Three months ended March 31,
	2018	2017
	(Unaudited)
Net earnings	$98	$81
Other comprehensive (loss) earnings:
Unrealized (loss) gain on investments and other financial instruments, net (excluding investments in unconsolidated affiliates)(1)	(9)	19
Unrealized gain on investments in unconsolidated affiliates(2)	3	7
Unrealized (loss) gain on foreign currency translation(3)	(1)	1
Reclassification adjustments for change in unrealized gains and losses included in net earnings(4)	(2)	(3)

Other comprehensive (loss) earnings	(9)	24

Comprehensive earnings	89	105
Less: Comprehensive earnings attributable to non-controlling interests	1	8

Comprehensive earnings attributable to Fidelity National Financial, Inc. common shareholders	$88	$97

Comprehensive earnings attributable to FNF Group common shareholders	$88	$97

Comprehensive earnings attributable to FNFV Group common shareholders		$—

(1)
Net of income tax (benefit) expense of $(3) million and $8 million for the three-month periods ended March 31, 2018 and 2017, respectively.

(2)
Net of income tax expense of $1 million and $4 million for the three-month periods ended March 31, 2018 and 2017, respectively.

(3)
Net of income tax (benefit) expense of less than $(1) million and $1 million for the three-month periods ended March 31, 2018 and 2017, respectively.

(4)
Net of income tax expense of $1 million and $2 million for the three-month periods ended March 31, 2018 and 2017, respectively.

Condensed Consolidated Statement of Equity for the three-month periods ended March 31, 2018 and 2017
(In millions)
(Unaudited)

	Fidelity National Financial, Inc. Common Shareholders
	FNF Group Common Stock		FNFV Group Common Stock		Additional Paid-In	Retained	Accumulated Other Comprehensive Earnings	Treasury Stock		Non- Controlling	Total	Redeemable Non- Controlling
	Shares	$	Shares	$	Capital	Earnings	(Loss)	Shares	$	Interests	Equity	Interests
Balance, December 31, 2016	285	$—	81	$—	$4,848	$1,784	$(13)	27	$(623)	$902	$6,898	$344
Exercise of stock options	—	—	—	—	2	—	—	—	—	—	2	—
Other comprehensive earnings—unrealized gain (loss) on investments and other financial instruments	—	—	—	—	—	—	19	—	—	(1)	18	—
Other comprehensive earnings—unrealized gain on investments in unconsolidated affiliates	—	—	—	—	—	—	7	—	—	—	7	—
Other comprehensive earnings—unrealized gain on foreign currency translation	—	—	—	—	—	—	1	—	—	—	1	—
Reclassification adjustments for change in unrealized gains and losses included in net earnings	—	—	—	—	—	—	(3)	—	—	—	(3)	—
Equity portion of debt conversions settled in cash	—	—	—	—	(56)	—	—	—	—	—	(56)	—
Stock-based compensation	—	—	—	—	9	—	—	—	—	1	10	—
Dividends declared	—	—	—	—	—	(68)	—	—	—	—	(68)	—
Acquisitions of non-controlling interests	—	—	—	—	—	—	—	—	—	2	2	—
Subsidiary dividends declared to non-controlling interests	—	—	—	—	—	—	—	—	—	(2)	(2)	—
Net earnings	—	—	—	—	—	72	—	—	—	9	81	—

Balance, March 31, 2017	285	$—	81	$—	$4,803	$1,788	$11	27	$(623)	$911	$6,890	$344

Balance, December 31, 2017	288	$—	—	$—	$4,587	$217	$111	13	$(468)	$20	$4,467	$344
Adjustment for cumulative effect for adoption of ASU 2016-01	—	—	—	—	—	128	(109)	—	—	—	19	—
Exercise of stock options	—	—	—	—	3	—	—	—	—	—	3	—
Other comprehensive earnings—unrealized losses on investments and other financial instruments	—	—	—	—	—	—	(9)	—	—	—	(9)	—
Other comprehensive earnings—unrealized gain on investments in unconsolidated affiliates	—	—	—	—	—	—	3	—	—	—	3	—
Other comprehensive earnings—unrealized losses on foreign currency translation	—	—	—	—	—	—	(1)	—	—	—	(1)	—
Reclassification adjustments for change in unrealized gains and losses included in net earnings	—	—	—	—	—	—	(2)	—	—	—	(2)	—
Stock-based compensation	—	—	—	—	7	—	—	—	—	—	7	—
Dividends declared	—	—	—	—	—	(82)	—	—	—	—	(82)	—
Acquisitions of noncontrolling interests	—	—	—	—	—	—	—	—	—	2	2	—
Equity portion of debt conversions settled in cash	—	—	—	—	(24)	—	—	—	—	—	(24)	—
Subsidiary dividends declared to non-controlling interests	—	—	—	—	—	—	—	—	—	(2)	(2)	—
Net earnings	—	—	—	—	—	97	—	—	—	1	98	—

Balance, March 31, 2018	288	$—	—	$—	$4,573	$360	$(7)	13	$(468)	$21	$4,479	$344

Condensed Consolidated Statement of Cash Flows for the three-month periods ended March 31, 2018 and 2017
(In millions)

	For the three months ended March 31,
	2018	2017
	(Unaudited)
Cash flows from operating activities:
Net earnings	$98	$81
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	47	112
Equity in (earnings) losses of unconsolidated affiliates	(2)	2
Gain on sales of investments and other assets, net	(8)	(1)
Impairment of assets	—	2
Distributions from unconsolidated affiliates, return on investment	1	—
Stock-based compensation cost	7	10
Change in valuation of equity and preferred securities available for sale, net	7	—
Changes in assets and liabilities, net of effects from acquisitions:
Net decrease in trade receivables	6	15
Net increase in prepaid expenses and other assets	(14)	(41)
Net decrease in accounts payable, accrued liabilities, deferred revenue and other	(150)	(236)
Net decrease in reserve for title claim losses	(5)	(3)
Net change in income taxes	31	63

Net cash provided by operating activities	18	4

Cash flows from investing activities:
Proceeds from sales of investment securities	189	105
Proceeds from calls and maturities of investment securities	120	154
Proceeds from sales of property and equipment	21	—
Additions to property and equipment and capitalized software	(20)	(46)
Purchases of investment securities	(283)	(84)
Net (purchases of) proceeds from short-term investment securities	(51)	140
Additional investments in unconsolidated affiliates	(21)	(32)
Distributions from unconsolidated affiliates, return of investment	19	20
Net other investing activities	(1)	(1)
Other acquisitions/disposals of businesses, net of cash acquired	(5)	(32)

Net cash (used in) provided by investing activities	(32)	224

Cash flows from financing activities:
Borrowings	—	50
Debt service payments	(15)	(69)
Equity portion of debt conversions paid in cash	(31)	(44)
Dividends paid	(82)	(68)
Subsidiary dividends paid to non-controlling interest shareholders	(2)	(2)
Exercise of stock options	3	2
Net change in secured trust deposits	(5)	(112)
Payment of contingent consideration for prior period acquisitions	(4)	(6)

Net cash used in financing activities	(136)	(249)

Net decrease in cash and cash equivalents	(150)	(21)
Cash and cash equivalents at beginning of period	1,110	1,323

Cash and cash equivalents at end of period	$960	$1,302

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note A—Basis of Financial Statements

        The unaudited financial information in this report includes the accounts of Fidelity National Financial, Inc. and its subsidiaries (collectively, "we," "us," "our," or "FNF") prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and the instructions to Form 10-Q and Article 10 of Regulation S-X. All adjustments considered necessary for a fair presentation have been included. All adjustments made were of a normal, recurring nature. This report should be read in conjunction with our Annual Report on Form 10-K (our "Annual Report") for the year ended December 31, 2017.

        Certain reclassifications have been made in the 2017 Condensed Consolidated Financial Statements to conform to classifications used in 2018.

Description of the Business

        We are a leading provider of (i) title insurance, escrow and other title-related services, including trust activities, trustee sales guarantees and home warranty products and (ii) technology and transaction services to the real estate and mortgage industries. FNF is the nation's largest title insurance company operating through its title insurance underwriters—Fidelity National Title Insurance Company ("FNTIC"), Chicago Title Insurance Company ("Chicago Title"), Commonwealth Land Title Insurance Company ("Commonwealth Title"), Alamo Title Insurance and National Title Insurance of New York Inc.—which collectively issue more title insurance policies than any other title company in the United States. Through our subsidiary, ServiceLink Holdings, LLC ("ServiceLink"), we provide mortgage transaction services, including title-related services and facilitation of production and management of mortgage loans.

        For information about our reportable segments refer to Note H Segment Information.

Recent Developments

        On March 18, 2018, we signed a merger agreement (the "Merger Agreement") to acquire Stewart Information Services Corporation ("Stewart") (NYSE: STC) (the "Stewart Merger"), pursuant to which each share of Stewart common stock issued and outstanding immediately prior to the effective time of the Stewart Merger (other than shares owned by Stewart, its subsidiaries, FNF or the wholly-owned subsidiaries of FNF party to the Merger Agreement and shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law), will be converted into the right to receive, at the election of the holder of such share, (i) $50.00 in cash, (ii) 1.2850 shares of FNF Group common stock, or (iii) $25.00 in cash and 0.6425 shares of FNF Group common stock, subject to potential adjustment (as described below) and proration to the extent the option to receive cash or the option to receive stock is oversubscribed.

        Under the terms of the Merger Agreement, if the combined company is required to divest assets or businesses for which 2017 annual revenues exceed $75 million, up to a cap of $225 million, in order to receive required regulatory approvals, the purchase price will be adjusted down on a pro-rata basis to a minimum purchase price of $45.50 per share of common stock of Stewart. If the Stewart Merger is not completed for failure to obtain the required regulatory approvals, we are required to pay a reverse break-up fee of $50 million to Stewart.

        FNF currently intends to fund the $1.2 billion purchase price through a combination of cash on hand at FNF, debt financing and the issuance of FNF common stock to Stewart stockholders. Including

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note A—Basis of Financial Statements (Continued)

the assumption of $109 million of Stewart debt, pro forma debt to total capital is expected to be no more than approximately 20% at the close of the transaction.

        The closing of the Stewart Merger is subject to certain closing conditions, including Stewart stockholder approval, federal and state regulatory approvals and the satisfaction of other customary closing conditions. Closing of the Stewart Merger is expected in the first or second quarter of 2019.

Earnings Per Share

        Basic earnings per share, as presented on the Condensed Consolidated Statement of Earnings, is computed by dividing net earnings available to common shareholders in a given period by the weighted average number of common shares outstanding during such period. In periods when earnings are positive, diluted earnings per share is calculated by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding plus the impact of assumed conversions of potentially dilutive securities. For periods when we recognize a net loss, diluted earnings per share is equal to basic earnings per share as the impact of assumed conversions of potentially dilutive securities is considered to be antidilutive. We have granted certain stock options, shares of restricted stock, convertible debt instruments and certain other convertible share based payments which have been treated as common share equivalents for purposes of calculating diluted earnings per share for periods in which positive earnings have been reported.

        Options or other instruments which provide the ability to purchase shares of our common stock that are antidilutive are excluded from the computation of diluted earnings per share. There were no antidilutive options outstanding during the three-month period ended March 31, 2018. There were 2 million antidilutive options outstanding during the three-month period ended March 31, 2017.

Income Tax

        On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the "Tax Reform Act"). Among other provisions, the Tax Reform Act reduced the Federal statutory corporate income tax rate from 35% to 21% and limited or eliminated certain deductions. Our effective tax rate was 24.4% and 54.4% in the three months ended March 31, 2018 and 2017, respectively. The decrease was primarily attributable to the Tax Reform Act and increased tax expense of $21 million in the 2017 period resulting from a change in judgment of the tax deductibility of legal settlements finalized in the period.

        SEC Staff Accounting Bulletin No. 118 ("SAB 118"), has provided guidance for companies that have not completed their accounting for the income tax effects of the Tax Reform Act in the period of enactment, allowing for a measurement period of up to one year after the enactment date to finalize the recording of the related tax impacts. As of March 31, 2018, we have not completed our accounting for the tax effects of the enactment of the Tax Reform Act, however, we have made a reasonable estimate of the effects on our deferred tax balances. In other cases, we have not been able to make a reasonable estimate and will continue to analyze the Tax Reform Act in order to finalize any related impacts within the measurement period.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note A—Basis of Financial Statements (Continued)

Discontinued Operations

        On November 17, 2017, we completed our previously announced split-off (the "FNFV Split-Off") of our former wholly-owned subsidiary Cannae Holdings, Inc. ("Cannae") which consisted of the businesses, assets and liabilities formerly attributed to our FNF Ventures ("FNFV") Group including Ceridian Holding, LLC, American Blue Ribbon Holdings, LLC and T-System Holding LLC. The FNFV Split-Off was accomplished by the Company's redemption (the "Redemption") of all of the outstanding shares of FNFV Group common stock, par value $0.0001 per share ("FNFV common stock") for outstanding shares of common stock of Cannae, par value $0.0001 per share ("Cannae common stock"), amounting to a redemption of each outstanding share of FNFV common stock for one share of Cannae common stock, as of November 17, 2017. As a result of the FNFV Split-Off, Cannae is a separate, publicly traded company (NYSE: CNNE) as of November 20, 2017. All of the Company's core title insurance, real estate, technology and mortgage related businesses, assets and liabilities currently attributed to the Company's FNF Group common stock that are not held by Cannae remain with the Company. As a result of the FNFV Split-Off, the financial results of FNFV Group have been reclassified to discontinued operations for the three months ended March 31, 2017.

        On September 29, 2017 we completed our tax-free distribution, to FNF Group shareholders, of all 83.3 million shares of New BKH Corp. ("New BKH") common stock that we previously owned (the "BK Distribution"). Immediately following the BK Distribution, New BKH and Black Knight Financial Services, Inc. ("Black Knight") engaged in a series of transactions resulting in the formation of a new publicly traded holding company, Black Knight, Inc. ("New Black Knight"). Holders of FNF Group common stock received approximately 0.30663 shares of New Black Knight common stock for every one share of FNF Group common stock held at the close of business on September 20, 2017, the record date for the BK Distribution. New Black Knight's common stock is now listed under the symbol "BKI" on the New York Stock Exchange. The BK Distribution is expected to generally be tax-free to FNF Group shareholders for U.S. federal income tax purposes, except to the extent of any cash received in lieu of New Black Knight's fractional shares. As a result of the BK Distribution, the financial results of Black Knight have been reclassified to discontinued operations for the three months ended March 31, 2017.

        See Note K. Discontinued Operations for further details of the results of FNFV and Black Knight.

Recent Accounting Pronouncements

  Revenue Recognition

        In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU provides a new comprehensive revenue recognition model that requires companies to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. This update also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. This update permits the use of either the retrospective or cumulative effect transition method. ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations was issued by FASB in March 2016 to clarify the principal versus agent considerations within ASU 2014-09. ASU 2016-10 Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing was issued by the FASB in April 2016 to clarify how to determine whether goods and services are

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note A—Basis of Financial Statements (Continued)

separately identifiable and thus accounted for as separate performance obligations. ASU 2016-12 Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients was issued by the FASB in May 2016 to clarify certain terms from the aforementioned updates and to add practical expedients for contracts at various stages of completion. ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, was issued by the FASB in December 2016 which includes thirteen technical corrections and improvements affecting narrow aspects of the guidance issued in ASU 2014-09.

        We adopted these revenue standards on January 1, 2018 using the modified retrospective approach. As there was no impact to our historical revenue recognition, we did not record a cumulative-effect adjustment to the opening balance of retained earnings in the current year. See Note J. Revenue Recognition for further discussion of our revenue.

  Other Adopted Pronouncements

        In January 2016, the FASB issued ASU No. 2016-01 Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The primary amendments required by the ASU include: requiring equity investments with readily determinable fair values to be measured at fair value through net income rather than through other comprehensive income; allowing entities with equity investments without readily determinable fair values to report the investments at cost, adjusted for changes in observable prices, less impairment; requiring entities that elect the fair value option for financial liabilities to report the change in fair value attributable to instrument-specific credit risk in other comprehensive income; and clarifying that entities should assess the need for a valuation allowance on a deferred tax asset related to available-for-sale debt securities in combination with other deferred tax assets. The amendments in this ASU are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The ASU requires a cumulative-effect adjustment of the balance sheet as of the beginning of the year of adoption. Early adoption of the ASU is not permitted, except for the provision related to financial liabilities for which the fair value option has been elected.

        We adopted this new guidance on January 1, 2018, which resulted in the reclassification of our unrealized gains and losses on our equity and preferred securities available for sale previously included in accumulated other comprehensive income to beginning retained earnings. Changes in the fair value of our investments in equity and preferred securities subsequent to January 1, 2018 are now included in our earnings from continuing operations. We reclassified a total of $109 million from Accumulated other comprehensive income to beginning Retained earnings as of January 1, 2018. The total cumulative effect on opening equity, including an increase in Retained earnings of $19 million attributable to an increase in value of certain Other long term investments resulting from recording at fair value, was an increase in Retained earnings of $128 million and decrease in Accumulated other comprehensive income of $109 million.

        In November 2016, the FASB issued ASU No. 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash. The amendments in this ASU require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. GAAP currently does not include specific guidance on the cash flow classification and presentation of changes in restricted cash. The Company previously excluded cash pledged related to secured trust deposits, which generally meets the definition of restricted cash, from

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note A—Basis of Financial Statements (Continued)

the reconciliation of beginning-of-period to end-of-period total amounts shown on the statement of cash flows. This update is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. The ASU requires retrospective application to all prior periods presented upon adoption.

        We adopted this ASU on January 1, 2018. The adoption of this ASU resulted in the following retrospective changes to our Statement of Cash Flows for the three months ended March 31, 2017: an increase in the net change in cash and cash equivalents of $67 million due to the inclusion of the change in our cash pledged against secured trust deposits, an increase in investing cash inflow of $179 million related to the movement of cash paid for investments pledged against secured trust deposits from operating to investing activities, and an increase in financing cash outflow of $112 million related to the movement of the change in secured trust deposits from operating to financing activities.

  Other Pronouncements Not Yet Adopted

        In February 2016, the FASB issued ASU No. 2016-02 Leases (Topic 842). The amendments in this ASU introduce broad changes to the accounting and reporting for leases by lessees. The main provisions of the new standard include: clarifications to the definitions of a lease, components of leases, and criteria for determining lease classification; requiring virtually all leased assets, including operating leases and related liabilities resulting from applying the fair value measurement, to be reflected on the lessee's balance sheet; and expanding and adding to the required disclosures for lessees. This update is effective for annual and interim periods beginning after December 15, 2018, including interim periods within those fiscal years. Early application of the standard is permitted. The ASU requires a modified retrospective approach to transitioning which allows for the use of practical expedients to effectively account for leases commenced prior to the effective date in accordance with previous GAAP, except that lessees are required to recognize a right-of-use asset and a lease liability for all operating leases at each reporting date based on the present value of the remaining minimum rental payments that were tracked and disclosed under previous GAAP. We are still evaluating the totality of the effects this new guidance will have on our business process and systems, consolidated financial statements, and related disclosures. We have identified a vendor with software suited to track and account for leases under the new standard. We have not concluded on the anticipated financial statement effects of adoption. We plan to adopt this standard on January 1, 2019.

        In June 2016, the FASB issued ASU No. 2016-13 Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments. The amendments in this ASU introduce broad changes to accounting for credit impairment of financial instruments. The primary updates include the introduction of a new current expected credit loss ("CECL") model that is based on expected rather than incurred losses and amendments to the accounting for impairment of fixed maturity securities available for sale. This update is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. We are currently evaluating the effect this new guidance will have on our consolidated financial statements and related disclosures and have not yet concluded on its effects. We do not plan to early adopt the standard.

        In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The guidance simplifies the measurement of goodwill impairment by removing step 2 of the goodwill impairment test, which requires the determination of

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note A—Basis of Financial Statements (Continued)

the fair value of individual assets and liabilities of a reporting unit. The new guidance requires goodwill impairment to be measured as the amount by which a reporting unit's carrying value exceeds its fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The amendments should be applied on a prospective basis. The new standard is effective for fiscal years beginning after December 15, 2019 with early adoption permitted for interim or annual goodwill impairment tests performed after January 1, 2017. We are currently evaluating the effect this new guidance will have on our consolidated financial statements and related disclosures and have not yet concluded on its effects.

Note B—Summary of Reserve for Claim Losses

        A summary of the reserve for claim losses follows:

	Three months ended March 31,
	2018	2017
	(Dollars in millions)
Beginning balance	$1,490	$1,487
Change in reinsurance recoverable	—	(4)
Claim loss provision related to:
Current year	47	51
Prior years	—	1

Total title claim loss provision	47	52
Claims paid, net of recoupments related to:
Current year	(1)	(1)
Prior years	(50)	(50)

Total title claims paid, net of recoupments	(51)	(51)

Ending balance of claim loss reserve for title insurance	$1,486	$1,484

Provision for title insurance claim losses as a percentage of title insurance premiums	4.5%	5.0%

        We continually update loss reserve estimates as new information becomes known, new loss patterns emerge, or as other contributing factors are considered and incorporated into the analysis of reserve for claim losses. Estimating future title loss payments is difficult because of the complex nature of title claims, the long periods of time over which claims are paid, significantly varying dollar amounts of individual claims and other factors.

        Due to the uncertainty inherent in the process and to the judgment used by management, the ultimate liability may be greater or less than our current reserves. If actual claims loss development varies from what is currently expected and is not offset by other factors, it is possible that our recorded reserves may fall outside a reasonable range of our actuary's central estimate, which may require additional reserve adjustments in future periods.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note C—Fair Value Measurements

        The following table presents the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of March 31, 2018 and December 31, 2017, respectively:

	March 31, 2018
	Level 1	Level 2	Level 3	Total
	(In millions)
Fixed maturity securities available for sale:
U.S. government and agencies	$—	$245	$—	$245
State and political subdivisions	—	230	—	230
Corporate debt securities	—	1,183	13	1,196
Mortgage-backed/asset-backed securities	—	53	—	53
Foreign government bonds	—	58	—	58
Preferred securities	23	293	—	316
Equity securities	677	—	—	677
Other long-term investments	—	—	101	101

Total assets	$700	$2,062	$114	$2,876

	December 31, 2017
	Level 1	Level 2	Level 3	Total
	(In millions)
Fixed maturity securities available for sale:
U.S. government and agencies	$—	$195	$—	$195
State and political subdivisions	—	391	—	391
Corporate debt securities	—	1,117	—	1,117
Mortgage-backed/asset-backed securities	—	56	—	56
Foreign government bonds	—	57	—	57
Preferred securities	23	296	—	319
Equity securities	681	—	—	681

Total assets	$704	$2,112	$—	$2,816

        Our Level 2 fair value measures for preferred securities and fixed-maturity securities available for sale are provided by a third-party pricing service. We utilize one firm for our preferred stock and our bond portfolios. The pricing service is a leading global provider of financial market data, analytics and related services to financial institutions. The inputs utilized in these pricing methodologies include observable measures such as benchmark yields, reported trades, broker dealer quotes, issuer spreads, two sided markets, benchmark securities, bids, offers and reference data including market research publications. We review the pricing methodologies for all of our Level 2 securities by obtaining an understanding of the valuation models and assumptions used by the third-party as well as independently comparing the resulting prices to other publicly available measures of fair value and internally developed models. The pricing methodologies used by the relevant third party pricing services are as follows:

  •
  U.S. government and agencies: These securities are valued based on data obtained for similar securities in active markets and from inter-dealer brokers.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note C—Fair Value Measurements (Continued)

  •
  State and political subdivisions: These securities are valued based on data obtained for similar securities in active markets and from inter-dealer brokers. Factors considered include relevant trade information, dealer quotes and other relevant market data.

  •
  Corporate debt securities: These securities are valued based on dealer quotes and related market trading activity. Factors considered include the bond's yield, its terms and conditions, or any other feature which may influence its risk and thus marketability, as well as relative credit information and relevant sector news.

  •
  Foreign government bonds: These securities are valued based on a discounted cash flow model incorporating observable market inputs such as available broker quotes and yields of comparable securities.

  •
  Mortgage-backed/asset-backed securities: These securities are comprised of commercial mortgage-backed securities, agency mortgage-backed securities, collateralized mortgage obligations, and asset-backed securities. They are valued based on available trade information, dealer quotes, cash flows, relevant indices and market data for similar assets in active markets.

  •
  Preferred securities: Preferred securities are valued by calculating the appropriate spread over a comparable U.S. Treasury security. Inputs include benchmark quotes and other relevant market data.

        In conjunction with our adoption of ASU No. 2016-01, beginning January 1, 2018, we began recording certain equity investments included in other long term investments at fair value which were previously accounted for as cost method investments. See discussion of Recent Accounting Pronouncements in Note A. Basis of Financial Statements for further information on the impact of the adoption of ASU No. 2016-01.

        Our Level 3 fair value measures for other long term investments are provided by a third-party pricing service. We utilize one firm to value our Level 3 other long term investment. The pricing service is a leading global provider of financial market data, analytics and related services to financial institutions. We utilize the income approach and a discounted cash flow analysis in determining the fair value of our Level 3 other long term investment. The primary unobservable input utilized in this pricing methodology is the discount rate used which is determined based on underwriting yield, credit spreads, yields on benchmark indices, and comparable public company debt. The discount rate used in our determination of the fair value of our Level 3 other long term investment as of March 31, 2018 was 8.0%. Based on the total fair value of our Level 3 other long term investment as of March 31, 2018, changes in the discount rate utilized will not result in a fair value significantly different than the amount recorded.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note C—Fair Value Measurements (Continued)

        The following table presents a summary of the changes in the fair values of Level 3 assets, measured on a recurring basis, for the three months ended March 31, 2018.

	March 31, 2018
	Other long-term investments	Corporate debt securities	Total
	(In millions)
Fair value, December 31, 2017	$—	$—	$—
Fair value of assets associated with the adoption of ASU 2016-01	100	—	100
Transfers from Level 2	—	13	13
Paid-in-kind dividends	1	—	1

Total	$101	$13	$114

        Transfers into or out of the Level 3 fair value category occur when unobservable inputs become more or less significant to the fair value measurement or upon a change in valuation technique. For the three months ended March 31, 2018, transfers between Level 2 and Level 3 were based on changes in significance of unobservable inputs used associated with a change in the valuation technique used for certain of the Company's corporate debt securities and are not considered material to the Company's financial position or results of operations. The Company's policy is to recognize transfers between levels in the fair value hierarchy at the end of the reporting period.

        We recorded no realized or unrealized gains or losses in net earnings or other comprehensive (loss) earnings related to the change in fair value or sales of assets measured using Level 3 inputs in the three months ended March 31, 2018 or 2017.

        As of December 31, 2017 and March 31, 2017, we held no material assets or liabilities measured at fair value using Level 3 inputs.

        The carrying amounts of short-term investments, accounts receivable and notes receivable approximate fair value due to their short-term nature. Additional information regarding the fair value of our investment portfolio is included in Note D. "Investments".

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note D—Investments

        The carrying amounts and fair values of our available for sale securities at March 31, 2018 and December 31, 2017 are as follows:

	March 31, 2018
	Carrying Value	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
	(In millions)
Fixed maturity securities available for sale:
U.S. government and agencies	$245	$247	$—	$(2)	$245
State and political subdivisions	230	227	3	—	230
Corporate debt securities	1,196	1,201	6	(11)	1,196
Mortgage-backed/asset-backed securities	53	53	1	(1)	53
Foreign government bonds	58	60	—	(2)	58

Total	$1,782	$1,788	$10	$(16)	$1,782

	December 31, 2017
	Carrying Value	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
	(In millions)
Fixed maturity securities available for sale:
U.S. government and agencies	$195	$196	$—	$(1)	$195
State and political subdivisions	391	387	4	—	391
Corporate debt securities	1,117	1,110	11	(4)	1,117
Mortgage-backed/asset-backed securities	56	55	1	—	56
Foreign government bonds	57	58	1	(2)	57
Preferred securities	319	307	12	—	319
Equity securities	681	517	172	(8)	681

Total	$2,816	$2,630	$201	$(15)	$2,816

        The cost basis of fixed maturity securities available for sale includes an adjustment for amortized premium or accreted discount since the date of purchase.

        In conjunction with our adoption of ASU No. 2016-01, beginning January 1, 2018, unrealized gains and losses on equity and preferred securities are included in Realized gains and losses, net on the Condensed Consolidated Statement of Earnings for the three months ended March 31, 2018. Accordingly, they are excluded from the table as of March 31, 2018 above. Refer to discussion under Recent Accounting Pronouncements included in Note A. Basis of Financial Statements for further discussion of the effects of the adoption of ASU 2016-01.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note D—Investments (Continued)

        The following table presents certain information regarding contractual maturities of our fixed maturity securities at March 31, 2018:

	March 31, 2018
Maturity	Amortized Cost	% of Total	Fair Value	% of Total
	(Dollars in millions)
One year or less	$445	25%	$444	25%
After one year through five years	1,269	71	1,264	71
After five years through ten years	16	1	16	1
After ten years	5	—	5	—
Mortgage-backed/asset-backed securities	53	3	53	3

Total	$1,788	100%	$1,782	100%

        Expected maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Because of the potential for prepayment on mortgage-backed and asset-backed securities, they are not categorized by contractual maturity.

        Net unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2018 and December 31, 2017, were as follows (in millions):

March 31, 2018

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. government and agencies	$210	$(2)	$—	$—	$210	$(2)
Corporate debt securities	830	(8)	44	(3)	874	(11)
Foreign government bonds	19	(1)	7	(1)	26	(2)
Mortgage-backed/asset-backed securities	29	(1)	—	—	29	(1)

Total temporarily impaired securities	$1,088	$(12)	$51	$(4)	$1,139	$(16)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note D—Investments (Continued)

December 31, 2017

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. government and agencies	$149	$(1)	$—	$—	$149	$(1)
Corporate debt securities	464	(3)	51	(1)	515	(4)
Foreign government bonds	—	—	10	(2)	10	(2)
Equity securities	121	(7)	5	(1)	126	(8)

Total temporarily impaired securities	$734	$(11)	$66	$(4)	$800	$(15)

        We recorded no impairment charges relating to investments during the three-month periods ended March 31, 2018 or 2017.

        As of March 31, 2018 and December 31, 2017, we held no investment securities for which an other-than-temporary impairment had been previously recognized. It is possible that future events may lead us to recognize impairment losses related to our investment portfolio and that unanticipated future events may lead us to dispose of certain investment holdings and recognize the effects of any market movements in our condensed consolidated financial statements.

        The following table presents realized gains and losses on investments and other assets and proceeds from the sale or maturity of investments and other assets for the three-month periods ended March 31, 2018 and 2017, respectively:

	Three months ended March 31, 2018
	Gross Realized Gains	Gross Realized Losses	Net Realized Gains (Losses)	Gross Proceeds from Sale/ Maturity
	(In millions)
Fixed maturity securities available for sale	$3	$—	$3	$298
Valuation losses on equity securities			(4)	—
Valuation losses on preferred securities			(3)	—
Property and equipment			5	21

Total			$1	$319

	Three months ended March 31, 2017
	Gross Realized Gains	Gross Realized Losses	Net Realized Gains (Losses)	Gross Proceeds from Sale/ Maturity
	(In millions)
Fixed maturity securities available for sale	$3	$(3)	$—	$236
Loss on debt redemptions			(2)	—
Other assets			(2)	—

Total			$(4)	$236

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note E—Notes Payable

        Notes payable consists of the following:

	March 31, 2018	December 31, 2017
	(In millions)
Unsecured notes, net of discount, interest payable semi-annually at 5.50%, due September 2022	$398	$397
Unsecured convertible notes, net of discount, interest payable semi-annually at 4.25%, due August 2018	53	65
Revolving Credit Facility, unsecured, unused portion of $500, due April 2022 with interest payable quarterly at LIBOR + 1.40% (3.12% at March 31, 2018)	295	295
Other	2	2

	$748	$759

        At March 31, 2018, the estimated fair value of our long-term debt was approximately $899 million, which was $144 million higher than its carrying value, excluding $7 million of net unamortized debt issuance costs and premium/discount. The fair value of our unsecured notes payable was $597 million as of March 31, 2018. The fair values of our unsecured notes payable are based on established market prices for the securities on March 31, 2018 and are considered Level 2 financial liabilities. The carrying value of the Revolving Credit Facility approximates fair value at March 31, 2018, as it is a variable rate instrument with a short reset period (monthly) which reflects current market rates. The revolving credit facilities are considered Level 2 financial liabilities.

        On June 25, 2013, FNF entered into an agreement to amend and restate our existing $800 million Second Amended and Restated Credit Agreement (the "Existing Credit Agreement"), dated as of April 16, 2012 with Bank of America, N.A., as administrative agent (in such capacity, the "Administrative Agent") and the other agents party thereto (the "Revolving Credit Facility"). On April 27, 2017, the Existing Credit Agreement was amended (the "Restated Credit Agreement").The material terms of the Revolving Credit Facility are set forth in our Annual Report for the year ended December 31, 2017. As of March 31, 2018, there was $295 million outstanding, net of $5 million of unamortized debt issuance costs, and $500 million of remaining borrowing capacity under the Revolving Credit Facility.

        On August 28, 2012, FNF completed an offering of $400 million in aggregate principal amount of 5.50% notes due September 2022 (the "5.50% notes"), pursuant to an effective registration statement previously filed with the SEC. The material terms of the 5.50% notes are set forth in our Annual Report for the year ended December 31, 2017.

        On August 2, 2011, FNF completed an offering of $300 million in aggregate principal amount of 4.25% convertible senior notes due August 2018 (the "Notes") in an offering conducted in accordance with Rule 144A under the Securities Act of 1933, as amended. The material terms of the Notes are set forth in our Annual Report for the year ended December 31, 2017. Beginning October 1, 2013, these notes are convertible under the 130% Sale Price Condition described in our Annual Report. During the three months ended March 31, 2018, we repurchased Notes with aggregate principal of $16 million for $47 million. Upon maturity of the Notes in August 2018, we expect to settle in cash, pay approximately

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note E—Notes Payable (Continued)

$163 million, and record a gain of approximately $6 million based on stock prices and conversion rates as of March 31, 2018.

        Gross principal maturities of notes payable at March 31, 2018 are as follows (in millions):

2018 (remaining)	$54
2019	—
2020	1
2021	—
2022	700
Thereafter	—

$755

Note F—Commitments and Contingencies

Legal and Regulatory Contingencies

        In the ordinary course of business, we are involved in various pending and threatened litigation matters related to our operations, some of which include claims for punitive or exemplary damages. With respect to our title insurance operations, this customary litigation includes but is not limited to a wide variety of cases arising out of or related to title and escrow claims, for which we make provisions through our loss reserves. Additionally, like other companies, our ordinary course litigation includes a number of class action and purported class action lawsuits, which make allegations related to aspects of our operations. We believe that no actions, other than the matters discussed below, if any, depart from customary litigation incidental to our business.

        We review lawsuits and other legal and regulatory matters (collectively "legal proceedings") on an ongoing basis when making accrual and disclosure decisions. When assessing reasonably possible and probable outcomes, management bases its decision on its assessment of the ultimate outcome assuming all appeals have been exhausted. For legal proceedings in which it has been determined that a loss is both probable and reasonably estimable, a liability based on known facts and which represents our best estimate has been recorded. Our accrual for legal and regulatory matters was $11 million and $2 million as of March 31, 2018 and December 31, 2017, respectively. None of the amounts we have currently recorded are considered to be material to our financial condition individually or in the aggregate. Actual losses may materially differ from the amounts recorded and the ultimate outcome of our pending legal proceedings is generally not yet determinable. While some of these matters could be material to our operating results or cash flows for any particular period if an unfavorable outcome results, at present we do not believe that the ultimate resolution of currently pending legal proceedings, either individually or in the aggregate, will have a material adverse effect on our financial condition.

        From time to time we receive inquiries and requests for information from state insurance departments, attorneys general and other regulatory agencies about various matters relating to our business. Sometimes these take the form of civil investigative demands or subpoenas. We cooperate with all such inquiries and we have responded to or are currently responding to inquiries from multiple governmental agencies. Also, regulators and courts have been dealing with issues arising from foreclosures and related processes and documentation. Various governmental entities are studying the title insurance product, market, pricing, and business practices, and potential regulatory and legislative

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note F—Commitments and Contingencies (Continued)

changes, which may materially affect our business and operations. From time to time, we are assessed fines for violations of regulations or other matters or enter into settlements with such authorities which may require us to pay fines or claims or take other actions.

Operating Leases

        Future minimum operating lease payments are as follows (in millions):

2018 (remaining)	$115
2019	135
2020	106
2021	78
2022	53
Thereafter	51

Total future minimum operating lease payments	$538

Note G—Dividends

        On May 2, 2018, our Board of Directors declared cash dividends of $0.30 per share, payable on June 29, 2018, to FNF common shareholders of record as of June 15, 2018.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note H—Segment Information

        Summarized financial information concerning our reportable segments is shown in the following tables.

        As of and for the three months ended March 31, 2018:

	Title	Corporate and Other	Total
	(In millions)
Title premiums	$1,036	$—	$1,036
Other revenues	516	102	618

Revenues from external customers	1,552	102	1,654
Interest and investment income, including realized gains and losses	38	1	39

Total revenues	1,590	103	1,693

Depreciation and amortization	40	7	47
Interest expense	—	11	11
Earnings (loss) from continuing operations, before income taxes and equity in earnings of unconsolidated affiliates	163	(36)	127
Income tax expense (benefit)	40	(9)	31

Earnings (loss) from continuing operations, before equity in earnings of unconsolidated affiliates	123	(27)	96
Equity in earnings of unconsolidated affiliates	1	1	2

Earnings (loss) from continuing operations	$124	$(26)	$98

Assets	$8,276	$742	$9,018
Goodwill	2,434	313	2,747

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note H—Segment Information (Continued)

        As of and for the three months ended March 31, 2017:

	Title	Corporate and Other	Total
Title premiums	$1,048	$—	$1,048
Other revenues	496	75	571

Revenues from external customers	1,544	75	1,619
Interest and investment income, including realized gains and losses	26	(2)	24

Total revenues	1,570	73	1,643

Depreciation and amortization	38	5	43
Interest expense	—	16	16
Earnings (loss) from continuing operations, before income taxes and equity in earnings (losses) of unconsolidated affiliates	151	(23)	128
Income tax expense (benefit)	78	(9)	69

Earnings (loss) from continuing operations, before equity in earnings (losses) of unconsolidated affiliates	73	(14)	59
Equity in earnings (losses) of unconsolidated affiliates	2	(1)	1

Earnings (loss) from continuing operations	$75	$(15)	$60

Assets	$8,264	$5,914	$14,178
Goodwill	2,347	215	2,562

        The activities in our segments include the following:

  •
  Title.  This segment consists of the operations of our title insurance underwriters and related businesses. This segment provides core title insurance and escrow and other title-related services including trust activities, trustee sales guarantees, and home warranty products. This segment also includes our transaction services business, which includes other title-related services used in the production and management of mortgage loans, including mortgage loans that experience default.

  •
  Corporate and Other.  This segment consists of the operations of the parent holding company, our various real estate brokerage businesses, and our real estate technology subsidiaries. This segment also includes certain other unallocated corporate overhead expenses and eliminations of revenues and expenses between it and our Title segment, as well as the assets of discontinued operations of Black Knight and FNFV as of March 31, 2017.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note I—Supplemental Cash Flow Information

        The following supplemental cash flow information is provided with respect to certain non-cash investing and financing activities.

	Three months ended March 31,
	2018	2017
Cash paid for:
Interest	$15	$30
Income taxes	2	14
Non-cash investing and financing activities:
Investing activities:
Change in proceeds of sales of investments available for sale receivable in period	$11	$(9)
Change in purchases of investments available for sale payable in period	(4)	1
Financing activities:
Accrual for unsettled debt service payments related to the Notes	$—	$9
Accrual for the equity portion of unsettled repurchases of the Notes	—	12

Note J—Revenue Recognition

        On January 1, 2018, we adopted ASC Topic 606 by applying the modified retrospective method. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period.

        The adoption of ASC Topic 606 did not have an impact on the recognition of our primary sources of revenue, direct and agency title premiums, as those revenue streams are subject to the accounting and reporting requirements under ASC Topic 944. Timing of recognition of substantially all of our remaining revenue was also not impacted and we therefore did not record any cumulative effect adjustment to opening equity.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note J—Revenue Recognition (Continued)

Disaggregation of Revenue

        Our revenue consists of:

			Three months ended March 31,
			2018	2017
	Income Statement Classification
Revenue Stream		Segment	Total Revenue
			(in millions)
Revenue from insurance contracts:
Title insurance premiums	Direct title insurance premiums; Agency title insurance premiums	Title	$1,036	$1,048
Home warranty	Escrow, title-related and other fees	Title	45	41

Total revenue from insurance contracts			1,081	1,089
Revenue from contracts with customers:
Escrow fees	Escrow, title-related and other fees	Title	183	174
Other title-related fees and income	Escrow, title-related and other fees	Title	140	138
ServiceLink, excluding title premiums, escrow fees, and subservicing fees	Escrow, title-related and other fees	Title	94	106
Real estate brokerage	Escrow, title-related and other fees	Corporate and other	76	57
Real estate technology	Escrow, title-related and other fees	Corporate and other	25	15
Other	Escrow, title-related and other fees	Corporate and other	2	2

Total revenue from contracts with customers			520	492
Other revenue:
Loan subservicing revenue	Escrow, title-related and other fees	Title	53	38
Interest and investment income	Interest and investment income	Various	38	28
Realized gains and losses, net	Realized gains and losses, net	Various	1	(4)

Total revenues	Total revenues		$1,693	$1,643

        Our Direct title insurance premiums are recognized as revenue at the time of closing of the underlying transaction as the earnings process is then considered complete. Regulation of title insurance rates varies by state. Premiums are charged to customers based on rates predetermined in coordination with each states' respective Department of Insurance. Cash associated with such revenue is typically collected at closing of the underlying real estate transaction. Premium revenues from agency title operations are recognized when the underlying title order and transaction closing, if applicable, are complete and the agent has been invoiced.

        Revenues from our home warranty business are generated from contracts with customers to provide warranty for major home appliances. Contracts are one year in length and revenue is recognized ratably over the term of the contract.

        Escrow fees and Other title-related fees and income in our Title segment are closely related to Direct title insurance premiums and are primarily associated with managing the closing of real estate transactions including the processing of funds on behalf of the transaction participants, gathering and recording the required closing documents, providing notary and home inspection services, and other

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note J—Revenue Recognition (Continued)

real estate or title related activities. Revenue is primarily recognized upon closing of the underlying real estate transaction or completion of services. Cash associated with such revenue is typically collected at closing.

        Revenues from our ServiceLink subsidiary, excluding its title premiums, escrow fees, and loan subservicing fees primarily include revenues from real estate appraisal services and foreclosure processing and facilitation services. Revenues from real estate appraisal services are recognized when all appraisal work is complete, a final report is issued to the client and the client is billed. Revenues from foreclosure processing and facilitation services are primarily recognized upon completion of the services and when billing to the client is complete.

        Real estate brokerage revenues are primarily comprised of commission revenues earned in association with the facilitation of real estate transactions and are recognized upon closing of the sale of the underlying real estate transaction.

        Real estate technology revenues are primarily comprised of subscription fees for use of software provided to real estate professionals. Subscriptions are only offered on a month-by-month basis and fees are billed monthly. Revenue is recognized in the month services are provided.

        Loan subservicing revenues are generated by certain subsidiaries of ServiceLink and are associated with the servicing of mortgage loans on behalf of its customers. Revenue is recognized when the underlying work is performed and billed. Loan subservicing revenues are subject to the recognition requirements of ASC Topic 860.

        Interest and investment income consists primarily of interest payments received on fixed maturity security holdings and dividends received on equity and preferred security holdings.

        We do not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, primarily related to revenue from our home warranty business, and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed.

Contract Balances

        The following table provides information about receivables and deferred revenue:

	March 31,	December 31,
	2018	2017
	(In millions)
Trade receivables	$288	$292
Deferred revenue (contract liabilities)	102	107

        Deferred revenue is recorded primarily for our home warranty contracts. Revenues from home warranty products are recognized over the life of the policy, which is one year. The unrecognized portion is recorded as deferred revenue in accounts payable and other accrued liabilities in the Condensed Consolidated Balance Sheets. During the three months ended March 31, 2018, we recognized $46 million of revenue which was included in deferred revenue at the beginning of the period.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note K—Discontinued Operations

Black Knight

        As a result of the BK Distribution, we have reclassified the financial results of Black Knight to discontinued operations for all periods presented in our Condensed Consolidated Statements of Operations for the three months ended March 31, 2017. We retained no ownership in Black Knight. Subsequent to the BK Distribution, Black Knight is considered a related party to FNF.

        We have various agreements with Black Knight to provide technology, data and analytics services, as well as corporate shared services and information technology. We are also a party to certain other agreements under which we incur other expenses or receive revenues from Black Knight. We expect to continue utilizing Black Knight to provide technology and data and analytics services for the foreseeable future. The cash inflows and outflows from and to Black Knight as well as revenues and expenses included in continuing operations in the three months ended March 31, 2018 which were previously eliminated in our condensed consolidated financial statements as intra-entity transactions are not material to our results of operations.

        A reconciliation of the operations of Black Knight to the Statement of Operations is shown below (in millions):

Three months ended March 31,
2017
(Unaudited)
Revenues:
Escrow, title-related and other fees	$248
Realized gains and losses, net	(2)

Total revenues	246
Expenses:
Personnel costs	101
Other operating expenses	45
Depreciation and amortization	53
Interest expense	15

Total expenses	214

Earnings from discontinued operations before income taxes	32
Income tax expense	10

Net earnings from discontinued operations	22
Less: Net earnings attributable to non-controlling interests	12

Net earnings attributable to Fidelity National Financial, Inc. common shareholders	$10

Cash flow from discontinued operations data:
Net cash provided by operations	$49
Net cash used in investing activities	(16)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note K—Discontinued Operations (Continued)

FNFV

        As a result of the FNFV Split-Off we have reclassified the financial results of FNFV Group to discontinued operations for the three months ended March 31, 2017 in our Consolidated Statements of Earnings. Subsequent to the FNFV Split-Off, Cannae is considered a related party to FNF. The cash inflows and outflows from and to Cannae as well as revenues and expenses included in continuing operations in the three months ended March 31, 2018 which were previously eliminated in our condensed consolidated financial statements as intra-entity transactions, are not material to our results of operations.

        In conjunction with the FNFV Split-Off, FNTIC, Chicago Title, and Commonwealth Title contributed an aggregate of $100 million to Cannae in exchange for 5,706,134 shares of Cannae common stock. As of March 31, 2018, we own approximately 8.1% of Cannae's outstanding common equity. In addition, we issued to Cannae a revolver note (the "Cannae Revolver") in the aggregate principal amount of up to $100 million, which accrues interest at LIBOR plus 450 basis points and matures on the five-year anniversary of the date of the Cannae Revolver. The maturity date is automatically extended for additional five-year terms unless notice of non-renewal is otherwise provided by either FNF or Cannae, in their sole discretion. As of March 31, 2018, there is no outstanding balance under the Cannae Revolver.

        In connection with the FNFV Split-Off, the following material agreements were entered into by and between the Company and Cannae (the "Split-Off Agreements"):

  •
  a Reorganization Agreement, dated as of November 17, 2017, by and between the Company and Cannae, which provides for, among other things, the principal corporate transactions required to effect the Split-Off, certain conditions to the Split-Off and provisions governing the relationship between the Company and Cannae with respect to and resulting from the Split-Off;

  •
  a Tax Matters Agreement, dated as of November 17, 2017, by and between the Company and Cannae, which governs the Company's and Cannae's respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters; and

  •
  a Voting Agreement, dated as of November 17, 2017, by and between the Company and Cannae, pursuant to which the Company agrees to appear or cause all shares of Cannae common stock that the Company or its subsidiaries, as applicable, own after the Split-Off to be counted as present at any meeting of the stockholders of Cannae for the purpose of establishing a quorum, and agrees to vote all of such shares of Cannae common stock (or cause them to be voted) in the same manner as, and in the same proportion to, all shares voted by holders of Cannae common stock (other than the Company and its subsidiaries).

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note K—Discontinued Operations (Continued)

        A summary of the operations of FNFV included in discontinued operations is shown below:

Three months ended March 31,
2017
(Unaudited)
Revenues:
Escrow, title-related and other fees	$49
Restaurant revenue	273
Interest and investment income	1
Realized gains and losses, net	5

Total revenues	328
Expenses:
Personnel costs	46
Other operating expenses	25
Cost of restaurant revenue	236
Depreciation and amortization	16
Interest expense	4

Total expenses	327

Earnings from discontinued operations before income taxes	1
Income tax expense	(2)

Earnings from continuing operations before equity in (losses) earnings of unconsolidated affiliates	3
Equity in (losses) earnings of unconsolidated affiliates	(4)

Net earnings (loss) from discontinued operations	(1)
Less: Net earnings attributable to non-controlling interests	(2)

Net earnings attributable to Fidelity National Financial, Inc. common shareholders	$1

Cash flow from discontinued operations data:
Net cash provided by operations	$15
Net cash used in investing activities	(27)

Reconciliation to Consolidated Financial Statements

        A reconciliation of the net earnings of Black Knight and FNFV to the Statement of Earnings is shown below:

Three months ended March 31,
2017
(Unaudited)
Earnings from discontinued operations attributable to Black Knight	$22
Loss from discontinued operations attributable to FNFV	(1)

Net earnings from discontinued operations, net of tax	$21

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

March 18, 2018

among

STEWART INFORMATION SERVICES CORPORATION,

FIDELITY NATIONAL FINANCIAL, INC.,

A HOLDCO CORP.

and

S HOLDCO LLC

THIS AGREEMENT MUST BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE RECIPIENTS HEREOF WITH RESPECT TO THE SUBJECT MATTER HEREOF.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of March 18, 2018 by and among Stewart Information Services Corporation, a Delaware corporation (the "Company"), Fidelity National Financial, Inc., a Delaware corporation ("Parent"), A Holdco Corp., a Delaware corporation and a wholly-owned direct subsidiary of Parent ("Merger Sub I"), and S Holdco LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Parent ("Merger Sub II" and, together with Merger Sub I, the "Merger Subs").

W I T N E S S E T H:

        WHEREAS, the respective boards of directors or board of managers of the Company and each of the Merger Subs have approved and deemed it advisable that the respective equityholders of the Company and the Merger Subs approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of (i) a merger of Merger Sub I with and into the Company ("Merger I"), with the Company surviving Merger I as a direct wholly-owned subsidiary of Parent, and (ii) a merger of Company with and into Merger Sub II ("Merger II", and, together with Merger I, the "Mergers"), with Merger Sub II surviving Merger II as a direct wholly-owned subsidiary of Parent, in each case on the terms and subject to the conditions set forth in this Agreement.

        WHEREAS, for U.S. federal income Tax purposes, it is intended that, to the extent consistent with Applicable Law, (i) the Mergers be treated as a single integrated transaction that qualifies as a "reorganization" under provisions of Section 368(a) of the Code (a "368 Reorganization") and (ii) this Agreement constitutes a "plan of reorganization" for purposes of Sections 368, 354 and 361 of the Code.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

        Section 1.01.    Definitions.     (a) As used herein, the following terms have the following meanings:

        "1933 Act" means the Securities Act of 1933.

        "1934 Act" means the Securities Exchange Act of 1934.

        "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any transaction or series of related transactions, including any offer or proposal, relating to (i) any acquisition or purchase, direct or indirect, of assets representing twenty-five percent (25%) or more of the consolidated earning power of the Company and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated earning power of the Company and its Subsidiaries (taken together), (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party's beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated earning power of the Company and its Subsidiaries (taken together) or (iii) a merger, consolidation, amalgamation, share exchange, business combination, joint venture, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated earning power of the Company and its Subsidiaries (taken together).

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

        "Antitrust Law" means all Applicable Law relating to anti-trust, anti-monopoly, merger control or competition.

        "Applicable Law" means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

        "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in Houston, Texas or New York, New York are authorized or required by Applicable Law to close.

        "Code" means the Internal Revenue Code of 1986.

        "Company Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 2017 and the footnotes thereto set forth in the Company 10-K.

        "Company Common Stock" means the common stock, $1.00 par value per share, of the Company.

        "Company Disclosure Schedule" means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and the Merger Subs.

        "Company Employee" means an employee of the Company or any of its Subsidiaries.

        "Company Employee Plan" means any material (i) "employee benefit plan" as defined in Section 3(3) of ERISA, (ii) employment or consulting agreement, or severance, change in control, transaction bonus, retention or similar agreement or arrangement, or (iii) other plan, agreement, arrangement, program or policy, providing for bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, medical, dental, vision, prescription or fringe benefits, life insurance, relocation, disability or sick leave benefits, post-employment or retirement benefits (including pension, health, medical or insurance benefits), in each case, whether or not subject to ERISA, that is sponsored, maintained, administered, contributed to (or required to be contributed to) or entered into by the Company or any of its Subsidiaries for the current or future benefit of any current or former Company Employee, director or independent contractor, or with respect to which the Company or any of its Subsidiaries has any liability (contingent or otherwise).

        "Company Material Adverse Effect" means a material adverse effect on (a) the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the following shall not be deemed to constitute a Company Material Adverse Effect (and shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur): (i) changes in GAAP or the interpretation thereof, (ii) changes in economic, political, regulatory, legal or tax conditions in the United States or any other country or region in which the Company or any of its Subsidiaries has material operations, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates), (iii) changes in conditions generally affecting the industries in which the Company or any of its Subsidiaries operates, (iv) changes in Applicable Law or the interpretation thereof, (v) acts of war, sabotage, terrorism, cyberattacks or natural disasters, (vi) the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons and any stockholder or derivative litigation relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (vi) shall not apply to "Company Material Adverse Effect" as used in Section 4.03, Section 4.04, or Section 9.02(a) to the extent relating to Section 4.03 or Section 4.04), (vii) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account in determining whether there has been a Company Material Adverse Effect), (viii) any actions taken (or omitted to be taken) to the extent taken (or omitted to be taken) at the request of Parent or either of the Merger Subs, (ix) changes in the price and/or trading volume of the Company Common Stock or any other securities of the Company on the NYSE or any other market in which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to such changes that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account in determining whether there has been a Company Material Adverse Effect) or (x) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries that are required, contemplated or permitted to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable antitrust or competition laws for the consummation of the Merger; provided, however, that the exceptions set forth in clauses (i), (ii), (iii) or (iv) of the foregoing proviso shall not apply to the extent the Company and its Subsidiaries, taken as a whole, are materially and disproportionately impacted thereby relative to other entities operating in the same industry or industries in which the Company and its Subsidiaries operate (in which case the incremental material and disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect), or (b) the ability of the Company to consummate the transactions contemplated by this Agreement.

        "Company Stock Plan" means the Stewart Information Services Corporation 2005 Long Term Incentive Plan, as amended, and the Stewart Information Services Corporation 2014 Long Term Incentive Plan.

        "Company 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 31, 2017.

        "DGCL" means the General Corporation Law of the State of Delaware.

        "DLLCA" means the Delaware Limited Liability Company Act.

        "Environmental Laws" means any and all statutes, laws, regulations or rules that have as their principal purpose the protection of the environment.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "ERISA Affiliate" with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

        "FTC" means the Federal Trade Commission.

        "Fundamental Representations" means the representations and warranties set forth in Sections 4.01, 4.02, 4.05(c), 4.22, 5.01, 5.02, 5.05(c) and 5.17.

        "GAAP" means generally accepted accounting principles in the United States.

        "Governmental Authority" means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority (including, for the avoidance of doubt, the National Association of Insurance Commissioners), department, court, agency or official, including any political subdivision thereof.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        "Insurance Department" means, in any jurisdiction, the Governmental Authority primarily charged with the regulation of the business of insurance in such jurisdiction.

        "Insurance Law" means all Applicable Law relating to business and products of insurance.

        "Intellectual Property" means trademarks, service marks, trade names, domain names, mask works, inventions, patents, trade secrets, copyrights, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property rights.

        "Intervening Event" means any event, development or change in circumstances material to the Company and its Subsidiaries taken as a whole that was (i) not known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement (that does not relate to any Acquisition Proposal) or (ii) known to the Board of Directors as of the date of this Agreement but the consequences of which (or the magnitude of such consequences) were not known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement (that does not relate to any Acquisition Proposal), in each case (A) which event, development or change in circumstance, or any consequences (or the magnitude of such consequences) thereof, becomes known to the Board of Directors prior to the adoption of this Agreement by the Company Stockholder Approval and (B) does not relate to any changes in the market price or trading volume of Parent (it being understood that with respect to clause (B) the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining whether an Intervening Event has occurred).

        "knowledge" means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a)(i) of the Company Disclosure Schedule following reasonable inquiry and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01(a)(i) of the Parent Disclosure Schedule following reasonable inquiry.

        "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

        "Multiemployer Plan" means a "multiemployer plan" as defined in Section 3(37) of ERISA.

        "Non-Competition Provision" means any provision in an agreement to which the Company or any of its Subsidiaries is a party as of the date hereof and/or as of the Closing that restricts or precludes the Company, any of its Subsidiaries or which has the potential to, following the Closing, restrict or preclude Parent or any of Parent's Subsidiaries, from competing with other participants in the business in which the Company or any of its Subsidiaries operates.

        "NYSE" means the New York Stock Exchange.

        "Parent Common Stock" means the FNF Group common stock, par value of $0.0001 per share, of Parent.

        "Parent Disclosure Schedule" means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

        "Parent Employee" means an employee of the Parent or any of its Subsidiaries.

        "Parent Employee Plan" means any material (i) "employee benefit plan" as defined in Section 3(3) of ERISA, (ii) employment or consulting agreement, or severance, change in control, transaction bonus, retention or similar agreement or arrangement, or (iii) other plan, agreement, arrangement, program or policy, providing for bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, medical, dental, vision, prescription or fringe benefits, life insurance, relocation, disability or sick leave benefits, post-employment or retirement benefits (including pension, health, medical or insurance benefits), in each case, whether or not subject to ERISA, that is sponsored, maintained, administered, contributed to (or required to be contributed to) or entered into by Parent or any of its Subsidiaries for the current or future benefit of any current or former Parent Employee, director or independent contractor, or with respect to which Parent or any of its Subsidiaries has any liability (contingent or otherwise).

        "Parent Material Adverse Effect" means a material adverse effect on (a) the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that the following shall not be deemed to constitute a Parent Material Adverse Effect (and shall not be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur): (i) changes in GAAP or the interpretation thereof, (ii) changes in economic, political, regulatory, legal or tax conditions in the United States or any other country or region in which Parent or any of its Subsidiaries has material operations, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates), (iii) changes in conditions generally affecting the industries in which Parent or any of its Subsidiaries operates, (iv) changes in Applicable Law or the interpretation thereof, (v) acts of war, sabotage, terrorism, cyberattacks or natural disasters, (vi) the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Parent and any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons and any stockholder or derivative litigation relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (vi) shall not apply to "Parent Material Adverse Effect" as used in Section 5.03, Section 5.04, or Section 9.03(a) to the extent relating to Section 5.03 or Section 5.04), (vii) any failure by Parent or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Parent Material Adverse Effect" may be taken into account in determining whether there has been a Parent Material Adverse Effect), (viii) any actions taken (or omitted to be taken) to the extent taken (or omitted to be taken) at the request of the Company, (ix) changes in the price and/or trading volume of the Parent Common Stock or any other securities of Parent on the NYSE or any other market in which such securities are quoted for purchase and sale or changes in the credit ratings of Parent (it being understood that any underlying facts giving rise or contributing to such changes that are not otherwise excluded from the definition of a "Parent Material Adverse Effect" may be taken into account in determining whether there has been a Parent Material Adverse Effect) or (x) any actions taken (or omitted to be taken) by Parent or any of its Subsidiaries that are required, contemplated or permitted to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable antitrust or competition laws for the consummation of the Merger; provided, however, that the exceptions set forth in clauses (i), (ii), (iii) or (iv) of the foregoing proviso shall not apply to the extent Parent and its Subsidiaries, taken as a whole, are materially and disproportionately impacted thereby relative to other entities operating in the same industry or industries in which Parent and its Subsidiaries operate (in which case the incremental material and disproportionate impact or impacts may be taken into account in determining whether there has been a Parent Material Adverse Effect), or (b) the ability of Parent to consummate the transactions contemplated by this Agreement.

        "Parent 10-K" means Parent's annual report on Form 10-K for the fiscal year ended December 31, 2017.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Permitted Lien" means (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent or that are being contested in good faith through appropriate proceedings and for which adequate reserves are maintained on the consolidated financial statements included in the Company SEC Documents filed prior to the date hereof in accordance with GAAP; (b) materialmen's, warehousemen's, mechanics', carriers', workmen's, repairmen's liens and any statutory or other similar Liens arising or incurred in the ordinary course of business by operation of Applicable Law with respect to a liability that is not yet due or delinquent or being contested in good faith; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (e) all matters set forth in the title insurance policies for owned real property provided to Parent; (f) Liens (other than Liens created by the Company or any of its Subsidiaries securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, declarations, covenants, restrictions and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued business operations of the Company and its Subsidiaries, taken as a whole; (g) all applicable zoning, entitlement, conservation restrictions, building and similar codes and regulations and other land use regulations; (h) Liens to be released at or prior to Closing; (i) Liens in the ordinary course of business consistent with past practice securing obligations in respect of short-term revolving lines of credit with sponsor banks in effect as of the date hereof; (j) Liens relating to intercompany borrowings among a Person and its wholly-owned subsidiaries or (to the extent arising in the ordinary course of business) its other Subsidiaries; (k) Liens set forth on Section 1.01(a)(ii) of the Company Disclosure Schedule; (l) any state of facts a current survey of the real property would show; (m) with respect to any leased real property, any statutory or contractual Liens of landlords or Liens affecting the landlord's interests or underlying fee interest; and (n) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business as set forth on Section 1.01(a)(iii) of the Company Disclosure Schedule.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Required Antitrust Regulatory Filings/Approvals" means the expiration or termination of the waiting period under the HSR Act and the filings, consents, approvals, authorizations, clearances or other actions under any other applicable competition law set forth on Annex B.

        "Required Insurance Regulatory Filings/Approvals" means the filings and approvals set forth on Annex A.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

        "SEC" means the Securities and Exchange Commission.

        "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

        "Tax" means (i) all income, excise, gross receipts, ad valorem, value-added, sales, goods and services, employment, franchise, profits, gains, property, transfer, stamp, use, payroll, intangibles, escheat or unclaimed property, or other taxes of any kind whatsoever (whether payable directly or by withholding) or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority and (ii) any liability of another Person in respect of any item described in clause (i) hereof arising under any allocation, assignment or indemnification agreements relating to tax (other than agreements entered into in the ordinary course of business or commercial agreements, in each case, the primary purposes of which do not relate to Tax), transferee or successor liability or Treasury Regulation Section 1.1502-6 (or any analogous provision of applicable Tax law).

        "Tax Return" means any report, return, document, declaration or other information or filing (including elections, disclosures, schedules, estimates, and claims for refunds) required to be supplied to any Taxing Authority with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes.

        "Taxing Authority" means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.

        "Third Party" means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent or any of their respective Affiliates.

        "Triggering Divestiture" means any sale, divestiture, disposition or hold separate, solely to the extent necessary to fulfill the conditions set forth in Section 9.01(b), Section 9.01(c) or Section 9.01(d), of businesses, product lines, assets, title plants or rights to title plants of Parent, the Company or any of their respective Subsidiaries.

        "Triggering Event" shall be deemed to have occurred if: (a) the Board of Directors or any committee thereof authorized to do so by the Board of Directors shall have made an Adverse Recommendation Change; (b) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors that the Company's stockholders approve and adopt this Agreement; (c) a tender or exchange offer relating to shares of the Company Common Stock shall have been commenced and the Board of Directors fails, within ten (10) Business Days after the commencement of such tender or exchange offer (or, if earlier, prior to the Company Stockholders Meeting), to have recommended rejection of such tender or exchange offer and to have reaffirmed its recommendation that the Company's stockholders approve and adopt this Agreement; (d) an Acquisition Proposal is publicly announced, and the Board of Directors fails to publicly reaffirm its recommendation that the Company's stockholders approve and adopt this Agreement within ten (10) Business Days (or, if earlier, prior to the Company Stockholders Meeting) after such Acquisition Proposal is publicly announced; or (e) the Company shall have committed a Willful Breach of any of the provisions set forth in Section 6.03.

        "Willful Breach" means, with respect to any Person, a material breach of this Agreement by such Person that is a consequence of an act or omission by such Person taken with the knowledge of such Person that, or in circumstances where such Person should reasonably have known that, taking such act or failure to take such act would be a material breach of this Agreement. For the avoidance of doubt, the failure of Parent to have at the Closing the requisite funds or shares of Parent Common Stock required to pay the Merger Consideration shall constitute a Willful Breach.

        (b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
368 Reorganization	Recitals
Adverse Recommendation Change	6.03(a)(iii)
Agreement	Preamble
Aggregate Cash Election Amount	2.02(a)(ii)
Available Cash Election Amount	2.02(a)(vi)
Board of Directors	4.02(b)
Cash Electing Share	2.02(a)(ii)
Cash Election	2.02(a)(ii)
Cash Portion	2.02(a)(ii)
Cash Substitution Amount	2.02(a)(iii)
Certificates	2.03(b)
Closing	2.01(c)
Closing Date	2.01(c)

Term	Section
Company	Preamble
Company Balance Sheet Date	4.10(a)
Company Board Recommendation	4.02(b)(iii)
Company Board Recommendation Notice	6.03(c)(i)(A)
Company Equity Awards	2.06(e)
Company Financial Statements	4.08
Company Intellectual Property Rights	4.15(a)
Company IT Systems	4.15(e)
Company PSA	2.06(d)
Company PSU	2.06(e)
Company RSA	2.06(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(b)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06(b)
Confidentiality Agreement	6.03(b)(i)(B)
Continuation Period	7.05(a)
Continuing Employee	7.05(a)
Convertible Notes	5.05(a)
D&O Insurance	7.04(d)
Dissenting Share	2.05
Divested Revenues	2.02(b)
Divested Revenues Notice	2.11(a)
Divested Revenues Dispute Notice	2.11(b)
DOJ	8.01(d)
Effective Time	2.01(d)
Election Deadline	2.03(b)
End Date	10.01(b)(i)
Enforceability Exceptions	4.02(a)
Exchange Agent	2.03(b)
Exchange Fund	2.04(a)
Exchange Ratio	2.02(b)
Excluded Share	2.02(c)
FNF Preferred Stock	5.05(a)
FNFV Common Stock	5.05(a)
Form of Election	2.03(b)
Indemnified Person	7.04(a)
Independent Accountant	2.11(d)
Initial Surviving Entity	2.01(a)
Insurance Contracts	4.21(e)(i)
Insurance Subsidiary	4.21(a)
Lease	4.14(b)(i)
Legal Restraint	9.01(b)
Material Contract	4.20(a)
Merger I	Recitals
Merger II	Recitals
Mergers	Recitals
Merger Consideration	2.02(a)
Merger Sub I	Preamble
Merger Sub II	Preamble

Term	Section
Merger Subs	Preamble
Mixed Consideration Electing Share	2.02(a)(i)
Mixed Election	2.02(a)(i)
Mixed Election Cash Consideration	2.02(a)(i)
Mixed Election Consideration	2.02(a)(i)
Mixed Election Stock Consideration	2.02(a)(i)
Non-Compete Contract	4.20(c)
Non-Electing Share	2.03(b)
Notice Period	6.03(c)(ii)
Parent	Preamble
Parent 401(k) Plan	5.05(b)
Parent Balance Sheet Date	5.10(a)
Parent ESPP	5.05(a)
Parent Financial Statements	5.08
Parent Insurance Contracts	5.22(d)
Parent Insurance Subsidiary	5.22(a)
Parent PSU	2.06(f)
Parent RSU	2.06(c)
Parent SEC Documents	5.07(a)
Parent Securities	5.05(b)
Parent Share Price	2.02(b)
Parent Statutory Statements	5.22(c)
Parent Stock Plans	5.05(a)
Parent Subsidiary Securities	5.06(b)
Per Share Cash Reduction Amount	2.02(b)
Per Share Price	2.02(b)
Permits	4.21(a)
Process Agent	11.08(b)
Proxy Statement	4.09
Registration Statement	4.09
Reinsurance Contract	4.21(h)
Remedial Action	8.01(e)
Representatives	6.03(a)
Retention Plan	6.06
Reverse Termination Fee	11.04(b)(ii)(B)
SAP	4.21(c)
Specified Transaction Matters	6.05
Statutory Statements	4.21(c)
Stock Election	2.02(a)(iii)
Stock Election Consideration	2.02(a)(iii)
Stock Electing Share	2.02(a)(iii)
Subsequent Effective Time	2.01(d)
Superior Proposal	6.03(d)
Surviving Entity	2.01(b)
Takeover Statute	4.24
Termination Fee	11.04(b)(i)(A)
Transaction Committee	6.05
Transaction Litigation	8.09
Uncertificated Shares	2.03(b)
20-Day VWAP	2.02(b)

        Section 1.02.    Other Definitional and Interpretative Provisions.     The words "hereof," "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. "Writing," "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
THE MERGERS

        Section 2.01.    The Mergers.     (a) At the Effective Time, Merger I shall be effected pursuant to which Merger Sub I will be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub I shall cease, and the Company shall be the surviving corporation (the "Initial Surviving Entity").

          (b)   Immediately following the Effective Time and at the Subsequent Effective Time, Merger II shall be effected pursuant to which the Initial Surviving Entity shall be merged with and into Merger Sub II in accordance with the DGCL and the DLLCA, whereupon the separate existence of the Initial Surviving Entity shall cease, and Merger Sub II shall be the surviving company (the "Surviving Entity") and a wholly-owned Subsidiary of Parent.

          (c)   Subject to the provisions of Article 9, the closing of the Mergers (the "Closing") shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than two (2) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (such date of Closing, the "Closing Date").

          (d)   At the Closing, the Company and Merger Sub I shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with Merger I, and the Initial Surviving Entity and Merger Sub II shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by the DGCL and the DLLCA in connection with Merger II. Merger I shall become effective at such time (the "Effective Time") as the certificate of merger with respect to Merger I is duly filed with the Delaware Secretary of State (or at such later time as may be specified in such certificate of merger). Merger II shall become effective immediately following the Effective Time at such time (the "Subsequent Effective Time") as the certificate of merger with respect to Merger II is duly filed with the Delaware Secretary of State (or at such later time as may be agreed to by the parties and specified in such certificate of merger).

          (e)   From and after the Effective Time, and until the Subsequent Effective Time, the Initial Surviving Entity shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub I, all as provided under the DGCL. From and after the Subsequent Effective Time, the Surviving Entity shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Initial Surviving Entity and Merger Sub II, all as provided under the DGCL and the DLLCA.

        Section 2.02.    Conversion of Shares.

          (a)   At the Effective Time, as a result of Merger I and without any action on the part of the holder of any capital stock of the Company, Parent or either Merger Sub, except as otherwise provided in Section 2.02(c) or Section 2.05, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the following consideration, without interest thereon (the "Merger Consideration"):

              (i)  Each share of Company Common Stock with respect to which an election to receive a combination of stock and cash (a "Mixed Election") has been properly made and not revoked pursuant to Section 2.03(c) (each, a "Mixed Consideration Electing Share") and each Non-Electing Share shall be converted into the right to receive (A) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock (the "Mixed Election Stock Consideration") equal to the product (rounded to the nearest four decimal places) of (w) the Exchange Ratio and (x) 0.50 and (B) an amount in cash, without interest, equal to the product (rounded to the nearest two decimal places) of (y) the Per Share Price and (z) 0.50 (the "Mixed Election Cash Consideration" and, together with the Mixed Election Stock Consideration, the "Mixed Election Consideration");

             (ii)  Each share of Company Common Stock with respect to which an election to receive cash (a "Cash Election") has been properly made and not revoked pursuant to Section 2.03(c) (each, a "Cash Electing Share") shall be converted into the right to receive an amount in cash, without interest, equal to the Per Share Price; provided that if the product of the number of Cash Electing Shares and the Per Share Price (such product, the "Aggregate Cash Election Amount") exceeds the Available Cash Election Amount, then each Cash Electing Share shall be converted into the right to receive (1) an amount in cash, without interest, equal to the product (rounded to the nearest two decimal places) of (w) the Per Share Price and (x) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Aggregate Cash Election Amount (such amount of cash, the "Cash Portion") and (2) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to a fraction (rounded to the nearest four decimal places), the numerator of which shall be an amount equal to the Per Share Price minus the Cash Portion and the denominator of which shall be the Parent Share Price; and

            (iii)  Each share of Company Common Stock with respect to which an election to receive stock consideration (a "Stock Election") has been properly made and not revoked pursuant to Section 2.03(c) (each, a "Stock Electing Share") shall be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the "Stock Election Consideration"); provided that if the Available Cash Election Amount exceeds the Aggregate Cash Election Amount, then each Stock Electing Share shall be converted into the right to receive (x) an amount in cash (rounded to the nearest two decimal places), without interest, equal to (1) the amount by which the

    Available Cash Election Amount exceeds the Aggregate Cash Election Amount, divided by (2) the number of Stock Electing Shares (such amount of cash, the "Cash Substitution Amount") and (y) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the quotient (rounded to the nearest four decimal places) obtained by dividing (a) an amount equal to the Per Share Price minus the Cash Substitution Amount by (b) the Parent Share Price.

            (iv)  At the Effective Time, all such shares of Company Common Stock (other than Excluded Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and (A) each Certificate formerly representing any of the shares of Company Common Stock (other than Excluded Shares) and (B) each book-entry account formerly representing any Uncertificated Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, any distributions or dividends payable pursuant to Section 2.04(h) and cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.07, without interest, in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.04, in the case of certificated shares of Company Common Stock, and automatically in the case of Uncertificated Shares, and each Certificate and Uncertificated Share formerly representing shares of Company Common Stock owned by Dissenting Shareholders shall thereafter represent only the rights granted to Dissenting Shareholders under Delaware Law.

             (v)  Maximum Merger Consideration. For the avoidance of doubt:

              (A)  Subject to Section 2.13, the Mixed Election Cash Consideration shall not exceed fifty percent (50%) of the Per Share Price; and

              (B)  The aggregate amount of cash paid (not including cash paid pursuant to Section 2.07), and the aggregate number of shares of Parent Common Stock issued, to all of the holders of Company Common Stock pursuant to this Section 2.02(a) shall not exceed the aggregate amount of cash that would have been paid (not including cash that would have been paid pursuant to Section 2.07), and the aggregate number of shares of Parent Common Stock that would have been issued, to all of the holders of shares of Company Common Stock had the Mixed Election been made with respect to each share of Company Common Stock.

            (vi)  The term "Available Cash Election Amount" means the difference between (1) the product of the Mixed Election Cash Consideration and the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) minus (2) the product of the number of Mixed Consideration Electing Shares (including any Non-Electing Shares and Dissenting Shares) and the Mixed Election Cash Consideration.

          (b)   As used herein, the following terms have the following meanings:

          "Divested Revenues" means the revenues generated during the fiscal year ended December 31, 2017, as determined in accordance with Section 2.12, by any title plants, rights to title plants, businesses or assets that are sold, divested, disposed or held separate, or that are agreed to be sold, divested, disposed or held separate, in a Triggering Divestiture, subject to the following:

              (i)  for purposes of determining the amount of Divested Revenues, no title insurance premium revenues arising from title plants or rights to title plants that are required to be (A) licensed to a third party for which Parent will, after such licensure, or conveyance or transfer of such title plant interest (or copy thereof), continue to own the underlying title plants or rights to title plants that are licensed will be included in Divested Revenues (provided that in the event that the Parent or Company is required to license an interest in any such title plant or right to title plant that is a jointly owned title plant whose governing documents would, after such licensure, or conveyance or transfer of such title plant interest (or copy thereof), prohibit Parent from using title plant data from such title plant to serve any of the Company's existing brands, the lost title insurance premium revenues arising therefrom shall not be deemed excluded from Divested Revenues by virtue of this clause (A) (but subject to clause (B)), or (B) divested or licensed to a third party will be included in Divested Revenues if Parent is able, or would be able, through the use of commercially reasonable efforts, to procure prior to the Closing an alternative, competitively comparable, title plant or source of title plant data in such county (including, but not limited to, the licensure of title plant or title plant data from a third party at Parent's reasonable expense) in order to prevent the loss of title insurance premium revenues from such title plant license or divestiture;

             (ii)  if Parent is required to, or reasonably expected to be required to, sell, divest, dispose of, license or hold separate any business, asset or title plant in a county in which both the Company and/or one or more of its Subsidiaries, on the one hand, and Parent and/or one or more of its Subsidiaries, on the other, own a competing business, asset or title plant (as applicable), whether in whole or in part, then the Divested Revenues that shall be deemed to be generated from the business, asset or title plant to be sold, divested, disposed of, licensed or held separate in such county shall be the revenues generated in respect of the applicable business, asset or title plant (as applicable) with the lower amount of consolidated revenue as between the Company and its Subsidiaries, on the one hand, and Parent and its Subsidiaries, on the other, irrespective of which business, asset or title plant that Parent elects to sell, divest, dispose of, license or hold separate in such county; provided that if the FTC or any other Governmental Authority requires that Parent sell, divest, dispose of, license or hold separate the business, asset or title plant in such county with the higher amount of consolidated revenues (as between the Company and Parent), then such higher amount of consolidated revenues shall constitute the Divested Revenues for such business, asset or title plant sold, divested, disposed or held separate; and

            (iii)  if the FTC or any other Governmental Authority requires that Parent or the Company sell, divest, dispose of, license or hold separate a title plant within a given county in which one of the Company or Parent utilizes a wholly owned title plant and the other utilizes a jointly owned title plant, Parent shall have the right to determine whether to sell, divest, dispose of, license or hold separate the jointly owned title plant or the wholly owned title plant; provided that the Divested Revenues that shall be deemed to be generated from such title plant sold, divested, disposed or held separate shall be the revenues generated in respect of the applicable title plant with the lower amount of consolidated revenue as between the wholly owned and jointly owned title plant, irrespective of which title plant Parent elects to divest sell, divest, dispose of, license or hold separate; provided, further, that if the FTC or any other Governmental Authority requires that Parent sell, divest, dispose of, license or hold separate the title plant in such county with the higher amount of consolidated revenues (as between the wholly owned and jointly owned title plant), then such higher amount of consolidated revenues shall constitute the Divested Revenues for such title plant sold, divested, disposed or held separate.

          "Exchange Ratio" means the quotient (rounded to the nearest four decimal places) obtained by dividing (a) the Per Share Price by (b) the Parent Share Price, which, if the Per Share Price equals $50.00, the parties agree shall be 1.2850, subject to further adjustment pursuant to this Section 2.02.

          "Parent Share Price" means an amount equal to the 20-Day VWAP of the Parent Common Stock as of the date hereof, which the parties agree shall be $38.91.

          "Per Share Price" means an amount equal to the greater of (i) (x) $50.00 minus (y) the Per Share Cash Reduction Amount and (ii) $45.50.

          "Per Share Cash Reduction Amount" means an amount in cash equal to the lesser of (i) $4.50, multiplied by a fraction, (x) the numerator of which is the amount by which the Divested Revenues exceeds $75,000,000 and (y) the denominator of which is $150,000,000 and (ii) $4.50. For the avoidance of doubt, if the Divested Revenues are $75,000,000 or less, the Per Share Cash Reduction Amount shall be equal to zero.

          "20-Day VWAP" means the average of the daily volume weighted average prices of a share of Parent Common Stock for each of the twenty trading days prior to the date hereof, on the NYSE, as reported by Bloomberg.

          (c)   Each share of Company Common Stock held by the Company as treasury stock or held by any Subsidiary of the Company (other than shares in a Company Employee Plan), or owned by Parent, the Merger Subs or any other Subsidiary of Parent immediately prior to the Effective Time (each such share, an "Excluded Share") shall be cancelled, and no payment shall be made with respect thereto.

          (d)   Each share of common stock of Merger Sub I outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Initial Surviving Entity with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Initial Surviving Entity. Each share of common stock of the Initial Surviving Entity outstanding immediately prior to the Subsequent Effective Time shall be converted into and become a membership interest in the Surviving Entity with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding membership interests in the Surviving Entity.

        Section 2.03.    Election Procedures.

          (a)    Election Procedures.    Subject to allocation and adjustment in accordance with the provisions of this Article 2, each record holder of shares of Company Common Stock (other than (i) any Dissenting Shares, all of which shall be treated solely as provided in Section 2.05, (ii) any Company Equity Awards, all of which shall be treated solely as provided in Section 2.06, and (iii) Excluded Shares) issued and outstanding immediately prior to the Election Deadline shall be entitled to specify the number of such holder's shares of Company Common Stock with respect to which such holder makes a Mixed Election, Cash Election or Stock Election by complying with the procedures set forth in this Section 2.03.

          (b)    Form of Election and Election Deadline.    Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of tabulating elections pursuant to Section 2.03(a) and exchanging for the Merger Consideration as promptly as practicable after the Effective Time pursuant to Section 2.04 (i) certificates representing shares of Company Common Stock (the "Certificates") or (ii) uncertificated shares of Company Common Stock (the "Uncertificated Shares"). Holders of shares of Company Common Stock shall make a Mixed Election, a Cash Election or a Stock Election on a form of election (a "Form of Election"), prepared by Parent and reasonably acceptable to the Company and filed as an exhibit to the Registration Statement, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the form of Election and such Certificates to the Exchange Agent, and which shall have such other customary provisions as Parent and the Company reasonably agree, to be provided by the Exchange Agent for that purpose to holders of record of shares of Company Common Stock (other than (i) any Dissenting Shares, all of which shall be treated solely as provided in Section 2.05, (ii) any Company Equity Awards, all of which shall be treated solely as provided in Section 2.06, and (iii) Excluded Shares), together with customary transmittal materials. Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent at its designated office by 5:00 p.m. (Eastern Time) on the Business Day that is two (2) trading days prior to the Closing Date (which date shall be publicly announced by Parent at least five (5) Business Days prior to the anticipated Closing) or such other date and time as Parent may publicly announce with the consent of the Company (the applicable date and time described in this clause (x), the "Election Deadline"). The parties shall use their respective commercially reasonable efforts to cause the Exchange Agent to make a Form of Election available to all Persons who become holders of record of shares of Company Common Stock (other than (i) any Dissenting Shares, all of which shall be treated solely as provided in Section 2.05, (ii) any Company Equity Awards, all of which shall be treated solely as provided in Section 2.06 and (iii) Excluded Shares) between the date the Forms of Election are mailed and the Election Deadline. Parent shall determine, in its reasonable discretion (which discretion and authority it may delegate in whole or in part to the Exchange Agent), whether Forms of Election (and where applicable, appropriate transmittal materials) have been properly completed, signed and submitted or revoked. The decision of Parent (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. In the event that a holder fails to make a Mixed Election, a Cash Election or a Stock Election with respect to any shares of Company Common Stock held or beneficially owned by such holder, then such holder shall be deemed to have made a Mixed Election with respect to those shares of Company Common Stock (each such share of Company Common Stock, a "Non-Electing Share"). After a Mixed Election, a Cash Election or a Stock Election is validly made with respect to a holder's shares of Company Common Stock, any further registration of transfers of such shares made on the stock transfer books of the Company following such election shall be deemed to be a revocation of such election.

          (c)    Revocation of Election.    Any Mixed Election, Cash Election or Stock Election may be revoked, but only (subject to the last sentence of Section 2.03(b)) by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all Mixed Elections, Cash Elections and Stock Elections shall automatically be revoked if this Agreement is terminated in accordance with Article 10. Any Certificate(s) representing shares of Company Common Stock that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such Certificate(s) or Uncertificated Shares. Upon any such revocation, unless a duly completed Form of Election is thereafter submitted prior to the Election Deadline in accordance with Section 2.03(a) and Section 2.03(b), the shares of Company Common Stock to which such election previously applied shall be treated as Non-Electing Shares.

        Section 2.04.    Surrender and Payment.     (a) Prior to the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid and/or issued in respect of the Certificates and the Uncertificated Shares. In addition, Parent shall deposit, or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any distributions or dividends payable pursuant to Section 2.04(h) with respect to shares of Company Common Stock with a record and payment date after the Effective Time and prior to the surrender of such shares of Company Common Stock and cash in lieu of any fractional shares payable pursuant to this Section 2.04. All shares of Parent Common Stock and cash, together with the amount of any dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.04, shall hereinafter be referred to as the "Exchange Fund". Parent shall cause the Exchange Agent to deliver the Merger Consideration and other payments contemplated by this Article 2 out of the Exchange Fund.

          (b)   As promptly as practicable after the Effective Time (but no later than two (2) Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time (other than Excluded Shares, Dissenting

  Shares or any holder of a Certificate who properly made and did not revoke a Mixed Election, Cash Election or a Stock Election) a letter of transmittal and instructions (which shall be reasonably acceptable to the Company and shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

          (c)   Each holder of shares of Company Common Stock who properly made and did not revoke a Mixed Election, Cash Election or a Stock Election shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the applicable Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, any dividends or other distributions payable pursuant to Section 2.04(h) and cash in lieu of any fractional shares of Company Common Stock payable pursuant to Section 2.07, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the applicable Merger Consideration. Each holder of a Certificate representing Non-Electing Shares, upon surrender of such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.11) to the Exchange Agent in accordance with the terms of such transmittal materials, shall be entitled to receive in exchange therefor the Mixed Election Consideration for each Non-Electing Share formerly represented by such Certificate, any dividends or other distributions payable pursuant to Section 2.04(h) and cash in lieu of any fractional shares of Company Common Stock pursuant to Section 2.07, and the Certificate so surrendered shall forthwith be cancelled.

          (d)   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (e)   After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Entity or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and other payments provided for, and in accordance with the procedures set forth, in this Article 2.

          (f)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, any dividends and distributions with respect thereto pursuant to Section 2.04(h) and cash in lieu of any fractional shares of Company Common Stock payable pursuant to Section 2.07, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g)   Subject to Section 2.04(d)(ii), the payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred in connection with the Mergers, and the filing of any related Tax returns and other documentation with respect to such Taxes and fees, shall be borne by the Parent or the Surviving Entity.

          (h)   No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.07, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.04. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.06(a) and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

        Section 2.05.    Dissenting Shares.     Notwithstanding Section 2.02, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Mergers or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (each, a "Dissenting Share") shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder of a Dissenting Share fails to perfect, withdraws or otherwise loses the right to appraisal, such shares shall be treated as if they had made a Mixed Election and shall represent the right to receive the Mixed Election Consideration in accordance with the terms of this Agreement. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

        Section 2.06.    Company Equity Awards.     At the Effective Time:

          (a)   Each restricted share of Company Common Stock outstanding under any Company Stock Plan that vests solely based on the passage of time (each, a "Company RSA") and which is outstanding at the Effective Time shall immediately vest and shall, in accordance with Section 2.02(a)(i) hereof, be converted into the right to receive, by virtue of Merger I and without any action on the part of the holder thereof, the Mixed Election Consideration.

          (b)   Each restricted stock unit award with respect to shares of Company Common Stock outstanding under any Company Stock Plan that vests solely based on the passage of time (each, a "Company RSU"), other than the Rollover RSUs (as defined below), and which is outstanding at the Effective Time shall immediately vest and shall be converted into the right to receive, with respect to each share of Company Common Stock underlying such Company RSU, by virtue of Merger I and without any action on the part of the holder thereof, the Mixed Election Consideration; provided that with respect to any Company RSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code shall be made at the earliest time permitted under the applicable Company Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

          (c)   Each Company RSU issued pursuant to a grant approved by the Board of Directors following the date hereof in accordance with Section 6.01(c) (each, a "Rollover RSU") and which is outstanding at the Effective Time shall be assumed and converted into a restricted stock unit relating to shares of Parent Common Stock (a "Parent RSU") entitling the holder to receive, on substantially the same terms and conditions (including with respect to vesting) as were applicable under such Rollover RSU immediately prior to the Effective Time, a number of shares of Parent Common Stock equal to the product of (i) the total number of shares of Company Common Stock subject to such Rollover RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares being rounded down to the nearest whole share of Parent Common Stock.

          (d)   Each restricted share of Company Common Stock outstanding under any Company Stock Plan that vests based on the achievement of performance goals (each, a "Company PSA"), and which is outstanding at the Effective Time shall immediately vest and shall, in accordance with Section 2.02(a)(i) hereof, be converted into the right to receive, with respect to each restricted share of Company Common Stock (determined assuming the achievement of target level of performance) by virtue of Merger I and without any action on the part of the holder thereof, the Mixed Election Consideration.

          (e)   Each restricted stock unit award with respect to shares of Company Common Stock outstanding under any Company Stock Plan that vests based on the achievement of performance goals (each, a "Company PSU" and together with each Company RSA, Company PSA and Company RSU, the "Company Equity Awards"), other than the Rollover PSUs (as defined below), and which is outstanding at the Effective Time shall immediately vest and shall be converted into the right to receive, with respect to each share of Company Common Stock underlying such Company PSU (determined assuming the achievement of target level of performance), by virtue of Merger I and without any action on the part of the holder thereof, the Mixed Election Consideration; provided that with respect to any Company PSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code shall be made at the earliest time permitted under the applicable Company Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

          (f)    Each Company PSU issued pursuant to a grant approved by the Board of Directors following the date hereof in accordance with Section 6.01(c) (each, a "Rollover PSU") and which is outstanding at the Effective Time shall be assumed and converted into a restricted stock unit relating to shares of Parent Common Stock (a "Parent PSU") entitling the holder to receive, determined assuming achievement of target level of performance and subject to continued vesting based on the passage of time through the end of the performance period, a number of shares of Parent Common Stock equal to the product of (i) the total number of shares of Company Common Stock subject to such Rollover PSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares being rounded down to the nearest whole share of Parent Common Stock.

          (g)   Prior to the Effective Time, the Board of Directors shall take any and all resolutions or actions necessary or required (under the Company Stock Plan, Applicable Law, the applicable award agreements or otherwise) to give effect to the transactions contemplated by this Section 2.06 and to ensure that, from and after the Effective Time, each holder of Company Equity Awards shall have no rights with respect to any cancelled Company Equity Awards, except the right to receive the Mixed Election Consideration with respect thereto or, with respect to a Rollover PSU or a Rollover RSU, the right to receive a grant of a Parent PSU or Parent RSU, respectively. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery in accordance with Section 2.06(c) and

  Section 2.06(f). Parent shall file with the SEC, as soon as practicable following the Effective Time, a registration statement on Form S-8 (or any successor form), to the extent such form is available, relating to such Parent Common Stock.

        Section 2.07.    Fractional Shares.     No fractional shares of Parent Common Stock shall be issued in the Mergers. All fractional shares of Parent Common Stock that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the Mergers shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Common Stock on the NYSE on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled.

        Section 2.08.    Withholding Rights.     Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Company, the Surviving Entity and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, the Company, the Surviving Entity or Parent, as the case may be, so withholds and remits amounts to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom the Exchange Agent, the Company, the Surviving Entity or Parent, as the case may be, made such deduction and withholding. For the avoidance of doubt, any deductions or withholdings made from Mixed Election Consideration pursuant to this Section 2.08 shall be made in cash and deducted or withheld from the Mixed Election Cash Consideration portion payable upon such Mixed Election.

        Section 2.09.    Payment of Company Equity Awards.     Parent shall take all actions necessary so that, as promptly as reasonably practicable after the Effective Time (but no later than the later of five (5) Business Days after, and the first regularly scheduled payroll date for the Company after, the Effective Time), the Surviving Entity shall pay or cause to be paid to each holder of a Company Equity Award the amounts to which such holder is entitled as determined in accordance with Section 2.06 (less applicable tax withholding), to the extent permitted thereby. In the event that the Surviving Entity has insufficient cash to make such payment to each holder of Company Equity Awards, Parent shall pay such amounts or provide to the Surviving Entity sufficient cash to pay such amounts.

        Section 2.10.    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond, in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

        Section 2.11.    Determination of Divested Revenues.

          (a)   Prior to Closing and promptly following the final determination of the businesses, assets, title plants or rights to title plants, if any, that are required to be divested, Parent shall reasonably determine the Divested Revenues and shall provide the Company with a "Divested Revenues Notice" setting forth in reasonable detail the basis for calculation of the amount representing Divested Revenues, together with a breakdown of Divested Revenues that specifies (i) the amount of Divested Revenues generated by each such business, asset, title plant or right to title plant that is to be divested and (ii) the amount of revenues generated by each competitive business, asset, title plant or right to title plant during the fiscal year ended December 31, 2017 (i.e., as between the Company and Parent) that is to be retained.

          (b)   In the event that the Company wishes to dispute any amount proposed by Parent in the Divested Revenues Notice, the Company shall provide Parent with written notice of such dispute (the "Divested Revenues Dispute Notice") no later than five (5) Business Days following receipt of the Divested Revenues Notice.

          (c)   During the three (3) Business Days following receipt by Parent of the Divested Revenues Dispute Notice, representatives of Parent and the Company shall negotiate in good faith with a view to resolving any items in dispute so raised by the Company pursuant to the Divested Revenues Dispute Notice.

          (d)   In the event that the Company and Parent cannot resolve all such objections within such three (3) Business Day period set forth in Section 2.11(c), the parties shall jointly retain a mutually acceptable nationally recognized accounting firm that is independent from, and has not been retained as the principal audit firm in the prior three (3) years by, the Company, Parent or any of their respective Affiliates (the "Independent Accountant"), to resolve the remaining business- or county-level items in dispute in accordance with this Agreement. The Independent Accountant shall only decide the objections submitted to it, and with respect to each, shall not assign any value for each line item that is greater than the highest value for such amount claimed by either the Company or Parent or that is less than the lowest value for such amount claimed by either the Company or Parent. The Independent Accountant shall base its decision solely upon the presentations of the parties to the Independent Accountant at a hearing held before the Independent Accountant and upon any materials made available by either party and not upon independent review. The Independent Accountant's fees and expenses shall be split evenly between the Company and Parent. The parties shall use their reasonable best efforts to cause the Independent Accountant to make its determination as promptly as possible and in any event within thirty (30) days after the Independent Accountant has been retained, including by promptly complying with all reasonable requests for information, books, records and similar items. Each of the Company and Parent shall be afforded the opportunity to present to the Independent Accountant any materials related to the disputed objections and to discuss the determination thereof with the Independent Accountant. The determination of the Independent Accountant shall be conclusive and binding on the parties.

        Section 2.12.    Transfers.     From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

        Section 2.13.    Adjustments to Prevent Dilution.     In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for any such shares of Company Common Stock, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for any such shares of Parent Common Stock, in each case issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.

        Section 2.14.    Uncertificated Shares.     No holder of Uncertificated Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the applicable Merger Consideration, any dividends or other distributions payable pursuant to Section 2.04(h) and cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.07 that such holder is entitled to receive. In lieu thereof, each registered holder of one or more Uncertificated Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time (but in no event more than five (5) Business Days thereafter), the applicable Merger

Consideration, any dividends or other distributions payable pursuant to Section 2.04(h) and cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.07 each Uncertificated Share.

ARTICLE 3
THE INITIAL SURVIVING ENTITY AND THE SURVIVING ENTITY

        Section 3.01.    Certificate of Incorporation of the Initial Surviving Entity.     At the Effective Time and by virtue of Merger I, the certificate of incorporation of Merger Sub I shall remain in effect but shall be amended (a) so that Article FIRST shall read "The name of the corporation is Stewart Information Services Corporation", and (b) as otherwise required by Section 7.04(b), and as so amended shall be the amended and restated certificate of incorporation of the Initial Surviving Entity until Merger II is consummated.

        Section 3.02.    Bylaws of the Initial Surviving Entity.     At the Effective Time, the bylaws of Merger Sub I in effect immediately prior to the Effective Time shall be the bylaws of the Initial Surviving Entity until Merger II is consummated.

        Section 3.03.    Directors and Officers of the Initial Surviving Entity.     From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub I at the Effective Time shall be the directors of the Initial Surviving Entity, and (b) the officers of the Company at the Effective Time shall be the officers of the Initial Surviving Entity.

        Section 3.04.    Certificate of Formation and Limited Liability Agreement of the Surviving Entity.     At the Subsequent Effective Time and by virtue of Merger II, the certificate of formation and limited liability company agreement of Merger Sub II in effect immediately prior to the Subsequent Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Entity from and after the Subsequent Effective Time until thereafter amended in accordance with the DLLCA.

        Section 3.05.    Managers and Officers of the Surviving Entity.     From and after the Subsequent Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the managers of Merger Sub II at the Subsequent Effective Time shall be the managers of the Surviving Entity and (b) the officers of the Initial Surviving Entity immediately prior to the Subsequent Effective Time shall be the officers of the Surviving Entity.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in any Company SEC Document filed and publicly available between January 1, 2015 and the date of this Agreement (but excluding any disclosures set forth in any section entitled "Risk Factors" or in any "forward-looking statements" section that are cautionary, forward-looking or predictive in nature set forth therein, in each case other than any specific historical factual information contained therein, which shall not be excluded) but only to the extent that the relevance of such disclosure to the relevant subject matter is reasonably apparent, or, subject to Section 11.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

        Section 4.01.    Corporate Existence and Power.     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in material violation of its certificate of incorporation or bylaws.

        Section 4.02.    Corporate Authorization.     (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the required approval of the Company's stockholders in connection with the consummation of Merger I (as described in the following sentence), have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Mergers (the "Company Stockholder Approval"). The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and the Merger Subs, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditors' rights, or by principles governing the availability of equitable remedies, whether considered in suit, action or proceeding at law or in equity (collectively, the "Enforceability Exceptions")).

          (b)   At a meeting duly called and held, the board of directors of the Company (the "Board of Directors") has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company's stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) resolved, subject to Section 6.03(b), to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the "Company Board Recommendation").

        Section 4.03.    Governmental Authorization.     (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, approval, order or authorization or any other action by or in respect of, or filing or registration with or notification to, any Governmental Authority by or in respect of the Company or any of its Subsidiaries other than (i) filings and approvals required under Insurance Law, including with respect to the Required Insurance Regulatory Filings/Approvals, (ii) the filing of a certificate of merger with respect to Merger I and Merger II with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) compliance with any applicable requirements of the HSR Act and other Antitrust Law existing in jurisdictions outside of the United States, (iv) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, (v) compliance with the rules and regulations of the NYSE and (vi) any other actions or filings (A) required solely by reason of the participation of Parent (as opposed to any Third Party) in the transactions contemplated hereby or (B) the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

          (b)   The regulatory consents, approvals, filings, registrations and notifications set forth on Section 4.03 of the Company Disclosure Schedule reflect all regulatory consents, approvals, filings, registrations and notifications to any Governmental Authority required under Insurance Laws by or in respect of the Company or any of its Subsidiaries in connection with the consummation by the Company of the transactions contemplated by this Agreement.

        Section 4.04.    Non-contravention.     The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination or cancellation of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.05.    Capitalization.     (a) The authorized capital stock of the Company consists of 51,500,000 shares of Company Common Stock and 1,000,000 shares of preferred stock par value $0.001 per share. As of March 15, 2018, there were outstanding 23,728,907 shares of Company Common Stock, 65,263 shares of Company Common Stock underlying Company RSAs, 49,673 shares of Company Common Stock underlying Company RSUs, 133,269 shares of Company Common Stock underlying Company PSAs (assuming target performance) and 60,018 shares of Company Common Stock underlying Company PSUs (assuming target performance). All outstanding shares of capital stock of the Company have been duly authorized and validly issued, fully paid and non-assessable.

          (b)   Except as set forth in this Section 4.05 and for changes since March 15, 2018 resulting from the settlement of a Company Equity Award outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company or (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, "phantom" stock or similar securities or rights that are derivative of any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

          (c)   As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness or similar instruments of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company Common Stock may vote.

        Section 4.06.    Subsidiaries.     (a) Each Subsidiary of the Company (i) has been duly organized, (ii) is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and (iii) has all organizational powers required to carry on its business as now conducted, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.

          (b)   All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized, validly issued and (where applicable) are fully paid and nonassessable, and are owned by the Company, directly or indirectly, free and clear of any Lien. As of March 15, 2018, there were no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, the Company or any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

          (c)   None of the Company's Subsidiaries own any Company Common Stock or other Company Securities or holds any rights to acquire any Company Common Stock or other Company Securities.

        Section 4.07.    SEC Filings and the Sarbanes-Oxley Act.     (a) The Company has filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2016 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the "Company SEC Documents").

          (b)   As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of (and giving effect to) the last such amended or superseded filing) or the date that it is furnished, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

          (c)   As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of (and giving effect to) the last such amended or superseded filing) or the date that it is furnished, each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (d)   Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (e)   The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the 1934 Act) as required by Rule 13a-15 under the 1934 Act. The Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company's management has completed an assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the applicable requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective. The Company has disclosed to Parent (i) any significant deficiencies in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the

  Company's internal control over financial reporting, in each case, that was disclosed to the Company's auditors or the audit committee of the Board of Directors in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation as of the date of this Agreement.

          (f)    Since January 1, 2016, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

        Section 4.08.    Financial Statements.     The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (the "Company Financial Statements") fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements). As of the date hereof, KPMG LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company over a matter of the Company's accounting principles or practices, financial statement disclosure or auditing scope or procedure.

        Section 4.09.    Disclosure Documents.     The information supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable as the Mixed Election Stock Consideration or Stock Election Consideration will be registered with the SEC (as amended or supplemented from time to time, the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The proxy statement of the Company to be filed with the SEC in connection with the Mergers (as amended or supplemented from time to time, the "Proxy Statement") will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and any amendments or supplements thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, the Merger Subs or any of their respective representatives or advisors specifically for use or incorporation by reference therein.

        Section 4.10.    Absence of Certain Changes.     (a) Since December 31, 2017 (the "Company Balance Sheet Date"), the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices in all material respects.

          (b)   Since the Company Balance Sheet Date, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent's consent, would constitute a breach of Section 6.01(other than Section 6.01(m)(C) or, to the extent relating to Section 6.01(m)(C), Section 6.01(n)).

        Section 4.11.    No Undisclosed Material Liabilities.     There are no liabilities of the Company or any of its Subsidiaries of any kind that would be required under GAAP to be disclosed and provided for in a consolidated balance sheet of the Company, other than: (i) liabilities disclosed and provided for in the Company Financial Statements or in the notes thereto; (ii) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (iv) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate (including any structured finance, special purpose or limited purpose entity or Person), on the other hand, or any "off-balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K of the 1933 Act), where the result, purpose or effect of such contract is to avoid disclosure in the Company SEC Documents of any transaction involving, or liabilities of, the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.12.    Compliance with Laws and Court Orders.     (a) The Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and has been and is in compliance with in all respects, and to the knowledge of the Company is not under investigation with respect to and has not been threatened in writing to be charged with or given written notice of any violation of, all Applicable Laws, except for failures to hold such licenses, franchises, permits and authorizations and for failures to comply or violations, in each case, that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

          (b)   The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, or conservator, in accordance with the terms of the governing documents and Applicable Law, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

        Section 4.13.    Litigation.     Other than (i) ordinary course claims under Insurance Contracts and Reinsurance Contracts for amounts of $1,000,000 or less or (ii) claims for which the amount reserved on the Company Balance Sheet is $250,000 or less, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened in writing against or affecting, the Company or any of its Subsidiaries before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority, that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

        Section 4.14.    Properties.     (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date, in each case free and clear of all Liens other than Permitted Liens.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a "Lease") under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any other party to a Lease, is in violation of any Lease.

        Section 4.15.    Intellectual Property.     (a) Section 4.15(a) of the Company Disclosure Schedule sets forth a list of all of the registered Intellectual Property owned by the Company or any of its Subsidiaries (the "Company Intellectual Property Rights").

          (b)   Each item of the Company Intellectual Property Rights is valid, subsisting and enforceable as of the date of this Agreement, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   The Company and its Subsidiaries, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) own the Company Intellectual Property Rights free and clear of Liens other than Permitted Liens, and (ii) to the knowledge of the Company, have rights to use all other Intellectual Property necessary for the Company's or its Subsidiaries' respective businesses, each as currently conducted.

          (d)   Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, (i) there is no suit, order or proceeding pending against the Company or any of its Subsidiaries (A) alleging that the any services provided, processes used or products manufactured or sold by the Company or any of its Subsidiaries infringes or misappropriates any Intellectual Property of any Person or (B) challenging the validity or ownership of any registered Intellectual Property owned by the Company or any of its Subsidiaries, (ii) to the knowledge of the Company, none of the processes used or the products or services manufactured, used or sold by the Company or any of its Subsidiaries infringe, misappropriate or violate the Intellectual Property of any third party, and (iii) there are no material restrictions or limitations on the Company or any of its Subsidiaries' use of any registered Intellectual Property owned by the Company or any of its Subsidiaries.

          (e)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the knowledge of the Company, the Company owns or has a valid right to access and use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the Company's business as currently conducted (the "Company IT Systems"), (ii) the Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the Company's business as currently conducted and do not, to the knowledge of the Company, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that materially disrupt or adversely affect the functionality of any Company IT Systems or enable or assist any Person to access without authorization any Company IT Systems, (iii) to the knowledge of the Company, the Company and its business operations are in compliance with the Company's privacy policies and any Applicable Laws relating to personally identifiable information, and (iv) there is no claim, action or other proceeding pending, or, to the knowledge of the Company, threatened against the Company alleging a violation of any Person's privacy rights under any Applicable Laws.

        Section 4.16.    Taxes.     Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

          (a)   All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete in all respects.

          (b)   The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

          (c)   The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2012 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

          (d)   There is no claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of the Company, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

          (e)   As of the date hereof, neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of an amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for an amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course or waivers or extensions that have already expired).

          (f)    During the two (2)-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

          (g)   There is no claim currently outstanding by any Taxing Authority in a jurisdiction where the Company and/or the Company's Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is subject to taxation by, or required to file any Tax Return in, that jurisdiction.

          (h)   There are no Liens for Taxes, other than Permitted Liens, on the assets of the Company or any of its Subsidiaries.

          (i)    Neither the Company nor any of its Subsidiaries will be required to include any amount in income, or exclude any amount of deduction, in any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date or (iii) election under Section 108(i) of the Code.

          (j)    Since December 31, 2012, the Insurance Subsidiaries have qualified as insurance companies within the meaning of Section 831 of the Code.

        Section 4.17.    Tax Treatment.     Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that would prevent the Mergers from qualifying as a 368 Reorganization.

        Section 4.18.    Employee Benefit Plans.     (a) Section 4.18(a) of the Company Disclosure Schedule contains a list of each material Company Employee Plan. For each material Company Employee Plan, the Company has made available to Parent a copy of such plan and all amendments thereto, together with a copy of (if applicable) (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service Forms 5500 and all schedules thereto, (iv) the most recent favorable determination or opinion letter from the Internal Revenue Service, (v) the most recently prepared actuarial reports and financial statements in connection with each such Company Employee Plan, (vi) all written summaries of all non-written Company Employee Plans and (vii) any material, non-routine communications from a Governmental Authority within the two-(2) year period prior to the date of this Agreement.

          (b)   Neither the Company nor any ERISA Affiliate thereof sponsors, maintains or contributes to, or has during the past six (6)-year period preceding the Closing, sponsored, maintained or contributed to, or has incurred any liability with respect to, any Company Employee Plan subject to Title IV of ERISA (including any Multiemployer Plan). None of the Company, any of its Subsidiaries or any of their ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4212(c) of ERISA.

          (c)   Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would adversely affect the qualified status of any Company Employee Plan.

          (d)   Each Company Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code, except for failures to comply that have not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the knowledge of the Company, is threatened against or threatened to involve, any Company Employee Plan before any Governmental Authority, including the Internal Revenue Service, the Department of Labor or the PBGC, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

          (e)   None of the Company Employee Plans provides for post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, or similar state Law and at the sole expense of such participant or the participant's beneficiary.

          (f)    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund, in each case, any material benefits or payments under any Company Employee Plan, (ii) increase the amount or value of, any payment, right or other benefit to any current or former employee, officer or director of the Company or any of its Subsidiaries, or (iii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or related trust. Neither the Company nor any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any tax under Section 409A or 4999 of the Code.

          (g)   Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) give rise to any "excess parachute payment" within the meaning of Section 280G of the Code.

          (h)   The Company and its Subsidiaries are in compliance with all Applicable Laws relating to labor and employment, except for failures to comply that have not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

          (i)    Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement. Except as has not had and would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries with respect to the Company or its Subsidiaries. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

          (j)    The Company or any of its Subsidiaries do not maintain any Company Employee Plan (i) outside of the U.S. or (ii) for the benefit of any individual whose principal place of employment is outside of the U.S.

        Section 4.19.    Environmental Matters.     (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

              (i)  no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws;

             (ii)  the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits; and

            (iii)  the operations of the Company and each of its Subsidiaries are in compliance with the terms of applicable Environmental Laws.

        Section 4.20.    Material Contracts.     (a) Section 4.20(a) of the Company Disclosure Schedule contains an accurate and complete list of each contract described below in this Section 4.20(a) (other than a Reinsurance Contract or a Company Employee Plan) under which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise), in each case as of the date hereof (each contract of a type described in this Section 4.20(a), a "Material Contract"):

              (i)  each contract that limits in any material respect the freedom of the Company or any of its Subsidiaries to compete in any line of business or geographic region, or with any Person;

             (ii)  any partnership or joint venture agreement that is material to the Company and its Subsidiaries, taken as a whole;

            (iii)  each contract relating to outstanding indebtedness for borrowed money of the Company or any of its Subsidiaries or any financial guaranty thereof in an amount in excess of $1,000,000, other than (A) contracts among the Company and its wholly-owned Subsidiaries and (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $1,000,000;

            (iv)  any contract required to be disclosed under Item 404 of Regulation S-K of the 1933 Act;

             (v)  any contract (excluding licenses for commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms or licenses contained in service contracts to the extent the licenses contained therein are incidental to such contract, non-exclusive and granted in the ordinary course of business) to which the Company or any of its Subsidiaries is a party or otherwise bound and pursuant to which the Company or any of its Subsidiaries (A) is granted any license, option or covenant not sue with respect to any Intellectual Property of a Third Party or (B) has granted to a Third Party any license, option or covenant not to sue with respect to any Intellectual Property, and, in the case of both (A) and (B), which contract is material to the Company and its Subsidiaries, taken as a whole; and

            (vi)  any other contract, arrangement, commitment or understanding that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

          (b)   The Company has provided to Parent prior to the date hereof an accurate and complete copy of each Material Contract listed on Section 4.20(a) of the Company Disclosure Schedule. Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Material Contracts is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to a Material Contract is in violation of any provision of any Material Contract.

          (c)   The Company has listed on Section 4.20(c) of the Company Disclosure Letter all contracts with Non-Competition Provisions (each, a "Non-Compete Contract"). Neither the Company nor any of its Subsidiaries has breached or is in breach of the Non-Competition Provisions of a Non-Compete Contract.

        Section 4.21.    Insurance Regulatory Matters.     Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

          (a)   The Company and each Subsidiary of the Company that conducts the business of insurance or reinsurance (each, an "Insurance Subsidiary") has all licenses, franchises, permits, certificates, approvals, registrations or other similar authorizations issued by applicable Governmental Authorities and affecting, or relating to, the operation of its business (the "Permits"). Each jurisdiction in which the Company or any Insurance Subsidiary is domiciled, commercially domiciled, licensed, authorized or eligible is set forth in Section 4.21(a) of the Company Disclosure Schedule.

          (b)   Each of the Permits are valid and in full force and effect, none of the Insurance Subsidiaries is in default under the Permits, none of the Permits will be terminated as a result of the transactions contemplated hereby and neither the Company nor any Insurance Subsidiary has received written notice that an Insurance Subsidiary is in violation of any of the terms or conditions of any Permit or alleging the failure to maintain any Permit, or that would otherwise reasonably be expected to lead to the revocation, failure to renew, limitation, suspension or restriction of any Permit or the authorization or eligibility of the Company or any Insurance Subsidiary to transact the business of insurance.

          (c)   Each statement, together with all exhibits and schedules thereto, and all actuarial opinions, affirmations and certification required in connection therewith, and all required supplemental materials, filed by each Insurance Subsidiary with any Insurance Department since January 1, 2016 (the "Statutory Statements") was prepared in conformity with the statutory accounting practices prescribed by the Insurance Department of the applicable country or state of domicile and applied on a consistent basis ("SAP"). Except as set forth in Section 4.21(c) of the Company Disclosure Schedule, each such Statutory Statement presents fairly and in conformity with SAP, the statutory financial condition of such Insurance Subsidiary on the respective date of the Statutory Statement, the results of operations, changes in capital and surplus and cash flow of such Insurance Subsidiary for each of the applicable reporting periods, and was correct and complete when filed. Except as set forth in Section 4.21(c) of the Company Disclosure Schedule, no deficiencies or violations have been asserted in writing by any Insurance Department with respect to any such Statutory Statement which have not been cured or otherwise resolved to the satisfaction of such Insurance Department.

          (d)   The aggregate reserves for insurance losses and loss adjustment expenses, as reflected in each of the Statutory Statements, were (i) computed on the basis of methodologies consistent with those used in computing the corresponding reserves in the prior fiscal years (except as otherwise noted in the financial statements and notes thereto included in such financial statements), (ii) include provisions for all insurance loss and loss adjustment expense reserves and related items reasonably required to be established in accordance with Applicable Laws, (iii) were determined in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such Statutory Statements) and (iv) were fairly stated in accordance with sound actuarial principles.

          (e)   (i) All policies, binders, slips, certificates, and other agreements of insurance issued or distributed by any Insurance Subsidiary in any jurisdiction ("Insurance Contracts") have been issued or distributed, to the extent required by Applicable Law, on forms filed with and approved by all applicable Insurance Departments, or not objected to by any such Insurance Department within any period provided for objection, and all such forms comply with Applicable Law, (ii) all premium rates with respect to the Insurance Contracts, to the extent required by Applicable Law, have been filed with and approved by all applicable Insurance Departments or were not objected to by any such Insurance Department within any period provided for objection, (iii) such premium rates comply with Applicable Laws and are within the amount permitted by such Applicable Laws and (iv) each of the Company and each of its Subsidiaries is and has been marketing, selling and issuing Insurance Contracts in compliance in all material respects with all Applicable Laws, all applicable orders and mandatory directives of all insurance regulatory authorities in the respective jurisdictions in which such products have been marketed, issued or sold, have been complied with in connection with the marketing, issuance and sale of Insurance Contracts. There are no insurance policies issued, reinsured or assumed by the Company or any Insurance Subsidiary that are currently in force under which the Company or any of its Subsidiaries may be required to allocate profit or pay dividends to the holders thereof.

          (f)    All underwriting, management and administration agreements entered into by the Company or any Insurance Subsidiary are, to the extent required by Applicable Law, in forms acceptable to all applicable Insurance Departments or have been filed with and approved by all applicable Insurance Departments or were not objected to by any such Insurance Department within any period provided for objection.

          (g)   All advertising, promotional, sales and solicitation materials and all product illustrations used by the Company or any Insurance Subsidiary or, to the knowledge of the Company, used by any agent, broker, intermediary, manager or producer employed or engaged by the Company or any Insurance Subsidiary, are in compliance with Applicable Laws.

          (h)   Each reinsurance contract, treaty or arrangement (including any facultative agreements, indemnity agreements, or other agreements) involving the cession or assumption of reinsurance, coinsurance, excess insurance, or retrocessions and any terminated or expired reinsurance contract, treaty or agreement under which there remains any outstanding liability ("Reinsurance Contract"), to which the Company or any Insurance Subsidiary is a party or by which any Insurance Subsidiary is bound or subject is a valid and binding obligation of the parties thereto, is in full force and effect, and is enforceable in accordance with its terms. Neither any Insurance Subsidiary nor, to the knowledge of the Company, any other party thereto is in default with regard to any such Reinsurance Contract. There are no disputes pending or, to the knowledge of the Company, threatened with respect to any such Reinsurance Contract. Neither the Company nor any Insurance Subsidiary is or has been since January 1, 2016, party to any contract of financial reinsurance, finite risk insurance or reinsurance or coinsurance that does not transfer sufficient risk to the reinsurer to constitute reinsurance under SAP.

          (i)    The Company and each Insurance Subsidiary is entitled under Applicable Law to take full credit in its Statutory Statements for all amounts recoverable by it pursuant to any Reinsurance Contract, and all such amounts recoverable have been properly recorded in the books and records of account of the Company and its Insurance Subsidiaries and are properly reflected in the Statutory Statements. To the knowledge of the Company, all such amounts recoverable by the Company or any Insurance Subsidiaries are fully collectible in due course. Except as set forth on Section 4.21(i) of the Company Disclosure Schedule, neither the Company nor any of its Insurance Subsidiaries has received notice in writing that any other party to any Reinsurance Contract intends not to perform fully under any such Reinsurance Contract.

          (j)    Since January 1, 2016, no rating agency has imposed conditions (financial or otherwise) on retaining any currently held rating assigned to the Company or any Insurance Subsidiary or stated to the Company that it is considering lowering any rating assigned to the Company or any Insurance Subsidiary or placing any Insurance Subsidiary on an "under review" status, except as set forth in Section 4.21(j) of the Company Disclosure Schedule. As of the date of this Agreement, the Company and each Insurance Subsidiary has the ratings set forth in Section 4.21(j) of the Company Disclosure Schedule.

          (k)   The Company has made available to Parent and the Merger Subs true and complete copies of all material actuarial reports prepared by actuaries, independent or otherwise, from and after January 1, 2016, with respect to the Company or the Insurance Subsidiaries, and all material attachments, addenda, supplements and modifications thereto. There have been no actuarial reports of a similar nature covering the Company or any Insurance Subsidiary in respect of any period subsequent to the latest period covered in such actuarial reports. To the knowledge of the Company, the information and data furnished by the Company and its Subsidiaries to its independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.

        Section 4.22.    Finders' Fees.     Except for Citigroup Global Markets Inc., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

        Section 4.23.    Opinion of Financial Advisor.     The Company has received the opinion of Citigroup Global Markets Inc., financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration is fair to the Company's stockholders (other than holders of Excluded Shares or Dissenting Shares) from a financial point of view.

        Section 4.24.    Takeover Statutes.     Except for Section 203 of the DGCL, in respect of which the Board of Directors has taken the action described in Section 4.02(b), no "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation (each, a "Takeover Statute") or any anti-takeover provision in the certificate of incorporation or bylaws is applicable to the Company, the Company Common Stock, the Mergers or the other transactions contemplated by this Agreement.

        Section 4.25.    No Other Representations and Warranties.     Except for the representations and warranties set forth in this Article 4, each of Parent and each of the Merger Subs acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or the Merger Subs, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or the Merger Subs, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

        Except as disclosed in any Parent SEC Document filed and publicly available between January 1, 2015 and the date of this Agreement (but excluding any disclosures set forth in any section entitled "Risk Factors" or in any "forward-looking statements" section that are cautionary, forward-looking or predictive in nature set forth therein, in each case other than any specific historical factual information contained therein, which shall not be excluded) but only to the extent that the relevance of such disclosure to the relevant subject matter is reasonably apparent, or, subject to Section 11.05, as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

        Section 5.01.    Corporate Existence and Power.     Each of Parent, Merger Sub I and Merger Sub II is a corporation or limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate or limited liability company powers required to carry on its business as now conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its formation, neither of the Merger Subs has engaged in any activities other than in connection with or as contemplated by this Agreement. Each Merger Sub was organized solely for the purpose of consummating the Mergers and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub I have been validly issued, are fully paid and non-assessable and are owned by, and at the Effective Time will be owned by, Parent, free and clear of all Liens. All of the outstanding membership interests of Merger Sub II have been validly issued, are fully paid and non-assessable and are owned by, and at the Subsequent Effective Time will be owned by, Parent, free and clear of all Liens.

        Section 5.02.    Corporate Authorization.     The execution, delivery and performance by each of Parent and the Merger Subs of this Agreement and the consummation by Parent and the Merger Subs of the transactions contemplated hereby are within the corporate or limited liability company powers, as applicable, of each of Parent and the Merger Subs and have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of each of Parent and the Merger Subs. Each of Parent and the Merger Subs has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and the Merger Subs, enforceable against each in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions).

        Section 5.03.    Governmental Authorization.     The execution, delivery and performance by Parent and the Merger Subs of this Agreement and the consummation by Parent and the Merger Subs of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or the Merger Subs with, any Governmental Authority, other than (i) filings and approvals with respect to the Required Insurance Regulatory Filings/Approvals, (ii) the filing of a certificate of merger with respect to Merger I and Merger II with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (iii) compliance with any applicable requirements of the HSR Act and other Antitrust Law existing in jurisdictions outside of the United States, (iv) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (v) compliance with the rules and regulations of any national securities exchange on which securities of Parent are listed and (vi) any other actions or filings (i) required solely by reason of the participation of the Company (as opposed to any Third Party) in the transactions contemplated hereby or (ii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.04.    Non-contravention.     The execution, delivery and performance by Parent and the Merger Subs of this Agreement and the consummation by Parent and the Merger Subs of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or similar organizational documents, of Parent or the Merger Subs, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination or cancellation of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.05.    Capitalization.     (a) The authorized capital stock of Parent consists of (i) 600,000,000 shares of common stock, par value $0.0001 per share, of which 487,000,000 are designated shares of Parent Common Stock and 113,000,000 are designated shares of FNFV Group common stock, par value $0.0001 per share ("FNFV Common Stock") and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share ("FNF Preferred Stock"). As of March 16, 2018, there were outstanding 274,485,003 shares of Parent Common Stock, no shares of FNFV Common Stock, no shares of FNF Preferred Stock, 1,832,701 shares of Parent Common Stock underlying restricted stock, 8,473,226 shares of Parent Common Stock underlying stock options (other than rights under Parent's Employee Stock Purchase Plan (such plan, the "Parent ESPP" and, along with Parent's 2005 Omnibus Incentive Plan, the "Parent Stock Plans")) and 4,137,891 shares of Parent Common Stock underlying Parent's 4.25% Convertible Notes due 2018 (the "Convertible Notes"), which may be settled solely in cash at Parent's discretion. All outstanding shares of capital stock of Parent have been duly authorized and validly issued, fully paid and are non-assessable.

          (b)   Except as set forth in this Section 5.05 and for changes since March 15, 2018 resulting from the exercise of stock options, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in Parent (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in Parent or (iii) warrants, calls, options or other rights to acquire from Parent, or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, except for rights pursuant to the Parent Stock Plans and under Parent's 401(k) Profit Sharing Plan (the "Parent 401(k) Plan") or (iv) restricted shares, stock appreciation rights, performance units, "phantom" stock or similar securities or rights that are derivative of any capital stock of or voting securities of Parent (the items in clauses (i) through (iv) being referred to collectively as the "Parent Securities"). As of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.

          (c)   Except for the Convertible Notes, as of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness or similar instruments of Parent having the right to vote

  (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Parent Common Stock may vote.

        Section 5.06.    Subsidiaries.     (a) Each Subsidiary of Parent (i) has been duly organized, (ii) is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and (iii) has all organizational powers required to carry on its business as now conducted, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All material Subsidiaries of Parent and their respective jurisdictions of organization are identified in the Parent 10-K.

          (b)   All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of Parent have been duly authorized, validly issued and (where applicable) are fully paid and nonassessable, and are owned by Parent, directly or indirectly, free and clear of any Lien. As of March 15, 2018, there were no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, Parent or any Subsidiary of Parent, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent (the items in clauses (i) through (iii) being referred to collectively as the "Parent Subsidiary Securities"). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of Parent Subsidiary Securities.

        Section 5.07.    SEC Filings and the Sarbanes-Oxley Act.     (a) Parent has filed with or furnished to the SEC, and made available to the Company, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2016 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the "Parent SEC Documents").

          (b)   As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of (and giving effect to) the last such amended or superseded filing) or the date that it is furnished, each Parent SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

          (c)   As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of (and giving effect to) the last such amended or superseded filing) or the date that it is furnished, each Parent SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (d)   Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (e)   Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the 1934 Act) as required by Rule 13a-15 under the 1934 Act. Parent's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent's management has completed an assessment of the effectiveness of Parent's internal control over financial reporting in compliance with the applicable requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective. Parent has disclosed to the Company (i) any significant deficiencies in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent's ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting, in each case, that was disclosed to Parent's auditors or the audit committee of the Board of Directors of Parent in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof. To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation as of the date of this Agreement.

          (f)    Since January 1, 2016, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

        Section 5.08.    Financial Statements.     The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (the "Parent Financial Statements") fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements). As of the date hereof, Ernst & Young LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent over a matter of Parent's accounting principles or practices, financial statement disclosure or auditing scope or procedure.

        Section 5.09.    Disclosure Documents.     The Registration Statement shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

        Section 5.10.    Absence of Certain Changes.     (a) Since December 31, 2017 (the "Parent Balance Sheet Date"), the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practices in all material respects and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   From the Parent Balance Sheet Date until the date hereof, there has not been any action taken by the Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company's consent, would constitute a breach of Section 7.01.

        Section 5.11.    No Undisclosed Material Liabilities.     There are no liabilities of Parent or any of its Subsidiaries of any kind that would be required under GAAP to be disclosed and provided for in a consolidated balance sheet of Parent, other than: (i) liabilities disclosed and provided for in the Parent Financial Statements or in the notes thereto; (ii) liabilities incurred in the ordinary course of business since the Parent Balance Sheet Date; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (iv) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate (including any structured finance, special purpose or limited purpose entity or Person), on the other hand, or any "off-balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K of the 1933 Act), where the result, purpose or effect of such contract is to avoid disclosure in the Parent SEC Documents of any transaction involving, or liabilities of, Parent or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.12.    Compliance with Laws and Court Orders.     (a) Parent and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and has been and is in compliance with in all respects, and to the knowledge of Parent is not under investigation with respect to and has not been threatened in writing to be charged with or given written notice of any violation of, all Applicable Laws, except for failures to hold such licenses, franchises, permits and authorizations and for failures to comply or violations, in each case, that would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.

          (b)   Parent and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, or conservator, in accordance with the terms of the governing documents and Applicable Law, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole. Neither Parent nor any of its Subsidiaries, or any director, officer or employee of Parent or of any of its Subsidiaries, has committed any breach of fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.

        Section 5.13.    Litigation.     Other than (i) ordinary course claims under Parent Insurance Contracts for amounts of $7,500,000 or less or (ii) claims for amounts of $2,000,000 or less, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened in writing against or affecting, Parent or any of its Subsidiaries before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental

Authority, that would reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

        Section 5.14.    Taxes.     Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

          (a)   All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete in all respects.

          (b)   Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books.

          (c)   The income and franchise Tax Returns of Parent and its Subsidiaries through the Tax year ended December 31, 2012 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

          (d)   There is no claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of Parent, threatened against or with respect to Parent or its Subsidiaries in respect of any Tax or Tax asset.

          (e)   During the two-year period ending on the date hereof, neither Parent nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

          (f)    There is no claim currently outstanding by any Taxing Authority in a jurisdiction where Parent and/or Parent's Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is subject to taxation by, or required to file any Tax Return in, that jurisdiction.

        Section 5.15.    Tax Treatment.     Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that would prevent the Mergers from qualifying as a 368 Reorganization.

        Section 5.16.    Employee Matters.

          (a)   Neither the Parent nor any ERISA Affiliate thereof sponsors, maintains or contributes to, or has during the past six (6)-year period preceding the Closing, sponsored, maintained or contributed to, any Parent Employee Plan subject to Title IV of ERISA. None of the Parent, any of its Subsidiaries or any of their ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4212(c) of ERISA.

          (b)   Each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired, and, to the knowledge of Parent, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Parent Employee Plan.

          (c)   Each Parent Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the knowledge of Parent, is threatened against or threatened to involve, any Parent Employee Plan before any Governmental Authority, including the Internal Revenue Service, the Department of Labor or the PBGC, which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have a Parent Material Adverse Effect.

          (d)   The Parent and its Subsidiaries are in compliance with all Applicable Laws relating to labor and employment, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (e)   Neither the Parent nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no material unfair labor practice complaints pending or, to the knowledge of Parent, threatened against the Parent or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Parent or any of its Subsidiaries with respect to the Parent or its Subsidiaries. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the knowledge of Parent, threatened against or affecting the Parent or any of its Subsidiaries.

        Section 5.17.    Finders' Fees.     There is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or either of the Merger Subs who might be entitled to any fee or commission from Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

        Section 5.18.    Financing.     Parent will have no later than the date they become due, funds available to it to satisfy all of Parent's payment obligations under this Agreement (including payment of the Merger Consideration as contemplated in Section 2.02(a)).

        Section 5.19.    Ownership of Shares.     Neither Parent nor either of the Merger Subs is, or at any time during the last three (3) years has been, an "interested stockholder" of the Company within the meaning of Section 203 of the DGCL. Prior to and as of the date of this Agreement, neither Parent nor either of the Merger Subs has taken, or authorized any Representative of Parent or either of the Merger Subs to take, or has knowledge that any Representative of Parent or either of the Merger Subs has taken, any action that would cause either Parent or either the Merger Subs to be deemed an "interested stockholder" within the meaning of Section 203 of the DGCL. Neither Parent nor either of the Merger Subs nor any of their affiliates or associates (as defined in Section 203 of the DGCL) owns (within the meaning of Section 203 of the DGCL) any Company Common Stock or other Company Securities or holds any rights to acquire any Company Common Stock or other Company Securities, except pursuant to this Agreement.

        Section 5.20.    Absence of Certain Agreements.     As of the date hereof, neither Parent nor any of its Affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or (b) any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Mergers or the other transactions contemplated by this Agreement.

        Section 5.21.    Management Agreements.     Other than this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between

Parent or either of the Merger Subs or any of their Affiliates, on the one hand, and any member of the Company's management or the Company's Board of Directors, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Surviving Entity after the Subsequent Effective Time.

        Section 5.22.    Insurance Regulatory Matters.     Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole:

          (a)   Parent and each Subsidiary of Parent that conducts the business of insurance or reinsurance (each, a "Parent Insurance Subsidiary") has all material Permits.

          (b)   Each of the Permits are valid and in full force and effect, none of the Parent Insurance Subsidiaries is in default under the Permits, none of the Permits will be terminated as a result of the transactions contemplated hereby and neither Parent nor any Parent Insurance Subsidiary has received written notice that a Parent Insurance Subsidiary is in violation of any of the terms or conditions of any Permit or alleging the failure to maintain any Permit, or that would otherwise reasonably be expected to lead to the revocation, failure to renew, limitation, suspension or restriction of any Permit or the authorization or eligibility of Parent or any Parent Insurance Subsidiary to transact the business of insurance.

          (c)   Each statement, together with all exhibits and schedules thereto, and all actuarial opinions, affirmations and certification required in connection therewith, and all required supplemental materials, filed by each Parent Insurance Subsidiary with any Insurance Department since January 1, 2016 (the "Parent Statutory Statements") was prepared in conformity with the statutory accounting practices prescribed by the Insurance Department of the applicable country or state of domicile in conformity with SAP. Except as set forth in Section 5.22(c) of the Parent Disclosure Schedule, each such Parent Statutory Statement presents fairly and in conformity with SAP, the statutory financial condition of such Parent Insurance Subsidiary on the respective date of the Parent Statutory Statement, the results of operations, changes in capital and surplus and cash flow of such Parent Insurance Subsidiary for each of the applicable reporting periods, and was correct and complete when filed. Except as set forth in Section 5.22(c) of the Parent Disclosure Schedule, no deficiencies or violations have been asserted in writing by any Insurance Department with respect to any such Parent Statutory Statement which have not been cured or otherwise resolved to the satisfaction of such Insurance Department.

          (d)   (i) All policies, binders, slips, certificates, and other agreements of insurance issued or distributed by any Parent Insurance Subsidiary in any jurisdiction ("Parent Insurance Contracts") have been issued or distributed, to the extent required by Applicable Law, on forms filed with and approved by all applicable Insurance Departments, or not objected to by any such Insurance Department within any period provided for objection, and all such forms comply with Applicable Law, (ii) all premium rates with respect to the Insurance Contracts, to the extent required by Applicable Law, have been filed with and approved by all applicable Insurance Departments or were not objected to by any such Insurance Department within any period provided for objection, (iii) such premium rates comply with Applicable Laws and are within the amount permitted by such Applicable Laws and (iv) each of Parent and each of its Subsidiaries is and has been marketing, selling and issuing Parent Insurance Contracts in compliance in all material respects with all Applicable Laws, all applicable orders and mandatory directives of all insurance regulatory authorities in the respective jurisdictions in which such products have been marketed, issued or sold, have been complied with in connection with the marketing, issuance and sale of Parent Insurance Contracts. There are no insurance policies issued, reinsured or assumed by Parent or any Parent Insurance Subsidiary that are currently in force under which Parent or any of its Subsidiaries may be required to allocate profit or pay dividends to the holders thereof.

          (e)   All underwriting, management and administration agreements entered into by Parent or any Parent Insurance Subsidiary are, to the extent required by Applicable Law, in forms acceptable to all applicable Insurance Departments or have been filed with and approved by all applicable Insurance Departments or were not objected to by any such Insurance Department within any period provided for objection.

        Section 5.23.    Acknowledgment by Parent and the Merger Subs.     Except for the representations and warranties of the Company made in Article 4 of this Agreement, neither Parent nor either of the Merger Subs is relying on, or has relied on, any other representations or warranties, either express or implied, with respect to the Mergers, the Company and its Subsidiaries and their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or on the accuracy or completeness of any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, the Merger Subs or their respective Representatives or Affiliates.

ARTICLE 6
COVENANTS OF THE COMPANY

        The Company agrees that:

        Section 6.01.    Conduct of the Company.     Except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and use commercially reasonable efforts to preserve intact its business organizations and relationships with Third Parties. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

          (a)   amend its certificate of incorporation, bylaws or other similar organizational documents;

          (b)   (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for (A) dividends by any of its wholly-owned Subsidiaries and (B) regular quarterly cash dividends by the Company with customary record and payment dates on the shares of Company Common Stock not in excess of $0.30 per share per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events) or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;

          (c)   (i) issue, deliver, pledge, dispose of, grant, encumber or sell, or authorize the issuance, delivery, pledge, disposal, grant, encumbrance or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of any shares of Company Common Stock upon the vesting or settlement of Company Equity Awards that are outstanding on the date of this Agreement in accordance with the terms of such Company Equity Awards or are granted after the date of this Agreement to the extent permitted by this Agreement, (B) the grant of Company RSUs and Company PSUs to employees of the Company or any of its Subsidiaries in connection with the Company's annual equity award grant procedures or in connection with promotions or new hires, in each case, conducted in the ordinary course of business and consistent with past practice and in an amount not to exceed that set forth on Section 6.01(c)(i) of the Company Disclosure Letter, (C) the grant of Company Common Stock to non-employee directors in the ordinary course of business, consistent with past practice and in an amount not to exceed that set forth on Section 6.01(c)(i) of the Company Disclosure Letter, (D) the issuance of any Company Subsidiary Securities to the Company or any other Subsidiary of the Company and (E) sales or dispositions of Company Subsidiary Securities permitted pursuant to Section 6.01(e) or (ii) amend any term of any Company Security or any Company Subsidiary Security;

          (d)   acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments as set forth on Section 6.01(d) of the Company Disclosure Schedule or (ii) in the ordinary course of business consistent with past practice; provided, however that the value of such acquisitions made in reliance on the exception set forth in clause (ii) shall not exceed $5,000,000 per acquisition or $15,000,000 in the aggregate; and further provided, however, that any such acquisitions made in reliance on the exceptions set forth in clause (i) or (ii) shall not be permitted to include any non-competition restrictions applicable to the Company, Parent or any of their respective Affiliates;

          (e)   sell, lease or otherwise transfer any of its material assets, securities, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments as set forth on Section 6.01(e) of the Company Disclosure Schedule or (ii) in the ordinary course of business consistent with past practice; provided, however that the value of such sales, leases or other transfers made in reliance on the exception set forth in clause (ii) shall not exceed $5,000,000 per sale, lease or transfer or $15,000,000 in the aggregate; and further provided, however, that any such sales, leases or other transfers made in reliance on the exceptions set forth in clause (i) or (ii) shall not be permitted to include any non-competition restrictions applicable to the Company, Parent or any of their respective Affiliates;

          (f)    merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions solely among wholly-owned Subsidiaries of the Company not in violation of any instrument binding on the Company or any of its Subsidiaries and that would not reasonably be expected to result in a material increase in the net Tax liability of the Company and its Subsidiaries taken as a whole; and provided, however, that any such transactions shall not be permitted to include any non-competition restrictions applicable to the Company, Parent or any of their respective Affiliates;

          (g)   other than in connection with actions permitted by Section 6.01(d), make any material loans, advances or capital contributions to, or investments in, any other Person (other than loans or advances among the Company and any of its wholly-owned Subsidiaries and capital contributions to or investments in its wholly-owned Subsidiaries), other than any such loans, advances or capital contributions to, or investments in, any other Person for amounts of $1,000,000 or less each or $2,500,000 in the aggregate;

          (h)   incur any indebtedness for borrowed money or financial guarantees thereof, other than (i) pursuant to any agreements in effect as of the date hereof, (ii) any indebtedness or guarantee incurred in the ordinary course of business or (iii) indebtedness incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries or guarantees by the Company of indebtedness of any wholly-owned Subsidiary of the Company;

          (i)    except as required by Applicable Law or Company Employee Plans, (i) grant or increase any severance or termination pay to, or enter into or amend any existing severance, or termination pay arrangement with any current or former employees; (ii) increase the compensation provided to any Company Employee, directors or independent contractors of the Company or any of its Subsidiaries (other than increases in the ordinary course of business consistent with past practice to Company Employees with annual target cash compensation less than $400,000); (iii) establish, adopt, enter into or materially amend any Employee Plan or collective bargaining agreement; (iv) accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Plan; or (v) hire or promote, or terminate or demote (other than for cause) any Company Employee with annual target cash compensation greater than $400,000;

          (j)    change the Company's methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

          (k)   (i) make or change any material Tax election, (ii) change any annual Tax accounting period or adopt or change any method of Tax accounting, in each case, relating to a material amount of Tax, or (iii) settle or compromise any material amount of Tax liability;

          (l)    settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby, other than (A) any claims for amounts not exceeding, in the aggregate, the amount reserved on the Company's balance sheet as shown on Section 6.01(1)(iii)(A) of the Company Disclosure Schedule, or, for matters not reserved on the Company's balance sheet as of the date hereof, any settlement that does not exceed $1.75 million individually, (B) any claim under an Insurance Contract or Reinsurance Contract or (C) subject to Section 6.01(l)(iii)(A), any litigation, investigation, arbitration, proceeding or other claim that would not reasonably be expected to prohibit or materially restrict the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement or require the waiver or release of any material rights or claims;

          (m)  (A) voluntarily terminate, modify or amend in any respect materially adverse to the Company or any of its Subsidiaries any Material Contract other than the expiration or renewal of any Material Contract in accordance with its terms, or enter into any contract, agreement, or arrangement that would have been a Material Contract if entered into prior to the date hereof (other than replacement contracts, agreements or arrangements to replace expired or terminated Material Contracts on substantially similar terms), (B) waive any material term of, or waive any material default under, any Material Contract, (C) enter into any contract which contains a change of control or similar provision that would require a material payment to the other party or parties thereto solely as a result of the consummation of the Merger or the other transactions contemplated herein, or (D) enter into any Non-Compete Contract;

          (n)   knowingly take any action that would reasonably be expected to adversely affect in any material respect the likelihood that the waiting period (or any extension thereof) under the HSR Act expires or is terminated or materially delayed or that any other antitrust or insurance approval would not be obtained or materially delayed; or

          (o)   agree, resolve or commit to do any of the foregoing.

        Section 6.02.    Company Stockholder Meeting.     The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable (but in no event later than forty-five (45) days after the Registration Statement is declared effective under the 1933 Act) for the purpose of voting on the approval and adoption of this Agreement and the Mergers. Subject to Section 6.03, the Board of Directors shall (i) recommend approval and adoption of this Agreement, the Mergers and the other transactions contemplated hereby by the Company's stockholders, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. The Company may, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting, after consultation with Parent, if the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (x) solicit additional proxies necessary to obtain the Company Stockholder Approval, or (y) distribute any supplement or amendment to the Proxy Statement that the Board of Directors has determined in good faith after consultation with outside legal counsel is necessary under Applicable Laws and for such supplement or amendment to be reviewed by the Company's shareholders prior to the Company Stockholder Meeting.

        Section 6.03.    No Solicitation; Other Offers.     (a) General Prohibitions. The Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts not to permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors ("Representatives") to, directly or indirectly, (i) solicit, initiate or knowingly take any action to knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate in any way with any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, the Company Board Recommendation (or publicly approve, publicly endorse or recommend an Acquisition Proposal) (any of the foregoing in this clause (iii), an "Adverse Recommendation Change") or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. Any breach of this Section 6.03 by the Company's officers or directors or any of the Company's or its Subsidiaries' Representatives acting at the direction of an officer or director of the Company (and, for the avoidance of doubt, only a breach by such persons) shall be deemed a breach by the Company.

          (b)    Exceptions.

              (i)  Notwithstanding Section 6.03(a), if after the date of this Agreement, but prior to the adoption of this Agreement by the Company's stockholders, the Company receives a bona fide Acquisition Proposal that did not result from a material breach by the Company of Section 6.03(a), which the Board of Directors determines in good faith, after consultation with the Company's financial advisors, constitutes or could reasonably be expected to result in a Superior Proposal, the Company may: (A) engage in negotiations or discussions with such Third Party and its Representatives with respect to such Acquisition Proposal and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with confidentiality obligations no less favorable to the Company than those contained in the confidentiality agreement dated October 4, 2017 between the Company and Parent (the "Confidentiality Agreement"); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party; provided, however, that the Company shall provide written notice to Parent as soon as reasonably practicable before taking any of the actions described in clauses "(A)" and "(B)" above.

             (ii)  Notwithstanding Section 6.03(a), at any time after the date of this Agreement but prior to the adoption of this Agreement by the Company's stockholders, the Board of Directors may: (A) make an Adverse Recommendation Change only in response to (I) the Company receiving a bona fide written Acquisition Proposal that constitutes a Superior Proposal that did not arise from a material breach by the Company of Section 6.03(a) of this Agreement or (II) an Intervening Event; or (B) if the Company has complied in all material respects with Section 6.03(c), cause the Company to terminate this Agreement and, substantially concurrently with, and as a condition to such termination, cause the Company to enter into a definitive written agreement providing for such Superior Proposal, if and only if, in each case of clauses "(A)" and "(B)" above, (x) the Board of Directors determines in good faith, after consulting with and receiving advice from outside counsel, that the failure to (1) effect an Adverse Recommendation Change or (2) terminate this Agreement and enter into a definitive written agreement providing for a Superior Proposal, in each case, would reasonably be expected to be inconsistent with its fiduciary duties under the DGCL and (y) the Company complies with the provisions of Section 6.03(c) in all material respects.

            In addition, nothing contained herein shall prevent the Board of Directors from (i) complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal or (ii) issuing a "stop, look and listen" disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act; provided, however, that with respect to the foregoing clause (i), any such action taken or statement or disclosure made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors reaffirms the Company Board Recommendation in such statement or disclosure or in connection with such action.

          (c)    Required Notices.

              (i)  Subject to Section 6.03(c)(ii), no Adverse Recommendation Change may be made in response to a Superior Proposal or Intervening Event and no termination of this Agreement in accordance with Section 6.03(b)(ii) may be made: (A) until the fourth (4th) Business Day following Parent's receipt of written notice from the Company advising Parent that the Board of Directors intends to, as applicable, make such Adverse Recommendation Change or terminate this Agreement in accordance with Section 6.03(b)(ii) (each, a "Company Board Recommendation Notice"), which notice shall specify (1) in the case of such an action taken in connection with a Superior Proposal, the terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal and a copy of the then-current forms of all of the relevant proposed transaction documents related thereto, including definitive agreements with respect to such Superior Proposal) or (2) if the basis of the proposed action by the Board of Directors is an Intervening Event, a reasonably detailed description of the Intervening Event (it being understood and agreed that the delivery of a Company Board Recommendation Notice shall not, in and of itself, constitute an Adverse Recommendation Change); and (B) unless the Company shall have, (x) during the four (4) Business Day period specified above (and any additional period related to a revision to the Superior Proposal, as provided in Section 6.03(c)(ii)), negotiated, and directed the Company's financial advisors and legal counsel to negotiate, with Parent in good faith (to the extent Parent indicates in writing to the Company that Parent desires to negotiate) with respect to proposed adjustments to the terms and conditions of this Agreement agreed to be made in writing by Parent so that such Superior Proposal ceases to constitute a Superior Proposal (or, in the case of a Company Board Recommendation Notice that is related to an Intervening Event, so that the failure to make such Adverse Recommendation Change would no longer be reasonably be expected to be inconsistent with the Board of Directors' fiduciary duties under the DGCL) and no such agreement is reached and (y) substantially concurrently with the termination of this Agreement pursuant to Section 6.03(b)(ii), pay the Termination Fee as forth in Section 11.04(b)(i)(A).

             (ii)  The parties agree that, in the case of such actions taken in connection with a Superior Proposal, any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Board Recommendation Notice and an additional two (2) Business Day period (the period inclusive of all such days, the "Notice Period"). The Company agrees that the Company shall take into account all changes to the terms of this Agreement agreed to be made in writing by Parent in determining whether such Acquisition Proposal continues to constitute a Superior Proposal. The Company shall promptly keep Parent informed of all material developments affecting the material terms of any such Superior Proposal (and the Company shall provide Parent with copies of any additional relevant proposed transaction documents related thereto).

            (iii)  The Company shall notify Parent promptly (but in any event within twenty four (24) hours) of the receipt of any written Acquisition Proposal and a summary of the material terms and conditions thereof but excluding the identity of the Third Party making such Acquisition Proposal. The Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material details of any such Acquisition Proposal and with respect to any material change to the terms of any such Acquisition Proposal within twenty four (24) hours of such material change.

          (d)    Definition of Superior Proposal.    For purposes of this Agreement, "Superior Proposal" means a bona fide, unsolicited Acquisition Proposal for more than fifty percent (50%) of the outstanding shares of Company Common Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors determines in good faith by a majority vote, after consultation with the Company's financial advisors and outside legal counsel, are more favorable to the Company's stockholders from a financial point of view than as provided hereunder, taking into account the relevant legal, financial and regulatory aspects of such Acquisition Proposal and all other relevant factors, and any changes to the terms of this Agreement that as of that time had been agreed to be made in writing by Parent in response to such Acquisition Proposal as contemplated by Section 6.03(c).

          (e)    Obligation to Terminate Existing Discussions.    Subject to the other provisions of this Section 6.03, the Company and its Subsidiaries shall, and the Company shall use its reasonable best efforts to cause its Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal.

        Section 6.04.    Access to Information.     From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) give to Parent and its Representatives, upon reasonable notice, reasonable access to the offices, properties, books and records and the executive team (and an integration team of employees designated by the executive team) of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data in the Company's possession as such Persons may reasonably request, (iii) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries, (iv) provide Parent with reasonable notice of and the opportunity to participate jointly with the Company in the employee/town hall meetings in connection with the Mergers set forth on Section 6.04 of the Company Disclosure Schedule, and (v) provide Parent with reasonable notice of and the opportunity to participate jointly with the Company in customer calls that are requested by the Company's customers in connection with the Mergers. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.04 shall require the Company to provide any access, or to disclose any information (A) if providing such access or disclosing such information would violate any Applicable Law (including Antitrust Law and privacy laws) or binding agreement entered into prior to the date of this Agreement or (B) protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its commercially reasonable efforts. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the foregoing restrictions, including by providing such information in redacted form as necessary to preserve such a privilege or comply with such Law or otherwise make appropriate substitute disclosure arrangements, to the extent reasonably practicable. All information exchanged pursuant to this Section 6.04 shall be subject to the Confidentiality Agreement.

        Section 6.05.    Transaction Committee.     From the date hereof until the Effective Time, a committee of the Board of Directors (the "Transaction Committee") initially comprised of those members of the Board of Directors set forth on Section 6.05 of the Company Disclosure Schedule shall be responsible for overseeing (i) actions taken by the Company and its Subsidiaries in connection with obtaining the Required Antitrust Regulatory Filings/Approvals and the Required Insurance Regulatory Filings/Approvals, (ii) the administration of the Retention Plan, (iii) the performance of the Company's obligations under this Agreement and (iv) all other actions taken by the Company and its Subsidiaries in furtherance of completing the Mergers (collectively, the "Specified Transaction Matters"). The Transaction Committee shall initially designate John Killea, Matthew Morris, David Hisey and Ann Manal as the Company executives responsible for execution of the Specified Transaction Matters, and Messrs. Killea, Morris and Hisey and Ms. Manal shall report directly to the Transaction Committee with respect to such Specified Transaction Matters. In the event that a senior executive of Parent desires to discuss any issue or matter arising from or related to the Specified Transaction Matters with the Company, they should consider Messrs. Killea, Morris and Hisey and Ms. Manal to be the designated contact persons of the Company for the purposes of discussing any such issues or matters; provided that, for the avoidance of doubt, the foregoing shall not relieve any of Parent, the Merger Subs or the Company from any obligation to provide any notice otherwise required by this Agreement in accordance with Section 11.01.

        Section 6.06.    Retention Plan.     Within fifteen (15) days following the date hereof, the Company shall develop, in consultation with Parent, a cash retention plan with an aggregate value of $12-15 million (the "Retention Plan") to be allocated to the Company's top business producers and other key personnel (in each case, as selected by the Company in consultation with Parent), such that fifty percent (50%) of the payments to be made to individuals under the Retention Plan shall be paid as promptly as practicable following the Closing Date and the remaining fifty percent (50%) shall be paid on the date that is twelve (12) months from the Closing Date (or as promptly as practicable thereafter).

ARTICLE 7
COVENANTS OF PARENT

        Parent agrees that:

        Section 7.01.    Conduct of Parent.     (a) Except with the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), as expressly contemplated by this Agreement, as set forth in Section 7.01 of the Parent Disclosure Schedule or as required by Applicable Law, Parent shall not, nor shall it permit any of its Subsidiaries to:

              (i)  amend its certificate of incorporation, bylaws or other similar organizational documents in a manner that would disproportionally affect the Company's shareholders in their capacity as Parent's stockholders (i.e., assuming consummation of the transactions contemplated hereby) as compared to Parent's other stockholders;

             (ii)  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent (other than the Mergers);

            (iii)  (A) split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for (1) dividends by any of its wholly owned Subsidiaries and (2) regular quarterly cash dividends by Parent with customary record and payment dates on the shares of Parent Common Stock not in excess of $0.40 per share per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events) or (C) other than in the ordinary course of business, consistent with past practice, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Parent Securities or any Parent Subsidiary Securities;

            (iv)  (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Parent Securities, other than the issuance of (1) stock options or other equity compensation arrangements in the ordinary course of business consistent with past practices, (2) any shares of Parent Common Stock upon the exercise of Parent options or other equity compensation arrangements that are outstanding on the date of this Agreement or issued in compliance with the preceding clause (1), in each case in accordance with the terms of those options, and (3) shares of Parent Common Stock in connection with the settlement of Convertible Notes in accordance with their terms as of the date hereof, or (B) amend in any material respect any term of any Parent Security; or

             (v)  agree, resolve or commit to do any of the foregoing.

          (b)   Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and the Merger Subs to consummate the Mergers or the other transactions contemplated by this Agreement, including any financing thereof.

        Section 7.02.    Obligations of the Merger Subs.     Parent shall take all action necessary to cause the Merger Subs to perform their respective obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

        Section 7.03.    Voting of Shares.     Parent shall vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

        Section 7.04.    Director and Officer Liability.     Parent shall cause the Surviving Entity, and the Surviving Entity hereby agrees, to do the following:

          (a)   For six (6) years after the Subsequent Effective Time, Parent shall (only to the extent the Surviving Entity would be obligated under Applicable Law), or shall cause the Surviving Entity to, indemnify and hold harmless the present and former directors, officers, employees, fiduciaries and agents of the Company and its Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at the Company's or its Subsidiaries' request (each, an "Indemnified Person") from and against any losses, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons' having served in such capacity prior to the Subsequent Effective Time, in each case to the fullest extent permitted by the DGCL, the DLLCA or any other Applicable Law or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof. If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall, and shall cause the Surviving Entity to, advance fees, costs and expenses (including attorneys' fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation.

          (b)   For six (6) years after the Subsequent Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Entity's certificate of formation and limited liability company agreement (or in such documents of any successor to the business of the Surviving Entity) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

          (c)   From and after the Subsequent Effective Time, Parent shall cause the Surviving Entity and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder. The Company has made available the form of any such indemnification agreement entered into by the Company to Parent or Parent's Representatives prior to the date of this Agreement.

          (d)   Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall or shall cause the Surviving Entity as of the Subsequent Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies and the Company's existing fiduciary liability insurance policies (collectively, "D&O Insurance"), in each case for a claims reporting or discovery period of at least six (6) years from and after the Subsequent Effective Time with respect to any claim related to any period or time at or prior to the Subsequent Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies. If the Company or the Surviving Entity for any reason fails to obtain such "tail" insurance policies as of the Subsequent Effective Time, the Surviving Entity shall continue to maintain in effect, for a period of at least six (6) years from and after the Subsequent Effective Time, the D&O Insurance in place as of the Subsequent Effective Time with the Company's current insurance carrier or with an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies as of the Subsequent Effective Time, or the Surviving Entity shall purchase from the Company's current insurance carrier or from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six (6)-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company's existing policies as of the Subsequent Effective Time; provided that in no event shall Parent or the Surviving Entity be required to expend for such policies pursuant to this sentence an annual premium amount in excess of three hundred percent (300%) of the premium amount per annum for the Company's existing policies; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Subsequent Effective Time, for a cost not exceeding such amount.

          (e)   If Parent, the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Entity or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 7.04.

          (f)    The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the DGCL or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

        Section 7.05.    Employee Matters.     (a) For the period beginning on the Closing and ending on the first anniversary of the Closing (the "Continuation Period"), Parent shall, or shall cause the Surviving Entity to, provide each Company Employee who continues to be employed by the Company or any of its Subsidiaries immediately after the Closing (each a "Continuing Employee") with (i) a base salary, wage or commission rate and cash bonus opportunity, in each case, at least equal to the base salary, wage or commission rate and cash bonus opportunity provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Closing; (ii) employee benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of Parent or its Affiliates (excluding, for the avoidance of doubt, equity or equity-based awards) and (iii) severance benefits, to Continuing Employees who do not have an employment agreement that provides for post-termination severance benefits, no less favorable than those for which the Continuing Employees would have been eligible pursuant to the Company's severance plans and policies as in effect immediately prior to the Closing and as set forth on Section 7.05(a) of the Company Disclosure Schedule; provided that the foregoing obligation shall not include change in control, transaction or retention or similar bonuses or payments.

          (b)   With respect to any employee benefit plan or arrangement maintained by Parent or its Affiliates (excluding, for the avoidance of doubt, equity or equity-based awards) in which any Continuing Employee is eligible to participate on or after the Closing, for all purposes, including for purposes of determining eligibility to participate, level of benefits, vesting and benefit plan accruals (but not for the purposes of benefit accrual under any defined benefit pension plan), each Continuing Employee's service with the Company or any of its Subsidiaries (as well as service with any predecessor employer) prior to the Closing shall be treated as service with Parent and its Affiliates as of the Closing to the extent such services was recognized immediately prior to Closing under a comparable Employee Plan; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service.

          (c)   Unless otherwise requested by Parent not later than ten (10) Business Days prior to the Effective Time, the Company shall take all actions, including through resolutions of the Board of Directors (or a duly constituted and authorized committee thereof or other appropriate governing body) that may be necessary or appropriate to cause the Company's 401(k) plan to terminate effective on the Business Day immediately preceding the Effective Time, with such termination being contingent on the Closing. Such resolutions shall be subject to Parent's reasonable prior review and approval. As a condition to the Company's obligation to terminate the Company's 401(k) plan pursuant to the preceding sentence, each Continuing Employee shall become a participant in the Parent 401(k) Plan immediately following the Effective Time (giving effect to the service crediting provisions of Section 7.05(b)); it being agreed that no Continuing Employee shall experience a gap in eligibility to participate in a tax-qualified defined contribution plan as a result of the transactions as contemplated by this Agreement. Parent agrees to cause the Parent 401(k) Plan to accept, in accordance with applicable Law and the terms of the Parent 401(k) Plan, a "direct rollover" (within the meaning of Section 401(a)(31) of the Code) of his or her account balances (including earnings thereon through the date of transfer and promissory notes evidencing all outstanding loans) under the Company's 401(k) plan, provided that the Company provides (or causes to be provided) such information as reasonably requested by the administrator of the Parent 401(k) Plan to administer any such rolled over loans.

          (d)   With respect to any health and welfare plan maintained by Parent or its Affiliates in which any Continuing Employee is eligible to participate at or after the Closing, Parent shall, or shall cause its Affiliates (including the Surviving Entity) to, use commercially reasonable efforts to (i) waive, or cause to be waived, preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods with respect to participation by and coverage of each Continuing Employee (and his or her eligible dependents) and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which each Continuing Employee (and his or her eligible dependents) will be eligible to participate from and after the Closing.

          (e)   Nothing in this Section 7.05, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto and their respective successors and assigns, including any current or former Company Employee or any other consultant, independent contractor or other service provider, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (including, without limitation, any right to employment or continued employment), (ii) shall establish or constitute an amendment, termination or modification of, or an undertaking to establish, amend, terminate or modify, any benefit plan, program, agreement or arrangement, or (iii) shall alter or limit the ability of Parent or any of its Subsidiaries (or, following the Subsequent Effective Time, the Surviving Entity or any of its Subsidiaries) to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

        Section 7.06.    Stock Exchange Listing.     Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Mergers to be listed on the NYSE, subject to official notice of issuance.

ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY

        The parties hereto agree that:

        Section 8.01.    Reasonable Best Efforts.     (a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (x) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (y) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including the Required Insurance Regulatory Filings/Approvals). Each of Parent, the Merger Subs and the Company shall use reasonable best efforts to execute and deliver such other documents, certificates and other writings as may be necessary or advisable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

          (b)   Subject to Applicable Law, each of the parties to this Agreement shall, upon request, furnish to the other parties to this Agreement all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement or any statement, filing, notice or application made by or on behalf of Parent, the Company, or any of their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement.

          (c)   In furtherance and not in limitation of the foregoing, each party hereto agrees to (i) (A) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof (and in any event within ten (10) Business Days unless otherwise agreed in writing), and to make, or cause to be made, the filings and authorizations, if any, required under any other Antitrust Laws as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act (including pursuant to any second request) or such other Antitrust Laws and to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 8.01 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act or any other Antitrust Laws as soon as practicable and (B) not acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, or businesses, enter into any licensing or similar arrangements or enter into any other transaction if any such acquisition, licensing or similar arrangement or other transaction, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the likelihood that the waiting period (or any extension thereof) under the HSR Act expires or is terminated or materially delayed or that any other antitrust or insurance approval would not be obtained or materially delayed and (ii) make appropriate applications or notices required to obtain the Required Insurance Regulatory Filings/Approvals as promptly as practicable and to supply to each applicable Insurance Department as promptly as practicable any additional information and documentary material that may be requested by any such Insurance Department in connection with any such Required Insurance Regulatory Filing/Approval. In furtherance and not in limitation of the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

          (d)   Each of the parties hereto shall, in connection with the efforts referenced in Section 8.01(c) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to (i) take the actions set forth on Section 8.01(c) of the Company Disclosure Schedule, (ii) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (iii) subject to applicable legal limitations and the instructions of any Governmental Authority, keep the other party reasonably informed of any communication received by such party (and provide a copy of any such communication or, if such communication is oral, a summary of such communication) from, or given by such party to, the FTC, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iv) subject to applicable legal limitations and the instructions of any Governmental Authority, provide a copy of and permit the other party to review in advance any filing or notice to be submitted in connection with a Required Insurance Regulatory Filing/Approval or written communication (provided that the parties may redact references to the value of this transaction or alternatives to this transaction) to be given by it to, and consult with each other in advance of any in-person meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other person, give the other party the opportunity to attend and participate in such in-person meetings or conferences.

          (e)   In furtherance and not in limitation of the covenants of the parties contained in Section 8.01(c) and Section 8.01(d), if any objections are asserted with respect to the transactions contemplated hereby under any Applicable Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of the parties hereto shall use their reasonable best efforts to (x) take, or cause to be taken, all other actions and (y) do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities, competition authorities of any other nation or other jurisdiction or Insurance Departments or commissions may assert under any Applicable Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Applicable Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the End Date), including in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date. Notwithstanding anything to the contrary in this Section 8.01 or elsewhere in this Agreement, the parties hereto understand and agree that Parent's reasonable best efforts shall include Parent (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with or required by any Governmental Authority or other Person in connection with any consent or approval required to complete or otherwise in connection with the transactions contemplated by this Agreement and (ii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition or hold separate of businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries (each of the foregoing described in clauses (i) and (ii), a "Remedial Action"); provided, however that Parent's obligations with respect to Remedial Actions pursuant to the foregoing clauses (i) and (ii) shall be limited to selling, divesting, disposing of, licensing or holding separate (A) rights to title plants and (B) businesses, product lines or assets of Parent, the Company and their respective Subsidiaries, as required by any Governmental Authority; and provided further, however, that Parent's obligations with respect to Remedial Actions pursuant to the foregoing clauses (i) and (ii) shall not require Parent to sell, divest, dispose of, license or hold separate: (1) title plants and rights to title plants, businesses, product lines or assets to the extent that such title plants, rights to title plants, businesses, product lines or assets generated Divested Revenues in excess of $225,000,000 in the aggregate, or (2) any of its own brands in full. Nothing in this Agreement shall require Parent or its Affiliates to (and neither the Company nor its Subsidiaries shall without the express written consent of Parent) defend through litigation any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Authority) in order to avoid entry of, or to have vacated or terminated, any Legal Restraint that would prevent the Closing prior to the End Date.

          (f)    For the avoidance of doubt, if requested by Parent, the Company shall, and shall cause any Insurance Subsidiary to, agree to or accept any Remedial Action; provided that nothing in this Agreement shall require any party hereto to take or agree to take, or cause to be taken, any Remedial Action unless the effectiveness of such Remedial Action is conditioned upon the Closing.

          (g)   Each of the parties hereto shall:

              (i)  promptly advise the other upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed; and

             (ii)  inform the other parties to this Agreement of, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of), any substantive communication from or to any Governmental Authority regarding the Mergers, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such Governmental Authority; provided, however, that Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust consents or approvals and shall lead and direct all submissions to, meetings and communications with any Governmental Authority or other party in connection with antitrust matters, including litigation matters with respect to any Antitrust Law; provided, however, that no party shall participate in any meeting or substantive communication with any Governmental Authority in connection with this Agreement and the Mergers unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate therein or thereat. Notwithstanding the foregoing and subject to the Confidentiality Agreement, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.01(g)(ii) as "Outside Counsel Only Material." Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 8.01, materials provided pursuant to this Section 8.01 may be redacted (A) to remove references concerning the valuation of the Company and the Mergers, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege concerns.

          (h)   In furtherance and not in limitation of the covenants of the parties contained in Section 8.01 (a), (e), (f), (g) or (h), the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent to obtain each of the consents set forth on Section 8.01(h) of the Company Disclosure Schedule; provided that the Company shall not be required to make payments or incur any costs or expenses, grant any concession or incur any liability in order to obtain any such consents, and the failure to obtain any such consent shall not constitute a breach of this Agreement by the Company or relieve Parent or the Merger Subs from any of their respective obligations hereunder (including to consummate the Mergers or the other transactions contemplated hereby).

        Section 8.02.    Certain Filings.     (a) The Company and Parent shall reasonably cooperate with one another (i) in connection with the preparation of the Proxy Statement, which shall, subject to Section 6.03(b), include the Company Board Recommendation, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

          (b)   As promptly as practicable following the date of this Agreement, Parent shall prepare (with the Company's reasonable cooperation) and file with the SEC the Registration Statement in connection with the registration under the 1933 Act of the shares of Parent Common Stock to be issued in Merger I. Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate Merger I and the other transactions contemplated hereby. Each of the Company and Parent shall furnish all information concerning the Company and the holders of shares of Company Common Stock and Parent and the holders of Parent Common Stock, as applicable, as may be reasonably requested in connection with any such action.

          (c)   The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders and Parent's stockholders, as applicable, as promptly as practicable after the Registration Statement is declared effective under the 1933 Act and in connection with the mailing of the Form of Election.

          (d)   No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company or Parent, in each case without providing the other party a reasonable opportunity to review and comment thereon (other than, in each case, any filing, amendment or supplement in connection with an Adverse Change Recommendation), and each party shall consider in good faith all comments reasonably proposed by the other party. Each of the Company and Parent shall promptly provide the other with copies of all such filings, amendments or supplements to the extent not readily publicly available. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other and provide such other assistance as may be reasonably requested by such other party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Registration Statement or Proxy Statement, as applicable, and the resolution of any comments to either received from the SEC. If at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company or the stockholders of Parent, as applicable. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement, Proxy Statement or the Mergers and (ii) all orders of the SEC relating to the Registration Statement. No response to any comments from the SEC or the staff of the SEC relating to the Proxy Statement will be made by either party without providing the other a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC, and each party shall consider in good faith all comments reasonably proposed by the other party. The parties will cause the Registration Statement and Proxy Statement to comply as to form in all material respects with the applicable provisions of the 1933 Act and the 1934 Act, as applicable, and the rules and regulations thereunder.

        Section 8.03.    Public Announcements.     The initial press release with respect to the execution of this Agreement shall be a press release to be reasonably agreed upon by Parent and the Company. Except in connection with press releases or other public statements made in compliance with Section 6.03, none of the Company, on the one hand, or Parent, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow, to the extent practicable and permissible pursuant to Applicable Law, the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final reasonable discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 8.03 shall not apply to any release or announcement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Agreement, in each case to the extent such disclosure is still accurate.

        Section 8.04.    Further Assurances.     At and after the Subsequent Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company or the Merger Subs, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or the Merger Subs, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Mergers.

        Section 8.05.    Notices of Certain Events.     Each of the Company and Parent shall promptly notify the other of:

          (a)   subject to Applicable Law, any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

          (b)   any breach of this Agreement that would cause any of the closing conditions of the other party set forth in Article 9 not to be satisfied.

        Section 8.06.    Section 16 Matters.     Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company and will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

        Section 8.07.    Stock Exchange De-Listing.     Prior to the Effective Time, the Company shall cooperate with Parent to, and Parent shall take such actions reasonably required to, cause the shares of Company Common Stock to be de-listed from the NYSE and de-registered under the 1934 Act as soon as practicable following the Effective Time.

        Section 8.08.    Tax-Free Reorganization Representation Letters.     (a) Prior to the Effective Time, each of Parent, the Merger Subs and the Company shall not take any action that it knows or would reasonably be expected to know would cause the Mergers not to qualify as a 368 Reorganization.

          (b)   Prior to the Effective Time, each of Parent and the Company shall deliver to the Company's tax counsel letters containing representations of its officers substantially in the form of Exhibits A and B hereto, respectively, for the purposes of obtaining a tax opinion from Davis Polk & Wardwell LLP to the effect that the Mergers will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

        Section 8.09.    Transaction Litigation.     In the event that any stockholder litigation related to this Agreement or the transactions contemplated hereby is brought against either party or any directors or executive officers of either party after the date of this Agreement and prior to the Effective Time (the "Transaction Litigation"), such party shall promptly notify the other party of any such Transaction Litigation that such party is aware of and shall keep such other party reasonably informed with respect to the status thereof. The Company shall control the defense or settlement of any Transaction Litigation brought against the Company or any of its directors or executive officers; provided that the Company shall give Parent the opportunity at Parent's expense to participate in (but not control) the defense of any such Transaction Litigation, and the Company shall not settle or agree to settle any Transaction Litigation without Parent's prior written consent (not to be unreasonably withheld, delayed or conditioned).

        Section 8.10.    Dividends.     Each of the Company and Parent shall coordinate with the other regarding the declaration and payment of dividends in respect of Company Common Stock and Parent Common Stock and the record dates and payment dates relating thereto, it being the intention of the Company and Parent that no holder of Company Common Stock or Parent Common Stock shall receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of Company Common Stock, on the one hand, and shares of Parent Common Stock any holder of Company Common Stock receives pursuant to the Mergers, on the other.

ARTICLE 9
CONDITIONS TO THE MERGERS

        Section 9.01.    Conditions to the Obligations of Each Party.     The obligations of the Company, Parent and the Merger Subs to consummate the Mergers are subject to the satisfaction of the following conditions:

          (a)   the Company Stockholder Approval shall have been obtained in accordance with DGCL;

          (b)   there shall not be in force an injunction or order of any court of competent jurisdiction or Governmental Authority of competent jurisdiction (with respect to Antitrust Laws or Insurance Laws, solely with respect to the Required Antitrust Regulatory Filings/Approvals and the Required Insurance Regulatory Filings/Approvals) enjoining, prohibiting or rendering illegal the consummation of the Mergers or the other transactions contemplated hereby, in each case whether temporary, preliminary or permanent (a "Legal Restraint");

          (c)   the filings, as applicable, under the Required Antitrust Regulatory Filings/Approvals shall have been made and any applicable approvals, consents, authorizations, clearances or waiting periods thereunder shall have been received and remain in effect (in the case of approvals, consents, authorizations or clearances) or expired or been terminated (in the case of waiting periods);

          (d)   the filings, as applicable, under the Required Insurance Regulatory Filings/Approvals shall have been made and any applicable approvals, consents, authorizations, clearances or waiting periods thereunder shall have been received and remain in effect (in the case of approvals, consents, authorizations or clearances) or expired or been terminated (in the case of waiting periods);

          (e)   the Registration Statement shall have been declared effective by the SEC under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before the SEC; and

          (f)    the shares of Parent Common Stock to be issued in the Mergers shall have been approved for listing on the NYSE, subject to official notice of issuance.

        Section 9.02.    Conditions to the Obligations of Parent and the Merger Subs.     The obligations of Parent and the Merger Subs to consummate the Mergers are subject to the satisfaction of the following further conditions (any or all of which may be waived by Parent and the Merger Subs in whole or in part to the extent permitted by Applicable Law):

          (a)   (i) the representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (other than the Fundamental Representations and the representations and warranties of the Company contained in Section 4.10(b)), without giving effect to any materiality and Company Material Adverse Effect qualifications contained therein, shall be true at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the Fundamental Representations of the Company contained in this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such time (other than Fundamental Representations that by their terms address matters only as of another specified time, which shall be true only as of such time), (iii) the representations and warranties of the Company contained in Section 4.05(a) and 4.05(b) of this Agreement shall be true in all respects at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except for any failures to be so true that are de minimis and (iv) the representation and warranty contained in Section 4.10(b) shall be true in all respects at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time);

          (b)   the Company shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing (or any non-performance shall have been cured) in all material respects; provided that the failure by the Company to perform any of its obligations set forth in Section 8.08(b) shall not be deemed to constitute a failure of the closing condition set forth in this Section 9.02(b) to have been satisfied;

          (c)   Parent shall have received a certificate signed by a senior executive officer of the Company confirming the satisfaction of the conditions set forth in Sections 9.02(a) and 9.02(b); and

          (d)   since the date of this Agreement, there shall not have occurred and be continuing to occur any event, change, effect, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 9.03.    Conditions to the Obligations of the Company.     The obligations of the Company to consummate the Mergers are subject to the satisfaction of the following further conditions:

          (a)   (i) the representations and warranties of Parent contained in this Agreement or in any certificate or other writing delivered by Parent pursuant hereto (other than Fundamental Representations), without giving effect to any all materiality and Parent Material Adverse Effect qualifications contained therein, shall be true at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the Fundamental Representations of Parent contained in this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such time (other than Fundamental Representations that by their terms address matters only as of another specified time, which shall be true only as of such time) and (iii) the representations and warranties of Parent contained in Section 5.05(a) and Section 5.05(b) of this Agreement shall be true in all respects at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except for any failures to be so true that are de minimis;

          (b)   each of Parent and the Merger Subs shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing (or any non-performance shall have been cured) in all material respects; provided that the failure by Parent or the Merger Subs to perform any of their obligations set forth in Section 8.08(b) shall not be deemed to constitute a failure of the closing condition set forth in this Section 9.03(b) to have been satisfied;

          (c)   the Company shall have received a certificate signed by a senior executive officer of Parent confirming the satisfaction of the conditions set forth in Sections 9.03(a) and 9.03(b); and

          (d)   since the date of this Agreement, there shall not have occurred and be continuing to occur any event, change, effect, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE 10
TERMINATION

        Section 10.01.    Termination.     This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

          (a)   by mutual written agreement of the Company and Parent;

          (b)   by either the Company or Parent, if:

              (i)  the Mergers have not been consummated on or before the twelve (12)-month anniversary of the date hereof (the "End Date"); provided however that if on the initial End Date the condition set forth in Section 9.01(c) or the condition set forth in Section 9.01(d) (or, solely to the extent in relation to the matters addressed by Section 9.01(c) or Section 9.01(d), the condition set forth in Section 9.01(b)) is not satisfied but all the other conditions to Closing set forth in Article 9 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to those conditions being capable of being satisfied), then either of Parent or the Company may, in its sole discretion, extend the End Date by three (3) months on up to two (2) occasions only by providing notice of such extension to the other Party, in which case the End Date shall be deemed for all purposes to be such later date (which, for the avoidance of doubt shall be no later than the eighteen (18) month anniversary of the date hereof); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Mergers to be consummated by such time;

             (ii)  there shall be any Legal Restraint that shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the existence of such Legal Restraint; or

            (iii)  at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

          (c)   by Parent, if:

              (i)  a Triggering Event shall have occurred; or

             (ii)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) or Section 9.02(b), as applicable, not to be satisfied, and such breach or failure to perform is (A) incapable of being satisfied by the End Date or (B) if capable of being cured before the End Date, is not cured within thirty (30) Business Days following Parent's delivery of written notice to the Company stating Parent's intention to terminate this Agreement pursuant to this Section 10.01(c)(ii) and the basis for such termination; provided that, at the time of the delivery of such notice, neither Parent nor either of the Merger Subs shall be in breach of its or their obligations under this Agreement; or

          (d)   by the Company:

              (i)  in accordance with Section 6.03(b)(ii)(B); provided that concurrently with such termination, the Company pays the Termination Fee payable pursuant to Section 11.04; or

             (ii)  if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or the Merger Subs set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) or Section 9.03(b), as applicable, not to be satisfied, and such breach or failure to perform is (A) incapable of being satisfied by the End Date or (B) if capable of being cured before the End Date, is not cured within thirty (30) Business Days following the Company's delivery of written notice to Parent stating the Company's intention to terminate this Agreement pursuant to this Section 10.01(d)(ii) and the basis for such termination; provided that, at the time of the delivery of such notice, the Company shall not be in breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

        Section 10.02.    Effect of Termination.     Subject to Section 11.04(b), if this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or other Representative of such party) to the other party hereto; provided that, subject to the first sentence of Section 11.04(d), if such termination shall result from the Willful Breach by a party, such party shall be fully liable for any and all liabilities and damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by a party's stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 6.04, 11.01, 11.04, 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
MISCELLANEOUS

        Section 11.01.    Notices.     All notices, requests and other communications to any party hereunder shall be in writing and shall be given by hand delivery, delivery with signature required by a reputable express mail provider, certified mail (return receipt requested), or by e-mail of a PDF document, addressed as follows:

        if to Parent or the Merger Subs, to:

    Fidelity National Financial, Inc.
    601 Riverside Ave.
    Jacksonville, FL 32204
    Attention: General Counsel
    Email: mgravelle@fnf.com

        with a copy, which shall not constitute notice, to:

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, New York 10153
    Attention: Michael J. Aiello and Sachin Kohli
    Email: michael.aiello@weil.com; sachin.kohli@weil.com

        if to the Company, to:

    Stewart Information Services Corporation
    1980 Post Oak Blvd.
    Houston, Texas 77056
    Attention: John Killea, President, Chief Legal Officer & Chief Compliance
    Officer and Cindy Madole, Senior Vice President & General Counsel
    Email: JKillea@stewart.com; CMadole@stewart.com

        with a copy, which shall not constitute notice, to:

    Davis Polk & Wardwell LLP
    450 Lexington Avenue
    New York, New York 10017
    Attention: John D. Amorosi and Brian Wolfe
    Email: john.amorosi@davispolk.com; brian.wolfe@davispolk.com or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

        Section 11.02.    No Survival of Representations and Warranties.     The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Sections 7.04.

        Section 11.03.    Amendments and Waivers.     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the DGCL without such approval having first been obtained.

          (b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

        Section 11.04.    Expenses.     (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          (b)    Termination Fees.

              (i)  Termination Fee.

              (A)  If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $33,000,000 (the "Termination Fee"), in the case of a termination by Parent, within one Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

              (B)  If (1) this Agreement is terminated (A) by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii) or by (B) Parent pursuant to Section 10.01(c)(ii) as a result of a Willful Breach by the Company, (2) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors or its stockholders and not withdrawn and (3) within twelve (12) months following the date of such termination, (x) an Acquisition Proposal shall have been consummated or (y) a definitive agreement with respect to an Acquisition Proposal shall have been entered into and such Acquisition Proposal is subsequently consummated (provided that for purposes of this clause (B), each reference to "twenty-five percent (25%)" in the definition of Acquisition Proposal shall be deemed to be a reference to "fifty percent (50%)"), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (B), the Termination Fee. Notwithstanding the foregoing, if this Agreement is terminated in any circumstance where the Reverse Termination Fee is payable pursuant to Section 11.04(b)(ii), no Termination Fee shall be payable.

             (ii)  Reverse Termination Fee.    If this Agreement is terminated (A) pursuant to Section 10.01(b)(ii) and the Legal Restraint giving rise to such termination is based on failure to obtain, in accordance with the terms of this Agreement, the Required Insurance Regulatory Filings/Approvals or the Required Antitrust Regulatory Filings/Approvals or (B) pursuant to Section 10.01(b)(i) and, in the case of this clause (B), at the time of such termination, (x) one or more of the conditions set forth in Section 9.01(b), Section 9.01(c) or Section 9.01(d) shall not have been satisfied or waived and (y) all of the other conditions set forth in Section 9.01 and Section 9.02 have been, or are capable of being satisfied, then Parent shall pay to the Company $50,000,000 in immediately available funds (the "Reverse Termination Fee") within five (5) Business Days after the date of the termination of this Agreement.

          (c)    Other Costs and Expenses.    Each of Parent, the Merger Subs and the Company acknowledges that the agreements contained in Section 11.04(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent, the Merger Subs and the Company would not enter into this Agreement. Accordingly, if either Parent or the Company fails promptly to pay any amount due to the other party pursuant to Section 11.04(b), it shall also pay any costs and expenses incurred by such other party in connection with a legal action to enforce this Agreement that results in a judgment against the party that has failed to pay for such amount, together with interest on the amount of any unpaid fee, cost or expense at a rate of five percent (5%) compounded quarterly. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred and sixty five (365) days and the actual number of days elapsed.

          (d)   Parent and the Merger Subs agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section 11.04 and such Termination Fee is paid in full, except in the case of a termination of this Agreement pursuant to Section 10.01(c)(i) or Section 10.01(d)(i) resulting from a Willful Breach by the Company (for the avoidance of doubt, only to the extent committed by or on behalf of the Company by the Company's officers or directors or any of the Company's or its Subsidiaries' Representatives acting at the direction of an officer or director of the Company), Parent and the Merger Subs shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor the Merger Subs shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company's Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby. The Company agrees that, upon any termination of this Agreement under circumstances where the Reverse Termination Fee is payable by Parent pursuant to this Section 11.04 and such Reverse Termination Fee is paid in full, except in the case of Willful Breach by Parent or either Merger Sub of Section 8.01 (for the avoidance of doubt, only to the extent committed by or on behalf of Parent or either of the Merger Subs by Parent's or either Merger Subs' officers or directors or any of Parent's or its Subsidiaries' Representatives acting at the direction of an officer or director of Parent or either Merger Sub), the Company shall be precluded from any other remedy against Parent or either Merger Sub, at law or in equity or otherwise, and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent or either Merger Sub or any of Parent's or the Merger Subs' Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

        Section 11.05.    Disclosure Schedule and SEC Document References.     The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent. The mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

        Section 11.06.    Binding Effect; Benefit; Assignment.     (a) Subject to Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.04 or Section 10.02, and other than the right of any holder of Company Common Stock and Company Equity Awards to receive Merger Consideration, Parent RSUs or Parent PSUs in respect of their Company Common Stock or Company Equity Awards, as applicable, as contemplated by Article 2, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

          (b)   No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or either of the Merger Subs may transfer or assign its respective rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their respective Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or either of the Merger Subs of its respective obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or the Merger Subs. Any purported assignment, delegation or other transfer without such consent shall be void.

        Section 11.07.    Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

        Section 11.08.    Jurisdiction.     (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

          (b)   EACH OF PARENT, THE MERGER SUBS AND THE COMPANY HEREBY IRREVOCABLY DESIGNATES CORPORATION TRUST CENTER (IN SUCH CAPACITY, THE "PROCESS AGENT"), WITH AN OFFICE AT 1209 ORANGE STREET, CITY OF WILMINGTON, COUNTY OF NEW CASTLE, DELAWARE 19801, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 11.01. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY SHALL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

        Section 11.09.    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL

PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 11.10.    Counterparts; Effectiveness.     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

        Section 11.11.    Entire Agreement.     This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

        Section 11.12.    Severability.     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 11.13.    Specific Performance.     The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 11.08(a), without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything herein to the contrary, if, prior to the End Date, any party brings any suit, action or proceeding to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by the amount of time during which such suit, action or proceeding is pending, plus twenty (20) Business Days, or such longer time period established by the court presiding over such suit, action or proceeding, if any.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

STEWART INFORMATION SERVICES CORPORATION
By:	/s/ JOHN L. KILLEA
	Name:	John L. Killea
	Title:	President and Chief Legal Officer
FIDELITY NATIONAL FINANCIAL, INC.
By:	/s/ BRENT B. BICKETT
	Name:	Brent B. Bickett
	Title:	Executive Vice President, Corporate Strategy
A HOLDCO CORP.
By:	/s/ BRENT B. BICKETT
	Name:	Brent B. Bickett
	Title:	President
S HOLDCO LLC
By:	/s/ BRENT B. BICKETT
	Name:	Brent B. Bickett
	Title:	President

ANNEX A

REQUIRED INSURANCE REGULATORY FILINGS/APPROVALS

1.
Form A—Change of Control filings made with Texas Department of Insurance in respect of the Stewart Title Guaranty Company in Texas and receipt of approval from Texas Department of Insurance in connection therewith

2.
Form A—Change of Control filings made with New York Department of Financial Services in respect of the Stewart Title Insurance Company in New York and receipt of approval from New York Department of Financial Services in connection therewith

3.
Form E—Filings made with State DOI's for an acquisition involving a change in control of an insurer to ensure the acquisition does not have an anti-competitive effect for each of the following states:

a.
Alabama
b.
Alaska
c.
Arkansas
d.
Arizona
e.
Colorado
f.
Connecticut
g.
District of Columbia
h.
Delaware
i.
Georgia
j.
Hawaii
k.
Idaho
l.
Illinois
m.
Indiana
n.
Kentucky
o.
Louisiana
p.
Maryland
q.
Minnesota
r.
Mississippi
s.
Missouri
t.
Nevada
u.
New Mexico
v.
New Hampshire
w.
New Jersey
x.
North Dakota
y.
Oklahoma
z.
Oregon
aa.
Pennsylvania
bb.
Puerto Rico
cc.
Rhode Island
dd.
South Carolina
ee.
South Dakota
ff.
Tennessee
gg.
Utah
hh.
Vermont
ii.
Virginia
jj.
Washington
kk.
Wisconsin
ll.
West Virginia
mm.
US Virgin Islands

4.
State relicensing as an agent for each of the title agents licensed in Texas

5.
State Change in Control Filings for title and escrow entities in each of the following states:

a.
Arizona (in respect of escrow entities)
b.
California (in respect of UTC and escrow entities)
c.
Oregon (in respect of escrow entities)

6.
Change in Control filings for all of the Stewart international operations that are required by Insurance Law in Canada, Mexico and the UK.

ANNEX B

FOREIGN ANTITRUST APPROVALS

1.     Competition Act Filing—Canada Competition Bureau.

ANNEX B

March 18, 2018

The Board of Directors
Stewart Information Services Corporation
1980 Post Oak Blvd.
Houston, TX 77056

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Stewart Information Services Corporation (the "Company") (other than holders of Excluded Shares and Dissenting Shares (each as defined in the Merger Agreement)) of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of March 18, 2018 (the "Merger Agreement"), among the Company, Fidelity National Financial, Inc. ("Parent"), A Holdco Corp. ("Merger Sub I") and S Holdco LLC ("Merger Sub II"). As more fully described in the Merger Agreement, (i) (a) at the Effective Time (as defined in the Merger Agreement), Merger Sub I will be merged with and into the Company and the Company will be the surviving corporation (the "Initial Surviving Entity") and (b) immediately following the Effective Time and at the Subsequent Effective Time (as defined in the Merger Agreement), the Initial Surviving Entity will be merged with and into Merger Sub II, and Merger Sub II will be the surviving company ((a) and (b) together, the "Mergers") and (ii) each outstanding share of the common stock, par value $1.00 per share, of the Company ("Company Common Stock"), other than any Excluded Share, Dissenting Share or Company Equity Award (each as defined in the Merger Agreement), will be converted into the right to receive the following, at the election of the holder of such share of Company Common Stock, (a) an amount of cash (the "Cash Election Consideration") equal to the greater of (i)(x) $50.00 minus (y) the Per Share Cash Reduction Amount (as defined in the Merger Agreement) and (ii) $45.50 (the "Per Share Price"), (b) a number of shares of common stock (the "Stock Election Consideration"), $0.0001 par value per share, of Parent ("Parent Common Stock") equal to the quotient (rounded to the nearest four decimal places) obtained by dividing (x) the Per Share Price by (y) $38.91, which is the 20-Day VWAP (as defined in the Merger Agreement) of the Parent Common Stock as of the date of the Merger Agreement (the "Exchange Ratio") or (c)(i) a number of shares of Parent Common Stock equal to the product (rounded to the nearest four decimal places) of (w) the Exchange Ratio and (x) 0.50 and (ii) an amount in cash equal to the product (rounded to the nearest two decimal places) of (y) the Per Share Price and (z) 0.50 (the "Mixed Election Consideration"). The Cash Election Consideration, Stock Election Consideration and Mixed Election Consideration to be paid in connection with the Mergers is referred to in the aggregate as the "Merger Consideration". The Merger Consideration is subject to certain proration procedures and adjustments (to which we express no view or opinion) set forth in the Merger Agreement, the effect of which is that the Mixed Election Cash Consideration (as defined in the Merger Agreement) shall not exceed 50% of the Per Share Price and the aggregate amount of cash paid and the aggregate number of shares of Parent Common Stock issued to all holders of Company Common Stock shall not exceed the aggregate amount of cash that would have been paid (not including cash that would have been paid in respect of any fractional shares of Company Common Stock) and the aggregate number of shares of Parent Common Stock that would have been issued, to all of the holders of shares of Company Common Stock had the Mixed Election (as defined in the Merger Agreement) been made with respect to each share of Company Common Stock. Any holder of shares of Company Common Stock who does not elect to receive the Cash Election Consideration, the Stock Election Consideration or the Mixed Election Consideration with respect to any shares of Company Common Stock held or beneficially owned by such holder will receive the Mixed Election Consideration for such shares of Company Common Stock.

        In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the businesses, operations and prospects of the Company and Parent and held discussions with certain senior officers and other representatives and advisors of Parent concerning the businesses, operations and prospects of Parent. We examined certain publicly available business and financial information relating to the Company and Parent as well as certain financial forecasts and other information and data relating to the Company and Parent which were provided to us by management of the Company, including financial forecasts relating to the Company prepared and provided to us by the management of the Company (the "Company Management Projections") and financial forecasts relating to Parent prepared and provided to us by management of Parent. We reviewed the financial terms of the Mergers as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Company Common Stock and Parent Common Stock and the historical and projected earnings and other operating data of the Company and Parent. We considered, to the extent publicly available, certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In connection with our engagement and at the direction of the Company, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. We note that, for purposes of our opinion, we did not rely upon a review of the publicly available financial terms of other transactions because we did not identify a sufficient number of relevant transactions in which we deemed the acquired companies to be sufficiently similar to the Company. The issuance of our opinion has been authorized by our fairness opinion committee.

        In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. In addition, the management of the Company has advised us, and we have assumed, that the Company Management Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of the Company. At your direction we have assumed that the Company Management Projections provide a reasonable basis on which to evaluate the Company and the proposed Mergers and we have used and relied upon the Company Management Projections for the purposes of our analysis and opinion. We express no view or opinion with respect to the Company Management Projections or the assumptions on which they are based. The management of the Company has advised us, and we have assumed, that the Company Management Projections reflect the best currently available views and assessments of the management of the Company regarding the potential impact of recent changes in U.S. tax laws and regulations pursuant to H.R. 1, Tax Cuts and Jobs Act, enacted on December 22, 2017 (the "Tax Cuts and Jobs Act") on the future financial performance of the Company. We further note that the actual and estimated financial and operating performance and the share price data we reviewed for the companies with publicly traded equity securities that we deemed to be relevant might not, in whole or in part, reflect the potential impact of the Tax Cuts and Jobs Act.

        We have assumed, with your consent, that the Mergers will be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Mergers, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on the Company, Parent or the contemplated benefits of the Mergers, other than that the Per Share Cash Reduction Amount may be an amount up to or equal to $4.50. We also have assumed, with your consent, that the Mergers will be treated as a tax-free reorganization for federal income tax purposes. We are not expressing any opinion as to what the value of the Parent Common Stock actually will be when issued pursuant to the Mergers or the price at which the Parent Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent nor have we made any physical inspection of the properties or assets of the Company or Parent. We are not experts in the evaluation of insurance liabilities for purposes of assessing the adequacy of reserves for losses and loss adjustment expenses with respect thereto and we have not made an independent evaluation of the adequacy of such reserves of the Company or Parent. Hence we express no opinion or view as to the adequacy or sufficiency of reserves for losses and loss adjustment expenses or other matters with respect thereto and we have assumed that each of the Company and Parent has, and the Parent will have pro forma for the Mergers, appropriate reserves to cover such losses. In addition, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or Parent is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or Parent is or may be a party or is or may be subject.

        Our opinion is limited to the fairness, from a financial point of view, to the holders of Company Common Stock (other than the holders of Excluded Shares and Dissenting Shares) of the Merger Consideration to be received by such holders pursuant to the Merger Agreement in the manner provided herein and does not address any other aspect or implication of the Mergers or any agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, whether the consideration to be received by holders of Excluded Shares or Dissenting Shares in the Mergers is fair, from a financial point of view, to such holders. Our opinion does not address the underlying business decision of the Company to effect the Mergers, the relative merits of the Mergers as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Mergers, or any class of such persons, relative to the Merger Consideration or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw our opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

        Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Mergers and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Mergers. We also will receive a fee in connection with the delivery of this opinion. In the two years preceding the date of this opinion, we and our affiliates have not provided investment banking, financing or other related services to the Company unrelated to the proposed Mergers for which services we and such affiliates have received or expect to receive compensation. In the two years preceding the date of this opinion, we and our affiliates have not provided investment banking, financing or other related services to Parent for which services we and such affiliates have received or expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Parent and their respective affiliates.

        Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Mergers, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Mergers, including whether such stockholder should elect to receive, the Cash Election Consideration, the Stock Election Consideration and/or the Mixed Election Consideration.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock, other than the holders of Excluded Shares and Dissenting Shares.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

Annex C—Section 262 of Delaware General Corporation Law

 SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title and, subject to paragraph (b)(3) of this section, §251(h) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title :

          (1)   Provided, however, that, except as expressly provided in §363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

               c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

               d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §251(h), §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation", and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation".

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the 1 provisions of this section, including those set forth in subsections (d), 2 (e) , and (g) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to §228, §251(h), §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the 3 offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the 3 offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to §253 or §267 of this title.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 265, L. '16, eff. only with respect to transactions consummated pursuant to agreements entered into on or after 8-1-16 (or, in the case of mergers pursuant to Section 253, resolutions of the board of directors adopted on or after 8-1-16 or, in the case of mergers pursuant to Section 267, authorizations provided on or after 8-1-16 in accordance with an entity's (as defined in Section 267) governing documents (as defined in Section 267) and the laws of the jurisdiction under which such entity is formed or organized), and appraisal proceedings arising out of such transactions.)

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on September 4, 2018. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.investorvote.com/STC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + ForAgainst Abstain Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, and 3. For Against Abstain 1. Approval and adoption of the Agreement and Plan of Merger, dated as of March 18, 2018, by and among Stewart Information Services Corporation (“Stewart”), Fidelity National Financial, Inc., A Holdco Corp. and S Holdco LLC. 3. Approve an adjournment of the special meeting of stockholders of Stewart, including if necessary to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement, if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement. 2. Approve, on a non-binding advisory basis, certain compensation that will or may be paid by Stewart to its named executive officers that is based on or otherwise relates to the mergers. The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and of the Proxy Statement. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 P C F3 8 6 7 2 0 1 02W79A MMMMMMMMM B A Special Meeting Proxy Card1234 5678 9012 345 X IMPORTANT SPECIAL MEETING INFORMATION

. Important notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders. The Proxy Statement is available at: http://www.stewart.com/2018-special-meeting q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + This Proxy Card is being solicited by Stewart Information Services Corporation. Proxy — STEWART INFORMATION SERVICES CORPORATION PROXY VOTING INSTRUCTIONS SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 5, 2018 The undersigned appoints Ken Anderson Jr., Pamela Butler O’Brien, and John L. Killea, and each of them, as proxies with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the common stock of Stewart Information Services Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the special meeting of stockholders thereof to be held on September 5, 2018, or at any adjournment thereof. Unless otherwise marked, this proxy will be voted FOR the approval of the approval and adoption of the Agreement and Plan of Merger, FOR the non-binding approval of certain compensation that will or may be paid by Stewart to its named executive officers, and FOR approval of an adjournment of the special meeting if there are not sufficient votes to approve and adopt the agreement, and in accordance with the discretion of the persons designated above, with respect to any other business that may properly come before the special meeting. (Continued and to be marked, dated and signed, on the other side) Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:30 a.m., Eastern Time, on August 31, 2018. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.investorvote.com/STC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + ForAgainst Abstain Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, and 3. For Against Abstain 1. Approval and adoption of the Agreement and Plan of Merger, dated as of March 18, 2018, by and among Stewart Information Services Corporation (“Stewart”), Fidelity National Financial, Inc., A Holdco Corp. and S Holdco LLC. 3. Approve an adjournment of the special meeting of stockholders of Stewart, including if necessary to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement, if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement. 2. Approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Stewart to its named executive officers that is based on or otherwise relates to the mergers. The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and of the Proxy Statement. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X3 8 6 7 2 0 3 02W7BB MMMMMMMMM B A Special Meeting Proxy Card1234 5678 9012 345 X IMPORTANT SPECIAL MEETING INFORMATION

. The undersigned, as a named fiduciary for voting purposes, hereby directs Charles Schwab Bank, as Trustee for the Company’s 401(k) Salary Deferral Plan, to vote all shares of common stock of Stewart Information Services Corporation allocated to my account as of July 10, 2018, as directed. I understand that I am to mail this confidential voting instruction card to Computershare acting as tabulation agent, or vote by Internet or telephone as described on proxy, and that my instructions must be received by Computershare no later than 11:30 a.m. Eastern Time on August 31, 2018. If my instructions are not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the Plan document. The Trustee will vote any common stock with respect to which it does not receive timely directions so that the proportion of such stock voted in any particular manner on any matter is the same as the proportion of the stock with respect to which the Trustee has received timely directions which is so voted. I acknowledge receipt of the Notice of Special Meeting of Stockholders and of the Proxy Statement. Important notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders. The Proxy Statement is available at: http://www.stewart.com/2018-special-meeting q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + This Proxy Card is being solicited by Stewart Information Services Corporation. Proxy — STEWART INFORMATION SERVICES CORPORATION - 401(k) Salary Deferral Plan PROXY VOTING INSTRUCTIONS SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON September 5, 2018 The undersigned appoints Charles Schwab Bank, as Trustee for the Company’s 401(K) Salary Deferral Plan, as proxy with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the common stock of Stewart Information Services Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the special meeting of stockholders thereof to be held on September 5, 2018, or at any adjournment thereof. The Trustee will vote any common stock with respect to which it does not receive timely directions so that the proportion of such stock voted in any particular manner on any matter is the same as the proportion of the stock with respect to which the Trustee has received timely directions which is so voted. (Continued and to be marked, dated and signed, on the other side) Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C